As filed with the Securities and Exchange Commission on August 26, 2016

Registration No. 333-211251

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZAIS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	6798	90-0729143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106
(732) 978-7518

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Szymanski
Chief Executive Officer
ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106
(732) 978-7518

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Brown, Jr. Justin R. Howard Alston & Bird LLP The Atlantic Building 950 F Street, NW Washington, DC 20004-1404 Tel: (202) 239-3300 Fax: (202) 239-3333	Scott M. Freeman Christopher J. Restad Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300 Fax: (212) 839-5599

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, par value $0.0001 per share	28,870,206	N/A	$408,224,712	$958.87

(1)	Represents the estimated maximum number of shares of common stock, $0.0001 par value per share, of ZAIS Financial Corp. (“ZAIS Financial”) to be issued in connection with the merger described herein based on the sum of (i) 30,960,370 shares of common stock, par value $0.01 per share, of Sutherland Asset Management Corporation (“Sutherland”) outstanding as of August 15, 2016, multiplied by an assumed exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock, plus (ii) the shares of ZAIS Financial common stock issuable upon conversion of 2,346,457 operating partnership units of ZAIS Financial Partners, L.P. (“ZAIS operating partnership), which represents the maximum number of ZAIS operating partnership units to be issued in the partnership merger described herein based on 2,738,948 operating partnership units of Sutherland Partners, L.P. (the “Sutherland operating partnership”) outstanding as of August 15, 2016, multiplied by an assumed exchange ratio of 0.8567 ZAIS operating partnership units for each Sutherland operating partnership unit.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(c) under the Securities Act.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1 million of the proposed maximum aggregate offering price.
(4)	The registrant previously paid $39,207.17 of the registration fee in connection with its initial Form S-4 filed on May 10, 2016 (File No. 333-211251) and paid an additional $942.19 in connection with Amendment No. 1 filed on June 20, 2016 (File No. 333-211251).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. ZAIS Financial Corp. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION
DATED August 26, 2016

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of ZAIS Financial Corp. and the Stockholders of Sutherland Asset Management Corporation:

The board of directors of ZAIS Financial Corp., which we refer to as ZAIS Financial, and the board of directors of Sutherland Asset Management Corporation, which we refer to as Sutherland, each have approved an agreement and plan of merger, dated as of April 6, 2016, as amended as of May 9, 2016 and August 4, 2016, which we refer to as the merger agreement, by and among ZAIS Financial, ZAIS Financial Partners, L.P., which we refer to as ZAIS operating partnership, ZAIS Merger Sub, LLC, which we refer to as merger sub, Sutherland and Sutherland Partners, L.P., which we refer to as Sutherland operating partnership. Pursuant to the merger agreement, ZAIS Financial and Sutherland will combine through a merger of Sutherland with and into merger sub, which we refer to as the Sutherland merger, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. In connection with the Sutherland merger, the Sutherland operating partnership will also merge with and into the ZAIS operating partnership, which we refer to as the partnership merger, with ZAIS operating partnership continuing as the surviving entity. We refer to the Sutherland merger and the partnership merger, together, as the mergers.

The combined company will change its name to “Sutherland Asset Management Corporation” and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “SLD.” Thomas E. Capasse, the current chairman of the board and chief executive officer of Sutherland, will be appointed to serve as the chairman of the board and chief executive officer of the combined company and four other designees of Sutherland and one designee of ZAIS Financial will be elected to the combined company’s board of directors following the mergers.

The obligations of ZAIS Financial and Sutherland to effect the mergers are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement (including the approvals of each company’s stockholders).

ZAIS Financial and Sutherland each will be holding a special meeting of their respective stockholders. While both common stockholders and preferred stockholders of Sutherland are entitled to notice of the Sutherland special meeting, only common stockholders of Sutherland are entitled to vote at the Sutherland special meeting. At the ZAIS Financial special meeting, ZAIS Financial stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement, which we refer to as the share issuance proposal, and (ii) a proposal to approve the adjournment of the ZAIS Financial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, which we refer to as the ZAIS Financial adjournment proposal. At the Sutherland special meeting, Sutherland common stockholders will be asked to vote on (i) a proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal, and (ii) a proposal to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the Sutherland adjournment proposal.

If the mergers are completed pursuant to the merger agreement, each outstanding share of Sutherland common stock immediately prior to the effective time of the Sutherland merger will be cancelled and automatically converted into the right to receive a number of shares of common stock of the combined company, which we refer to as combined company common stock, based on an exchange ratio that will be determined in accordance with the terms of the merger agreement, which we refer to as the exchange ratio. The exchange ratio will be based on the adjusted book value per share of ZAIS Financial and Sutherland as of a determination date, which the parties have agreed will be July 31, 2016. The exchange ratio will be announced at least five business days before each of the ZAIS Financial special meeting and the Sutherland special meeting.

If the ZAIS Financial stockholders approve the issuance of the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger, and the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement, then, following the special meetings and prior to the closing of the mergers, ZAIS Financial will commence a tender offer for a number of outstanding shares of ZAIS Financial common stock having an aggregate value of up to $64,331,094 at a price per share determined in accordance with the merger agreement. The price per share to be paid in the tender offer will be equal to 95% of a further adjusted per share value, which is calculated by reducing the ZAIS Financial adjusted book value by ZAIS Financial’s pro rata share of (i) the $8,000,000 termination payment due to ZAIS Financial’s advisor, (ii) an additional agreed adjustment of $4,064,000 and (iii) expenses and reserves associated with certain litigation relating to the mergers, if any, with such price per share rounded to the nearest whole cent.

Based on the number of shares of Sutherland common stock outstanding on July 18, 2016, the record date for the ZAIS Financial special meeting of stockholders, and an assumed exchange ratio of 0.8567 based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016 calculated in accordance with the merger agreement, we expect approximately 26.5 million shares of ZAIS Financial common stock will be issued in connection with the Sutherland merger. Further, based on these assumptions, we anticipate that, after giving effect to the mergers, continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the ZAIS Financial special meeting and for determining the common and preferred stockholders entitled to receive notice of, and the common stockholders entitled to vote at, the Sutherland special meeting is the close of business on July 18, 2016. The mergers cannot be completed unless the ZAIS Financial stockholders approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of ZAIS Financial common stock and the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting.

The ZAIS Financial board of directors, which we refer to as the ZAIS Financial board, has unanimously (i) determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of ZAIS Financial and the ZAIS Financial stockholders, (ii) approved the merger agreement and (iii) subject to approval by ZAIS Financial stockholders, authorized the issuance of the shares of ZAIS Financial common stock pursuant to the merger agreement. The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the share issuance proposal, and FOR the ZAIS Financial adjournment proposal.

The Sutherland board of directors, which we refer to as the Sutherland board, has unanimously (i) determined that the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement. The Sutherland board unanimously recommends that Sutherland stockholders vote FOR the merger proposal and FOR the Sutherland adjournment proposal.

This joint proxy statement/prospectus contains important information about ZAIS Financial, Sutherland, the mergers, the merger agreement and the special meetings. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 32.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the ZAIS Financial special meeting or the Sutherland special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the applicable special meeting. Please note that the failure to vote your shares of Sutherland common stock is the equivalent of a vote against the merger, as described herein.

Sincerely,
Michael Szymanski Chief Executive Officer, President, Secretary and Director ZAIS Financial Corp.	Thomas E. Capasse Chairman and Chief Executive Officer Sutherland Asset Management Corporation

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2016, and is first being mailed to ZAIS Financial stockholders and Sutherland stockholders on or about [•], 2016.

ZAIS FINANCIAL CORP.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 27, 2016

To the Stockholders of ZAIS Financial Corp.:

You are invited to attend a special meeting of stockholders of ZAIS Financial Corp., a Maryland corporation that has elected to be treated as a real estate investment trust, or “REIT,” for federal income tax purposes, which we refer to as ZAIS Financial. The meeting will be held on Tuesday, September 27, 2016, at 10:00 a.m., Eastern Time, at Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in the accompanying joint proxy statement under “The Merger Agreement — Merger Consideration; Effects of the Mergers”, the ZAIS Financial special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement. At the meeting, stockholders will consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of ZAIS Financial common stock, par value $0.0001 per share, which we refer to as ZAIS Financial common stock, to the stockholders of Sutherland Asset Management Corporation, a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes, which we refer to as Sutherland, pursuant to the Agreement and Plan of Merger, dated as of April 6, 2016, as amended as of May 9, 2016 and August 4, 2016, as it may be further amended or modified from time to time (a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), which we refer to as the merger agreement, by and among ZAIS Financial, ZAIS Financial Partners, L.P., which we refer to as ZAIS operating partnership, ZAIS Merger Sub, LLC, which we refer to as merger sub, Sutherland and Sutherland Partners, L.P., which we refer to as Sutherland operating partnership, pursuant to which Sutherland will merge with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial, which we refer to as the Sutherland merger, and Sutherland operating partnership will merge with and into ZAIS operating partnership, with ZAIS operating partnership continuing as the surviving entity, which we refer to as the partnership merger and which, together with the Sutherland merger, we refer to as the mergers; and
•	a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the issuance of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement, which we refer to as the share issuance proposal.

THE ZAIS FINANCIAL BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SHARE ISSUANCE PROPOSAL, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF ZAIS FINANCIAL AND THE ZAIS FINANCIAL STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND, SUBJECT TO APPROVAL BY ZAIS FINANCIAL STOCKHOLDERS, AUTHORIZED THE ISSUANCE OF THE SHARES OF ZAIS FINANCIAL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THE ZAIS FINANCIAL BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

ZAIS Financial stockholders of record at the close of business on July 18, 2016, are entitled to receive this notice and vote at the ZAIS Financial special meeting and any postponements or adjournments thereof.

The proposal to approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on this proposal by holders of outstanding shares of ZAIS Financial common stock. The issuance of ZAIS Financial common stock to Sutherland stockholders cannot occur, and therefore the merger cannot be completed, without the approval of this proposal by ZAIS Financial stockholders.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the ZAIS Financial special meeting. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in the accompanying joint proxy statement under “The Merger Agreement — Merger Consideration; Effects of the Mergers”, the ZAIS Financial special meeting will be postponed to at least five business days following the exchange ratio announcement.

Your vote is important. Whether or not you expect to attend the ZAIS Financial special meeting in person, we urge you to authorize a proxy to vote your shares of ZAIS Financial common stock as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of ZAIS Financial common stock may be represented and voted at the ZAIS Financial special meeting. If your shares of ZAIS Financial common stock are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your shares of ZAIS Financial common stock.

By Order of the Board of Directors of

ZAIS Financial Corp.
Michael Szymanski
Secretary

Red Bank, New Jersey
[•], 2016

SUTHERLAND ASSET MANAGEMENT CORPORATION
1140 Avenue of the Americas, 7th Fl.
New York, NY 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 27, 2016

To the Stockholders of Sutherland Asset Management Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, which we refer to as the Sutherland special meeting, of Sutherland Asset Management Corporation, a Maryland corporation, which we refer to as Sutherland, will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019 on September 27, 2016 at 10:00 a.m., Eastern Time, to consider and vote on the following matters:

1.	a proposal to approve the merger of Sutherland with and into ZAIS Merger Sub, LLC, a Delaware limited liability company, which we refer to as merger sub, and a wholly owned subsidiary of ZAIS Financial Corp., a Maryland corporation, which we refer to as ZAIS Financial, with merger sub surviving the merger, which we refer to as the Sutherland merger, pursuant to the Agreement and Plan of Merger dated as of April 6, 2016, as amended as of May 9, 2016 and August 4, 2016, among ZAIS Financial, merger sub, ZAIS Financial Partners, L.P., Sutherland and Sutherland Partners, L.P., which we refer to as the merger agreement, and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal; and
2.	a proposal to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the Sutherland adjournment proposal.

Details concerning those matters to come before the Sutherland special meeting are set forth in the accompanying joint proxy statement for your inspection and Sutherland urges you to read the entire joint proxy statement carefully, including all documents incorporated by reference and annexes thereto, so that you may be informed about the proposals to be addressed at the Sutherland special meeting. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in the accompanying joint proxy statement under “The Merger Agreement — Merger Consideration; Effects of the Mergers”, the Sutherland special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

Sutherland’s board of directors unanimously recommends that Sutherland’s stockholders vote (1) “FOR” the merger proposal and (2) “FOR” the Sutherland adjournment proposal. The Sutherland merger and the other transactions contemplated by the merger agreement cannot be completed without the approval by Sutherland’s stockholders of the merger proposal. The merger proposal requires the affirmative vote of the holders of a majority of outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting on such proposal. The Sutherland adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Sutherland special meeting on such proposal, assuming a quorum is present.

The Sutherland board has fixed July 18, 2016 as the record date for the Sutherland special meeting. Only the holders of record of Sutherland common stock as of the close of business on July 18, 2016 are entitled to notice of and to vote at the Sutherland special meeting and any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Sutherland special meeting in person, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided. Authorizing a proxy will assure that your vote is counted at the Sutherland special meeting if you do not attend in person. If your shares of Sutherland common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Sutherland common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Sutherland common stock. You may revoke your proxy at any time before it is exercised. Please review the joint proxy statement accompanying this notice for more complete information regarding the Sutherland merger and the Sutherland special meeting.

By Order of the Board of Directors,

Frederick C. Herbst
Secretary

Dated: [•], 2016

New York, New York

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about ZAIS Financial and Sutherland from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from ZAIS Financial’s proxy solicitor or from Sutherland:

If you are a ZAIS Financial stockholder: Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor New York, New York 10036 (212) 297-0720 (Main) (877) 285-5990 (Toll Free) info@okapipartners.com	If you are a Sutherland stockholder: Sutherland Asset Management Corporation 1140 Avenue of the Americas, 7th Floor NewYork, NY 10036 Attention: Frederick C. Herbst, Secretary (212) 257-4600

Investors may also consult ZAIS Financial’s website for more information concerning the mergers described in this joint proxy statement/prospectus. ZAIS Financial’s website is www.zaisfinancial.com. ZAIS Financial’s public filings are also available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request copies of any documents, please do so by September 19, 2016 in order to receive them before the special meetings.

For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by ZAIS Financial (File No. 333-211251) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of ZAIS Financial for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of ZAIS Financial common stock to be issued in connection with the merger of Sutherland with and into ZAIS Financial pursuant to the Agreement and Plan of Merger, dated as of April 6, 2016, as amended as of May 9, 2016 and August 4, 2016, by and among ZAIS Financial, ZAIS operating partnership, merger sub, Sutherland and Sutherland operating partnership, as such agreement may be amended or modified from time to time and which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of ZAIS Financial and Sutherland for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the ZAIS Financial special meeting and a notice of meeting with respect to the Sutherland special meeting.

This joint proxy statement/prospectus also relates to the resale of the shares of the combined company common stock received by the former holders of shares of Sutherland common stock and any of their pledgees, donees, transferees, assignees and successors-in-interest, which we refer to as the selling stockholders, by using a “shelf” registration process. Using this shelf registration process, the selling stockholders may offer, at any time and from time to time, in one or more offerings, the combined company common stock that this joint proxy statement/prospectus describes. Following the mergers, the selling stockholders may, from time to time, resell any or all of their shares of common stock on the NYSE or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of the selling stockholders. The joint proxy statement/prospectus may also be supplemented from time to time to add to, update or change the information contained herein. Please carefully read this joint proxy statement/prospectus and any prospectus supplement in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to ZAIS Financial stockholders and Sutherland stockholders nor the issuance by ZAIS Financial of shares of its common stock to Sutherland stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding ZAIS Financial has been provided by ZAIS Financial and information contained in this joint proxy statement/prospectus regarding Sutherland has been provided by Sutherland.

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QUESTIONS AND ANSWERS

The following are answers to some questions that ZAIS Financial stockholders and Sutherland stockholders may have regarding the proposed transaction between ZAIS Financial and Sutherland and the other proposals being considered at the ZAIS Financial special meeting and the Sutherland special meeting. ZAIS Financial and Sutherland urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this joint proxy statement/prospectus to:

•	“ZAIS Financial,” “we,” or “our” are to ZAIS Financial Corp., a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes;
•	“ZAIS operating partnership” are to ZAIS Financial Partners, L.P., a Delaware limited partnership and the operating partnership of ZAIS Financial;
•	“ZAIS Financial common stock” are to the shares of common stock, $0.0001 par value per share, of ZAIS Financial;
•	“ZAIS operating partnership units” are the limited partnership interests of the ZAIS operating partnership;
•	“merger sub” are to ZAIS Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the ZAIS Financial;
•	“Sutherland” are to Sutherland Asset Management Corporation, a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes;
•	“Sutherland operating partnership” are to Sutherland Partners, L.P., a Delaware limited partnership;
•	“Sutherland common stock” are to the shares of common stock, $0.01 par value per share, of Sutherland;
•	“Sutherland operating partnership units” are to the limited partnership interests of the Sutherland operating partnership;
•	“Sutherland operating partnership special unit” are to the Class A Special Unit of the Sutherland operating partnership;
•	“Class A special unit” are to the Class A Special Unit of ZAIS operating partnership as the surviving entity of the partnership merger;
•	the “ZAIS Financial board” are to the board of directors of ZAIS Financial;
•	the “Sutherland board” are to the board of directors of Sutherland;
•	the “merger agreement” are to the Agreement and Plan of Merger, dated as of April 6, 2016, as amended as of May 9, 2016 and August 4, 2016, by and among ZAIS Financial, ZAIS operating partnership, merger sub, Sutherland and Sutherland operating partnership, as it may be further amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;
•	the “Sutherland merger” are to the merger of Sutherland with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial pursuant to the terms of the merger agreement;
•	the “partnership merger” are to the merger of Sutherland operating partnership with and into ZAIS operating partnership, with ZAIS operating partnership continuing as the surviving entity;
•	the “mergers” are to the Sutherland merger and the partnership merger, collectively;

•	the “combined company” or “SLD” are to ZAIS Financial and its subsidiaries after the effective time of the merger, at which time ZAIS Financial will change its name to Sutherland Asset Management Corporation;
•	the “NYSE” are to the New York Stock Exchange; and
•	“REIT” are to a real estate investment trust for federal income tax purposes.
Q:	What is the proposed transaction?
A:	ZAIS Financial and Sutherland are proposing to combine through the merger of Sutherland with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial, and the merger of Sutherland operating partnership with and into ZAIS operating partnership, with ZAIS operating partnership continuing as the surviving entity, each pursuant to the terms of the merger agreement. The combined company will change its name to “Sutherland Asset Management Corporation” and the combined company’s shares of common stock will continue to be listed and traded on the NYSE under the symbol “SLD.”
Q:	What will holders of Sutherland common stock and Sutherland operating partnership units receive in connection with the mergers? What are the conditions to the mergers?
A:	At the effective time of the Sutherland merger, each share of Sutherland common stock outstanding immediately prior to the effective time of the Sutherland merger will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share or the proper surrender of a book-entry share) a number of shares of combined company common stock equal to the exchange ratio. At the effective time of the partnership merger, each Sutherland operating partnership unit outstanding immediately prior to the effective time of the partnership merger will be automatically cancelled and retired and converted into the right to receive a number of ZAIS operating partnership units equal to the exchange ratio, and the Sutherland operating partnership special unit will be automatically cancelled and retired and converted into the right to receive the Class A special unit of the surviving partnership. The exchange ratio will be equal to the quotient (rounded to the nearest one ten-thousandth of a share) determined by dividing (i) the Sutherland adjusted book value per share by (ii) the ZAIS Financial adjusted book value per share as of a determination date, which the parties have agreed will be July 31, 2016. ZAIS Financial and Sutherland will publicly announce the exchange ratio at least five business days prior to the stockholder meetings.

To the extent that a Sutherland stockholder or a Sutherland operating partnership unit holder would otherwise be entitled to receive a fraction of a share of the combined company or unit of the surviving partnership, computed on the basis of the aggregate number of shares of Sutherland common stock held by such holder or the aggregate number of Sutherland operating partnership units held by such holder, as applicable, such holder shall instead receive a cash payment in lieu of a fractional share or unit in an amount equal to such fraction multiplied by the per share closing price on the NYSE of ZAIS Financial common stock on the date immediately preceding the date on which the effective time of the mergers occurs.

The mergers are subject to the approvals of the ZAIS Financial stockholders and the Sutherland stockholders and to other customary conditions, as described herein. See “The Merger Agreement —  Conditions to Completion of the Merger” beginning on page 216.

Q:	When are the mergers expected to be completed?
A:	ZAIS Financial and Sutherland expect to complete the mergers as soon as reasonably practicable following satisfaction or waiver of all of the required conditions. If the stockholders of ZAIS Financial approve the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger and the stockholders of Sutherland approve the Sutherland merger and the other transactions contemplated by the merger agreement, and if the other conditions to closing the merger are satisfied or waived, it is expected that the mergers will be completed in the fourth quarter of 2016. However, there is no assurance that the conditions to the mergers will be satisfied or that the mergers will close by then or ever.

Q:	How will ZAIS Financial stockholders be affected by the mergers and the issuance of shares of ZAIS Financial common stock to Sutherland stockholders in the Sutherland merger?
A:	After the mergers, each ZAIS Financial stockholder will continue to own the shares of ZAIS Financial common stock that such stockholder held immediately prior to the mergers. As a result, each ZAIS Financial stockholder will continue to own shares of combined company common stock, which will be a larger company with more assets. However, because ZAIS Financial will be issuing new shares of ZAIS Financial common stock to Sutherland stockholders in the Sutherland merger, each outstanding share of ZAIS Financial common stock immediately prior to the mergers will represent a smaller percentage of the aggregate number of shares of combined company common stock outstanding after the mergers.

Upon completion of the mergers, assuming an exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock, based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016 (calculated in accordance with the merger agreement), we anticipate that continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed.

Q:	What are the terms of the proposed ZAIS Financial tender offer and when will the tender offer occur?
A:	Following the special meetings and prior to the closing of the mergers, ZAIS Financial will commence a tender offer for a number of outstanding shares of ZAIS Financial common stock having an aggregate value of up to $64,331,094 at a price per share determined in accordance with the merger agreement, assuming the ZAIS Financial stockholders approve the issuance of the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger, and the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement.

The price per share to be paid in the tender offer will be based on a further adjusted ZAIS Financial adjusted book value per share. Additional information regarding the calculation of the ZAIS Financial adjusted book value per share can be found in the section of this joint proxy statement/prospectus entitled “The Merger — Merger Consideration.” The price per share to be paid in the tender offer will be equal to 95% of a further adjusted per share value, which is calculated by reducing the ZAIS Financial adjusted book value by ZAIS Financial’s pro rata share of (i) the $8,000,000 termination payment due to ZAIS Financial’s advisor, (ii) an additional agreed adjustment of $4,064,000 and (iii) expenses and reserves associated with certain litigation relating to the mergers, if any, with such price per share rounded to the nearest whole cent.

Q:	Who will compose the board of the combined company if the mergers are completed?
A:	The ZAIS Financial board has agreed to increase the number of directors to six and to elect Thomas E. Capasse, Jack J. Ross, Frank P. Filipps, Todd M. Sinai, J. Mitchell Reese (each of which is a Sutherland designee) and David L. Holman (the ZAIS Financial designee) to the combined company board, and appoint Thomas E. Capasse as chairman of the board. The resignation of the other current directors of the ZAIS Financial board will be effective at the closing of the mergers.
Q:	Who will manage the combined company if the mergers are completed?
A:	ZAIS REIT Management, LLC will be terminated as ZAIS Financial’s external advisor, and Waterfall Asset Management, LLC, which we refer to as Waterfall, will be appointed as the combined company’s manager, as of the effective time of the mergers. For a more complete description of the termination of ZAIS Financial’s advisor and the appointment of Waterfall, see “Other Agreements — ZAIS Financial Advisor Termination Agreement” beginning on page 223 and “Other Agreements — Management Agreement and Side Letter” beginning on page 223.

Q:	Are there risks associated with the mergers that I should consider in deciding how to vote?
A:	Yes. There are a number of risks related to the mergers that are discussed in this joint proxy statement under “Risk Factors.”
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	The Sutherland board is using this joint proxy statement/prospectus to solicit proxies of Sutherland stockholders in connection with a special meeting to approve the Sutherland merger and the other transactions contemplated by the merger agreement. The ZAIS Financial board is using this joint proxy statement/prospectus to solicit proxies of ZAIS Financial stockholders in connection with a special meeting to approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement. In addition, ZAIS Financial is using this joint proxy statement/prospectus as a prospectus for Sutherland stockholders because ZAIS Financial is offering its shares of common stock in exchange for shares of Sutherland common stock in the Sutherland merger. The mergers cannot be completed unless:

•	the holders of a majority of votes cast by ZAIS Financial common stockholders on the matter vote to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement; and
•	the holders of a majority of the outstanding shares of Sutherland common stock vote to approve the Sutherland merger and the other transactions contemplated by the merger agreement.

ZAIS Financial and Sutherland will hold separate meetings of their respective stockholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the stockholder meetings and you should read it carefully. The enclosed voting materials allow you to authorize a proxy to vote your shares of ZAIS Financial common stock and/or Sutherland common stock, as applicable, without attending your company’s special meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	What proposals am I being asked to vote on at the stockholder meetings?
A:	ZAIS Financial. At the ZAIS Financial special meeting, ZAIS Financial stockholders will be asked to consider and vote upon the following proposals:
•	a proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement; and
•	a proposal to approve the adjournment of the ZAIS Financial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal.

Sutherland.  At the Sutherland special meeting, Sutherland stockholders will be asked to consider and vote upon the following proposals:

•	a proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement; and
•	a proposal to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies if there are not sufficient votes to approve the Sutherland merger and the other transactions contemplated by the merger agreement.

Q:	Will ZAIS Financial and Sutherland continue to pay distributions prior to the effective time of the merger?
A:	Yes, the companies intend to pay distributions prior to the effective time of the merger. The merger agreement permits ZAIS Financial to continue to pay regular quarterly dividends in accordance with past practice, at an annualized rate not to exceed $1.60 per share of common stock, plus any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement also permits Sutherland to continue to pay regular monthly dividends in accordance with past practice, at an annualized rate not to exceed $1.25 per share of common stock, plus any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax.
Q:	When and where are the special meetings?
A:	The ZAIS Financial special meeting will be held at Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701, on September 27, 2016, commencing at 10:00 a.m., Eastern Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Merger”, the ZAIS Financial special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

The Sutherland special meeting will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, on September 27, 2016, commencing at 10:00 a.m., Eastern Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Merger”, the Sutherland special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

Q:	Who can vote at the special meetings and how many votes do I have?
A:	ZAIS Financial. All ZAIS Financial common stockholders of record as of the close of business on July 18, 2016, the record date for determining stockholders entitled to notice of and to vote at the ZAIS Financial special meeting, are entitled to receive notice of and to vote at the ZAIS Financial special meeting. As of July 18, 2016, there were 8,836,902 shares of ZAIS Financial common stock outstanding, held by approximately 13 holders of record. Each share of ZAIS Financial common stock is entitled to one vote on each proposal presented at the ZAIS Financial special meeting.

Sutherland.  All Sutherland common stockholders of record as of the close of business on July 18, 2016, the record date for determining stockholders entitled to notice of and to vote at the Sutherland special meeting, are entitled to receive notice of and to vote at the Sutherland special meeting. As of July 18, 2016, there were 30,960,370 shares of Sutherland common stock outstanding, held by approximately 32 holders of record. Each share of Sutherland common stock is entitled to one vote on each proposal presented at the Sutherland special meeting.

Q:	What constitutes a quorum?
A:	ZAIS Financial. A quorum of ZAIS Financial stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. On the record date, there were 8,836,902 shares of ZAIS Financial common stock outstanding and entitled to vote. Thus, 4,418,452 shares of ZAIS Financial common stock must be represented by stockholders present in person or by proxy at the ZAIS Financial special meeting to have a quorum for the ZAIS Financial special meeting.

Sutherland.  A quorum of Sutherland stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. On the record date, there were 30,960,370 shares of Sutherland common stock outstanding and entitled to vote. Thus, 15,480,166 shares of Sutherland common stock must be represented by stockholders present in person or by proxy at the Sutherland special meeting to have a quorum for the Sutherland special meeting.

Shares that are voted, in person or by proxy, shares present in person or by proxy and abstaining from voting and broker non-votes, if any, are treated as present at each of the ZAIS Financial special meeting and the Sutherland special meeting, respectively, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?
A:	ZAIS Financial.
•	Approval of the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding shares of ZAIS Financial common stock.
•	Approval of one or more adjournments of the ZAIS Financial special meeting requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present. If a quorum is not established, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Sutherland.

•	Approval of the Sutherland merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting on such proposal.
•	Approval of one or more adjournments of the Sutherland special meeting requires the affirmative vote of the holders of a majority of the votes cast at the Sutherland special meeting on such proposal, assuming a quorum is present. If a quorum is not established, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than the announcement of the meeting.
Q:	How does the ZAIS Financial board recommend that ZAIS Financial stockholders vote on the proposals?
A:	After careful consideration, the ZAIS Financial board has unanimously (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ZAIS Financial and its stockholders, (ii) approved the merger agreement and (iii) authorized, subject to ZAIS Financial stockholder approval, the issuance of the shares of ZAIS Financial common stock pursuant to the merger agreement. The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement and FOR the ZAIS Financial adjournment proposal.
For a more complete description of the recommendation of the ZAIS Financial board, see “The Mergers — Recommendation of the ZAIS Financial Board and its Reasons for the Mergers” beginning on page 124.
Q:	How does the Sutherland board recommend that Sutherland stockholders vote on the proposals?
A:	After careful consideration, the Sutherland board has unanimously (i) determined that the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement. The Sutherland board unanimously recommends that Sutherland stockholders vote FOR the proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement and FOR the Sutherland adjournment proposal.

For a more complete description of the recommendation of the Sutherland board, see “The Mergers —  Recommendation of the Sutherland Board and its Reasons for the Mergers” beginning on page 129.

Q:	Have any stockholders already agreed to approve the Sutherland merger?
A:	No.
Q:	If my shares of ZAIS Financial common stock or Sutherland common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of ZAIS Financial common stock or Sutherland common stock for me?
A:	No. Unless you instruct your broker, bank or other nominee how to vote your shares of ZAIS Financial common stock or Sutherland common stock held in street name, your shares will NOT be voted. If you hold your shares of ZAIS Financial common stock or Sutherland common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares.
Q:	What happens if I do not vote for a proposal?
A:	ZAIS Financial. If you are a ZAIS Financial stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have no effect on the result of the vote on any proposal. Banks, brokers and other nominees that hold their customers’ shares in street name do not have discretion to vote on any of the ZAIS Financial proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of ZAIS Financial common stock, your shares of ZAIS Financial common stock will not be considered present at the ZAIS Financial special meeting and will not be voted on any of the proposals.

Abstentions with respect to either proposal will be treated as “votes cast” on such proposal. Therefore, if you are a ZAIS Financial stockholder and you abstain from voting on a proposal, it will have the same effect as a vote “AGAINST” such proposal. Abstentions will also be considered present for the purpose of determining the presence of a quorum.

A broker non-vote will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal. Broker non-votes will have no effect on the result of the vote on either proposal. Please see “The ZAIS Financial Special Meeting —  Failure to Vote; Abstentions and Broker Non-Votes” for more information.

Sutherland.  The Sutherland proposals are considered “non-routine” proposals. A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such Sutherland common stock in street name to do so. A broker non-vote will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal.

If you are a Sutherland stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have the same effect as an “Against” vote on the merger proposal, and it will have no effect on the result of the vote on the Sutherland adjournment proposal.

Abstentions will have the same effect as votes cast “Against” the merger proposal, but will have no effect on the Sutherland adjournment proposal. Abstentions will be considered present for the purpose of determining the presence of a quorum. Please see “The Sutherland Special Meeting — Failure to Vote; Abstentions and Broker Non-Votes” for more information.

Q:	Do I need to do anything with my stock certificates or book-entry shares now?
A:	No. If you are a Sutherland stockholder, you should not submit or attempt to exchange your stock certificates or book-entry shares at this time. After the Sutherland merger is completed, if you held shares of Sutherland common stock, the exchange agent for the combined company will send you a letter of transmittal and instructions for exchanging your shares of Sutherland common stock for shares of combined company common stock pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Sutherland stockholder will receive shares of combined company common stock pursuant to the terms of the merger agreement. The value of any fractional shares of combined company common stock to which a holder would otherwise be entitled will be paid in cash.

If you are a ZAIS Financial stockholder, you are not required to take any action with respect to your shares of ZAIS Financial common stock. Such shares will continue to represent shares of the combined company after the Sutherland merger.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Sutherland merger?
A:	The Sutherland merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the closing of the Sutherland merger is conditioned on the receipt by each of ZAIS Financial and Sutherland of an opinion from its respective counsel to that effect.

Assuming that the Sutherland merger qualifies as a reorganization, U.S. holders of shares of Sutherland common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of the combined company common stock in exchange for shares of Sutherland common stock in connection with the Sutherland merger, except with respect to cash received in lieu of fractional shares.

A holder of Sutherland common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of the combined company common stock in the Sutherland merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share Holders of shares of Sutherland common stock should read the discussion under the heading “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 164 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger in their particular circumstances.

Q:	Are ZAIS Financial stockholders or Sutherland stockholders entitled to dissenters’ or appraisal rights?
A:	No. Neither holders of ZAIS Financial common stock nor holders of Sutherland stock are entitled to dissenters’ or appraisal rights in connection with the mergers or the other transactions contemplated by the merger agreement.

Q:	What do I need to do now?
A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card forwarded by your broker, bank or other nominee and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of ZAIS Financial common stock and/or your shares of Sutherland common stock will be represented and voted at the ZAIS Financial special meeting or the Sutherland special meeting, as applicable.

Please refer to your proxy card or voting instruction card to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the ZAIS Financial special meeting or the Sutherland special meeting, as applicable, if you later decide to attend the meeting in person. However, if your shares of ZAIS Financial common stock or Sutherland common stock are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the ZAIS Financial special meeting or the Sutherland special meeting, as applicable.

Q:	How will my proxy be voted?
A:	ZAIS Financial. All shares of ZAIS Financial common stock entitled to vote and represented by properly completed proxies received prior to the ZAIS Financial special meeting, and not revoked, will be voted at the ZAIS Financial special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of ZAIS Financial common stock should be voted on a matter, the shares of ZAIS Financial common stock represented by your proxy will be voted as the ZAIS Financial board recommends and therefore FOR the proposal to approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement and FOR the proposal to adjourn the ZAIS Financial special meeting, if necessary or appropriate in the view of the ZAIS Financial board, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes at the time of such adjournment to approve such proposal. If your shares are held in “street name” with a broker, bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee, your shares of ZAIS Financial common stock will NOT be voted at the ZAIS Financial special meeting.

Sutherland.  All shares of Sutherland common stock entitled to vote and which are represented by properly completed proxies received prior to the Sutherland special meeting that are not revoked, will be voted at the Sutherland special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Sutherland common stock should be voted on a proposal, the shares of Sutherland common stock represented by your proxy card will be voted as the Sutherland board unanimously recommends and therefore (1) FOR the merger proposal and (2) FOR the Sutherland adjournment proposal.

If you hold your shares of Sutherland common stock in a stock brokerage account or if your shares of Sutherland common stock are held by a broker, bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares. If you do not provide such voting instructions to your broker, bank or other nominee, your shares of Sutherland common stock will NOT be voted at the Sutherland special meeting for or against the merger proposal or the Sutherland adjournment proposal because they are “non-routine” matters, as discussed above. Please follow the voting instructions provided by your broker, bank or other nominee on the enclosed voting instruction card. You may not vote shares of Sutherland common stock held in street name by returning a proxy card directly to Sutherland or by voting in person at the Sutherland special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is exercised at the ZAIS Financial special meeting or the Sutherland special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Secretary of ZAIS Financial or the Secretary of Sutherland, as applicable, in time to be received before the ZAIS Financial special meeting or the Sutherland special meeting, as applicable, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the ZAIS Financial special meeting or the Sutherland special meeting, as applicable;
•	in the case of ZAIS Financial stockholders, by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
•	by attending the ZAIS Financial special meeting or the Sutherland special meeting, as applicable, and voting in person — simply attending the ZAIS Financial special meeting or the Sutherland special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of ZAIS Financial common stock are held in “street name” by a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for the ZAIS Financial special meeting or the Sutherland special meeting?
A:	You may receive more than one set of voting materials for the ZAIS Financial special meeting and/or the Sutherland special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you hold your shares of ZAIS Financial common stock or Sutherland common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of ZAIS Financial common stock or Sutherland common stock. If you are a holder of record and your shares of ZAIS Financial common stock or shares of Sutherland common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, in the case of ZAIS Financial stockholders, if available, please submit your proxy by telephone or over the Internet.
Q:	What happens if I am a stockholder of both ZAIS Financial and Sutherland?
A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.
Q:	Do I need identification to attend the ZAIS Financial or Sutherland special meeting in person?
A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of ZAIS Financial common stock or Sutherland common stock, as applicable. If your shares of ZAIS Financial common stock or Sutherland common stock are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of ZAIS Financial common stock or Sutherland common stock on the applicable record date.
Q:	Who is paying for this proxy solicitation?
A.	Each of ZAIS Financial and Sutherland will bear the cost of soliciting proxies from its respective stockholders. In addition to this mailing of the joint proxy statement/prospectus, certain of ZAIS Financial’s or Sutherland’s directors or officers may, and certain officers, managers or members of ZAIS Financial’s advisor or Sutherland’s manager also may, solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Each of ZAIS Financial and Sutherland may make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation, at such company’s expense, to the beneficial owners of ZAIS Financial common stock and Sutherland common stock held of record by such persons.

In addition, ZAIS Financial has engaged Okapi Partners LLC, which we refer to as Okapi, to assist in the solicitation of proxies for the ZAIS Financial special meeting and will pay Okapi a fee not to exceed $34,000, along with fees for calls to certain individual members plus reimbursement of out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses.

Q:	How can I find out the results of the voting at the special meetings?
A:	Preliminary voting results will be announced at each special meeting. Final voting results will be published in a Current Report on Form 8-K filed by ZAIS Financial with the SEC within four business days after the ZAIS Financial special meeting.
Q:	What happens if a special meeting is postponed or adjourned?
A:	If the ZAIS Financial special meeting or Sutherland special meeting is postponed or adjourned, your proxy will still be in effect and will be voted at such postponed or adjourned meeting. You will be able to change or revoke your proxy until it is exercised.

Q:	Who can answer my questions?
A:	If you have any questions about the mergers or the other matters to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a ZAIS Financial stockholder:	If you are an Sutherland stockholder:
Okapi Partners, LLC 1212 Avenue of the Americas, 24th Floor New York, New York 10036 (212) 297-0720 (Main) (877) 285-5990 (Toll Free) info@okapipartners.com	Sutherland Asset Management Corporation 1140 Avenue of the Americas, 7th Floor New York, NY 10036 Attention: Frederick C. Herbst, Secretary (212) 257-4600

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, ZAIS Financial and Sutherland encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 342. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

ZAIS Financial Corp. (See page 98)

ZAIS Financial is a Maryland corporation that invests in residential mortgage loans. In October 2014, ZAIS Financial acquired GMFS, LLC, a mortgage banking platform, which we refer to as GMFS. GMFS originates, sells and services residential mortgage loans and ZAIS Financial acquires performing, re-performing and newly originated loans through other channels. ZAIS Financial also invests in, finances and manages residential mortgage-backed securities, which we refer to as RMBS, that are not issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or an agency of the U.S. Government, such as the Government National Mortgage Association, or Ginnie Mae, which we collectively refer to as Agencies, with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations and mortgage servicing rights, which we refer to as MSRs. ZAIS Financial also has the discretion to invest in RMBS that are issued or guaranteed by a federally chartered corporation or a U.S. Government agency, including through “to-be-announced” contracts, and in other real estate-related and financial assets, such as interest only strips created from RMBS. ZAIS Financial refers collectively to its assets as its “target assets”. At June 30, 2016, ZAIS Financial held a diversified portfolio of mortgage loans, RMBS assets and MSRs with an aggregate fair value of $565.4 million, comprised of: (i) residential mortgage investments, including (a) newly originated loans with a fair value of $43.6 million and (b) RMBS assets with a fair value of $84.6 million, consisting primarily of senior tranches of RMBS that are not issued or guaranteed by a federally chartered corporation, such as the Agencies, which we refer to as non-Agency RMBS, that were originally highly rated but subsequently downgraded and (ii) residential mortgage banking assets, including (a) mortgage loans originated by the GMFS mortgage banking platform and held for sale with a fair value of $113.9 million, and (b) MSRs with a fair value of $44.5 million. On May 26, 2016, ZAIS Financial sold certain seasoned, re-performing mortgage loans with an unpaid principal balance of $430.7 million to Citigroup Global Markets Realty Corporation for $362.0 million. The unpaid principal balance of $430.7 million includes $27.0 million of non-interest bearing unpaid principal balance, with a carrying value of zero.

ZAIS Financial’s common stock is listed on the NYSE, trading under the symbol “ZFC.”

ZAIS Financial was incorporated in Maryland on May 24, 2011, and has elected to be taxed and to qualify as REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. ZAIS Financial is organized in a format pursuant to which it serves as the sole general partner of, and conducts substantially all of its business through, ZAIS operating partnership. ZAIS Financial is externally managed by ZAIS REIT Management, LLC, and has no employees other than those employed by GMFS, a wholly owned subsidiary of the ZAIS operating partnership. GMFS had 242 employees at June 30, 2016. ZAIS Financial’s principal executive offices are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, and its telephone number is (732) 978-7518.

Merger sub, a wholly owned subsidiary of ZAIS Financial, is a Delaware limited liability company formed on March 28, 2016, for the purpose of effecting the Sutherland merger. Upon completion of the Sutherland merger, Sutherland will be merged with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. Merger sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Sutherland Asset Management Corporation (See page 98)

Sutherland is a real estate finance company that acquires, originates, manages, services and finances primarily small balance commercial loans, or SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Sutherland also invests in asset-backed securities where the underlying pool of assets consists primarily of SBC loans, or SBC ABS, and other real estate related investments. As of June 30, 2016, Sutherland held a diversified portfolio of assets with an aggregate unpaid principal balance, or UPB, of approximately $2.0 billion and a carrying value of approximately $1.8 billion. Sutherland’s objective is to provide attractive risk adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, Sutherland intends to continue to grow its investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

Sutherland was incorporated in Maryland on November 5, 2013 and has elected to be taxed and to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2013. Sutherland serves as the general partner of, and conducts substantially all of its business through, the Sutherland operating partnership. Sutherland is externally managed by Waterfall Asset Management, LLC, which we refer to as Waterfall, and has no employees other than 134 employees of its subsidiary, ReadyCap Holdings, LLC, or ReadyCap, and its subsidiaries. All of Sutherland’s officers have been and will continue to be executives of Waterfall. As of August 15, 2016, Waterfall had 80 employees.

Sutherland’s principal executive offices are located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036, and its telephone number is (212) 257-4600.

The Combined Company Following the Mergers (See page 99)

Following the mergers, the name of the combined company will be “Sutherland Asset Management Corporation.” The combined company’s common stock will continue to be listed on the New York Stock Exchange, under the symbol “SLD.” The primary focus of the combined company will be small balance commercial lending with approximately 10% target equity allocation to residential mortgage assets. In addition, the combined company will have significant scale and operating density, with a stockholders’ equity base in excess of $550 million which is expected to enhance operational efficiencies, substantially increase the liquidity in the combined company common stock and meaningfully reduce operating costs. Sutherland management believes that stockholders of the combined company will benefit from lower base management fees and that the incentive fee structure will further align stakeholder interests.

The combined company will be externally managed by Waterfall, Sutherland’s current external manager. All the officers of the combined company will be employees of Waterfall or its affiliates.

The combined company intends to operate and to be taxed as a REIT for U.S. federal income tax purposes. The combined company generally will not be subject to U.S. federal income taxes on its REIT taxable income to the extent that it annually distributes all of its REIT taxable income to stockholders, maintains its qualification as a REIT and does not engage in prohibited transactions. The combined company’s subsidiaries with which it has made a joint election to treat such subsidiaries as taxable REIT subsidiaries, will be treated as U.S. corporations and will pay U.S. federal, state and local income tax at regular corporate tax rates on their income.

The combined company’s principal executive offices will be located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036, and its telephone number will be (212) 257-4600.

The Mergers

The Merger Agreement (See page 197)

ZAIS Financial, ZAIS operating partnership, merger sub, Sutherland and Sutherland operating partnership have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. ZAIS Financial and Sutherland encourage you to read the merger agreement carefully in its entirety because it is the principal document governing the mergers and the other transactions contemplated by the merger agreement.

Sutherland Merger (See page 198)

Subject to the terms and conditions of the merger agreement, at the effective time of the Sutherland merger, Sutherland will merge with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. The shares of combined company common stock, including the shares of ZAIS Financial common stock to be issued in the Sutherland merger, are expected to be listed and traded on the NYSE under the symbol “SLD.”

Upon completion of the mergers, at an assumed exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock (based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016, calculated in accordance with the merger agreement), we anticipate that continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed.

Partnership Merger (See page 199)

Subject to the terms and conditions of the merger agreement, at the effective time of the partnership merger, the Sutherland operating partnership will merge with and into the ZAIS operating partnership, with the ZAIS operating partnership continuing as the surviving entity and a subsidiary of ZAIS Financial. The partnership merger will become effective on the date and at the time set forth in the certificate of merger filed with the Delaware Secretary of State, which the parties have agreed will be on the same date as the closing of the Sutherland merger, but immediately prior to the effective time of the Sutherland merger.

Merger Consideration (See page 198)

Sutherland Merger

At the effective time of the Sutherland merger, each share of Sutherland common stock outstanding immediately prior to the effective time of the Sutherland merger will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share or the proper surrender of a book-entry share) a number of shares of combined company common stock equal to the exchange ratio and cash in lieu of any fractional shares (as described below). The exchange ratio will be equal to the quotient (rounded to the nearest one ten-thousandth of a share) determined by dividing (i) the Sutherland adjusted book value per share by (ii) the ZAIS Financial adjusted book value per share.

The ZAIS Financial adjusted book value per share will be determined by calculating ZAIS Financial’s total consolidated stockholders’ equity as of July 31, 2016, which we refer to as the determination date, and deducting estimated unpaid transaction expenses that have not already been taken into account in determining book value and an additional $15 million. That amount will then be divided by the number of shares of ZAIS Financial common stock issued and outstanding (including any shares of ZAIS Financial common stock issuable upon the redemption of outstanding units of limited partnership interest in ZAIS operating partnership, which we refer to as the ZAIS operating partnership units, or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of ZAIS Financial common stock). Similarly, the Sutherland adjusted book value per share will be determined by calculating Sutherland’s total consolidated stockholders’ equity as of the determination date and deducting estimated unpaid transaction expenses that have not already been taken into account in determining the book value and the amount required to be paid for the redemption of the outstanding Sutherland preferred stock. That amount will then be divided by the number of shares of Sutherland common stock issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding units of limited partnership interest in the Sutherland operating partnership, which we refer to as the Sutherland operating partnership units, or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Sutherland common stock). These amounts will be calculated in accordance with accounting principles generally accepted in the United States, which we refer to as U.S. GAAP, subject to certain agreed upon calculation principles and after giving pro forma effect to any anticipated dividends.

For example, as shown in the table below, assuming the determination date had been June 30, 2016, ZAIS Financial’s total consolidated stockholders’ equity was $166.2 million, and ZAIS Financial’s adjusted book value was $149.4 million, which would be divided by 8,897,800, the total number of shares of ZAIS Financial common stock issued and outstanding (including shares of ZAIS Financial common stock issuable upon the redemption of outstanding ZAIS operating partnership units), resulting in a ZAIS Financial adjusted book value per share of $16.79. On June 30, 2016, Sutherland’s total consolidated stockholders’ equity was $487.9 million, and Sutherland’s adjusted book value was $484.7 million, which would be divided by 33,699,318, the total number of shares of Sutherland common stock issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding Sutherland operating partnership units), resulting in a Sutherland adjusted book value per share of $14.38. Based on these assumptions, and without taking into account any provision for anticipated dividends, if the determination date was June 30, 2016, the exchange ratio would have been 0.8567. The actual exchange ratio may be higher or lower than this example depending upon the actual adjusted book values of ZAIS Financial and Sutherland on the determination date.

	June 30, 2016
(in thousands except share and per share amounts)	ZAIS Financial	Sutherland
Total consolidated stockholder’s equity	$166,163	$487,864
Adjustments(1)	$(16,765)	$(3,125)
Adjusted book value	$149,398	$484,739
Shares of common stock	7,970,886	30,960,370
Operating partnership units	926,914	2,738,948
Total fully diluted shares	8,897,800	33,699,318
Adjusted book value per share	$16.79	$14.38

(1)	Reflects, (a) for ZAIS Financial, deduction of the agreed $15,000 adjustment and $1,765 of estimated transaction expenses and (b) for Sutherland, the redemption of its outstanding 12.5% Series A cumulative preferred stock for $125 and $3,000 of estimated transaction expenses. These adjustments do not include any provision for anticipated dividends.

Exchange Ratio

$14.38/$16.79 = 0.8567

Pursuant to the merger agreement, the parties have agreed that July 31, 2016 will be the determination date.

Each of Sutherland and ZAIS Financial will submit to the other party their proposed calculation of adjusted book value per share within 30 days after the determination date. If the parties are unable to agree upon their respective calculations of adjusted book value per share within a specified period of time, the parties will request that certain third parties specified in the merger agreement make a binding determination with respect to any items upon which the parties are unable to agree.

None of ZAIS Financial, any ZAIS Financial subsidiary, Sutherland, or any Sutherland subsidiary will receive any merger consideration for any share of Sutherland common stock owned by them.

Partnership Merger

At the effective time of the partnership merger, each Sutherland operating partnership unit outstanding immediately prior to the partnership merger effective time will be automatically cancelled and retired and converted into the right to receive (upon proper surrender of such Sutherland operating partnership unit) the exchange ratio of surviving partnership units and cash in lieu of any fractional units (as described below). At the effective time of partnership merger, each Sutherland operating partnership unit held by Sutherland or any of its wholly owned subsidiaries will be automatically cancelled and retired and converted into the right to receive the exchange ratio of surviving partnership units. Additionally, at the effective time of the partnership merger, the Sutherland OP special unit held by Sutherland’s investment advisor, Waterfall, will be automatically cancelled and retired and converted into the right of Waterfall to receive a Class A special unit of the surviving partnership, the terms of which are set forth in the limited partnership agreement of the surviving partnership.

Fractional Shares

To the extent that a Sutherland stockholder or Sutherland operating partnership unitholder would otherwise be entitled to receive a fraction of a share of combined company common stock or fraction of a unit of the surviving partnership, computed on the basis of the aggregate number of shares of Sutherland common stock or Sutherland operating partnership units held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share or unit in an amount equal to such fraction multiplied by the per share closing price on the NYSE of ZAIS Financial common stock (as reported on the NYSE Composite Transactions Tape as such tape is reported in Bloomberg Professional Service or another recognized business publication) on the date immediately preceding the date on which the effective time of the Sutherland merger occurs.

The Tender Offer (See page 152)

If the ZAIS Financial stockholders approve the issuance of the shares of ZAIS Financial common stock in connection with the Sutherland merger, and the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement, then, following the special meetings and prior to the closing of the mergers, ZAIS Financial will commence a tender offer to purchase a number of outstanding shares of ZAIS Financial common stock having an aggregate value of up to $64,331,094 at a price per share determined in accordance with the merger agreement.

The price per share to be paid in the tender offer will be based on the ZAIS Financial adjusted book value per share used to calculate the exchange ratio, subject to certain additional adjustments. Additional information regarding the calculation of the ZAIS Financial adjusted book value per shares can be found in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration.” The price per share to be paid in the tender offer will be equal to 95% of a further adjusted per share value, which is calculated by reducing the ZAIS Financial adjusted book value by ZAIS Financial’s pro rata share of (i) the $8,000,000 termination payment due to ZAIS Financial’s advisor, (ii) an additional agreed adjustment of $4,064,000 and (iii) expenses and reserves, if any, associated with certain litigation relating to the mergers, if any, with such price per share rounded to the nearest whole cent. ZAIS Financial’s pro rata share of these amounts will be determined by multiplying the sum of the items in (i) – (iii) of the preceding sentence by the quotient obtained by dividing the number of issued and outstanding shares of ZAIS Financial common stock (without regard for the effects of the tender offer), calculated on a fully diluted basis, by the sum of:

•	the number of issued and outstanding shares of ZAIS Financial common stock (without regard for the effects of the tender offer), calculated on a fully diluted basis, plus
•	the number of shares of ZAIS Financial common stock expected to be issued in the Sutherland merger (without regard for the effects of the tender offer), calculated on a fully diluted basis.

Additional information regarding the calculation of the ZAIS Financial adjusted book value per share can be found in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration.”

For additional information regarding the tender offer, see “The Mergers — The Tender Offer” beginning on page 152.

Other Agreements

ZAIS Financial Advisor Termination Agreement (See page 223)

Concurrently with the execution of the merger agreement, ZAIS Financial’s advisor entered into a termination agreement with ZAIS Financial, ZAIS operating partnership, certain other subsidiaries of ZAIS Financial, and Sutherland, which we refer to as the ZAIS Financial advisor termination agreement. The ZAIS Financial advisor termination agreement provides for the termination of the existing advisory agreement between ZAIS Financial’s advisor and ZAIS Financial, ZAIS operating partnership and certain other subsidiaries of ZAIS Financial, without any further liability or obligation, effective upon the closing of the mergers and the payment by ZAIS Financial to ZAIS Financial’s advisor of a termination fee in the amount of $8,000,000. In the event that the merger agreement is terminated prior to the closing of the mergers, the ZAIS Financial advisor termination agreement will automatically terminate and be of no further effect.

For additional information on the ZAIS Financial advisor termination agreement, see “Other Agreements — ZAIS Financial Advisor Termination Agreement” beginning on page 223.

Sutherland Termination Agreement (See page 223)

Concurrently with the execution of the merger agreement and in light of the management agreement entered into between Waterfall and ZAIS Financial as described below, Waterfall entered into a termination agreement with Sutherland, Sutherland operating partnership, certain other subsidiaries of Sutherland, and ZAIS Financial, which we refer to as the Sutherland termination agreement. The Sutherland termination agreement provides for the termination of the existing management agreement between Waterfall and Sutherland, Sutherland operating partnership and certain other subsidiaries of Sutherland, without any further liability or obligation, effective upon the closing of the mergers. No termination fee is payable in connection with this termination. In the event that the merger agreement is terminated prior to the closing of the mergers, the Sutherland termination agreement will automatically terminate and be of no further effect.

For additional information on the Sutherland advisor termination agreement, see “Other Agreements — Sutherland Termination Agreement” beginning on page 223.

Management Agreement (See page 223)

Concurrently with the execution of the merger agreement, ZAIS Financial, ZAIS operating partnership, merger sub and certain subsidiaries of ZAIS Financial and Sutherland entered into a management agreement with Waterfall, which was subsequently amended on May 9, 2016, which we refer to as the management agreement, pursuant to which, effective upon the consummation of the mergers, Waterfall will provide for the day-to-day management of the combined company’s operations. The combined company will pay Waterfall a base management fee in an amount calculated and payable quarterly in arrears equal to (i) 1.50% per annum of the combined company’s stockholders’ equity, as defined in the management agreement, up to $500 million; and (ii) 1.00% per annum of the combined company’s stockholders’ equity in excess of $500 million. Waterfall, as holder of the Class A special unit in the combined company’s operating partnership, will also be entitled to receive an incentive distribution as provided in the management agreement. The combined company will pay all operating expenses, except those specifically required to be borne by Waterfall under the management agreement. In the event that the merger agreement is terminated prior to the closing of the mergers, the management agreement will automatically terminate and be of no further effect.

For additional information on the management agreement, see “Other Agreements — Management Agreement and Side Letter” beginning on page 223.

Side Letter (See page 223)

Concurrently with the execution of the merger agreement, ZAIS Financial and Waterfall entered into a side letter agreement, which we refer to as the side letter agreement, to be effective upon closing of the mergers, to address certain potential conflicts arising from the combined company’s relationship with Waterfall or its affiliates. The side letter will terminate at such time as either the management agreement is terminated for any reason or Waterfall ceases to be the manager of the combined company for any reason.

For additional information on the side letter agreement, see “Other Agreements — Management Agreement and Side Letter” beginning on page 223.

Surviving Partnership Agreement (See page 234)

Under the merger agreement, at the closing of the mergers, the ZAIS operating partnership agreement will be amended and restated in the form attached as Exhibit F to the merger agreement as the limited partnership agreement of the surviving partnership, which we refer to as the surviving partnership agreement. The combined company will conduct substantially all of its business through its operating partnership. The combined company will be the general partner of its operating partnership.

The combined company’s operating partnership will be structured to make distributions with respect to operating partnership units that will be equivalent to the distributions made to its common stockholders, and to permit limited partners in the operating partnership to exchange their operating partnership units for shares of its common stock on a one-for-one basis (in a taxable transaction) and, if its shares are then listed, achieve liquidity for their investment.

For additional information on the surviving partnership agreement, see “Other Agreements — Surviving Partnership Agreement” beginning on page 234.

Recommendation of the ZAIS Financial board (See page 124)

After careful consideration, the ZAIS Financial board has unanimously (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ZAIS Financial and its stockholders, (ii) approved the merger agreement and (iii) subject to approval by the ZAIS Financial stockholders, authorized the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement. Certain factors considered by the ZAIS Financial board in reaching its decision to approve the merger agreement and make this recommendation can be found in the section of this joint proxy/statement/prospectus entitled “The Mergers — Recommendation of the ZAIS Financial Board and Its Reasons for the Merger” beginning on page 124.

The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement and FOR the ZAIS Financial adjournment proposal.

Recommendation of the Sutherland board (See page 129)

After careful consideration, the Sutherland board has unanimously (i) determined that the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement. The Sutherland board unanimously recommends that Sutherland stockholders vote FOR the proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement and FOR the Sutherland adjournment proposal.

Risk Factors Related to the Mergers (See page 32)

You should consider carefully all of the risk factors, together with all of the other information included in this joint proxy statement/prospectus, before deciding how to vote. The risks related to the mergers and the related transactions are described under the section “Risk Factors — Risks Related to the Mergers” beginning on page 32.

The ZAIS Financial Special Meeting (See page 101)

The ZAIS Financial special meeting will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701, on Tuesday, September 27, 2016, at 10:00 a.m., Eastern Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Merger”, the ZAIS Financial special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

At the ZAIS Financial special meeting, ZAIS Financial stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement; and
•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal.

Approval of the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of ZAIS Financial common stock.

Approval of one or more adjournments of the ZAIS Financial special meeting requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present. If a quorum is not established, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

ZAIS Financial stockholders of record at the close of business on July 18, 2016, are entitled to receive this notice and vote at the ZAIS Financial special meeting and any adjournments or postponements thereof.

At the close of business on the record date, directors and executive officers of ZAIS Financial and their affiliates were entitled to vote 221,208 shares of ZAIS Financial common stock, or approximately 2.50% of the ZAIS Financial common stock issued and outstanding on that date. ZAIS Financial currently expects that the ZAIS Financial directors and executive officers will vote their shares of ZAIS Financial common stock in favor of the share issuance proposal and the ZAIS Financial adjournment proposal to be considered at the ZAIS Financial special meeting, although none of them is obligated to do so.

Your vote as a ZAIS Financial stockholder is important. Accordingly, please promptly submit your proxy whether or not you plan to attend the ZAIS Financial special meeting in person.

The Sutherland Special Meeting (See page 107)

The Sutherland special meeting will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, on September 27, 2016, at 10:00 a.m., Eastern Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Mergers”, the Sutherland special meeting will be postponed to at least five business days following the exchange ratio announcement.

At the Sutherland special meeting, Sutherland stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal; and
•	a proposal to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the Sutherland adjournment proposal.

Approval of the merger proposal requires the affirmative vote of a majority of outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting on such proposal.

Approval of the Sutherland adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present. If a quorum is not established, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Sutherland stockholders of record at the close of business on July 18, 2016, are entitled to receive this notice and vote at the Sutherland special meeting and any adjournments or postponements thereof.

At the close of business on the record date, directors and executive officers of Sutherland and their affiliates were entitled to vote 631,493 shares of Sutherland common stock, or approximately 1.9% of the Sutherland common stock issued and outstanding on that date. Sutherland currently expects that the Sutherland directors and executive officers will vote their shares of Sutherland common stock in favor of the merger proposal and the Sutherland adjournment proposal to be considered at the Sutherland special meeting, although none of them is obligated to do so.

Your vote as a Sutherland stockholder is important. Accordingly, please promptly submit your proxy whether or not you plan to attend the Sutherland special meeting in person.

Directors and Executive Officers of the Combined Company After the Mergers (See page 153)

The combined company will have six directors consisting of Thomas E. Capasse, Jack J. Ross, Frank P. Filipps, Todd M. Sinai, J. Mitchell Reese (each of which is a Sutherland designee) and David L. Holman (the ZAIS Financial designee). Thomas E. Capasse will act as chairman of the board of the combined company. Officers of the combined company will consist of Thomas E. Capasse, as Chief Executive Officer, Jack J. Ross, as President, Thomas Buttacavoli, as Chief Investment Officer, and Frederick C. Herbst, as Chief Financial Officer.

Interests of ZAIS Financial’s Directors and Executive Officers in the Mergers (See page 159)

In considering the recommendation of the ZAIS Financial board to approve the proposal to issue shares of ZAIS Financial common stock in the Sutherland merger, ZAIS Financial stockholders should be aware that some of the executive officers and directors of ZAIS Financial have financial interests in the mergers that are different from, or in addition to, the interests of ZAIS Financial stockholders generally. The ZAIS Financial board was aware of these interests and considered them, among other matters, in making its recommendation. For additional information, see “The Mergers — Interests of ZAIS Financial Directors and Executive Officers in the Mergers” beginning on page 159.

Interests of Sutherland’s Directors and Executive Officers in the Mergers (See page 160)

In considering the recommendation of the Sutherland board to approve the Sutherland merger and the other transactions contemplated by the merger agreement, Sutherland stockholders should be aware that some of the directors and executive officers of Sutherland have financial interests in the mergers that are different from, or in addition to, the interests of Sutherland stockholders generally. The Sutherland board was aware of these interests and considered them, among other matters, in making its recommendation. For additional information, see “The Mergers — Interests of Sutherland Directors and Executive Officers in the Mergers” beginning on page 160.

No Dissenters’ or Appraisal Rights in the Mergers (See page 161)

Neither holders of ZAIS Financial common stock nor holders of Sutherland stock are entitled to dissenters’ or appraisal rights in connection with the mergers or the other transactions contemplated by the merger agreement.

Conditions to Completion of the Mergers (See page 216)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the obligation of each of ZAIS Financial and Sutherland to complete the mergers and the other transactions contemplated by the merger agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Sutherland merger, of a number of closing conditions. These conditions include, among others:

•	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the mergers and the other transactions contemplated by the merger agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;
•	approval by the ZAIS Financial stockholders of the issuance of the shares of ZAIS Financial common stock in connection with the Sutherland merger;
•	approval by the Sutherland stockholders of the Sutherland merger, the merger agreement and the other transactions contemplated by the merger agreement;
•	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that prohibits, restrains, enjoins or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;
•	the registration statement of which this joint proxy statement/prospectus is a party having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn;
•	the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger and the shares of ZAIS Financial common stock that may be issued to holders of ZAIS operating partnership units to be issued in connection with the partnership merger upon exchange thereof having been approved for listing on the NYSE, subject to official notice of issuance; and
•	the commencement of the ZAIS Financial tender offer and either the acceptance for payment of any shares tendered or the withdrawal of the tender offer shall have occurred.

Neither ZAIS Financial nor Sutherland can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

Regulatory Approvals Required for the Mergers (See page 160)

As a condition to closing of the mergers, ZAIS Financial will seek regulatory approvals from certain Agencies and state regulators. As a condition to closing of the mergers, Sutherland will seek regulatory approvals from certain states that have licensed Sutherland’s ReadyCap Commercial, LLC and ReadyCap Lending, LLC subsidiaries. Neither ZAIS Financial nor Sutherland is aware of any regulatory approvals that are expected to prevent the closing of the mergers.

No Solicitation of Alternative Transactions (See page 210)

Prior to the closing of the merger, each of ZAIS Financial and Sutherland shall not, nor shall it permit any of its subsidiaries to, and shall instruct its, and its subsidiaries’, directors, officers, employees, advisors, agents or other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;
•	enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person (other than Sutherland, ZAIS Financial or their respective representatives) any non-public information or data in furtherance of, any Acquisition Proposal;

•	enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than certain confidentiality agreements);
•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (unless the ZAIS Financial board or the Sutherland board determines after consultation with legal counsel, that not doing so would be inconsistent with its duties under applicable law, in which case ZAIS Financial or Sutherland, respectively, may waive any provision of any standstill or confidentiality agreement that prohibits a confidential proposal being made to such board (directly or indirectly through its representatives) so long as (1) such waiver, amendment or release is limited only to permitting such a confidential proposal and (2) such party promptly notifies the other party of the granting such waiver, amendment or release prior thereto); or
•	agree, approve, recommend or propose to do any of the foregoing.

Additionally, each of ZAIS Financial and Sutherland shall, and shall cause each of its subsidiaries and shall use its commercially reasonable efforts to cause its, or any of its subsidiaries’, directors, officers, employees, advisors, agents and other representatives to (i) immediately cease and cause to be terminated all existing negotiations with any person and its representatives (other than Sutherland or any of its representatives) with respect to any Acquisition Proposal, (ii) enforce any confidentiality or standstill provisions or provisions of similar effect to which ZAIS Financial or Sutherland, as applicable, or any of their subsidiaries is a party or of which ZAIS Financial or Sutherland, as applicable, or any of their subsidiaries is a beneficiary and (iii) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any person and its representatives and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or any of their respective representatives.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to obtaining the applicable approval of their stockholders at their respective stockholder meetings, each of Sutherland and ZAIS Financial may, in response to a written Acquisition Proposal (that did not result from a breach of the no solicitation provisions described above), (i) furnish non-public information with respect to it and its subsidiaries to the person making such Acquisition Proposal (and its representatives), pursuant to a confidentiality agreement containing provisions that are no less favorable in the aggregate than those contained in the confidentiality agreement between ZAIS Financial and Waterfall and so long as all such information is provided to the Sutherland or ZAIS Financial, as applicable, prior to or concurrently with the time that such information is provided to such third party if it has not been provided previously, and (ii) participate in negotiations with the person making the Acquisition Proposal (and such person’s representatives) regarding such Acquisition Proposal, in each case, so long as the Sutherland board or the ZAIS Financial board, as applicable, has determined in good faith (after consultation with outside counsel and its financial advisor) that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and the failure to take such actions would be inconsistent with the applicable board’s duties under applicable law. ZAIS Financial and Sutherland, or their respective representatives, may also contact any person submitting an Acquisition Proposal (that did not result from a breach of the merger agreement) to clarify and understand the terms of an Acquisition Proposal in order to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

Each of Sutherland and ZAIS Financial must notify the other party promptly (and in any event within one business day) after receipt of any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal or the initial request for non-public information relating to such party or any of its subsidiaries. Such notice to the other party must indicate the identity of the person making such request and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy of the Acquisition Proposal if in writing and any related documents or correspondence). Following the date merger agreement, each party must keep the other party reasonably informed orally and in writing on a current basis (and in any event, within one business day) of any material developments, discussions or negotiations regarding any Acquisition

Proposal (whether made before or after the date of the merger agreement) including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and, upon the request of the other party, must apprise the other party of the status and details of such Acquisition Proposal. Each party has agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits such party from providing any information to other party in accordance with, or from otherwise complying with the terms of, these provisions contained in the merger agreement.

For more information regarding what constitutes an “Acquisition Proposal” and what constitutes a “Superior Proposal,” see “The Merger Agreement — Covenants and Agreements —  No Solicitation of Alternative Transactions” beginning on page 210.

Termination of the Merger Agreement (See page 219)

The merger agreement may be terminated at any time before the effective time of the Sutherland merger by the mutual written consent of ZAIS Financial and Sutherland.

The merger agreement may also be terminated prior to the effective time of the Sutherland merger by either ZAIS Financial or Sutherland if:

•	the Sutherland merger has not occurred on or before 11:59 p.m. New York time on December 31, 2016 (provided that this termination right will not be available to a party whose failure to perform or comply in all material respects with the obligations, covenants or agreements of such party set forth in the merger agreement has been the cause of, or resulted in, the failure of the Sutherland merger to be consummated by such date);
•	any governmental authority of competent jurisdiction has issued a judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such judgment, injunction, order or decree has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such judgment, injunction, order or decree was primarily due to the failure of such party to perform any of its obligations, covenants or agreements under the merger agreement); or
•	stockholders of ZAIS Financial have failed to approve the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger, or stockholders of Sutherland have failed to approve the Sutherland merger and the other transactions contemplated by the merger agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s stockholder approval was primarily due to the failure of such party to perform any of its obligations, covenants or agreements under the merger agreement).

The merger agreement may also be terminated prior to the effective time of the Sutherland merger by ZAIS Financial under the following circumstances:

•	Sutherland or any of its related parties has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time for the Sutherland merger, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by December 31, 2016 (provided that this termination right will not be available if ZAIS Financial is in breach of any of its own representations, warranties, obligations, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied); or
•	at any time prior to the approval of the Sutherland merger by the Sutherland stockholders, if Sutherland or the Sutherland board (i) has made an Adverse Recommendation Change (as defined below) and ZAIS Financial terminates the merger agreement within 30 days of the date of the Adverse Recommendation Change, (ii) fails to recommend to Sutherland’s stockholders the approval of the Sutherland merger and the other transactions contemplated by the merger agreement in its proxy statement or (iii) approves, adopts, publicly endorses or recommends, or enters into or allows Sutherland or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal.

Sutherland has reciprocal termination rights with respect to the merger agreement with respect to ZAIS Financial as those described above.

For more information regarding what constitutes an “Adverse Recommendation Change,” see “The Merger Agreement — Covenants and Agreements — Changes in Recommendation.”

Termination Fees and Expenses (See page 219)

Generally, all fees and expenses incurred in connection with the mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses, except that ZAIS Financial and Sutherland will share equally all expenses related to the filing of the registration statement of which this joint proxy statement/prospectus is a part. See “The Merger Agreement — Miscellaneous Provisions — Payment of Expenses” beginning on page 222. However, in certain circumstances, ZAIS Financial may be obligated to pay to Sutherland, or Sutherland may be obligated to pay to ZAIS Financial, a termination fee of $4 million. For further discussion of the termination fees, see “The Merger Agreement — Termination of the Merger Agreement and Termination Fees — Termination Fee Payable by Sutherland to ZAIS Financial” beginning on page 221 and “The Merger Agreement — Termination of the Merger Agreement and Termination Fees — Termination Fee Payable by ZAIS Financial to Sutherland” beginning on page 220.

Listing of Shares of ZAIS Financial Common Stock (See page 162)

It is a condition to the completion of the mergers that the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger and the shares of ZAIS Financial common stock that may be issued to holders of units of ZAIS operating partnership to be issued in connection with the partnership merger upon exchange thereof, in each case, be approved for listing on the NYSE, subject to official notice of issuance.

Material U.S. Federal Income Tax Consequences of the Mergers (See page 163)

The Sutherland merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the holders of Sutherland common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Sutherland common stock for shares of the combined company common stock in the merger, except with respect to any cash received in lieu of fractional shares of the combined company common stock. A holder of Sutherland common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of the combined company common stock in the merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The holders of ZAIS Financial common stock generally will not recognize any gain or loss for U.S. federal income tax purposes. It is a condition to the completion of the Sutherland merger that ZAIS Financial and Sutherland each receive an opinion from its respective counsel to the effect that the Sutherland merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

The partnership merger will be treated for U.S. federal income tax purposes as a contribution of assets by the ZAIS operating partnership to the Sutherland operating partnership in return for Sutherland operating partnership units, followed by a liquidation of the ZAIS operating partnership and a distribution of the Sutherland operating partnership units held by the ZAIS operating partnership to the holders of the ZAIS operating partnership units. Section 721(a) of the Code provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership. Whether the contribution of assets under the partnership merger qualifies as a tax-deferred exchange under Section 721(a) of the Code depends on the application of rules under Section 721(b) of the Code, under which gain (but not loss) is recognized on property transfers to a partnership classified as an “investment company”

which result in “diversification” of the transferors’ interests. This exception is designed to prevent tax-deferred diversification of a concentrated investment portfolio of securities. For purposes of the Section 721(b) rules, the surviving partnership would likely be considered an investment company. However, Treasury Regulations applicable to Section 721(b) provide that a contribution to an investment company will not be treated as resulting in diversification if each transferor transfers a diversified portfolio of stocks and securities to the partnership. The Treasury Regulations further provide that a portfolio of stocks and securities will generally be treated as diversified for this purpose if no more than 25% of the value of the portfolio consists of stocks and securities of a single issuer and no more than 50% of the value of the portfolio consists of stocks and securities of five or fewer issuers. While it is not yet clear, it is expected that the ZAIS operating partnership will not be treated as transferring assets that qualify as a diversified portfolio of stocks and securities for this purpose. Accordingly, the parties expect the partnership merger to be treated as a transaction in which gain (but not loss) is recognized by the ZAIS operating partnership, with such gain being allocated to the holders of ZAIS operating partnership units, including ZAIS Financial.

For further discussion of the material U.S. federal income tax consequences of the mergers and the ownership of common stock of the ZAIS Financial, see “Material U.S. Federal Income Tax Considerations —  Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 164.

Accounting Treatment of the Mergers (See page 160)

Because both Sutherland and ZAIS Financial have significant pre-combination activities, the mergers will be accounted for as a business combination by the combined company in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” which we refer to as ASC 805. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Sutherland has been designated as the accounting acquirer, resulting in a reverse acquisition of ZAIS Financial. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of ZAIS Financial will be recorded at their respective fair values at the date of mergers. While consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer, Sutherland is not issuing any consideration in the mergers. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of common stock Sutherland would have to issue to give the stockholders of ZAIS Financial the same percentage interest in the combined company that results from the reverse acquisition. Because Sutherland’s common stock is not publicly traded, the fair value of consideration transferred may differ from the amount that would otherwise be determined solely by reference to the trading price of ZAIS Financial common stock. If the fair value of the consideration transferred exceeds the fair value of the net assets and liabilities acquired, the excess will be recorded as goodwill. Alternatively, if the fair value of the net assets and liabilities acquired exceeds the fair value of consideration transferred, the transaction could result in a bargain purchase gain. Consolidated financial statements of the combined company issued after the mergers will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the mergers. Because Sutherland is designated as the accounting acquirer, its historical financial statements will become the historical financial statements of the combined company upon consummation of the mergers. See “The Mergers — Accounting Treatment” on page 160.

Opinion of Financial Advisor to ZAIS Financial (See page 130)

On April 6, 2016, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, orally rendered its opinion to the ZAIS Financial board (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated April 6, 2016, to the ZAIS Financial board) as to the fairness, from a financial point of view and as of such date, to ZAIS Financial of the exchange ratio in the mergers, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. For purposes of rendering its opinion, Houlihan Lokey calculated the exchange ratio based upon the book values of various assets of Sutherland and ZAIS Financial as of December 31, 2015 and Houlihan Lokey’s opinion does not reflect any changes to the exchange ratio which may result from changes in such book values after such date.

Houlihan Lokey’s opinion was directed to the ZAIS Financial board (in its capacity as such), addressed only the fairness, from a financial point of view and as of April 6, 2016, to ZAIS Financial of the exchange ratio in the mergers and did not address any other portion, aspect or implication of the mergers, the related transactions or otherwise or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Lokey’s written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ZAIS Financial board, any security holder or any other party as to how to act or vote with respect to any matter relating to the mergers, any related transactions or otherwise (including whether or not to tender into the tender offer). See “The Mergers — Opinion of Financial Advisor to ZAIS Financial.”

Houlihan Lokey’s opinion was rendered in connection with the execution of the original merger agreement on April 6, 2016 and did not take into account any amendments to the merger agreement following the date of the original merger agreement.

Opinion of Financial Advisor to Sutherland (See page 143)

In connection with the Sutherland merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, Sutherland’s financial advisor, delivered to the Sutherland board a written opinion, dated April 5, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Sutherland common stock (other than ZAIS Financial and its affiliates). The full text of the written opinion, dated April 5, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Sutherland board in its capacity as such) for the benefit and use of the Sutherland board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Sutherland or in which Sutherland might engage or as to the underlying business decision of Sutherland to proceed with or effect the mergers. BofA Merrill Lynch’s opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter. See “The Mergers — Opinion of Financial Advisor to Sutherland.”

BofA Merrill Lynch’s opinion was rendered in connection with the execution of the original merger agreement on April 6, 2016 and did not take into account any amendments to the merger agreement following the date of the original merger agreement.

Distribution Arrangements (See page 339)

This joint proxy statement/prospectus also relates to the resale of the shares of the combined company common stock received by the former holders of shares of Sutherland common stock and any of their pledgees, donees, transferees, assignees and successors-in-interest, which we refer to as the selling stockholders, by using a “shelf” registration process. Using this shelf registration process, the selling stockholders may offer, at any time and from time to time, in one or more offerings, the combined company common stock that this joint proxy statement/prospectus describes. Following the mergers, the selling stockholders may, from time to time, resell any or all of their shares of common stock on the NYSE or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of the selling stockholders. The joint proxy statement/prospectus may also be supplemented from time to time to add to, update or change the information contained herein. See “Distribution Arrangements” on page 339.

Summary Selected Historical Financial Information of ZAIS Financial (See page 239)

The following table sets forth selected consolidated financial information for ZAIS Financial. The selected consolidated financial data for each of the years in the five-year period ended December 31, 2015 and the selected consolidated balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2015 have been derived from ZAIS Financial’s audited consolidated financial statements. The unaudited selected consolidated financial data for the six months ended June 30, 2016 and 2015 and unaudited selected consolidated balance sheet data as of June 30, 2016 and 2015 have been derived from ZAIS Financial’s unaudited condensed consolidated financial statements and related notes. The following information should be read together with ZAIS Financial’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ZAIS Financial’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, all of which are contained in the reports of ZAIS Financial filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014(1)	Year Ended December 31, 2013	Year Ended December 31, 2012		For the period July 29, 2011 (date of the Company’s inception) to December 31, 2011
	(dollars in thousands, except share and per share data)
Operating Data:
Total interest income	$13,892	$19,249	$37,803	$41,593	$26,418	$9,398		$3,618
Total interest expense	8,911	9,473	18,850	17,260	7,095	1,387		296
Net interest income	4,981	9,776	18,953	24,333	19,323	8,011		3,322
Mortgage banking activities, net	27,232	23,255	45,857	5,439	—	—		—
Loan servicing fee income, net of direct costs	4,109	3,305	7,092	930	—	—		—
Change in fair value of mortgage servicing rights	(14,249)	223	(4,128)	(1,684)	—	—		—
Other (losses)/gains	2,333	(799)	(13,978)	18,931	(2,166)	16,436		(7,678)
Total expenses	30,486	25,902	50,855	18,994	9,604	4,181	(2)	779
Net (loss)/income attributable to ZAIS Financial Corp. common stockholders	(4,077)	6,428	(1,261)	26,742	6,658	19,434		(5,134)
Net (loss)/income per share applicable to common stockholders:
Basic	$(0.51)	$0.81	$(0.16)	$3.35	$0.92	$7.13		$(1.70)
Diluted	$(0.51)	$0.79	$(0.16)	$3.08	$0.92	$7.13		$(1.70)
Weighted average number of shares of common stock outstanding:
Basic	7,970,886	7,970,886	7,970,886	7,970,886	7,273,366	2,724,252		3,022,617
Diluted	8,897,800	10,677,360	8,897,800	10,677,360	8,200,280	2,773,845		3,022,617
Dividends declared per share of common stock	$0.80	$0.80	$1.60	$1.60	$2.12	$4.11		$—
Balance Sheet Data:
Total assets	$565,353	782,645	$775,139	$792,399	$620,081	$201,648		$154,105
Total liabilities	399,190	589,203	597,361	599,015	442,312	136,507	(3)	98,787
Total ZAIS Financial Corp. stockholders’ equity	148,771	173,289	159,224	173,238	159,250	45,042		55,318
Total non-controlling interests	17,392	20,153	18,554	20,145	18,519	20,099		—
Stockholders’ equity per share of common stock and OP Units	18.66	21.74	19.98	21.73	19.98	21.68	(4)	18.30

(1)	On October 31, 2014 ZAIS Financial completed the acquisition of GMFS. ZAIS Financial has recognized the revenues and earnings related to its investment in GMFS for the period from the acquisition date to December 31, 2014 in its consolidated statements of operations.
(2)	Includes interest on common stock repurchase liability of $1.8 million.
(3)	Includes $11.2 million in common stock repurchase liability which, as of December 31, 2012, ZAIS Financial had expected to pay in January 2013 for the repurchase of 515,035 shares of its common stock from one of ZAIS Financial’s institutional stockholders. In January 2013, ZAIS Financial agreed with this institutional stockholder to repurchase only 265,245 of its shares (rather than 515,035 shares).
(4)	The shares of common stock outstanding for purposes of this stockholders’ equity per share calculation do not include 515,035 shares of common stock that ZAIS Financial agreed to repurchase from one of its institutional stockholders in January 2013 at a price per share equal to the book value per share as of December 31, 2012. In January 2013, ZAIS Financial agreed with this institutional stockholder to repurchase only 265,245 of its shares (rather than 515,035 shares).

Summary Selected Historical Financial Information of Sutherland (See page 241)

The following table sets forth selected consolidated financial information for Sutherland. The table sets forth selected consolidated statements of income data for the six months ended June 30, 2016 and June 30, 2015, the year ended December 31, 2015, the year ended December 31, 2014, the three months ended December 31, 2014, the nine months ended September 30, 2014, the three months ended December 31, 2013, the nine months ended September 30, 2013 and the year ended December 31, 2012. Additionally, the table sets forth the selected consolidated balance sheet data as of December 31, 2015, 2014, 2013 and 2012, which have been derived from Sutherland’s audited consolidated financial statements. Additionally, the table sets forth the selected consolidated balance sheet as of June 30, 2016, which is unaudited and has been derived from Sutherland’s unaudited consolidated financial statements contained in this joint proxy statement/prospectus. Interim results for the six months ended June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016 or of the combined company following the mergers. The following information should be read together with Sutherland’s historical consolidated financial statements and notes thereto and the section titled “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 243.

The following historical financial information should be read in conjunction with “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto and Sutherland’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Sutherland’s historical consolidated balance sheets and consolidated income statement information have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

Sutherland prepared the consolidated financial statements utilizing the specialized accounting principles of Accounting Standards Codification Topic 946, Financial Services — Investment Companies (ASC Topic 946) from its inception through September 30, 2013. In accordance with this specialized accounting guidance, Sutherland carried its investments at fair value, did not consolidate loan securitizations on its consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. Following the conversion from investment company to operating company accounting, Sutherland did not prepare its consolidated financial statements utilizing the specialized accounting guidance for investment companies, and, therefore, Sutherland no longer reflected the SBC loan assets that were held in its securitization trusts as MBS, but instead consolidated the SBC loans held in these trusts and the associated notes on its consolidated balance sheet and included both the interest income from such SBC loans and the associated interest expense on the notes in Sutherland’s consolidated statement of operations.

	Operating Company Accounting(a)							Investment Company Accounting(b)(c)
(in thousands, except share data)	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015	For the Year Ended De- cember 31, 2015	For the Year Ended De- cember 31, 2014	For the Quarter Ended De- cember 31, 2014	For the Nine Months Ended Sep- tember 30, 2014	For the Quarter Ended De- cember 31, 2013	For the Nine Months Ended Sep- tember 30, 2013	For the Year Ended De- cember 31, 2012
Interest income
Loans, held-for- investment	$63,109	$57,087	$120,664	$76,078	$27,888	$48,190	$4,797	$—	$—
Loans, held at fair value	6,022	7,394	16,210	12,040	2,135	9,905	1,353	6,941	8,664
Mortgage backed securities, at fair value	3,237	6,017	12,081	4,829	2,353	2,476	—	4,148	9,738
Total interest income	72,368	70,498	148,955	92,947	32,376	60,571	6,150	11,089	18,402
Interest expense
Borrowings under credit facilities	(4,030)	(5,519)	(8,194)	(8,858)	(1,931)	(6,927)	(464)	—	—
Promissory note payable	(67)	—
Securitized debt obligations	(9,071)	(4,265)	(11,018)	(3,857)	(1,837)	(2,020)	(1,719)	—	—
Borrowings under repurchase agreements	(7,546)	(8,017)	(16,287)	(4,254)	(3,206)	(1,048)	—	—	—
Guaranteed loan financing	(7,363)	(3,286)	(12,307)	(2,276)	(1,814)	(462)	—	—	—
Total interest expense	(28,077)	(21,087)	(47,806)	(19,245)	(8,788)	(10,457)	(2,183)	—	—
Net interest income before provision for loan losses	44,291	49,411	101,149	73,702	23,588	50,114	3,967	11,089	18,402
Provision for loan losses	(4,201)	(11,747)	(19,643)	(11,797)	(3,775)	(8,022)	(1,749)	—	—
Net interest income after provision for loan losses	40,090	37,664	81,506	61,905	19,813	42,092	2,218	11,089	18,402
Other income (expense)
Servicing and other income	6,367	10,368	19,564	10,537	5,418	5,119	883	90	—
Employee compensation and benefits	(10,982)	(10,295)	(22,124)	(15,155)	(4,603)	(10,552)	(2,125)	(381)	(1,232)
Professional fees	(5,453)	(4,260)	(6,954)	(6,339)	(1,388)	(4,951)	(827)	(438)	(738)
Management and incentive fees – related party	(3,671)	(3,976)	(8,225)	(7,019)	(1,712)	(5,307)	(672)	(796)	(7,605)
Loan servicing and operating expenses	(9,742)	(7,821)	(16,449)	(21,137)	(7,368)	(13,769)	(2,330)	(10,419)	(11,612)
Total other income (expense)	(23,481)	(15,984)	(34,188)	(39,113)	(9,653)	(29,460)	(5,071)	(11,944)	(21,187)
Realized gain (loss)	1,266	(621)	181	7,037	4,233	2,804	2,758	12,237	40,144
Unrealized gain (loss)	2,266	3,180	5,732	6,461	760	5,701	(819)	(8,754)	(5,926)
Net income from continuing operations before provision for income taxes	20,141	24,239	53,231	36,290	15,153	21,137	(914)	2,668	43,285
Provisions for income taxes	(2,029)	(2,497)	(7,810)	(897)	(463)	(434)	—	—	—
Net income from continuing operations	18,112	21,742	45,421	35,393	14,690	20,703	(914)	2,668	43,285
Gain (loss) on discontinued operations	(351)	721	(653)	(2,671)	(867)	(1,804)	(1,294)	—	—
Net Income	$17,761	$22,463	$44,768	$32,722	$13,823	$18,899	$(2,208)	$2,668	$43,285
Less: Net income attributable to non-controlling interest	1,440	2,308	4,385	3,385	1,508	1,877	(376)	40	—
Net income attributable to common shareholders	$16,321	$20,155	$40,383	$29,337	$12,315	$17,022	$(1,832)	$2,628	$43,285
Earnings per common share:
Continuing operations	$0.54	$0.66	$1.36	$1.09	$0.42	$0.58	$(0.04)	N/A	N/A
Discontinued operations	(0.01)	0.02	(0.02)	(0.09)			(0.05)
Basic weighted average common shares outstanding	30,960,370	29,552,878	30,262,419	29,434,178	29,434,178	29,434,178	20,353,796

(in thousands, except share data)	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Total Assets	$2,147,305	$2,329,781	$1,680,896	$621,659	$160,941
Total Liabilities	1,659,441	1,849,568	1,206,205	150,752	27,136
Total Sutherland Asset Management Corporation Stockholders’ Equity	448,204	441,321	425,560	420,980	136,630
Total Non-controlling interests	39,660	38,892	49,131	49,927	175
Stockholders’ Equity per Share of Common Stock and OP Unit	14.47	14.32	14.45	14.42	N/A

(a)	Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.
(b)	Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.
(c)	Prior to the REIT formation transaction of Sutherland, no shares had been issued.

Summary Unaudited Pro Forma Condensed Combined Financial Information (See page 276)

The following summary unaudited pro forma condensed combined financial information is based on the historical financial statements of ZAIS Financial and Sutherland after giving effect to the mergers and the assumptions described in the section “Unaudited Pro Forma Condensed Combined Financial Information.” The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or the combined financial position or results of operations that would have been realized had the mergers been consummated during the period or as of the dates for which the Unaudited Pro Forma Condensed Combined Financial Information is presented.

Pro Forma Condensed Combined Balance Sheet

(in thousands)	Pro Forma Combined as of June 30, 2016
Total Assets	$2,621,253
Total Liabilities	$2,058,631
Total Common Stockholders’ Equity	$523,399
Total Equity	$562,622

Pro Forma Condensed Combined Income Statement

(in thousands, except share data)	Pro Forma Combined for the Six Months Ended June 30, 2016	Pro Forma Combined for the Year Ended December 31, 2015
Interest income	$77,767	$161,174
Interest expense	(33,319)	(57,551)
Provision for loan losses	(4,201)	(19,643)
Net interest income after provision for loan losses	40,247	83,980
Other expenses	(20,305)	(27,760)
Realized gain/(loss)	606	46
Unrealized gain/(loss)	(12,203)	(3,817)
Net income before provision for income taxes	8,345	52,449
Provision for income taxes	(481)	(12,225)
Net income from continuing operations	7,864	40,224
Less: Net income attributable to non-controlling interest	548	2,750
Net income from continuing operations attributable to common shareholders	$7,316	$37,474
Earnings per common share:
Continuing operations	$0.23	$1.26
Basic weighted average fully diluted shares outstanding	33,657,391	31,999,125

Unaudited Comparative Pro Forma per Share Information (See page 275)

The following table summarizes per share information for Sutherland and ZAIS Financial on a historical basis and pro forma basis.

The pro forma per share information gives effect to the mergers as if the mergers had occurred on the dates presented, in the case of book value data, as if the mergers had occurred on June 30, 2016, and in the case of earnings per share data, as if the mergers had occurred on January 1, 2015. The pro forma per share information assumes that the mergers are accounted for using the acquisition method of accounting. As explained in more detail in the “NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 284, the pro forma financial adjustments record the assets and liabilities acquired from ZAIS Financial at their estimated fair value at the acquisition date and are subject to adjustments as additional information becomes available.

The following historical and pro forma per share information is derived from and should be read in conjunction with the historical financial statements and related notes of Sutherland which are included on pages F-1 through F-175 and of ZAIS Financial which are available through the SEC’s website at https://www.sec.gov. The pro forma per share information presented below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value per share that would have occurred if the merger had been completed at the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Accounting Acquirer (Sutherland)	Accounting Acquiree (ZAIS Financial)	Pro Forma Combined
Earnings (loss) Per Common Share:
Basic: For the six months ended June 30, 2016	$0.54	$(0.51)		$0.23
Diluted: For the six months ended June 30, 2016	0.54	(0.51)		0.23
Basic: For the year ended December 31, 2015	1.34	(0.16)		1.26
Diluted: For the year ended December 31, 2015	1.34	(0.16)		1.26
Book Value per Common Share:
June 30, 2016	$14.47	$18.66		$16.72
Dividends per share of common stock
For the six months ended June 30, 2016	$0.38	$0.80	$	N/A
For the year ended December 31, 2015	1.49	1.60		N/A

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a ZAIS Financial stockholder or a Sutherland stockholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of ZAIS Financial and Sutherland because these risks will also affect the combined company. A description of the risks associated with the business of ZAIS Financial can be found in the Annual Report on Form 10-K for the year ended December 31, 2015 of ZAIS Financial and other reports subsequently filed with the SEC, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

Risks Related to the Mergers

The value of the ZAIS Financial common stock that Sutherland stockholders will receive in the Sutherland merger will fluctuate based on the trading price of ZAIS Financial common stock.

At the effective time of the Sutherland merger, each share of Sutherland common stock outstanding immediately prior to the effective time of the Sutherland merger will be cancelled and automatically converted into the right to receive a number of shares of ZAIS Financial common stock based on an exchange ratio that will be determined in accordance with the terms of the merger agreement. That exchange ratio will also be used to determine the number of ZAIS operating partnership units that will be issued to holders of Sutherland operating partnership units. The exchange ratio will be based on the adjusted book value of ZAIS Financial and Sutherland as of a determination date, which the parties have agreed will be July 31, 2016.

After the determination date, the exchange ratio will be fixed, except for certain adjustments on account of changes in the capitalization of ZAIS Financial or Sutherland. However, because of fluctuations in the price of ZAIS Financial common stock, the market value of shares of ZAIS Financial common stock that Sutherland stockholders will be entitled to receive in the Sutherland merger, or that holders of Sutherland operating partnership units will be entitled to receive in the partnership merger, will continue to fluctuate depending on the trading price of the shares of ZAIS Financial common stock prior to the closing of the mergers. These variances may arise due to, among other things:

•	market reaction to the announcement of the mergers;
•	changes in the respective businesses, operations, assets, liabilities and prospects of ZAIS Financial and Sutherland;
•	changes in market assessments of the business, operations, financial position and prospects of ZAIS Financial, Sutherland or the combined company;
•	market assessments of the likelihood that the mergers will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the market prices of shares of ZAIS Financial and Sutherland common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ZAIS Financial and Sutherland operate; and
•	other factors beyond the control of ZAIS Financial and Sutherland, including those described or referred to elsewhere in this “Risk Factors” section.

Sutherland does not have the right to terminate the merger agreement based on a decline in the market price of ZAIS Financial common stock.

The mergers and related transactions are subject to certain approvals by stockholders of both ZAIS Financial and Sutherland.

The merger cannot be completed unless (i) the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sutherland common stock, and (ii) the ZAIS Financial stockholders approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of ZAIS Financial common stock.

The voting power of ZAIS Financial stockholders and Sutherland stockholders will be diluted by the mergers.

The Sutherland merger will dilute the ownership position of the ZAIS Financial stockholders and result in Sutherland stockholders having an ownership stake in the combined company that is smaller than their current stake in Sutherland. Based on the number of shares of Sutherland common stock outstanding on July 18, 2016, the record date for the ZAIS Financial special meeting of stockholders, and an assumed exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock (based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016, calculated in accordance with the merger agreement), upon completion of the Sutherland merger, we estimate that continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the issued and outstanding combined company common stock, and former Sutherland stockholders will own between approximately 86% and 76% of the issued and outstanding combined company common stock, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed. Consequently, ZAIS Financial stockholders and Sutherland stockholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the mergers than they currently exercise over the management and policies of ZAIS Financial and Sutherland, respectively.

Failure to complete the mergers could negatively affect the value of the shares and the future business and financial results of both ZAIS Financial and Sutherland.

If the mergers are not completed, the ongoing businesses of ZAIS Financial and Sutherland could be adversely affected and each of ZAIS Financial and Sutherland will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	ZAIS Financial being required, under certain circumstances, to pay to Sutherland a termination fee of $4 million;
•	Sutherland being required, under certain circumstances, to pay to ZAIS Financial a termination fee of up to $4 million;
•	ZAIS Financial may have taken certain actions, including the sale of its seasoned, re-performing mortgage loans from its residential mortgage investments segment, which we refer to as the whole loan portfolio sale and the unwinding of its mortgage conduit business, in anticipation of completing the mergers;
•	if ZAIS Financial completes the sale of its whole loan portfolio, it will result in a reduction of ZAIS Financial’s investment income and, if the mergers are not completed, may therefore result in a decision to curtail dividends in the future;
•	incurrence of substantial costs by both companies in connection with the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees;
•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers; and
•	reputational harm due to the adverse perception of any failure to successfully complete the mergers.

Additionally, in order to reduce market risk in its investment portfolio, prior to entering into the definitive merger agreement, ZAIS Financial had begun the process of selling its seasoned, re-performing mortgage loans from its residential mortgage investments segment, which we refer to as the whole loan portfolio. The merger agreement requires ZAIS Financial to complete the sale of its whole loan portfolio as a condition to closing of the mergers. If completed, the sale of the whole loan portfolio is likely to result in a reduction of ZAIS Financial’s investment income and, if the mergers are not completed, may therefore result in a decision to curtail dividends in the future. Also, as part of ZAIS Financial’s strategic review, ZAIS Financial had made the decision to cease the purchase of newly originated residential mortgage loans as part of its mortgage conduit purchase program and will began the unwinding of its mortgage conduit business. The merger agreement requires ZAIS Financial to complete the process of unwinding its mortgage conduit business prior to closing.

Furthermore, if the mergers are not completed, Sutherland stockholders will continue to hold shares of Sutherland common stock that are not publicly traded and have limited liquidity, and ZAIS Financial stockholders may not have the opportunity to sell their shares through the tender offer and the ZAIS Financial board will continue to review other liquidity alternatives, which may not occur in the near term or on terms as attractive as the terms of the proposed tender offer or the other transactions contemplated by the merger agreement.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both ZAIS Financial and Sutherland.

The pendency of the mergers could adversely affect the business and operations of ZAIS Financial.

Prior to the effective time of the mergers, some vendors and other counterparties of ZAIS Financial may delay or defer decisions, and ZAIS Financial may take certain actions, including the sale of its whole loan portfolio, in anticipation of the mergers, which could negatively affect the revenues, earnings, cash flows and expenses of ZAIS Financial, regardless of whether the mergers are completed. Additionally, current and prospective employees of ZAIS Financial’s advisor or GMFS may experience uncertainty about their future roles following the mergers, which may materially adversely affect the ability of ZAIS Financial’s advisor or GMFS to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, ZAIS Financial and Sutherland may be unable, during the pendency of the mergers, to undertake certain investments or financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of either ZAIS Financial or Sutherland or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of ZAIS Financial and Sutherland to solicit, initiate, knowingly encourage or facilitate any Acquisition Proposal. With respect to any written, bona fide Acquisition Proposal received by either ZAIS Financial or Sutherland, the other party generally has an opportunity to offer to modify the terms of the merger agreement in response to such proposal before the ZAIS Financial board or the Sutherland board, as the case may be, or committee thereof, may withdraw or modify its recommendation to their respective stockholders in response to such Acquisition Proposal. In the event that either party’s board of directors withdraws or modifies its recommendation, the other party may terminate the merger agreement, in which case a substantial termination fee would be payable by the party whose board withdrew or modified its recommendation. Similarly, a substantial termination fee may be payable in certain circumstances if the merger agreement is terminated because of a failure to obtain stockholder approval following the announcement of a competing acquisition proposal. See “The Merger Agreement — Covenants and Agreements — No Solicitation of Alternative Transactions” beginning on page 210 and “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 219.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ZAIS Financial or Sutherland from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

The mergers are subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the mergers or adversely impact the companies’ ability to complete the transactions.

The completion of the mergers is subject to certain conditions, including, among others, the (i) closing of the whole loan portfolio sale, (ii) receipt of the requisite approvals of ZAIS Financial stockholders and Sutherland stockholders, and (iii) other customary closing conditions set forth in the merger agreement. While it is currently anticipated that the mergers will be completed during the fourth quarter of 2016, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the mergers, whether the mergers will be completed at all and when Sutherland stockholders and holders of Sutherland operating partnership units would receive the merger consideration, if at all.

If the mergers are not consummated by December 31, 2016, either ZAIS Financial or Sutherland may terminate the merger agreement.

Either ZAIS Financial or Sutherland may terminate the merger agreement if the Sutherland merger has not been consummated by December 31, 2016. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the mergers. See “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 219.

Some of the directors and executive officers of ZAIS Financial and Sutherland have interests in seeing the merger completed that are different from, or in addition to, those of the other ZAIS Financial and Sutherland stockholders.

Some of the directors and executive officers of ZAIS Financial and Sutherland have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the stockholders of ZAIS Financial and Sutherland generally. These interests relate to, among other things, affiliations between certain directors and executive officers of ZAIS Financial and Sutherland and ZAIS Financial’s advisor and Waterfall, respectively. These interests, among other things, may influence or may have influenced the directors and executive officers of ZAIS Financial and Sutherland to support or approve the mergers. See “The Mergers — Interests of ZAIS Financial Directors and Executive Officers in the Mergers” beginning on page 159, and “The Mergers — Interests of Sutherland Directors and Executive Officers in the Mergers” beginning on page 160.

Risks Related to the Combined Company Following the Mergers

We expect to incur substantial expenses related to the mergers.

We will incur substantial expenses in connection with completing the mergers, paying the termination fee to ZAIS Financial’s advisor and integrating ZAIS Financial and Sutherland’s business, operations, networks, systems, technologies, policies and procedures. While we expect to incur a certain level of transaction and integration expenses, factors beyond our control could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of the management and duplicative expenses and the realization of economies of scale and cost savings related to the businesses of Sutherland and ZAIS Financial following the closing of the mergers. If the expenses we incur as a result of the mergers are higher than anticipated, our net income per share would be adversely affected.

The future results of the combined company will suffer if we do not effectively manage our expanded portfolio and operations.

The mergers are expected to result in certain benefits to the combined company, including, among others, those described in “The Mergers — Recommendation of the ZAIS Financial Board and its Reasons for the

Mergers” and “The Mergers — Recommendation of the Sutherland Board and its Reasons for the Mergers.” There can be no assurance, however, regarding when or the extent to which the combined company will be able to realize these benefits, which may be difficult, unpredictable and subject to delays. The mergers involve the combination of two companies, which currently operate as independent companies. We will be required to devote significant management attention and resources to integrating the business practices and operations of Sutherland and ZAIS Financial. It is possible that the integration process could result in the distraction of the combined company’s management, the disruption of our ongoing business or inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with operators, vendors and employees or to fully achieve the anticipated benefits of the mergers. There may also be potential unknown or unforeseen liabilities, increased expenses, delays or regulatory conditions integrating Sutherland’s portfolio into ZAIS Financial’s.

Following the mergers, the combined company will have an expanded portfolio and operations and likely will continue to expand our operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. There can be no assurance that the combined company’s expansion or acquisition opportunities will be successful, or that it will realize revenue enhancements or other benefits.

The mergers will result in changes to the board of directors and management that may affect the strategy and operations of the combined company.

If the mergers are completed, the composition of the board of directors and management team will change. Upon the effective time of the mergers, the combined company’s board will consist of the current directors of Sutherland and one current director of ZAIS Financial, David Holman, and the resignations of ZAIS Financial’s other directors will become effective. The management team of the combined company will consist of the current management of Sutherland, and Waterfall will be the manager of the combined company. This new composition of the combined company’s board and management team may affect the business strategy and operating decisions following the closing of the mergers.

Risks Relating to an Investment in the Combined Company’s Common Stock Following the Mergers

The market price of the combined company’s common stock may decline as a result of the mergers or the issuance of shares of common stock.

The market price of the combined company’s common stock may decline as a result of the mergers for a number of reasons, including if the combined company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, if the mergers are completed, stockholders of the combined company will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in the combined company if the mergers are completed, or for other reasons may wish to dispose of some or all of their combined company common stock. If, following the closing of the mergers, there is selling pressure on combined company common stock that exceeds demand at the market price, the price of combined company common stock could decline.

Sutherland cannot assure you that the combined company will be able to continue paying distributions at the rate currently paid by Sutherland.

As noted elsewhere in this joint proxy statement/prospectus, we expect to continue Sutherland’s current distribution practices following the mergers. However, common stockholders of the combined company may not receive distributions following the mergers equivalent to those currently paid by Sutherland for various reasons, including the following:

•	as a result of the mergers and the issuance of shares in connection with the mergers, the total amount of cash required for the combined company to pay dividends at its current rate will increase;

•	the combined company may not have enough cash to pay such distributions due to changes in its cash requirements, capital spending plans, cash flows or financial position or as a result of unknown or unforeseen liabilities incurred in connection with the mergers;
•	decisions on whether, when and in what amounts to make any future distributions will remain at all times entirely at the discretion of the board of directors, which reserves the right to change the combined company’s dividend practices at any time and for any reason;
•	the combined company may desire to retain cash to maintain or improve its credit ratings; and
•	the combined company’s declaration and payment of distributions will be subject to compliance with restrictions contained in its debt instruments and may be subject to restrictions in similar instruments and agreements governing future debt that the combined company may incur.

Sutherland’s existing and future stockholders have no contractual or other legal right to distributions that have not been declared.

Risks Relating to the Combined Company’s Business

We anticipate that a significant portion of the combined company’s investments will be in the form of SBC loans which are subject to increased risks.

Sutherland acquired sub-performing and non-performing loans represented in the aggregate 2.9% of the carrying value and 4.8% of the unpaid principal balance, or UPB, of Sutherland’s total loan portfolio as of June 30, 2016. As of June 30, 2016, Sutherland’s 559 sub-performing and non-performing loans had a current unpaid principal balance of $88.5 million and a carrying value of $49.2 million. Sutherland considers a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower’s contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. Sutherland considers a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Sub-performing and non-performing SBC loans are subject to increased risks of credit loss for a variety of reasons, including, because the underlying property is too highly-leveraged or the borrower has experienced financial distress. Whatever the reason, the borrower may be unable to meet its contractual debt service obligation to Sutherland or the combined company. Sub-performing and non-performing SBC loans may require a substantial amount of workout negotiations and/or restructuring, which may divert the combined company’s attention from other activities and entail, among other things, a substantial reduction in the interest rate or capitalization of past due interest. However, even if restructurings are successfully accomplished, risks still exist that borrowers will not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity. Additional risks inherent in the acquisition of sub-performing and non-performing SBC loans include undisclosed claims, undisclosed tax liens that may have priority, higher legal costs and greater difficulties in determining the value of the underlying property.

As of June 30, 2016 the average loan-to-value, or LTV, of ReadyCap’s originated portfolio was 65.2%. The weighted LTV of Sutherland’s acquired loans was 55.1% as of June 30, 2016. If such SBC loans with higher LTV ratios become delinquent, the combined company may experience greater credit losses compared to lower-leveraged properties. Additional risks inherent in the acquisition of delinquent SBC loans include undisclosed claims, undisclosed tax liens that may have priority, higher legal costs and greater difficulties in determining the value of the underlying property.

The lack of liquidity of the combined company’s assets may adversely affect its business, including the combined company’s ability to value and sell its assets.

A portion of the SBC loans and asset-backed securities, or ABS, the combined company will own or may acquire may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of the combined company’s assets may make it difficult for the combined company to sell such assets if the need or desire arises. In addition, if the combined company is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less value than the value at which it has previously recorded its assets. As a result, the combined company’s ability to vary its portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect its results of operations and financial condition.

Waterfall’s due diligence of potential SBC loans and ABS assets may not reveal all of the liabilities associated with such SBC loans and ABS assets and may not reveal other the combined weaknesses in such SBC loans and ABS assets, which could lead to investment losses.

Before making an investment, Waterfall calculates the level of risk associated with the SBC loan to be acquired or originated based on several factors which include the following: a complete review of seller’s data files, including data integrity, compliance review and custodial file review; rent rolls and other property operating data; personal credit reports of the borrower and owner and/or operator; property valuation review; environmental review; and tax and title search. In making the assessment and otherwise conducting customary due diligence, the combined company will employ standard documentation requirements and require appraisals prepared by local independent third party appraisers it selects. Additionally, the combined company will seek to have sellers provide representations and warranties on SBC loans it acquires, and if the combined company is unable to obtain representations and warranties, it will factor the increased risk into the price it pays for such loans. Despite the combined company’s review process, there can be no assurance that its due diligence process will uncover all relevant facts or that any investment will be successful.

If Waterfall underestimates the credit analysis and the expected risk adjusted return relative to other comparable investment opportunities, the combined company may experience losses.

Waterfall expects to value the combined company’s SBC and SBC ABS investments based on an initial credit analysis and the investment’s expected risk adjusted return relative to other comparable investment opportunities available to the combined company, taking into account estimated future losses on the mortgage loans, and the estimated impact of these losses on expected future cash flows. Waterfall’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that Waterfall underestimates the losses relative to the price the combined company pays for a particular SBC or SBC ABS investment, the combined company may experience losses with respect to such investment.

The failure of a third party servicer or the failure of the combined company’s own internal servicing system to effectively service its portfolio of mortgage loans would materially and adversely affect the combined company.

Most mortgage loans and securitizations of mortgage loans require a servicer to manage collections for each of the underlying loans. The combined company will service its loan portfolio under a “component servicing” model (which includes the use of primary servicing by nationally recognized servicers and sub-servicing by participants in its Qualified Partner Program, or QPP, who specialize in assets for the particular region in which the asset sits), which allows for highly customized loss mitigation strategies for sub-performing, non-performing and performing loans. Performing SBC loans (either loans purchased with historical activity, i.e., not originated, purchased in the secondary market or ReadyCap originations) will be securitized with the combined company retaining the subordinate tranches. KeyBank Real Estate Capital, or KeyBank, performs both primary and special servicing with all loss mitigation decisions directed by Waterfall (which also maintains an option to purchase delinquent loans from the securitization trust). Non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate in its QPP. Servicers’ responsibilities include providing collection activities, loan workouts, modifications and refinancings, foreclosures, short sales, sales of foreclosed real estate and financings to facilitate such sales. Both default frequency and default severity of loans may depend upon the quality of the servicer. If a servicer is not vigilant in encouraging the borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If a servicer takes longer to liquidate non-performing assets, loss severities may be higher than originally anticipated. Higher loss severity may also be caused by less competent dispositions of real estate owned, or REO, properties.

The combined company will seek to increase the value of non-performing and sub-performing loans through special servicing activities that will be performed by its participating special servicers. Servicer quality is of prime importance in the default performance of SBC loans and SBC ABS. Many servicers have gone out of business in recent years, requiring a transfer of loan servicing to another servicer. Should the combined company have to transfer loan servicing to another servicer, the transfer of loans to a new servicer could result in more loans becoming delinquent because of confusion or lack of attention. Servicing transfers involve notifying borrowers to remit payments to the new servicer, and these transfers could result in misdirected notices, misapplied payments, data input errors and other problems. Industry experience indicates that mortgage loan delinquencies and defaults are likely to temporarily increase during the transition to a new servicer and immediately following the servicing transfer. Further, when loan servicing is transferred, loan servicing fees may increase, which may have an adverse effect on the credit support of assets held by the combined company.

Effectively servicing the combined company’s portfolio of SBC loans is critical to its success, particularly given its strategy of maximizing the value of its portfolio with its loan modifications, loss mitigation, restructuring and other special servicing activities, and therefore, if one of the combined company’s servicers fails to effectively service the portfolio of mortgage loans, it could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

The bankruptcy of a third party servicer would adversely affect the combined company’s business, results of operation and financial condition.

Depending on the provisions of the agreement with the servicer of any of the combined company’s SBC loans, the servicer may be allowed to commingle collections on the mortgage loans owned by the combined company with its own funds for certain periods of time (usually a few business days) after the servicer receives them. In the event of a bankruptcy of a servicer, the combined company may not have a perfected interest in any collections on the mortgage loans owned by the combined company that are in that servicer’s possession at the time of the commencement of the bankruptcy case. The servicer may not be required to turn over to the combined company any collections on mortgage loans that are in its possession at the time it goes into bankruptcy. To the extent that a servicer has commingled collections on mortgage loans with its own funds, the combined company may be required to return to that servicer as preferential transfers all payments received on the mortgage loans during a period of up to one year prior to that servicer’s bankruptcy.

If a servicer were to go into bankruptcy, it may stop performing its servicing functions (including any obligations to advance moneys in respect of a mortgage loan) and it may be difficult to find a third party to act as that servicer’s successor. Alternatively the servicer may take the position that unless the amount of its compensation is increased or the terms of its servicing obligations are otherwise altered it will stop performing its obligations as servicer. If it were to be difficult to find a third party to succeed the servicer, the combined company may have no choice but to agree to a servicer’s demands. The servicer may also have the power, with the approval of the bankruptcy court, to assign its rights and obligations to a third party without the combined company’s consent, and even over its objections, and without complying with the terms of the applicable servicing agreement. The automatic stay provisions of Title 11 of the United States Code, or the Bankruptcy Code, would prevent (unless the permission of the bankruptcy court were obtained) any action by the combined company to enforce the servicer’s obligations under its servicing agreement or to collect any amount owed to the combined company by the servicer. The Bankruptcy Code also prevents the removal of the servicer as servicer and the appointment of a successor without the permission of the bankruptcy court or the consent of the servicer.

Any costs or delays involved in the completion of a foreclosure or liquidation of the underlying property may further reduce proceeds from the property and may increase the loss.

In the future, it is possible that the combined company may find it necessary or desirable to foreclose on some, if not many, of the SBC loans the combined company acquires, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against the combined company including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the combined company into a modification of the SBC loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a decrease in its value. Even if the combined company is successful in foreclosing on a SBC loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover its cost basis in the SBC loan, resulting in a loss to the combined company. Furthermore, any costs or delays involved in the completion of a foreclosure of the SBC loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the commercial SBC loans in which the combined company invests and, therefore, could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

Inaccurate and/or incomplete information received in connection with the combined company’s due diligence and underwriting process could have a negative impact on its financial condition and results of operation.

The combined company’s credit and underwriting philosophy for both acquired and originated SBC loans will encompass individual borrower and property diligence, taking into consideration several factors, including (i) the seller’s data files, including data integrity, compliance review and custodial file review; (ii) rent rolls and other property operating data; (iii) personal credit reports of the borrower, owner and/or operator; (iv) property valuations; (v) environmental reviews; and (vi) tax and title searches. The combined company will also ask sellers to provide representations and warranties on SBC loans the combined company acquires, and if the combined company is unable to obtain representations and warranties, it will factor the increased risk into the price it pays for such loans. The combined company’s financial condition and results of operations could be negatively impacted to the extent it relies on information that is misleading, inaccurate or incomplete.

The use of underwriting guideline exceptions in the SBC loan origination process may result in increased delinquencies and defaults.

Although SBC loan originators generally underwrite mortgage loans in accordance with their pre-determined loan underwriting guidelines, from time to time and in the ordinary course of business, originators, including the combined company, will make exceptions to these guidelines. On a case by case basis, the combined company’s underwriters may determine that a prospective borrower that does not strictly qualify under the combined company’s underwriting guidelines warrants an underwriting exception, based upon compensating factors. Compensating factors may include a lower LTV ratio, a higher debt coverage ratio, experience as a real estate owner or investor, borrower net worth or liquidity, stable employment, longer length of time in business and length of time owning the property. Loans originated with exceptions may result in a higher number of delinquencies and defaults, which could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

Deficiencies in appraisal quality in the mortgage loan origination and acquisition process may result in increased principal loss severity.

During the mortgage loan underwriting process, appraisals are generally obtained on the collateral underlying each prospective mortgage. The quality of these appraisals may vary widely in accuracy and consistency. The appraiser may feel pressure from the broker or lender to provide an appraisal in the amount necessary to enable the originator to make the loan, whether or not the value of the property justifies such an appraised value. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans, which could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

The combined company may be exposed to environmental liabilities with respect to properties to which the combined company takes title, which may in turn decrease the value of the underlying properties.

In the course of the combined company’s business, the combined company may take title to real estate, and, if it does take title, it could be subject to environmental liabilities with respect to these properties. In such a circumstance, the combined company may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or it may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If the combined company ever becomes subject to significant environmental liabilities, its business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by the combined company.

Waterfall will utilize analytical models and data in connection with the valuation of the combined company’s SBC loans and SBC ABS, and any incorrect, misleading or incomplete information used in connection therewith would subject the combined company to potential risks.

As part of the risk management process Waterfall intends to use detailed proprietary models, including loan level non-performing loan models, to evaluate collateral liquidation timelines and price changes by region, along with the impact of different loss mitigation plans. Additionally, Waterfall intends to use information, models and data supplied by third parties. Models and data will be used to value potential target assets. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose the combined company to potential risks. For example, by relying on incorrect models and data, especially valuation models, Waterfall may be induced to buy certain target assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

Any disruption in the availability and/or functionality of the combined company’s technology infrastructure and systems and any failure of the combined company’s security measures related to these systems could adversely impact its business.

The combined company’s ability to acquire and originate SBC loans and manage any related interest rate risks and credit risks is critical to its success and is highly dependent upon the efficient and uninterrupted operation of its computer and communications hardware and software systems. For example, the combined company will rely on its proprietary database to track and maintain all loan performance and servicing activity data for loans in its portfolio. This data is used to manage the portfolio, track loan performance, develop and execute asset disposition strategies. In addition, this data is used to evaluate and price new investment opportunities. Some of these systems will be located at the combined company’s facility and some will be maintained by third party vendors. Any significant interruption in the availability and functionality of these systems could harm the combined company’s business. In the event of a systems failure or interruption by the combined company’s third party vendors, the combined company will have limited ability to affect the timing and success of systems restoration. If such interruptions continue for a prolonged period of time, it could have a material and adverse impact on the combined company’s business, results of operations and financial condition.

The combined company’s security measures may not effectively prohibit others from obtaining improper access to its information. If a person is able to circumvent the combined company’s security measures, he or she could destroy or misappropriate valuable information or disrupt the combined company’s operations. Any security breach could expose the combined company to risks of data loss, litigation and liability and could seriously disrupt the combined company’s operations and harm its reputation.

Difficult conditions in the mortgage, residential and commercial real estate markets may cause the combined company to experience market losses related to its holdings, and there is no assurance that these conditions will improve in the near future.

The combined company’s results of operations are materially affected by conditions in the mortgage market, the residential and commercial real estate markets, the financial markets and the economy generally. Continuing concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, unemployment and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the U.S. mortgage market has been severely affected by changes in the lending landscape and has experienced defaults, credit losses and significant liquidity concerns, and there is no assurance that these conditions have fully stabilized or that they will not worsen. This is especially true in the SBC loan sector. Based on publicly available data from Boxwood Means Inc., a real estate research and consulting firm, as of March 31, 2016, while commercial property prices have almost recovered to their 2007 peak SBC property prices have increased only 16.3% from the 2012, trough. Sutherland believes this trend suggests continued tight credit in SBC lending. Disruptions in mortgage markets negatively impact new demand for real estate. A deterioration of the SBC or SBC ABS markets may cause the combined company to experience losses related to its assets and to sell assets at a loss. The combined company’s profitability may be materially adversely affected if it is unable to obtain cost effective financing. A continuation or increase in the volatility and deterioration in the SBC and SBC ABS markets as well as the broader financial markets may adversely affect the performance and fair market values of the combined company’s SBC loan and SBC ABS assets and may adversely affect the combined company’s results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to the combined company’s stockholders.

New entrants in the market for SBC loan acquisitions and originations could adversely impact the combined company’s ability to acquire SBC loans at attractive prices and originate SBC loans at attractive risk-adjusted returns.

Although Sutherland believes that Sutherland is currently one of only a handful of active market participants in the secondary SBC loan market, new entrants in this market could adversely impact the combined company’s ability to acquire and originate SBC loans at attractive prices. In acquiring and originating the combined company’s target assets, the combined company may compete with numerous regional and community banks, specialty finance companies, savings and loan associations, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities, and the combined company expects that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of SBC assets suitable for purchase, which may cause the price for such assets to rise, which may limit the combined company’s ability to generate desired returns. Additionally, origination of SBC loans by the combined company’s competitors may increase the availability of SBC loans which may result in a reduction of interest rates on SBC loans. Some competitors may have a lower cost of funds and access to funding sources that may not be available to the combined company. Many of the combined company’s competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the Investment Company Act of 1940, or the 1940 Act. In addition, some of the combined company’s competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of SBC loan and ABS assets and establish more relationships than the combined company.

The combined company cannot assure you that the competitive pressures it may face will not have a material adverse effect on its business, financial condition and results of operations. Also, as a result of this competition, desirable investments in the combined company’s target assets may be limited in the future and the combined company may not be able to take advantage of attractive investment opportunities from time to time, as the combined company can provide no assurance that it will be able to identify and make investments that are consistent with its investment objectives.

The combined company cannot predict the unintended consequences and market distortions that may stem from far-ranging regulatory reform of the oversight of financial markets.

In response to the financial issues affecting the banking system and financial markets and ongoing concerns of, and threats to, commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. Government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. Government or such actions do not function as intended, the combined company’s business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

In July 2010, the U.S. Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act has imposed significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increase capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the MBS market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. The Dodd-Frank Act also imposes significant regulatory restrictions on the origination and securitization of commercial mortgage loans. Also, the SEC has proposed significant changes to Regulation AB, which, if adopted in their present form, could have sweeping changes to commercial and residential mortgage loan securitization markets as well as to the market for the re-securitization of MBS. The Dodd-Frank Act also created a new regulator, the Consumer Financial Protection Bureau, or the CFPB, which oversees many of the core laws which regulate the mortgage industry, including the Real Estate Settlement Procedures Act and the Truth in Lending Act. While the full impact of the Dodd-Frank Act and the role of the CFPB cannot be assessed until all implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from the combined company’s lender counterparties and the availability or terms of SBC loans and MBS, both of which may have an adverse effect on the combined company’s financial condition and results of operations.

In addition, the U.S. Government, Federal Reserve, U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis that began in 2007. The combined company cannot predict whether or when such actions may occur or what effect, if any, such actions could have on the combined company’s business, results of operations and financial condition. In addition, because the programs are designed, in part, to provide liquidity to restart the market for certain of the combined company’s targeted assets, the establishment of these programs may result in increased competition for opportunities in its targeted assets. It is also possible that the combined company’s competitors may utilize the programs which would provide them with debt and equity capital funding from the U.S. government.

The increasing number of proposed United States federal, state and local laws may affect certain mortgage-related assets in which the combined company intends to invest and could materially increase the combined company’s cost of doing business.

Various bankruptcy legislation has been proposed that, among other provisions, could allow judges to modify the terms of residential mortgages in bankruptcy proceedings, could hinder the ability of the servicer to foreclose promptly on defaulted mortgage loans or permit limited assignee liability for certain violations in the mortgage loan origination process, any or all of which could adversely affect the combined company’s business or result in the combined company being held responsible for violations in the mortgage loan origination process even where it was not the originator of the loan. The combined company does not know what impact this type of legislation, which has been primarily, if not entirely, focused on residential mortgage originations, would have on the SBC loan market. The combined company is unable to predict whether United States federal, state or local authorities, or other pertinent bodies, will enact legislation, laws, rules, regulations, handbooks, guidelines or similar provisions that will affect its business or require changes in its practices in the future, and any such changes could materially and adversely affect its cost of doing business and profitability.

Failure to obtain or maintain required approvals and/or state licenses necessary to operate the combined company’s mortgage-related activities may adversely impact its investment strategy.

The combined company may be required to obtain and maintain various approvals and/or licenses from federal or state governmental authorities, government sponsored entities or similar bodies in connection with some or all of its activities. There is no assurance that the combined company can obtain and maintain any or all of the approvals and licenses that it desires or that it will avoid experiencing significant delays in seeking such approvals and licenses. Furthermore, the combined company will be subject to various disclosure and other requirements to obtain and maintain these approvals and licenses, and there is no assurance that it will satisfy those requirements. The combined company’s failure to obtain or maintain licenses will restrict its options and ability to engage in desired activities, and could subject the combined company to fines, suspensions, terminations and various other adverse actions if it is determined that the combined company has engaged without the requisite approvals or licenses in activities that required an approval or license, which could have a material and adverse effect on its business, results of operation and financial condition.

Some of the combined company’s SBC loans will have interest rate features that adjust over time, and any interest rate caps on these loans may reduce the combined company’s income or cause it to suffer a loss during periods of rising interest rates.

The combined company’s adjustable rate mortgages, or ARMs, are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a loan. The combined company’s borrowings, including its repurchase agreement and securitizations, are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on the combined company’s borrowings could increase without limitation while interest rate caps would limit the interest rates on the combined company’s ARMs. This problem is magnified for the combined company’s ARMs that are not fully indexed. Further, some ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, the combined company could receive less cash income on ARMs than it needs to pay interest on its related borrowings. These factors could lower the combined company’s net interest income or cause it to suffer a loss during periods of rising interest rates.

The combined company’s inability to manage future growth effectively could have an adverse impact on its financial condition and results of operations.

The combined company’s ability to achieve its investment objectives will depend on its ability to grow, which will depend, in turn, on Waterfall’s ability to identify, acquire, originate and invest in SBC loans and ABS that meet the combined company’s investment criteria. The combined company’s ability to grow its business will depend in large part on its ability to expand its SBC loan origination activities. Any failure to effectively manage the combined company’s future growth, including a failure to successfully expand its SBC loan origination activities could have a material and adverse effect on the combined company’s business, financial condition and results of operations.

Accounting rules for certain of the combined company’s transactions are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or the combined company’s assumptions could adversely impact the combined company’s ability to timely and accurately prepare its consolidated financial statements.

The combined company is subject to Financial Accounting Standards Board, or FASB, standards and interpretations that can result in significant accounting changes that could have a material and adverse impact on its results of operations and financial condition. Accounting rules for financial instruments, including the acquisition and sales or securitization of mortgage loans, investments in ABS, derivatives, investment consolidations and other aspects of the combined company’s anticipated operations are highly complex and involve significant judgment and assumptions. For example, the combined company estimates and judgments are based on a number of factors, including projected cash flows from the collateral securing the combined company’s SBC loans, the likelihood of repayment in full at the maturity of a loan, potential for a SBC loan refinancing opportunity in the future and expected market discount rates for varying property types. These complexities could lead to a delay in the preparation of financial information and the delivery of this information to the combined company’s stockholders.

Changes in accounting rules, interpretations or the combined company’s assumptions could also undermine the combined company’s ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in the combined company’s financial information and could materially and adversely affect the market price of the combined company’s common stock.

The combined company will depend on Waterfall and its key personnel for its success. The combined company may not find a suitable replacement for Waterfall if the management agreement with Waterfall is terminated, or if key personnel leave the employment of Waterfall or otherwise become unavailable to the combined company.

The combined company will be dependent on Waterfall for its day-to-day management. Frederick Herbst, who is employed by Waterfall and serves as Sutherland’s Chief Financial Officer, is dedicated exclusively to Sutherland, and four of Waterfall’s accounting professionals are also dedicated primarily to Sutherland, and such persons are expected to be dedicated to the combined company. In addition, Waterfall or the combined company may in the future hire additional personnel that may be dedicated to the combined company. Waterfall is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to the combined company, nor is it or its personnel obligated to dedicate any specific portion of its or their time to the combined company’s business. The combined company will also be responsible for the costs of its own employees. However, with the exception of the combined company’s ReadyCap and GMFS subsidiaries, which will employ their own personnel, the combined company does not expect to have its own employees. Accordingly, Sutherland believes that the combined company’s success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of Waterfall. The executive officers and key personnel of Waterfall will evaluate, negotiate, structure, close and monitor the combined company’s acquisitions of assets, and the combined company’s success will depend on its continued service. The departure of any of the executive officers or key personnel of Waterfall could have a material adverse effect on the combined company’s performance. In addition, the combined company offers no assurance that Waterfall will remain the combined company’s manager or that the combined company will continue to have access to Waterfall’s principals and professionals. The initial term of the combined company’s management agreement with Waterfall only extends for three years from the closing of the mergers, with automatic one-year renewal terms starting on the third anniversary of the closing of the mergers. If the management agreement is terminated and no suitable replacement is found to manage the combined company, the combined company may not be able to execute its business plan.

Should one or more of Waterfall’s key personnel leave the employment of Waterfall or otherwise become unavailable to the combined company, Waterfall may not be able to find a suitable replacement and the combined company may not be able to execute certain aspects of its business plan.

There are various conflicts of interest in the combined company’s relationship with Waterfall which could result in decisions that are not in the best interests of the combined company’s stockholders.

The combined company is subject to conflicts of interest arising out of its relationship with Waterfall and its affiliates. Frederick Herbst, who is employed by Waterfall and will serve as the combined company’s Chief Financial Officer, will be dedicated exclusively to the combined company and four of Waterfall’s accounting professionals also are expected to be dedicated primarily to the combined company. With the exception of the combined company’s ReadyCap and GMFS subsidiaries, which will employ their own personnel, the combined company does not expect to have its own employees. In addition, the combined company expects that the Chief Executive Officer, President, portfolio managers and any other appropriate personnel of Waterfall will devote such portion of their time to the combined company’s affairs as is necessary to enable the combined company to effectively operate its business. Waterfall and the combined company’s officers may have conflicts between their duties to the combined company and their duties to, and interests in, Waterfall and its affiliates. Waterfall is not required to devote a specific amount of time or the services of any particular individual to the combined company’s operations. Waterfall manages or provides services to other clients, and the combined company will compete with these other clients for Waterfall’s resources and support. The ability of Waterfall and its officers and personnel to engage in other business activities may reduce the time they spend advising the combined company.

There may also be conflicts in allocating assets that are suitable for the combined company and other clients of Waterfall and its affiliates. Waterfall manages a series of funds and a limited number of separate accounts, which focus on a range of ABS other credit strategies. With the exception of the Olympic Fund, discussed below, none of these other funds or separate accounts focus on SBC loans as their primary business strategy.

To address certain potential conflicts arising from the combined company’s relationship with Waterfall or its affiliates, Waterfall has agreed in the side letter agreement that, for so long as the management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where the combined company does not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless Waterfall obtains the prior approval of a majority of the combined company’s board (including a majority of the combined company’s independent directors), or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless the combined company is first offered the investment opportunity and a majority of the combined company board (including a majority of the combined company’s independent directors) decide not to acquire such assets.

In March 2014, due to the size of SBC mortgage loan opportunities, which exceeded Sutherland’s financing capacity at that time, Waterfall sponsored the Olympic Fund. The Olympic Fund was established to invest in assets that may not be qualifying assets for REIT purposes or to invest in SBC loan assets that Sutherland declines to purchase for any reason. The Olympic Fund purchased SBC mortgage loans for $431.1 million over 16 transactions and SBC ABS for $83.0 million over four transactions from March 31, 2014 through June 30, 2016. These opportunities were first presented to Sutherland and a majority of Sutherland’s board of directors (including a majority of Sutherland’s independent directors) decided not to acquire such assets and consented to the formation of the Olympic Fund. Waterfall will continue to seek the consent of the combined company board (including a majority of the combined company’s independent directors) before allocating asset opportunities to the Olympic Fund, and anticipates that as the combined company’s debt and equity financing sources continue to grow, Waterfall will only allocate asset opportunities to the Olympic Fund that are not qualifying REIT assets.

The side letter agreement does not cover SBC ABS acquired in the market and non-real estate secured loans and the combined company may compete with other existing clients of Waterfall and its affiliates, including the Olympic Fund, other funds managed by Waterfall which focus on a range of ABS and other credit strategies and separately managed accounts, and future clients of Waterfall and its affiliates in acquiring SBC ABS, non-real estate secured loans and portfolios of assets less than a majority of which (by value or UPB) are SBC loans, and in acquiring other target assets that do not involve SBC loans. As of June 30, 2016, the Olympic Fund, these other funds and the separately managed accounts had funds available for investment of $90.8 million, $367.0 million and $127.9 million, respectively.

There is no assurance that the side letter agreement or the allocation policy that addresses some of the conflicts relating to the combined company’s assets, which is described under “The Mergers — Interests of Sutherland’s Directors and Executive Officers in the Mergers,” will be adequate to address all of the conflicts that may arise.

The combined company will pay Waterfall substantial management fees regardless of the performance of its portfolio. Waterfall’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for the combined company’s portfolio. This in turn could hurt both the combined company’s ability to make distributions to its stockholders and the market price of the combined company’s common stock.

The management agreement was negotiated between related parties and their terms, including fees payable, may not be as favorable to the combined company as if they had been negotiated with unaffiliated third parties.

The termination of the management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance, which may adversely affect the combined company’s inclination to end its relationship with Waterfall.

Termination of the management agreement without cause is difficult and costly. The combined company’s independent directors will review Waterfall’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of the combined company’s independent directors, or by a vote of the holders of at least a majority of the outstanding shares of the combined company common stock (other than shares held by members of the combined company’s senior management team and affiliates of Waterfall), based upon: (i) Waterfall’s unsatisfactory performance that is materially detrimental to the combined company, or (ii) a determination that the management fees or incentive distribution payable to Waterfall are not fair, subject to Waterfall’s right to prevent termination based on unfair fees by accepting a reduction of management fees or incentive distribution agreed to by at least two-thirds of the combined company’s independent directors. The combined company must provide Waterfall with 180 days prior notice of any such termination. Additionally, upon such a termination without cause, the management agreement provides that the combined company will pay Waterfall a termination fee equal to three times the average annual base management fee earned by Waterfall during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, except upon an internalization. Additionally, if the management agreement is terminated under circumstances in which the combined company is obligated to make a termination payment to Waterfall, the combined company’s operating partnership shall repurchase, concurrently with such termination, the Class A special unit for an amount equal to three times the average annual amount of the incentive distribution paid or payable in respect of the Class A special unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. These provisions may increase the cost to the combined company of terminating the management agreement and adversely affect the combined company’s ability to terminate Waterfall without cause.

Waterfall is only contractually committed to serve the combined company until three years from the closing of the mergers, with automatic one-year renewal terms starting on the third anniversary of the closing of the mergers. If the management agreement is terminated and no suitable replacement is found to manage the combined company, the combined company may not be able to execute its business plan.

If the combined company internalizes its management functions or if Waterfall is internalized by another sponsored program, the combined company may be unable to obtain key personnel, and the consideration the combined company pays for any such internalization could exceed the amount of any termination fee, either of which could have a material and adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may engage in an internalization transaction and, become self-managed and if this were to occur, certain key employees may not become the combined company’s employees but may instead remain employees of Waterfall or its affiliates. An inability to manage an internalization transaction effectively could thus result in the combined company incurring excess costs and suffering deficiencies in its disclosure controls and procedures or its internal control over financial reporting. Such deficiencies could cause the combined company to incur additional costs, and the combined company’s management’s attention could be diverted from most effectively managing its investments. Additionally, if another program sponsored by Waterfall internalizes Waterfall, key personnel of Waterfall, who also are key personnel of the other sponsored program, would become employees of the other program and would no longer be available to the combined company. Any such loss of key personnel could adversely impact the combined company’s ability to execute certain aspects of its business plan. Furthermore, in the case of any internalization transaction, the combined company expects that it would be required to pay consideration to compensate Waterfall for the internalization in an amount that the combined company will negotiate with Waterfall in good faith and which will require approval of at least a majority of the combined company’s independent directors. It is possible that such consideration could exceed the amount of the termination fee that would be due to Waterfall if the conditions for terminating the management agreement without cause are satisfied and the combined company elected to terminate the management agreement and payment of such consideration could have a material and adverse effect on the combined company’s business, financial condition and results of operations.

Waterfall and its affiliates have limited prior experience operating a REIT and therefore may have difficulty in successfully and profitably operating the combined company’s business or complying with regulatory requirements, including the REIT provisions of the Code, which may hinder their ability to achieve the combined company’s objectives or result in loss of the combined company’s qualification as a REIT.

Prior to the completion of the 2013 private placement of Sutherland, Waterfall and its affiliates had no experience operating a REIT or complying with regulatory requirements, including the REIT provisions of the Code. The REIT rules and regulations are highly technical and complex, and the failure to comply with the income, asset, and other limitations imposed by these rules and regulations could prevent the combined company from qualifying as a REIT or could force the combined company to pay unexpected taxes and penalties. Waterfall and its affiliates have limited experience operating a business in compliance with the numerous technical restrictions and limitations set forth in the Code or the 1940 Act, applicable to REITs. The combined company cannot assure you that Waterfall or the combined company’s management team will perform on the combined company’s behalf as they have in their previous endeavors. The inexperience of Waterfall and its affiliates described above may hinder its ability to achieve the combined company’s objectives or result in loss of the combined company’s qualification as a REIT or payment of taxes and penalties. As a result, the combined company cannot assure you that it will be able to successfully operate as a REIT, execute its business strategies or comply with regulatory requirements applicable to REITs.

Waterfall’s base management fee may reduce its incentive to devote its time and effort to seeking attractive assets for the combined company’s portfolio because the fee is payable regardless of the combined company’s performance.

The combined company will pay Waterfall a base management fee regardless of the performance of the combined company’s portfolio. Waterfall’s entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for the combined company’s portfolio. This in turn could hurt both the combined company’s ability to make distributions to its stockholders and the market price of combined company’s common stock.

The Class A special unit entitling Waterfall to an incentive distribution may induce Waterfall to make certain investments that may not be favorable to the combined company, including speculative investments.

Under the surviving partnership agreement of the combined company operating partnership, Waterfall, the holder of the Class A special unit, will be entitled to receive an incentive distribution that may cause Waterfall to place undue emphasis on the maximization of the combined company’s “core earnings” at the expense of other criteria, such as preservation of capital, to achieve a higher incentive distribution. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of the combined company’s portfolio.

The combined company’s board will not approve each investment and financing decision made by Waterfall unless required by the combined company’s investment guidelines.

The combined company expects to authorize Waterfall to follow broad investment guidelines established by the combined company’s board. The combined company’s board will periodically review the combined company’s investment guidelines and investment portfolio but will not, and will not be required to, review all of the combined company’s proposed investments. These investment guidelines may be changed from time to time by the combined company’s board without the approval of the combined company’s stockholders. To the extent that the combined company’s board approves material changes to the investment guidelines, the combined company will inform stockholders of such changes through disclosure in its periodic reports and other filings required under the Exchange Act. In addition, in conducting its periodic reviews, the combined company’s board may rely primarily on information provided to them by Waterfall. Furthermore, Waterfall may use complex strategies, and transactions entered into may be costly, difficult or impossible to unwind by the time they are reviewed by the combined company’s board. Accordingly, Waterfall will have great latitude in determining the types and amounts of target assets it may decide are attractive investments for the combined company, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect the combined company’s business operations and results.

The combined company is highly dependent on information systems and communication systems; systems failures and other operational disruptions could significantly affect its business, which may, in turn, negatively affect its operating results and its ability to pay dividends to its stockholders.

The combined company’s business is highly dependent on the communications and information systems of the combined company and GMFS, which may interface with or depend on systems operated by third parties, including market counterparties, loan originators and other service providers. Any failure or interruption of these systems could cause delays or other problems in the combined company’s activities, including in its target asset origination or acquisition activities, which could have a material adverse effect on the combined company’s operating results and negatively affect the value of its common stock and its ability to pay dividends to its stockholders.

Additionally, the combined company relies heavily on financial, accounting and other data processing systems and operational risks arising from mistakes made in the confirmation or settlement of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in the combined company’s operations may cause it to suffer financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage.

The combined company may be subject to liability in connection with its residential mortgage loans for potential violations of consumer protection laws and regulations.

Federal consumer protection laws and regulations have been enacted and promulgated that are designed to regulate residential mortgage loan underwriting and originators’ lending processes, standards, and disclosures to borrowers. These laws and regulations include the ATR/Qualified Mortgage Rule and the Servicing Rules. In addition, there are various other federal, state, and local laws and regulations that are intended to discourage predatory lending practices by residential mortgage loan originators. For example, the federal Home Ownership and Equity Protection Act of 1994 prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases may impose restrictions and requirements greater than those in place under federal laws and regulations. In addition, under the anti-predatory lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the borrower. This test, as well as certain standards set forth in the ATR/Qualified Mortgage Rule, may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan did not meet the standard or test even if the originator reasonably believed such standard or test had been satisfied.

Mortgage loans also are subject to various other federal laws, including:

•	the Equal Credit Opportunity Act of 1974, as amended and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act of 1968, as amended, in the extension of credit;
•	the Truth in Lending Act, or TILA, and Regulation Z promulgated under TILA, which both require certain disclosures to the mortgagors regarding the terms of residential loans;
•	the Real Estate Settlement Procedures Act, or RESPA, and Regulation X promulgated under RESPA, which (among other things) prohibit the payment of referral fees for real estate settlement services (including mortgage lending and brokerage services) and regulate escrow accounts for taxes and insurance and billing inquiries made by mortgagors;

•	the Americans with Disabilities Act of 1990, as amended which, among other things, prohibits discrimination on the basis of disability in the full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of any place of public accommodation;
•	the Fair Credit Reporting Act of 1970, as amended, which regulates the use and reporting of information related to the borrower’s credit experience;
•	the Consumer Financial Protection Act, enacted as part of the Dodd-Frank Act, which (among other things) created the CFPB and gave it broad rulemaking, supervisory and enforcement jurisdiction over mortgage lenders and servicers, and proscribes any unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;
•	the Home Equity Loan Consumer Protection Act of 1988, which requires additional disclosures and limits changes that may be made to the loan documents without the mortgagor’s consent, and restricts a mortgagee’s ability to declare a default or to suspend or reduce a mortgagor’s credit limit to certain enumerated events;
•	the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws;
•	the Dodd-Frank Act, including as described above under “— The combined company cannot predict the unintended consequences and market distortions that may stem from far-ranging regulatory reform of the oversight of financial markets”; and
•	the Service members Civil Relief Act, as amended, which provides relief to borrowers who enter into active military service or who were on reserve status but are called to active duty after the origination of their mortgage loans; and
•	the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions.

Failure of the combined company, residential mortgage loan originators, mortgage brokers or servicers to comply with these laws and regulations, could subject the combined company to monetary penalties and defenses to foreclosure, including by recoupment or setoff of finance charges and fees collected, and could result in rescission of the affected residential mortgage loans, which could adversely impact the combined company’s business and financial results.

GMFS is a seller/servicer approved to sell residential mortgage loans to Freddie Mac and Fannie Mae and failure to maintain its status as an approved seller/servicer could harm the combined company’s business.

GMFS is an approved Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, Ginnie Mae issuer, Department of Housing and Urban Development/Federal Housing administration, which we refer to as FHA, mortgagee, U.S. Department of Agriculture, which we refer to as USDA, approved originator and, U.S. Department of Veteran’s Affairs, which we refer to as VA, lender. As an approved seller/servicer, GMFS is required to conduct certain aspects of its operations in accordance with applicable policies and guidelines published by these entities and GMFS is required to pledge a certain amount of cash to them to collateralize potential obligations to these entities. Failure to maintain GMFS’s status as an approved seller/servicer would mean it would not be able to sell mortgage loans to these entities, could result in it being required to re-purchase loans previously sold to these entities, or could otherwise restrict the its business and investment options and could harm its business and expose it to losses or other claims. Fannie Mae, Freddie Mac or these other entities may, in the future, require GMFS to hold additional capital or pledge additional cash or assets in order to maintain approved seller/servicer status, which, if required, would adversely impact the combined company’s financial results.

GMFS operates within a highly regulated industry on a federal, state and local level and the business results of GMFS are significantly impacted by the laws and regulations to which GMFS is subject.

As a mortgage loan originator, GMFS is subject to extensive and comprehensive regulation under federal, state and local laws in the United States. These laws and regulations significantly affect the way that GMFS conducts its business and restrict the scope of the existing business of GMFS and limit the ability of GMFS to expand its product offerings or can make the cost to originate and service mortgage loans higher, which could impact the combined company’s financial results.

The CFPB issued proposed changes to its Servicing Rules in November 2014. The proposed changes, if adopted, may increase the costs of loss mitigation and increase foreclosure timelines. Other new regulatory requirements or changes to existing requirements that the CFPB may promulgate could require changes in the business of GMFS, result in increased compliance costs and impair the profitability of such business. In addition, as a result of the Dodd-Frank Act’s potential expansion of the authority of state attorneys general to bring actions to enforce federal consumer protection legislation, GMFS could be subject to state lawsuits and enforcement actions, thereby further increasing the legal and compliance costs relating to GMFS. The proposed amendments to the Servicing Rules will increase the complexity of the loss mitigation and foreclosure processes and an inadvertent failure to comply with these rules could lead to losses in the value of the mortgage loans, be an event of default under various servicing agreements or subject GMFS to fines and penalties. The cumulative effect of these changes could result in a material impact on the combined company’s earnings.

Additionally, the Dodd-Frank Act directed the CFPB to integrate certain mortgage loan disclosures under the TILA and RESPA, and effective October 3, 2015, new disclosure rules went into effect for newly originated residential mortgage loans. These rules include new consumer disclosure document forms, new processes for determining when disclosures must be updated and new timelines for providing disclosure documents to borrowers. These new rules have created the need for substantial system and process changes at GMFS and new training for its employees. Failure to comply with these new requirements may result in penalties for disclosure violations under the TILA and RESPA.

GMFS could be subject to additional regulatory requirements or changes under the Dodd Frank Act beyond those currently proposed, adopted or contemplated, particularly given the ongoing heightened regulatory environment in which financial institutions operate. The ongoing implementation of the Dodd Frank Act, including the implementation of the Servicing Rules and the rules related to mortgage loan disclosures by the CFPB, could increase the regulatory compliance burden and associated costs of GMFS and place restrictions on the operations of GMFS, which could in turn adversely affect the combined company’s, financial condition and results of operations.

Mortgage loan modification and refinance programs as well as future legislative action may adversely affect the value of, and the returns on, the target assets in which the combined company invests.

The U.S. Government, through the Federal Reserve, the FHA and the FDIC, commenced implementation of programs designed to provide homeowners with assistance in avoiding residential or commercial mortgage loan foreclosures, including the Home Affordable Modification Program, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, and the Home Affordable Refinance Program, which we refer to as HARP, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios without new mortgage insurance. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans.

Loan modification and refinance programs may adversely affect the performance of residential mortgage loans, Agency RMBS and non-Agency RMBS. Especially with non-Agency RMBS, a significant number of loan modifications with respect to a given security, including those related to principal forgiveness and coupon reduction, could negatively impact the realized yields and cash flows on such security. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae, may adversely affect the value of, and the returns on, residential mortgage loans, non-Agency RMBS, Agency RMBS and the combined company’s other target assets that it may purchase.

Reverse mortgages have payment terms which are different from traditional forward mortgages, and if the actual rate and timing of payoffs of these loans differ significantly from the combined company’s expectations, the market value of its reverse mortgage loans may be materially adversely affected.

In addition to traditional forward mortgage loans, GMFS also originates and acquires home equity conversion mortgage loans, which we refer to as HECM loans, which are reverse mortgage loans that are insured by the FHA. With a reverse mortgage loan, unlike a traditional forward mortgage loan, the borrower does not make ongoing cash payments of principal or interest. Rather, with a reverse mortgage loan, payment of interest and repayment of principal is not triggered until a maturity event — such as death, non-occupancy, sale of the property or other conveyance of title to the property, or a failure to perform certain obligations which remain uncured under the loan. The loan balance of a reverse mortgage loan accrues at a fixed or floating rate of interest and, similar to a traditional forward mortgage loan, the borrower continues to own and live in the home and remains responsible only for maintaining the home in good repair and paying real estate taxes and property insurance premiums for the life of the loan.

HECM loans are generally assignable to the FHA at par when the loan balance reaches 98% of its maximum claim amount. The maximum claim amount is the maximum dollar amount that the FHA will pay on a claim for insurance benefits with respect to a HECM loan or on assignment of a HECM loan to the FHA. This amount is the lowest of the appraised value of the property at the time of loan origination, the sale price of the property being purchased or the national mortgage limit as determined by FHA guidelines, which is currently $625,500.

The timing of any payment of principal and interest is uncertain and will be made in respect of the combined company’s HECM loans only upon (i) a maturity event, (ii) a borrower voluntary prepayment event which can occur at any time or (iii) the assignment of a HECM loan to the FHA when the loan balance reaches 98% of its maximum claim amount. The rate of principal payments (including prepayments or partial payments) of the HECM loans depends on a variety of economic, social, geographic, demographic, legal and other factors, including changes in home prices, prevailing market interest rates, borrower mortality, and FHA guidelines regarding the HECM loans, and will affect the weighted average lives and the yields the combined company realizes on its HECM loans. HECM loans may respond differently than traditional forward mortgage loans to the factors that influence prepayment. There is variability when any amounts might be paid on HECM loans because it is uncertain: (i) when any maturity event might occur, (ii) whether a HECM loan borrower will choose to prepay amounts advanced in whole or in part and (iii) in the case of an adjustable-rate HECM loan, when amounts owed on a HECM loan will equal or exceed 98% of the maximum claim amount. If the actual rate and timing of maturity events, borrower prepayments and assignments to the FHA differ significantly from the combined company’s expectations, the market value of its HECM loans may be materially adversely affected.

The combined company may be affected by alleged or actual deficiencies in servicing and foreclosure practices of third parties, as well as related delays in the foreclosure process.

Allegations of deficiencies in servicing and foreclosure practices among several large sellers and servicers of residential mortgage loans that surfaced in 2010 raised various concerns relating to such practices, including the improper execution of the documents used in foreclosure proceedings (“robo signing”), inadequate documentation of transfers and registrations of mortgages and assignments of loans, improper modifications of loans, violations of representations and warranties at the date of securitization and failure to enforce put-backs.

As a result of alleged deficiencies in foreclosure practices, a number of servicers temporarily suspended foreclosure proceedings beginning in the second half of 2010 while they evaluated their foreclosure practices. In late 2010, a group of state attorneys general and state bank and mortgage regulators representing nearly all 50 states and the District of Columbia, along with the U.S. Justice Department and HUD, began an investigation into foreclosure practices of banks and servicers. The investigations and lawsuits by several state attorneys general led to a settlement agreement in March 2012 with five of the nation’s largest banks, pursuant to which the banks agreed to pay more than $25 billion to settle claims relating to improper foreclosure practices. The settlement does not prohibit the states, the federal government, individuals or investors in RMBS from pursuing additional actions against the banks and servicers in the future.

The integrity of the servicing and foreclosure processes are critical to the value of the residential mortgage loans and the RMBS collateralized by residential mortgage loans in which the combined company will invest, and the combined company’s financial results could be adversely affected by deficiencies in the conduct of those processes. For example, delays in the foreclosure process that have resulted from investigations into improper servicing practices may adversely affect the values of, and the combined company’s losses on, the residential mortgage loans and non-Agency RMBS the combined company owns or may originate or acquire. Foreclosure delays may also increase the administrative expenses of any securitization trusts that the combined company may sponsor for non-Agency RMBS, thereby reducing the amount of funds available for distribution to the combined company’s stockholders. In addition, the subordinate classes of securities issued by any such securitization trusts may continue to receive interest payments while the defaulted loans remain in the trusts, rather than absorbing the default losses. This may reduce the amount of credit support available for the senior classes the combined company may own, thus possibly adversely affecting these securities.

In addition, in these circumstances, the combined company may be obligated to fund any obligation of the servicer to make advances on behalf of a delinquent loan obligor. To the extent that there are significant amounts of advances that need to be funded in respect of loans where the combined company owns the servicing right, it could have a material adverse effect on the combined company’s business and financial results.

While ZAIS Financial believes that the sellers and servicers would be in violation of their servicing contracts to the extent that they have improperly serviced mortgage loans or improperly executed documents in foreclosure or bankruptcy proceedings, or do not comply with the terms of servicing contracts when deciding whether to apply principal reductions, it may be difficult, expensive and time consuming for the combined company to enforce its contractual rights.

The combined company will continue to monitor and review the issues raised by the alleged improper foreclosure practices. While the combined company cannot predict exactly how the servicing and foreclosure matters or the resulting litigation or settlement agreements will affect its business, there can be no assurance that these matters will not have an adverse impact on the combined company’s consolidated results of operations and financial condition.

Homeowner association super priority liens, special assessments and energy efficiency liens may take priority over the mortgage lien.

Homeowner association super priority liens may take priority over the mortgage lien. In some jurisdictions it is possible that the first lien of a mortgage may be extinguished by super priority liens of homeowners associations, which we refer to as HOAs, potentially resulting in a loss of the outstanding principal balance of the mortgage loan. In a number of states, HOA or condominium association assessment liens can take priority over first lien mortgages in certain circumstances. The number of these so called superlien jurisdictions has increased in the past few decades and may increase further. Recent rulings by the highest courts in Nevada and the District of Columbia have held that the superlien statute provides the HOA or condominium association with a true lien priority rather than a payment priority from the proceeds of the sale, creating the ability to extinguish the existing senior mortgage and greatly increasing the risk of losses on mortgage loans secured by homes whose owners fail to pay HOA or condominium fees. If an HOA, or a purchaser of an HOA superlien, completes a foreclosure in respect of an HOA superlien on a mortgaged property, the related mortgage loan may be extinguished. In those circumstances, a loan owner could suffer a loss of the entire principal balance of such mortgage loan. A servicer might be able to attempt to recover, on an unsecured basis, by suing the related mortgagor personally for the balance, but recovery in these circumstances will be problematic if the related mortgagor has no meaningful assets against which to recover. Special assessments and energy efficiency liens may take priority over the mortgage lien. Mortgaged properties securing mortgage loans may be subject to the lien of special property taxes and/or special assessments. These liens may be superior to the liens securing the mortgage loans, irrespective of the date of the mortgage. In some instances, individual mortgagors may be able to elect to enter into contracts with governmental agencies for property assessed clean energy or similar assessments that are intended to secure the payment of energy and water efficiency and distributed energy generation improvements that are permanently affixed to their properties, possibly without notice to or the consent of the mortgagee. These assessments may also have lien priority over the mortgages securing mortgage loans. No assurance can be given that a mortgaged property so assessed will increase in value to the extent of the assessment lien. Additional indebtedness secured by the assessment lien would reduce the amount of the value of a mortgaged property available to satisfy the affected mortgage loan. Such actions could have a dramatic impact on the combined company’s business, results of operations and financial condition, and the cost of complying with any additional laws and regulations could have a material adverse effect on the combined company’s business, financial condition, results of operations, the market price of its common stock and its ability to pay dividends to its stockholders.

The combined company’s MSRs will expose it to significant risks.

Fannie Mae and Freddie Mac generally require mortgage servicers to be paid a minimum servicing fee that significantly exceeds the amount a servicer would charge in an arm’s-length transaction. The minimum servicing fee required by the agencies is therefore made up of the normal arm’s-length servicing fee and the excess mortgage servicing amount.

The combined company’s MSRs will be recorded at fair value on the combined company’s balance sheet based upon significant estimates and assumptions, with changes in fair value included in the combined company’s consolidated results of operations. Such estimates and assumptions would include, without limitation, estimates of future cash flows associated with MSRs based upon assumptions involving interest rates as well as the prepayment rates, delinquencies and foreclosure rates of the underlying serviced mortgage loans.

The ultimate realization of the value of MSRs, which are measured at fair value on a recurring basis, may be materially different than the fair values of such MSRs as may be reflected in the combined company’s balance sheet as of any particular date. The use of different estimates or assumptions in connection with the valuation of these assets could produce materially different fair values for such assets, which could have a material adverse effect on the combined company’s consolidated financial position, results of operations and cash flows. Accordingly, there may be material uncertainty about the fair value of the combined company’s MSRs.

Changes in interest rates are a key driver of the performance of MSRs. Historically, the value of MSRs has increased when interest rates rise and decreased when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. The combined company may pursue various hedging strategies to seek to reduce its exposure to adverse changes in interest rates. The combined company’s hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect the combined company. To the extent the combined company does not utilize derivatives to hedge against changes in the fair value of MSRs, the combined company’s balance sheet, consolidated results of operations and cash flows would be susceptible to significant volatility due to changes in the fair value of, or cash flows from, MSRs as interest rates change.

Prepayment speeds significantly affect excess mortgage servicing fees. Prepayment speed is the measurement of how quickly borrowers pay down the unpaid principal balance of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. The combined company will base the price it pays for MSRs and the rate of amortization of those assets on factors such as the combined company’s projection of the cash flows from the related pool of mortgage loans. The combined company’s expectation of prepayment speeds will be a significant assumption underlying those cash flow projections. If prepayment speeds are significantly greater than expected, the carrying value of MSRs could exceed their estimated fair value. If the fair value of MSRs decreases, the combined company would be required to record a non-cash charge, which would have a negative impact on its financial results. Furthermore, a significant increase in prepayment speeds could materially reduce the ultimate cash flows the combined company receives from MSRs, and the combined company could ultimately receive substantially less than what it paid for such assets.

Moreover, delinquency rates have a significant impact on the valuation of any excess mortgage servicing fees. An increase in delinquencies will generally result in lower revenue because typically the combined company will only collect servicing fees from agencies or mortgage owners for performing loans. If delinquencies are significantly greater than the combined company expects, the estimated fair value of the

MSRs could be diminished. When the estimated fair value of MSRs is reduced, the combined company could suffer a loss, which could have a negative impact on the combined company’s financial results.

Furthermore, MSRs are subject to numerous U.S. federal, state and local laws and regulations and may be subject to various judicial and administrative decisions imposing various requirements and restrictions on the combined company’s business. The combined company’s failure to comply, or the failure of the servicer to comply, with the laws, rules or regulations to which the combined company or the servicer are subject by virtue of ownership of MSRs, whether actual or alleged, could expose the combined company to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on the combined company’s business, financial condition, consolidated results of operations or cash flows.

Risks Related to Financing and Hedging

The combined company will use leverage as part of its investment strategy but the combined company will not have a formal policy limiting the amount of debt it may incur. The combined company’s board may change the combined company’s leverage policy without stockholder consent.

The combined company will use prudent leverage to increase potential returns to the combined company’s stockholders. Sutherland has completed seven securitizations of SBC loan and SBA 7(a) loan assets since January 2011, issuing bonds with an aggregate face value of $844.5 million. As of June 30, 2016, Sutherland’s committed and outstanding financing arrangements included:

•	one committed credit facility and three master repurchase agreements to finance Sutherland’s SBC loans with $444.0 million of borrowings outstanding;
•	$407.2 million of securitized debt obligations outstanding from six ABS which financed Sutherland’s whole loan acquisitions and SBC originations;
•	master repurchase agreements with four counterparties to fund Sutherland’s acquisitions of SBC ABS and short term investments with $325.0 million of borrowings outstanding; and
•	one promissory note to finance Sutherland’s SBC loans with $9.2 million of borrowings outstanding.

For further information on these funding sources see “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Over time, as market conditions change, the combined company plans to use these and other borrowings.

The return on the combined company’s assets and cash available for distribution to the combined company’s stockholders may be reduced to the extent that market conditions prevent the combined company from leveraging its assets or cause the cost of the combined company’s financing to increase relative to the income that can be derived from the assets acquired. The combined company’s financing costs will reduce cash available for distribution to stockholders. The combined company may not be able to meet its financing obligations and, to the extent that it cannot, the combined company risks the loss of some or all of its assets to liquidation or sale to satisfy the obligations. A decrease in the value of the combined company’s assets that are subject to repurchase agreement financing may lead to margin calls which the combined company will have to satisfy. The combined company may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. The satisfaction of any such margin calls may reduce cash flow available for distribution to the combined company’s stockholders. Any reduction in distributions to the combined company’s stockholders may cause the value of its common stock to decline.

The combined company may not be able to successfully complete additional securitization transactions, which could limit potential future sources of financing and could inhibit the growth of the combined company’s business.

The combined company may use its existing credit facilities or repurchase agreements or, if the combined company is successful in entering into definitive documentation in respect of its other potential financing facilities, other borrowings to finance the origination and/or acquisition of SBC loans until a sufficient quantity of eligible assets has been accumulated, at which time the combined company would refinance these short-term facilities or repurchase agreements through the securitization market which could include the creation of commercial mortgage-backed securities, or CMBS, collateralized debt obligations, or CDOs, or the private placement of loan participations or other long-term financing. When the combined company employs this strategy, the combined company is subject to the risk that it would not be able to obtain, during the period that its short-term financing arrangements are available, a sufficient amount of eligible assets to maximize the efficiency of a CMBS, CDO or private placement issuance. The combined company is also subject to the risk that it will not able to obtain short-term financing arrangements or will not able to renew any short-term financing arrangements after they expire should the combined company find it necessary to extend such short-term financing arrangements to allow more time to obtain the necessary eligible assets for a long-term financing.

The inability to consummate securitizations of the combined company’s portfolio to finance its SBC loan and ABS assets on a long-term basis could require the combined company to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could have a material and adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may be required to repurchase mortgage loans or indemnify investors if it breaches representations and warranties, which could harm the combined company’s earnings.

ZAIS Financial and Sutherland have sold and, on occasion, consistent with the combined company’s qualification as a REIT and its desire to avoid being subject to the “prohibited transaction” penalty tax, the combined company may sell some of its loans in the secondary market or as a part of a securitization of a portfolio of its loans. When the combined company sells loans, it is required to make customary representations and warranties about such loans to the loan purchaser. The combined company’s mortgage loan sale agreements may require it to repurchase or substitute loans in the event it breaches a representation or warranty given to the loan purchaser. In addition, the combined company may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, the combined company may be required to repurchase or substitute loans if it breaches a representation or warranty in connection with its securitizations, if any.

The remedies available to a purchaser of mortgage loans are generally broader than those available to the combined company against the originating broker or correspondent. Further, if a purchaser enforces its remedies against the combined company, the combined company may not be able to enforce the remedies it has against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the UPB. Significant repurchase activity could harm the combined company’s cash flow, results of operations, financial condition and business prospects.

The combined company’s financing arrangements will contain financial covenants that could restrict the combined company’s borrowings or subject it to additional risks.

The combined company’s financing arrangements will contain various financial and other restrictive covenants, including covenants that require the combined company to maintain a certain interest coverage ratio and net asset value and that create a maximum balance sheet leverage ratio. For further information on these covenants see “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” If the combined company fails to satisfy any of the financial or other restrictive covenants, or otherwise defaults under these agreements, the lender has the right to accelerate repayment and terminate the facility. Accelerating repayment and terminating the facility would require immediate repayment by the combined company of the borrowed funds, which may require the combined company to liquidate assets at a disadvantageous time, causing the combined company to incur further losses and adversely affecting its results of operations and financial condition, which may impair the combined company’s ability to maintain its current level of distributions.

Certain financing arrangements and any debt securities the combined company may issue could restrict its operations and expose it to additional risk.

The existing financing arrangements of ZAIS Financial and Sutherland and the future financing arrangements of the combined company, and any debt securities the combined company may issue in the future, are or will be governed by a credit agreement, indenture or other instrument containing covenants restricting the combined company’s operating flexibility. Additionally, any convertible or exchangeable securities that the combined company issues in the future may have rights, preferences and privileges more favorable than those of the combined company’s common stock. The combined company will bear the cost of issuing and servicing such credit facilities, arrangements or securities.

These restrictive covenants and operating restrictions could have a material adverse effect on the combined company’s operating results, cause the combined company to lose its REIT status, restrict the combined company’s ability to finance or securitize new originations and acquisitions, force the combined company to liquidate collateral and negatively affect the market price of the combined company’s common stock and its ability to pay dividends. For further information on these covenants see “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

The combined company’s securitizations may also reduce and/or restrict its available cash needed to pay dividends to its stockholders pursuant to the REIT requirements. Under the terms of the securitization, excess interest collections with respect to the securitized loans are distributed to the combined company as the trust certificate holder once the overcollateralization target is reached and maintained. If the securitized loans experience delinquencies exceeding default triggers specified in the securitizations, the excess interest collections will be paid to the note holders as additional principal payments on the notes. If excess interest collections are paid to note holders rather than to the combined company, the combined company will be required to use cash from other sources to pay dividends to its stockholders pursuant to the REIT requirements or to fund its ongoing operations.

The combined company’s inability to access funding could have a material adverse effect on its results of operations, financial condition and business. The combined company will rely on short-term financing and thus is especially exposed to changes in the availability of financing.

The combined company will use short-term borrowings, such as Sutherland and ZAIS Financial’s existing credit facilities and repurchase agreements, to fund the acquisition of the combined company’s assets, pending the combined company’s completion of longer-term matched funded financings. The combined company’s use of short-term financings exposes it to the risk that its lenders may respond to market conditions by making it more difficult for the combined company to renew or replace on a continuous basis its maturing short-term borrowings. If the combined company is not able to renew its then existing short-term facilities or arrange for new financing on terms acceptable to it, or if the combined company defaults on its covenants or is otherwise unable to access funds under these types of financing, the combined company may have to curtail its asset acquisition and origination activities and/or dispose of assets.

The borrowings ZAIS Financial used to fund its portfolio totaled approximately $321.6 million as of June 30, 2016 under the loan repurchase facilities, master securities repurchase agreements with four counterparties, warehouse lines of credit and repurchase agreeements related to its GMFS mortgage banking platform with four counterparties and notes issued by the ZAIS operating partnership. On May 26, 2016, ZAIS Financial used a portion of the proceeds from the sale of the seasoned and reperforming mortgage loans to repay the outstanding balance under its master repurchase agreement with Citibank N.A. which was used to finance the purchase of such loans. ZAIS Financial terminated this Master Repurchase Agreement, and therefore it is no longer available as a source of funding for ZAIS Financial or the combined company. The combined company’s ability to fund its target asset originations and acquisitions may be impacted by its ability to secure further such borrowings as well as securitizations, term financings and derivative contracts on acceptable terms. Because repurchase agreements and warehouse facilities are short-term commitments of capital, lenders may respond to market conditions making it more difficult for the combined company to renew or replace on a continuous basis its maturing short-term borrowings. If the combined company is not able to renew its then existing facilities or arrange for new financing on terms acceptable to the combined company, or if the combined company defaults on its covenants or is otherwise unable to access funds under its financing facilities, the combined company may have to curtail its origination and asset acquisition activities and/or dispose of assets.

It is possible that the lenders that will provide the combined company with financing could experience changes in their ability to advance funds to the combined company, independent of the combined company’s performance or the performance of its portfolio of assets. Further, if many of the combined company’s potential lenders are unwilling or unable to provide the combined company with financing, the combined company could be forced to sell its assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on the combined company’s lenders change, they may be required to significantly increase the cost of the financing that they provide to the combined company. The combined company’s lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing the combined company receives under its short-term borrowing arrangements will be directly related to the lenders’ valuation of the combined company’s target assets that cover the outstanding borrowings.

The dislocations in the mortgage sector in the financial crisis that began in 2007 have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of the combined company’s potential lenders and could cause one or more of the combined company’s potential lenders to be unwilling or unable to provide the combined company with financing on attractive terms or at all. This could increase the combined company’s financing costs and reduce its access to liquidity.

The exchangeable senior notes are recourse obligations to ZAIS Financial and the indenture governing the exchangeable senior notes contains cross-default provisions.

As of June 30, 2016, $57.5 million of principal balance of the exchangeable senior notes were outstanding. These amounts are full recourse obligations of ZAIS Financial.

If prior to the mergers, ZAIS Financial, or following the mergers, the combined company undergoes certain corporate events, that constitute a “fundamental change,” the holders of the exchangeable senior notes may require ZAIS Financial or the combined company, as applicable, to repurchase for cash all or part of their exchangeable senior notes at a repurchase price equal to 100% of the principal amount of the exchangeable senior notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. If ZAIS Financial or the combined company, as applicable, is not able to extend, refinance or repurchase these borrowings, ZAIS Financial or combined company, as applicable, may not have the ability to repay these amounts when they come due. ZAIS Financial’s or the combined company’s, as applicable, inability to repay any of the exchangeable senior notes could cause the acceleration of its borrowings which would have a material adverse effect on the business of ZAIS Financial or combined company, as applicable.

The indenture governing the exchangeable senior notes contains cross-default provisions whereby a default under one agreement could result in a default and acceleration of borrowings under other agreements. If a cross-default occurred, ZAIS Financial or the combined company, as applicable, may not be able to pay its liabilities or access capital from external sources in order to refinance its borrowings. If some or all of ZAIS Financial’s or the combined company’s borrowings default and it causes a default under other borrowings, ZAIS Financial’s or the combined company’s business, financial condition and consolidated results of operations could be materially and adversely affected.

The accounting for the exchangeable senior notes will result in the combined company having to recognize interest expense in excess of the stated interest rate of the exchangeable senior notes and may result in volatility to the combined company’s consolidated statement of operations.

The ZAIS operating partnership will deliver cash in respect of any shares that would otherwise be deliverable in excess of the “aggregate share cap” based on a daily exchange value calculated on a proportionate basis for each trading day of the 40 trading day averaging period. The conversion option that is part of the exchangeable senior notes is accounted for as a derivative under ASC 815 “Derivatives and Hedging.” In general, this has resulted in an initial valuation of the conversion option, which has been bifurcated from the debt component of the exchangeable senior notes resulting in an original issue discount. The original issue discount is accreted to interest expense over the term of the exchangeable senior notes, which results in an effective interest rate reported in ZAIS Financial’s consolidated statement of operations in excess of the stated coupon rate of the exchangeable senior notes. This reduces ZAIS Financial’s earnings and could adversely affect the price at which the combined company’s common stock trades, but will have no effect on the amount of cash interest paid to holders or on the ZAIS operating partnership’s or ZAIS Financial’s cash flows.

For each financial statement period after issuance of the exchangeable senior notes, a change in unrealized gain (or loss) may be reported in the combined company’s consolidated statement of operations to the extent the valuation of the conversion option changes from the previous period, which may result in volatility to the combined company’s consolidated statement of operations.

The repurchase agreements that the combined company will use to finance its assets will restrict the combined company from leveraging its assets as fully as desired, and may require the combined company to provide additional collateral.

In May 2014, Sutherland closed on a master repurchase agreement to finance the Sutherland’s acquisition of SBC loans for up to $200 million, $125 million of which is committed, with $64.2 million outstanding as of June 30, 2016. In December 2014, Sutherland closed on a master repurchase agreement to fund the origination of the Sutherland’s SBC loans for up to $275.0 million, with $146.6 million outstanding as of June 30, 2016. In December 2015, Sutherland closed on a master repurchase agreement to fund the origination of bridge loans and acquisition of mezzanine loans for up to $250.0 million, with $42.3 million outstanding as of June 30, 2016. Sutherland also entered into master repurchase agreements to fund Sutherland’s acquisitions of SBC ABS and short term investments with four counterparties and had $315.9 million of borrowings outstanding with four counterparties as of June 30, 2016. Sutherland also entered into a promissory note agreement for up to $9.2 million, with $9.2 million outstanding as of June 30, 2016. The combined company may use these facilities together with other borrowings structured as repurchase agreements to finance the combined company’s assets. If the market value of the assets pledged or sold by Sutherland under a repurchase agreement borrowing to a financing institution declines, the combined company will normally be are required by the financing institution to pay down a portion of the funds advanced, but the combined company may not have the funds available to do so, which could result in defaults. Repurchase agreements that the combined company may use in the future may also require it to provide additional collateral if the market value of the assets pledged or sold by Sutherland to a financing institution declines. Posting additional collateral to support the combined company’s credit will reduce the combined company’s liquidity and limit its ability to leverage its assets, which could adversely affect the combined company’s business. In the event the combined company does not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of the combined company’s indebtedness, increase interest rates, liquidate the combined company’s collateral or terminate the combined company’s ability to borrow. Such a situation would likely result in a rapid deterioration of the combined company’s financial condition and possibly necessitate a filing for bankruptcy protection. For further information on the combined company’s repurchase agreements see “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources.”

Further, financial institutions providing the repurchase facilities may require the combined company to maintain a certain amount of cash that is not invested or to set aside non-leveraged assets sufficient to maintain a specified liquidity position which would allow the combined company to satisfy its collateral obligations. As a result, the combined company may not be able to leverage its assets as fully as it would choose, which could reduce the combined company’s return on equity. If the combined company is unable to meet these collateral obligations, its financial condition could deteriorate rapidly.

If a counterparty to the combined company’s repurchase transactions defaults on its obligation to resell the underlying asset back to the combined company at the end of the transaction term, or if the value of the underlying asset has declined as of the end of that term, or if the combined company defaults on its obligations under the repurchase agreement, the combined company will lose money on its repurchase transactions.

Under repurchase agreement financings, the combined company generally sells assets to lenders (that is, repurchase agreement counterparties) and receives cash from the lenders. The lenders are obligated to resell the same assets back to the combined company at the end of the term of the transaction, which typically ranges from 30 to 90 days, but which may have terms of up to 364 days or longer. Because the cash the combined company will receive from the lender when it initially sells the assets to the lender is less than the value of those assets (this is referred to as the haircut), if the lender defaults on its obligation to resell the same assets back to the combined company, the combined company would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the assets). The combined company would also lose money on a repurchase transaction if the value of the underlying assets has declined as of the end of the transaction term, as the combined company would have to repurchase the assets for their initial value but would receive assets worth less than that amount. Further, if the combined company defaults on one of its obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with the combined company. It is also possible that the combined company’s repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under the combined company’s other agreements could also declare a default. If a default occurs under any of the combined company’s repurchase agreements and the lenders terminate one or more of the combined company’s repurchase agreements, the combined company may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that the combined company will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses the combined company incurs on its repurchase transactions could adversely affect its earnings and thus its cash available for distribution to its stockholders.

An increase in the combined company’s borrowing costs relative to the interest the combined company receives on its leveraged assets may adversely affect the combined company’s profitability and its cash available for distribution to its stockholders.

As the combined company’s financings mature, the combined company will be required either to enter into new borrowings or to sell certain of its assets. An increase in short-term interest rates at the time that the combined company seeks to enter into new borrowings would reduce the spread between the returns on its assets and the cost of its borrowings. This would adversely affect the returns on the combined company’s assets, which might reduce earnings and, in turn, cash available for distribution to the combined company’s stockholders.

The combined company’s rights under its repurchase agreements may be subject to the effects of bankruptcy laws in the event of the bankruptcy or insolvency of the combined company or its lenders under the repurchase agreements, which may allow the combined company’s lenders to repudiate the combined company’s repurchase agreements.

In the event of insolvency or bankruptcy, repurchase agreements normally qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and the combined company’s claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, the combined company’s ability to exercise its rights to recover its securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages the combined company actually incurs.

The combined company may enter into hedging transactions that could expose it to contingent liabilities in the future and adversely impact its financial condition.

Subject to maintaining the combined company’s qualification as a REIT, part of the combined company’s strategy involves entering into hedging transactions that could require it to fund cash payments in certain circumstances (such as the early termination of a hedging instrument caused by an event of default or other early termination event). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges, and these economic losses will be reflected in the combined company’s results of operations. The combined company may also be required to provide margin to its counterparties to collateralize its obligations under hedging agreements. The combined company’s ability to fund these obligations will depend on the liquidity of its assets and access to capital at the time. The need to fund these obligations could adversely impact the combined company’s financial condition.

Through certain of its subsidiaries the combined company may engage in securitization transactions relating to residential mortgage loans, which would expose it to potentially material risks.

Through certain of its subsidiaries the combined company may engage in securitization transactions relating to residential mortgage loans, which generally would require the combined company to prepare marketing and disclosure documentation, including term sheets and prospectuses, that include disclosures regarding the securitization transactions and the assets being securitized. If the combined company’s marketing and disclosure documentation are alleged or found to contain inaccuracies or omissions, the combined company may be liable under federal and state securities laws (or under other laws) for damages to third parties that invest in these securitization transactions, including in circumstances where the combined company relied on a third party in preparing accurate disclosures, or the combined company may incur other expenses and costs in connection with disputing these allegations or settling claims.

In recent years there has also been debate as to whether there are defects in the legal process and legal documents governing transactions in which securitization trusts and other secondary purchasers take legal ownership of residential mortgage loans and establish their rights as first priority lien holders on underlying mortgaged property. To the extent there are problems with the manner in which title and lien priority rights were established or transferred, securitization transactions that the combined company may sponsor and third-party sponsored securitizations that the combined company holds investments in may experience losses, which could expose the combined company to losses and could damage its ability to engage in future securitization transactions.

The combined company’s potential securitization activities could expose it to litigation, which may adversely affect its business and financial results.

Through certain of its subsidiaries the combined company may engage in or participate in securitization transactions relating to residential mortgage loans. As a result of declining property values, increasing defaults, changes in interest rates, or other factors, the aggregate cash flows from the loans held by any securitization entity that the combined company may sponsor and the securities and other assets held by these entities may be insufficient to repay in full the principal amount of ABS issued by these securitization entities. The combined company does not expect to be directly liable for any of the ABS issued by these entities. Nonetheless, third parties who hold the ABS issued by these entities may try to hold the combined company liable for any losses they experience, including through claims under federal and state securities laws or claims for breaches of representations and warranties the combined company would make in connection with engaging in these securitization transactions.

Defending a lawsuit can consume significant resources and may divert management’s attention from the combined company’s operations. The combined company may be required to establish reserves for potential losses from litigation, which could be material. To the extent the combined company is unsuccessful in its defense of any lawsuit, it could suffer losses which could be in excess of any reserves established relating to that lawsuit and these losses could be material.

GMFS originates residential mortgage loans which have risks of losses due to mortgage loan defaults or fraud.

GMFS currently originates loans that are eligible to be purchased, guaranteed or insured by Fannie Mae, Freddie Mac, FHA, VA and USDA through retail, correspondent and broker channels. The combined company also expects GMFS to originate loans that are not guaranteed or insured by such agencies or channels, and the origination of these residential mortgage loans have risks of losses due to mortgage loan defaults or fraud. The ability of borrowers to make timely principal and interest payments could be adversely affected by changes in their personal circumstances, a rise in interest rates, a recession, declining real estate property values or other economic events, resulting in losses. Moreover, if a borrower defaults on a mortgage loan that GMFS or the combined company owns and if the liquidation proceeds from the sale of the property do not cover the loan amount and the legal, broker and selling costs, GMFS or the combined company would experience a loss. The combined company could experience losses if it fails to detect fraud, where a borrower or lending partner has misrepresented its financial situation or purpose for obtaining the loan, or an appraisal misrepresented the value of the property collateralizing its loan.

Currently, and in the future, some of the loans the combined company may originate may be insured in part by mortgage insurers or financial guarantors. Mortgage insurance protects the lender or other holder of a loan up to a specified amount, in the event the borrower defaults on the loan. Mortgage insurance is generally obtained only when the principal amount of the loan at the time of origination is greater than 80% of the value of the property (loan-to-value), although it may not always be obtained in these circumstances. Any inability of the mortgage insurers to pay in full the insured portion of the loans that the combined company holds would adversely affect the value of its loans, which could increase its credit risk, reduce its cash flows, or otherwise adversely affect its business.

The combined company will hold and may originate or acquire additional residential mortgage loans and non-agency RMBS collateralized by subprime mortgage loans, which are subject to increased risks.

The combined company, through GMFS and other subsidiaries, will hold and may originate or acquire additional subprime residential mortgage loans and non-agency RMBS backed by collateral pools of subprime mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting other higher quality mortgage loans. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent years experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of subprime mortgage loans and non-agency RMBS backed by subprime mortgage loans that the combined company holds and may originate or acquire could be correspondingly adversely affected, which could adversely impact the combined company’s consolidated results of operations, financial condition and business.

Deficiencies in the underwriting of newly originated residential mortgage loans may result in an increase in the severity of losses on the combined company’s residential mortgage loans.

The underwriting of newly originated residential mortgage loans is different than the underwriting and investment process related to seasoned mortgage loans and RMBS, which focuses, in part, on performance history.

Prior to originating or acquiring residential mortgage loans or other assets, GMFS or other the combined company subsidiaries may undertake underwriting and due diligence efforts with respect to various aspects of the loan or asset. When underwriting or conducting due diligence, GMFS or other the combined company subsidiaries rely on available resources and data, which may be limited, and on investigations by third parties.

The mortgage loan originator may also only conduct due diligence on a sample of a pool of loans or assets it is acquiring and assume that the sample is representative of the entire pool. These underwriting and due diligence efforts may not reveal matters which could lead to losses. If the underwriting process is not robust enough or if it does not conduct adequate due diligence, or the scope of the underwriting or due diligence is limited, the combined company may incur losses.

During the mortgage loan underwriting process, appraisals are generally obtained on the collateral underlying each prospective mortgage. The quality of these appraisals may vary widely in accuracy and consistency. The appraiser may feel pressure from the broker or lender to provide an appraisal in the amount necessary to enable the originator to make the loan, whether or not the value of the property justifies such an appraised value. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the residential mortgage loans.

Although mortgage originators generally underwrite mortgage loans in accordance with their predetermined loan underwriting guidelines, from time to time and in the ordinary course of business, originators may make exceptions to these guidelines. On a case by case basis, underwriters may determine that a prospective borrower that does not strictly qualify under the underwriting guidelines warrants an underwriting exception, based upon compensating factors. Compensating factors may include a lower loan-to-value ratio, a higher debt coverage ratio, experience as an owner or investor, higher borrower net worth or liquidity, stable employment, longer length of time in business and length of time owning the property. Loans originated with exceptions may result in a higher number of delinquencies and defaults.

Losses could occur due to a counterparty that sold loans to GMFS or other combined company subsidiaries refusing to or being unable to repurchase that loan or pay damages related to breaches of representations made by the seller.

Losses could occur due to a counterparty that sold loans or other assets to GMFS or other combined company subsidiaries refusing to or being unable to (e.g., due to its financial condition) repurchase loans or pay damages if it is determined subsequent to purchase that one or more of the representations or warranties made to GMFS or other combined company subsidiaries in connection with the sale was inaccurate.

Even if GMFS or another combined company subsidiary obtains representations and warranties from the loan seller counterparties they may not parallel the representations and warranties GMFS or other combined company subsidiaries make to subsequent purchasers of the loans or may otherwise not protect the seller from losses, including, for example, due to the counterparty being insolvent or otherwise unable to make payments arising out of damages for a breach of representation or warranty. Furthermore, to the extent the counterparties from which loans were acquired have breached their representations and warranties, such breaches may adversely impact the combined company’s business relationship with those counterparties, including by reducing the volume of business the combined company subsidiaries conduct with those counterparties, which could negatively impact their ability to acquire loans and the larger mortgage origination business. To the extent combined company subsidiaries have significant exposure to representations and warranties made to it by one or more counterparties, the combined company may determine, as a matter of risk management, to reduce or discontinue loan acquisitions from those counterparties, which could reduce the volume of mortgage loans available for acquisition and negatively impact the combined company’s business and financial results.

The combined company and GMFS are subject to risks and can be exposed to significant losses relating to inaccurate representations made in connection with loan sales to third parties.

When selling loans (including sales to agencies and into a securitization trust), GMFS has historically made and GMFS and other combined company subsidiaries will in the future continue to make representations and warranties to the purchaser regarding characteristics of the mortgage loans, information about the mortgage borrower and the completeness of records and documentation relating to the mortgage loans. Similarly, in order to reduce market risk in its investment portfolio, prior to entering into the definitive merger agreement, ZAIS Financial had begun the process of selling its seasoned, re-performing mortgage loans from its residential mortgage investments segment, which we refer to as the whole loan portfolio. The merger agreement requires ZAIS Financial to complete the sale of its whole loan portfolio as a condition to closing of the mergers. ZAIS Financial has made and will be required to make representations and warranties to the purchaser regarding the characteristics of whole loan assets included in any such sales. If the representations and warranties are inaccurate with respect to any mortgage loan, the seller of that loan may be obligated to repurchase the mortgage loan or pay damages, which may result in a loss.

In the aftermath of the financial crisis that began in 2007, a significant amount of litigation has been commenced by mortgage loan purchasers and their successors against mortgage loan originators and sellers, seeking to recover damages for losses incurred when purchased or securitized loans eventually defaulted. GMFS, which has been originating and selling mortgage loans to a range of different counterparties, including during periods prior to and leading up to the 2007 financial crisis, faces risks that counterparties that had purchased mortgage loans from GMFS will assert claims against GMFS for breach of representations and warranties arising out these historical mortgage loan sales. As disclosed in ZAIS Financial’s prior filings, GMFS had executed a statute of limitations tolling agreement with at least one counterparty with respect to mortgage loans that were sold by GMFS to the predecessor to this counterparty. This tolling agreement extends the time period by which this counterparty could bring claims against GMFS.

The initial tolling agreement was executed by GMFS on December 12, 2013 and then further amended to extend the expiration date. Based on communications received in April 2015 from this counterparty, ZAIS Financial believes that when this tolling agreement expires, absent further extension of the tolling agreement or settlement of the counterparty’s claims, it is probable that the counterparty will initiate litigation against GMFS seeking substantial damages based on alleged breaches of representations and warranties made by GMFS. The most recent amendment of the tolling agreement extended the expiration date to December 31, 2016 and can be further extended by agreement of the parties. ZAIS Financial also understands that this counterparty has commenced or threatened litigation arising out of historical mortgage loan purchases by its predecessor against a number of other mortgage loan originators. ZAIS Financial estimates that dating back to a period that began approximately 17 years ago in 1999 and ended in 2006, approximately $1 billion of mortgage loans were sold servicing released by GMFS to the predecessor to this counterparty. While the historical claims experience of GMFS with respect to purchasers of mortgage loans from GMFS over the 1999 to 2006 period has not resulted in material damages claimed against or paid by GMFS, claims brought by this counterparty or other parties could expose GMFS to substantial damages that may be material, cause the combined company and GMFS to devote significant management time and attention and other resources to resolving or defending these claims, require GMFS, the combined company or its other subsidiaries to incur significant costs, or cause significant losses that may be material.

Although ZAIS Financial has established a loan indemnification reserve for potential losses related to loan sale representations and warranties with a corresponding provision recorded for loan losses due to the early stage of this matter and the limited information available, ZAIS Financial is not able to determine the likelihood of the outcome. Losses in excess of the loan indemnification reserve (as of June 30, 2016, the remaining balance of the loan indemnification reserve from the GMFS acquisition was $2,407,429) will be recovered by ZAIS Financial as either a reduction of the total contingent consideration owed under the GMFS acquisition agreement given the indemnification provisions in the GMFS acquisition agreement or by withdrawing funds from an escrow account established by the sellers at the time of the acquisition (as of June 30, 2016, the balance of the escrow account was $4,007,243). ZAIS Financial has delayed the first year installment payment of the contingent consideration. ZAIS Financial believes that losses in excess of the loan indemnification reserve, total contingent consideration and the escrow account could have a material adverse impact on ZAIS Financial’s and the combined company’s results of operations, financial position or cash flows. In the event of litigation or settlement with the counterparty, the combined company intends to pursue claims against the sellers of GMFS seeking indemnification for any losses or any amounts paid in settlement, although there can be no assurance that such claims would be successful or that any amounts available for indemnification would be adequate.

Hedging against interest rate exposure may adversely affect the combined company’s earnings, which could reduce the combined company’s cash available for distribution to its stockholders.

Subject to maintaining the combined company’s qualification as a REIT, the combined company will likely pursue various hedging strategies to seek to reduce the combined company’s exposure to adverse changes in interest rates. The combined company’s hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect the combined company because, among other things:

•	interest rate hedging can be expensive, particularly during periods of volatile interest rates;
•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;
•	the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or “mark to market” losses would reduce earnings or stockholders’ equity;
•	the market value of derivatives used for hedging may decrease from time to time, which may require the combined company to deliver additional margin to its counterparties;
•	the amount of income that a REIT may earn from non-qualifying hedging transactions (other than through taxable REIT subsidiaries, or TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;
•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs the combined company’s ability to sell or assign its side of the hedging transaction;
•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay; and
•	the duration of the hedge may not match the duration of the related liability.

In general, when the combined company acquires a SBC loan or ABS, the combined company may, but is not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes the combined company’s borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect the combined company from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related SBC loan or ABS.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on the combined company’s results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the SBC loan or ABS would remain fixed. This situation may also cause the market value of the combined company’s SBC loan or ABS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, the combined company may be forced to sell assets to maintain adequate liquidity, which could cause it to incur losses.

In addition, the use of this swap hedging strategy effectively limits increases in the combined company’s book value in a declining rate environment, due to the effectively fixed nature of the combined company’s hedged borrowing costs. In an extreme rate decline, prepayment rates on the combined company’s assets might actually result in certain of its assets being fully paid off while the corresponding swap or other hedge instrument remains outstanding. In such a situation, the combined company may be forced to terminate the swap or other hedge instrument at a level that causes the combined company to incur a loss.

The combined company’s hedging transactions, which are intended to limit losses, may actually adversely affect the combined company’s earnings, which could reduce its cash available for distribution to its stockholders.

The combined company’s use of derivatives may expose it to counterparty and other risks.

The combined company will likely enter into over-the-counter interest rate swap agreements to hedge risks associated with movements in interest rates. Because such interest rate swaps are not cleared through a central counterparty, the counterparty’s performance is not guaranteed by a clearing house. As a result, if a swap counterparty cannot perform under the terms of an interest rate swap, the combined company would not receive payments due under that agreement, the combined company may lose any unrealized gain associated with the interest rate swap and the hedged liability would cease to be hedged by the interest rate swap. The combined company may also be at risk for any collateral it has pledged to secure its obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy.

The business failure of a hedging counterparty with whom the combined company enters into a hedging transaction will most likely result in its default. Default by a party with whom the combined company enters into a hedging transaction may result in the loss of unrealized profits and force the combined company to cover its commitments, if any, at the then current market price. Although generally the combined company will seek to reserve the right to terminate its hedging positions, the combined company may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty and the combined company may not be able to enter into an offsetting contract in order to cover its risk. The combined company cannot provide any assurances that a liquid secondary market will exist for hedging instruments purchased or sold, and the combined company may be required to maintain a position until exercise or expiration, which could result in losses.

Derivative instruments are also subject to liquidity risk and may be difficult or impossible to sell, close out or replace quickly and at the price that reflects the fundamental value of the instrument. Although both over-the-counter and exchange-traded markets may experience lack of liquidity, over-the-counter, non-standardized derivative transactions are generally less liquid than exchange-traded instruments.

Furthermore, derivative transactions are subject to increasing statutory and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Recently, new regulations have been promulgated by U.S. and foreign regulators attempting to strengthen oversight of derivative contracts. Any actions taken by regulators could constrain the combined company’s strategy and could increase its costs, either of which could materially and adversely impact the combined company’s operations.

In particular, the Dodd-Frank Act requires certain derivatives, including certain interest rate swaps, to be executed on a regulated market and cleared through a central counterparty. Unlike uncleared swaps, the counterparty for the cleared swaps is the clearing house, which reduces counterparty risk. However, cleared swaps require the combined company to appoint clearing brokers and to post margin in accordance with the clearing house’s rules, which has resulted in increased costs for cleared swaps over uncleared swaps. Margin requirements for uncleared swaps have recently been issued by certain regulators, and requirements from other regulators are expected to be issued soon. Starting March 1, 2017, these rules will require the combined company to post margin for uncleared swaps with swap dealers. The margin for both cleared and uncleared swaps will generally be limited to cash and certain types of securities. These requirements may increase the costs of hedging and induce the combined company to change or reduce its use of hedging transactions.

Regulation as a commodity pool operator could subject the combined company to additional regulation and compliance requirements which could materially adversely affect its business and financial condition.

The Dodd-Frank Act extended the reach of commodity regulations for the first time to include not just traditional futures contracts but also derivative contracts referred to as “swaps.” As a consequence of this change, any investment fund that trades in swaps may be considered a “commodity pool,” which would cause its operator to be regulated as a commodity pool operator, or CPO. Under the new requirements, CPOs must register or file for an exemption from registration with the National Futures Association, the self-regulatory organization for swaps and other financial instruments regulated by the U.S. Commodity Futures Trading Commission, or the CFTC, and become subject to regulation by the CFTC, including with respect to disclosure, recordkeeping and reporting.

On December 7, 2012, the CFTC issued a No-Action Letter that provides mortgage REITs relief from such registration, or the No-Action Letter, if they meet certain conditions and submit a claim for such no-action relief by email to the CFTC each of Sutherland and ZAIS Financial believes it meets and the combined company will meet the conditions set forth in the No-Action Letter and Sutherland and ZAIS Financial have filed their claims with the CFTC to perfect the use of the no-action relief from registration. However, if in the future the combined company does not meet the conditions set forth in the No-Action Letter or the relief provided by the No-Action Letter becomes unavailable for any other reason and the combined company is unable to obtain another exemption from registration, the combined company may be required to reduce or eliminate its use of interest rate swaps or vary the manner in which the combined company deploys interest rate swaps in its business and the combined company or its directors may be required to register with the CFTC as CPOs and Waterfall may be required to register as a “commodity trading advisor” with the CFTC, which will require compliance with CFTC rules and subject the combined company, the combined company’s board and Waterfall to regulation by the CFTC. In the event registration for combined company, the combined company’s directors or Waterfall is required but is not obtained, the combined company, the combined company’s board or Waterfall may be subject to fines, penalties and other civil or governmental actions or proceedings, any of which could have a material adverse effect on the combined company’s business, financial condition and results of operations. The costs of compliance with the CFTC regulations, or the changes to the combined company’s hedging strategy necessary to avoid their application, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

If the combined company attempts to qualify for hedge accounting treatment for the combined company’s derivative instruments, but it fails to so qualify, the combined company may suffer because losses on the derivatives that it enters into may not be offset by a change in the fair value of the related hedged transaction.

If the combined company attempts to qualify for hedge accounting treatment for the combined company’s derivative instruments, but fails to so qualify for a number of reasons, including if the combined company uses instruments that do not meet the definition of a derivative (such as short sales), if the combined company fails to satisfy hedge documentation and hedge effectiveness assessment requirements, or if the combined company’s instruments are not highly effective, the combined company may suffer because losses on the derivatives it holds may not be offset by a change in the fair value of the related hedged transaction.

Declines in the fair market values of the combined company’s assets may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to the combined company’s stockholders.

The combined company’s SBC loans held-for-sale and SBC ABS are carried at fair value and future mortgage related assets may also be carried at fair value. Accordingly, changes in the fair value of these assets may impact the results of the combined company’s operations for the period in which such change in value occurs. The expectation of changes in real estate prices, which is beyond the combined company’s control, is a major determinant of the value of SBC loans and SBC ABS.

Many of the assets in the combined company’s portfolio are and will likely be SBC loans and SBC ABS that are not publicly traded. The fair value of assets that are not publicly traded may not be readily determinable. The combined company values these assets quarterly at fair value, as determined in accordance with applicable accounting standards, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of the combined company’s assets may fluctuate over short periods of time and the combined company’s determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed.

A decline in the fair market value of the combined company’s assets may adversely affect the combined company, particularly in instances where the combined company has borrowed money based on the fair market value of those assets. If the fair market value of those assets declines, the lender may require the combined company to post additional collateral to support the loan. If the combined company is unable to post the additional collateral, the combined company would have to sell the assets at a time when it might not otherwise choose to do so. A reduction in credit available may reduce the combined company’s earnings and, in turn, cash available for distribution to stockholders.

The combined company loans are dependent on the ability of the commercial property owner to generate net income from operating the property, which may result in the inability of such property owner to repay a loan, as well as the risk of foreclosure.

The combined company loans are generally secured by multi-family, office, retail, mixed use, commercial or warehouse properties and are subject to risks of delinquency, foreclosure and of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things:

•	tenant mix;
•	success of tenant businesses;
•	property management decisions;
•	property location, condition and design;
•	competition from comparable types of properties;
•	changes in national, regional or local economic conditions and/or specific industry segments;
•	declines in regional or local real estate values;
•	declines in regional or local rental or occupancy rates;
•	increases in interest rates, real estate tax rates and other operating expenses;
•	costs of remediation and liabilities associated with environmental conditions;
•	the potential for uninsured or underinsured property losses;
•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and
•	acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by the combined company, the combined company will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on the combined company’s cash flow from operations and limit amounts available for distribution to the combined company’s stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure can be an expensive and lengthy process, and foreclosing on certain properties where the combined company directly holds the mortgage loan and the borrower’s default under the mortgage loan is continuing could result in actions that could be costly to the combined company’s operations, in addition to having a substantial negative effect on the combined company’s anticipated return on the foreclosed mortgage loan.

The combined company’s portfolio of assets may at times be concentrated in certain property types or secured by properties concentrated in a limited number of geographic areas, which increases the combined company’s exposure to economic downturn with respect to those property types or geographic locations.

The combined company is not required to observe specific diversification criteria. Therefore, the combined company’s portfolio of assets may, at times, be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations.

Sutherland’s SBC loans (originated and acquired) are concentrated in Texas, California, Florida, New York and Arizona represent approximately 14%, 13%, 11%, 7% and 6% of Sutherland’s SBC loans as of June 30, 2016, respectively. Continued deterioration of economic conditions in these or in any other state in which the combined company has a significant concentration of borrowers could have a material and adverse effect on the combined company’s business by reducing demand for new financings, limiting the ability of customers to repay existing loans and impairing the value of the combined company’s real estate collateral and real estate owned properties. For example, the real estate market in South Florida has experienced a significant downturn which had an adverse impact on the collateral securing the combined company’s loans in these areas.

To the extent that the combined company’s portfolio is concentrated in any region, or by type of property, downturns relating generally to such region, type of borrower or security may result in defaults on a number of the combined company’s assets within a short time period, which may reduce the combined company’s net income and the value of its common stock and accordingly reduce the combined company’s ability to pay dividends to its stockholders.

Loans to small businesses involve a high degree of business and financial risk, which can result in substantial losses that would adversely affect the combined company’s business, results of operation and financial condition.

The combined company’s operations and activities include loans to small, privately owned businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Additionally, SBC loans are also often accompanied by personal guarantees. Often, there is little or no publicly available information about these businesses. Accordingly, the combined company must rely on its own due diligence to obtain information in connection with its investment decisions. The combined company’s borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks. A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or more general economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have a material and adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to expand or compete. These factors may have an impact on loans involving such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses.

Some of the mortgage loans the combined company will originate or acquire are loans made to self-employed borrowers who have a higher risk of delinquency and default, which could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

Many of the combined company’s borrowers will be self-employed. Self-employed borrowers may be more likely to default on their mortgage loans than salaried or commissioned borrowers and generally have less predictable income. In addition, many self-employed borrowers are small business owners who may be personally liable for their business debt. Consequently, a higher number of self-employed borrowers may result in increased defaults on the mortgage loans the combined company originates or acquires and, therefore, could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

Some of the mortgage loans the combined company will originate or acquire are secured by non-owner/user properties that may experience increased frequency of default and, when in default, the owners are more likely to abandon their properties, which could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

Some of the loans the combined company will originate or acquire have been, and in the future could be, made to borrowers who do not live in or operate a business on the mortgaged properties. These mortgage loans are secured by properties acquired by investors for rental income and capital appreciation and tend to default more than properties regularly occupied or used by the related borrowers. In a default, real property investors not occupying the mortgaged property may be more likely to abandon the related mortgaged property, increasing defaults and, therefore, could have a material and adverse effect on the combined company’s business, results of operations and financial condition.

The combined company may encounter risks associated with originating or acquiring SBA loans.

The combined company will originate SBA loans and sell the guaranteed portion of such SBA loans into the secondary market. These sales may result in collecting cash premiums, creating a stream of future servicing spread or both. There can be no assurance that the combined company will originate these loans, that a secondary market will exist or that the combined company will realize premiums upon the sale of the guaranteed portion of these loans.

The combined company may acquire SBA loans or originate SBA loans and sell the guaranteed portion of such SBA loans and retain the credit risk on the non-guaranteed portion of such loans. The combined company would then expect to share pro-rata with the SBA in any recoveries. In the event of default on an SBA loan, the combined company’s pursuit of remedies against a borrower would be subject to SBA rules and in some instances SBA approval. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by the combined company, the SBA may seek recovery of the principal loss related to the deficiency from the combined company. With respect to the guaranteed portion of SBA loans that may be sold by the combined company, the SBA would first honor its guarantee and then may seek compensation from the combined company in the event that a loss is deemed to be attributable to technical deficiencies. There can be no assurance that the combined company will not experience a loss due to significant deficiencies with the combined company’s underwriting or servicing of SBA loans.

In certain instances, including liquidation or charge-off of an SBA guaranteed loan, the combined company may have a receivable for the SBA’s guaranteed portion of legal fees, operating expenses, property taxes paid etc. related to the loan or the collateral (upon foreclosure). While the combined company may believe expenses incurred were justified and necessary for the care and preservation of the collateral and within the established rules of the SBA, there can be no assurance that the SBA will reimburse the combined company. In addition, obtaining reimbursement from the SBA may be a time consuming and lengthy process and the SBA may seek compensation from the combined company related to reimbursement of expenses which it does not believe were necessary for the care and preservation of a loan or its collateral and no assurance can be given that the SBA will not decline to reimburse the combined company for its portion of material expenses.

A government shutdown or curtailment of the government-guaranteed loan programs could cut off an important segment of the combined company’s business, and may adversely affect the combined company’s SBA loan program acquisitions and originations and results of operations.

Although the program has been in existence since 1953, there can be no assurance that the federal government will maintain the SBA program, or that it will continue to guarantee loans at current levels. If the combined company cannot acquire, make or sell government-guaranteed loans, the combined company may generate less interest income, fewer origination fees and the combined company’s ability to generate gains on sale of loans may decrease. From time-to-time, the government agencies that guarantee these loans reach their internally budgeted limits and cease to guarantee loans for a stated time period. In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that could have the effect of discontinuing or changing the programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small business and industrial borrowers of the types that now qualify for government-guaranteed loans could decline, as could the profitability of these loans.

The combined company’s lending business could be materially and adversely affected by circumstances or events limiting the availability of funds for SBA loan programs. A government shutdown occurred in October 2013 which affected the ability of entities to originate SBA loans because Congress failed to approve a budget which in turn eliminated the availability of funds for these programs. A government shutdown could occur again, which may affect the combined company’s ability to originate government guaranteed loans and to sell the government guaranteed portions of those loans in the secondary market. A government shutdown may adversely affect the combined company’s SBA loan program acquisitions and originations and the combined company’s results of operations.

Sutherland is a seller/servicer approved to sell mortgage loans to Freddie Mac and failure to maintain the combined company’s status as an approved seller/servicer could harm the combined company’s business.

Sutherland is an approved Freddie Mac seller/servicer. As an approved seller/servicer, Sutherland is required to conduct certain aspects of Sutherland’s operations in accordance with applicable policies and guidelines published by Freddie Mac and Sutherland is required to pledge a certain amount of cash to Freddie Mac to collateralize potential obligations to it. In addition, Sutherland’s first six month trial period ended on May 16, 2015, and Freddie Mac reviewed Sutherland’s eligibility as part of an audit conducted on June 29, 2015. Given the lack of testable areas available in 2015, ReadyCap’s overall assessment is “unrated” until the 2016 full scope audit is performed. A 2015 audit was required as an approval condition. There can be no assurance that the combined company will maintain its eligibility. Failure to maintain the combined company’s status as an approved seller/servicer would mean the combined company would not be able to sell mortgage loans to Freddie Mac, could result in the combined company being required to re-purchase loans previously sold to Freddie Mac, or could otherwise restrict the combined company’s business and investment options and could harm the combined company’s business and expose it to losses or other claims. Freddie Mac may, in the future, require the combined company to hold additional capital or pledge additional cash or assets in order to maintain approved seller/servicer status, which, if required, would adversely impact the combined company’s financial results. Loans sold to Freddie Mac that may be required to be re-purchased as of June 30, 2016 included 61 loans with a combined unpaid principal balance of $126.4 million.

The diminished level of Freddie Mac participation in, and other changes in the role of Freddie Mac in, the mortgage market may adversely affect the combined company’s business.

If Freddie Mac participation in the mortgage market were reduced or eliminated, or its structures were to change, the combined company’s ability to originate and service loans under the Freddie Mac program could be adversely affected. These developments could also materially and adversely impact the pricing of the combined company’s potential future Freddie Mac loan and ABS portfolio. Additionally, the current support provided by the U.S. Treasury to Freddie Mac, and any additional support it may provide in the future, could have the effect of lowering the interest rates the combined company expects to receive from such assets, thereby tightening the spread between the interest the combined company earns on these assets and the cost of financing these assets. In March 2013, the FHFA announced that it would establish a new institutional body, which later became known as the Federal Mortgage Insurance Currency, or FMIC, to replace Federal National Mortgage Association, or Fannie Mae, and Freddie Mac once they wind down operations. In June 2013, in a draft bill entitled the “Secondary Mortgage Market Reform and Taxpayer Protection Act of 2013” it was proposed that the FMIC would be modeled after the FDIC and provide catastrophic reinsurance in the secondary market for MBS. It would also take over multi-family guarantees as the existing portfolios of Fannie Mae and Freddie Mac are wound down by at least 15% annually until they are completely liquidated. Future legislation affecting Freddie Mac may create market uncertainty and have the effect of reducing the actual or perceived credit quality of Freddie Mac and the securities issued or guaranteed by it. As a result, such laws could increase the risk of loss on the combined company’s investments related to the Freddie Mac program. It also is possible that such laws could adversely impact the market for such assets and the spreads at which they trade.

The combined company’s investments may include subordinated tranches of ABS and RMBS, which are subordinate in right of payment to more senior securities.

The combined company’s investments may include subordinated tranches of ABS and RMBS, which are subordinated classes of securities in a structure of securities collateralized by a pool of assets consisting primarily of SBC loans and, accordingly, are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Additionally, estimated fair values of these subordinated interests tend to be more sensitive to changes in economic conditions than more senior securities. As a result, such subordinated interests generally are not actively traded and may not provide holders thereof with liquid investments.

In certain cases the combined company may not control the special servicing of the mortgage loans included in the securities in which the combined company may invest in and, in such cases, the special servicer may take actions that could adversely affect the combined company’s interests.

With respect to the SBC ABS in which the combined company expects to invest, overall control over the special servicing of the related underlying mortgage loans will be held by a directing certificate holder, which is appointed by the holders of the most subordinate class of securities in such series. When the combined company acquires investment-grade classes of existing series of securities originally rated AAA, the combined company will not have the right to appoint the directing certificate holder. In these cases, in connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate holder, take actions with respect to the specially serviced mortgage loans that could adversely affect the combined company’s interests.

Any credit ratings assigned to the combined company’s SBC loans and ABS assets will be subject to ongoing evaluations and revisions and the combined company cannot assure you that those ratings will not be downgraded.

Some of the combined company’s SBC loan and ABS assets may be rated by Moody’s Investors Service, Standard & Poor’s, or S&P, or Fitch Ratings. Any credit ratings on the combined company’s SBC loans and ABS assets are subject to ongoing evaluation by credit rating agencies, and the combined company cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Rating agencies may assign a lower than expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of the combined company’s SBC loans and ABS assets in the future. In addition, the combined company may acquire assets with no rating or with below investment grade ratings. If the rating agencies take adverse action with respect to the rating of the combined company’s SBC loans and ABS assets or if the combined company’s unrated assets are illiquid, the value of these SBC loans and ABS assets could significantly decline, which would adversely affect the value of the combined company’s investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to the combined company.

The receivables underlying the ABS the combined company may acquire are subject to credit risks, liquidity risks, interest rate risks, market risks, operations risks, structural risks and legal risks, which could result in losses to the combined company.

The combined company may acquire ABS securities, where the underlying pool of assets consists primarily of SBC loans. The structure of an ABS, and the terms of the investors’ interest in the underlying collateral, can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements. Individual transactions can differ markedly in both structure and execution. Important determinants of the risk associated with issuing or holding ABS include: (i) the relative seniority or subordination of the class of ABS held by an investor, (ii) the relative allocation of principal, and interest payments in the priorities by which such payments are made under the governing documents, (iii) the effect of credit losses on both the issuing vehicle and investors’ returns, (iv) whether the underlying collateral represents a fixed set of specific assets or accounts, (v) whether the underlying collateral assets are revolving or closed-end, (vi) the terms (including maturity of the ABS) under which any remaining balance in the accounts may revert to the issuing vehicle and (vii) the extent to which the entity that sold the underlying collateral to the issuing vehicle is obligated to provide support to the issuing vehicle or to investors. With respect to some types of ABS, the foregoing risks are more closely correlated with similar risks on corporate bonds of similar terms and maturities than with the performance of a pool of similar assets.

In addition, certain ABS (particularly subordinated ABS) provide that the non-payment of interest thereon in cash will not constitute an event of default in certain circumstances, and the holders of such ABS will not have available to them any associated default remedies. Interest not paid in cash will generally be capitalized and added to the outstanding principal balance of the related security. Deferral of interest through such capitalization will reduce the yield on such ABS.

Holders of ABS bear various risks, including credit risks, liquidity risks, interest rate risks, market risks, operations risks, structural risks and legal risks. Credit risk arises from (i) losses due to defaults by obligors under the underlying collateral and (ii) the issuing vehicle’s or servicer’s failure to perform their respective obligations under the transaction documents governing the ABS. These two risks may be related, as, for example, in the case of a servicer that does not provide adequate credit-review scrutiny to the underlying collateral, leading to a higher incidence of defaults.

Market risk arises from the cash flow characteristics of the ABS, which for most ABS tend to be predictable. The greatest variability in cash flows come from credit performance, including the presence of wind-down or acceleration features designed to protect the investor in the event that credit losses in the portfolio rise well above expected levels.

Interest rate risk arises for the issuer from (i) the pricing terms on the underlying collateral, (ii) the terms of the interest rate paid to holders of the ABS and (iii) the need to mark to market the excess servicing or spread account proceeds carried on the issuing vehicle’s balance sheet. For the holder of the security, interest rate risk depends on the expected life of the ABS, which may depend on prepayments on the underlying assets or the occurrence of wind-down or termination events. If the servicer becomes subject to financial difficulty or otherwise ceases to be able to carry out its functions, it may be difficult to find other acceptable substitute servicers and cash flow disruptions or losses may occur, particularly with underlying collateral comprised of non-standard receivables or receivables originated by private retailers who collect many of the payments at their stores.

Structural and legal risks include the possibility that, in a bankruptcy or similar proceeding involving the originator or the servicer (often the same entity or affiliates), a court having jurisdiction over the proceeding could determine that, because of the degree to which cash flows on the assets of the issuing vehicle may have been commingled with cash flows on the originator’s other assets (or similar reasons), (i) the assets of the issuing vehicle could be treated as never having been truly sold by the originator to the issuing vehicle and could be substantively consolidated with those of the originator, or (ii) the transfer of such assets to the issuer could be voided as a fraudulent transfer. The time and expense related to a challenge of such a determination also could result in losses and/or delayed cash flows.

Increases in interest rates could adversely affect the demand for new SBC loans, the value of the combined company’s SBC loans and ABS assets and the availability of the combined company’s target assets, and they could cause the combined company’s interest expense to increase, which could result in reduced earnings or losses and negatively affect the combined company’s profitability as well as the cash available for distribution to the combined company’s stockholders.

The combined company may invest in SBC loans, SBC ABS and other real estate-related investments. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the combined company’s control. Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of the combined company’s target assets available to the combined company, which could adversely affect the combined company’s ability to acquire assets that satisfy its investment objectives. Rising interest rates may also cause the combined company’s target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause the combined company to be unable to acquire a sufficient volume of the combined company’s target assets with a yield that is above its borrowing cost, the combined company’s ability to satisfy its investment objectives and to generate income and make distributions may be materially and adversely affected.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), the combined company’s borrowing costs may increase more rapidly than the interest income earned on the combined company’s assets. Because the combined company expects its SBC loans and ABS assets generally will bear, on average, interest based on longer-term rates than the combined company’s borrowings, a flattening of the yield curve would tend to decrease the combined company’s net income and the fair market value of the combined company’s net assets. Additionally, to the extent cash flows from SBC loans and ABS assets that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new SBC loans and ABS assets and available borrowing rates may decline, which would likely decrease the combined company’s net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event the combined company’s borrowing costs may exceed its interest income and the combined company could incur operating losses.

Fair market values of the combined company’s SBC loans and ABS assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those SBC loans and ABS assets that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, the combined company’s operating results will depend in large part on the difference between the income from the combined company’s assets and its financing costs. The combined company anticipates that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of the combined company’s borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence the combined company’s net income. Increases in these rates will tend to decrease the combined company’s net income and fair market value of the combined company’s assets.

Interest rate fluctuations may adversely affect the level of the combined company’s net income and the value of its assets and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the combined company’s control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect the combined company’s income and the value of its assets and common stock.

Interest rate mismatches between the combined company’s ARMs and RMBS backed by ARMs or hybrid ARMs and the combined company’s borrowings used to fund its purchases of these assets may cause it to suffer losses.

The combined company will likely fund its residential mortgage loans and RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of ARMs and RMBS backed by ARMs or hybrid ARMs. Accordingly, if short-term interest rates increase, the combined company’s borrowing costs may increase faster than the interest rates on its ARMs and RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, the combined company could experience a decrease in net income or a net loss.

In most cases, the interest rate indices and repricing terms of ARMs and RMBS backed by ARMs or hybrid ARMs and the combined company’s borrowings are not identical, thereby potentially creating an interest rate mismatch between the combined company’s investments and its borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce the combined company’s net income or produce a net loss, and adversely affect the level of the combined company’s dividends and the market price of its common stock.

In addition, ARMs and RMBS backed by ARMs or hybrid ARMs are typically subject to lifetime interest rate caps that limit the amount an interest rate can increase through the maturity of the ARMs. However, the combined company’s borrowings under repurchase agreements typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on the combined company’s borrowings could increase without limitation while caps could limit the interest rates on these types of assets. This problem is magnified for ARMs and RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some ARMs and RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, the combined company may receive less cash income on these types of assets than it needs to pay interest on its related borrowings. These factors could reduce the combined company’s net interest income and cause it to suffer a loss during periods of rising interest rates.

Because the combined company holds and may originate additional fixed-rate assets, an increase in interest rates on the combined company’s borrowings may adversely affect its book value.

Increases in interest rates may negatively affect the fair market value of the combined company’s assets. Any fixed-rate assets the combined company holds or originates generally will be more negatively affected by these increases than adjustable-rate assets. In accordance with accounting rules, the combined company will be required to reduce its earnings for any decrease in the fair market value of its assets that are accounted for under the fair value option. The combined company will be required to evaluate its assets on a quarterly basis to determine their fair value by using third-party bid price indications provided by dealers who make markets in these assets or by third-party pricing services. If the fair value of an asset is not available from a dealer or third-party pricing service, the combined company will estimate the fair value of the asset using a variety of methods, including discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts the combined company would receive in a current market exchange. If the combined company determines that a security is other-than-temporarily impaired, the combined company would be required to reduce the value of such security on its balance sheet by recording an impairment charge in its income statement and its stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts the combined company may borrow to originate or purchase additional target assets, which could restrict the combined company’s ability to increase its net income.

Because the assets the combined company will hold and expects to acquire may experience periods of illiquidity, the combined company may lose profits or be prevented from earning capital gains if it cannot sell SBC loans and ABS assets at an opportune time.

The combined company bears the risk of being unable to dispose of its assets at advantageous times or in a timely manner because SBC loans and ABS assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential mortgage loans. Additionally, the combined company believes that it is currently one of only a handful of active market participants in the secondary SBC loan market and the lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, the combined company’s ability to vary its portfolio in response to changes in economic and other conditions may be relatively limited, which may cause the combined company to incur losses.

Recent market conditions may make it more difficult for the combined company to analyze potential investment opportunities for its portfolio of assets.

The combined company’s success will depend, in part, on its ability to effectively analyze potential acquisition and origination opportunities in order to assess the level of risk-adjusted returns that the combined company should expect from any particular investment. To estimate the value of a particular asset, the combined company may use historical assumptions that may or may not be appropriate during the recent unprecedented downturn in the real estate market and general economy. To the extent that the combined company uses historical assumptions that are inappropriate under current market conditions, the combined company may overpay for an asset or acquire an asset that it otherwise might not acquire, which could have a material and adverse effect on the combined company’s results of operations and its ability to make distributions to its stockholders.

In addition, as part of the combined company’s overall portfolio risk management, the combined company will analyze interest rate changes and prepayment trends separately and collectively to assess their effects on the combined company’s portfolio of assets. In conducting its analysis, the combined company will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Recent dislocations in the mortgage market or other developments may change the way that prepayment trends respond to interest rate changes, which may adversely affect the combined company’s ability to assess the market value of its portfolio of assets, implement its hedging strategies or implement techniques to reduce its prepayment rate volatility. If the combined company’s estimates prove to be incorrect or its hedges do not adequately mitigate the impact of changes in interest rates or prepayments, the combined company may incur losses that could materially and adversely affect its financial condition, results of operations and its ability to make distributions to its stockholders.

Any mezzanine loan assets the combined company may purchase or originate may involve greater risks of loss than senior loans secured by income-producing properties.

The combined company may originate or acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the combined company may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy its mezzanine loan. If a borrower defaults on any mezzanine loan the combined company may purchase or originate or debt senior to any such loan, or in the event of a borrower bankruptcy, such mezzanine loan will be satisfied only after the senior debt. As a result, the combined company may not recover some or all of its initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to any mezzanine loans the combined company may purchase or originate would result in operating losses for the combined company and may limit its ability to make distributions to its stockholders.

Maintenance of the combined company’s 1940 Act exception imposes limits on its operations.

The combined company intends to conduct its operations so that neither it nor its subsidiaries is required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

The combined company intends to conduct its operations so that it does not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because fewer than 40% of its total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to the combined company by any wholly owned or majority owned subsidiary that the combined company currently owns or may form in the future that is excluded from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities the combined company may own, may not have a value in excess of 40% of the value of the combined company’s total assets on an unconsolidated basis. The combined company will monitor its holdings to ensure continuing and ongoing compliance with this test. However, qualification for exclusion from registration under the 1940 Act will limit the combined company’s ability to make certain investments. See “Business of Sutherland — Operating and Regulatory Structure — 1940 Act Exception.” In addition, the combined company believes that it will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because it will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the combined company will be primarily engaged in the non-investment company businesses of its subsidiaries, and thus the type of businesses in which the combined company may engage through its subsidiaries is limited.

In connection with the Section 3(a)(1)(c) analysis, the determination of whether an entity is a majority owned subsidiary of the combined company is made by the combined company. The 1940 Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. The combined company will treat companies in which it owns at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. The combined company will also treat securitization trusts as majority-owned subsidiaries for purposes of this analysis even where the securities issued by such trusts do not meet the definition of voting securities under the 1940 Act only in cases where this conclusion is supported by an opinion of counsel that the trust certificates or other interests issued by such securitization trusts are the functional equivalent of voting securities and that, in any event, such securitization trusts should be considered to be majority-owned subsidiaries for purposes of this analysis. The combined company has not requested the SEC, or its staff, to concur or approve its treatment of any securitization trust or other company as a majority owned subsidiary and neither the SEC nor its staff has done so. If the SEC, or its staff, were to disagree with the combined company’s treatment of one of more companies as majority owned subsidiaries, the combined company would need to adjust its strategy and its assets in order to continue to pass the 40% test. Any such adjustment in the combined company’s strategy could have a material adverse effect on the combined company.

ZAIS Financial and Sutherland each believes that certain of their respective subsidiaries qualify to be excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the 1940 Act. The combined company will treat as qualifying assets for this purpose SBC loans and other mortgages, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, the combined company will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), MBS representing ownership of an entire pool of mortgage loans, and real estate owned properties that may be acquired in connection with mortgage loan foreclosures. The combined company expects each of its subsidiaries relying on Section 3(c)(5)(C) may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, interests in MBS or other securitizations, securities of REITs and other real estate-related assets. The combined company expects each of its subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC, or its staff, or if such guidance has not been published on the combined company’s own analyses to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, the combined company may be required to adjust its strategy accordingly. Although the combined company intends to monitor its portfolio periodically and prior to each investment acquisition, there can be no assurance that the combined company will be able to maintain an exclusion for these subsidiaries. In addition, the combined company may be limited in its ability to make certain investments and these limitations could result in the subsidiary holding assets the combined company might wish to sell or selling assets it might wish to hold.

In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects the combined company’s operations. If the combined company or its subsidiaries fail to maintain an exception or exemption from the 1940 Act, the combined company could, among other things, be required either to (i) change the manner in which it conducts its operations to avoid being required to register as an investment company, (ii) effect sales of its assets in a manner that, or at a time when, it would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of the combined company’s shares of common stock, the sustainability of the combined company’s business model, and the combined company’s ability to make distributions which would have an adverse effect on its business and the value of its shares of common stock.

Certain of the combined company’s subsidiaries may rely on the exclusion from the definition of investment company provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). Little interpretive guidance has been issued by the SEC, or its staff, with respect to Section 3(c)(6) and any guidance published by the SEC, or its staff, could require the combined company to adjust its strategy accordingly. Although little interpretive guidance has been issued with respect to Section 3(c)(6), ZAIS Financial and Sutherland believe that each of their respective subsidiaries may rely on Section 3(c)(6) if, among other things, 55% of the assets of such subsidiaries consist of, and at least 55% of the income of such subsidiaries are derived from, qualifying real estate investment assets owned by wholly owned or majority owned subsidiaries of such subsidiaries.

Qualification for exemption from registration under the 1940 Act will limit the combined company’s ability to make certain investments. For example, these restrictions will limit the ability of the combined company’s subsidiaries to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and MBS, and real estate companies or in assets not related to real estate.

No assurance can be given that the SEC, or its staff, will concur with the combined company’s classification of the combined company or its subsidiaries’ assets or that the SEC, or its staff, will not, in the future, issue further guidance that may require the combined company to reclassify those assets for purposes of qualifying for an exclusion from regulation under the 1940 Act. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, the combined company may be required to adjust its investment strategy accordingly. Additional guidance from the SEC, or its staff, could provide additional flexibility to the combined company, or it could further inhibit the combined company’s ability to pursue the investment strategy it has chosen. If the SEC, or its staff takes a position contrary to the combined company’s analysis with respect to the characterization of any of the assets or securities the combined company invests in, the combined company may be deemed an unregistered investment company. Therefore, in order not to be required to register as an investment company, the combined company may need to dispose of a significant portion of its assets or securities or acquire significant other additional assets which may have lower returns than its expected portfolio, or the combined company may need to modify its business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing the combined company’s indebtedness, which could also require the combined company to sell a significant portion of its assets. The combined company cannot assure you that it would be able to complete these dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of the combined company’s business plan could have a material adverse effect on the combined company. Further, if the SEC determined that the combined company was an unregistered investment company, the combined company would be subject to monetary penalties and injunctive relief in an action brought by the SEC, the combined company would potentially be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period for which it was established that the combined company was an unregistered investment company. Any of these results would have a material adverse effect on the combined company. See “Business of Sutherland —  Operating and Regulatory Structure — 1940 Act Exception.”

Since the combined company is not expected to be subject to the 1940 Act, the combined company will not be subject to its substantive provisions, including provisions requiring diversification of investments, limiting leverage and restricting investments in illiquid assets.

Rapid changes in the values of the combined company’s target assets may make it more difficult for the combined company to maintain its qualification as a REIT or its exclusion from the 1940 Act.

If the fair market value or income potential of the combined company’s target assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, the combined company may need to increase its real estate assets and income or liquidate its non-qualifying assets to maintain the combined company’s REIT qualification or its exclusion from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. The combined company may have to make decisions that it otherwise would not make absent the REIT and 1940 Act considerations.

Risks Relating to an Investment in the Combined Company’s Common Stock

Future offerings of debt or equity securities, which may rank senior to the combined company’s common stock, may adversely affect the market price of the common stock.

If the combined company decides to issue additional debt securities in the future, which would rank senior to the combined company’s common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting the combined company’s operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that the combined company issues in the future may have rights, preferences and privileges more favorable than those of the combined company’s common stock and may result in dilution to owners of combined company common stock. The combined company and, indirectly, the combined company’s stockholders, will bear the cost of issuing and servicing such securities. Because the combined company’s decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond the combined company’s control, the combined company cannot predict or estimate the amount, timing or nature of its future offerings. Thus, holders of combined company common stock will bear the risk of the combined company’s future offerings reducing the market price of combined company common stock and diluting the value of their stock holdings in the combined company.

The combined company cannot assure you of its ability to pay distributions in the future.

To maintain the combined company’s qualification as a REIT and generally not be subject to U.S. federal income tax, the combined company intends to make regular quarterly distributions to holders of combined company common stock out of legally available funds. Each of ZAIS Financial’s and Sutherland’s current policy is to distribute its net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid corporate income tax. Sutherland expects to continue its current distribution practices following the mergers, but the combined company’s ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of the combined company’s board and will depend on the combined company’s earnings, financial condition, debt covenants, maintenance of its REIT qualification, restrictions on making distributions under Maryland law and other factors as the combined company’s board may deem relevant from time to time. The combined company may not be able to make distributions in the future, and the combined company’s board may change the combined company’s distribution policy in the future. We believe that a change in any one of the following factors, among others, could adversely affect the combined company’s results of operations and impair the combined company’s ability to pay distributions to its stockholders:

•	the profitability of the assets the combined company holds or acquires;
•	the combined company’s ability to make profitable acquisitions;
•	margin calls or other expenses that reduce the combined company’s cash flow;
•	defaults in the combined company’s asset portfolio or decreases in the value of its portfolio; and
•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

The combined company cannot assure you that it will achieve results that will allow it to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of the combined company’s distributions may include a return of capital.

Legal Risks Related to the Mergers

Counterparties to certain significant agreements with Sutherland and ZAIS Financial may have consent rights in connection with the mergers.

Each of Sutherland and ZAIS Financial is party to certain financing agreements, including master and mortgage loan repurchase agreements, loan agreements and related guaranties, office leases and other agreements, that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions or otherwise. Under certain of these agreements, the mergers may constitute a “change in control” or otherwise give rise to consent rights and, therefore, the counterparty may assert its rights in connection with the mergers. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements, and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under other agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

Conflicts of interest could arise as a result of the combined company’s UpREIT structure.

Conflicts of interest could arise in the future as a result of the relationships between the combined company and its affiliates, on the one hand, and the operating partnership or any partner thereof, on the other. The combined company’s directors and officers have duties to the combined company under applicable Maryland law in connection with their management of the combined company. At the same time, the combined company, through the operating partnership subsidiary, has fiduciary duties, as a general partner, to the operating partnership and to the limited partners under Delaware law in connection with the management of the operating partnership. The combined company’s duties, through the operating partnership subsidiary, as a general partner to the operating partnership and its partners may come into conflict with the duties of the combined company’s directors and officers.

Certain provisions of Maryland law could inhibit changes in control and prevent the combined company’s stockholders from realizing a premium over the then-prevailing market price of the combined company’s common stock.

Certain provisions of the Maryland General Corporation Law, which we refer to as the MGCL, may have the effect of deterring a third party from making a proposal to acquire the combined company or of impeding a change in control under circumstances that otherwise could provide the holders of shares of the combined company’s common stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

The combined company is subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including, generally, a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between the combined company and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of the combined company’s outstanding voting stock or an affiliate or associate of the combined company who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the combined company’s outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between the combined company and an interested stockholder generally must be recommended by the combined company’s board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by holders of outstanding shares of the combined company’s voting stock; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the combined company’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the stockholder would otherwise have become an interested stockholder. Pursuant to the statute, ZAIS Financial’s board of directors has by resolution exempted the mergers from the business combination provisions of the MGCL. In addition, the combined company’s board is expected to adopt a resolution exempting any business combination between the combined company and any person, provided that such business combination is first approved by the combined company’s board of directors (including a majority of the combined company’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the combined company and any of them. As a result, any person described above may be able to enter into business combinations with the combined company that may not be in the best interest of the combined company’s stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The “control share” provisions of the MGCL provide that a holder of “control shares” of a Maryland corporation (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the stockholder or in respect of which the stockholder is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership of or the power to direct the exercise of voting power with respect to issued and outstanding “control shares,” subject to certain exceptions) has no voting rights with respect to such shares except to the extent approved by the combined company’s stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, the combined company’s officers and employees who are also the combined company’s directors. The combined company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of the combined company’s stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The combined company’s ability to issue additional shares of common and preferred stock may prevent a change in the combined company’s control.

The combined company’s charter authorizes it to issue additional authorized but unissued shares of common or preferred stock. In addition, the combined company’s board of directors may, without stockholder approval, amend the combined company’s charter to increase or decrease the aggregate number of shares of the combined company’s stock or the number of shares of stock of any class or series that the combined company has the authority to issue. As a result, the combined company’s board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of the combined company’s common stock or otherwise be in the best interest of the combined company’s stockholders.

The combined company’s rights and its stockholders’ rights to take action against the combined company’s directors and officers are limited, which could limit the combined company’s stockholders’ recourse in the event of actions not in the combined company’s stockholders’ best interests.

As permitted by Maryland law, the combined company’s charter limits the liability of its directors and officers to the combined company and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, the combined company’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate the combined company to indemnify any present or former director or officer or any individual who, while a director or officer of the combined company and at its request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The combined company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the combined company and at its request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The combined company’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served a predecessor of the combined company in any of the capacities described above and any employee or agent of the combined company or a predecessor of the combined company.

The combined company’s amended and restated bylaws designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for some litigation, which could limit the ability of stockholders of the combined company to obtain a favorable judicial forum for disputes with the combined company.

On March 11, 2014, the board of directors of ZAIS Financial approved an amendment to its bylaws which, unless ZAIS Financial consents in writing to the selection of an alternative forum, makes the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ZAIS Financial, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of ZAIS Financial to ZAIS Financial or to the stockholders of ZAIS Financial, (iii) any action asserting a claim against ZAIS Financial or any director or officer or other employee of ZAIS Financial arising pursuant to any provision of the MGCL or ZAIS Financial’s charter or bylaws, or (iv) any action asserting a claim against ZAIS Financial or any director or officer or other employee of ZAIS Financial that is governed by the internal affairs doctrine. Since the charter and bylaws of ZAIS Financial will continue as the charter and bylaws of the combined company, these provisions will apply to any such actions against the combined company, and any person or entity purchasing or otherwise acquiring any interest in shares of the combined company’s capital stock shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit the ability of stockholders of the combined company to obtain a judicial forum that they find favorable for disputes with the combined company or its directors, officers, employees, if any, or other stockholders.

General Tax Risks

The combined company may incur adverse tax consequences, if it, ZAIS Financial or Sutherland has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of ZAIS Financial and Sutherland has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the closing of the mergers. The combined company intends to operate in a manner that it believes allows it to qualify as a REIT after the mergers. Neither ZAIS Financial nor Sutherland has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable regulations of the U.S. Department of the Treasury, which we refer to as Treasury regulations, that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (which, consistent with the past practices of ZAIS Financial and Sutherland, the combined company will do after the mergers). The determination of various factual matters and circumstances not entirely within the control of ZAIS Financial and Sutherland may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of ZAIS Financial and Sutherland must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders annually of at least 90% of its net taxable income, excluding any capital gains.

If either ZAIS Financial or Sutherland has failed or fails to qualify as a REIT and the mergers are completed, the combined company may inherit significant tax liabilities and could lose its REIT qualification. Even if the combined company retains its REIT qualification, if ZAIS Financial or Sutherland has not been or loses its REIT qualification for a taxable year before the mergers or that includes the mergers, the combined company will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:

•	the combined company, as the successor by merger to ZAIS Financial and Sutherland, would generally inherit any corporate income excise and other tax liabilities of ZAIS Financial and Sutherland, including penalties and interest, which inherited tax liabilities could be particularly substantial if the Sutherland merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;
•	the combined company would be subject to tax on the built-in gain on each asset of ZAIS Financial and Sutherland existing at the time of the mergers; and
•	the combined company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by ZAIS Financial and Sutherland for taxable periods that it did not qualify as a REIT.

As a result of these factors, any failure by ZAIS Financial and Sutherland before the mergers to qualify as a REIT could impair the combined company’s ability after the mergers to expand its business and raise capital, and could materially adversely affect the value of the combined company’s common stock.

The partnership merger is expected to be treated as a transaction in which gain (but not loss) is recognized by the ZAIS operating partnership, with such gain being allocated to the holders of ZAIS operating partnership units including ZAIS Financial.

The partnership merger will be treated for U.S. federal income tax purposes as a contribution of assets by the ZAIS operating partnership to the Sutherland operating partnership in return for Sutherland operating partnership units, followed by a liquidation of the ZAIS operating partnership and a distribution of the Sutherland operating partnership units held by the ZAIS operating partnership to the holders of the ZAIS operating partnership units. Section 721(a) of the Code provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership. Whether the contribution of assets under the partnership merger qualifies as a tax-deferred exchange under Section 721(a) of the Code depends on the application of rules under Section 721(b) of the Code, under which gain (but not loss) is recognized on property transfers to a partnership classified as an “investment company” which result in “diversification” of the transferors’ interests. This exception is designed to prevent tax-deferred diversification of a concentrated investment portfolio of securities. For purposes of the Section 721(b) rules, the surviving partnership would likely be considered an investment company. However, Treasury Regulations applicable to Section 721(b) provide that a contribution to an investment company will not be treated as resulting in diversification if each transferor transfers a diversified portfolio of stocks and securities to the partnership. The Treasury Regulations further provide that a portfolio of stocks and securities will generally be treated as diversified for this purpose if no more than 25% of the value of the portfolio consists of stocks and securities of a single issuer and no more than 50% of the value of the portfolio consists of stocks and securities of five or fewer issuers. While it is not yet clear, it is expected that the ZAIS operating partnership will not be treated as transferring assets that qualify as a diversified portfolio of stocks and securities for this purpose. Accordingly, the parties expect the partnership merger to be treated as a transaction in which gain (but not loss) is recognized by the ZAIS operating partnership, with such gain being allocated to the holders of ZAIS operating partnership units, including ZAIS Financial.

The combined company’s taxable income is calculated differently than net income based on U.S. GAAP.

The combined company’s taxable income may substantially differ from its net income based on U.S. GAAP. For example, interest income on the combined company’s mortgage loans and other mortgage related assets does not necessarily accrue under an identical schedule for U.S. federal income tax purposes as for accounting purposes.

For U.S. GAAP purposes, interest income on the combined company’s mortgage-related securities is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages; premiums and discounts are amortized or accreted into interest income over the estimated lives of the securities using the effective yield method adjusted for the effects of estimated prepayments. Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date, and the present expectation of future prepayments of the underlying mortgages. If the combined company’s estimate of prepayments is incorrect, the combined company is required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and the combined company’s purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, the combined company will have to make assumptions regarding the rate and timing of principal payments and coupon rates. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and the combined company’s interest income.

In particular, interest income on mortgage-related securities that were purchased at a discount to par value will be recognized based on the security’s effective interest rate. The effective interest rate on these securities will be based on the projected cash flows from each security, which will be estimated based on the combined company’s observation of current information and events and include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. Based on the projected cash flows from the combined company’s mortgage-related securities purchased at a discount to par value, a portion of the purchase discount may be designated as credit protection against future credit losses and, therefore, may not be accreted into interest income. The amount designated as credit discount may be adjusted over time, based on the actual performance of the security, its underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a security with a credit discount is more favorable than forecasted, a portion of the amount designated as credit discount may be accreted into interest income over time. Conversely, if the performance of a security with a credit discount is less favorable than forecasted, additional amounts of the purchase discount may be designated as credit discount, or impairment charges and write-downs of such securities to a new cost basis could result.

When the combined company purchases mortgage loans that have shown evidence of credit deterioration since origination and management determines that it is probable the combined company will not collect all contractual cash flows on those assets, the combined company will apply the guidance that addresses accounting for differences between contractual cash flows and cash flows expected to be collected if those differences are attributable to, at least in part, credit quality. Interest income will be recognized on a level-yield basis over the life of the loan as long as cash flows can be reasonably estimated. The level-yield is determined by the excess of the combined company’s initial estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the combined company’s initial investment in the mortgage loan (accretable yield). The amount of interest income to be recognized cannot result in a carrying amount that exceeds the payoff amount of the loan. The excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) will not be recognized as an adjustment of yield.

For U.S. federal income tax purposes, if a debt instrument pays interest currently, the combined company is generally required to treat all such interest as interest income. In addition, if the combined company acquires mortgage loans, RMBS or other debt instruments at a discount in the secondary market, the discount at which such debt instruments are acquired will generally be treated as “market discount” for U.S. federal income tax purposes and will accrue over the term of the debt instrument. Accrued market discount is reported as income when, and to the extent that, the combined company receives any payment of principal on the debt instrument, unless the combined company elects to include accrued market discount in incomes as it accrues. As a result, the combined company will be required to treat principal payments on such a debt instrument as ordinary income for U.S. federal income tax purposes to the extent of any accrued market discount regardless of the combined company’s expected return on its investment in the debt instrument.

In particular, payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. Similarly, if the combined company acquires a debt instrument that is issued with original issue discount, or OID, the combined company will generally be required to accrue such OID regardless of whether the combined company expects to receive the full face amount of the debt instrument on its maturity. If the combined company collects less on a debt instrument than the combined company’s purchase price plus any market discount or OID it had previously reported as income, the combined company may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, the combined company may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to the combined company’s ability to collect such interest income. However, if the combined company recognizes insufficient interest income with respect to certain debt instruments that the combined company acquires, and the IRS were to successfully assert that the combined company did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, the combined company may be required to increase its taxable income with respect to such year, which could cause it to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.

Investment in the combined company’s common stock has various tax risks.

This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this joint proxy statement and that could affect the U.S. federal income tax treatment of the combined company, the surviving partnership or the combined company’s stockholders.

The combined company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the combined company’s stockholders.

The combined company intends to continue to be organized, and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. The combined company does not intend to request a ruling from the IRS that the combined company qualifies as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the combined company, holds its assets through a partnership. To qualify as a REIT, the combined company must meet, on an ongoing basis, various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions. The combined company’s ability to satisfy the asset tests depends on its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the combined company may not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the combined company to qualify as a REIT. In addition, the combined company’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which the combined company has no control or only limited influence, including in cases where the combined company owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while the combined company intends to operate so that the combined company will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the combined company’s circumstances, no assurance can be given that the combined company will so qualify for any particular year. These considerations also might restrict the types of assets that the combined company can acquire in the future.

If the combined company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, the combined company would be required to pay U.S. federal income tax on its taxable income, and distributions to its stockholders would not be deductible by the combined company in determining its taxable income. In such a case, the combined company might need to borrow money or sell assets in order to pay the combined company’s taxes. The combined company’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if the combined company fails to maintain its qualification as a REIT, the combined company no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the combined company were eligible for certain statutory relief provisions, the combined company could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.

The combined company may liquidate its assets. The results of any such sale or liquidation could cause the combined company to fail to qualify as a REIT.

Complying with REIT requirements may force the combined company to liquidate or forego otherwise attractive investments, which could reduce returns on the combined company’s assets and adversely affect returns to the combined company’s stockholders.

To qualify as a REIT, the combined company generally must ensure that at the end of each calendar quarter at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and RMBS. The remainder of the combined company’s investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the combined company’s assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, no more than 25% (20% beginning in 2018) of the value of the combined company’s total assets can be represented by stock and securities of one or more TRSs and no more than 25% of the value of the combined company’s assets may consist of “nonqualified publicly offered REIT debt instruments.” If the combined company fails to comply with these requirements at the end of any quarter, the combined company must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the combined company may be required to liquidate from its portfolio otherwise attractive investments. These actions could have the effect of reducing the combined company’s income and amounts available for distribution to its stockholders. In addition, if the combined company is compelled to liquidate its investments to repay obligations to its lenders, the combined company may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT. The REIT requirements described above may also restrict the combined company’s ability to sell REIT-qualifying assets, including asset sales made in connection with a disposition of certain segments of the combined company’s business or in connection with a liquidation of the combined company, without adversely impacting the combined company’s qualifications as a REIT. Furthermore, the combined company may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to the combined company in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. In addition, certain of the assets that the combined company holds or intends to hold, including unsecured loans, loans secured by both real property and personal property where the fair market value of the personal property exceeds 15% of the total fair market value of all of the property securing the loan, and interests in ABS secured by assets other than real property or mortgages on real property or on interests in real property, are not qualified and will not be qualified real estate assets for purposes of the REIT asset tests. Accordingly, the combined company’s ability to invest in such assets will be limited, and its investment in such assets could cause it to fail to qualify as a REIT if its holdings in such assets do not satisfy such limitations.

Distributions from the combined company or gain on the sale of its common stock may be treated as unrelated business taxable income, or UBTI, to U.S. tax-exempt holders of common stock.

If (i) all or a portion of the combined company’s assets are subject to the rules relating to taxable mortgage pools, (ii) a tax-exempt U.S. person has incurred debt to purchase or hold the combined company’s common stock, (iii) the combined company purchases real estate mortgage investment conduit, or REMIC, residual interests that generate “excess inclusion income,” or (iv) the combined company is a “pension held REIT,” then a portion of the distributions with respect to its common stock and, in the case of a U.S. person described in (ii), gains realized on the sale of such common stock by such U.S. person, may be subject to U.S. federal income tax as UBTI under the Code.

The combined company may lose its REIT qualification or be subject to a penalty tax if it earns, and the IRS successfully challenges the combined company’s characterization of, income from foreign TRSs or other non-U.S. corporations in which the combined company holds an equity interest.

The combined company may make investments in non-U.S. corporations some of which may, together with the combined company, make a TRS election. The combined company likely will be required to include in its income, even without the receipt of actual distributions, earnings from any such foreign TRSs or other non-U.S. corporations in which the combined company holds an equity interest. Income inclusions from equity investments in certain foreign corporations are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for REIT qualification purposes. However, in recent private letter rulings, the IRS exercised its authority under Code section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test notwithstanding the fact that the income is not included in the enumerated categories of income qualifying for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the position adopted by the IRS in those private letter rulings and based on advice of counsel concerning the classification of such income inclusions for purposes of the REIT income tests, the combined company intends to treat such income inclusions that meet certain requirements as qualifying income for purposes of the 95% gross income test. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 95% gross income test, which, if such income together with other income the combined company earns that does not qualify for the 95% gross income test exceeded 5% of the combined company’s gross income, could cause the combined company to be subject to a penalty tax and could impact the combined company’s ability to qualify as a REIT.

The REIT distribution requirements could adversely affect the combined company’s ability to execute its business plan and may require it to incur debt, sell assets or take other actions to make such distributions.

To qualify as a REIT, the combined company must distribute to its stockholders each calendar year at least 90% of its REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that the combined company satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, the combined company will be subject to U.S. federal corporate income tax on its undistributed income. In addition, the combined company will incur a 4% nondeductible excise tax on the amount, if any, by which the combined company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. The combined company’s current policy is to pay distributions which will allow the combined company to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income.

The combined company’s taxable income may substantially exceed its net income as determined based on U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, it is likely that the combined company will acquire assets, including RMBS requiring it to accrue OID or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. Finally, the combined company may be required under the terms of the indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect that the combined company will recognize income but will not have a corresponding amount of cash available for distribution to its stockholders.

As a result of the foregoing, the combined company may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, the combined company may be required to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be used for future investment or used to repay debt, or (iv) make a taxable distribution of shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder the combined company’s ability to grow, which could adversely affect the value of its common stock.

The combined company may be required to report taxable income with respect to certain of the combined company’s investments in excess of the economic income the combined company ultimately realizes from them.

The combined company may acquire mortgage loans, RMBS or other debt instruments in the secondary market for less than their face amount. The discount at which such securities are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount accrues on the basis of the constant yield to maturity of the debt instrument based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. In particular, payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If the combined company collects less on a debt instrument than the combined company’s purchase price plus the market discount the combined company had previously reported as income, the combined company may not be able to benefit from any offsetting loss deduction in a subsequent taxable year. In addition, the combined company may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to the combined company at a gain in a debt-for-debt exchange with the borrower. In that event, the combined company may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds the combined company’s adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Similarly, some of the RMBS that the combined company purchases will likely have been issued with OID. The combined company will be required to report such OID based on a constant yield method and income will accrue based on the assumption that all future projected payments due on such MBSs will be made. If such MBSs turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year in which uncollectability is provable. Finally, in the event that any mortgage loans, RMBS or other debt instruments acquired by the combined company are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by the combined company encounters financial difficulty rendering it unable to pay stated interest as due, the combined company may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, the combined company may be required to accrue interest income with respect to subordinate RMBS at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while the combined company would in general ultimately have an offsetting loss deduction available to it when such interest was determined to be uncollectible, the loss would likely be treated as a capital loss, and the utility of that loss would therefore depend on the combined company’s having capital gain in that later year or thereafter.

The combined company may hold excess MSRs, which means the portion of an MSR that exceeds the arm’s-length fee for services performed by the mortgage servicer. Based on IRS guidance concerning the classification of MSRs, the combined company intends to treat any excess MSRs the combined company acquires as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date the combined company acquired such excess MSR. In general, the combined company will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and the combined company will be taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, the combined company’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, the combined company may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount the combined company pays for, and accrues with respect to, the excess MSR may exceed the total amount the combined company collects on such excess MSR. No assurance can be given that the combined company will be entitled to a deduction for such excess, meaning that the combined company may be required to recognize phantom income over the life of an excess MSR.

The interest apportionment rules may affect the combined company’s ability to comply with the REIT asset and gross income tests.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. IRS Revenue Procedure 2014-51 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount, which is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

To the extent the face amount of any loan that the combined company holds that is secured by both real property and other property exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of the combined company’s loan assets unless the loan is secured solely by real property and personal property and the value of the personal property does not exceed 15% of the value of the property securing the loan. Thus, depending upon the value of the real property securing the combined company’s mortgage loans and their face amount, and the other sources of the combined company’s gross income generally, the combined company may fail to meet the 75% REIT gross income test. In addition, although the combined company will endeavor to accurately determine the values of the real property securing its loans at the time it acquires or commits to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge the combined company’s valuations of such assets and such revaluations resulted in a higher portion of the combined company’s interest income being apportioned to property other than real property, the combined company could fail to meet the 75% REIT gross income test. If the combined company does not meet this test, it could potentially lose its REIT qualification or be required to pay a penalty tax to the IRS. Furthermore, prior to 2016, the apportionment rules described above applied to any debt instrument that was secured by real and personal property if the principal amount of the loan exceeded the value of the real property securing the loan. As a result, prior to 2016, these apportionment rules applied to mortgage loans held by ZAIS Financial and Sutherland even if the personal property securing the loan did not exceed 15% of the total property securing the loan. Sutherland has held significant mortgage loans that are secured by both real property and personal property. If the IRS were to successfully challenge the application of these rules to either ZAIS Financial or Sutherland, such company could fail to meet the 75% REIT gross income test and potentially lose its REIT qualification or be required to pay a penalty tax to the IRS.

In addition, the Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in the combined company’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which the combined company holds an interest consist of real estate assets (determined as if the combined company held such assets), the combined company will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% REIT gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If the combined company were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow the combined company to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% REIT gross income test would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect the combined company’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect the combined company’s ability to qualify as a REIT.

The combined company’s ownership of and relationship with any TRS which the combined company may form or acquire will be limited, and a failure to comply with the limits would jeopardize the combined company’s REIT qualification and the combined company’s transactions with its TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% (20% beginning in 2018) of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

The combined company has elected and will elect to treat certain subsidiaries as TRSs. Any such TRS and any other domestic TRS that the combined company may form, would therefore be required to pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income would be available for distribution to the combined company but would not be required to be distributed to it by such TRS. The combined company anticipates that the aggregate value of the TRS stock and securities owned by it will be less than 25% (20% beginning in 2018) of the value of its total assets (including the TRS stock and securities). Furthermore, the combined company will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 25% (20% beginning in 2018) of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, the combined company will scrutinize all of the combined company’s transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the combined company will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

The ownership limits that apply to REITs, as prescribed by the Code and by the combined company’s charter, may inhibit market activity in shares of the combined company’s common stock and restrict its business combination opportunities.

In order for the combined company to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which the combined company elects to qualify as a REIT. Additionally, at least 100 persons must beneficially own the combined company’s stock during at least 335 days of a taxable year (other than the first taxable year for which the combined company elects to be taxed as a REIT). The combined company’s charter, with certain exceptions, authorizes the combined company’s directors to take such actions as are necessary or appropriate to preserve its qualification as a REIT. The combined company’s charter also provides that, unless exempted by the combined company’s board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of its common stock, or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of its capital stock. The combined company’s board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limits or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in the combined company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of the combined company that might involve a premium price for shares of its common stock or otherwise be in the best interest of its stockholders.

Certain financing activities may subject the combined company to U.S. federal income tax and increase the tax liability of its stockholders.

The combined company may enter into transactions that could result in it, the surviving partnership or a portion of the surviving partnership’s assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, the combined company may securitize residential or commercial real estate loans that the combined company originates or acquires and such securitizations, to the extent structured in a manner other than a REMIC, would likely result in the combined company owning interests in a “taxable mortgage pool”. The combined company would be precluded from holding equity interests in such a taxable mortgage pool securitization through the surviving partnership. Accordingly, the combined company would likely enter into such transactions through a qualified REIT subsidiary of one or more subsidiary REITs formed by the surviving partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes. The combined company will be taxed at the highest U.S. federal corporate income tax rate on any “excess inclusion income” arising from a taxable mortgage pool that is allocable to the percentage of the combined company’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the U.S. federal corporate income tax on the portion of the combined company’s excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the disqualified organizations. Disqualified organizations may own the combined company’s stock. Because this tax would be imposed on the combined company, all of the combined company’s investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of the combined company or a portion of its assets as a taxable mortgage pool. A regulated investment company, or RIC, or other pass-through entity owning the combined company’s common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if the combined company realizes excess inclusion income and allocates it to its stockholders, this income cannot be offset by net operating losses of its stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a non-U.S. person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the combined company’s allocable share of its excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a portion of the combined company’s income may be considered excess inclusion income.

The tax on prohibited transactions will limit the combined company’s ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as prohibited transactions for U.S. federal income tax purposes.

Net income that the combined company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by the combined company or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the combined company. The combined company might be subject to this tax if it were to dispose of or securitize loans, directly or through a subsidiary REIT, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes. The combined company might also be subject to this tax if it were to sell assets in connection with a disposition of certain segments of the combined company’s business or in connection with a liquidation of the combined company. The combined company intends to conduct its operations so that no asset that the combined company or a subsidiary REIT owns (or is treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of the combined company’s business or the business of a subsidiary REIT. As a result, the combined company may choose not to engage in certain sales of loans at the REIT level, and may limit the structures the combined company utilizes for its securitization transactions, even though the sales or structures might otherwise be beneficial to the combined company. In addition, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that the combined company sells will not be treated as property held for sale to customers, or that the combined company can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. The combined company intends to structure its activities to avoid prohibited transaction characterization.

Characterization of the combined company’s repurchase agreements entered into to finance its investments as sales for tax purposes rather than as secured lending transactions would adversely affect the combined company’s ability to qualify as a REIT.

The combined company may enter into repurchase agreements with counterparties to achieve its desired amount of leverage for the assets in which it intends to invest. Under the combined company’s repurchase agreements, the combined company generally sells assets to its counterparty to the agreement and receives cash from the counterparty. The counterparty is obligated to resell the assets back to the combined company at the end of the term of the transaction. The combined company believes that for U.S. federal income tax purposes the combined company will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that the combined company did not own these assets during the term of the repurchase agreements, in which case the combined company could fail to qualify as a REIT.

The combined company’s ability to invest in TBAs could be limited by the combined company’s REIT qualification.

The combined company may have exposure to Agency RMBS through TBAs (or “To-Be Announced” trades as described below). Pursuant to these TBAs, the combined company agrees to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the contract date and the settlement date, which may result in the recognition of income, gain or loss. The law is unclear regarding whether TBAs are qualifying assets for the REIT 75% asset test and whether income or gains from the dispositions of TBAs, through “dollar roll” transactions or otherwise, constitute qualifying income for purposes of the REIT 75% gross income test. Accordingly, the combined company’s ability to purchase Agency RMBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. The combined company does not expect TBAs to adversely affect its ability to meet the REIT gross income and assets tests. No assurance can be given that the IRS would treat TBAs as qualifying assets or treat income and gains from the disposition of TBAs as qualifying income for these purposes, and therefore, the combined company’s ability to invest in such assets could be limited.

The failure of excess MSRs held by the combined company to qualify as real estate assets, or the failure of the income from excess MSRs to qualify as interest from mortgages, could adversely affect the combined company’s ability to qualify as a REIT.

The combined company may hold excess MSRs. In recent private letter rulings, the IRS ruled that excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% REIT asset test, and interest received by a REIT from such excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in such private letter rulings and based on advice of counsel, the combined company intends to treat any excess MSRs that it acquires that meet the requirements provided in the private letter rulings as qualifying assets for purposes of the 75% REIT gross asset test, and the combined company intends to treat income from such excess MSRs as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that any excess MSRs that the combined company acquires do not qualify for purposes of the 75% REIT asset test and income from such MSRs does not qualify for purposes of the 75% and/or 95% gross income tests, which could cause the combined company to be subject to a penalty tax and could adversely impact the combined company’s ability to qualify as a REIT.

If the combined company were to make a taxable distribution of shares of the combined company’s stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.

The combined company may be able to distribute taxable dividends that are payable in shares of its stock. If the combined company were to make such a taxable distribution of shares of its stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of the combined company’s shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of the combined company’s stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, the combined company may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

While the IRS, in certain private letter rulings, has ruled that a distribution of cash or shares at the election of a REIT’s stockholders may qualify as a taxable stock dividend if certain requirements are met, it is unclear whether and to what extent the combined company will be able to pay taxable dividends in cash and shares of common stock in any future period.

Complying with REIT requirements may limit the combined company’s ability to hedge effectively.

The REIT provisions of the Code may limit the combined company’s ability to hedge its assets and operations. Under these provisions, any income that the combined company generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, the combined company may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of the combined company’s hedging activities or result in greater risks associated with interest rate or other changes than the combined company would otherwise incur.

Even if the combined company qualifies as a REIT, the combined company may face tax liabilities that reduce the combined company’s cash flow.

Even if the combined company qualifies as a REIT, the combined company may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of foreclosures, and state or local income, franchise, property and transfer taxes, including mortgage-related taxes. In addition, any domestic TRS that the combined company owns will be subject to U.S. federal, state, and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, the combined company may hold some of its assets through taxable subsidiary corporations, including domestic TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to the combined company’s stockholders. For example, as a result of ReadyCap’s SBLC license, ReadyCap’s ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the REIT 75% income tests, and would not be subject to corporate taxation if held by our operating partnership. Also, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to the 100% tax on “prohibited transactions” will be originated or bought by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that we may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. Since our TRSs do not file consolidated returns with one another, any net losses generated by one such entity will not offset net income generated by any other such entity. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, if the combined company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the combined company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if the combined company subsequently disposes of any such assets during the 5-year period following the acquisition of the assets from the C corporation, the combined company will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the combined company over the basis of such assets on such date, which the combined company refers to as built-in gains. A portion of the assets contributed to Sutherland and the combined company in connection with their formation may be subject to the built-in gains tax. Although Sutherland and the combined company expect that the built-in gains tax liability arising from any such assets should be de minimis, there is no assurance that this will be the case.

The combined company’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that the combined company acquires, and the inaccuracy of any such opinions, advice or statements may adversely affect the combined company’s REIT qualification and result in significant corporate-level tax.

When purchasing securities, the combined company may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, the combined company may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect the combined company’s REIT qualification and result in significant corporate-level tax.

The combined company may be subject to adverse legislative or regulatory tax changes that could reduce the value of the combined company’s common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended, possibly with retroactive effect. The combined company cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation or interpretation may take effect retroactively. The combined company and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the combined company’s common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates and therefore may be subject to up to a 39.6% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the combined company’s common stock. Dividends may also be subject to a 3.8% Medicare tax under certain circumstances.

The tax basis that we use to compute taxable income with respect to certain interests in loans that were held by the Sutherland operating partnership at the time of the Sutherland REIT formation transaction could be subject to challenge.

Prior to the formation transactions of the Sutherland REIT, the Sutherland operating partnership had accounted for its interest in certain SBC securitizations as an interest in a single debt instrument for U.S. federal income tax purposes. In connection with the Sutherland REIT formation transactions, the predecessor to the Sutherland operating partnership was treated as terminated for U.S. federal income tax purposes, and the Sutherland operating partnership was treated as a new partnership that acquired the assets of such predecessor for U.S. federal income tax purposes. Beginning with such transactions, the Sutherland operating partnership has properly accounted for our interests in these securitizations as interests in the underlying loans for U.S. federal income tax purposes. Since Sutherland did not have complete information regarding the tax basis of each of the loans held by the Sutherland operating partnership at the time of the Sutherland REIT formation transactions. Sutherland and the combined company’s computation of taxable income with respect to these interests could be subject to adjustment by the IRS. If any such adjustment would be significant in amount, the resulting redetermination of the combined company’s gross income for U.S. federal income tax purposes could cause Sutherland or the combined company to fail to satisfy the REIT gross income tests, which could cause Sutherland or the combined company to fail to qualify as a REIT. In addition, if any such adjustment resulted in an increase to the Sutherland or combined company REIT taxable income, the combined company could be required to pay a deficiency dividend in order to maintain it REIT qualification. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT — Annual Distribution Requirements.”

Other Risks

The combined company faces other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the combined company will face various other risks, including those discussed in reports filed by ZAIS Financial with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For these statements, ZAIS Financial and Sutherland claim the protections of the safe harbor for forward-looking statements contained in such Sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of ZAIS Financial or Sutherland. These forward-looking statements include information about possible or assumed future results of the ZAIS Financial’s and Sutherland’s business, financial condition, liquidity, results of operations, plans and objectives. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” “potential” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements regarding the following subjects, among others, may be forward-looking:

•	investment objectives and business strategy;
•	the outcome of the proposed mergers;
•	the ability to obtain future financing arrangements;
•	the combined company’s expected leverage;
•	expected investments;
•	the potential sale of GMFS;
•	estimates or statements relating to, and the ability to make, future distributions;
•	the ability to compete in the marketplace;
•	the ability to originate or acquire assets and achieve risk-adjusted returns;
•	the ability to borrow funds at favorable rates;
•	market, industry and economic trends;
•	recent market developments and actions taken and to be taken by the U.S. Government, the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, the Federal Depositary Insurance Corporation, Fannie Mae, Freddie Mac, Ginnie Mae and the SEC;
•	mortgage loan modification programs and future legislative actions;
•	the ability to maintain qualification as a REIT;
•	the ability to maintain an exemption from qualification under the 1940 Act;
•	projected capital and operating expenditures;
•	availability of qualified personnel;
•	prepayment rates; and
•	projected default rates.

ZAIS Financial’s and Sutherland’s beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the ZAIS Financial or Sutherland or are within their control, including:

•	the factors referenced in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including those set forth under “Risk Factors” herein and in Item 1A, “Risk Factors” of ZAIS Financial’s Annual Report on Form 10-K for the year ending December 31, 2015.
•	the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions;

•	applicable regulatory changes; risks associated with acquisitions, including the integration of the combined company’s businesses;
•	risks associated with achieving expected revenue synergies, cost savings and other benefits from the mergers and the increased scale of the combined company;
•	risks associated with the companies’ ability to consummate the mergers and the timing of the closing of the mergers;
•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;
•	general volatility of the capital markets;
•	changes in ZAIS Financial’s, Sutherland’s or the combined company’s investment objectives and business strategy;
•	the availability, terms and deployment of capital;
•	the availability of suitable investment opportunities;
•	changes in the interest rates or the general economy;
•	increased rates of default and/or decreased recovery rates on investments;
•	changes in interest rates, interest rate spreads, the yield curve or prepayment rates;
•	changes in prepayments of ZAIS Financial’s, Sutherland’s or the combined company’s assets;
•	limitations on ZAIS Financial’s, Sutherland’s or the combined company’s business as a result of its qualification as a REIT; and
•	the degree and nature of competition, including competition for RMBS, CMBS, loans or other target assets.

Upon the occurrence of these or other factors, the business, financial condition, liquidity and consolidated results of operations of ZAIS Financial, Sutherland or the combined company may vary materially from those expressed in, or implied by, any such forward-looking statements.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of either company could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. ZAIS Financial does not undertake to update forward-looking statements except as may be required by law.

THE COMPANIES

ZAIS Financial Corp.

ZAIS Financial is a Maryland corporation that invests in residential mortgage loans. In October 2014, ZAIS Financial acquired GMFS, LLC, a mortgage banking platform, which we refer to as GMFS. GMFS originates, sells and services residential mortgage loans and ZAIS Financial acquires performing, re-performing and newly originated loans through other channels. ZAIS Financial also invests in, finances and manages residential mortgage-backed securities, which we refer to as RMBS, that are not issued or guaranteed by a federally chartered corporation, such as Fannie Mae, Freddie Mac, or an agency of the U.S. Government, such as Ginnie Mae, with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations and mortgage servicing rights, which we refer to as MSRs. ZAIS Financial also has the discretion to invest in RMBS that are issued or guaranteed by a federally chartered corporation or a U.S. Government agency, including through “to-be-announced” contracts, and in other real estate-related and financial assets, such as interest only strips created from RMBS. ZAIS Financial refers collectively to its assets as its “target assets”. At June 30, 2016, ZAIS Financial held a diversified portfolio of mortgage loans, RMBS assets and MSRs with an aggregate fair value of $565.4 million, comprised of: (i) residential mortgage investments, including (a) newly originated loans with a fair value of $43.6 million and (b) RMBS assets with a fair value of $84.6 million, consisting primarily of senior tranches of non-Agency RMBS that were originally highly rated but subsequently downgraded and (ii) residential mortgage banking assets, including (a) mortgage loans originated by the GMFS mortgage banking platform and held for sale with a fair value of $113.9 million, and (b) MSRs with a fair value of $44.5 million. On May 26, 2016, ZAIS Financial sold certain seasoned, re-performing mortgage loans with an unpaid principal balance of $430.7 million to Citigroup Global Markets Realty Corporation for $362.0 million. The unpaid principal balance of $430.7 million includes $27.0 million of non-interest bearing unpaid principal balance, with a carrying value of zero.

ZAIS Financial’s income is generated primarily by the net spread between the income it earns on its assets and the cost of its financing and hedging activities in its residential mortgage investments segment, and the origination, sale and servicing of residential mortgage loans in its residential mortgage banking segment. ZAIS Financial’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through quarterly dividend distributions and secondarily through capital appreciation.

ZAIS Financial’s common stock is listed on the NYSE, trading under the symbol “ZFC.”

ZAIS Financial was incorporated in Maryland on May 24, 2011, and has elected to be taxed and to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. ZAIS Financial is organized in a format pursuant to which it serves as the sole general partner of, and conducts substantially all of its business through, the ZAIS operating partnership. ZAIS Financial is externally managed by ZAIS REIT Management, LLC, and has no employees other than those employed by GMFS, a wholly owned subsidiary of the ZAIS operating partnership. GMFS had 242 employees at June 30, 2016. ZAIS Financial’s principal executive offices are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, and its telephone number is (732) 978-7518.

Merger sub, a wholly owned subsidiary of ZAIS Financial, is a Delaware limited liability company formed on March 28, 2016, for the purpose of effecting the Sutherland merger. Upon completion of the Sutherland merger, Sutherland will be merged with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. Merger sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Additional information about ZAIS Financial and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

Sutherland Asset Management Corporation

Sutherland is a real estate finance company that acquires, originates, manages, services and finances primarily SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Sutherland also invests in SBC ABS and other real estate related investments. As of June 30, 2016, Sutherland held a diversified portfolio of assets with an aggregate unpaid principal balance, or UPB, of approximately $2.0 billion and a carrying value of approximately $1.8 billion. Sutherland’s objective is to provide attractive risk adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, Sutherland will continue to grow our investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

Sutherland was incorporated in Maryland on November 5, 2013 and has elected to be taxed and to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2013. Sutherland serves as the general partner of, and conducts substantially all of its business through, the Sutherland operating partnership. Sutherland is externally managed by Waterfall, and has no employees other than 134 employees of its subsidiary, ReadyCap Holdings, LLC, or ReadyCap, and its subsidiaries. All of Sutherland’s officers have been and will continue to be executives of Waterfall. As of August 15, 2016, Waterfall had 80 employees.

Sutherland’s principal executive offices are located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036, and its telephone number is 212-257-4600.

For additional information on Sutherland, see “Business of Sutherland” beginning on page 291.

The Combined Company Following the Mergers

Following the mergers, the name of the combined company will be “Sutherland Asset Management Corporation.” The combined company’s common stock will continue to be listed on the New York Stock Exchange, under the symbol “SLD.” The primary focus of the combined company will be small balance commercial lending with approximately 10% target equity allocation to residential mortgage assets. In addition, the combined company will have significant scale and operating density, with a stockholders’ equity base in excess of $550 million which is expected to enhance operational efficiencies, substantially increase the liquidity in the combined company common stock and meaningfully reduce operating costs. Sutherland management believes that stockholders of the combined company will benefit from lower base management fees and that the incentive fee structure will further align stakeholder interests.

Upon completion of the mergers, at an assumed exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock (based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016, calculated in accordance with the merger agreement), we anticipate that continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed.

The combined company will be externally managed by Waterfall, Sutherland’s current external manager. All the officers of the combined company will be employees of Waterfall or its affiliates.

The combined company intends to operate and to be taxed as a REIT for U.S. federal income tax purposes. The combined company generally will not be subject to U.S. federal income taxes on its REIT taxable income to the extent that it annually distributes all of its REIT taxable income to stockholders, maintains its qualification as a REIT, and does not engage in prohibited transactions. The combined company’s subsidiaries with which it has made a joint election to treat such subsidiaries as taxable REIT subsidiaries, will be treated as U.S. corporations and will pay U.S. federal, state and local income tax at regular corporate tax rates on their income.

The combined company’s principal executive offices will be located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036, and its telephone number will be 212-257-4600.

Management

The combined company will be externally managed by Waterfall, Sutherland’s current external manager. All of the officers of the combined company will be employees of Waterfall or its affiliates.

The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of Waterfall:

Name	Age	Position Held with Waterfall
Thomas E. Capasse	59	Manager
Jack J. Ross	59	Manager
Thomas Buttacavoli	39	Manager, Managing Director and Portfolio Manager
Frederick C. Herbst	59	Managing Director

Biographical Information

Set forth below is biographical information for the executive officers and other key personnel of Waterfall.

Thomas E. Capasse is a Manager and co-founder of Waterfall. Mr. Capasse also serves as Chairman of the Sutherland Board and Sutherland’s Chief Executive Officer. Prior to founding Waterfall, Mr. Capasse managed the principal finance groups at Greenwich Capital from 1995 until 1997, Nomura Securities from 1997 until 2001, and Macquarie Securities from 2001 until 2004. Mr. Capasse has significant and long standing experience in the securitization market as a founding member of Merrill Lynch’s ABS Group (1983 – 1994) with a focus on MBS transactions (including the initial Subprime Mortgage and Manufactured Housing ABS) and experience in many other ABS sectors. Mr. Capasse began his career as a fixed income analyst at Dean Witter and Bank of Boston. Mr. Capasse received a Bachelor of Arts degree in Economics from Bowdoin College in 1979.

Jack J. Ross is a Manager and co-founder of Waterfall. Mr. Ross also serves as Sutherland’s President and as a Director of Sutherland. Prior to founding Waterfall in January 2005, Mr. Ross was the founder of Licent Capital, a specialty broker/dealer for intellectual property securitization. From 1987 until 1999, Mr. Ross was employed by Merrill Lynch where he managed the real estate finance and ABS groups. Mr. Ross began his career at Drexel Burnham Lambert where he worked on several of the early ABS transactions and at Laventhol & Horwath where he served as a senior auditor. Mr. Ross received a Masters of Business Administration degree in Finance with distinction from the University of Pennsylvania’s Wharton School of Business in 1984 and a Bachelor of Science degree in Accounting, cum laude, from the State University of New York at Buffalo in 1978.

Thomas Buttacavoli is a Manager and a Managing Director of Waterfall, the Portfolio Manager of Sutherland’s SBC loan portfolio, serves as Chief Investment Officer of Sutherland and is a co-founder of Waterfall. Prior to joining Waterfall in 2005, Mr. Buttacavoli was a Structured Finance Analyst specializing in intellectual property securitization at Licent Capital. Prior to joining Licent Capital, he was a Strategic Planning Analyst at BNY Capital Markets. Mr. Buttacavoli started his career as a Financial Analyst within Merrill Lynch’s Partnership Finance Group. Mr. Buttacavoli received a Bachelor of Arts degree in Finance and Accounting from New York University’s Stern School of Business in 1999.

Frederick C. Herbst, serves as the Managing Director of Waterfall and as Chief Financial Officer of Sutherland. Prior to 2009, Mr. Herbst was Chief Financial Officer of Clayton Holdings, Inc., a publicly traded provider of analytics and due diligence services to participants in the mortgage industry. Prior to Clayton Holdings, he was Chief Financial Officer of Arbor Realty Trust, Inc., a publicly traded real estate investment trust, from 2003 until 2005, and of Arbor Commercial Mortgage, LLC from 1999 until 2005. Prior to joining Arbor, Mr. Herbst was Chief Financial Officer of The Hurst Companies, Inc., Controller with The Long Island Savings Bank, FSB, Vice President Finance with Eastern States Bankcard Association and a Senior Manager with Ernst & Young. Mr. Herbst received a Bachelor of Arts degree in Accounting from Wittenberg University in 1979. Mr. Herbst became a Certified Public Accountant in 1983.

THE ZAIS FINANCIAL SPECIAL MEETING

Date, Time and Place

The ZAIS Financial special meeting will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701 on Tuesday, September 27, 2016, at 10:00 a.m., Eastern Daylight Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Merger”, the ZAIS Financial special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

Purpose of the ZAIS Financial Special Meeting

At the ZAIS Financial special meeting, ZAIS Financial stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement; and
•	a proposal to approve the adjournment of the ZAIS Financial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal.

Recommendation of the ZAIS Financial Board

After careful consideration, the ZAIS Financial board has unanimously (i) determined that the merger agreement, the mergers, and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ZAIS Financial and its stockholders, (ii) approved the merger agreement and (iii) subject to approval by the ZAIS stockholders, authorized the issuance of shares of ZAIS common stock pursuant to the merger agreement. Certain factors considered by the ZAIS Financial board in reaching its decision to approve the merger agreement and make this recommendation can be found in the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the ZAIS Financial Board and its Reasons for the Mergers” beginning on page 124.

The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement and FOR the proposal to approve one or more adjournments of the ZAIS Financial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal.

ZAIS Financial Record Date; Who Can Vote at the ZAIS Financial Special Meeting

Only ZAIS Financial stockholders of record at the close of business on the record date, July 18, 2016, or their duly authorized proxies, are entitled to receive notice of the ZAIS Financial special meeting and to vote the shares of ZAIS Financial common stock that they held at the close of business on the record date at the ZAIS Financial special meeting, or any postponement or adjournment of the ZAIS Financial special meeting. The only class of stock that can be voted at the ZAIS Financial special meeting is ZAIS Financial common stock. Each share of ZAIS Financial common stock is entitled to one vote on all matters that come before the stockholders at the ZAIS Financial special meeting.

Stockholders who attend the meeting may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Stockholders who hold their shares in “street name” (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement or other evidence of their stock ownership as of July 18, 2016.

On the record date, there were approximately 8,836,902 shares of ZAIS Financial common stock outstanding and entitled to vote at the ZAIS Financial special meeting.

Quorum

A quorum of ZAIS Financial stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. On the record date, there were 8,836,902 shares of ZAIS Financial common stock outstanding and entitled to vote. Thus, 4,418,452 shares of ZAIS Financial common stock must be represented by stockholders present in person or by proxy at the ZAIS Financial special meeting for a quorum to be present for the ZAIS Financial special meeting.

Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. Under ZAIS Financial’s bylaws, if a quorum is not present, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Vote Required for Approval

Approval of the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding shares of ZAIS Financial common stock.

Approval of one or more adjournments of the ZAIS Financial special meeting requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present. If a quorum is not established, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Failure to Vote; Abstentions and Broker Non-Votes

Failure to Vote

If you are a ZAIS Financial stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have no effect on the result of the vote on any proposal. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the ZAIS Financial special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of ZAIS Financial common stock, your shares of ZAIS Financial common stock will not be considered present at the ZAIS Financial special meeting for purposes of establishing the presence of a quorum and will not be voted on any of the proposals.

Abstentions

Abstentions with respect to either proposal will be treated as “votes cast” on such proposal. Therefore, if you are a ZAIS Financial stockholder and you abstain from voting on a proposal, it will have the same effect as a vote “AGAINST” such proposal. Abstentions will also be considered present for the purpose of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when shares held in “street name” by a broker, bank, or nominee that are present in person or represented by proxy at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker, bank, or nominee does not have discretionary voting power on such proposal. Because all proposals to be voted upon at the ZAIS Financial special meeting are considered “non-routine”, broker non-votes will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal. Broker non-votes will have no effect on the result of the vote on either proposal. Please see “— Stock held in ‘Street Name”’ for a discussion of how to vote your shares held in “street name.” Broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

Voting by ZAIS Financial Directors, Executive Officers and Significant Stockholders

At the close of business on the record date, directors and executive officers of ZAIS Financial and their affiliates were entitled to vote 221,208 shares of ZAIS Financial common stock, or approximately 2.50% of the ZAIS Financial common stock issued and outstanding on that date. ZAIS Financial currently expects that the ZAIS Financial directors and executive officers will vote their shares of ZAIS Financial common stock in favor of the ZAIS Financial share issuance proposal and the adjournment proposal to be considered at the ZAIS Financial special meeting, although none of them is obligated to do so.

Manner of Voting and Authorizing a Proxy

Regardless of whether you plan to attend the ZAIS Financial special meeting in person, you should submit your proxy as soon as possible.

Stock Held in Your Own Name

If you own ZAIS Financial common stock in your own name, you are a holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to instruct the persons named as proxies how to vote your shares of ZAIS Financial common stock. You have four voting options:

•	In Person. To vote in person, come to the ZAIS Financial special meeting and you will be able to vote by ballot. To ensure that your shares of ZAIS Financial common stock are voted at the ZAIS Financial special meeting, you are encouraged to submit a proxy even if you plan to attend the ZAIS Financial special meeting.
•	Mail. To authorize a proxy to vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope.
•	Telephone. To authorize a proxy to vote by telephone, dial the toll-free telephone number located on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on September 21, 2016 to be counted.
•	Internet. To authorize a proxy to vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on September 21, 2016 to be counted.

The Internet and telephone voting options available to holders of record are designed to authenticate ZAIS Financial stockholders’ identities, to allow ZAIS Financial stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Submitting a proxy will not affect your right to vote in person if you decide to attend the ZAIS Financial special meeting.

If a proxy card is signed and returned without an indication as to how the shares of ZAIS Financial common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of ZAIS Financial common stock represented by the proxy will be voted FOR each such proposal. As of the date of this joint proxy statement/prospectus, ZAIS Financial has no knowledge of any business that will be presented for consideration at the ZAIS Financial special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying ZAIS Financial Notice of Special Meeting of Stockholders. In accordance with the ZAIS Financial bylaws and Maryland law, business transacted at the ZAIS Financial special meeting will be limited to those matters set forth in such notice.

Your vote as a ZAIS Financial stockholder is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the ZAIS Financial special meeting in person.

Stock Held in “Street Name”

If a ZAIS Financial stockholder holds shares of ZAIS Financial common stock through a broker, bank or other nominee (that is, in “street name”), in order for the shares to be voted, such stockholder must provide the record holder of its stock with instructions on how to vote its shares of ZAIS Financial common stock. ZAIS Financial stockholders should follow the voting instructions provided by their broker, bank or nominee.

Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the ZAIS Financial special meeting, which will have the effects described above under “— Failure to Vote; Abstentions and Broker Non-Votes.” Please note that ZAIS Financial stockholders may not vote shares of ZAIS Financial common stock held in street name by returning a proxy card directly to ZAIS Financial or by voting in person at the ZAIS Financial special meeting unless they provide a “legal proxy,” which ZAIS Financial stockholders must obtain from their broker, bank or nominee.

Delivery and Householding of Proxy Materials

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e. this joint proxy statement/prospectus) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify ZAIS Financial by directing written or oral requests to the Secretary of ZAIS Financial, Michael Szymanski, at ZAIS Financial Corp., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106 or (732) 978-7535. In addition, if so requested, ZAIS Financial will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact ZAIS Financial as specified above or their respective brokers.

Revocation of Proxies or Voting Instructions

Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the ZAIS Financial special meeting. If your shares of ZAIS Financial common stock are registered in your own name, you may revoke your proxy in one of the following ways:

•	sending a written notice to ZAIS Financial’s Secretary at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, in time to be received before the ZAIS Financial special meeting, stating that you would like to revoke your proxy;
•	completing, signing and dating another proxy card and returning it by mail in time to be received before the ZAIS Financial special meeting;
•	submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
•	attending the ZAIS Financial special meeting and voting in person. Simply attending the ZAIS Financial special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the ZAIS Financial special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares of ZAIS Financial common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

If you have questions about how to vote or revoke your proxy, you should contact ZAIS Financial’s proxy solicitor, Okapi toll-free at (877) 285-5990.

Tabulation of Votes

ZAIS Financial has appointed a representative of IOE Services Inc. to serve as inspector of election for the ZAIS Financial special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

ZAIS Financial is soliciting proxies for the ZAIS Financial special meeting from ZAIS Financial stockholders. ZAIS Financial will bear the entire cost of soliciting proxies from ZAIS Financial stockholders. In addition to this mailing, ZAIS Financial’s directors and officers may, and certain officers, managers or members of ZAIS Financial’s advisor may, solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of ZAIS Financial common stock held of record by those persons, and ZAIS Financial will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

ZAIS Financial has engaged Okapi to assist in the solicitation of proxies for the ZAIS Financial special meeting and will pay Okapi a fee not to exceed $34,000, along with fees for calls to certain individual investors, plus reimbursement of out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of Okapi is 1212 Avenue of the Americas, 24th floor, New York, New York 10036. You can call Okapi at (212) 297-0720 or toll-free at (877) 285-5990.

Adjournment

In addition to the share issuance proposal, ZAIS Financial stockholders are also being asked to approve a proposal that will give the ZAIS Financial board authority to adjourn the ZAIS Financial special meeting, if necessary or appropriate in the view of the ZAIS Financial board, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes at the time of such adjournment to approve such proposal. If the ZAIS Financial adjournment proposal is approved, the ZAIS Financial special meeting may be successively adjourned without notice other than announcement at the meeting to any date, not more than 120 days after the record date for the ZAIS Financial special meeting. In addition, the ZAIS Financial board could postpone the ZAIS Financial special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the ZAIS Financial special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.

Approval of the ZAIS Financial adjournment proposal requires the affirmative vote of a majority of votes cast at the ZAIS Financial special meeting in favor of the ZAIS Financial adjournment proposal. If a quorum is not established, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the ZAIS Financial special meeting, please contact ZAIS Financial’s proxy solicitor:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
(212) 297-0720 (Main)
(877) 285-5990 (Toll Free)
info@okapipartners.com

PROPOSALS SUBMITTED TO ZAIS FINANCIAL STOCKHOLDERS

Approval of Share Issuance Pursuant to the Merger Agreement

(Proposal 1 on the ZAIS Financial Proxy Card)

ZAIS Financial is asking its stockholders to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 113 and “The Merger Agreement” beginning on page 197. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If this proposal is not approved, the mergers will not be completed.

Approval of the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding ZAIS Financial common stock at a meeting of ZAIS Financial stockholders duly called at which a quorum is present.

Recommendation of the ZAIS Financial Board

The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the proposal to approve the issuance of shares of ZAIS Financial common stock to Sutherland stockholders pursuant to the merger agreement.

The ZAIS Financial Adjournment Proposal

(Proposal 2 on the ZAIS Financial Proxy Card)

The ZAIS Financial special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the ZAIS Financial board, in favor of the share issuance proposal on the ZAIS Financial proxy card if there are not sufficient votes at the time of such adjournment to approve such proposal.

ZAIS Financial is asking ZAIS Financial stockholders to approve the adjournment of the ZAIS Financial special meeting, if necessary or appropriate in the view of the ZAIS Financial board, if there are not sufficient votes at the time of such adjournment to approve the share issuance proposal. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the ZAIS Financial special meeting in favor of the adjournment proposal. If a quorum is not established, the chairman of the ZAIS Financial special meeting has the power to adjourn the ZAIS Financial special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Recommendation of the ZAIS Financial Board

The ZAIS Financial board unanimously recommends that ZAIS Financial stockholders vote FOR the proposal to approve one or more adjournments of the ZAIS Financial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement.

Other Business

As of the date of this joint proxy statement/prospectus, ZAIS Financial does not intend to bring any other matters before the stockholders at the ZAIS Financial special meeting, and ZAIS Financial has no knowledge of any business that will be presented for consideration at the ZAIS Financial special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of ZAIS Financial. In accordance with the ZAIS Financial bylaws and Maryland law, business transacted at the ZAIS Financial special meeting will be limited to those matters set forth in such notice.

THE SUTHERLAND SPECIAL MEETING

Date, Time and Place

The Sutherland special meeting will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, on September 27, 2016, at 10:00 a.m., Eastern Time. In the event that September 27, 2016 is less than five business days following the exchange ratio announcement described in “The Merger Agreement — Merger Consideration; Effects of the Mergers”, the Sutherland special meeting will be postponed or adjourned to at least five business days following the exchange ratio announcement.

Purpose of the Sutherland Special Meeting

At the Sutherland special meeting, Sutherland stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Sutherland merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal; and
•	a proposal to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the Sutherland adjournment proposal.

Recommendation of the Sutherland Board

After careful consideration, the Sutherland board has unanimously (i) determined that the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement. Certain factors considered by the Sutherland board in reaching its decision to approve the merger agreement and make this recommendation can be found in the section of this joint proxy statement/prospectus entitled “The Merger — Recommendation of the Sutherland Board and its Reasons for the Mergers” beginning on page 129.

The Sutherland board unanimously recommends that Sutherland stockholders vote FOR the merger proposal and FOR the Sutherland adjournment proposal.

Sutherland Record Date; Who Can Vote at the Sutherland Special Meeting

Only Sutherland stockholders of record at the close of business on the record date, July 18, 2016, or their duly authorized proxies, are entitled to receive notice of the Sutherland special meeting and to vote the shares of Sutherland common stock that they held on the record date at the Sutherland special meeting, or any postponement or adjournment of the Sutherland special meeting. The only class of stock that can be voted at the Sutherland special meeting is Sutherland common stock. Each share of Sutherland common stock is entitled to one vote on all matters that come before the stockholders at the Sutherland special meeting.

Stockholders who attend the meeting may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Stockholders who hold their shares in “street name” (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement or other evidence of their stock ownership as of July 18, 2016.

On the record date, there were approximately 30,960,370 shares of Sutherland common stock outstanding and entitled to vote at the Sutherland special meeting.

Quorum

A quorum of Sutherland stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. On the record date, there were 30,960,370 shares of Sutherland common stock outstanding and entitled to vote. Thus, 15,480,166 shares of Sutherland common stock must be represented by stockholders present in person or by proxy at the Sutherland special meeting for a quorum to be present for the Sutherland special meeting.

Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. Under Sutherland’s bylaws, if a quorum is not present, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Vote Required for Approval

Approval of the Sutherland merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting on such proposal.

Approval of one or more adjournments of the Sutherland special meeting requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present. If a quorum is not established, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Failure to Vote; Abstentions and Broker Non-Votes

Failure to Vote

If you are a Sutherland stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have the same effect as an “Against” vote on the merger proposal, and it will have no effect on the result of the vote on the Sutherland adjournment proposal.

Abstentions

If you abstain from voting, it will have the same effect as an “Against” vote on the merger proposal and the Sutherland adjournment proposal. Abstentions will be considered present for the purpose of determining the presence of a quorum.

Broker Non-Votes

The merger proposal and the Sutherland adjournment proposal are considered “non-routine” proposals. A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such Sutherland common stock in street name to do so. A broker non-vote will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal. Broker non-votes, if any, will have the same effect as a vote “Against” the merger proposal, but will have no effect on the Sutherland adjournment proposal. Broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum. Please see “— Stock held in ‘Street Name”’ for a discussion of how to vote your shares held in “street name.”

Voting by Sutherland Directors, Executive Officers and Their Affiliates

At the close of business on the record date, directors and executive officers of Sutherland and their affiliates were entitled to vote 631,493 shares of Sutherland common stock, or approximately 1.9% of the Sutherland common stock issued and outstanding on that date. Sutherland currently expects that the Sutherland directors and executive officers will vote their shares of Sutherland common stock in favor of the merger proposal and the Sutherland adjournment proposal to be considered at the Sutherland special meeting, although none of them is obligated to do so.

Manner of Voting and Authorizing a Proxy

Whether or not you plan to attend the Sutherland special meeting in person, please authorize a proxy to vote your shares as promptly as possible.

Shares Held in Your Own Name

If you own Sutherland common stock in your own name, you are a holder of record. This means that you may use the enclosed proxy card to instruct the persons named as proxies how to vote your shares of Sutherland common stock. You have two voting options:

•	In Person. To vote in person, come to the Sutherland special meeting and you will be able to vote by ballot. To ensure that your shares of Sutherland common stock are voted at the Sutherland special meeting, you are encouraged to submit a proxy even if you plan to attend the Sutherland special meeting.
•	Mail. To authorize a proxy to vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope.

Submitting a proxy will not affect your right to vote in person if you decide to attend the Sutherland special meeting.

All shares of Sutherland common stock entitled to vote and which are represented by properly completed proxies received prior to the Sutherland special meeting that are not revoked, will be voted at the Sutherland special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Sutherland common stock should be voted on a proposal, the shares of Sutherland common stock represented by your proxy card will be voted as the Sutherland board unanimously recommends and therefore (1) FOR the merger proposal and (2) FOR the Sutherland adjournment proposal.

As of the date of this joint proxy statement/prospectus, Sutherland has no knowledge of any business that will be presented for consideration at the Sutherland special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Sutherland Notice of Special Meeting of Stockholders. In accordance with the Sutherland bylaws and Maryland law, business transacted at the Sutherland special meeting will be limited to those matters set forth in such notice.

Stock Held in “Street Name”

If a Sutherland stockholder holds shares of Sutherland common stock in a stock brokerage account or if the shares of Sutherland common stock are held by a broker, bank or other nominee (that is, in street name), such stockholder must provide the broker, bank or other nominee with instructions on how to vote its shares of Sutherland common stock. If a Sutherland stockholder does not provide such voting instructions to its broker, bank or other nominee, its shares of Sutherland common stock will NOT be voted at the Sutherland special meeting for or against the merger proposal or the Sutherland adjournment proposal because they are “non-routine” matters, as discussed above. Please follow the voting instructions provided by your broker, bank or other nominee on the enclosed voting instruction card. A Sutherland stockholder may not vote shares of Sutherland common stock held in street name by returning a proxy card directly to Sutherland or by voting in person at the Sutherland special meeting unless such stockholder provides a “legal proxy,” which such stockholder must obtain from its broker, bank or other nominee.

Delivery and Householding of Proxy Materials

In accordance with Sutherland’s bylaws, Sutherland may give a single notice of the Sutherland special meeting to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify Sutherland by directing written or oral requests to the Secretary of Sutherland, Frederick Herbst, at Sutherland Asset Management Corporation, 1140 Avenue of the Americas, 7th Fl., New York, NY 10036 or (212) 257-4607. In addition, if so requested, Sutherland will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact Sutherland as specified above or their respective brokers.

Revocation of Proxies or Voting Instructions

Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is exercised at the Sutherland special meeting. If your shares Sutherland common stock are registered in your own name, you may revoke your proxy in one of the following ways:

•	sending a written notice to Sutherland’s Secretary at 1140 Avenue of the Americas, 7th Fl., New York, NY 10036, in time to be received before the Sutherland special meeting, stating that you would like to revoke your proxy;
•	completing, signing and dating another proxy card and returning it by mail in time to be received before the Sutherland special meeting; or
•	attending the Sutherland special meeting and voting in person. Simply attending the Sutherland special meeting will not revoke your proxy.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares of Sutherland common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

If you have questions about how to vote or revoke your proxy, you should contact Frederick C. Herbst, Secretary, at (212) 257-4600.

Tabulation of Votes

Sutherland has appointed Frederick C. Herbst as inspector of election for the Sutherland special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

Sutherland is soliciting proxies for the Sutherland special meeting from Sutherland stockholders. Sutherland will bear the entire cost of soliciting proxies from Sutherland stockholders. In addition to this mailing, Sutherland’s directors and officers may, and certain officers, managers or members of Waterfall also may, solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Sutherland common stock held of record by those persons, and Sutherland will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

Adjournment

In addition to the merger proposal, Sutherland stockholders are also being asked to approve a proposal that will give the chairman of the Sutherland special meeting authority to adjourn the Sutherland special meeting, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies in favor of the merger proposal if there are not sufficient votes at the time of such adjournment to approve such proposal. If the Sutherland adjournment proposal is approved, the Sutherland special meeting may be successively adjourned without notice other than announcement at the meeting to any date, not more than 120 days after the record date for the Sutherland special meeting. In addition, the Sutherland board could postpone the Sutherland special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Sutherland special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.

If a quorum is established, but there are not enough affirmative votes to approve the other proposal, the Sutherland special meeting may be adjourned if there is an affirmative vote of a majority of votes cast at Sutherland special meeting in favor of the adjournment proposal. If a quorum is not established, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Sutherland special meeting, please contact Sutherland Asset Management Corporation, 1140 Avenue of the Americas, 7th Floor, New York, NY 10036, Attention: Frederick C. Herbst, Secretary, telephone: (212) 257-4600.

PROPOSALS SUBMITTED TO SUTHERLAND STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Sutherland Proxy Card)

Sutherland is asking its stockholders to approve the merger of Sutherland with and into merger sub, a wholly owned subsidiary of ZAIS Financial, with merger sub surviving the merger, pursuant to merger agreement, and the other transactions contemplated by the merger agreement. Sutherland refers to such proposal as the merger proposal. For a summary of and detailed information regarding the merger proposal, see the information about the merger agreement and the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 113 and “The Merger Agreement” beginning on page 197. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

The Sutherland merger and the other transactions contemplated by the merger agreement cannot be completed without the approval by Sutherland’s stockholders of the merger proposal.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of a majority of outstanding shares of Sutherland common stock entitled to vote at the Sutherland special meeting on such proposal.

Recommendation of the Sutherland Board

The Sutherland board unanimously recommends that Sutherland’s stockholders vote “FOR” the merger proposal.

The Sutherland Adjournment Proposal

(Proposal 2 on the Sutherland Proxy Card)

Sutherland is asking its stockholders to approve the adjournment of the Sutherland special meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Sutherland special meeting, to solicit additional proxies if there are not sufficient votes to approve the merger proposal. Sutherland refers to such proposal as the Sutherland adjournment proposal.

Vote Required

Approval of the Sutherland adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Sutherland special meeting on such proposal, assuming a quorum is present. If a quorum is not established, the chairman of the Sutherland special meeting has the power to adjourn the Sutherland special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Recommendation of the Sutherland Board

The Sutherland board unanimously recommends that Sutherland’s stockholders vote “FOR” the Sutherland adjournment proposal.

Other Business

As of the date of this joint proxy statement/prospectus, Sutherland does not intend to bring any other matters before the stockholders at the Sutherland special meeting, and Sutherland has no knowledge of any business that will be presented for consideration at the Sutherland special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Sutherland. In accordance with the Sutherland bylaws and Maryland law, business transacted at the Sutherland special meeting will be limited to those matters set forth in such notice.

THE MERGERS

The following is a description of the material aspects of the mergers. While ZAIS Financial and Sutherland believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to the ZAIS Financial stockholders and the Sutherland stockholders. In the partnership merger, the Sutherland operating partnership will merge with and into the ZAIS operating partnership, with the ZAIS operating partnership continuing as the surviving partnership. ZAIS Financial and Sutherland encourage the ZAIS Financial stockholders and the Sutherland stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.

General

Each of the ZAIS Financial board and the Sutherland board has approved the merger agreement and the transactions contemplated thereby. In the Sutherland merger, Sutherland will merge with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. In the partnership merger, the Sutherland operating partnership will merge with and into the ZAIS operating partnership, with the ZAIS operating partnership continuing as the surviving partnership. ZAIS Financial will continue as the combined company and will change its name to Sutherland Asset Management Corporation, the ZAIS operating partnership will change its name to Sutherland Partners, L.P., and the combined company’s shares will continue to be listed on the New York Stock Exchange under the symbol “SLD.” Sutherland stockholders and Sutherland operating partnership unitholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration; Effects of the Mergers.”

Background of the Mergers

ZAIS Financial is a REIT that originates, acquires, finances, services and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. ZAIS Financial is externally managed and advised by ZAIS REIT Management, LLC, or the Advisor, which is a subsidiary of ZAIS Group Holdings, Inc., or ZGH. On February 7, 2013, ZAIS Financial conducted an initial public offering, generating net proceeds to ZAIS Financial of approximately $118.9 million, and trading of its shares of common stock commenced on New York Stock Exchange, or NYSE. Initially, ZAIS Financial primarily invested in, financed and managed residential mortgage-backed securities, or RMBS, but also anticipated purchasing performing and re-performing residential whole loans in the secondary market, and had the discretion to purchase other real estate-related and financial assets, including mortgage servicing rights, or MSRs, interest-only strips created from RMBS, commercial mortgage-backed securities, and asset-backed securities.

As part of their ongoing strategic evaluation of ZAIS Financial’s business, the ZAIS Financial board and senior management periodically review and assess ZAIS Financial’s operations and financial performance, as well as industry conditions and related regulatory developments as they might impact ZAIS Financial’s long-term strategic goals and plans, including potential opportunities to enhance stockholder value through business combinations, acquisitions, and other financial and strategic alternatives. During 2014, as a result of such review, ZAIS Financial’s board and senior management concluded that the addition of a residential mortgage origination platform and conduit purchase program for newly originated, non-agency residential mortgage loans would enable the company to source mortgage loans for investment and diversify its revenue streams to include origination activities and mortgage servicing rights, or MSR, investment income.

On August 5, 2014, ZAIS Financial entered into an agreement to acquire GMFS, LLC, or GMFS, which was a privately-owned mortgage company that originates primarily agency and government-guaranteed residential mortgage loans, mostly in the southern United States, and holds the servicing rights on those mortgages. The majority stockholder of GMFS was an investment partnership that was advised by Waterfall, which is also the external advisor to Sutherland. At that time, ZAIS Financial had no discussions with Waterfall or Sutherland about any potential merger or other business combination transaction involving ZAIS Financial, other than ZAIS Financial’s acquisition of GMFS. Among the strategic and financial benefits that ZAIS Financial expected to obtain from the acquisition of GMFS were the addition of an origination platform to ZAIS Financial’s sourcing capabilities, allowing access to new credit investment opportunities while controlling the origination process, and enhancing and growing the GMFS origination platform through better access to capital and an expanded product offering. In addition, the acquisition would allow ZAIS Financial to become a Fannie Mae and Freddie Mac seller/servicer and HUD/FHA approved mortgagee, opening the opportunity for ZAIS Financial to invest in MSRs through retention and secondary market transactions, to obtain the insight provided by GMFS’s management team into new product offerings and opportunities for future growth and expansion, and to achieve expected accretive earnings impact commencing in 2015.

During the third quarter of 2014, ZAIS Financial also completed the operational roll-out of a conduit purchase program, or conduit program, for newly originated, non-agency residential mortgage loans. The conduit program was intended to provide an additional channel to source newly originated, non-agency loans for ZAIS Financial’s investment portfolio.

On October 31, 2014, ZAIS Financial completed the acquisition of GMFS for approximately $61.2 million of cash consideration paid at closing (net of approximately $1.7 million received after final reconciliation of GMFS’s net tangible assets), plus up to $2 million of deferred premium payments that were contingent on GMFS remaining profitable and retaining certain key employees and up to an additional $20 million of earn-out payments that were contingent on future loan production and profitability. ZAIS Financial concluded that the aggregate contingent consideration had an estimated present value of $11.4 million and recorded a liability for that amount. The GMFS merger agreement included indemnification arrangements for the benefit of ZAIS Financial.

Beginning in early 2015, ZAIS Financial’s common stock (along with the stocks of many other publicly traded residential mortgage REITs) began to trade at a significant discount to book value, making it difficult for ZAIS Financial to achieve needed scale by raising additional equity capital without significant dilution to its existing stockholders.

On March 27, 2015, the ZAIS Financial board held a meeting at which it received a report from ZAIS Financial management regarding various potential strategic alternatives to maximize the value of the company for its stockholders. ZAIS Financial management noted that the company had been limited in its ability to grow due to various market factors, which it believed were likely to persist. ZAIS Financial management further noted that possible strategic alternatives included a liquidation of the company or a transaction with ZGH, the ultimate parent of the Advisor, which, if pursued, would require the establishment of a special committee of independent directors of ZAIS Financial. At this meeting, the independent directors chose not to establish a special committee, but did grant authorization to provide confidential information about ZAIS Financial to ZGH’s financial advisors, subject to customary confidentiality agreements.

On April 21, 2015, GMFS received a claim from a counterparty with whom a statute of limitations tolling agreement was in place relating to certain mortgage loans that were sold by GMFS on a servicing-released basis prior to its acquisition by ZAIS Financial. Throughout this discussion, we refer to these potential claims against GMFS as the potential GMFS claims and the potential claimant as the GMFS counterparty.

On May 4, 2015, the ZAIS Financial board held a meeting at which senior management provided an update on management’s consideration of various strategic alternatives for the company, but at that time there were no material updates to report and no proposed transaction to discuss. The board also received a report regarding the potential GMFS claims and the company’s indemnification rights under the GMFS merger agreement.

On May 11, 2015, ZAIS Financial filed its Quarterly Report on Form 10-Q disclosing its financial results for the first quarter of 2015. The Form 10-Q included disclosure about the potential GMFS claims, including the company’s estimate that, dating back to a period that began in 1999 and ended in 2006, approximately $1 billion of mortgage loans were sold by GMFS to the predecessor to the GMFS counterparty, and that any claims brought by the GMFS counterparty could cause ZAIS Financial and GMFS to devote significant management time and attention and other resources to resolving or defending these claims, require GMFS, ZAIS Financial or its other subsidiaries to incur significant costs, or cause significant losses that may be material. Because ZAIS Financial was not able to reasonably estimate the amount of probable losses relating to potential actions that might be taken by the GMFS counterparty, ZAIS Financial also disclosed that it was possible that reserves established to date by ZAIS Financial or GMFS for potential losses related to loan sale representations and warranties could be inadequate. Finally, ZAIS Financial disclosed that it intended to record liability reserves first as a reduction of total contingent consideration owed under the GMFS merger agreement (given the indemnification provisions in the GMFS merger agreement), and that, in the event of litigation or settlement with the counterparty, ZAIS Financial intended to pursue claims against the sellers of GMFS seeking indemnification for any losses or any amounts paid in settlement.

On July 10, 2015, the ZAIS Financial board held a meeting at which it received an update from ZAIS Financial management regarding a possible business combination between ZAIS Financial and ZGH. ZAIS Financial management reported that the ZGH Board had formed a special committee to determine whether to make a proposal with regard to a possible business combination with ZAIS Financial. The ZAIS Financial independent directors discussed whether it would be appropriate or advisable to establish a special committee of the ZAIS Financial board to consider such a proposal and determined that it would defer a decision about the creation of such a special committee until such time that it received a specific proposal.

On July 31, 2015, the ZAIS Financial board held a meeting, with ZAIS Financial management and representatives from Alston & Bird LLP, or Alston, outside counsel to ZAIS Financial, present. Representatives of Alston provided an update regarding settlement discussions with respect to the potential GMFS claims. Additionally, ZAIS Financial management provided an update to the board regarding ZGH’s consideration of a potential transaction with ZAIS Financial. The ZAIS Financial board further discussed formation of special committee to consider such a transaction and other strategic alternatives, but elected not to do so at this time, due to the preliminary nature of discussions regarding ZGH and other potential alternatives. Potential strategic alternatives presented by ZAIS Financial management included (1) maintaining the status quo and executing the existing investment strategy, (2) exploring the potential sale of ZAIS Financial to ZGH or to other parties, and (3) liquidation of ZAIS Financial.

On September 2, 2015, the ZAIS Financial board held a meeting with representatives of ZAIS Financial management present. Management reported that the ZGH board had determined not to propose a transaction with ZAIS Financial at this time. The independent directors stated that they had scheduled meetings with several investment banks in light of the preliminary discussions regarding the possibility of a proposal from ZGH, with a view toward determining whether the board should retain one of them to determine whether it would be advisable to commence a more formal process to evaluate strategic alternatives with respect to ZAIS Financial. ZAIS Financial management recommended that those meetings proceed.

At this meeting ZAIS Financial management also discussed a proposal to sell ZAIS Financial’s re-performing whole loan and non-agency RMBS portfolios to realize the values of such portfolios for the benefit of the stockholders in light of then-current market conditions and the prospect of rising interest rates, noting that the proposed sale was based on ZAIS Financial management’s market analysis and was not related to the evaluation of strategic alternatives for ZAIS Financial.

On September 10 and September 18, 2015, the independent members of the ZAIS Financial board interviewed three nationally known investment banking firms with significant expertise with financial services companies, including Houlihan Lokey, for the role of acting as a financial advisor to ZAIS Financial in connection with its exploration of strategic alternatives. Following their September 18 meeting, the independent directors unanimously agreed to recommend to the full board that ZAIS Financial engage Houlihan Lokey to serve as the company’s financial advisor in connection with any further exploration of potential strategic alternatives for the company.

On September 17, 2015, the ZAIS Financial board held a meeting with representatives of ZAIS Financial management present. At this meeting ZAIS Financial management discussed the process and expected timing of a possible sale of ZAIS Financial’s re-performing residential mortgage portfolio.

On October 5, 2015, the ZAIS Financial board held a meeting at which it concluded that, in light of the challenges associated with ZAIS Financial’s ability to grow its business and the near term prospects for improvement, ZAIS Financial should commence a process to evaluate potential strategic alternatives to enhance stockholder value, including a sale or combination or liquidation of ZAIS Financial or other possible transactions. At that meeting, the ZAIS Financial board approved the engagement of Houlihan Lokey as

ZAIS Financial’s financial advisor to identify strategic alternatives available to ZAIS Financial and to act as ZAIS Financial’s financial advisor and/or placement agent in connection with any related transactions. The ZAIS Financial board reviewed and approved a proposed process whereby Houlihan Lokey would contact a targeted group of potential strategic and financial buyers identified by Houlihan Lokey based on its knowledge of the market to ascertain their interest in a strategic transaction involving ZAIS Financial. ZAIS Financial management also updated the board on the status of the re-performing whole loan portfolio sale process previously authorized by the board. Taking into account, among other things, advice from Houlihan Lokey, the ZAIS Financial board determined not to pursue further a sale of the re-performing whole loan portfolio at that time, such that all of the company’s assets would remain on the company’s balance sheet in order to attract a diverse set of bidders.

Beginning on October 8, 2015, Houlihan Lokey, on behalf of ZAIS Financial, contacted potential strategic and financial buyers to ascertain their interest in exploring a potential transaction with ZAIS Financial. Houlihan Lokey contacted a targeted group of 63 buyers, and ZAIS Financial eventually entered into confidentiality agreements with 44 potential buyers. Following execution of a confidentiality agreement with a potential buyer, Houlihan Lokey provided that potential buyer with access to an electronic data room, containing information about ZAIS Financial and its business, and made available to the potential buyer the opportunity to meet with ZAIS Financial management.

As part of this initial contact with potential strategic and financial buyers, Thomas Buttacavoli, Managing Director and Portfolio Manager of Waterfall and Chief Investment Officer of Sutherland, was contacted by representatives of ZAIS Financial and Houlihan Lokey. Waterfall and Mr. Buttacavoli had previously dealt with ZAIS Financial in connection with the GMFS sale.

The Sutherland board and management periodically review and evaluate potential strategic opportunities to enhance stockholder value. In August and September of 2015, representatives of Sutherland and BofA Merrill Lynch had meetings to discuss potential strategic opportunities, not related to a transaction with ZAIS Financial. Following the initial contact received by Mr. Buttacavoli from representatives of ZAIS Financial and Houlihan Lokey, Sutherland contacted BofA Merrill Lynch due to these prior meetings. On October 13, 2015, Sutherland engaged BofA Merrill Lynch to serve as Sutherland’s financial advisor with respect to the proposed transaction with ZAIS Financial. Sutherland did not consider alternative financial advisors. The final engagement letter between Sutherland and BofA Merrill Lynch was executed on March 30, 2016.

On October 14, 2015, representatives of Sutherland, ZAIS Financial and Houlihan Lokey had an initial discussion regarding the potential transaction with ZAIS Financial. Also on this date, ZAIS Financial entered into a confidentiality agreement with Waterfall (on behalf of Sutherland). The agreement included a mutual standstill provision, by which each party agreed, for a period of one year after the date of the agreement, not to acquire any securities or assets of the other party or any of its subsidiaries, participate in the solicitation of proxies or seek to influence the vote of any person regarding any voting securities of the other party, propose any merger or other business combination or acquisition transaction involving the other party or its subsidiaries, or seek or propose to influence or control the other party’s management or policies, in each case without prior written approval of the other party.

On October 22, 2015 the Sutherland board held a meeting. Sutherland had made an initial filing of a registration statement on Form S-11 to register its shares of common stock on October 2, 2014 in connection with a proposed initial public offering. Sutherland management updated the Sutherland board regarding the status of its proposed initial public offering and other strategic transactions, including the potential transaction with ZAIS Financial.

On October 28, 2015 the ZAIS Financial board held a meeting with representatives of Houlihan Lokey present. Representatives of Houlihan Lokey updated the ZAIS Financial board regarding the process and timeline for contacting the targeted group of strategic and financial buyers, noting that they were soliciting bids for transactions involving both the entire company and portions of the company.

On October 29, 2015, representatives of ZAIS Financial, Houlihan Lokey, Sutherland and BofA Merrill Lynch had a further discussion regarding the potential transaction.

On November 4, 2015, ZAIS Financial issued a press release announcing its third quarter 2015 financial results and also disclosing commencement of the strategic review and the retention of Houlihan Lokey to serve as ZAIS Financial’s financial advisor.

On November 10, 2015, Sutherland engaged Sidley Austin LLP, which we refer to as Sidley, to serve as Sutherland’s legal advisor with respect to the proposed transaction with ZAIS Financial.

On November 12, 2015, the Sutherland board held a meeting with a representative of BofA Merrill Lynch present. The representative of BofA Merrill Lynch reviewed illustrative terms of the potential transaction with ZAIS Financial, publicly available information regarding ZAIS Financial and certain strategic considerations relating to the potential transaction, including the potential benefits and challenges associated with becoming a public company. After discussion, the Sutherland board approved the submission of an initial non-binding indication of interest proposing that ZAIS Financial acquire Sutherland in a stock-for-stock merger.

On November 19, 2015, ZAIS Financial received an initial non-binding indication of interest from Sutherland proposing that ZAIS Financial acquire Sutherland in a stock-for-stock merger. The Sutherland proposal indicated that the proposed transaction would result in a combined entity with a book value of $19.64 to $21.90 per share and that Sutherland stockholders would be issued 24.2 million to 24.9 million shares of ZAIS Financial common stock. The Sutherland proposal also contemplated a pre-merger, one-time dividend of $3.00 to $5.00 per share to ZAIS Financial stockholders. With respect to GMFS, Sutherland proposed that the combined company would initially retain the GMFS business, but would conduct a strategic review of GMFS following the closing of the transaction. Sutherland’s indication of interest provided that Waterfall be appointed as the manager of the combined company, which would adopt the current Waterfall management agreement with Sutherland. Sutherland proposed that as compensation for termination of the Advisor, following completion of the merger, Sutherland and ZAIS Financial together would make a one-time payment to the Advisor of between $8.0 and $9.0 million.

Between November 18 and November 24, 2015, ZAIS Financial also received proposals from 12 other parties proposing various transactions for all or a part of the company, including a proposal from a large publicly traded residential mortgage REIT, which we refer to as party A, proposing an all-cash acquisition of ZAIS Financial at a price of $16.50 to $17.00 per share to ZAIS Financial stockholders, including a to-be-negotiated termination fee for the Advisor, two other proposals for stock-for-stock mergers (one of which was conditioned on the sale of GMFS)), two proposals to acquire only ZAIS Financial’s loan portfolio, two proposals to acquire only GMFS, and five proposals to engage in an asset management repositioning/capital infusion transaction (two of which also proposed to dispose of GMFS).

On November 24, 2015 the ZAIS Financial board held a meeting with representatives of Alston and Houlihan Lokey present. A representative of Alston provided a report on the status of discussions regarding the potential GMFS claims and a potential extension of the related tolling agreement. Also at that meeting, representatives of Houlihan Lokey reviewed with the ZAIS Financial board the initial proposals that had been received prior to the meeting.

On November 25, 2015, ZAIS Financial received from a privately held, credit-focused investor, which we refer to as party B, an initial indication of interest proposing an all-cash transaction to acquire the company at asset purchase prices that varied based upon specified discounts for certain classes of ZAIS Financial’s assets, but with an indicative value of between approximately $17.00 and approximately $18.25 per share to ZAIS Financial stockholders.

Also, on November 25, 2016, representatives of Houlihan Lokey had a telephone call with representatives of Sutherland and BofA Merrill Lynch seeking clarification of certain terms of the Sutherland proposal.

On December 1, 2015, the ZAIS Financial board held a meeting with representatives of Houlihan Lokey and ZAIS Financial management present. At that meeting, representatives of Houlihan Lokey reviewed with the board detailed information regarding the initial proposals received and discussed a proposal that ZAIS Financial move forward with party A, party B and Sutherland. Representatives of Houlihan Lokey also noted that, because of the extensive resources that would be required to complete due diligence and negotiate definitive documentation, particularly in light of the potential GMFS claims, each of party A, party B and Sutherland had separately requested reimbursement of their out-of-pocket expenses if their proposal were not chosen by ZAIS Financial. Following this discussion, the ZAIS Financial board authorized Houlihan Lokey to invite party A, party B and Sutherland to conduct additional due diligence, to respond to a draft transaction agreement prepared by ZAIS Financial and to formulate a final proposal to be submitted by December 22. The ZAIS Financial board also authorized the company to enter into expense reimbursement agreements with each of the three remaining bidders, providing for the reimbursement of up to $200,000 of out-of-pocket expenses for each unsuccessful bidder. Additionally, the board approved the engagement of Alston as transaction counsel in light of certain potential conflicts involving the company’s historical transaction counsel and certain of those three bidders. Finally, representatives of ZAIS Financial management reported that the tolling agreement with respect to the potential GMFS claims had been extended to June 2, 2016.

On December 7, 2015, the ZAIS Financial board held a meeting with representatives of Houlihan Lokey present. Representatives of Houlihan Lokey provided an update on the bid process, noting that each of party A, party B and Sutherland had been informed that they were being invited to the next round of bidding, and that the other bidders had been informed that they would not be moving forward. Houlihan Lokey also discussed certain next steps with respect to buyer due diligence, including due diligence with respect to the potential GMFS claims.

On December 14, 2015, Alston provided to each potential buyer a proposed form of merger agreement.

On December 15, 2015, representatives of Sutherland conducted on-site due diligence at the offices of GMFS.

Also on December 15, 2015, Sutherland filed with the SEC an amendment to its registration statement on Form S-11 with respect to its initial public offering. As disclosed in the Form S-11, Sutherland planned to use the net proceeds from its initial public offering to acquire and originate SBC assets in accordance with its business strategy, as further described in “Business of Sutherland” beginning on page 291 and for general business purposes, including the payment of fees and expense reimbursements to Waterfall, its external manager. Depending on the availability of Sutherland’s target assets, until it invested the net proceeds of its initial public offering, Sutherland also may have paid down its financing arrangements and may have temporarily invested in interest bearing short term investments, including money market accounts that are consistent with Sutherland’s intention to qualify as a REIT. In addition to raising capital, an initial public offering by Sutherland also would have provided increased liquidity in shares of the Sutherland common stock.

In deciding to continue negotiations with ZAIS Financial for the proposed mergers, the Sutherland board considered the access of the combined company to public markets, expanding availability of capital to Sutherland at a lower cost, and the substantial increase in liquidity in the shares of the Sutherland common stock. Sutherland also believed there was greater certainty to completion of the transaction with ZAIS Financial than the initial public offering and that the Sutherland merger would result in less dilution to Sutherland stockholders than an initial public offering. The Sutherland board also considered the potential risk of diverting Sutherland management focus and resources from other strategic opportunities while working to implement the mergers, including the opportunities to effect an initial public offering. Sutherland continued its preparations for an initial public offering until the execution of the merger agreement. See “Recommendation of the Sutherland Board and its Reasons for the Mergers” beginning on page 129.

On December 17, 2015, the ZAIS Financial board held a meeting with representatives of Houlihan Lokey and ZAIS Financial management present. Representatives of Houlihan Lokey provided an update on the bid process, noting that all three bidders were continuing due diligence of the company and were expected to provide final bids. Representatives of Houlihan Lokey discussed with the ZAIS Financial board a proposal to extend the bid deadline to January 7, 2016, which the board approved.

On December 8, 2015 and December 22, 2015, at meetings of the Sutherland board, Sutherland management provided updates on the status of the proposed transaction with ZAIS Financial.

Throughout late December 2015 and early January 2016, representatives of Houlihan Lokey and Alston held numerous conversations with representatives of party A, party B and Sutherland with regard to various due diligence and transaction structuring matters.

On January 5, 2016, in order to induce Sutherland to devote resources required to conduct diligence on ZAIS Financial and to formulate a more definitive proposal, ZAIS Financial and Sutherland entered into an expense reimbursement agreement pursuant to which ZAIS Financial agreed to reimburse Sutherland for up to $175,000 of transaction expenses, subject to satisfaction of certain conditions. Previously, ZAIS Financial had entered into similar expense reimbursement agreements with party A on December 5, 2015, and with party B, on December 28, 2015.

On January 6, 2016, Sutherland and Sidley commenced additional due diligence on ZAIS Financial, including a conversation between representatives of Sidley and Alston regarding status of the potential GMFS claims and the related tolling agreement.

On January 7, 2016, the Sutherland board held a meeting with a representative of BofA Merrill Lynch present. The representative of BofA Merrill Lynch reviewed illustrative terms of the potential transaction with ZAIS Financial, publicly available information regarding ZAIS Financial and comparisons between the proposed transaction with ZAIS Financial and an initial public offering by Sutherland. The Sutherland board expressed concern regarding the potential GMFS claims, and indicated that if ZAIS Financial were to accept Sutherland’s proposal and enter into exclusive negotiations for a potential transaction, then confirmatory due diligence on ZAIS Financial would be needed, including with respect to the potential GMFS claims. After discussion, the Sutherland board approved the submission of a revised non-binding indication of interest proposing that ZAIS Financial acquire Sutherland in a stock-for-stock merger.

Also on January 7, 2016, ZAIS Financial received a revised non-binding indication of interest from party A and party B, and on January 8, ZAIS Financial received a revised non-binding indication of interest from Sutherland. The Sutherland indication of interest continued to propose that ZAIS Financial acquire Sutherland in a stock-for-stock merger, with an exchange ratio (and the corresponding number of shares issued to Sutherland stockholders) being computed based on the companies’ respective book values as of December 31, 2015 and contemplating a pre-merger, one-time cash payout of $7.23 per share to ZAIS Financial stockholders. Sutherland’s preference was to structure the cash payout to ZAIS Financial stockholders as a targeted share repurchase but Sutherland indicated that it remained open to other structures, including a one-time dividend to all ZAIS Financial stockholders. Sutherland’s proposal did not expressly contemplate a tender offer to ZAIS Financial stockholders. With respect to GMFS, the Sutherland continued to propose that the combined company would initially retain the GMFS business, but would conduct a strategic review of GMFS following the closing of the transaction. Sutherland’s indication of interest continued to provide that Waterfall be appointed as the external manager of the combined company, which would adopt the current Waterfall management agreement with Sutherland. Sutherland proposed that as compensation for termination of the Advisor, following completion of the merger, Sutherland and ZAIS Financial together would make a one-time payment of $8.0 million to the Advisor.

The revised indication of interest from party A proposed a purchase price of $90 million (approximately $10.12 per share) to acquire ZAIS Financial exclusive of GMFS. Party A’s proposal was conditioned on the sale of GMFS to a third party, with the net proceeds of such disposition for the benefit of ZAIS Financial stockholders, but subject to an indemnity against any earnout payment liabilities and the potential GMFS claims, among others.

The revised indication of interest from party B proposed an aggregate purchase price of $565.8 million to acquire ZAIS Financial’s conduit loans, RMBS portfolio, re-performing mortgage loan portfolio, and the equity of the ZAIS Financial subsidiary that owns GMFS, which amount, after repayment of associated indebtedness and net of other liabilities, would have had an indicative value to ZAIS Financial stockholders of approximately $17.40 per fully diluted share. However, party B also proposed to place $65 million of the purchase price (representing approximately $7.31 per ZAIS Financial share on a fully diluted basis) in escrow until final resolution of the potential GMFS claims.

On January 14, 2016, the ZAIS Financial board held a meeting with representatives of Houlihan Lokey, Alston and ZAIS Financial management present. Representatives of Houlihan Lokey reviewed the updated proposals from each of the three potential bidders, noting that each bidder had done substantial due diligence, including with respect to the potential GMFS claims, and that each of party A, party B and Sutherland had entered into expense reimbursement agreements. Representatives of Houlihan Lokey and management discussed with the ZAIS Financial board Sutherland’s request to enter into a three-week exclusivity period to allow Sutherland to complete its due diligence, to allow ZAIS Financial to perform due diligence on Sutherland, and to begin negotiating a definitive agreement, taking into account the value of the Sutherland proposal to ZAIS Financial stockholders, as well as the likelihood of reaching a definitive agreement with Sutherland. Representatives of Houlihan Lokey also discussed with the ZAIS Financial board a proposal that ZAIS Financial commence a process of exploring the sale of ZAIS Financial’s re-performing whole loan and non-agency assets. A representative of Alston advised the members of the board regarding their duties under Maryland law when considering a possible transaction. After discussion, the board approved (i) conducting due diligence on Sutherland (including retaining PricewaterhouseCoopers LLP to assist with the performance of financial and accounting diligence), (ii) exploring portfolio sales of the company’s re-performing whole loan and non-agency assets as market conditions permit and (iii) negotiating a definitive agreement with Sutherland. Because of the significant expenditure of time and other resources that would be required by Sutherland, the board also approved granting a 21-day exclusivity period to Sutherland. In light of Sutherland’s willingness to explore a potential sale of GMFS, the board also discussed the potential that GMFS management might be prepared to attribute higher value to GMFS than Sutherland had, but made no decision about whether to pursue a sale of GMFS to its management.

On January 15, 2016, representatives of Houlihan Lokey contacted Sutherland and BofA Merrill Lynch to inform them of the ZAIS Financial board’s decision to move forward with Sutherland and to discuss next steps.

On January 20, 2016, Sidley provided a draft exclusivity agreement to Alston that proposed an exclusivity period that would end on February 18, 2016 and a termination fee of $750,000 payable by ZAIS Financial if a definitive agreement was not reached by the end of the exclusivity period. Also on that date, Sutherland submitted a due diligence request list to ZAIS Financial.

Throughout late January 2016, representatives of Houlihan Lokey and Alston held numerous conversations with representatives of Sutherland, BofA Merrill Lynch and Sidley with regard to various due diligence and transaction structuring matters.

On January 26, 2016, representatives of Sutherland and Sidley had a telephone call with representatives of Alston regarding the status of the potential GMFS claims and the related tolling agreement.

On January 27, 2016, Thomas Capasse, Sutherland’s chief executive officer and Frederick Herbst, Sutherland’s chief financial officer, as well other members of Sutherland’s management, met with members of ZAIS Financial’s board of directors and management, as well as representatives from Houlihan Lokey and Alston, to give a presentation regarding Sutherland’s business.

On January 29, 2016, ZAIS Financial and Sutherland entered into an exclusivity agreement providing Sutherland with a 21-day period of exclusivity, but not providing for any expense reimbursement (other than as previously agreed on January 5) or termination fee if a definitive agreement were not executed.

On February 2, 2016, Sidley provided a revised draft of the merger agreement, which provided for a stock-for-stock merger between ZAIS Financial and Sutherland at an unspecified, fixed exchange ratio that would be determined prior to signing of the merger agreement. Among other changes, the revised draft agreement also deleted the ability of the company to terminate the merger agreement to accept a proposal that was financially superior from a third party, proposed a reciprocal termination fee equal to 4.0% of the deemed purchase price, contemplated an $8.0 million termination payment in connection with the termination of ZAIS Financial’s management agreement with the Advisor and provided that existing ZAIS Financial directors resign effective as of closing of the merger and Sutherland designees be appointed to the combined company board of directors.

On February 9, 2016, at a meeting of the Sutherland board, Sutherland management provided an update on the status of the proposed transaction with ZAIS Financial.

On February 10, 2016, representatives of ZAIS Financial and Houlihan Lokey spoke by telephone with representatives of Sutherland to discuss the re-performing whole loan sale process.

On February 11, 2016, Sidley provided Alston with the form of a proposed covenant to be included in the merger agreement providing that, in lieu of the one-time, cash dividend contemplated by Sutherland’s January 8 proposal, the combined company would repurchase shares of the combined company’s common stock having an unspecified value from time-to-time after completion of the merger.

On February 12, 2016, representatives of Sidley and Alston spoke by telephone to discuss the draft merger agreement.

On February 14, 2016, Michael Szymanski, ZAIS Financial’s chief executive officer, spoke by telephone with Messrs. Capasse and Herbst to discuss a number of due diligence matters, including financial reporting and operational matters, relating to Sutherland.

On February 15, 2016, Alston distributed a revised draft of the merger agreement to Sidley, providing for a stock-for-stock merger at an exchange ratio based upon adjusted book values for ZAIS Financial and Sutherland that would be determined after signing of the merger agreement, a cash tender offer to be completed after the completion of the merger to repurchase shares of company common stock having an aggregate value of approximately $64.3 million and a per share price of no lower than the greater of (i) 90% of the combined company’s adjusted book value per share or (ii) the combined company’s market value per share, and no greater than 100% of the combined company’s adjusted book value per share, and an unspecified termination fee based on a percentage of the shareholders’ equity of each of Sutherland and the company. The $64.3 million aggregate value of the shares to be repurchased in the tender offer was based on the $7.23 per share price indicated by Sutherland in its January 8 proposal.

On February 18, 2016, the ZAIS Financial board met to discuss the status of the proposed transaction, including a discussion of alternatives for structuring the proposed tender offer and issues relating to any potential sale of GMFS, and authorized continued negotiations with Sutherland.

Throughout late February and early March, representatives of ZAIS Financial and Sutherland held a number of conversations regarding various due diligence and other matters.

On February 25, 2016, representatives of Sutherland met with representatives of Houlihan Lokey to discuss several transaction terms. Sutherland reconfirmed its willingness to not require ZAIS Financial to divest GMFS as a closing condition in connection with a merger with ZAIS Financial, despite several perceived operational, financial and personnel risks associated with GMFS, if prior to the merger, ZAIS Financial were to accept a purchase price adjustment in the form of a reduction in the associated goodwill balance that would be absorbed 50% by ZAIS Financial stockholders and 50% by Sutherland stockholders when calculating the exchange ratio. Additionally, Sutherland proposed that any amount payable upon termination of ZAIS Financial’s existing management agreement would be reduced on a dollar-for-dollar basis if the amount paid to resolve the potential GMFS claims settlement exceeded certain thresholds. ZAIS Financial did not accept these proposed changes to Sutherland’s bid terms, but agreed to continue negotiations.

Between February 27, 2016, and March 7, 2016, representatives of ZAIS Financial, Houlihan Lokey and Alston and representatives of Sutherland, BofA Merrill Lynch and Sidley, at the direction of the Sutherland board, had numerous discussions about financial and other terms of the proposed transaction, as a result of which the parties tentatively agreed, among other terms, to a $15 million reduction in ZAIS Financial’s book value for purposes of determining the exchange ratio. This $15 million reduction took into account the goodwill and other intangible assets on the balance sheet of ZAIS Financial with respect to the excess of the purchase price of GMFS over the fair value of the net assets acquired. This goodwill was $16.5 million as of December 31, 2014 and $14.2 million as of December 31, 2015, and other intangible assets were $5.7 million as of December 31, 2014, and $4.9 million as of December 31, 2015.

On March 2, 2016, at a meeting of the Sutherland board and with a representative of BofA Merrill Lynch present, Sutherland management provided an update on the status of the proposed transaction with ZAIS Financial.

On March 8, 2016, representatives of ZAIS Financial and Sutherland management, Houlihan Lokey, BofA Merrill Lynch, Alston and Sidley discussed several matters, including the potential tender offer structure, adjustments to be used to calculate the exchange ratio, extension of exclusivity and the process for finalizing definitive documentation as quickly as possible. Also on that date, Alston distributed proposed revisions to the draft merger agreement proposing that:

•	Sutherland and ZAIS Financial would hold stockholder meetings to approve the proposed transactions following final determination of the exchange ratio;
•	the per share price to be paid in the tender offer to ZAIS Financial stockholders would be equal to 95% of ZAIS Financial’s adjusted book value, after making further adjustments for amounts paid to terminate ZAIS Financial’s existing management agreement with the Advisor and for any goodwill remaining on ZAIS Financial’s balance sheet; and
•	the tender offer would be commenced after obtaining approval from the stockholders of both Sutherland and ZAIS Financial but prior to closing the mergers.

On March 9, 2016, Sidley delivered a draft extension of the exclusivity agreement to Alston, proposing to extend the exclusivity period to March 16, 2016. Also on that date, representatives of Houlihan Lokey spoke with members of Sutherland management, who expressed concerns about the potential GMFS claims. Later that day, Sidley distributed a revised draft of the merger agreement, which included (a) new covenants related to (i) using reasonable efforts to settle any pending or threatened actions and (ii) not entering into or renewing any tolling agreements relating to the potential GMFS claims, and (b) a closing condition that there not be any pending or threatened action seeking material damages with respect to mortgage loans previously sold by ZAIS Financial or any ZAIS Financial subsidiary. Alston later informed Sidley these changes were unacceptable and that ZAIS Financial was not prepared to move forward on this basis.

Also on March 9, 2016, ZAIS Financial issued a press release announcing its 2015 financial results and providing an update on the status of its previously announced strategic review. The press release disclosed that ZAIS Financial was engaged in preliminary discussions with a potential counterparty about a potential merger or sale transaction, and that it had begun the process of selling its seasoned, re-performing whole loans, had ceased the purchase of newly originated residential mortgage loans as part of its conduit program and would begin the unwinding of its mortgage conduit business.

On March 11, 2016, Sidley distributed a revised draft of the merger agreement that deleted the covenant (and related closing condition) requiring settlement of threatened litigation, but required the Advisor to provide a number of representations and a certificate regarding pending and threatened litigation in the agreement providing for termination of the Advisor’s engagement. The draft merger agreement also reflected Sutherland’s prior proposal with respect to the exchange ratio and tender offer price being calculated after reducing ZAIS Financial’s adjusted book value by the amount of goodwill and intangibles. The draft merger agreement also proposed that the combined company’s board would consist of five persons designated by Sutherland and one person designated by ZAIS Financial.

On March 12, 2016, representatives of Houlihan Lokey discussed the potential GMFS claims with members of Sutherland’s management.

On March 14 and 15, 2016, representatives of Houlihan Lokey spoke by telephone several times with BofA Merrill Lynch, who was acting at the direction of the Sutherland board, to discuss the methodology for calculating the exchange ratio and the tender offer price.

On March 15 and 16, 2016, representatives of Alston spoke by telephone with Sidley to discuss the merger agreement, including adjustments to the exchange ratio and the tender offer price of specified amounts, deletion of any further deduction for goodwill and intangible assets, deletion of the proposed covenant prohibiting extensions of the tolling agreement relating to the potential GMFS claims and revision of the representations requested from the Advisor. On March 19, 2016, Alston distributed a revised draft of the merger agreement reflecting proposed resolutions of these points as follows: to delete the further deduction for goodwill and intangible assets from the calculation of the adjusted book value for the exchange ratio and tender offer price; to delete the proposed covenant prohibiting extensions of the tolling agreement; to delete any representations from the Advisor; to add an interim operating covenant to permit sales of assets to satisfy margin calls, to post collateral in the ordinary course of business consistent with past practice or to otherwise obtain cash proceeds for purposes of paying the tender offer price; to add an interim operating covenant permitting actions to maintain each party’s exemption from or otherwise avoid the requirement to register under the 1940 Act; and to add a covenant of the combined company to cease all use of the “ZAIS” name at closing of the mergers.

On March 21, 2016, representatives of ZAIS Financial, Houlihan Lokey and Alston & Bird met with representatives of Sutherland, BofA Merrill Lynch and Sidley to discuss and resolve the remaining business issues in the merger agreement, including the circumstances under which the existing tolling agreement with respect to the potential GMFS claims might be extended or modified, the ability of ZAIS Financial to sell assets to obtain funds for the tender offer and the revision to the representation from the Advisor. The parties also discussed expected timing and the approval process of their respective boards.

Between March 21 to March 30, 2016, Sutherland and its counsel continued to negotiate the terms of a definitive merger agreement and the exhibits to the merger agreement with ZAIS Financial and its counsel, with the parties exchanging multiple drafts of the merger agreement and its various exhibits, including resolution of the following issues: to revise the interim operating covenant to permit sales of investments made with the proceeds from the whole loan portfolio sale and the sale of other mortgage securities of ZAIS Financial, rather than permitting the sale of any assets, to obtain cash proceeds for purposes of paying the tender offer price; to add a covenant of the parties to use reasonable best efforts to cause their respective representatives to participate in meetings and telephone conferences prior to mailing of the joint proxy statement/prospectus and the respective stockholder meetings, as may be requested by a party; to add requirements of ZAIS Financial to change entity names and remove signage prior to closing of the mergers and to provide ordinary use exceptions to the covenant of the combined company not to use the “ZAIS” name after closing of the mergers; and to provide for a representation by the Advisor at closing that its representations in the Termination Agreement be true and correct, except if the failure to be true and correct would not reasonably be expected to have a material adverse effect on ZAIS Financial. During this time, each party and its representatives also engaged in confirmatory due diligence and had numerous telephonic conversations with members of the other party’s management regarding their respective businesses.

On March 31, 2016, the ZAIS Financial board held a special meeting, with representatives of management and ZAIS Financial’s legal and financial advisors present, to discuss the proposed transaction with Sutherland. Prior to the special meeting, the directors received copies of the then-current draft merger agreement. At the meeting, the board reviewed the proposed terms of the transaction, including, among other matters, the manner in which the exchange ratio and tender offer price would be determined, the conditions to closing of the mergers (including receipt of required stockholder approvals for both parties and completion of the mortgage loan portfolio sale), the proposed reciprocal termination fee of $4.0 million and the continued ability of a third party to submit an unsolicited proposal to acquire ZAIS Financial or Sutherland following the signing of a definitive merger agreement, and the ability of the party to change its recommendation in favor of the transaction (including following receipt of an unsolicited superior proposal from a third party), and discussed with management and counsel the resolution of the remaining open points in the merger agreement. A representative of Alston reminded the members of the Board of Directors about their duties under Maryland law, and representatives of Houlihan Lokey reviewed with the board financial matters relating to the proposed transaction.

Between April 1 and April 6, 2016, the parties and their respective advisers finalized the merger agreement and its various exhibits and the parties’ respective disclosure schedules. During this period, multiple drafts of all documents were exchanged between the parties and their respective counsel, and confirmatory diligence was completed, but no material issues arose that were required to be addressed.

On April 5, 2016, the Sutherland board held a special meeting with representatives of management and legal and financial advisors present in person and by telephone. Prior to the special meeting, the Sutherland directors received copies of the current drafts of the merger agreement and the related exhibits. Sidley provided a summary of the terms of the merger transaction along with a description of the remaining open issues in the merger agreement and advised the board on its duties. The Sutherland board then considered and discussed various factors regarding the proposed mergers, including a proposed closing condition that Sutherland complete a remediation related to a deficiency in its financial controls. In light of actions taken by Sutherland to remediate this deficiency, the Sutherland board requested that this condition be removed from the merger agreement, to which ZAIS Financial subsequently agreed. Also at this meeting, BofA Merrill Lynch reviewed its financial analysis of the exchange ratio with the Sutherland board and delivered to the Sutherland board an oral opinion, which was confirmed by delivery of a written opinion dated April 5, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken described in its opinion, the exchange ratio provided for in the Sutherland merger was fair, from a financial point of view, to holders of Sutherland common stock (other than ZAIS Financial and its affiliates). After review and consideration, the Sutherland board unanimously determined that (i) the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement.

On April 6, 2016, the ZAIS Financial board held a special meeting, with representatives of management and legal and financial advisors present. Prior to the special meeting, the directors received copies of the proposed final draft merger agreement, along with a description of the resolution of the remaining open items in the merger agreement. The directors also received an update on any events that had occurred since the board’s prior meeting on March 31, 2016. Representatives of Houlihan Lokey orally delivered to the board the opinion of Houlihan Lokey, which was subsequently confirmed in writing, that, as of April 6, 2016, and based upon and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey with its opinion, as more fully described below under the heading “Opinion of ZAIS Financial’s Financial Advisor”, the Exchange Ratio in the mergers was fair, from a financial point of view, to ZAIS Financial. The ZAIS Financial board then considered and discussed various factors regarding the proposed merger, including the factors summarized below under the heading “Recommendation of the ZAIS Financial Board and Its Reasons for the Merger.” After review and consideration, the ZAIS Financial board unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, advisable and in the best interests of ZAIS Financial and its stockholders. The ZAIS Financial board unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers, and recommended that ZAIS Financial stockholders vote in favor of the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement.

Later on April 6, 2016, ZAIS Financial, ZAIS operating partnership, merger sub, Sutherland and Sutherland operating partnership executed and delivered the merger agreement. On the morning of April 7, 2016, ZAIS Financial and Sutherland issued a joint press release announcing the execution of the merger agreement.

Recommendation of the ZAIS Financial Board and Its Reasons for the Mergers

After careful consideration, the ZAIS Financial board, at a meeting held on April 6, 2016, unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of ZAIS Financial and its stockholders and approved the merger agreement and the mergers. In its evaluation of the mergers, the ZAIS Financial board consulted with senior management and ZAIS Financial’s legal and financial advisors and carefully considered numerous factors that the ZAIS Financial board believed supported its decision, including the following material factors:

•	The ZAIS Financial board’s belief that ZAIS Financial’s stockholders will benefit from continuing to own NYSE-listed shares of the combined company that are freely tradable, with no lock-ups or other restrictions on transfer and which will give them the opportunity to participate in any future appreciation of the combined company’s shares after the mergers;

•	The ZAIS Financial board’s belief that continued ownership of the combined company’s stock after the mergers will result in greater value to ZAIS Financial’s stockholders than the value that could be expected to be generated from liquidating ZAIS Financial’s assets, particularly in light of the potential risks and uncertainties associated with such a liquidation, including the difficulties associated with quantifying and making adequate provision for potential liabilities;
•	The ZAIS Financial board’s belief that the mergers are more favorable to ZAIS Financial’s stockholders than the other strategic alternatives available to ZAIS Financial, which belief was formed based on the ZAIS Financial board’s review, with the assistance of Houlihan Lokey, of potential strategic alternatives available to ZAIS Financial and consideration of the proposals submitted during the third-party solicitation process with respect to a possible business combination transaction, as more fully described under “Background of the Mergers”;
•	The fact that an assumed adjusted book value per share of ZAIS Financial common stock of $18.29 and an assumed book value per share of Sutherland common stock of $14.32, each as of December 31, 2015 (and in each case before taking into account anticipated transaction expenses or dividends through closing of the mergers or the effects of ZAIS Financial’s whole loan portfolio sale), would result in an illustrative exchange ratio of 0.7829 shares of ZAIS Financial common stock for each share of Sutherland common stock, which would value ZAIS Financial at approximately 91.6% of book value per share of common stock, which represents a 24% premium over ZAIS Financial’s trading price on April 6, 2016, which was the last trading day prior to the announcement of ZAIS Financial’s entry into the merger agreement;
•	The number of shares of ZAIS Financial common stock that will be issued in the Sutherland merger will decrease if the adjusted book value of shares of ZAIS Financial common stock increases in relation to the adjusted book value of shares of Sutherland common stock prior to the determination date;
•	The tender offer contemplated by the merger agreement:
º	will allow ZAIS Financial stockholders the freedom to make individual decisions about whether to continue ownership of the combined company after closing of the mergers or whether to obtain liquidity for their investment by selling their shares of ZAIS Financial common stock; and
º	will have a tender offer price equal to 95% of ZAIS Financial’s adjusted book value per share (subject to certain additional adjustments) as of the determination date, which represents a premium over prices at which the ZAIS Financial common stock has traded in the one, three and six month periods prior to the execution of the merger agreement and amounts that likely would be distributable to ZAIS Financial stockholders if ZAIS Financial were to liquidate its assets and make adequate provision for potential liabilities;
•	The ZAIS Financial board’s belief that the mergers will provide a number of strategic and financial benefits, which have the potential to create additional value for ZAIS Financial stockholders after the mergers, including, among other things:
º	as a result of its strong balance sheet and larger size, the combined company is expected to have an improved credit profile, a lower cost of borrowing and enhanced access to capital;
º	the combined company should be able to achieve greater scale and lower general and administrative expenses relative to its asset base than ZAIS Financial on a stand-alone basis by allocating the combined company’s expenses over a larger portfolio;
º	the combined company will have the opportunity to redeploy the net proceeds from the sale of ZAIS Financial’s existing residential mortgage securities and loan portfolios into commercial mortgage investments with attractive characteristics;

º	following the mergers, the combined company’s investment portfolio will be focused predominantly on commercial mortgages and related securities, with REITs focusing on commercial mortgages and related securities often having traded at higher multiples of book value than REITs focused on residential mortgages and related securities, such as ZAIS Financial; and
º	the attractiveness of Sutherland’s existing portfolio of commercial mortgage investments;
•	The combined company should have the ability to offer its stockholders a stable and secure dividend with the opportunity for future dividend growth as a result of the increased operating cash flow and lower leverage of the combined company;
•	The greater market capitalization and anticipated liquidity for the combined company’s stockholders after the merger compared to the current market capitalization and liquidity of the ZAIS Financial common stock;
•	The knowledge of the ZAIS Financial board of the business, financial condition, earnings and prospects of both ZAIS Financial and Sutherland, taking into account the results of ZAIS Financial’s due diligence review of Sutherland, as well as its knowledge of the current and prospective environment in which ZAIS Financial and Sutherland operate, including economic and market conditions;
•	The opinion, dated April 6, 2016, of Houlihan Lokey to the ZAIS Financial board as to the fairness, from a financial point of view and as of such date, to ZAIS Financial of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as further described herein under the heading “Opinion of ZAIS Financial’s Financial Advisor”;
•	The overall terms of the merger agreement, including, among other things, the following:
º	the ability to participate in negotiations with and to furnish information to any third party that makes an acquisition proposal that the ZAIS Financial board determines in good faith (after consultation with ZAIS Financial’s counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal and that its failure to take such actions would be inconsistent with the ZAIS Financial board’s duties under applicable law;
º	the ability of the ZAIS Financial board, under certain circumstances, to withdraw, modify or qualify its approval or recommendation of the merger agreement, the merger and the other transactions contemplated thereby (although the ZAIS Financial board cannot terminate the merger agreement to accept a superior proposal);
º	the size of the termination fee payable to Sutherland in such case (i) was reasonable in light of the overall terms of the merger agreement, as well as identical to the termination fee payable by Sutherland in corresponding circumstances, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal;
º	the fact that the issuance of shares of ZAIS Financial common stock in the Sutherland merger is subject to the approval of at least a majority of the votes cast on such matter by holders of ZAIS Financial common stock; and
º	the fact that the Sutherland merger will not be a taxable transaction to ZAIS Financial stockholders for U.S. federal income tax purposes.

The ZAIS Financial board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the mergers, including the following:

•	The risk that a different strategic alternative, including a liquidation, or a decision to pursue strategic alternatives at a later time could ultimately prove to have been more beneficial to ZAIS Financial’s stockholders than the proposed Sutherland merger;
•	The risk that ZAIS Financial stockholders will tender a greater number of shares than ZAIS Financial is permitted to purchase in the tender offer and that in this instance ZAIS Financial stockholders may seek to sell on the open market any shares not purchased in the tender offer, which could cause the price of the shares of the combined company to decline following the mergers;
•	The risk that the price of the shares of the combined company may decline after the completion of the mergers, regardless of the results of the tender offer;
•	The number of shares of ZAIS Financial common stock that will be issued in the Sutherland merger will increase if the adjusted book value per share of ZAIS Financial common stock declines in relation to the adjusted book value per share of Sutherland common stock prior to the determination date;
•	Under the terms of the merger agreement, certain adjustments will be made when computing ZAIS Financial’s adjusted book value, for purposes of determining the exchange ratio and the price per share paid in the tender offer, to deduct the value of goodwill and other intangible assets currently recorded on ZAIS Financial’s balance sheet and the payment of a termination fee to the Advisor pursuant to the Termination Agreement;
•	Under the terms of the merger agreement, in certain circumstances, the Sutherland board can withdraw, modify or qualify its recommendation that Sutherland stockholders vote in favor of the Sutherland merger, if failure to take such action would be inconsistent with the Sutherland directors’ duties under applicable law and after compliance with the other requirements set forth in the merger agreement (although the Sutherland board cannot terminate the merger agreement to accept a superior proposal);
•	Under the terms of the merger agreement, ZAIS Financial must pay Sutherland a termination fee of $4 million if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to ZAIS Financial’s stockholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction is available to ZAIS Financial;
•	The terms of the merger agreement place limitations on the ability of ZAIS Financial to solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an alternative acquisition proposal and to furnish non-public information to, or participate in negotiations with, a third party interested in pursuing an alternative business combination transaction, and that ZAIS Financial cannot terminate the merger agreement to accept a superior proposal;
•	Notwithstanding the likelihood of the mergers being completed, the risk that mergers may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the mergers and the effect such failure to be completed may have on the trading price of ZAIS Financial common stock, particularly in light of the costs incurred in connection with the proposed transaction;
•	The possibility that the proposed sale of ZAIS Financial’s re-performing whole mortgage loan portfolio, which is a condition to the completion of the mergers, may not be completed on a timely basis or at all, which may prevent completion of the mergers;
•	The potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

•	The obligations under the merger agreement regarding the restrictions on the operation of ZAIS Financial’s business during the period between the signing of the merger agreement and the completion of the mergers may delay or prevent ZAIS Financial from undertaking business opportunities that may arise or any other action it would otherwise take absent the pending completion of the mergers;
•	The combined company may not realize all the anticipated benefits of the merger within the expected timeframe or at all;
•	Risks associated with the transition of ZAIS Financial’s investment strategy from focusing on residential mortgage investments to those relating to commercial mortgages;
•	The potential risk that ZAIS Financial’s new advisor will lack historical experience and knowledge with regard to ZAIS Financial’s business;
•	The substantial transaction expenses arising from the mergers;
•	The potential risk that the market price of the shares of the combined company after the mergers may be affected by factors relating to the mergers, including the market impact of increased liquidity for former Sutherland stockholders;
•	The absence of appraisal rights for ZAIS Financial’s stockholders under Maryland law; and
•	The other factors described under “Risk Factors.”

In addition to considering the factors described above, the ZAIS Financial board considered the fact that some of ZAIS Financial’s directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of ZAIS Financial’s stockholders generally, as discussed under the heading “Interests of ZAIS Financial Directors and Executive Officers in the Mergers” beginning on page 159 of this joint proxy statement/prospectus.

The above discussion of the factors considered by the ZAIS Financial board is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by the ZAIS Financial board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the ZAIS Financial board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The ZAIS Financial board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with ZAIS Financial’s management and legal and financial advisors, overall considered these factors to be favorable to, and to support, its determination regarding the mergers, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

On May 9, 2016, ZAIS Financial entered into amendment No. 1 to the merger agreement and on August 4, 2016, ZAIS Financial entered into amendment No. 2 to the merger agreement, each of which makes certain clarifications and corrections to the terms of the merger agreement. These amendments to the merger agreement do not contain material changes in the assumptions underlying or the validity of the opinion, dated April 6, 2016, of Houlihan Lokey to the ZAIS Financial board as to the fairness, from a financial point of view, to ZAIS Financial of the exchange ratio provided for pursuant to the merger agreement. These amendments do not affect the determination by the ZAIS Financial board that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of ZAIS Financial and its stockholders and do not affect the approval by the ZAIS Financial board of the merger agreement.

This explanation of the ZAIS Financial board’s reasons for the mergers and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 96 of this joint proxy statement/prospectus.

For the reasons set forth above, the ZAIS Financial board unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of

ZAIS Financial and its stockholders and approved the merger agreement. The ZAIS Financial board unanimously recommends to ZAIS Financial’s stockholders that they vote “FOR” the proposal to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement.

Recommendation of the Sutherland Board and its Reasons for the Mergers

After careful consideration, the Sutherland board, by a unanimous vote of all directors, at a meeting held on April 5, 2016, approved the merger agreement and the transactions contemplated thereby, including the mergers, declared the Sutherland merger advisable and submitted the Sutherland merger to the Sutherland stockholders. In reaching its decision, the Sutherland board consulted with Sutherland’s senior management and Sutherland’s financial and legal advisors, and considered a number of factors that the Sutherland board believed supported its decision, including the following material factors:

•	Strategic and Financial Considerations. The Sutherland board believes that the mergers will provide a number of significant strategic and financial opportunities, including the following:
º	expanded capital base of the combined company redeployed in attractive small balance commercial real estate assets, which include newly originated and distressed legacy mortgages;
º	compelling risk-adjusted returns due to underserved and fragmented small balance commercial mortgage market;
º	access of the combined company to public markets expanding availability of capital at a lower cost;
º	fully integrated small balance commercial loan origination platform to drive future growth;
º	expected benefit to stockholders of the combined company from lower base management fees while incentive fee structure further aligns stakeholder interests; and
º	substantially increases the liquidity in the shares of the combined company common stock.
•	Opinion of Sutherland’s Financial Advisor. The Sutherland board considered the opinion of BofA Merrill Lynch, dated April 5, 2016, to the Sutherland board, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Sutherland common stock (other than ZAIS Financial and its affiliates), as more fully described below under “— Opinion of Financial Advisor to Sutherland.”
•	Familiarity with Business. The Sutherland board considered its knowledge of the business, operations, financial condition, earnings and prospects of ZAIS Financial and Sutherland, taking into account the results of Sutherland’s due diligence review of ZAIS, as well as its knowledge of the current and prospective environment in which ZAIS Financial and Sutherland operate, including economic and market conditions.
•	High Likelihood of Closing. The Sutherland board considered the commitment on the part of both parties to complete the business combination between ZAIS Financial and Sutherland pursuant to their respective obligations under the terms of the merger agreement and the resulting likelihood that the Sutherland stockholder approval needed to complete the Sutherland merger would be obtained in a timely manner. The Sutherland board also believed there was a greater certainty of completion of the Sutherland merger than an initial public offering.

The Sutherland board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the mergers, including the following:

•	the possibility that the mergers may not be completed, or that the closing may be unduly delayed, including because Sutherland stockholders may not approve the Sutherland merger or because of reasons beyond the control of Sutherland or ZAIS Financial;
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers and related transactions, including the opportunities to effect an initial public offering of shares of Sutherland common stock;

•	the substantial costs to be incurred in connection with the mergers and related transactions, including the costs of integrating the businesses of ZAIS Financial and Sutherland and the transaction expenses to be incurred in connection with the mergers and related transactions;
•	the restrictions on the conduct of Sutherland’s business between the date of the merger agreement and the date of the closing of the mergers;
•	the obligation of the combined company to pay to ZAIS Financial’s external advisor a termination fee of $8 million upon closing of the mergers;
•	the obligation of Sutherland to pay to ZAIS Financial a termination payment of $4 million if the merger agreement is terminated under certain circumstances; and
•	certain other factors described under “Risk Factors.”

In addition to considering the factors described above, the Sutherland board considered the fact that directors and/or officers of Sutherland may have interests in the transaction that are different from, or in addition to, the interests of Sutherland’s stockholders generally. See “— Interests of Sutherland Directors and Executive Officers in the Mergers” below.

The above discussion of the factors considered by the Sutherland board is not intended to be exhaustive, but does set forth the material factors considered by the Sutherland board. In reaching its determination, the Sutherland board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sutherland board considered all these factors as a whole, including its discussion with, and inquiry of, Sutherland’s management and financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination.

On May 9, 2016, Sutherland entered into amendment No. 1 to the merger agreement and on August 4, 2016, Sutherland entered into amendment No. 2 to the merger agreement, each of which makes certain clarifications and corrections to the terms of the merger agreement. These amendments to the merger agreement do not contain material changes in the assumptions underlying the opinion or the validity of the opinion, dated April 5, 2016, of BofA Merrill Lynch to the effect that, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken described in its opinion, the exchange ratio provided for in the Sutherland merger was fair, from a financial point of view, to holders of Sutherland common stock (other than ZAIS Financial and its affiliates). These amendments do not affect the determination by the Sutherland board that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of Sutherland and its stockholders and do not affect the approval by the Sutherland board of the merger agreement.

This explanation of the Sutherland board’s reasons for the mergers and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 96 of this joint proxy statement/prospectus.

For the reasons set forth above, the Sutherland board unanimously (i) determined that the terms of the mergers and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Sutherland and its stockholders, (ii) approved and declared advisable the mergers, and (iii) approved and adopted the merger agreement. The Sutherland board unanimously recommends that Sutherland stockholders vote FOR the merger proposal.

Opinion of Financial Advisor to ZAIS Financial

On April 6, 2016, Houlihan Lokey orally rendered its opinion to the ZAIS Financial board (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated April 6, 2016, to the ZAIS Financial board) to the effect that, as of such date and based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion, the exchange ratio provided for in the mergers was fair to ZAIS Financial from a financial point of view. For purposes of rendering its opinion, Houlihan Lokey calculated the exchange ratio based upon the adjusted book values of various assets of Sutherland and ZAIS Financial as of December 31, 2015, and Houlihan Lokey’s opinion does not reflect any changes to the exchange ratio which may result from changes in such book values after such date.

Houlihan Lokey’s opinion was directed to the ZAIS Financial board (in its capacity as such), addressed only the fairness, from a financial point of view and as of April 6, 2016, to ZAIS Financial of the exchange ratio provided for in the mergers and did not address any other portion, aspect or implication of the mergers, the related transactions or otherwise or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Lokey’s written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ZAIS Financial board, any security holder or any other party as to how to act or vote with respect to any matter relating to the mergers, any related transactions or otherwise (including whether or not to tender into the tender offer).

Houlihan Lokey’s opinion was rendered in connection with the execution of the original merger agreement on April 6, 2016 and did not take into account any amendments to the merger agreement following the date of the original merger agreement.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft dated April 4, 2016 of the merger agreement;
•	reviewed certain publicly available business and financial information relating to ZAIS Financial that Houlihan Lokey considered relevant, including certain publicly available research analyst estimates with respect to the future financial performance of ZAIS Financial;
•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Sutherland and ZAIS Financial that were made available to Houlihan Lokey by Sutherland and ZAIS Financial, including financial projections (and adjustments thereto) prepared by or discussed with the management of ZAIS Financial relating to GMFS;
•	spoke with certain members of the managements of Sutherland and ZAIS Financial and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Sutherland and ZAIS Financial, the mergers and related matters;
•	compared the financial and operating performance of Sutherland and ZAIS Financial with that of certain public companies that Houlihan Lokey deemed to be relevant;
•	reviewed the current and historical market prices for ZAIS Financial common stock and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and
•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including with respect to book values) furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of ZAIS Financial advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) for GMFS reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of GMFS, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there were no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Sutherland or ZAIS Financial since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the mergers would be satisfied without waiver thereof, and (d) the mergers would be consummated in a timely manner in accordance with the terms described in the merger agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of the ZAIS Financial board, that (1) the Sutherland merger would qualify as a tax-free transaction and that the partnership merger would have the tax consequences contemplated by the merger agreement, (2) that the Sutherland operating partnership units which are exchangeable into Sutherland common stock on a one-for-one basis, are economically equivalent to Sutherland common stock and (3) that the ZAIS operating partnership units which are exchangeable into ZAIS Financial common stock on a one-for-one basis are economically equivalent to ZAIS Financial common stock. Houlihan Lokey was advised by ZAIS Financial that each of Sutherland and ZAIS Financial have operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and Houlihan Lokey assumed, at the direction of the ZAIS Financial board, that the mergers would not adversely affect such status or operations of Sutherland or ZAIS Financial. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the mergers would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the mergers would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Sutherland or ZAIS Financial or otherwise have an effect on the mergers, Sutherland or ZAIS Financial or any expected benefits of the mergers that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of ZAIS Financial, that any adjustments to the exchange ratio pursuant to the merger agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft reviewed by Houlihan Lokey.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Sutherland, the Sutherland operating partnership, ZAIS Financial, the ZAIS operating partnership or any other party, nor, except for independent valuations of certain re-performing residential mortgage loans and mortgage servicing rights held by ZAIS Financial and certain assets held by Sutherland prepared by third parties, was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Sutherland, the Sutherland operating partnership, ZAIS Financial or the ZAIS operating partnership is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Sutherland, the Sutherland operating partnership, ZAIS Financial or the ZAIS operating partnership is or may be a party or is or may be subject. In reaching its conclusions, Houlihan Lokey did not perform a discounted cash flow analysis because (other than certain projections relating to, and provided by, GMFS) Houlihan Lokey was not provided with financial projections for ZAIS Financial or Sutherland.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. In particular, Houlihan Lokey’s analyses and opinion were based upon, among other things, information relating to book values of various assets of Sutherland or ZAIS Financial as of December 31, 2015 and does not reflect any changes to the exchange ratio which may result from changes in such book values after such date. Houlihan Lokey noted that the merger agreement provides that it is a condition to consummation of the mergers that ZAIS Financial complete the contemplated whole loan portfolio sale, and also contemplates that ZAIS Financial might also complete the contemplated sale of GMFS or the potential sale of certain mortgage securities and that ZAIS Financial will commence the tender offer prior to consummation of the mergers and

Houlihan Lokey did not consider, and its opinion did not address, the impact of any such transactions on the exchange ratio. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof. Houlihan Lokey did not express any opinion as to what the value of ZAIS Financial common stock or the ZAIS operating partnership units actually will be when issued pursuant to the mergers or the price or range of prices at which any securities (including ZAIS Financial common stock) may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the ZAIS Financial board (in its capacity as such) in connection with its evaluation of the mergers and may not be used for any other purpose without Houlihan Lokey’s prior written consent.

Houlihan Lokey was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the ZAIS Financial board, ZAIS Financial, the ZAIS operating partnership, their respective security holders or any other party to proceed with or effect the mergers, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the mergers or otherwise (other than the exchange ratio to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the mergers to the holders of any class of securities, creditors or other constituencies of ZAIS Financial or the ZAIS operating partnership, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available for ZAIS Financial, the ZAIS operating partnership or any other party, (v) the fairness of any portion or aspect of the mergers to any one class or group of ZAIS Financial’s, the ZAIS operating partnership’s or any other party’s security holders or other constituents vis-à-vis any other class or group of ZAIS Financial’s, the ZAIS operating partnership’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not ZAIS Financial, the ZAIS operating partnership, their respective security holders or any other party is receiving or paying reasonably equivalent value in the mergers, (vii) the solvency, creditworthiness or fair value of Sutherland, the Sutherland operating partnership, ZAIS Financial, the ZAIS operating partnership or any other participant in the mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the mergers, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the ZAIS Financial board, on the assessments by the ZAIS Financial board, ZAIS Financial, the ZAIS operating partnership, Sutherland, the Sutherland operating partnership and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to ZAIS Financial, the ZAIS operating partnership, Sutherland, the Sutherland operating partnership and the mergers or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.

In preparing its opinion to the ZAIS Financial board, Houlihan Lokey performed certain analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses or otherwise reviewed for comparative purposes is identical to ZAIS Financial or Sutherland and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of ZAIS Financial and Sutherland. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the ZAIS Financial board in evaluating the mergers. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio or of the views of the ZAIS Financial board, ZAIS Financial, Sutherland or any other party with respect to the mergers, any related transactions or the exchange ratio. Houlihan Lokey was not requested to, and it did not, recommend the specific exchange ratio payable in the mergers or any related transactions or that any given consideration constituted the only appropriate consideration for the mergers or any related transactions. The type and amount of consideration payable in the mergers and the related transactions were determined through negotiation between the ZAIS Financial board and Sutherland and the decision for ZAIS Financial to enter into the merger agreement and related documents was solely that of the ZAIS Financial board.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion, which were reviewed with the ZAIS Financial board on March 31, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Introduction

In evaluating ZAIS Financial and Sutherland from a financial perspective, Houlihan Lokey performed certain financial analyses more fully described below. For purposes of such analyses, Houlihan Lokey reviewed a number of financial and operating metrics, as applicable, including:

•	Price-to-book value multiple — generally, the relevant company’s closing stock price as of the date of the market data utilized as indicated below as a multiple of such company’s most recently reported common equity book value per share as of the date of the financial data utilized as indicated below.
•	Price-to-tangible-book value multiple — generally, the relevant company’s closing stock price as of the date of the market data utilized as indicated below as a multiple of such company’s most recently reported common equity tangible book value per share as of the date of the financial data utilized as indicated below.
•	Dividend yield — generally, the relevant company’s latest dividend per share on an annualized basis as of the date of the market data utilized as indicated below as a percentage of such company’s closing stock price as of the date of the market data utilized as indicated below.

For purposes of its analysis, Houlihan Lokey used an exchange ratio of 0.783 shares of ZAIS Financial common stock (or ZAIS operating partnership units, as applicable), per share of Sutherland common stock (or Sutherland operating partnership unit, as applicable) calculated by dividing the ZAIS Financial’s adjusted book value per share as of December 31, 2015 (after taking into account a $15 million reduction in aggregate book value as contemplated by the merger agreement) by Sutherland’s adjusted book value per share, in each case before transaction expenses and based upon information (including share counts) provided by ZAIS Financial and Sutherland, respectively. Houlihan Lokey noted

that the $15 million reduction in ZAIS Financial’s aggregate book value used in calculating the exchange ratio pursuant to the merger agreement indicated that, based upon book values as of December 31, 2015, the ZAIS Financial common stock was being valued at approximately 91.6% of book value or $18.29 per share for purposes of calculating the exchange ratio (an implied price-to-book value multiple of 0.916x) and that the Sutherland common stock was being valued at 100% of book value or $14.33 per share for purposes of calculating the exchange ratio.

Estimates and other information relating to ZAIS Financial relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on information made available to Houlihan Lokey by ZAIS Financial, including estimates of ZAIS Financial as to the net liquidation value of ZAIS Financial’s assets, certain publicly available research analyst estimates, public filings and other publicly available information for ZAIS Financial. Estimates and other information relating to Sutherland relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on information made available to Houlihan Lokey by Sutherland and certain publicly available information for Sutherland. Estimates and other information related to the selected REITs listed below were based on certain publicly available research analyst estimates, public filings and other publicly available information for those REITs.

Selected Public Companies Analysis — ZAIS Financial

In reviewing the financial performance of ZAIS Financial, Houlihan Lokey compared the estimated price-to-book value and price-to-tangible book value multiples and dividend yields of ZAIS Financial to such multiples for the following selected residential mortgage REITs, which we refer to as the “ZAIS Financial Selected REITs”:

•	AG Mortgage Investment Trust, Inc.
•	American Capital Mortgage Investment Corp.
•	Apollo Residential Mortgage, Inc.
•	Arlington Asset Investment Corp.
•	Chimera Investment Corporation
•	Dynex Capital, Inc.
•	Ellington Financial LLC
•	Five Oaks Investment Corp.
•	Invesco Mortgage Capital Inc.
•	JAVELIN Mortgage Investment Corp.
•	MFA Financial Inc.
•	New York Mortgage Trust, Inc.
•	PennyMac Mortgage Investment Trust
•	Two Harbors Investment Corp.

Although none of the ZAIS Financial Selected REITs is directly comparable to ZAIS Financial, the ZAIS Financial Selected REITs included were chosen because they are publicly traded REITs with certain financial and operating characteristics that, for purposes of analysis, may be considered similar to those of ZAIS Financial. Houlihan Lokey calculated multiples of price-to-book value and price-to-tangible book value and dividend yields based on the closing prices of ZAIS Financial common stock and the ZAIS Financial Selected

REITs as of March 28, 2016. This analysis indicated the following high, median, mean and low multiples and dividend yields for the ZAIS Financial Selected REITs, as compared to the corresponding multiple and dividend yield for ZAIS Financial:

ZAIS Financial Selected REITs	Price-to-book value multiple	Price-to-tangible book value multiple	Latest Quarter Analyzed Dividend Yield
High	0.88 x	0.89 x	21.0%
Mean	0.75 x	0.75 x	14.1%
Median	0.75 x	0.75 x	13.8%
Low	0.56 x	0.56 x	11.0%
ZAIS Financial	0.76 x	0.87 x	10.5%

Based in part upon the price-to-book value multiples of the ZAIS Financial Selected REITs described above and taking into account its professional judgment and experience, Houlihan Lokey applied price-to-book value multiples of 0.65x to 0.85x to ZAIS Financial’s December 31, 2015 book value of approximately $177.8 million to derive a range of implied total equity value of ZAIS Financial of approximately $115.6 million to $151.1 million and, taking into account an assumed 8,897,800 shares of ZAIS Financial common stock on a fully diluted basis (based on information provided by ZAIS Financial management), a range of implied values per share of ZAIS Financial common stock of approximately $12.99 to $16.98.

Selected Transactions Analysis — ZAIS Financial

Houlihan Lokey reviewed publicly available information relating to the three transactions described in the table below involving publicly traded residential mortgage REITs, which we refer to as the “ZAIS Financial Selected Transactions.” Although none of the ZAIS Financial Selected Transactions is directly comparable to the mergers, the companies that participated in the ZAIS Financial Selected Transactions are such that, for purposes of analysis, the ZAIS Financial Selected Transactions may be considered similar to the mergers.

With respect to each selected transaction and based on publicly available information, Houlihan Lokey reviewed, among other things, the deal value, as a percentage of book value or net asset value of the target as set forth in the following table:

Date Announced	Target	Acquirer	Deal Value/Book Value or Net Asset Value
03/02/16	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT, Inc.		87.0%
02/26/16	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.		89.3%
04/06/15	Home Loan Servicing Solutions, Ltd.	New Residential Investment Corp.		94.0%
			Mean	90.1%
			Median	89.3%

Based in part upon the deal value-to-book value/net asset value multiples of the ZAIS Financial Selected Transactions described above and taking into account its professional judgment and experience, Houlihan Lokey applied deal value-to-book value multiples of 0.85x to 0.95x to ZAIS Financial’s December 31, 2015 book value of $177.8 million to derive a range of implied total equity value of ZAIS Financial of approximately $151.1 million to $168.9 million and, taking into account an assumed 8,897,800 shares of ZAIS Financial common stock on a fully diluted basis (based on information provided by ZAIS Financial management), a range of implied values per share of ZAIS Financial common stock of approximately $16.98 to $18.98.

Net Liquidation Value Analysis — ZAIS Financial

Houlihan Lokey evaluated the net liquidation value of ZAIS Financial by comparing the low to high estimates of ZAIS Financial’s management as to the net liquidation value of ZAIS Financial to the 0.916x price-to-book value multiple for the ZAIS Financial common stock underlying the calculation of the exchange ratio based on ZAIS Financial’s book value as of December 31, 2015. ZAIS Financial management’s estimates as to the net liquidation value of ZAIS Financial were based on ZAIS Financial’s common equity book value (as of December 31, 2015) less (i) the estimated cost of liquidating ZAIS Financial’s assets and liabilities and (ii) estimated transaction-related adjustments and expenses, excluding both any termination fee payable to ZAIS Financial’s advisor and potential losses related to the GMFS tolling agreement. Houlihan Lokey observed the following overall low to high estimates of ZAIS Financial’s management as to the net liquidation value of ZAIS Financial as a multiple of ZAIS Financial’s common equity book value (as of December 31, 2015), as compared to the price-to-book value multiple (before transaction expenses) underlying the calculation of the exchange ratio based on ZAIS Financial’s book value as of December 31, 2015:

Estimated Net Liquidation Value Range	Price-to-Book Value Multiple (Mergers)
0.523x – 0.772x	0.916 x

Houlihan Lokey noted that such net liquidation value range indicated an approximate implied per share equity value reference range for ZAIS Financial based on ZAIS Financial’s common equity book value per share (as of December 31, 2015) of approximately $10.44 to $15.42, as compared to the implied value of $18.29 per share attributed to the ZAIS Financial common stock utilized for purposes of calculating the exchange ratio based on book values as of December 31, 2015.

At the request of ZAIS Financial, Houlihan Lokey also reviewed liquidation scenarios for ZAIS Financial based on information provided by management of ZAIS Financial assuming that GMFS was placed into a liquidating trust and sold at a future date. Taking into account these assumptions, and assuming a discount rate of 14.2% (derived by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for ZAIS Financial and the following mortgaging originator/servicers, Ocwen Financial Corp, Nationstar Mortgage Holdings Inc., Walter Investment Management Corp, PHH Corporation, Stonegate Mortgage Corporation and PennyMac Financial Services, Inc.), Houlihan Lokey noted that the liquidation value of ZAIS Financial ranged from a low of 55.6% of book value as of December 31, 2015 to a high of 80.5% of book value as of December 31, 2015.

Other ZAIS Financial Market Perspectives.  Houlihan Lokey also observed the following market perspectives:

•	the historical trading performance of ZAIS Financial common stock during the one-year period ended March 28, 2016, which indicated overall low to high observed intraday prices of ZAIS Financial common stock during such period of $12.63 to $19.00 per share, as compared to the closing price of ZAIS Financial common stock of $15.25 per share on March 28, 2016;
•	the historical closing price-to-book value multiples and dividend yields of ZAIS Financial during the one-year period ended March 28, 2016, which indicated overall low to high closing price-to-book value multiples of ZAIS Financial during such period of approximately 0.60x to 0.89x (with a mean of approximately 0.73x), as compared to the price-to-book value multiple of ZAIS Financial on March 28, 2016 of approximately 0.76x, and overall low to high observed dividend yields during such period of approximately 8.9% to 12.6% (with a mean of approximately 10.5%), as compared to the dividend yield of ZAIS Financial on March 28, 2016 of approximately 10.5%;
•	the historical closing price-to-book value multiples of the ZAIS Financial Selected REITs during the three-year period ended March 28, 2016, which indicated overall low to high closing price-to-book value multiples of the ZAIS Financial Selected REITs during such period of approximately 0.65x to 1.16x (with a mean and median of approximately 0.89x and 0.91x, respectively), as compared to range of closing price-to-book value multiples of ZAIS Financial during such period of approximately 0.61x to 0.96x (with a mean and median of approximately 0.80x and 0.81x, respectively);
•	undiscounted publicly available equity research analysts’ stock price targets and calendar year 2016 operating income per share (adjusted for selected non-cash charges), dividends per share and common equity book value per share targets for ZAIS Financial, which indicated overall low to high observed stock price targets of $16.00 to $18.00 per share, overall low to high observed calendar year 2016 adjusted operating income per share targets of $0.62 to $1.91 per share, overall low to high observed calendar year 2016 dividends per share targets of $0.80 to $1.60 per share and overall low to high observed calendar year 2016 common equity book value per share targets of $17.63 to $23.60 per share.

Selected Public Companies Analysis — Sutherland

In reviewing the financial performance of Sutherland, Houlihan Lokey compared the estimated price-to-book value and price-to-tangible book value multiples and dividend yields of the following six tier 1 commercial mortgage REITs (the “Sutherland Selected Tier 1 REITs”) and the following three tier 2 commercial mortgage REITs (the “Sutherland Selected Tier 2 REITs” and, together with the Sutherland Selected Tier 1 REITs, the “Sutherland Selected REITs”):

Sutherland Selected Tier 1 REITs:
•	Apollo Commercial Real Estate Finance, Inc.
•	Ares Commercial Real Estate Corporation
•	Colony Capital, Inc.
•	Hannon Armstrong Sustainable Infrastructure Capital, Inc.
•	Ladder Capital Corp
•	Starwood Property Trust, Inc.
Sutherland Selected Tier 2 REITs:
•	Arbor Realty Trust, Inc.
•	Blackstone Mortgage Trust, Inc.
•	CYS Investments, Inc.

Although none of the Sutherland Selected REITs is directly comparable to Sutherland, the Sutherland Selected REITs included were chosen because they are publicly traded REITs with certain financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Sutherland. Houlihan Lokey calculated multiples of price-to-book value, price-to-tangible book value and dividend yields based on the closing prices of the common stock of the Sutherland Selected REITs as of March 28, 2016. This analysis indicated the following high, median, mean and low multiples and dividend yields for the Sutherland Selected REITs:

Sutherland Selected REITs	Price-to-book value multiple	Price-to-tangible book value multiple	Latest Quarter Analyzed Dividend Yield
Tier 1
High	1.51 x	1.73 x	11.2%
Mean	0.98 x	1.18 x	9.4%
Median	0.92 x	1.11 x	9.6%
Low	0.68 x	0.78 x	6.6%
Tier 2
High	1.02 x	1.01 x	13.1%
Mean	0.86 x	0.86 x	10.4%
Median	0.85 x	0.85 x	9.2%
Low	0.72 x	0.73 x	8.9%
Tiers 1 & 2
Mean	0.94 x	1.07 x	9.8%
Median	0.85 x	1.01 x	9.5%

Based in part upon the price-to-book value multiples of the Sutherland Selected REITs described above and taking into account its professional judgment and experience, Houlihan Lokey applied price-to-book value multiples of 0.85x to 1.05x to Sutherland’s December 31, 2015 book value of $480.2 million to derive a range of implied total equity value of Sutherland of approximately $408.2 million to $504.2 million and, taking into account an assumed 33,518,390 shares of Sutherland common stock on a fully diluted basis (based on information provided by Sutherland management), a range of implied values per share of Sutherland common stock of approximately $12.18 to $15.04.

Houlihan Lokey noted that Sutherland’s dividend yield would be 9.4% assuming a value per share of Sutherland common stock equal to book value per share as of September 30, 2015.

Selected Transactions Analysis — Sutherland

Houlihan Lokey reviewed publicly available information relating to the mergers described in the tables below involving recent publicly traded residential mortgage REITs and publicly traded commercial property REITs, which we refer to collectively as the “Sutherland Selected Transactions.” Although none of the Sutherland Selected Transactions is directly comparable to the mergers, the companies that participated in the Sutherland Selected Transactions are such that, for purposes of analysis, the Sutherland Selected Transactions may be considered similar to the mergers. Houlihan Lokey noted that because there had not been any recent commercial mortgage REIT transactions, Houlihan Lokey considered both residential mortgage REIT transactions and commercial property REIT transactions when selecting ranges of multiples for commercial mortgage REITs.

With respect to each selected transaction and based on publicly available information, Houlihan Lokey reviewed, among other things, the deal value, as a percentage of book value or net asset value of the target as set forth below.

Residential Mortgage REIT Transactions:

Date Announced	Target	Acquirer	Deal Value/Book Value or Net Asset Value
03/02/16	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT, Inc.		87.0%
02/26/16	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.		89.3%
04/06/15	Home Loan Servicing Solutions, Ltd.	New Residential Investment Corp.		94.0%
			Mean	90.1%
			Median	89.3%
Commercial Property REIT Transactions:

Date Announced	Target	Acquirer	Deal Value/Book Value or Net Asset Value
10/31/14	AmREIT, Inc.	EDENS Investment Trust		116.3%
09/16/14	Glimcher Realty Trust	Washington Prime Group Inc.		120.7%
12/19/13	BRE Properties Inc.	Essex Property Trust, Inc.		96.9%
10/23/13	Cole Real Estate Investments, Inc.	American Realty Capital Properties, Inc.		123.0%
06/03/13	Colonial Properties Trust	Mid-America Apartment Communities, Inc.		91.6%
05/28/13	CapLease, Inc.	American Realty Capital Properties, Inc.		116.9%
04/25/13	MPG Office Trust Inc.	Brookfield DTLA Fund Office Trust Investor, Inc.		109.4%
01/22/13	Spirit Realty Capital, Inc.	Cole Credit Property Trust II, Inc.		104.6%
			Mean	109.9%
			Median	112.8%

Based in part upon the deal value-to-book value/net asset value multiples of Sutherland Selected Transactions described above and taking into account its professional judgment and experience, Houlihan Lokey applied deal value-to-book value/net asset value multiples of 0.90x to 1.10x to Sutherland’s December 31, 2015 book value of $480.2 million to derive a range of implied total equity value of Sutherland of approximately $432.2 million to $528.2 million and, taking into account an assumed 33,518,390 shares of Sutherland common stock on a fully diluted basis (based on information provided by Sutherland management), a range of implied values per share of Sutherland common stock of approximately $12.89 to $15.76.

Relative Value Analysis

Houlihan Lokey calculated ranges of implied exchange ratios for the mergers based upon the selected public companies analyses and selected transaction analyses described above. The higher ratio assumes the lowest implied value per share of Sutherland common stock and the lowest implied value per share of ZAIS Financial common stock and the lower ratio assumes the lowest implied value per share of Sutherland common stock and the highest implied value per share of ZAIS Financial common stock. The results of this analysis are summarized as follows:

Range of Implied Common Stock Exchange Ratios
Selected Companies	0.717x – 1.158x
Selected Transactions	0.679x – 0.928x

Houlihan Lokey noted that the exchange ratio would be 0.783x shares of ZAIS Financial common stock per share of Sutherland common stock based upon book values as of December 31, 2015.

Other Information — ZAIS Financial and Sutherland

Houlihan Lokey also reviewed, for informational purposes, an illustrative sensitivities overview of the potential pro forma financial effect of the mergers on the implied value per share of ZAIS Financial common stock both with and without taking into account the tender offer. Houlihan Lokey compared the range of implied values per share of ZAIS Financial common stock of $12.99 to $16.98 derived pursuant to the selected companies analysis described above to ranges of implied value per share of the combined company derived by applying multiples of price-to-book value per share of 0.85x to 1.05x to pro forma book value of the combined company as of December 31, 2015 and dividing by the number of shares outstanding on a pro forma basis with and without taking into account the tender offer. Without taking into account the tender offer, this analysis resulted in a range of implied value per share of common stock of the combined company of approximately $15.26 to $18.85. Assuming a cash tender offer at a price per share equal to 95% of pro forma combined company book value per share without taking into account transaction fees and after taking into account termination of ZAIS Financial’s existing management agreement and an approximately $4 million transaction related adjustment, this analysis resulted in a range of implied value per share of common stock of the combined company of approximately $15.35 to $18.96. The foregoing analysis did not take into account potential adjustments to the tender offer price per share based on expenses and reserves associated with certain litigation relating to the mergers because no information relating to such expenses and potential reserves was available to Houlihan Lokey at the time.

Other Matters

Houlihan Lokey was engaged by ZAIS Financial to act as its financial advisor in connection with the mergers and provide financial advisory services, including an opinion to the ZAIS Financial board as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the mergers. ZAIS Financial engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey’s engagement letter with ZAIS Financial, ZAIS Financial has paid Houlihan Lokey $750,000 in retainer fees in connection with its engagement and a fee of $450,000 in connection with delivery of Houlihan Lokey’s opinion. ZAIS Financial has also agreed to pay Houlihan Lokey an additional fee upon consummation of the mergers, currently estimated to be approximately $1,250,000 based upon book values as of December 31, 2015. In addition, on June 14, 2016, ZAIS Financial paid Houlihan Lokey an additional fee of approximately $179,000 as a result of the completion of the whole loan portfolio sale. ZAIS Financial also has agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, ZAIS Financial, Sutherland or any other party that may be involved in the mergers or any related transactions and their respective affiliates or any currency or commodity that may be involved in the mergers or any related transactions.

Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to Sutherland and ZAIS Financial, for which Houlihan Lokey has received compensation, including, among other things, having acted as financial advisor to ZAIS Financial in connection with its acquisition of GMFS, which transaction closed in October 2014. Houlihan Lokey and certain of its affiliates received aggregate fees for such services from ZAIS Financial and its affiliates of approximately $600,000 in the two years preceding the date of Houlihan Lokey’s opinion and aggregate fees for such services from Sutherland and its affiliates of approximately $50,000 during such period. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Sutherland, ZAIS Financial, other participants in the mergers or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Waterfall, other participants in the mergers or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Waterfall, other participants in the mergers or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Sutherland, ZAIS Financial, other participants in the mergers or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain ZAIS Financial Unaudited Prospective Financial Information

ZAIS Financial does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, ZAIS Financial provided its financial advisor, Houlihan Lokey, with certain nonpublic unaudited prospective financial information regarding GMFS prepared by GMFS’s management that was considered by Houlihan Lokey for the purpose of preparing its fairness opinion, as described in this joint proxy statement/prospectus under the heading “— Opinion of Financial Advisor to ZAIS Financial” beginning on page 130. The nonpublic unaudited prospective financial information is included in this joint proxy statement/prospectus solely to give stockholders access to information that was made available to ZAIS Financial’s financial advisor in connection with the preparation of its fairness opinion, and is not included in this joint proxy statement/prospectus in order to influence any stockholder to make any investment or voting decision with respect to the merger.

The nonpublic unaudited prospective financial information was not prepared with a view toward public disclosure or soliciting proxies, nor was it prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, this non-public unaudited prospective financial information was used by ZAIS Financial as one of the inputs for purposes of determining the estimated contingent consideration related to GMFS which is recorded in ZAIS Financial’s financial statements. In addition, neither ZAIS Financial’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the nonpublic unaudited prospective financial information provided to Houlihan Lokey for purposes of preparing its fairness opinion, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ZAIS Financial contained in ZAIS Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to ZAIS Financial’s historical financial statements. It does not extend to the nonpublic unaudited prospective financial information and should not be read to do so.

Although presented with numerical specificity, the nonpublic unaudited prospective financial information reflects numerous assumptions and estimates of management that management believed were reasonable at the time the nonpublic unaudited prospective financial information was prepared, taking into account the relevant information available to management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions affecting the industry in which GMFS operates, future business decisions that may not be realized and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 32 and 96, respectively, and in ZAIS Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, all of which are difficult to predict and many are beyond the control of ZAIS Financial and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions and estimates would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, the nonpublic unaudited prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

Furthermore, the nonpublic unaudited prospective financial information does not necessarily reflect management’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that were made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the nonpublic unaudited prospective financial information set forth below does not give effect to the merger nor does it take into account the effect of any failure of the merger to occur or any potential actions that management could or might have taken during these time periods, and should not be viewed as accurate in those contexts. In sum, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The inclusion of the nonpublic unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an admission or representation that ZAIS Financial or its financial advisor or any other person considered, or now considers, this information to be material or necessarily predictive of actual future results or events, and it should not be relied upon as such. All nonpublic unaudited prospective financial information should be evaluated in conjunction with ZAIS Financial’s reported financial results and the risk factors with respect to the business of ZAIS Financial and GMFS. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 96 and “Where You Can Find More Information and Incorporation by Reference” beginning on page 342. As a result, neither ZAIS Financial nor any of its affiliates, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the financial projections set forth below, and, except as may be required by applicable securities laws, none of them intends to, and each of them expressly disclaims any obligation to, update or otherwise revise or reconcile the nonpublic unaudited prospective financial information to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or estimates underlying such nonpublic unaudited prospective financial information are shown to be in error or are no longer appropriate (even in the short term).

The following table presents selected nonpublic unaudited prospective financial information regarding GMFS based on the factors discussed above:

	Year Ending December 31,
	2016E	2017E	2018E
	(in thousands)
Net Income(1)	$6,636	$8,392	$9,975
Adjusted Net Income – non-U.S. GAAP(2)	$9,558	$11,378	$13,043
Book Value (as of period end)	$72,943	$81,335	$91,310

(1)	Net Income as provided by GMFS and adjusted to take into account certain incremental expenses that would be expected to be incurred by GMFS if it were a stand-alone, publically traded corporation. These incremental expenses include management fees and public company expenses, including additional legal fees (collectively, the “Assumed Stand-Alone Incremental Expenses”), and assumes a 35% effective tax rate.
(2)	Adjusted Net Income — non-U.S. GAAP was calculated as income before provision for income taxes, excluding the Assumed Stand-Alone Incremental Expenses defined in (1) above, less provision for income taxes (at an assumed 35% effective tax rate).

The following is a reconciliation of the Adjusted Net Income-non U.S. GAAP to Net Income:

	Year Ending December 31,
	2016E	2017E	2018E
	(in thousands)
Adjusted Net Income, non-U.S. GAAP, before income taxes	$14,704	$17,505	$20,066
Income tax expense	5,146	6,127	7,023
Adjusted Net Income, non-U.S. GAAP	9,558	11,378	13,043
Less – Assumed Stand-Alone Incremental Expenses:
Management fees	(995)	(1,094)	(1,220)
Public company expenses	(3,500)	(3,500)	(3,500)
	(4,495)	(4,594)	(4,720)
Income tax benefit	1,573	1,608	1,652
Assumed Stand-Alone Incremental Expenses, net of taxes	(2,922)	(2,986)	(3,068)
Net Income	$6,636	$8,392	$9,975

GMFS is a limited liability company and does not report income net of income taxes under U.S. GAAP. Therefore an estimated corporate tax rate of 35% was applied in this prospective financial information.

As used in this section of the joint proxy statement/prospectus, Adjusted Net Income is a Non-U.S. GAAP financial measure within the meaning of Regulation G promulgated by the SEC that was used by Houlihan Lokey solely in connection with the preparation of its fairness opinion, as described in this joint proxy statement/prospectus under the heading “— Opinion of Financial Advisor to ZAIS Financial” beginning on page 130. Non-U.S. GAAP financial measures should not be considering in isolation from, or as a substitute for, and should be reviewed in conjunction with, financial information presented in accordance with GAAP. Further, non-GAAP financial measures used by ZAIS Financial or GMFS may not be comparable to similarly titled financial measures used by Sutherland or other companies.

Opinion of Financial Advisor to Sutherland

Sutherland has retained BofA Merrill Lynch to act as Sutherland’s financial advisor in connection with the Sutherland merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Sutherland selected BofA Merrill Lynch to act as Sutherland’s financial advisor in connection with the Sutherland merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Sutherland merger, its reputation in the investment community and its familiarity with Sutherland and its business.

On April 5, 2016, at a meeting of the Sutherland board held to evaluate the mergers, BofA Merrill Lynch delivered to the Sutherland board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 5, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken described in its opinion, the exchange ratio provided for in the Sutherland merger was fair, from a financial point of view, to holders of Sutherland common stock (other than ZAIS Financial and its affiliates).

The full text of BofA Merrill Lynch’s written opinion to the Sutherland board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Sutherland board for the benefit and use of the Sutherland board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Sutherland or in which Sutherland might engage or as to the underlying business decision of Sutherland to proceed with or effect the mergers. BofA Merrill Lynch’s opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter.

BofA Merrill Lynch’s opinion was rendered in connection with the execution of the original merger agreement on April 6, 2016 and did not take into account any amendments to the merger agreement following the date of the original merger agreement.

In connection with rendering its opinion, BofA Merrill Lynch:

i.	reviewed certain publicly available business and financial information relating to Sutherland and ZAIS Financial;
ii.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sutherland furnished to or discussed with BofA Merrill Lynch by the management of Sutherland, including certain financial forecasts relating to Sutherland prepared by the management of Sutherland (such forecasts, “Sutherland Forecasts”);
iii.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ZAIS Financial furnished to or discussed with BofA Merrill Lynch by the management of Sutherland, including certain financial forecasts relating to ZAIS Financial pro forma for completion of the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger prepared by the management of Sutherland (such forecasts, “Sutherland-ZAIS Remain Co. Forecasts”);
iv.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ZAIS Financial furnished to or discussed with BofA Merrill Lynch by the management of Sutherland, including certain forecasts relating to ZAIS Mortgage, LLC pro forma for completion of the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger prepared by the management of Sutherland (such forecasts, “Sutherland-ZAIS Mortgage Business Forecasts”);
v.	discussed the past and current business, operations, financial condition and prospects of Sutherland with members of senior managements of Sutherland and ZAIS Financial, and discussed the past and current business, operations, financial condition and prospects of ZAIS Financial with members of senior managements of Sutherland and ZAIS Financial;

vi.	compared certain financial terms of the mergers to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant; and
vii.	reviewed a draft, dated April 2, 2016, of the merger agreement (the “Draft Agreement”).

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the managements of Sutherland and ZAIS Financial that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sutherland Forecasts, BofA Merrill Lynch was advised by Sutherland, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of Sutherland. With respect to the Sutherland-ZAIS Remain Co. Forecasts, BofA Merrill Lynch was advised by Sutherland, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of ZAIS Financial pro forma for completion of the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger. With respect to the Sutherland-ZAIS Mortgage Business Forecasts, BofA Merrill Lynch was advised by Sutherland, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of ZAIS Mortgage, LLC pro forma for completion of the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger. BofA Merrill Lynch did not make nor was it provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sutherland or ZAIS Financial, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Sutherland or ZAIS Financial. BofA Merrill Lynch did not evaluate the solvency or fair value of Sutherland or ZAISS Financial under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Sutherland, that the Sutherland merger, the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Sutherland merger, the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Sutherland, ZAIS Financial or the contemplated benefits of the Sutherland merger, the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger. BofA Merrill Lynch also assumed, at the direction of Sutherland, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch also assumed, at the direction of Sutherland, that there would be no liabilities arising out of any claims related to historical mortgage loan sales in excess of the representation and warranty reserves currently reflected on ZAIS Financial’s financial statements.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Sutherland merger, the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger (other than the exchange ratio provided for in the Sutherland merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Sutherland merger, the whole loan portfolio sale, the tender offer, the $8,000,000 termination payment due to ZAIS Financial’s advisor and the partnership merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio provided for in the Sutherland merger and no opinion or view was expressed with respect to any consideration received in connection with the Sutherland merger, the tender offer or the partnership merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Sutherland merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Sutherland merger in comparison to other strategies or transactions that might be available to Sutherland or in which Sutherland might engage or as to the underlying business decision of Sutherland to proceed with or effect the Sutherland merger. BofA Merrill Lynch did not express any opinion as to what the value of ZAIS Financial common stock actually will be when issued or the prices at which Sutherland operating partnership units, the ZAIS operating partnership units, Sutherland common stock or ZAIS Financial common stock will trade at any time, including following announcement or consummation of the mergers. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Sutherland merger or any related matter and BofA Merrill Lynch expressed no opinion or recommendation as to how any partnership unit holder should vote or act in connection with the partnership merger or any related matter. Except as described above, Sutherland imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Sutherland board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses.

Selected Publicly Traded Companies Analysis.

Sutherland.  BofA Merrill Lynch reviewed publicly available financial and stock market information for Sutherland and the following three publicly traded companies in the Commercial Mortgage REIT sector that, in the professional judgment of BofA Merrill Lynch, have businesses that for the purposes of this analysis may be considered similar to those of Sutherland:

•	Colony Capital, Inc.
•	Ladder Capital Corp
•	Ares Commercial Real Estate Corporation

Using publicly available company filings and FactSet as of April 4, 2016, BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on April 4, 2016, of the selected publicly traded companies as a multiple of their most recent quarter’s book value per share. BofA Merrill Lynch then applied a range of most recent quarter book value per share multiples of 0.77x to 0.83x, derived from the selected publicly traded companies, to Sutherland’s December 31, 2015 Sutherland Adjusted Book Value Per Share (as defined in the merger agreement), calculated using information provided by Sutherland management. This analysis indicated the following implied per share equity value range for Sutherland:

Implied Per Share Equity Value Range for Sutherland
$10.90 – $11.80

ZAIS Financial.  BofA Merrill Lynch reviewed publicly available financial and stock market information for ZAIS Financial and the following four publicly traded companies in the Mortgage Finance sector that, in the professional judgment of BofA Merrill Lynch, have businesses that for the purposes of this analysis may be considered similar to those of ZAIS Financial:

•	Nationstar Mortgage Holdings, Inc.
•	PennyMac Financial Services, Inc.
•	Impac Mortgage Holdings, Inc.
•	Stonegate Mortgage Corporation

Using publicly available company filings, SNL Financial and FactSet as of April 4, 2016, BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on April 4, 2016, of the selected publicly traded companies as a multiple of their most recent quarter’s book value per share. BofA Merrill Lynch then applied a range of most recent quarter book value multiples of 0.57x to 1.26x, derived from the selected publicly traded companies, to ZAIS Financial’s December 31, 2015 Company Adjusted Book Value Per Share (as defined in the merger agreement), calculated using information provided by Sutherland management. This analysis indicated the following implied per share equity value range for ZAIS Financial:

Implied Per Share Equity Value Ranges for ZAIS Financial
$10.20 – $22.59

Implied Exchange Ratio.  Using the implied per share equity value reference ranges calculated for each of Sutherland and ZAIS Financial using the Selected Publicly Traded Companies Analysis, BofA Merrill Lynch calculated a range of implied exchange ratios. By dividing Sutherland’s high-end implied per share equity value by ZAIS Financial’s low-end implied per share equity value and by dividing Sutherland’s low-end implied per share equity value by ZAIS Financial’s high-end implied per share equity value, BofA Merrill Lynch calculated the following range of implied exchange ratios:

Implied Exchange Ratios
0.4825 – 1.1573

No company used in these analyses is identical or directly comparable to Sutherland or ZAIS Financial. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Sutherland or ZAIS Financial was compared.

Discounted Cash Flow Analysis.

Sutherland.  BofA Merrill Lynch performed a discounted cash flow analysis of Sutherland to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sutherland was forecasted to generate during the time period from Sutherland’s 2016E fourth-quarter through its 2021E third-quarter, based on the Sutherland Forecasts. BofA Merrill Lynch calculated terminal values for Sutherland by applying terminal book value multiples of 0.77x to 0.83x to Sutherland’s 2021E third-quarter book value. The cash flows and terminal values were then discounted to present value as of September 30, 2016 using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of Sutherland’s weighted average cost of capital. This analysis indicated the following implied per share equity value range for Sutherland:

Implied Per Share Equity Value Range for Sutherland
$10.74 – $12.23

ZAIS Financial.  BofA Merrill Lynch performed a discounted cash flow analysis of ZAIS Financial to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ZAIS Financial was forecasted to generate during the time period from ZAIS Financial’s 2016E fourth-quarter through its 2021E third-quarter, based on the Sutherland-ZAIS Remain Co. Forecasts. BofA Merrill Lynch calculated terminal values for ZAIS Financial by applying terminal book value multiples of 0.57x to 1.26x to ZAIS Financial’s 2021E third-quarter book value. The cash flows and terminal values were then discounted to present value as of September 30, 2016 using discount rates ranging from 11.5% to 13.0%, which were based on an estimate of ZAIS Financial’s weighted average cost of capital. This analysis indicated the following implied per share equity value range for ZAIS Financial:

Implied Per Share Equity Value Range for ZAIS Financial
$13.96 – $22.62

Implied Exchange Ratio.  Using the implied per share equity value reference ranges calculated for each of Sutherland and ZAIS Financial using the Discounted Cash Flow Analysis, BofA Merrill Lynch calculated a range of implied exchange ratios. By dividing Sutherland’s high-end implied per share equity value by ZAIS Financial’s low-end implied per share equity value and by dividing Sutherland’s low-end implied per share equity value by ZAIS Financial’s high-end implied per share equity value, BofA Merrill Lynch calculated the following range of implied exchange ratios:

Implied Exchange Ratios
0.4748 – 0.8761

Has/Gets Analysis

In rendering its opinion, BofA Merrill Lynch also reviewed and considered a has/gets analysis. Under this analysis, BofA Merrill Lynch compared the implied aggregate value of Sutherland common stock before the Sutherland merger, representing 100% of the value of Sutherland, to the implied aggregate value of Sutherland common stock after the Sutherland merger, representing 84% of the value of each component part of the surviving company. Using publicly available company filings, SNL Financial and FactSet as of April 4, 2016, the Sutherland Forecasts and the Sutherland-ZAIS Remain Co. Forecasts, BofA Merrill Lynch calculated a range of the implied aggregate value of the Sutherland common stock both before and after the Sutherland merger using two valuation techniques: (1) price to book value multiples and (ii) discounted cash flows analysis. For the price to book value multiples, BofA Merrill Lynch used the same price to book value multiples as those used in the Selected Publicly Traded Companies Analysis above. For the discounted cash flows analysis, BofA Merrill Lynch used the same discount rates and terminal price to book value multiples as those used in the Discounted Cash Flows Analysis above. BofA Merrill Lynch calculated the low end of the post-Sutherland merger range of implied aggregate value of Sutherland common stock for each valuation technique by adding 84% of the low valuation bounds of the respective Sutherland and ZAIS Financial component parts of the surviving company derived from each respective valuation technique. BofA Merrill Lynch calculated the high end of the post-Sutherland merger range of implied aggregate value of Sutherland common stock for each valuation technique by adding 84% of the high valuation bounds of the respective Sutherland and ZAIS Financial component parts of the surviving company derived from each respective valuation technique. This analysis indicated the following ranges of implied aggregate value of Sutherland common stock:

Implied Aggregate Value of Sutherland Common Stock

Pre-Merger:
	Price to Book Value Multiples	$368 – $399
	Discounted Cash Flows Analysis	$362 – $413
Post-Merger:
	Price to Book Value Multiples	$343 – $421
	Discounted Cash Flows Analysis	$354 – $434

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Sutherland board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sutherland and ZAIS Financial. The estimates of the future performance of Sutherland and ZAIS Financial in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the Sutherland board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Sutherland or ZAIS Financial.

The type and amount of consideration payable in the Sutherland merger was determined through negotiations between Sutherland and ZAIS Financial, rather than by any financial advisor, and was approved by the Sutherland board. The decision to enter into the merger agreement was solely that of the Sutherland board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Sutherland board in its evaluation of the proposed Sutherland merger and should not be viewed as determinative of the views of the Sutherland board or management with respect to the mergers or the exchange ratio.

Sutherland has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of $3.0 million, comprised of (i) a fee of $750,000 in respect of each opinion provided by BofA Merrill Lynch and (ii) a fee of $3.0 million, payable immediately prior to or upon the closing of a transaction, with any fees previously paid pursuant to the immediately preceding clause (i) deducted, without duplication, from the fee paid pursuant to this clause (ii) Sutherland also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Sutherland, ZAIS Financial and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to certain affiliates of Sutherland and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities of certain affiliates of Sutherland, (ii) having acted or acting as joint bookrunner and/or dealer manager for certain debt offerings of certain affiliates of Sutherland and (iii) having provided or providing certain derivatives, foreign exchange and other trading services to certain affiliates of Sutherland. From March 1, 2014 through February 29, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Sutherland and certain of its affiliates of approximately $48 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ZAIS Financial and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and other trading services to ZAIS Financial. From March 1, 2014 through February 29, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from ZAIS Financial of approximately $3 million for investment and corporate banking services.

Certain Financial Projections Utilized by the Sutherland Board of Directors and Sutherland’s Financial Advisor

Sutherland does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Sutherland’s management provided its financial advisor, BofA Merrill Lynch, with certain nonpublic unaudited prospective financial information regarding Sutherland and ZAIS Financial prepared by Sutherland’s management that was considered by BofA Merrill Lynch for the purpose of preparing its fairness opinion, as described in this joint proxy statement/prospectus under the heading “— Opinion of Financial Advisor to Sutherland” beginning on page 143. This nonpublic unaudited prospective financial information was prepared as part of Sutherland’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by Sutherland to BofA Merrill Lynch.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of Sutherland’s management made at the time they were prepared. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Sutherland operates, and the risks and uncertainties described under “Risk Factors” beginning on page 32 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 96, all of which are difficult to predict and many of which are outside the control of Sutherland and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this joint proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that Sutherland, ZAIS Financial, their respective boards of directors, or BofA Merrill Lynch considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents Sutherland management’s evaluation at the time it was prepared of certain measures of Sutherland’s and the combined company’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Sutherland would operate the business of the combined company after the mergers. Except as may be required by applicable securities laws, Sutherland and the combined company do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of Sutherland. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

In light of the foregoing, and taking into account that the Sutherland stockholder meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Sutherland stockholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of Sutherland prepared by Sutherland’s management and provided to BofA Merrill Lynch.

	Projections for the periods ending
	Q4 2016E	2017E	2018E	2019E	2020E	9M 2021E
	($ in thousands)
Sutherland Free Cash Flow to Equity Holders	$(15,877)	$47,463	$16,205	$34,044	$29,225	$41,848

The following table presents select unaudited prospective financial data of ZAIS Financial prepared by Sutherland’s management and provided to BofA Merrill Lynch.

	Projections for the periods ending
	Q4 2016E	2017E	2018E	2019E	2020E	9M 2021E
	($ in thousands)
ZAIS Free Cash Flow to Equity Holders	$725	$(1,793)	$(868)	$1,770	$1,947	$2,204

The “Sutherland Free Cash Flow to Equity Holders” represents estimates of future cash flows from operations, investing and financing. Cash flow projections resulting in Sutherland Free Cash Flow to Equity

Holders were prepared using the direct method in accordance with U.S. GAAP. The following table reflects the calculation of Sutherland Free Cash Flow to Equity Holders from estimated cash flows from operations, investing and financing:

	Q4 2016E	2017E	2018E	2019E	2020E	9M 2021E
Cash Flow from Operations	$(7,067)	$(37,585)	$(34,496)	$(33,970)	$(31,867)	$(22,714)
Cash Flow from Investing	(31,407)	(60,210)	89,209	13,332	(33,563)	(6,490)
Cash Flow from Financing	22,597	145,259	(38,509)	54,682	94,655	71,052
Sutherland Free Cash Flow to Equity Holders	$(15,877)	$47,463	$16,205	$34,044	$29,225	$41,848

The “ZAIS Free Cash Flow to Equity Holders” represents estimates of future cash flows from operations, investing and financing. Cash flow projections resulting in ZAIS Free Cash Flow to Equity Holders were prepared using the indirect method in accordance with U.S. GAAP. The following table reflects the calculation of ZAIS Free Cash Flow to Equity Holders from estimated cash flows from operations, investing and financing:

	Q4 2016E	2017E	2018E	2019E	2020E	9M 2021E
Cash Flow from Operations	$32,419	$11,924	$2,190	$8,382	$9,157	$(16,168)
Cash Flow from Investing	(2,331)	(19,290)	(13,801)	(12,786)	(13,633)	(11,191)
Cash Flow from Financing	(29,363)	5,572	10,743	6,174	6,423	29,563
ZAIS Free Cash Flow to Equity Holders	$725	$(1,793)	$(868)	$1,770	$1,947	$2,204

The Tender Offer

If the ZAIS Financial stockholders approve the issuance of the shares of ZAIS Financial common stock in connection with the Sutherland merger, and the Sutherland stockholders approve the Sutherland merger and the other transactions contemplated by the merger agreement, then, following the special meetings and prior to the closing of the mergers, ZAIS Financial will commence a tender offer to purchase a number of outstanding shares of ZAIS Financial common stock having an aggregate value of up to $64,331,094 at a price per share determined in accordance with the merger agreement.

The price per share to be paid in the tender offer will be based on the ZAIS Financial adjusted book value per share used to calculate the exchange ratio, subject to certain additional adjustments. Additional information regarding the calculation of the ZAIS Financial adjusted book value per shares can be found in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration.” The price per share to be paid in the tender offer will be equal to 95% of a further adjusted per share value, which is calculated by reducing the ZAIS Financial adjusted book value by ZAIS Financial’s pro rata share of (i) the $8,000,000 termination payment due to ZAIS Financial’s advisor, (ii) an additional adjustment of $4,064,000 and (iii) expenses and reserves, if any, associated with certain litigation relating to the mergers, if any, with such price per share rounded to the nearest whole cent. ZAIS Financial’s pro rata share of these amounts will be determined by multiplying the sum of the items in (i) – (iii) of the preceding sentence by the quotient obtained by dividing the number of issued and outstanding shares of ZAIS Financial common stock (without regard for the effects of the tender offer), calculated on a fully diluted basis, by the sum of:

•	the number of issued and outstanding shares of ZAIS Financial common stock (without regard for the effects of the tender offer), calculated on a fully diluted basis, plus
•	the number of shares of ZAIS Financial common stock expected to be issued in the Sutherland merger (without regard for the effects of the tender offer), calculated on a fully diluted basis.

As discussed below in “The Merger Agreement — Merger Consideration,” if the determination date for calculating the exchange ratio was June 30, 2016, the ZAIS Financial adjusted book value would have been approximately $149.4 million and the exchange ratio would have been 0.8567. Therefore, the ZAIS Financial book value of approximately $149.4 million would be reduced by approximately $2.84 million for ZAIS

Financial’s pro rata share of the items in (i) and (ii) above, and (assuming there are no expenses and reserves associated with any litigation related to the mergers) for a further reduced book value of $146.6 million, which, when divided by the number of shares outstanding (8,897,800, including any shares of ZAIS Financial common stock issuable upon the redemption of outstanding ZAIS operating partnership units), results in a further adjusted per share value of $16.47 per share. The price per share to be paid in the tender offer would be 95% of this further adjusted per share value, rounded to the nearest whole cent, or $15.65 per share.

ZAIS Financial will file a tender offer statement on Schedule TO with respect to the tender offer on the date that the tender offer is commenced, which tender offer statement will include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery, which we collectively refer to as the tender offer documents, and cause the tender offer documents to be disseminated to the holders of ZAIS Financial common stock in accordance with the applicable requirements of the U.S. federal securities laws. Subject to the terms and conditions thereof, the tender offer will remain open until midnight, New York City time, at the end of the twentieth business day beginning with (and including) the date that the tender offer is commenced, unless ZAIS Financial has extended the period of time for which the tender offer is open pursuant to the terms of the merger agreement, which provides for extensions of one or more periods (but no more than three) of not more than five business days each, if, at the scheduled expiration date, certain conditions to the completion of the tender offer have not been met. These conditions will be more fully described in the tender offer documents.

Directors and Executive Officers of the Combined Company After the Mergers

The combined company will have six directors. In connection with the closing of the mergers, the combined company Board expects to determine that a majority of its members are “independent,” as determined by the requirements of the NYSE. Each of Messrs. Filipps, Sinai, Reese and Holman is an independent director. The combined company’s charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless combined company’s bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following sets forth certain information with respect to combined company’s directors and executive officers after the mergers.

Name	Age	Position with the Company
Thomas E. Capasse	59	Chairman of the combined company Board and Chief Executive Officer
Jack J. Ross	59	President and Director
Frederick C. Herbst	59	Chief Financial Officer
Thomas Buttacavoli	39	Chief Investment Officer
Frank P. Filipps	69	Director
Todd M. Sinai	46	Director
J. Mitchell Reese	57	Director
David Holman	68	Director

Biographical Information

Directors and Officers

For biographical information on Messrs. Capasse, Ross, Herbst and Buttacavoli, see “The Companies — The Combined Company Following the Mergers — Management.” Additional biographical information of directors and officers of combined company is outlined below.

Frank P. Filipps has served since 1995 as a director and chairman of the audit committee of Impac Mortgage Holdings, Inc. (NYSE: IMH) and has served since February 2013 as a director of Orchid Island Capital Corp (NYSE: ORC). From March 2002 to December 2014, Mr. Filipps was a director of Primus Guaranty Limited (NYSE: PRS) and from 2010 to December 2014 he was a director, member of the audit committee and chairman of the compensation committee of Fortegra Financial (NYSE: FRF). From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc.

From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. Mr. Filipps began his career at Radian in 1992 as Senior Vice President and Chief Financial Officer. In 1994, he was promoted to Executive Vice President and Chief Operating Officer and in 1995 he was named President, Chief Executive Officer and Director. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps holds a Master of Business Administration degree in corporate finance and international business from the Stern School of Business at New York University and a Bachelor of Arts degree in Economics from Rutgers University in 1969. Mr. Filipps is currently a director of Sutherland.

J. Mitchell Reese has been the Managing Member of Cintra Capital LLC since June 2001. Prior to founding Cintra, he was a managing director of The Carlyle Group, a private equity firm that manages over $176 billion, where he headed the firm’s U.S. venture capital fund. Previously, Mr. Reese was a managing director of Morgan Keegan & Company, where he served on the board of directors and was head of the mergers and Acquisitions Group, co-head of Investment Banking, and president of the firm’s Merchant Banking subsidiary. He served as a Director of Oxford Finance Corporation, a specialty finance company, from 2002 to 2004. He graduated cum laude with a Bachelor of Arts from Harvard College in 1982 and received an M.B.A. from Harvard Business School in 1986. Mr. Reese is currently a director of Sutherland.

Todd M. Sinai is a Professor of Real Estate and Business Economics and Public Policy at The University of Pennsylvania — The Wharton School, where he has been a member of the faculty since 1997. Dr. Sinai has particular expertise in commercial real estate and real estate investment trusts, real estate and public economics, risk and pricing in real estate markets, taxation of real estate and capital gains. Dr. Sinai received a Ph.D. in Economics from the Massachusetts Institute of Technology in 1997 and a Bachelor of Arts degree in Economics and Mathematics from Yale University in 1992. Mr. Sinai is currently a director of Sutherland.

David Holman is one of ZAIS Financial’s independent directors. Mr. Holman was formerly a 27-year partner with the public accounting firm Ernst & Young LLP, in a career spanning over 40 years with the firm. His most recent position with Ernst & Young was in the National Office in New York City where he served for eight years as the Americas Director of Accounting Standards. Previously, he served as the firm’s Director of Accounting & Auditing for the Insurance and Financial Services Industries from 1995 through 2001. During his tenure with Ernst & Young, he also served on the American Institute of Certified Public Accountants (or AICPA) Financial Services Expert Panel, the AICPA Insurance Companies Committee, and several special task forces of these committees. Mr. Holman holds a Bachelor of Science degree from Northern Illinois University. Mr. Holman was selected to serve on ZAIS Financial’s board of directors due to his accounting expertise and industry experience.

Corporate Governance — Board of Directors and Committees

The combined company board will establish an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, nonemployee directors and will, at such times as the combined company is subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The combined company audit committee will be comprised of three directors each of whom will be an independent director and “financially literate” under the rules of the NYSE. The audit committee is responsible for engaging an independent registered public accounting firm, preparing audit committee reports, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of combined company’s internal accounting controls.

Compensation Committee

The combined company compensation committee will be comprised of three independent directors. The principal functions of the compensation committee is to (i) evaluate the performance of the combined company’s officers, (ii) review the compensation payable to the combined company’s officers, (iii) evaluate the performance of Waterfall, (iv) review the compensation and fees payable to Waterfall under the management agreement, (v) prepare compensation committee reports and (vi) administer the 2013 equity incentive plan.

Nominating and Corporate Governance Committee

The combined company nominating and corporate governance committee will be comprised of three independent directors. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the combined company board of directors qualified candidates for election as directors and approves and recommends to the full combined company board of directors the appointment of each of the combined company’s officers.

The nominating and corporate governance committee will also periodically prepare and submit to the combined company board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the combined company board of directors and corporate governance and annually recommend to the combined company board of directors nominees for each committee of directors. In addition, the committee will annually facilitate the assessment of the combined company board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

The combined company board of directors will establish a code of business conduct and ethics that applies to the combined company’s officers and directors and to Waterfall’s officers, directors and personnel when such individuals are acting for or on behalf of the combined company. Among other matters, the combined company code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for the combined company’s officers or directors may be made only by the combined company board or one of its board committees and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

The combined company will pay a $50,000 annual director’s fee to each of its independent directors. The combined company will also reimburse all members of its board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

The combined company’s independent directors will also be eligible to receive restricted common stock, options and other stock-based awards under Sutherland’s 2013 equity incentive plan. Sutherland has adopted, and intends to have the combined company continue, Sutherland’s 2013 equity incentive plan, which we refer to as the 2013 equity incentive plan.

The combined company will pay director’s fees only to those directors who are independent under the NYSE listing standards.

The following table summarizes the annual compensation received by the independent directors for the fiscal year ended December 31, 2015.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Frank P. Filipps	$50,000	—	—	—	—	—	$50,000
Todd M. Sinai	$50,000	—	—	—	—	—	$50,000
J. Mitchell Reese	$50,000	—	—	—	—	—	$50,000

Executive Compensation

Compensation Discussion and Analysis

Because the management agreement provides that Waterfall is responsible for managing the combined company’s affairs, the combined company’s officers, who are employees of Waterfall, will not receive cash compensation from the combined company for serving as officers of the combined company. In their capacities as officers or personnel of Waterfall or its affiliates, they will devote such portion of their time to the combined company’s affairs as is necessary to enable the combined company to effectively operate its business. However, the combined company will pay (i) the allocable share of the compensation of the combined company’s Chief Financial Officer based on the percentage of his time spent managing the combined company’s affairs, which will be all of the combined company’s Chief Financial Officer’s compensation so long as he is exclusively dedicated to the combined company’s affairs, and (ii) the allocable share of the compensation of other personnel hired by Waterfall who are dedicated primarily to the combined company based on the percentage of time spent managing the combined company’s affairs. Four of Waterfall’s accounting professionals also are expected to be dedicated primarily to the combined company. In addition, Waterfall or we may in the future hire additional personnel that may be dedicated to us.

Except for certain equity grants, Waterfall compensates each of the combined company’s officers. The combined company will pay Waterfall a management fee and Waterfall will use the proceeds from the management fee in part to pay compensation to its officers and personnel. Sutherland does not determine the compensation payable to its officers by Waterfall. Waterfall, in its discretion, determines the levels of base salary and cash incentive compensation earned by its officers and whether and to what extent its officers will be provided with pension, deferred compensation and other employee benefit plans and programs. Sutherland has adopted, and intends to have the combined company continue, the 2013 equity incentive plan, under which it may provide incentive compensation to its officers, its directors, Waterfall’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “— 2013 Equity Incentive Plan” for detailed description of the 2013 equity incentive plan.

Compensation of Executive Officers

Sutherland does not have agreements with any of its executive officers or any employees of Waterfall with respect to their cash compensation. Sutherland’s named executive officers, Messrs. Capasse, Buttacavoli and Herbst, and Mr. Ross, are employees of Waterfall and do not receive cash compensation from Sutherland for serving as executive officers of Sutherland.

Pursuant to the management agreement between Sutherland and Waterfall, Sutherland pays the allocable share of the compensation of Sutherland’s Chief Financial Officer based on the percentage of his time spent managing Sutherland’s affairs. For the fiscal years ended December 31, 2015, 2014 and 2013, Mr. Herbst, Sutherland’s Chief Financial Officer, has exclusively dedicated his time to Sutherland’s affairs.

Summary Compensation Table

The following table below sets forth the compensation of Mr. Herbst, Sutherland’s Chief Financial Officer, reimbursed by Sutherland to Waterfall for the fiscal years ended December 31, 2015, 2014 and 2013.

Other than with respect to Mr. Herbst, Sutherland did not pay or make any reimbursement for any compensation paid to its named executive officers for such fiscal years.

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Frederick C. Herbst Chief Financial Officer	2015		$216,667	$475,000	—	—	—	$36,547	(1)	$728,214
	2014		$200,000	$500,000	—	—	—	$19,891		$719,891
	2013	(2)	$23,750	$41,250	—	—	—	$2,223		$67,223

(1)	This amount represents tax gross-up and medical and dental benefits reimbursed by Sutherland to Waterfall.
(2)	Sutherland was incorporated on November 5, 2013. Mr. Herbst’s compensation reported for 2013 is for approximately 1.5 months.

Grants of Plan-Based Awards

Sutherland did not grant any plan-based awards to its named executive officers during the fiscal year ended December 31, 2015.

Outstanding Equity Award at Fiscal Year-End

Sutherland did not grant any plan-based awards to its named executive officers during the fiscal year ended December 31, 2015. Accordingly, there are no outstanding equity awards at fiscal year-end.

Option Exercises and Stock Vested

Sutherland did not grant any plan-based awards to its named executive officers during the fiscal year ended December 31, 2015. Accordingly, there have been no exercises of any option awards, and no awards have vested at the fiscal year-end.

Pension Benefits

Sutherland’s named executive officers received no benefits in the fiscal year ended December 31, 2015 from Sutherland under defined pension or defined contribution plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Sutherland does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for its named executive officers.

Potential Payments Upon Termination or Change in Control

Sutherland’s named executive officers are employees of Waterfall and therefore Sutherland has no obligation to pay them any form of compensation upon their termination of employment. See “— 2013 Equity Incentive Plan-Change in Control” for a discussion of the “change in control” provisions under the 2013 equity incentive plan.

2013 Equity Incentive Plan

The combined company intends to adopt the 2013 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including Waterfall and affiliates and personnel of Waterfall and its affiliates, and any joint venture affiliates of the combined company. The 2013 equity incentive plan will be administered by the compensation committee as appointed by the combined company board of directors. The 2013 equity incentive plan will permit the granting of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights, limited partner profit interests, or LTIP units, and other restricted limited partnership units issued by the combined company operating partnership and other equity-based awards.

Administration

The board, or a committee appointed by the combined company board of directors to administer the 2013 equity incentive plan, will have the full authority to administer and interpret the 2013 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including Waterfall and affiliates and personnel of Waterfall and its affiliates, and any joint venture affiliates of the combined company to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2013 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2013 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2013 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. References below to the committee include a reference to the combined company board of directors for those periods in which the board of directors is acting.

Available shares

The 2013 equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by the combined company operating partnership and other equity-based awards up to an aggregate of 5% of the shares of combined company common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including operating partnership units and LTIP units, into shares of common stock). If an option or other award granted under the 2013 equity incentive plan expires or terminates, the shares subject to any portion of the award that forfeits, expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by the combined company board of directors, no new award may be granted under the 2013 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under the 2013 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the combined company common stock.

Awards under the plan

Stock Options.  The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of combined company common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Common Stock.  A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. A participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of combined company common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2013 equity incentive plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant, in accordance with procedures established by the committee, or the combined company, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of phantom share installments over a period not to exceed ten years.

Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Limited Partnership Units.  A restricted limited partnership unit represents an operating partnership unit or may include LTIP units that are structured as profits interests in the combined company operating partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the combined company operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, the combined company operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units, and thereafter enjoy all the rights of operating partnership units. The combined company board of directors, or the compensation committee, as applicable, will establish all other limitations and conditions of awards of restricted operating partnership units as it deems appropriate.

Other Share-Based Awards.  The 2013 equity incentive plan authorizes the granting of other awards based upon shares of combined company common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant. The combined company intends to file with the SEC a Registration Statement on Form S-8 covering the shares of combined company common stock issuable under the 2013 equity incentive plan.

Change in Control

Upon a change in control (as defined in the 2013 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

The combined company board of directors may amend, suspend, alter or discontinue the 2013 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the 2013 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2013 equity incentive plan; or
•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2013 equity incentive plan.

The committee or the combined company board of directors may amend the terms of any award granted under the 2013 equity incentive plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with compliance with applicable laws without his or her consent.

Interests of ZAIS Financial Directors and Executive Officers in the Mergers

In considering the recommendation of the ZAIS Financial board to approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement, ZAIS Financial stockholders should be aware that certain directors and executive officers of ZAIS Financial have certain interests in the mergers that may be different from, or in addition to, the interests of ZAIS Financial stockholders generally, and which may create potential conflicts of interest. The ZAIS Financial board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and making its recommendation that ZAIS Financial stockholders approve the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement.

Following the consummation of the merger, one of the current members of the ZAIS Financial board, David Holman, will continue as a member of the board of directors of the combined company.

Additionally, certain ZAIS Financial directors and all of its executive officers are employees of ZAIS Financial’s advisor. In connection with the mergers, the agreement with ZAIS Financial’s advisor will be terminated and the advisor will receive an $8,000,000 termination fee. Christian Zugel is the Chairman of the ZAIS Financial board and its chief investment officer, and also serves as the chairman of the board of directors and chief investment officer of ZAIS Financial’s advisor. Michael Szymanski is the chief executive officer, president, secretary and director of ZAIS Financial, and also serves as the chief executive officer, president and director of ZAIS Financial’s advisor. Donna Blank is ZAIS Financial’s chief financial officer, and also serves as chief financial officer of ZAIS Financial’s advisor. Nisha Motani is ZAIS Financial’s chief accounting officer, and also serves as the chief accounting officer of ZAIS Financial’s advisor.

As of July 18, 2016 each of ZAIS Financial’s named executive officers and directors, and all of ZAIS Financial’s directors and executive officers as a group beneficially owned shares of ZAIS Financial’s common stock as indicated in “Security Ownership of Certain Beneficial Owners, Directors, and Management — ZAIS Financial” beginning on page 334.

Interests of Sutherland Directors and Executive Officers in the Mergers

In considering the recommendation of the Sutherland board to approve the Sutherland merger and the other transactions contemplated by the merger agreement, Sutherland stockholders should be aware that some of the directors and executive officers of Sutherland have financial interests in the mergers that are different from, or in addition to, the interests of Sutherland stockholders generally. The Sutherland board was aware of these interests and considered them, among other matters, in making its recommendation.

Thomas E. Capasse is the chairman of the Sutherland board and chief executive officer of Sutherland, and a Manager of Waterfall. Jack J. Ross is Manager and a director of Sutherland, and a Manager of Waterfall. Thomas Buttacavoli is Chief Investment Officer of Sutherland, and a Manager, Managing Director and Portfolio Manager of Waterfall. Frederick C. Herbst is Chief Financial Officer of Sutherland, and a Managing Director of Waterfall. As a result of the relationships of Messrs. Capasse, Ross, Buttacavoli and Herbst with Waterfall, each has interests in the mergers that differ from those of Sutherland’s stockholders as each will have an indirect beneficial interest in the consideration received by Waterfall under the management agreement.

As of May 31, 2016, Messrs. Capasse, Ross and Herbst beneficially owned shares of Sutherland common stock as indicated in “Security Ownership of Certain Beneficial Owners, Directors and Management — Sutherland.” beginning on page 336.

Regulatory Approvals Required for the Mergers

As a condition to closing of the mergers, ZAIS Financial will seek regulatory approvals from certain Agencies and state regulators that have licensed ZAIS Financial’s GMFS and ZFC Funding, Inc. subsidiaries. As a condition to closing of the mergers, Sutherland will seek regulatory approvals from certain states that have licensed Sutherland’s ReadyCap Commercial, LLC and ReadyCap Lending, LLC subsidiaries. Neither ZAIS Financial nor Sutherland is aware of any regulatory approvals that are expected to prevent the closing of the mergers.

Accounting Treatment

Because both Sutherland and ZAIS Financial have significant pre-combination activities, the mergers will be accounted for as a business combination by the combined company in accordance with ASC 805, Business Combinations. In applying the acquisition method specified by ASC 805, it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger, and the composition of senior management and the board after consummation of a merger. Based upon consideration of those factors, Sutherland has been designated as the accounting acquirer, resulting in a reverse acquisition of ZAIS Financial. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of ZAIS Financial will be recorded at their respective fair values at the date of mergers. While consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer, Sutherland is not issuing any consideration in the mergers. Accordingly, the fair value of the consideration transferred will be measured based on the number of shares of common stock Sutherland would have to issue to give the stockholders of ZAIS Financial the same percentage interest in the combined company that results from the reverse acquisition. Because Sutherland’s common stock is not publicly traded, the fair value of consideration transferred may differ from the amount that would otherwise be determined solely by reference to the trading price of ZAIS Financial common stock. If the fair value of the consideration transferred exceeds the fair value of the net assets and liabilities acquired, the excess will be recorded as goodwill. Alternatively, if the fair value of the net assets and liabilities acquired exceeds the fair value of consideration transferred, the transaction could result in a bargain purchase gain. Consolidated financial statements of the combined company issued after the mergers will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the mergers. Because Sutherland is designated as the accounting acquirer, its historical financial statements will become the historical financial statements of the combined company upon consummation of the mergers.

No Dissenters’ or Appraisal Rights in the Sutherland Merger

Neither holders of ZAIS Financial common stock nor holders of Sutherland common stock are entitled to dissenters’ or appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Exchange of Shares and Units in the Mergers

The conversion of Sutherland common stock and Sutherland operating partnership units into the right to receive the merger consideration will occur automatically at the effective time of the mergers. In accordance with the merger agreement, ZAIS Financial will appoint an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares or units. Prior to the effective time of the mergers, ZAIS Financial will deposit with the exchange agent, for the sole benefit of the holders of shares of Sutherland common stock, certificates or book-entry shares representing shares of the combined company common stock to be issued in exchange for the shares of Sutherland common stock. After the effective time of the mergers, the combined company will provide or cause to be provided to the exchange agent any dividends or other distributions payable on such shares of combined company common stock, and will make available cash sufficient to pay cash in lieu of fractional shares or units.

As soon as reasonably practicable after the effective time (but in no event later than two (2) business days thereafter), the combined company will cause the exchange agent to mail (and make available for collection by hand) to each holder of record of Sutherland common stock, a letter of transmittal and instructions explaining how to surrender Sutherland common stock certificates or transfer shares of Sutherland common stock in book-entry form in exchange for the Sutherland merger consideration.

Each Sutherland stockholder that (i) surrenders its stock certificate (or affidavit of loss in lieu thereof) or transfers its book-entry shares representing shares of Sutherland common stock to the exchange agent together with a properly completed and validly executed letter of transmittal, or (ii) in the case of transfer of book-entry shares, causes the receipt by the exchange agent of an “agent’s message” (or such other evidence, if any, of transfer as the exchange agent may reasonably request), and such other documents as may reasonably be required by the exchange agent will be entitled to receive in exchange therefor the merger consideration due to such stockholder (including cash in lieu of any fractional shares and any amounts that such stockholder has the right to receive in respect of certain dividends or other distributions). After the effective time of the Sutherland merger, each certificate and book-entry share that previously represented Sutherland common stock will only represent the right to receive the merger consideration into which those shares of Sutherland common stock have been converted.

At the effective time of the partnership merger, the unit transfer book of the surviving partnership shall reflect the operating partnership units issued to holders of Sutherland operating partnership units as part of the partnership merger consideration. As soon as reasonably practicable after the effective time of the partnership merger, the combined company and the surviving partnership shall take such action as may be reasonably necessary to provide the former holders of Sutherland operating partnership units with cash in lieu of any fractional units that such holders would have been entitled to receive based on the number of Sutherland operating partnership units held by such holder and the exchange ratio, subject to the receipt of customary representations from such holders.

Dividends

ZAIS Financial currently pays a quarterly dividend on its shares of common stock at an annualized rate of $1.60 per share and Sutherland currently pays a quarterly dividend on its shares of common stock at an annualized rate of $1.52 per share. Each of ZAIS Financial and Sutherland plans to continue its current dividend policy until the closing of the mergers. In addition, the merger agreement permits ZAIS Financial to continue to pay regular dividends in accordance with past practice, at an annualized rate not to exceed $1.60 per share, and any dividend or other distribution that is reasonably necessary to maintain its REIT status and to avoid or reduce the imposition of any entity level income or excise tax. The merger agreement permits Sutherland to pay regular dividends in accordance with past practice, at an annualized rate not to exceed $1.25 per share, and any dividend or other distribution that is reasonably necessary to maintain its REIT status and to avoid or reduce the imposition of any entity level income or excise tax.

Following the closing of the mergers, the combined company expects to continue its current dividend policy for stockholders of the combined company, subject to the discretion of the combined company’s board of directors, which reserves the right to change the combined company’s dividend policy at any time and for any reason. See “Risk Factors — Risks Related to an Investment in the Combined Company’s Common Stock — The combined company cannot assure you of its ability to pay distributions in the future” on page 79.

Listing of Shares of ZAIS Financial Common Stock

It is a condition to the completion of the mergers that the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger and the shares of ZAIS Financial common stock that may be issued to holders of units of ZAIS operating partnership to be issued in connection with the partnership merger upon exchange thereof, in each case, be approved for listing on the NYSE, subject to official notice of issuance.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to tax consequences of the mergers, the qualification and taxation of the combined company as a REIT and the acquisition, holding, and disposition of the combined company’s common stock. For purposes of this section, references to “we,” “us” or “our company” means the combined company and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, including our operating partnership will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	trusts and estates;
•	persons who hold our common stock on behalf of another person as nominees;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code;
•	persons holding our common stock through a partnership or similar pass-through entity;
•	persons holding a 10% or more (by vote or value) beneficial interest in our company;
•	tax-exempt organizations, except to the extent discussed below in “— Taxation of Tax-Exempt U.S. Stockholder;” and
•	non-U.S. persons (as defined below), except to the extent discussed below in “— Taxation of Non-U.S. Stockholder.”

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment. For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person. For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who is a U.S. person.
•	A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Code.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Sutherland common stock (or, following the merger, shares of the combined company’s common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

For the purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes, and a non-U.S. stockholder is a holder of our common stock who is a non-U.S. person.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGERS, TO HOLDING AND DISPOSING SHARES OF THE COMBINED COMPANY, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SUTHERLAND COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, THE OWNERSHIP OF THE COMBINED COMPANY’S COMMON STOCK, AND THE COMBINED COMPANY QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Mergers

Tax Opinions from Counsel Regarding the Sutherland Merger

It is a condition to the completion of the merger that Sidley Austin LLP and Alston & Bird LLP each render an opinion to its client to the effect that the Sutherland merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by ZAIS Financial and Sutherland regarding factual matters, and covenants undertaken by ZAIS Financial and Sutherland. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Sutherland merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Sutherland merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

Provided the Sutherland merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger will be as follows:

•	Sutherland will not recognize any gain or loss as a result of the Sutherland merger.
•	A U.S. holder of Sutherland common stock will not recognize any gain or loss upon receipt of shares of the combined company’s common stock in exchange for its Sutherland common stock in connection with the Sutherland merger, except with respect to cash received in lieu of fractional shares of the combined company’s common stock, as discussed below.

•	A U.S. holder will have an aggregate tax basis in the shares of the combined company’s common stock it receives in the Sutherland merger equal to the U.S. holder’s aggregate tax basis in its Sutherland common stock surrendered pursuant to the Sutherland merger, reduced by the portion of the U.S. holder’s tax basis in its Sutherland common stock surrendered in the Sutherland merger that is allocable to a fractional share of combined company’s common stock. If a U.S. holder acquired any of its shares of Sutherland common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of the combined company’s common stock received in the Sutherland merger. U.S. holders that hold multiple blocks of Sutherland common stock should consult their tax advisors regarding the proper allocation of their basis among shares of the combined company’s common stock received in the Sutherland merger under these Treasury Regulations.
•	The holding period of the shares of the combined company’s common stock received by a U.S. holder in connection with the Sutherland merger will include the holding period of the Sutherland common stock surrendered in connection with the Sutherland merger.
•	Cash received by a U.S. holder in lieu of a fractional share of the combined company’s common stock in the Sutherland merger will be treated as if such fractional share had been issued in connection with the Sutherland merger and then redeemed by combined company’s, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.
•	Sutherland is not expected to be treated as a United State real property holding corporation, but to the extent that Sutherland is so treated, non-U.S. holders of Sutherland common stock may be required to recognize taxable gain on the merger. Certain non-U.S. holders of Sutherland common stock, such as sovereign wealth funds, or certain qualified foreign pension funds, however, will generally not be subject to tax on the Sutherland merger.

Tax Liabilities and Attributes After the Sutherland Merger

The combined company generally will take a carryover basis and holding period in the assets transferred in connection with the Sutherland merger. As the successor by merger, the combined company will generally be responsible for all of Sutherland’s liabilities (as well as continuing to be responsible for all of ZAIS Financial liabilities) including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by Sutherland or ZAIS Financial to distribute all of their taxable income in any tax period, including the short taxable period ending on the date of the Sutherland merger, or taxes that might otherwise be due and payable by Sutherland or ZAIS Financial. In addition to the combined company inheriting such tax liabilities, if Sutherland or ZAIS Financial has failed or fails to qualify as a REIT for any period prior to the Sutherland merger, the amount of Sutherland’s tax liabilities inherited by the combined company as a result of the Sutherland merger (or the liabilities of ZAIS Financial being retained) could be substantial. In addition, should Sutherland’s or ZAIS Financial’s disqualifying activities continue after the Sutherland merger, the combined company could fail to qualify as a REIT after the Sutherland merger. Even if the combined company retains its REIT qualification, if Sutherland or ZAIS Financial has not been or loses its REIT qualification for a taxable year before the Sutherland merger or that includes the Sutherland merger and no relief is available, in addition to the exposure to increased income tax liabilities being inherited from Sutherland (or retained by ZAIS Financial), the combined company could face the following adverse income tax or other economic consequences, including consequences that could substantially reduce its cash available for distribution to its shareholders:

•	As a result of these factors, any failure by ZAIS Financial and Sutherland before the Sutherland merger to qualify as a REIT could impair the combined company’s ability after the Sutherland merger to expand its business and raise capital, and could materially adversely affect the value of the combined company’s common stock. The Combined company, as the successor by merger to

Sutherland, would generally inherit any corporate income tax liabilities of Sutherland, including penalties and interest, which inherited tax liabilities could be particularly substantial if the Sutherland merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;
•	The combined company would be subject to tax on the built-in gain on each asset of Sutherland existing at the time of the Sutherland merger (and will continue to be liable for built-in gain in the assets of ZAIS Financial); and
•	The combined company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Sutherland or ZAIS Financial for taxable periods that they did not qualify as REITs.

Tax Opinion from Counsel Regarding REIT Qualification of ZAIS Financial

It is a condition to the obligation of Sutherland to complete the mergers that Sutherland receive an opinion of Clifford Chance LLP (or other counsel reasonably acceptable to Sutherland) to the effect that for all taxable periods commencing with its taxable year ended December 31, 2011, ZAIS Financial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled ZAIS Financial to meet, through the effective time of the Sutherland merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Clifford Chance LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by ZAIS Financial and ZAIS operating partnership. This opinion will not be binding on the IRS or the courts.

The combined company intends to continue to operate in a manner to qualify as a REIT following the mergers, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the combined company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the combined company, there can be no assurance that the actual operating results of the combined company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Opinion from Counsel Regarding REIT Qualification of Sutherland

It is a condition to the obligation of ZAIS Financial to complete the mergers that ZAIS Financial receive an opinion of Clifford Chance LLP (or other counsel reasonably acceptable to ZAIS Financial) to the effect that for all taxable periods commencing with its taxable year ended December 31, 2013, Sutherland has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Clifford Chance LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Sutherland and Sutherland operating partnership regarding factual matters. This opinion will not be binding on the IRS or the courts.

Partnership Merger

The partnership merger will be treated for U.S. federal income tax purposes as a contribution of assets by the ZAIS operating partnership to the Sutherland operating partnership in return for Sutherland operating partnership units, followed by a liquidation of the ZAIS operating partnership and a distribution of the Sutherland operating partnership units held by the ZAIS operating partnership to the holders of the ZAIS operating partnership units. Section 721(a) of the Code provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership. Whether the contribution of assets under the partnership merger qualifies as a tax-deferred exchange under Section 721(a) of the Code depends on the application of rules under Section 721(b) of the Code, under which gain (but not loss) is recognized on property transfers to a partnership classified as an “investment company” which result in “diversification” of the transferors’ interests. This exception is designed to prevent tax-deferred diversification of a concentrated investment portfolio of securities. For purposes of the

Section 721(b) rules, the surviving partnership would likely be considered an investment company. However, Treasury Regulations applicable to Section 721(b) provide that a contribution to an investment company will not be treated as resulting in diversification if each transferor transfers a diversified portfolio of stocks and securities to the partnership. The Treasury Regulations further provide that a portfolio of stocks and securities will generally be treated as diversified for this purpose if no more than 25% of the value of the portfolio consists of stocks and securities of a single issuer and no more than 50% of the value of the portfolio consists of stocks and securities of five or fewer issuers. While it is not yet clear, it is expected that the ZAIS operating partnership will not be treated as transferring assets that qualify as a diversified portfolio of stocks and securities for this purpose. Accordingly, the parties expect the partnership merger to be treated as a transaction in which gain (but not loss) is recognized by the ZAIS operating partnership, with such gain being allocated to the holders of ZAIS operating partnership units, including ZAIS Financial.

Taxation of the Combined Company

ZAIS Financial has elected to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2011. ZAIS Financial believes that it has been organized and has operated in a manner that has enabled it to qualify as a REIT, and the combined company intends to continue to operate in a manner that will allow the combined company to qualify for taxation as a REIT under the Code.

As described above, in connection with the mergers, Clifford Chance US LLP will issue certain opinions regarding the REIT qualification of ZAIS Financial and Sutherland. It must be emphasized that the opinions of Clifford Chance US LLP will be based on various assumptions relating to the organization and operation of ZAIS Financial and Sutherland, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement/prospectus are completed in a timely fashion and that ZAIS Financial and Sutherland will at all times operate in accordance with the method of operation described in their organizational documents and this joint proxy statement/prospectus. Additionally, the opinions of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by ZAIS Financial, Sutherland and their management regarding their organization, assets, past, present and future conduct of their business operations and other items regarding their ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that ZAIS Financial and Sutherland will take no action inconsistent with their qualification as a REIT. In addition, to the extent ZAIS Financial or Sutherland make certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to ZAIS Financial or Sutherland in connection with such transactions. While ZAIS Financial and Sutherland believe that they are organized and have operated and intend to continue to operate so that they will each qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP, Sutherland or ZAIS Financial that ZAIS Financial and Sutherland will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise the combine company or the holders of shares of the combined company’s common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP’s opinions will not foreclose the possibility that ZAIS Financial, Sutherland or the combined company may have to utilize one or more REIT savings provisions discussed below, which could require the payment of a deficiency dividend or an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, our compliance with which has not been reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities have not been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us.

Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that ZAIS Financial has operated so as to qualify as a REIT, and the combined company intends to continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

U.S. stockholders (as defined above) who are individuals are generally taxed on corporate dividends at a maximum rate of 20% (the same as long term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from our company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. U.S. individual and certain other non-corporate U.S. stockholders may also be subject to an additional Medicare tax at a rate of 3.8%.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.” Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Requirements for Qualification as a REIT — Prohibited Transactions” and “Requirements for Qualification as a REIT — Foreclosure Property” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the net income from the sale or operation of the property not qualifying for purposes of the REIT gross income tests discussed below would be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).
•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool or a residual interest in a REMIC), we could be subject to U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business taxable income. Similar rules may apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such TRS. See “Requirements for Qualification as a REIT — Excess Inclusion Income” below.
•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect profitability.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•	If we fail to distribute during each calendar year at least the sum of (i) 85% our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level. Sutherland might be subject to such excise tax with respect to taxable year 2015.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRS that we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If we acquire appreciated assets from a C corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period (ten-year period for acquisitions on or after August 8, 2016) following their acquisition from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that we paid, and an adjustment would be made to increase the stockholder’s basis in our common stock by the difference between (i) the amounts of capital gain that we designated and that the shareholder included in their taxable income, minus (ii) the tax that we paid with respect to that income.

•	We will have subsidiaries or own interests in other lower-tier entities, that are domestic subchapter C corporations treated as TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(i)	that is managed by one or more trustees or directors;
(ii)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
(iv)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(v)	the beneficial ownership of which is held by 100 or more persons;
(vi)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);
(vii)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;
(viii)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;
(ix)	that uses the calendar year for U.S. federal income tax purposes; and
(x)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that, we have outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (that is, the persons required to include in gross income the dividends paid by our company). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by our company to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (vi) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

With respect to condition (viii), we believe that we have not had any non-REIT earnings and profits and that the Sutherland merger will not result in us having any non-REIT earnings and profits. With respect to condition (ix), we have adopted December 31 as our taxable year end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

As discussed in greater detail in “— Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership of ours as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “— Tax Aspects of Investments in Partnerships — Entity Classification” and “Failure to Qualify as a REIT” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect us. See “— Tax Aspects of Investments in Partnerships — Tax Allocations With Respect to Partnership Properties” below.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a single member are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” In the event that a disregarded subsidiary ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by another person), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

We have elected, together with each of our TRSs for certain of our subsidiaries to be treated as a TRS, and we may make TRS elections with respect to certain other entities we may form in the future. We hold a significant amount of our assets in our TRSs. For example, as a result of ReadyCap’s SBLC license, ReadyCap’s ability to distribute cash and other assets is subject to significant limitations, and as a result, ReadyCap, a TRS, is required to hold certain assets that would be qualifying real estate assets for purposes of the REIT asset tests, would generate qualifying income for purposes of the REIT 75% income tests, and would not be subject to corporate taxation if held by our operating partnership. In addition, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to the 100% tax on “prohibited transactions” will be originated or sold by a TRS. Furthermore, loans that are to be modified may be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that we may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs.

The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax that applies to a non-U.S. corporation that restricts its activities in the U.S. to trading in stock and securities (or any activity closely related thereto) for its own account whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We may invest in certain non-U.S. corporations with which we will jointly make a TRS election which will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that such non-U.S. corporations will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of any such TRSs. This could affect our ability to comply with the REIT income tests and distribution requirement. See “— Gross Income Tests” and “— Annual Distribution Requirements.”

A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of any such TRS in determining the parent REIT’s compliance with the REIT requirements, such TRSs may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying fee or hedging income, or transactions subject to the penalty tax on “prohibited transactions” described below). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the excess of such payments over the TRS’s interest income exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Since this limitation generally only applies to interest expense to the extent it exceeds a TRS’s interest income, the limitation may not have a significant impact on TRSs that primarily hold debt investments. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to continue to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We intend to hold a significant amount of assets in our TRSs, subject to the limitation that securities in TRSs may not represent more than 25% (20% beginning in 2018) of our assets. In general, we intend that SBC loans that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on certain “prohibited transactions” will be originated or sold by a TRS. The TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds, other than loans that are not held by primarily for sale to customers in the ordinary course of the TRS’s trade or business, on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, such TRS may elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. We may enter into transactions that could result in us, our operating partnership or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes, to the extent structured in a manner other than a REMIC. Specifically, we may securitize SBC loans, residential or commercial loans that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our operating partnership at any time that our operating partnership is treated as a partnership for U.S. federal income tax purposes. Accordingly, we would likely enter into such a transaction through a qualified REIT subsidiary of a subsidiary REIT of our operating partnership, and will be precluded from selling to outside investors equity interests in such a securitization or from selling any debt securities issued in connection with such a securitization that might be considered to be equity interests for U.S. federal income tax purposes.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.” If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT. The Sutherland and ZAIS operating partnership currently holds interests in certain existing securitizations that were structured so as to not be treated as taxable mortgage pools. If the IRS were to successfully assert that any such securitization is a taxable mortgage pool, the assets held in the securitization would be subject to U.S. federal corporate income tax, and we could fail to qualify as a REIT.

Subsidiary REITs

Our operating partnership may establish one or more subsidiary REITs to hold certain assets and conduct certain activities. Any such subsidiary REIT will be treated as a separate entity for U.S. federal income tax purposes, and we will not be treated as owning the assets of such subsidiary REIT or recognizing the income recognized by such subsidiary REIT. Any such subsidiary REIT will generally be subject to U.S. federal income tax in the same manner as us and will be subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to us.

The stock of any such subsidiary REIT will be a qualifying asset to us for the purpose of the 75% asset test so long as such subsidiary REIT continues to qualify as a REIT for U.S. federal income tax purposes. See “— Asset Tests.” Any dividends received by our operating partnership from such subsidiary REIT will be qualifying income to us for purposes of both the 75% and 95% gross income tests. See “— Gross Income Tests — Dividend Income.” We may capitalize a subsidiary REIT with debt in addition to equity. Such debt (which is issued by non-publicly offered REITs) will generally not be a qualifying asset for purposes of the 75% asset test. See “— Asset Tests.” Interest paid to us on such debt will generally be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “— Gross Income Tests —  Interest Income.”

Gross Income Tests

In order to maintain our qualification as a REIT, we must satisfy annually two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets (other than income or gains with respect to debt instruments issued by publicly offered REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in the effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or other disregarded subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and personal property, the value of the personal property securing the mortgage exceeds 15% of the value of all property securing the mortgage and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the personal property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. Thus, there is no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT is required to apportion its annual interest income to the real property security, the apportionment is based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. In IRS Revenue Procedure 2014-51 the IRS interpret the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat gain attributable to any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest.

To the extent the face amount of any loan that we hold that is secured by both real property and other property exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of our loan assets unless the loan is secured solely by real property and personal property and the value of the personal property does not exceed 15% of the value of the property securing the loan. Thus, depending upon the value of the real property securing our mortgage loans and their face amount, and the other sources of our gross income generally, we may fail to meet the 75% REIT gross income test. In addition, although we will endeavor to accurately determine the values of the real property securing our loans at the time we acquire or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge our valuations of such assets and such revaluations resulted in a higher portion of the combined company’s interest income being apportioned to property other than real property, we could fail to meet the 75% REIT gross income test. If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty tax to the IRS. Furthermore, prior to 2016, the apportionment rules described above applied to any debt instrument that was secured by real and personal property if the principal amount of the loan exceeded the value of the real property securing the loan. As a result, prior to 2016, these apportionment rules applied to mortgage loans held by ZAIS Financial and Sutherland even if the personal property securing the loan did not exceed 15% of the total property securing the loan. Sutherland has held significant mortgage loans that are secured by both real property and personal property. If the IRS were to successfully challenge the application of these rules to either ZAIS Financial or Sutherland, such company could fail to meet the 75% REIT gross income test and potentially lose its REIT qualification or be required to pay a penalty tax to the IRS. In addition, although we will endeavor to accurately determine the values of the real property securing our loans at the time we acquire or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge our valuations of such assets and such revaluations resulted in a higher portion of our interest income being apportioned to property other than real property, we could fail to meet the 75% REIT gross income test. If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty tax to the IRS.

In addition, if we modify a distressed debt investment of ours by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt will be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may generally be required to reapportion the interest income to the real property security based on the value of the real property at the time of the modification, which may have reduced considerably. In Revenue Procedure 2014-51, the IRS provided a safe harbor under which a REIT is not required to reapportion the interest income on a mortgage loan upon a modification of the loan if the modification was occasioned by a default or would present a substantially reduced risk of default, and certain other requirements are met. Revenue Procedure 2014-51 may therefore allow us to modify certain of our distressed debt investments without adversely affecting the qualification of interest income from such debt investments for purposes of the 75% gross income test. However, we may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in Revenue Procedure 2014-51, which could adversely affect our ability to satisfy the 75% gross income test.

We believe that substantially all of the interest, OID, and market discount income that we receive from debt instruments is qualifying income for purposes of the 95% gross income tests. However, a significant portion of the loans that we hold have a loan amount in excess of the value of the real property securing the loan. As a result, if the value of personal property equals or exceeds 15% of the total fair market value and the apportionment rules apply, income from such loans is qualifying income for purposes of the 75% gross income test only to the extent of the ratio of the fair market value of the real property over the highest unpaid balance of the loan in the taxable year. In addition, we hold certain assets, including unsecured loans, loans secured by assets other than real property, and loans issued by our TRSs, and we may acquire certain assets, including interests in MBS secured by assets other than real property, that do not generate qualifying income for purposes of the 75% gross income test. Accordingly, our ability to invest in such assets is limited. Furthermore, although we intend to monitor the income generated by these assets so as to satisfy the 75% gross income test, no assurance can be provided that we will be successful in this regard. Accordingly, our investment in such assets could cause us to fail to satisfy the REIT gross income tests, which could cause us to fail to qualify as a REIT.

Prior to the formation transactions of the Sutherland REIT, the Sutherland operating partnership had accounted for its interest in certain SBC securitizations as an interest in a single debt instrument for U.S. federal income tax purposes. In connection with the formation transactions of the Sutherland REIT, the predecessor to the Sutherland operating partnership was treated as terminating for U.S. federal income tax purposes, and the Sutherland operating partnership was treated as a new partnership that acquired the assets of such predecessor for U.S. federal income tax purposes. Beginning with such transactions, the Sutherland operating partnership has properly accounted for its interests in these securitizations as interests in the underlying loans for U.S. federal income tax purposes. Since Sutherland did not have complete information regarding the tax basis of each of the loans held by the Sutherland operating partnership at the time of the REIT formation transactions, the computation of taxable income with respect to these interests could be subject to adjustment by the IRS. While we believe that any such adjustment would not be significant in amount, the resulting redetermination of Sutherland’s or our gross income for U.S. federal income tax purposes could cause us to fail to satisfy the REIT gross income tests, which could cause Sutherland or us to fail to qualify as a REIT. In addition, if any such adjustment resulted in an increase to our REIT taxable income, we could be required to pay a deficiency dividend in order to maintain our REIT qualification. See “— Annual Distribution Requirements.”

We have and may continue to invest in RMBS that are either pass-through certificates or CMOs. We expect that such RMBS are treated either as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes and that substantially all of the interest income, OID and market discount from our RMBS will be qualifying income for the 95% gross income test. In the case of RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, OID and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of its interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the

REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% REIT gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% REIT gross income test. However, the remaining portion of such income would not generally be qualifying income for the purpose of the 75% REIT gross income test, which could adversely affect our ability to qualify as a REIT. We expect that substantially all of our income from RMBS will be qualifying income for purposes of the REIT gross income tests.

We believe that the interest, OID, and market discount income that we receive from our RMBS generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own non-REMIC CMO obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We may purchase Agency RMBS through TBAs and we may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect such income to adversely affect our ability to meet the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

We may also hold excess MSRs, which means the portion of an MSR that exceeds the arm’s length fee for services performed by the mortgage servicer. In recent private letter rulings, the IRS ruled that interest received by a REIT from excess MSRs meeting certain requirements will be considered interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in that private letter ruling and based on advice of counsel, we intend to treat such income from any excess MSRs we acquire that meet the requirements provided in the private letter ruling as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 75% and/or 95% gross income tests, which, if such income together with other income we earn that does not qualify for the 75% or 95% gross income test, as applicable, exceeded 25% or 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “— Gross Income Tests — Failure to Satisfy the Gross Income Tests” and “Failure to Qualify as a REIT.” To the extent we acquire MSRs other than excess MSRs, we expect that we would hold such MSRs in a TRS in order to avoid recognizing non-qualifying income for purposes of the REIT gross income tests.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, which we refer to as “phantom income,” and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We have and may continue to acquire debt instruments, including SBC Loans, mortgage loans, and MBS, in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on a constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is received, unless we elect to include accrued market discount in incomes as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument would ultimately be collected in full. If we collect less on the debt instrument than our purchase price plus any market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, we may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to our ability to collect such interest income. However, if we recognize insufficient interest income, and the IRS were to successfully assert that we did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, we may be required to increase our taxable income with respect to such year, which could cause us to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.

Some of the MBS and other debt instruments that we purchase will likely have been issued with OID. We will be required to accrue OID based on a constant yield method and income will accrue on the debt instruments based on the assumption that all future payments on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss will only become available in a later year when uncollectiblity is provable. Moreover, such loss will likely be treated as a capital loss in the hands of our operating partnership, and the utility of that deduction would therefore depend on our having capital gain in that later year or thereafter. In addition, we may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer for U.S. federal income tax purposes, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt obligation to its fair market value as if the debt obligation were sold. In that case, such TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such debt obligation were less than its principal amount after the modification. We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

The combined company also may hold excess MSRs, which means the portion of an MSR that exceeds the arm’s-length fee for services performed by the mortgage servicer. Based on IRS guidance concerning the classification of MSRs, the combined company intends to treat any excess MSRs the combined company acquires as ownership interests in the interest payments made on the underlying mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date the combined company acquired such excess MSR. In general, the combined company will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and the combined company will be taxed, based on a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, the combined company’s recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, the combined company may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount the combined company pays for, and accrues with respect to, the excess MSR may exceed the total amount the combined company collects on such excess MSR. No assurance can be given that the combined company will be entitled to a deduction for such excess, meaning that the combined company may be required to recognize phantom income over the life of an excess MSR.

Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, swaptions, financial futures, and options. Under the Code, any income that the combined company generates from transactions intended to hedge its interest rate risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under applicable Treasury Regulations. Any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but there can be no assurance that we will be successful in this regard.

Rents from Real Property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by our company. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Investments in Non-U.S. Corporations

We may make investments in non-U.S. corporations some of which may, together with the combined company, make a TRS election. We likely will be required to include in our income, even without the receipt of actual distributions, earnings from any such non-U.S. TRSs or other non-U.S. corporations in which we hold an equity interest. Income inclusions from equity investments in certain non-U.S. corporations are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test. However, in recent private letter rulings, the IRS exercised its authority under Code section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test notwithstanding the fact that the income is not included in the enumerated categories of income qualifying for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the position adopted by the IRS in those private letter rulings and based on advice of counsel concerning the classification of such income inclusions for purposes of the REIT income tests, we intend to treat such income inclusions that meet certain requirements as qualifying income for purposes of the 95% gross income test. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 95% gross income test, which, if such income together with other income we earn that does not qualify for the 95% gross income test exceeded 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy multiple tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, interests in mortgages in real property or on interests in real property, debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage, and certain kinds of MBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% beginning in 2018) of the value of our gross assets. Fifth, not more than 25% of the value of our gross assets is represented by nonqualified publicly offered REIT debt instruments.

The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We believe that the majority of the SBC loans and MBS that we intend to own generally are qualifying assets for purposes of the 75% asset test. However, certain of the assets that we hold or intend to hold, including debt instruments secured by non-real estate assets, unsecured debt, debt securities issued by C corporations or other fixed-income securities that are not secured by mortgages on real property or on interests in real property, or non-real estate ABS or other debt instruments secured by mortgage loans (rather than by real property), will generally not be qualifying assets for purposes of the 75% asset test.

A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan (which, beginning in 2016, includes for these purposes personal property securing the loan if such personal property does not exceed 15% of the total fair market value of all of the property securing such loan) is equal to or greater than the principal amount of the loan or the loan either is secured only by real property or in the case of a loan secured by real and personal property, the value of the personal property securing the loan does not exceed 15% of the value of all property securing the loan. In the event that we invest in a mortgage loan that is secured by both real property and personal property the value of which is more than 15% of the value of all property securing the loan (and, beginning in 2016, the fair market value of the other property securing the loan exceeds 15% of the total fair market value of all of the property securing such loan), Revenue Procedure 2014-51, may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2014-51, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset if the REIT treats the loan as a real estate asset in an amount equal to the lesser of (1) the value of the loan or (2) the greater of (i) the current value of the real property securing the loan or (ii) the value of the real property securing the loan at the relevant testing date (generally, the date the REIT commits to make the loan or to purchase the loan, as the case may be). This safe harbor, if it applied to us, would help us comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline.

In addition, if we modify a distressed debt investment of ours by an agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may generally be required to redetermine the portion of the loan that is treated as a real estate asset for purposes of the REIT asset tests. In the Revenue Procedures described above, the IRS has provided a safe harbor under which a REIT is not required to redetermine the value of real property securing a mortgage loan for purposes of the REIT asset tests in the event of a significant modification of the loan if the modification meets certain requirements. See “— Gross Income Tests — Interest Income.” However, we may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in the Revenue Procedures described above, which could adversely affect our ability to satisfy the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in mortgage loans cause a violation of the REIT asset tests.

A significant portion of our assets may be held from time to time in TRSs. While we intend to manage our affairs so as to satisfy the 25% (20% beginning in 2018) TRS limitation described above, there can be no assurance that we will be able to do so in all market circumstances. In order to satisfy this TRS limitation, we have been required to and may in the future be required to acquire assets that we otherwise would not acquire, liquidate or restructure assets that we hold through any of our TRSs, or otherwise engage in transactions that we would not otherwise undertake absent the requirements for REIT qualifications. Each of these actions could reduce the distributions available to our stockholders. Moreover, no assurance can be provided that we will be able to successfully manage our asset composition in a manner that causes us to satisfy this TRS limitation each quarter (in particular beginning in 2018 when the TRS limitation is reduced to 20%), and our failure to satisfy this limitation could result in our failure to qualify as a REIT.

Our TRSs may need to make dividend distributions to us at times when it may not be preferable to do so in order to satisfy the requirement that securities issued by TRSs do not exceed 25% (20% beginning in 2018) of the value of our assets. We may, in turn, distribute all or a portion of such dividends to our stockholders at times when we might not otherwise wish to declare and pay such dividends. See “— Annual Distribution Requirements.” Distributions from a TRS will generally not constitute qualifying income for purposes of the 75% gross income test. As a result, it is possible that we may wish to cause a TRS to distribute a dividend in order to reduce the value of our TRS securities below 25% (20% beginning in 2018) of our assets, but be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for qualification as a REIT, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

We believe that our holdings of loans and other securities will be structured in a manner that will comply with the foregoing REIT asset requirements and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We may not obtain independent appraisals to support our conclusions concerning the values of our assets, and the values of some of our assets may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making estimates as to the value of our assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests. Moreover, regulations recently proposed by the Treasury ad IRS may affect the debt characterizations of our intercompany obligations.

Treatment of Specific Investments and Transactions

REMICs

The Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purposes of the REIT asset tests, and any amount includible in the combined company’s gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purposes of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which the combined company holds an interest consist of real estate assets (determined as if the combined company held such assets), the combined company will be treated as holding its proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly its proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the expanded HARP program, the IRS issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then (i) the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests and (ii) the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% REIT gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If the combined company were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow the combined company to treat 80% of its interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests and 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify for the 75% REIT gross income test would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect the combined company’s ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect the combined company’s ability to qualify as a REIT.

Repurchase Transactions

We may enter into repurchase agreements with counterparties to achieve its desired amount of leverage for the assets in which it intends to invest. Under our repurchase agreements, we generally sell assets to its counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

TBAs

We may have exposure to Agency RMBS through TBAs. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the contract date and the settlement date, which may result in the recognition of income, gain or loss. The law is unclear regarding whether TBAs are qualifying assets for the REIT 75% asset test and whether income or gains from the dispositions of TBAs, through “dollar roll” transactions or otherwise, constitute qualifying income for purposes of the REIT 75% gross income test. Accordingly, our ability to purchase Agency RMBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. We do not expect TBAs to adversely affect its ability to meet the REIT gross income and assets tests. No assurance can be given that the IRS would treat TBAs as qualifying assets or treat income and gains from the disposition of TBAs as qualifying income for these purposes, and, therefore, our ability to invest in such assets could be limited.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:
•	90% of our “REIT taxable income” (computed without regard to the deduction for dividends paid and our net capital gains); and
•	90% of our net income (after tax), if any, from foreclosure property (as described below);

minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We may be subject to the 4% excise tax for certain taxable years, and in particular, Sutherland may be required to pay such excise tax with respect to its taxable year ending December 31, 2015.

In addition, if we were to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which our basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), we would be required to distribute at least 90% of the built-in gain net of the tax we would pay on such gain. See “— Tax on Built-In Gains” below.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from our subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, market discount bonds such that we will be required to include in our income a portion of income each year that such instrument is held before we receive any corresponding cash. Similarly, if we engage in modifications of distressed debt investments that are treated as “significant modifications,” the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower for U.S. federal income tax purposes, which could cause us to recognize gain without any corresponding receipt of cash. See “— Gross Income Tests — Phantom Income” above. In the event that such timing differences occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the value of our common stock.

Under certain circumstances, it is possible that the IRS could assert that our net income for a taxable year was greater than we believed it to be. If the IRS were successful in asserting such an adjustment, the adjustment could cause us to fail to satisfy the distribution requirements for such taxable year if our distributions with respect to such taxable year were not sufficient after taking into account the increase in our net income. In such event, we may be able to rectify such failure to meet the distribution requirements by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the year that was subject to the adjustment. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if we subsequently dispose of any such assets during the five-year period (ten-year period for acquisitions on or after August 8, 2016) following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by us.

As part of the formation of Sutherland, certain persons who are treated as C corporations for U.S. federal income tax purposes may have contributed assets to us in exchange for stock. We believe that any person who contributed assets to Sutherland in exchange for stock in connection with their formation and who was treated as a C corporation for U.S. federal income tax purposes (including any person treated as a partnership for U.S. federal income tax purposes with one or more direct or indirect C corporation partners) contributed assets with a de minimis amount of built-in gains. As a result, although it is possible that a portion of the assets contributed to Sutherland in connection with their formation may be subject to the built-in gains tax, we expect that the built-in gains resulting from such assets should generally be de minimis.

As part of the ZAIS Financial formation, certain entities which are treated as C corporations for U.S. federal income tax purposes contributed assets to ZAIS Financial in exchange for stock. Many of these entities elected to recognize any gain or loss on such contribution of assets to ZAIS Financial. We believe that any other person who contributed assets to ZAIS Financial in exchange for stock in connection with the ZAIS Financial formation and which is treated as a C corporation for U.S. federal income tax purposes (including any person treated as a partnership for U.S. federal income tax purposes with one or more direct or indirect C corporation partners) contributed assets with a de minimis amount of built-in gains. As a result, although it is possible that a portion of the assets contributed to ZAIS Financial in connection with its formation may be subject to the built-in gains tax, we expect that the built-in gains resulting from such assets should generally be de minimis.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

If we, our operating partnership or a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. In addition, if we, our operating partnership or a subsidiary REIT owned by our operating partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools.” We may securitize SBC loans that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our operating partnership. Accordingly, we would likely form such securitizations as qualified REIT subsidiaries of a subsidiary REIT of our operating partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” Disqualified organizations may own our stock. Because this tax would be imposed on our company, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of our company or a portion of our assets as a taxable mortgage pool. A RIC or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT of our operating partnership through which we hold taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. If we were to sell a mortgage loan to a third party, depending on the circumstances of the sale, it is possible that the sale could be treated as a prohibited transaction. As a result, no assurance can be given that any securities or loans that we may dispose of will not be treated as property held-for-sale to customers. The Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of our assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we receive any such income, we intend to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur. We may acquire distressed debt instruments. If we acquire a distressed debt instrument when we know or have reason to know that a default may occur, we likely would not be permitted to make a foreclosure property election with such property.

Tax Aspects of Investments in Partnerships

General

We hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our operating partnership and potentially equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although the surviving partnership units are not traded on an established securities market, there is a significant risk that the right of a holder of surviving partnership units to redeem the units for our common stock could cause the surviving partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although the surviving partnership expects to qualify for one of these safe harbors in all taxable years, we cannot provide any assurance that surviving partnership will, in each of its taxable years, qualify for one of these safe harbors.

If our operating partnership were taxable as a corporation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Requirements for Qualification as a REIT,” “— Asset Tests” and “— Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “Failure to Qualify as a REIT,” below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

The partnership agreement of our operating partnership will generally provide that, after allocations to the holder of the Class A Special Unit, items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. The surviving partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section. Under Section 704(b), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

The surviving partnership agreement will require that allocations with respect to any property contributed to the operating partnership in exchange for surviving partnership units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to our operating partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to the surviving operating partnership (or to the Sutherland operating partnership) or, in certain cases, a successor to such partner, which may include us, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person’s corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets. These provisions will also apply to revaluations of our operating partnership’s assets in connection with our operating partnership’s issuance of additional operating partnership units. The application of Section 704(c) of the Code to a partnership such as our operating partnership that holds numerous loan securities can be complex and may require the adoption of certain conventions or methods that could be subject to challenge by the IRS. If any taxable income or loss of our operating partnership were subject to reallocation, such a reallocation could adversely impact our ability to qualify as a REIT or require us to pay a deficiency dividend in order to maintain our qualification as a REIT.

In connection with the formation of Sutherland, and in certain transactions involving ZAIS Financial that occurred prior to the merger of Sutherland and ZAIS Financial, certain persons were treated as contributing assets to the Sutherland operating partnership and the ZAIS Financial operating partnership in exchange for interests in such partnerships. In addition, the merger of the Sutherland operating partnership and the ZAIS Financial operations partnership will be treated as a contribution of assets to the resulting partnership in exchange for operating partnership units for U.S. federal income tax purposes, and therefore we are subject to the allocation provisions described above to the extent of any book-tax difference in our assets at the time of each such contribution (including as of the time of the mergers). These allocation provisions could result in us having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

Failure to Qualify as a REIT

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of U.S. stockholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to our non-U.S. shareholders may not be available if we fail to qualify as a REIT. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the

U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. As discussed above, if we realize excess inclusion income and allocate it to a taxable U.S. stockholder, this income cannot be offset by net operating losses of such stockholder.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. See also “Medicare Tax on Unearned Income” below.

In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i)	the qualified dividend income received by us during such taxable year from non REIT C corporations (including TRSs in which we may own an interest);

(ii)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(iii)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non REIT C corporation over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), and other TRSs that we own, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of the Combined Company” and “Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (up to 39.6% if such shares were held for 12 months or less). Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” See also “— Medicare Tax on Unearned Income” below.

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we do not hold an asset that gives rise to “excess inclusion income” (see “Requirements for Qualification as a REIT — Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income” and, accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI. Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (A) either (x) one pension trust owns more than 25% of the value of our stock, or (y) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (B) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of our stock should generally prevent a U.S. tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. Stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

For most non-U.S. persons, an investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. persons to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities that are either able to claim an exemption from withholding taxes on REIT dividends under the Code such as “qualified foreign pension funds,” as discussed below, or the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends

Subject to the discussion below under “— Capital Gain Dividends”, dividends received by non-U.S. stockholders payable out of our earnings and profits which are not attributable to gains from dispositions of “U.S. real property interests” or designated as capital gains dividends and are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that could result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (i) our common stock constitutes a U.S. real property interest, or USRPI, or (ii) either (A) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. Because our stock is expected to be regularly traded, our common stock will not constitute USRPI with respect to a holder unless such holder holds more than 10% of our stock. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current or accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. Because our stock is expected to be regularly traded, non-dividend distributions by us to a holder are generally not subject to FIRPTA unless such holder holds more than 10% of our stock. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from federal income and withholding tax under FIRPTA on such distributions by us.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The 35% withholding tax will not apply to any capital gain dividend (i) with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one year period ending on the date of such dividend or (ii) received by certain non-U.S. publicly traded investment vehicles. Instead any capital gain dividend received by such a stockholder will be treated as a distribution subject to the rules discussed above under “— Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. We expect that our common stock will be regularly traded on an established securities market in the United States following the mergers, although no assurance can be provided in this regard. In addition, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from income and withholding tax under FIRPTA on distributions from us to the extent attributable to USRPI capital gains.

A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. Although we do not expect that 50% or more of our assets will consist of interests in real property located in the U.S. for purposes of this test, no assurance can be provided in this regard.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is, among others, a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of common stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders.

The following rules simplify such determination:

•	In the case of a publicly traded REIT, a person holding less than 5% of a publicly traded class of stock at all times during the testing period is treated as a US person unless the REIT has actual knowledge that such person is not a US person. Our stock is not publicly traded.
•	In the case of REIT stock held by a publicly traded REIT or certain publicly traded or open-ended regulated investment companies (RICs), the REIT or RIC will be treated as a US person if the REIT or RIC is domestically controlled and will be treated as a non-US person otherwise.
•	In the case of REIT stock held by a REIT or RIC not described in the previous rule, the REIT or RIC is treated as a US person or a non-US person on a look-through basis.

We may be a domestically controlled REIT, in which case the sale of our common stock would not be subject to taxation under FIRPTA. However, because our stock is expected to be widely held, we cannot assure investors that we will be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT, and our stock is treated as USRPI, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (ii) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period. We expect that our common stock will be regularly traded on an established securities market in the United States following the mergers, although no assurance can provided in this regard. In addition, even if we do not qualify as a domestically controlled REIT and our common stock is not regularly traded on an established securities market, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from tax under FIRPTA on the sale of our common stock.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Legislation enacted in 2010 (commonly known as foreign account tax compliance act, or FATCA) and existing guidance issued thereunder generally imposes a 30% withholding tax on dividends in respect of, and, after December 31, 2018, gross proceeds from a disposition of Common Shares held by or through (1) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which our common shares is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. The combined company will not pay any additional amounts to shareholders in respect of any amounts withheld. Holders of our stock are encouraged to consult with their own tax advisor regarding the possible implications of this legislation on their particular circumstances.

Tax Shelter Regulations

In certain circumstances, a holder of common stock who disposes of an interest in a transaction resulting in the recognition by such common stock of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws related to an investment in the common stock of the combined company.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. ZAIS Financial and Sutherland urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about ZAIS Financial or Sutherland. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information ZAIS Financial and Sutherland filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that ZAIS Financial files with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

ZAIS Financial and Sutherland acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the combination of ZAIS Financial and Sutherland through a merger of Sutherland with and into merger sub, which we refer to as the Sutherland merger, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial, upon the terms and subject to the conditions set forth in the merger agreement. The Sutherland merger will become effective on the date and at the time set forth in the articles of merger filed with the Maryland State Department of Assessments and Taxation and the certificate of merger filed with the Delaware Secretary of State. On the closing date of the Sutherland merger, the combined company will change its name to “Sutherland Asset Management Corporation” and the shares of the combined company will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “SLD.”

The merger agreement also provides for the merger of Sutherland operating partnership with and into ZAIS operating partnership, which we refer to as the partnership merger, upon the terms and subject to the conditions set forth in the merger agreement. The partnership merger will become effective on the date and at the time set forth in the certificate of merger filed with the Delaware Secretary of State, which the parties have agreed will be on the same date as the closing of the Sutherland merger, but prior to the effective time of the Sutherland merger. We refer to the Sutherland merger and the partnership merger, together, as the mergers.

The merger agreement provides that the closing of the Sutherland merger will take place at 10:00 a.m. on the third business day after the last of the conditions to the closing of the mergers (described below under “— Conditions to Completion of the Mergers”) have been satisfied or waived by the party entitled to the benefit of such condition (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or valid waiver of those conditions), or on another date as may be agreed in writing by the parties.

On the closing date, immediately prior to the effective time of the mergers, Sutherland will redeem each share of its 12.5% Series A cumulative preferred stock, which we refer to as the Sutherland preferred stock, for a redemption price of $1,000 per share plus accrued and unpaid dividends through and including the closing date.

Merger Consideration; Effects of the Mergers

Sutherland Merger

At the effective time of the Sutherland merger, each share of Sutherland common stock outstanding immediately prior to the effective time of the Sutherland merger will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share or the proper surrender of a book-entry share) a number of shares of combined company common stock equal to the exchange ratio. The exchange ratio will be equal to the quotient (rounded to the nearest one ten-thousandth of a share) determined by dividing (i) the Sutherland adjusted book value per share by (ii) the ZAIS Financial adjusted book value per share.

The ZAIS Financial adjusted book value per share will be determined by calculating ZAIS Financial’s total consolidated stockholders’ equity as of July 31, 2016, which we refer to as the determination date, and deducting estimated unpaid transaction expenses and an additional $15 million. That amount will then be divided by the number of shares of ZAIS Financial common stock issued and outstanding (including any shares of ZAIS Financial common stock issuable upon the redemption of outstanding units of limited partnership interest in ZAIS operating partnership, which we refer to as ZAIS operating partnership units, or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of ZAIS Financial common stock). Similarly, the Sutherland adjusted book value per share will be determined by dividing Sutherland’s total consolidated stockholders’ equity as of the determination date by the number of shares of Sutherland common stock issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding units of limited partnership interest in the Sutherland operating partnership, which we refer to as Sutherland operating partnership units, or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Sutherland common stock). These amounts will be calculated in accordance with GAAP, subject to certain agreed upon calculation principles and after giving pro forma effect to (i) any anticipated dividends and (ii) with respect to Sutherland, the redemption of the outstanding Sutherland preferred stock.

For example, as shown in the table below, assuming the determination date had been June 30, 2016, ZAIS Financial’s total consolidated stockholders’ equity was $166.2 million, and ZAIS Financial’s adjusted book value was $149.4 million, which would be divided by 8,897,800, the total number of shares of ZAIS Financial common stock issued and outstanding (including shares of ZAIS Financial common stock issuable upon the redemption of outstanding ZAIS operating partnership units), resulting in a ZAIS Financial adjusted book value per share of $16.79. On June 30, 2016, Sutherland’s total consolidated stockholders’ equity was $487.9 million, and Sutherland’s adjusted book value was $484.7 million, which would be divided by 33,699,318, the total number of shares of Sutherland common stock currently issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding Sutherland operating partnership units), resulting in a Sutherland adjusted book value per share of $14.38. Based on these assumptions, and without taking into account any provision for anticipated dividends, if the determination date was June 30, 2016, the exchange ratio would have been 0.8567. The actual exchange ratio may be higher or lower than this example depending upon the actual adjusted book values of ZAIS Financial and Sutherland on the determination date (July 31, 2016).

(in thousands except share and per share amounts)	June 30, 2016
	ZAIS Financial	Sutherland
Total consolidated stockholder’s equity	$166,163	$487,864
Adjustments(1)	$(16,765)	$(3,125)
Adjusted book value	$149,398	$484,739
Shares of common stock	7,970,886	30,960,370
Operating partnership units	926,914	2,738,948
Total fully diluted shares	8,897,800	33,699,318
Adjusted book value per share	$16.79	$14.38

(1)	Reflects, (a) for ZAIS Financial, deduction of the agreed $15,000 adjustment and $1,765 of estimated transaction expenses and (b) for Sutherland, the redemption of its outstanding 12.5% Series A cumulative preferred stock for $125 and $3,000 of estimated transaction expenses. These adjustments do not include any provision for anticipated dividends.

Exchange Ratio
$14.38/$16.79 = 0.8567

Pursuant to the merger agreement the parties have agreed that July 31, 2016 will be the determination date.

Each of Sutherland and ZAIS Financial will submit to the other party their proposed calculation of adjusted book value per share within 30 days after the determination date. If the parties are unable to agree upon their respective calculations of adjusted book value per share within a specified period of time, the parties will request that certain third parties specified in the merger agreement make a binding determination with respect to any items upon which the parties are unable to agree.

None of ZAIS Financial, any ZAIS Financial subsidiary, Sutherland, or any Sutherland subsidiary will receive any merger consideration for any share of Sutherland common stock owned by them.

Partnership Merger

At the effective time of the partnership merger, each Sutherland operating partnership unit outstanding immediately prior to the partnership merger effective time will be automatically cancelled and retired and converted into the right to receive (upon proper surrender of such Sutherland operating partnership unit) a number of surviving partnership units equal to the exchange ratio, and cash in lieu of any fractional units (as described below). At the effective time of the partnership merger, each Sutherland operating partnership unit held by Sutherland or its wholly owned subsidiaries will be automatically cancelled and retired and converted into the right to receive the exchange ratio of surviving partnership units. Additionally, at the effective time of the partnership merger, the Sutherland OP special unit held by Waterfall will be automatically cancelled and retired and converted into the right of Waterfall to receive a Class A special unit of the surviving partnership, the terms of which are set forth in the limited partnership agreement of the surviving partnership.

Fractional Shares

To the extent that a Sutherland stockholder or Sutherland operating partnership unitholder would otherwise be entitled to receive a fraction of a share of combined company common stock or fraction of a unit of the surviving partnership, computed on the basis of the aggregate number of shares of Sutherland common stock or Sutherland operating partnership units held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share in an amount equal to such fraction multiplied by the per share closing price on the NYSE of ZAIS Financial common stock (as reported on the NYSE Composite Transactions Tape as such tape is reported in the Bloomberg Professional Service or another recognized business publication) on the date immediately preceding the date on which the effective time of the Sutherland merger occurs.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Organizational Documents of the Surviving Entities

Following the effective time of the mergers, the charter and bylaws of ZAIS Financial will remain the charter and bylaws of the combined company until such time as amended or restated in accordance with applicable law.

At the effective time of the partnership merger, the certificate of limited partnership of ZAIS operating partnership shall be the certificate of limited partnership of the surviving partnership, and the limited partnership agreement of the surviving partnership shall be in the form attached as Exhibit F to the merger agreement. See “Other Agreements — Surviving Partnership Agreement” beginning on page 234.

Officers of the Combined Company

Effective as of the effective time of the Sutherland merger, the persons designated by Sutherland pursuant to the merger agreement shall be the officers of the combined company.

Board of Directors of the Combined Company

The ZAIS Financial board will take or cause to be taken such action as may be necessary, in each case, to be effective as of the effective time of the Sutherland merger, to increase the number of directors to six, cause Thomas E. Capasse, Jack J. Ross, Frank P. Filipps, Todd M. Sinai, J. Mitchell Reese (each of which is a Sutherland designee) and David L. Holman (the ZAIS Financial designee) to compose the entire combined company Board, and appoint Thomas E. Capasse as chairman of the board of the combined company. Sutherland will cause a majority of the designees to be independent as determined under the applicable NYSE independence rules. In the event that any designee is not able or willing to serve on the combined company Board, Sutherland shall select (in the case of a Sutherland designee), and ZAIS Financial shall select with Sutherland’s consent (in the case of the ZAIS Financial designee), within a reasonable period of time prior to the effective time of the Sutherland merger, a replacement who shall be appointed as a member of the combined company board as of the effective time of the Sutherland merger.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Sutherland, on the one hand, and ZAIS Financial, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the Sutherland merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of ZAIS Financial and Sutherland filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered by each of ZAIS Financial and Sutherland in connection with the merger agreement.

Representations and Warranties of Sutherland

The merger agreement includes representations and warranties by Sutherland relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	due authorization, execution, delivery and validity of the merger agreement;
•	enforceability of the merger agreement (subject to certain applicable creditors’ rights laws and general principles of equity);
•	stockholder vote required in order to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws;

•	absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	capital structure;
•	SEC filings, financial statements, internal controls and off-balance sheet arrangements;
•	inapplicability of the 1940 Act;
•	absence of certain changes to Sutherland’s business since December 31, 2015;
•	absence of undisclosed material liabilities;
•	permits and compliance with law;
•	absence of existing defaults or violations under organizational documents or certain other agreements;
•	absence of certain litigation and government orders;
•	compliance with rules, regulations, laws, agency requirements and contracts related to the origination, acquisition, financing, sale, servicing and management of mortgage loans;
•	Sutherland’s mortgage loan portfolio and serviced loan portfolio;
•	tax matters, including qualification as a REIT;
•	employee benefit plans and employees;
•	intellectual property;
•	environmental matters;
•	real property and leases;
•	material contracts;
•	insurance;
•	related party transactions;
•	broker’s, finder’s and similar fees or commissions;
•	opinion of financial advisor;
•	exemption of the merger and the other transactions contemplated by the merger agreement from Maryland anti-takeover statutes;
•	mortgage backed securities; and
•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement.

Representations and Warranties of ZAIS Financial

The merger agreement includes representations and warranties by ZAIS Financial relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	due authorization, execution, delivery and validity of the merger agreement;
•	enforceability of the merger agreement (subject to certain applicable creditors’ rights laws and general principles of equity);
•	stockholder vote required in order to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws;

•	absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	capital structure;
•	SEC filings, financial statements, internal controls and off-balance sheet arrangements;
•	inapplicability of the 1940 Act;
•	absence of certain changes to ZAIS Financial’s business since December 31, 2015;
•	absence of undisclosed material liabilities;
•	permits and compliance with law;
•	absence of existing defaults or violations under organizational documents or certain other agreements;
•	absence of certain litigation and government orders;
•	compliance with rules, regulations, laws, agency requirements and contracts related to the origination, acquisition, financing, sale, servicing and management of mortgage loans;
•	ZAIS Financial’s mortgage loan portfolio and serviced loan portfolio;
•	tax matters, including qualification as a REIT;
•	employee benefit plans and employees;
•	intellectual property;
•	environmental matters;
•	real property and leases;
•	material contracts;
•	insurance;
•	related party transactions;
•	broker’s, finder’s and similar fees or commissions;
•	opinion of financial advisor;
•	exemption of the merger and the other transactions contemplated by the merger agreement from Maryland anti-takeover statutes;
•	mortgage backed securities;
•	ownership and activities of merger sub;
•	agreements with ZAIS Financial’s advisor; and
•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement.

Definition of “Material Adverse Effect”

Many of the representations of Sutherland and ZAIS Financial are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and such party’s subsidiaries, taken as a whole, except to the extent arising out of or resulting from:

•	any failure by such party to meet any projections or forecasts, or any estimates of earnings, revenues or other metrics for any period (although any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);
•	any changes that affect the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) generally, except to the extent such party and its subsidiaries, taken as a whole, are disproportionately affected relative to others in the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) in the United States;
•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, except to the extent such party and its subsidiaries, taken as a whole, are disproportionately affected relative to others in the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) in the United States;
•	any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, except to the extent such party and its subsidiaries, taken as a whole, are disproportionately affected relative to others in the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) in the United States;
•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the execution of the merger agreement, except to the extent such party and its subsidiaries, taken as a whole, are disproportionately affected relative to others in the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) in the United States;
•	the execution and delivery of the merger agreement, or the public announcement of the mergers or the other transactions contemplated by the merger agreement;
•	the taking of any action expressly required by the merger agreement, or the taking of any action at the written request or with the prior written consent of the other party;
•	earthquakes, hurricanes, floods or other natural disasters, except to the extent such party and its subsidiaries, taken as a whole, are disproportionately affected relative to others in the residential mortgage loan industry (with respect to ZAIS Financial) or the commercial mortgage loan industry (with respect to Sutherland) in the geographic regions in which such party and its subsidiaries operate;
•	changes in law or GAAP (or the interpretation thereof); and
•	with respect to ZAIS Financial, any legal action made or initiated by any holder of such party’s common stock, including any derivative claims, arising out of or relating to the merger agreement or the transactions contemplated thereby, or certain legal actions set forth on its disclosure letter.

A “material adverse effect” with respect to either ZAIS Financial or Sutherland also would mean any event, circumstance, change, effect, development, condition or occurrence that would prevent or materially impair that party’s ability to consummate the mergers before December 31, 2016.

Covenants and Agreements

Conduct of Business of Sutherland Pending the Merger

Sutherland has agreed to certain restrictions on the conduct of its business and that of its subsidiaries until the earlier to occur of the effective time of the Sutherland merger and the date, if any, on which the merger agreement is validly terminated. In general, except with ZAIS Financial’s prior written consent

(which consent shall not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated, expressly required or expressly permitted by the merger agreement, required by law, or as set forth in the Sutherland disclosure letter, Sutherland has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (ii) maintain the status of Sutherland as a REIT.

Without limiting the foregoing, Sutherland has also agreed that, during the interim period between signing and closing of the mergers, subject to certain specified exceptions, including those discussed below, and except with ZAIS Financial’s prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned), or as otherwise expressly contemplated, expressly required or expressly permitted by the merger agreement, required by law, or as set forth in the Sutherland disclosure letter, it will not, and it will not cause or permit any of its subsidiaries to, do any of the following:

•	amend or propose to amend its governing documents or such equivalent organizational or governing documents of any Sutherland subsidiary material to Sutherland and the Sutherland subsidiaries, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Sutherland charter) under the Sutherland charter;
•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Sutherland or any Sutherland subsidiary (other than any wholly owned subsidiary);
•	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Sutherland or any Sutherland subsidiary or other equity securities or ownership interests in Sutherland or any Sutherland subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by Sutherland of regular dividends in accordance with past practice at an annualized rate not to exceed $1.25 per share, (B) the declaration and payment by the Sutherland operating partnership of regular distributions in accordance with past practice and for any interim period through the closing of the mergers, on the Sutherland operating partnership units, (C) the declaration and payment of dividends or other distributions to Sutherland by any directly or indirectly wholly owned subsidiary, and (D) distributions by any Sutherland subsidiary that is not wholly owned, directly or indirectly, by Sutherland, in accordance with the requirements of the organizational documents of such Sutherland; provided, that, notwithstanding the restriction on dividends and other distributions, Sutherland and any Sutherland subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Sutherland to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Sutherland or a Sutherland subsidiary (other than redemptions of the Sutherland operating partnership units pursuant to Sutherland operating partnership’s operating agreement);
•	except for transactions among Sutherland and one or more wholly owned Sutherland subsidiaries or among one or more wholly owned Sutherland subsidiaries, or as otherwise contemplated in the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of Sutherland or any of the Sutherland subsidiaries’ capital stock (including the Sutherland operating partnership units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Sutherland or any of the Sutherland subsidiaries’ capital stock or other equity interests;
•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by Sutherland or any wholly owned Sutherland subsidiary of or from an existing wholly owned Sutherland subsidiary, (C) acquisitions of real property as the result of foreclosures on Sutherland loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;
•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any contract to which Sutherland or any Sutherland subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Sutherland or any of the Sutherland subsidiaries, except (A) indebtedness incurred under Sutherland’s existing warehouse facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the merger agreement), (B) funding any transactions permitted by the merger agreement, (C) indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on Sutherland compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);
•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Sutherland or a wholly owned Sutherland subsidiary to Sutherland or a wholly owned Sutherland subsidiary and (B) investments permitted pursuant to the terms of the merger agreement;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of Sutherland’s material contracts, other than (A) any termination or renewal in accordance with the terms of any such existing material contract that occurs automatically without any action (other than notice of renewal) by Sutherland or any Sutherland subsidiary or (B) as may be reasonably necessary to comply with the terms of the merger agreement;
•	make any payment, direct or indirect, of any liability of Sutherland or any Sutherland subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the merger agreement;
•	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Sutherland made available to ZAIS Financial prior to the date of the merger agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Sutherland or any Sutherland subsidiary or the combined company, (C) do not provide for any admission of material liability by Sutherland or any of the Sutherland subsidiaries, excluding in each case any such matter relating to taxes, and (D) waivers of late fees and other loan modifications of Sutherland loans entered into in the ordinary course of business;
•	(A) hire or terminate any officer or director of Sutherland or any Sutherland subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Sutherland’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;
•	enter into or modify in a manner adverse to Sutherland any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve Sutherland’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Sutherland subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Sutherland to fail to qualify as a REIT or any Sutherland subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;
•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted the terms of the merger agreement in a manner that would not reasonably be expected to be materially adverse to Sutherland or to prevent or impair the ability of Sutherland and its related entities to consummate the mergers;
•	amend or modify the engagement letters entered into with the Merrill Lynch, Pierce, Fenner & Smith Incorporated, in a manner adverse to Sutherland, any Sutherland subsidiary or ZAIS Financial, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or
•	authorize, or enter into any contract to do any of the foregoing.

The above restrictions, however, will not prohibit Sutherland from taking any action that, in the reasonable judgment of the Sutherland board, upon advice of counsel, is reasonably necessary for Sutherland to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Sutherland merger or to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Sutherland or any of its subsidiaries be registered as an investment company under the 1940 Act.

Conduct of Business of ZAIS Financial Pending the Merger

ZAIS Financial has agreed to certain restrictions on the conduct of its business and that of its subsidiaries until the earlier to occur of the effective time of the Sutherland merger and the date, if any, on which the merger agreement is validly terminated. In general, except with Sutherland’s prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated, expressly required or expressly permitted by the merger agreement, required by law, or as set forth in ZAIS Financial’s disclosure letter, and except for certain contemplated transactions (including the tender offer, the whole loan portfolio sale, the potential sale of GMFS and the sale of certain securities) ZAIS Financial has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (ii) maintain the status of ZAIS Financial as a REIT.

Without limiting the foregoing, ZAIS Financial has also agreed that, during the interim period between signing and closing of the mergers, subject to certain specified exceptions, including those discussed below, and except with Sutherland’s prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, expressly required or expressly permitted by the merger agreement or as set forth in ZAIS Financial’s disclosure letter, and except for certain contemplated transactions (including the tender offer and the whole loan portfolio sale), it will not, and it will not cause or permit any of its subsidiaries to, do any of the following:

•	amend or propose to amend (A) ZAIS Financial’s governing documents or (B) such equivalent organizational or governing documents of any material subsidiary, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in ZAIS Financial’s charter) under the ZAIS Financial charter;
•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of ZAIS Financial or any ZAIS Financial subsidiary (other than any wholly owned subsidiary);
•	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of ZAIS Financial or any ZAIS Financial subsidiary or other equity securities or ownership interests in ZAIS Financial or any ZAIS Financial subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by ZAIS Financial of regular dividends in accordance with past practice at an annualized rate not to exceed $1.60 per share, (B) the declaration and payment by the ZAIS operating partnership of regular distributions in accordance with past practice and for any interim period through the closing, on the ZAIS operating partnership units, (C) the declaration and payment of dividends or other distributions to ZAIS Financial by any directly or indirectly wholly owned subsidiary, and (D) distributions by any ZIAS subsidiary that is not wholly owned, directly or indirectly, by ZAIS Financial, in accordance with the requirements of the organizational documents of such company; provided, that, notwithstanding this restriction on dividends and other distributions, ZAIS Financial and any ZAIS Financial subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for ZAIS Financial to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of ZAIS Financial or a ZAIS Financial subsidiary (other than redemptions of the ZAIS operating partnership units pursuant to ZAIS operating partnership’s partnership agreement);
•	except for transactions among ZAIS Financial and one or more wholly owned subsidiaries or among one or more wholly owned company subsidiaries, or as otherwise contemplated in the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of ZAIS Financial or any of its subsidiaries’ capital stock (including the ZAIS operating partnership units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of ZAIS Financial or any of its subsidiaries’ capital stock or other equity interests;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by ZAIS Financial or any wholly owned subsidiary of or from an existing wholly owned subsidiary, (C) acquisitions of real property as the result of foreclosures on ZAIS Financial loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;
•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (including, for the avoidance of doubt, the contemplated sale of GMFS or the potential sale of certain mortgage securities), except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed (A) in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any contract to which ZAIS Financial or any of its subsidiaries is a party shall be considered to be done in the ordinary course of business consistent with past practice and (B) with respect to any investments made with the proceeds from the whole loan portfolio sale and the contemplated sale of certain mortgage securities, in connection with the sale of such investments to obtain cash to fund the tender offer;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities, except (A) indebtedness incurred under ZAIS Financial’s existing warehouse facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends as permitted by the merger agreement), (B) funding any permitted transactions, (C) indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on ZAIS Financial compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);
•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by ZAIS Financial or a wholly owned subsidiary to ZAIS Financial or a wholly owned subsidiary and (B) investments permitted pursuant to the merger agreement;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, other than (A) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action (other than notice of renewal) by ZAIS Financial or any of its subsidiaries or (B) as may be reasonably necessary to comply with the terms of the merger agreement;
•	make any payment, direct or indirect, of any liability of ZAIS Financial or any its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the merger agreement;
•	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of ZAIS Financial included in ZAIS Financial’s SEC filings and publicly available prior to the date of the merger agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against ZAIS Financial or any of its subsidiaries or the combined company, (C) do not provide for any admission of material liability by ZAIS Financial or any of its subsidiaries, excluding in each case any such matter relating to taxes, (D) with respect to any action involving any present, former or purported holder or group of holders of ZAIS Financial common stock, Sutherland has provided its prior written consent, and (E) waivers of late fees and other loan modifications of ZAIS Financial loans entered into in the ordinary course of business;
•	(A) hire or terminate any officer or director of ZAIS Financial or any of its subsidiaries, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of ZAIS Financial’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;
•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;
•	enter into or modify in a manner adverse to ZAIS Financial any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve ZAIS Financial’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause ZAIS Financial to fail to qualify as a REIT or any subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;
•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the merger agreement in a manner that would not reasonably be expected to be materially adverse to ZAIS Financial or to prevent or impair the ability of ZAIS Financial and its related entities to consummate the mergers;
•	amend or modify the engagement letters entered into with the Houlihan Lokey Capital, Inc., in a manner adverse to ZAIS Financial, any of its subsidiaries or Sutherland, or engage other financial advisers in connection with the transactions contemplated by the merger agreement;
•	make any payment, distribution or transfer of assets to ZAIS Financial’s advisor or its affiliates (other than ZAIS Financial and any of its subsidiaries) except in such amount and as expressly contemplated by the merger agreement or the ZAIS Financial advisor termination agreement;

•	withdraw the tender offer; or
•	authorize, or enter into any contract to do any of the foregoing.

The above restrictions, however, will not prohibit ZAIS Financial from taking any action that, in the reasonable judgment of the ZAIS Financial board, upon advice of counsel, is reasonably necessary for ZAIS Financial to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Sutherland merger or to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that ZAIS Financial or any of its subsidiaries be registered as an investment company under the 1940 Act.

No Solicitation of Alternative Transactions

Prior to the closing of the merger, each of ZAIS Financial and Sutherland shall not, nor shall it permit any of its subsidiaries to, and shall instruct its, and its subsidiaries’, directors, officers, employees, advisors, agents or other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;
•	enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person (other than Sutherland, ZAIS Financial or their respective representatives) any non-public information or data in furtherance of, any Acquisition Proposal;
•	enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than certain confidentiality agreements);
•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (unless the ZAIS Financial board or the Sutherland board determines after consultation with legal counsel, that not doing so would be inconsistent with its duties under applicable law, in which case ZAIS Financial or Sutherland, respectively, may waive any provision of any standstill or confidentiality agreement that prohibits a confidential proposal being made to such board (directly or indirectly through its representatives) so long as (1) such waiver, amendment or release is limited only to permitting such a confidential proposal and (2) such party promptly notifies the other party of the granting such waiver, amendment or release prior thereto); or
•	agree, approve, recommend or propose to do any of the foregoing.

Additionally, each of ZAIS Financial and Sutherland shall, and shall cause each of its subsidiaries and shall use its commercially reasonable efforts to cause its, or any of its subsidiaries’, directors, officers, employees, advisors, agents and other representatives to (i) immediately cease and cause to be terminated all existing negotiations with any person and its representatives (other than Sutherland, ZAIS Financial, as applicable, or any of their respective representatives) with respect to any Acquisition Proposal, (ii) enforce any confidentiality or standstill provisions or provisions of similar effect to which ZAIS Financial or Sutherland, as applicable, or any of their subsidiaries is a party or of which ZAIS Financial or Sutherland, as applicable, or any of their subsidiaries is a beneficiary and (iii) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any person and its representatives and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or any of their respective representatives.

For the purposes of the merger agreement, “Acquisition Proposal” means any proposal, offer, or inquiry from any person or group of persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of ZAIS Financial and its subsidiaries or Sutherland and its subsidiaries, as applicable, that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on fair market value) of ZAIS Financial and its subsidiaries or Sutherland and its subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of 25% or more of any class of capital stock, other equity security or voting power of ZAIS Financial or Sutherland (or any resulting parent company of ZAIS Financial or Sutherland), in each case other than the transactions contemplated by the merger agreement. However, an Acquisition Proposal shall not include the ZAIS Financial tender offer contemplated by the merger agreement or any proposal, offer or inquiry relating to the sales of ZAIS Financial’s whole loan portfolio, certain mortgage securities, or GMFS.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to obtaining the applicable approval of their stockholders at their respective stockholder meetings, each of Sutherland and ZAIS Financial may, in response to a written Acquisition Proposal (that did not result from a breach of the no solicitation provisions described above), (i) furnish non-public information with respect to it and its subsidiaries to the person making such Acquisition Proposal (and its representatives), pursuant to a confidentiality agreement containing provisions that are no less favorable in the aggregate than those contained in the confidentiality agreement between ZAIS Financial and Waterfall and so long as all such information is provided to the Sutherland or ZAIS Financial, as applicable, prior to or concurrently with the time that such information is provided to such third party if it has not been provided previously, and (ii) participate in negotiations with the person making the Acquisition Proposal (and such person’s representatives) regarding such Acquisition Proposal, in each case, so long as the Sutherland board or the ZAIS Financial board, as applicable, has determined in good faith (after consultation with outside counsel and its financial advisor) that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and the failure to take such actions would be inconsistent with the applicable board’s duties under applicable law. ZAIS Financial and Sutherland, or their respective representatives, may also contact any person submitting an Acquisition Proposal (that did not result from a breach of the merger agreement) to clarify and understand the terms of an Acquisition Proposal in order to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

For purposes of the merger agreement, a “Superior Proposal” means any Acquisition Proposal made after the date of the merger agreement (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that (A) if consummated, would be more favorable to the stockholders of ZAIS Financial or Sutherland, respectively, from a financial point of view than the mergers and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Each of Sutherland and ZAIS Financial must notify the other party promptly (and in any event within one business day) after receipt of any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal or the initial request for non-public information relating to such party or any of its subsidiaries. Such notice to the other party must indicate the identity of the person making such request and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy of the Acquisition Proposal if in writing and any related documents or correspondence). Following the date merger agreement, each party must keep the other party reasonably informed orally and in writing on a current basis (and in any event, within one business day) of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the date of the merger agreement) including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and, upon the request of the other party, must apprise the other party of the status and details of such Acquisition Proposal. Each party has agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits such party from providing any information to other party in accordance with, or from otherwise complying with the terms of, these provisions contained in the merger agreement.

Changes in Recommendation

Except as described below, neither the ZAIS Financial board nor the Sutherland board, as applicable, may (i) fail to make or withdraw (or modify or qualify in any manner adverse to the other party or publicly propose to withdraw, modify or qualify in any manner adverse to the other party) the recommendation that the ZAIS Financial stockholders vote in favor of the issuance of ZAIS Financial common stock in the Sutherland merger as contemplated by the merger agreement, which we refer to as the ZAIS Financial board recommendation, or the recommendation that the Sutherland stockholders vote in favor of approval of the Sutherland merger and the merger agreement, which we refer to as the Sutherland board recommendation, or the determination of the advisability to its stockholders of the Sutherland merger and other transactions contemplated by the merger agreement or make any other public statement in connection with the ZAIS Financial stockholders meeting or Sutherland stockholders meeting that would reasonably be expected to have the same effect of the foregoing, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (iii) fail to include the ZAIS Financial board recommendation or the Sutherland board recommendation, respectively, in whole or in part in the proxy statement for such meetings, or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any pending tender or exchange offer that constitutes an Acquisition Proposal within ten business days after it is launched or (v) fail within three business days of a request by the other party following the public announcement of an Acquisition Proposal, to reaffirm the ZAIS Financial board recommendation or the Sutherland board recommendation, as applicable. We refer to these described actions as an Adverse Recommendation Change.

Notwithstanding the foregoing, the ZAIS Financial board or the Sutherland board, as applicable, may make an Adverse Recommendation Change prior to obtaining the approval of its respective stockholders, if and only if:

•	four business days, which is referred to herein as the notice period, has elapsed since the party proposing to take such action has given written notice to the other party advising the other party that it intends to make an Adverse Recommendation Change (provided that in the event of any material change to the material terms of such Superior Proposal, the notifying party is required to deliver a new notice and commence a new notice period of two business days), which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the person making such proposal and include copies of the current drafts of all material agreements between such party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal;
•	during the notice period, ZAIS Financial or Sutherland, as applicable, has negotiated with the other party in good faith (to the extent such other party wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that failure to make an Adverse Recommendation Change would no longer be inconsistent with such Board’s duties under applicable law;
•	at the end of the notice period, the ZAIS Financial board or the Sutherland board, as applicable, has determined in good faith (after consultation with outside counsel and financial advisors) that failure to take such action would be inconsistent with such Board’s duties under applicable law

The merger agreement does not prohibit ZAIS Financial, Sutherland, the ZAIS Financial board or the Sutherland board, as applicable, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to its stockholders if, in the good faith judgment of the ZAIS Financial board or the Sutherland board, as applicable, after consultation with outside counsel, that the failure to so disclose would be inconsistent with its duties under applicable law. Any such communication or disclosure described in the previous sentence will not be deemed to be an Adverse Recommendation Change so long as it includes the ZAIS Financial board recommendation or the Sutherland board recommendation, respectively, and does not contain an express Adverse Recommendation Change.

Form S-4, Proxy Statement/Prospectus; Stockholders Meetings

The merger agreement provides that ZAIS Financial and Sutherland will each prepare a proxy statement to be sent to their respective stockholders, and ZAIS Financial will prepare and cause to be filed with the SEC a proxy statement and a registration statement on Form S-4 with respect to the shares of ZAIS Financial common stock to be issued in the Sutherland merger, all of which are included in this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. ZAIS Financial, ZAIS operating partnership and Sutherland also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to permit the ZAIS Financial common stock and ZAIS operating partnership units to be issued in the mergers and to permit all affiliates named in the Form S-4 to resell the securities registered pursuant to that Form S-4.

Each of ZAIS Financial and Sutherland will use its reasonable best efforts to cause the proxy statement for its stockholder meeting to be mailed to their stockholders entitled to vote at their respective stockholder meetings and obtain their respective stockholders’ approvals as soon as practicable after the Form S-4 is declared effective. ZAIS Financial will include in the proxy statement/prospectus its recommendation to its stockholders that they approve the issuance of shares of ZAIS Financial common stock in the merger and will use its reasonable best efforts to hold its stockholder meeting as soon as reasonably practicable after the Form S-4 is declared effective; provided, that the ZAIS Financial stockholder meeting shall not be less than five business days following the announcement of the exchange ratio. Sutherland will include in its proxy statement its recommendation to its stockholders that they approve the merger and the other transactions contemplated by the merger agreement and will use its reasonable best efforts to hold its stockholder meeting as soon as reasonably practicable after the Form S-4 is declared effective; provided, that the Sutherland stockholder meeting shall not be less than five business days following the announcement of the exchange ratio.

Access to Information; Confidentiality

The merger agreement requires both ZAIS Financial and Sutherland to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access (including for purposes of finalizing the exchange ratio) to its properties, offices, books, contracts, personnel and records, and each of ZAIS Financial and Sutherland are required to use their reasonable best efforts to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and any other information (including with respect to any pending or threatened legal action) as the other party may reasonably request.

Each of ZAIS Financial and Sutherland will hold, and cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by and in accordance with the terms of the existing confidentiality agreement between ZAIS Financial and Waterfall.

Public Announcements

Each of the parties to the merger agreement have agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, none of the parties to the merger agreement will, subject to certain exceptions, issue any press release or otherwise make a public statement or filing without obtaining the other parties’ consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

From and after the effective time of the Sutherland merger, pursuant to the terms of the merger agreement and subject to certain limitations, the combined company will indemnify, defend and hold harmless, among others, any manager, director, officer, partner, member, trustee, employee, agent or fiduciary of Sutherland and its subsidiaries (which we refer to as the indemnified parties), against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal action to the extent such action arises out of or pertains to (i) any action or omission or alleged action or omission in such indemnified party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Sutherland or any of its subsidiaries, or (y) the merger agreement or any of the transactions contemplated by the merger agreement, including the mergers.

For a period of six years after the effective time of the Sutherland merger, the combined company will maintain in effect Sutherland current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the effective time of the Sutherland merger. In lieu of the foregoing, the combined company may (i) substitute therefor policies of an insurance company with the same or better rating as Sutherland’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Sutherland’s existing policies or (ii) in consultation with ZAIS Financial, Sutherland may obtain extended reporting period coverage under Sutherland’s existing insurance programs (to be effective as of the effective time of the Sutherland merger) for a period of six years after the effective time of the Sutherland merger for a cost not in excess of three times the current annual premiums for such insurance.

Appropriate Action; Consents; Filings

Both ZAIS Financial and Sutherland will, and will cause their respective subsidiaries to, use their reasonable best efforts (subject to certain limitations) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement, including:

•	taking all actions necessary to satisfy the closing conditions set forth in the merger agreement;
•	preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority or agency;
•	obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities, agencies or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement and the making of all necessary or advisable registrations and filings and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement;
•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the mergers so as to enable the closing to occur as soon as reasonably possible; and
•	executing and delivering any additional instruments necessary or advisable to consummate the mergers and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Neither party will have any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries (including the combined company after the closing) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including the combined company after the closing) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. ZAIS Financial and Sutherland will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement.

Notification of Certain Matters; Transaction Litigation

ZAIS Financial and Sutherland, and their respective representatives, will provide prompt notice to the other party of any notice or other communication received from any governmental authority in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement, or from any person alleging that the consent of such person is or may be required in connection with the mergers or the other transactions contemplated by the merger agreement.

ZAIS Financial and Sutherland, and their respective representatives, will provide prompt notice to the other party if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by December 31, 2016, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

ZAIS Financial and Sutherland, and their respective representatives, will provide prompt notice to the other party of any legal actions commenced or threatened against, relating to or involving such party or any of its subsidiaries or their respective directors, officers or partners that relates to the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each party will allow the other party the opportunity to reasonably participate in the defense and settlement of any such litigation and not to agree to a settlement of any such litigation without the other’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

Sale of ZAIS Financial’s Whole Loan Portfolio

In order to reduce market risk in its investment portfolio, prior to entering into the merger agreement, ZAIS Financial had begun the process of selling its seasoned, re-performing mortgage loans from its residential mortgage investments segment, which we refer to as the whole loan portfolio. The merger agreement requires ZAIS Financial to complete the sale of its whole loan portfolio as a condition to closing of the mergers. On May 26, 2016, ZAIS Financial entered into a contract providing for, and completed the sale of, its whole loan portfolio (with an unpaid principal balance of $430.7 million) to Citigroup Global Markets Realty Corporation (“CGMRC”) for $362.0 million. The sale price was determined as a sum of (i) a percentage of the unpaid principal balance of the loans sold, (ii) accrued interest and (iii) outstanding, recoverable servicing advances. For more information regarding the details of this sale, see ZAIS Financial’s Current Report on Form 8-K, filed with the SEC on June 1, 2016.

Termination of ZAIS Financial’s Conduit Business

On or prior to the closing of the mergers, ZAIS Financial will cause all contracts entered into by ZFC Funding, Inc., a wholly owned subsidiary of ZAIS operating partnership, to be settled or terminated (subject to any obligations that survive after termination pursuant to the terms of such contracts) and all licenses obtained from governmental authorities by ZFC Funding, Inc. to be surrendered (subject to all post-surrender requirements as mandated by applicable law).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	ZAIS Financial using its reasonable best efforts to cause the shares of ZAIS Financial common stock to be issued in the Sutherland merger to be approved for listing on the NYSE;
•	each of Sutherland and ZAIS Financial using its respective commercially reasonable efforts to cause the Sutherland merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;
•	the preparation by each of ZAIS Financial and Sutherland of certain tax representation letters related to certain opinions of counsel to be delivered in connection with the merger agreement;
•	ZAIS Financial’s obligation to pay, immediately prior to the effective time, certain dividends that have been declared on shares of ZAIS Financial common stock and have not yet been paid;

•	the option of each of ZAIS Financial and Sutherland to pay a ratable dividend to its respective stockholders if the other party declares or pays any dividend in order to maintain its status as a REIT under the Code or to avoid or reduce entity-level income or excise taxes;
•	Sutherland and its subsidiaries voting all shares of ZAIS Financial common stock they beneficially own as of the record date of the ZAIS Financial special meeting, if any, in favor of approval of the issuance of shares of ZAIS Financial common stock pursuant to the merger agreement;
•	each of parties using their respective reasonable best efforts to render inapplicable any takeover statutes to the mergers and the other transactions contemplated by the merger agreement;
•	termination by each of ZAIS Financial and Sutherland of certain related party contracts;
•	ZAIS Financial changing the corporate and entity names of each of the former ZAIS Financial subsidiaries immediately prior to the closing to names that do not include “ZAIS Financial” or any derivative thereof;
•	ZAIS Financial using its reasonable best efforts to cause resignation letters executed by each director of ZAIS Financial, ZAIS operating partnership and each wholly owned subsidiary, to be effective as of the effective time of the applicable merger, to be delivered to Sutherland; and
•	the ZAIS Financial board taking such action as may be necessary to appoint the Sutherland designees and the ZAIS Financial designee to the Board, effective as of the effective time of the Sutherland merger.

Notwithstanding the foregoing, nothing shall prohibit ZAIS Financial or Sutherland from taking any action that, in the reasonable judgment of their respective boards, upon advice of counsel, is reasonably necessary to avoid or continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code, or to establish or maintain any exemption from or otherwise avoid the imposition of any requirement to be registered as an investment company under the 1940 Act.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of ZAIS Financial and Sutherland to complete the mergers and the other transactions contemplated by the merger agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Sutherland merger, of the following conditions:

•	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the mergers and the other transactions contemplated by the merger agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;
•	approval by the ZAIS Financial stockholders of the issuance of the shares of ZAIS Financial common stock in connection with the Sutherland merger;
•	approval by the Sutherland stockholders of the merger, the merger agreement and the other transactions contemplated by the merger agreement;
•	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that prohibits, restrains, enjoins or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;
•	the registration statement of which this joint proxy statement/prospectus is a party having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn;

•	the shares of ZAIS Financial common stock to be issued in connection with the Sutherland merger and the shares of ZAIS Financial common stock that may be issued to holders of ZAIS operating partnership units to be issued in connection with the partnership merger upon exchange thereof having been approved for listing on the NYSE, subject to official notice of issuance; and
•	the commencement of the ZAIS Financial tender offer and either the acceptance for payment of any shares tendered or the withdrawal of the tender offer shall have occurred.

Additional Closing Conditions for the Benefit of ZAIS Financial

The obligations of ZAIS Financial and its related entities to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver by ZAIS Financial, at or prior to the effective time of the Sutherland merger, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the merger agreement by Sutherland regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the 1940 Act;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the merger agreement by Sutherland regarding certain aspects of its capital structure;
•	the accuracy of all other representations and warranties made in the merger agreement by Sutherland (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on Sutherland;
•	Sutherland and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the merger agreement on or prior to the effective time of the Sutherland merger;
•	no circumstance shall exist on the closing date that constitutes a material adverse effect with respect to Sutherland;
•	receipt by ZAIS Financial of an officer’s certificate dated as of the closing date and signed by Sutherland’s chief executive officer and chief financial officer on behalf of Sutherland, certifying that the closing conditions described in the five preceding bullets have been satisfied;
•	receipt by ZAIS Financial of an opinion dated as of the closing date from Clifford Chance LLP, or other counsel reasonably satisfactory to ZAIS Financial, to the effect that, commencing with its taxable year ended December 31, 2013, Sutherland has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Sutherland to meet, though the effective time of the Sutherland merger, the requirements for qualification and taxation as a REIT under the Code;
•	receipt by ZAIS Financial of an opinion from Alston & Bird LLP, dated as of the closing date, regarding the Sutherland merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt by ZAIS Financial of a certificate from Sutherland confirming that Sutherland is not a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

Additional Closing Conditions for the Benefit of Sutherland

The obligations of Sutherland and its related parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver by Sutherland, at or prior to the effective time of the Sutherland merger, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the merger agreement by ZAIS Financial regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the 1940 Act;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the merger agreement by ZAIS Financial regarding certain aspects of its capital structure;
•	the accuracy of all other representations and warranties made in the merger agreement by ZAIS Financial (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on ZAIS Financial;
•	ZAIS Financial and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the merger agreement on or prior to the effective time of the Sutherland merger;
•	no circumstance shall exist on the closing date that constitutes a material adverse effect with respect to ZAIS Financial;
•	receipt by Sutherland of an officer’s certificate dated as of the closing date and signed by ZAIS Financial’s chief executive officer and chief financial officer on behalf of ZAIS Financial, certifying that the closing conditions described in the five preceding bullets have been satisfied;
•	receipt by Sutherland of an opinion dated as of the closing date from Clifford Chance LLP, or other counsel reasonably satisfactory to Sutherland, to the effect that, commencing with its taxable year ended December 31, 2011, ZAIS Financial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled ZAIS Financial to meet, though the effective time of the Sutherland merger, the requirements for qualification and taxation as a REIT under the Code;
•	receipt by Sutherland of an opinion from Sidley Austin LLP, dated as of the closing date, regarding the Sutherland merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code;
•	the election of each of the designees to the ZAIS Financial board, effective as of the effective time of the Sutherland merger;
•	the consummation of the whole loan portfolio sale; and
•	receipt by Sutherland and ZAIS Financial of a certificate, dated as of the closing date, signed by an authorized officer of ZAIS Financial’s advisor, certifying that the representations and warranties made by the advisor in the ZAIS Financial advisor termination agreement are true and correct as of the effective time of the Sutherland merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect with respect to ZAIS Financial.

Termination of the Merger Agreement and Termination Fees

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the Sutherland merger by the mutual written consent of ZAIS Financial and Sutherland.

Termination by Either ZAIS Financial or Sutherland

The merger agreement may also be terminated prior to the effective time of Sutherland the merger by either ZAIS Financial or Sutherland if:

•	the Sutherland merger has not occurred on or before 11:59 p.m. New York time on December 31, 2016, provided that this termination right will not be available to a party whose failure to perform or comply in all material respects with the obligations, covenants or agreements of such party set forth in the merger agreement has been the cause of, or resulted in, the failure of the Sutherland merger to be consummated by such date);
•	any governmental authority of competent jurisdiction has issued a judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such judgment, injunction, order or decree has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such judgment, injunction, order or decree was primarily due to the failure of such party to perform any of its obligations, covenants or agreements under the merger agreement); or
•	stockholders of ZAIS Financial have failed to approve the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger, or stockholders of Sutherland have failed to approve the Sutherland merger and the other transactions contemplated by the merger agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s stockholder approval was primarily due to the failure of such party to perform any of its obligations, covenants or agreements under the merger agreement).

Termination by ZAIS Financial

The merger agreement may also be terminated prior to the effective time of the Sutherland merger by ZAIS Financial under the following circumstances:

•	Sutherland or any of its related parties has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time for the Sutherland merger, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by December 31, 2016 (provided that this termination right will not be available if ZAIS Financial is in breach of any of its own representations, warranties, obligations, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied); or
•	at any time prior to the approval of the Sutherland merger by the Sutherland stockholders, if Sutherland or the Sutherland board (i) has made an Adverse Recommendation Change and ZAIS Financial terminates the merger agreement within 30 days of the date of the Adverse Recommendation Change, (ii) fails to recommend to Sutherland’s stockholders the approval of the merger and the other transactions contemplated by the merger agreement in its proxy statement or (iii) approves, adopts, publicly endorses or recommends, or enters into or allows Sutherland or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal.

Termination by Sutherland

The merger agreement may also be terminated prior to the effective time of the Sutherland merger by Sutherland under the following circumstances:

•	ZAIS Financial or any of its related parties has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time for the Sutherland merger, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by December 31, 2016 (provided that this termination right will not be available if Sutherland is in breach of any of its own representations, warranties, obligations, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied); or
•	at any time prior to the approval of the share issuance proposal by the ZAIS Financial stockholders, if ZAIS Financial or the ZAIS Financial board (i) has made an Adverse Recommendation Change and Sutherland terminates the merger agreement within 30 days of the date of the Adverse Recommendation Change, (ii) fails to recommend to ZAIS Financial’s stockholders the approval of the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger in its proxy statement or (iii) approves, adopts, publicly endorses or recommends, or enters into or allows ZAIS Financial or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal.

Termination Fee Payable by ZAIS Financial to Sutherland

ZAIS Financial has agreed to pay a termination fee of $4 million to Sutherland if:

•	all of the following events have occurred:
º	the merger agreement is terminated by Sutherland because ZAIS Financial (or one of its related parties) has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time for the Sutherland merger, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by the outside date; and
º	after the date of the merger agreement and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (provided that all percentages included in the definition of “Acquisition Proposal” will be increased to 50%) has been publicly announced, disclosed or otherwise communicated to the ZAIS Financial board or any person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal; or
•	all of the following events have occurred:
º	the merger agreement is terminated by ZAIS Financial or Sutherland because stockholders of ZAIS Financial failed to approve the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger, or stockholders of Sutherland failed to approve the merger and the other transactions contemplated by the Sutherland merger agreement, as applicable;
º	prior to ZAIS Financial’s stockholder meeting, an Acquisition Proposal with respect to ZAIS Financial has been publicly announced, disclosed or otherwise communicated to ZAIS Financial’s stockholders (and not withdrawn) or any person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal; and
º	within 12 months after such termination, ZAIS Financial consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

•	the merger agreement is terminated by Sutherland because prior to the approval of the ZAIS Financial stockholders, ZAIS Financial or the ZAIS Financial board (i) has made an Adverse Recommendation Change and Sutherland terminates the merger agreement within 30 days of such Adverse Recommendation Change, (ii) has failed to recommend to ZAIS Financial’s stockholders the approval of the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger in its proxy statement or (iii) approves, adopts, publicly endorses or recommends, or enters into or allows ZAIS Financial or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal.

The parties to the merger agreement have agreed that, except in the case of fraud or a willful and material breach of the merger agreement, if the termination fee is payable, the payment of the termination fee constitutes liquidated damages and the sole and exclusive remedy for any and all losses or damages of any nature in respect of the merger agreement, any agreement executed in connection therewith, and the transactions contemplated by such agreements, including for any loss or damage suffered as a result of the termination of the merger agreement, the failure of the mergers to be consummated or for a breach or failure to perform under the merger agreement (whether intentionally, unintentionally, or otherwise). However, none of the foregoing will impair the rights of Sutherland to obtain injunctive relief and/or specific performance if the merger agreement is not terminated.

Termination Fee Payable by Sutherland to ZAIS Financial

Sutherland has agreed to pay a termination fee of $4 million to ZAIS Financial if:

•	all of the following events have occurred:
º	the merger agreement is terminated by ZAIS Financial because Sutherland (or one of its related parties) has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time for the Sutherland merger, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by the outside date; and
º	after the date of the merger agreement and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (provided that all percentages included in the definition of “Acquisition Proposal” will be increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Sutherland board or any person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal; or
•	all of the following events have occurred:
º	the merger agreement is terminated by Sutherland or ZAIS Financial because stockholders of ZAIS Financial failed to approve the issuance of shares of ZAIS Financial common stock in connection with the Sutherland merger, or stockholders of Sutherland failed to approve the Sutherland merger and the other transactions contemplated by the merger agreement, as applicable;
º	prior to Sutherland’s stockholder meeting, an Acquisition Proposal with respect to Sutherland has been publicly announced, disclosed or otherwise communicated to Sutherland’s stockholders (and not withdrawn) or any person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal; and
º	within 12 months after such termination, Sutherland consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or
•	the merger agreement is terminated by ZAIS Financial because prior to the approval of the Sutherland stockholders, Sutherland or the Sutherland board (i) has made an Adverse Recommendation Change and ZAIS Financial terminates the merger agreement within 30 days of such Adverse Recommendation Change, (ii) has failed to recommend to Sutherland’s stockholders the approval of the mergers and the other transactions contemplated by the merger agreement in its proxy statement or (iii) approves, adopts, publicly endorses or recommends, or enters into or allows Sutherland or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal.

The parties to the merger agreement have agreed that, except in the case of fraud or a willful and material breach of the merger agreement, if the termination fee is payable, the payment of the termination fee constitutes liquidated damages and the sole and exclusive remedy for any and all losses or damages of any nature in respect of the merger agreement, any agreement executed in connection therewith, and the transactions contemplated by such agreements, including for any loss or damage suffered as a result of the termination of the merger agreement, the failure of the mergers to be consummated or for a breach or failure to perform under the merger agreement (whether intentionally, unintentionally, or otherwise). However, none of the foregoing will impair the rights of Sutherland to obtain injunctive relief and/or specific performance if the merger agreement is not terminated.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “— Termination of the Merger Agreement and Termination Fees — Termination Fee Payable by Sutherland to ZAIS Financial” and “— Termination of the Merger Agreement and Termination Fees — Termination Fee Payable by ZAIS Financial to Sutherland,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement except that ZAIS Financial and Sutherland will share equally all expenses related to the filing of the registration statement of which this joint proxy statement/prospectus is a part.

Specific Performance

The parties to the merger agreement are entitled to seek injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the ZAIS Financial board and the Sutherland board, respectively, at any time before or after receipt of the required stockholder approvals and prior to the effective time of the Sutherland merger; provided that, after obtaining the approval of the stockholders of Sutherland of the merger and the other transactions contemplated by the merger agreement and the approval of the ZAIS Financial stockholders of the issuance of shares of ZAIS Financial common stock in the merger, no amendment may be made which (i) changes the amount or form of consideration to be delivered to the Sutherland stockholders under the merger agreement or which by applicable law requires the further approval of the stockholders of Sutherland or ZAIS Financial without such further approval of such stockholders or (ii) is not permitted under applicable law.

Waiver

Prior to the effective time of the mergers, the parties, by an instrument in writing signed by the applicable party, may extend the time for performance of any obligations of the other parties or waive any inaccuracies in the representations and warranties of the other party or the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Maryland, without giving effect to its conflict of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland, except to the extent that the laws of the State of Delaware are mandatorily applicable to the partnership merger.

OTHER AGREEMENTS

ZAIS Financial Advisor Termination Agreement

Concurrently with the execution of the merger agreement, ZAIS Financial’s advisor entered into a termination agreement with ZAIS Financial, ZAIS operating partnership, certain subsidiaries of ZAIS Financial and Sutherland, which we refer to as the ZAIS Financial advisor termination agreement. The ZAIS Financial advisor termination agreement provides for the termination of the existing advisory agreement between ZAIS Financial, ZAIS Financial’s advisor, ZAIS operating partnership and certain subsidiaries of ZAIS Financial, without any further liability or obligation, effective upon the closing of the mergers and the payment by ZAIS Financial to ZAIS Financial’s advisor of a termination fee in the amount of $8,000,000. In the event that the merger agreement is terminated prior to the closing of the mergers, the ZAIS Financial advisor termination agreement will automatically terminate and be of no further effect.

The foregoing summary of the ZAIS Financial advisor termination agreement is subject to, and qualified in its entirety by reference to, the full text of the ZAIS Financial advisor termination agreement, a copy of which is attached hereto as part of Annex A and is incorporated herein by reference.

Sutherland Termination Agreement

Concurrently with the execution of the merger agreement and in light of the management agreement entered into between Waterfall and ZAIS Financial as described below, Waterfall entered into a termination agreement with Sutherland, Sutherland operating partnership, certain other subsidiaries of Sutherland, and ZAIS Financial, which we refer to as the Sutherland termination agreement. The Sutherland termination agreement provides for the termination of the existing management agreement between Waterfall and Sutherland, Sutherland operating partnership and certain other subsidiaries of Sutherland, without any further liability or obligation, effective upon the closing of the mergers. No termination fee is payable in connection with this termination. In the event that the merger agreement is terminated prior to the closing of the mergers, the Sutherland termination agreement will automatically terminate and be of no further effect.

The foregoing summary of the Sutherland termination agreement is subject to, and qualified in its entirety by reference to, the full text of the Sutherland termination agreement, a copy of which is attached hereto as part of Annex A and is incorporated herein by reference.

Management Agreement and Side Letter

Concurrently with the execution of the merger agreement, ZAIS Financial, ZAIS operating partnership, merger sub and certain subsidiaries of ZAIS Financial and Sutherland entered into a management agreement with Waterfall, which was subsequently amended on May 9, 2016, which we refer to as the management agreement, pursuant to which, effective upon the consummation of the mergers, Waterfall will provide for the day-to-day management of the combined company’s operations. The management agreement is substantially similar to the existing management agreement between Waterfall and Sutherland, Sutherland operating partnership and certain other subsidiaries of Sutherland.

Services; Amendment, Assignment and Termination of the Management Agreement

The management agreement requires Waterfall to manage the combined company’s business affairs in conformity with the policies and the investment guidelines that are approved and monitored by the combined company’s board. Waterfall’s role as manager will be under the supervision and direction of the combined company’s board. Waterfall will be responsible for (i) the selection, purchase and sale of the combined company’s portfolio of assets, (ii) the combined company’s financing activities, and (iii) providing the combined company with advisory services. Waterfall will be responsible for the combined company’s day-to-day operations and will perform (or causes to be performed) such services and activities relating to the combined company’s assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as the combined company’s consultant with respect to the periodic review of the investment guidelines and other parameters for the combined company’s acquisitions of assets, financing activities and operations, any modification to which will be approved by a majority of the combined company’s independent directors;

(ii) investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of assets consistent with the investment guidelines;

(iii) with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on behalf of the combined company with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) advising the combined company on, negotiating and entering into, on the combined company’s behalf, securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for the combined company to conduct the combined company’s business;

(v) engaging and supervising, on the combined company’s behalf and at the combined company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to the combined company’s assets;

(vi) coordinating and managing operations of any co-investment interests or joint venture held by the combined company and conducting all matters with the co-investment partners or joint venture;

(vii) providing executive and administrative personnel, office space and office services required in rendering services to the combined company;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the combined company’s management as may be agreed upon by Waterfall and the combined company’s board, including, without limitation, the collection of revenues and the payment of the combined company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on the combined company’s behalf with the holders of any of the combined company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling the combined company in connection with policy decisions to be made by the combined company’s board;

(xi) evaluating and recommending to the combined company’s board hedging strategies and engaging in hedging activities on the combined company’s behalf, consistent with such strategies as so modified from time to time, with the combined company’s qualification as a REIT and with the investment guidelines;

(xii) counseling the combined company regarding the maintenance of the combined company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury regulations thereunder and using commercially reasonable efforts to cause the combined company to qualify for taxation as a REIT;

(xiii) counseling the combined company regarding the maintenance of the combined company’s exclusion from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the combined company to maintain such exclusion from such status;

(xiv) assisting the combined company in developing criteria for asset purchase commitments that are specifically tailored to the combined company’s objectives and strategies and making available to the combined company its knowledge and experience with respect to MBS, mortgage loans, real estate, real estate-related securities, other real estate related assets and non-real estate-related assets;

(xv) furnishing reports and statistical and economic research to the combined company regarding the combined company’s activities and services performed for the combined company by Waterfall;

(xvi) monitoring the operating performance of the combined company’s assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) deploying and redeploying any moneys and securities of the combined company (including acquiring short term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to the combined company’s stockholders and partners) and advising the combined company as to the combined company’s capital structure and capital raising;

(xviii) assisting the combined company in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the combined company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the combined company in complying with all regulatory requirements applicable to the combined company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

(xxi) assisting the combined company in taking all necessary action to enable the combined company to make required tax filings and reports, complying with any tax audits and assisting with any controversy, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxii) placing, or facilitating the placement of, all orders pursuant to Waterfall’s investment determinations for the combined company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the combined company’s behalf in which the combined company may be involved or to which the combined company may be subject arising out of the combined company’s day-to-day operations (other than with Waterfall or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the combined company board;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the combined company or on the combined company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the combined company’s board from time to time;

(xxv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the combined company;

(xxvi) advising the combined company with respect to and structuring long term financing vehicles for its portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii) representing and making recommendations to the combined company in connection with the purchase and finance of, and commitment to purchase and finance, MBS, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxviii) performing such other services as may be required from time to time for management and other activities relating to the combined company’s assets and business as the combined company’s board shall reasonably request or Waterfall shall deem appropriate under the particular circumstances; and

(xxvix) using commercially reasonable efforts to cause the combined company to comply with all applicable laws.

In addition and without limiting the foregoing, Waterfall will perform portfolio management services on behalf of the combined company with respect to its assets and monitoring services with respect to any loan servicing activities provided by third parties to the combined company.

Pursuant to the management agreement, Waterfall will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the combined company’s board in following or declining to follow its advice or recommendations. Waterfall, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by Waterfall and any person providing sub-advisory services to Waterfall will not be liable to the combined company, any subsidiary of the combined company’s, the combined company’s directors, the combined company’s stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non appealable order of a court of competent jurisdiction. The combined company has agreed to indemnify Waterfall, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by Waterfall and any person providing sub advisory services to Waterfall with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of Waterfall not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Waterfall has agreed to indemnify the combined company, the combined company’s directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of Waterfall constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by Waterfall’s personnel relating to the terms and conditions of their employment by Waterfall. Waterfall will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of the combined company’s investment guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, Waterfall does carry errors and omissions and other customary insurance.

Pursuant to the terms of the management agreement, Waterfall is required to provide the combined company with the combined company’s management team, including a Chief Executive Officer and Chief Financial Officer along with appropriate support personnel, to provide the management services to be provided by Waterfall to the combined company. None of the officers or employees of Waterfall will initially be dedicated exclusively to the combined company, other than the combined company’s Chief Financial Officer. Four of Waterfall’s accounting professionals are expected to be dedicated primarily to the combined company.

The management agreement may be amended or modified by agreement between the combined company and its subsidiaries and Waterfall. The initial term of the management agreement expires on the third anniversary of the closing of the mergers and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below. The combined company’s independent directors will review Waterfall’s performance and the management fees annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the combined company’s independent directors or by a vote of the holders of a majority of the outstanding shares of the combined company’s common stock (other than shares held by members of the combined company’s senior management team and affiliates of Waterfall), based upon (i) unsatisfactory performance that is materially detrimental to the combined company or (ii) the combined company’s determination that the management fees payable to Waterfall are not fair, subject to Waterfall’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of the combined company’s independent directors. The combined company must provide 180 days prior notice of any such termination. Unless terminated for cause, Waterfall will be paid a termination fee equal to three times the average annual base management fee earned by Waterfall during the prior 24 month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

The combined company may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from the combined company’s board for cause, which is defined as:

•	Waterfall’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if Waterfall, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	Waterfall’s fraud, misappropriation of funds, or embezzlement against the combined company;
•	Waterfall’s gross negligence of its duties under the management agreement resulting in material harm to the combined company;
•	the occurrence of certain events with respect to the bankruptcy or insolvency of Waterfall, including an order for relief in an involuntary bankruptcy case or Waterfall authorizing or filing a voluntary bankruptcy petition;
•	Waterfall is convicted (including a plea of nolo contendere) of a felony; and
•	the dissolution of Waterfall.

Waterfall may generally only assign the management agreement or any of its duties thereunder with the written approval of a majority of the combined company’s independent directors. Waterfall, however, may assign the management agreement or any of its duties thereunder to any of its affiliates without the approval of the combined company’s independent directors if such assignment does not require the combined company’s approval under the Investment Advisers Act of 1940.

Waterfall may terminate the management agreement if the combined company becomes required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case the combined company would not be required to pay a termination fee. Waterfall may also decline to renew the management agreement following the initial term by providing the combined company with 180 days written notice, in which case the combined company would not be required to pay a termination fee. In addition, if the combined company defaults in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to the combined company, Waterfall may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by Waterfall upon the combined company’s breach, the combined company would be required to pay Waterfall the termination fee described above.

Base Management Fee

The combined company will pay Waterfall a base management fee in an amount calculated and payable quarterly in arrears equal to (i) 1.50% per annum of the combined company’s stockholders’ equity, as defined in the Management Agreement, up to $500 million; and (ii) 1.00% per annum of the combined company’s stockholders’ equity in excess of $500 million.

For purposes of calculating the base management fee, the combined company’s stockholders’ equity means the net asset value of the combined company’s operating partnership as of and after giving effect to the closing of the merger agreement plus the sum of the net proceeds from all issuances of the combined company’s capital stock and Sutherland operating partnership’s equity securities (exclusive of operating partnership equity securities held by the combined company or the combined company’s controlled subsidiaries) following the closing of the merger agreement (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus the combined company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that the combined company pays to repurchase common stock following the closing of the merger agreement, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash items after discussions between Waterfall and the combined company’s independent directors and approved by a majority of the combined company’s independent directors. For purposes of calculating stockholders’ equity, outstanding operating partnership units (other than operating partnership units held by the combined company) will be treated as outstanding shares of the combined company’s capital stock. The definition of stockholders’ equity for purposes of determining the base management fee that the combined company will pay Waterfall is different than the determination of stockholders’ equity under U.S. GAAP. Waterfall will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are the combined company’s officers, will receive no cash compensation directly from the combined company.

The base management fee of Waterfall will be calculated within 30 days after the end of each fiscal quarter and such calculation will be promptly delivered to the combined company. The combined company will be obligated to pay the base management fee in cash within five business days after delivery to the combined company of the written statement of Waterfall setting forth the computation of the base management fee for such quarter.

Incentive Distribution

Under the surviving partnership agreement, Waterfall, the holder of the Class A special unit in the combined company’s operating partnership, will be entitled to receive an incentive distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) “core earnings” (as defined below) of the combined company’s operating partnership, on a rolling four-quarter basis and before the incentive distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of common stock or operating partnership unit (without double counting) in all of their offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under the combined company’s equity incentive plans) and operating partnership units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any incentive distribution paid to Waterfall with respect to the first three quarters of such previous four quarters; provided, however, that no incentive distribution is payable with respect to any calendar quarter unless cumulative core earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the mergers, whichever is less.

For purposes of calculating the incentive distribution prior to the completion of a 12-month period following the closing of the mergers, core earnings will be calculated on an annualized basis. In addition, for purposes of calculating the incentive distribution, the shares of common stock and operating partnership units issued as of the closing of the mergers in connection with the merger agreement shall be deemed to be issued at the per share price equal to (i) the sum of (A) the weighted average of the issue price per share of Sutherland common stock or Sutherland operating partnership units (without double counting) issued prior to the closing of the mergers multiplied by the number of shares of Sutherland common stock outstanding and Sutherland operating partnership units (without double counting) issued prior to the closing of the mergers plus (B) the amount by which the net book value of the combined company as of the closing of the mergers (after giving effect to the closing of the merger agreement) exceeds the amount of the net book value of Sutherland immediately preceding the closing of the mergers, divided by (ii) all of the shares of combined company common stock and operating partnership units issued and outstanding as of the closing of the mergers (including the date of the closing of the mergers).

“Core earnings” is a non-GAAP measure and is defined as GAAP net income (loss), excluding non-cash equity compensation expense, the expenses incurred in connection with the merger agreement and the transactions contemplated thereby, the incentive distribution, real estate depreciation and amortization (to the extent that the combined company forecloses on any properties underlying the combined company’s assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between Waterfall and the combined company’s independent directors and after approval by a majority of the combined company’s independent directors.

Sutherland believes that core earnings more appropriately reflects Waterfall’s performance than U.S. GAAP net income, will be utilized by the investment community to assess Waterfall’s performance and will more closely align Waterfall’s incentives with the interests of the combined company’s stockholders.

The incentive distribution shall be calculated within 30 days after the end of each quarter and such calculation shall promptly be delivered to the combined company. The combined company is obligated to pay the incentive distribution 50% in cash and 50% in either common stock or operating partnership units, as determined by in the combined company’s discretion, within five business days after delivery to the combined company of the written statement from the holder of the Class A special unit setting forth the computation of the incentive distribution for such quarter. Subject to certain exceptions, Waterfall may not sell or otherwise dispose of any portion of the incentive distribution issued to it in common stock or operating partnership units until after the three year anniversary of the date that such shares of common stock or operating partnership units were issued to Waterfall. The price of shares of combined company common stock for purposes of determining the number of shares payable as part of the incentive distribution is the closing price of such shares on the last trading day prior to the approval by the combined company’s board of the incentive distribution.

We have set forth below three hypothetical examples of the calculation of the incentive distribution. These hypotheticals are subject to the assumptions set forth below and should not be relied upon as being indicative of future incentive distributions.

Assumptions

a)	Operations commence as if Merger closed on June 30, 2016
b)	Weighted average of the issue price per share of all offerings equals $17.23
c)	Weighted average common shares outstanding in all Quarters equals 33,657,391
d)	Incentive distributions are paid in cash

Example 1

Incentive Fee Calculation (in thousands except share and per share figures)		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
1	Core Earnings for the Quarter	$10,000	$10,000	$10,000	$10,000	$15,000	$15,000	$15,000	$15,000
2	Weighted average common shares outstanding	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391
3	Weighted average issue price ($17.23 per share) multiplied by weighted average common shares outstanding	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917
4	8% of weighted average issue price multiplied by weighted average common shares outstanding	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393
5	Current and prior three quarters' Core Earnings from 1 above	$10,000	$20,000	$30,000	$40,000	$45,000	$50,000	$55,000	$60,000
6	Excess of Core Earnings on a rolling four-quarter basis over amount calculated Core Earning less item in 5	$(36,393)	$(26,393)	$(16,393)	$(6,393)	$(1,393)	$3,607	$8,607	$13,607
7	Does result in calculated in 6 above exceed 0	No	No	No	No	No	Yes	Yes	Yes
8	Cumulative incentive distribution calculated as 15% multiplied by item in 6, but not less than 0	$—	$—	$—	$—	$—	$541	$1,291	$2,041
9	Cumulative incentive distribution from prior quarters in item 8	$—	$—	$—	$—	$—	$—	$541	$1,291
10	Quarterly incentive distribution to Manager	$—	$—	$—	$—	$—	$541	$750	$750

Example 2

Incentive Fee Calculation (in thousands except share and per share figures)		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
1	Core Earnings for the Quarter	$6,000	$7,000	$8,000	$9,000	$10,000	$11,000	$12,000	$13,000
2	Weighted average common shares outstanding	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391
3	Weighted average issue price ($17.23 per share) multiplied by weighted average common shares outstanding	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917
4	8% of weighted average issue price multiplied by weightedaverage common shares outstanding	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393
5	Current and prior three quarters' Core Earnings from 1 above	$6,000	$13,000	$21,000	$30,000	$34,000	$38,000	$42,000	$46,000
6	Excess of Core Earnings on a rolling four-quarter basis over amount calculated Core Earning less item in 5	$(40,393)	$(33,393)	$(25,393)	$(16,393)	$(12,393)	$(8,393)	$(4,393)	$(393)
7	Does result in calculated in 6 above exceed 0	No	No	No	No	No	No	No	No
8	Cumulative incentive distribution calculated as 15% multiplied by item in 6, but not less than 0 .	$—	$—	$—	$—	$—	$—	$—	$—
9	Cumulative incentive distribution from prior quarters in item 8	$—	$—	$—	$—	$—	$—	$—	$—
10	Quarterly incentive distribution to Manager	$—	$—	$—	$—	$—	$—	$—	$—

Example 3

Incentive Fee Calculation (in thousands except share and per share figures)		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
1	Core Earnings for the Quarter	$25,000	$25,000	$(10,000)	$(10,000)	$15,000	$15,000	$15,000	$15,000
2	Weighted average common shares outstanding	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391	33,657,391
3	Weighted average issue price ($17.23 per share) multiplied by weighted average common shares outstanding .	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917	$579,917
4	8% of weighted average issue price multiplied by weightedaverage common shares outstanding	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393	$46,393
5	Current and prior three quarters' Core Earnings from 1 above	$25,000	$50,000	$40,000	$30,000	$20,000	$10,000	$35,000	$60,000
6	Excess of Core Earnings on a rolling four-quarter basis over amount calculated Core Earning less item in 5	$(21,393)	$3,607	$(6,393)	$(16,393)	$(26,393)	$(36,393)	$(11,393)	$13,607
7	Does result in calculated in 6 above exceed 0	No	Yes	No	No	No	No	No	Yes
8	Cumulative incentive distribution calculated as 15% multiplied by item in 6, but not less than 0 .	$—	$541	$—	$—	$—	$—	$—	$2,041
9	Cumulative incentive distribution from prior quarters in item 8	$—	$—	$541	$541	$541	$541	$—	$—
10	Quarterly incentive distribution to Manager	$—	$541	$—	$—	$—	$—	$—	$2,041

Reimbursement of Expenses

The combined company will pay all operating expenses, except those specifically required to be borne by Waterfall under the management agreement. The expenses required to be paid by the combined company include:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of the combined company’s assets;
•	costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the combined company by providers retained by Waterfall or, if provided by Waterfall’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;
•	the compensation and expenses of the combined company’s directors and the cost of liability insurance to indemnify the combined company’s directors and officers;

•	costs associated with the establishment and maintenance of any of the combined company’s securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the combined company’s organizational expenses and securities offerings;
•	expenses connected with communications to holders of the combined company’s securities or of the combined company’s subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the combined company to any transfer agent and registrar in connection with the listing and/or trading of the combined company’s stock on any exchange, the fees payable by the combined company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the combined company’s annual report to the combined company’s stockholders and proxy materials with respect to any meeting of the combined company’s stockholders;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the combined company;
•	expenses incurred by managers, officers, personnel and agents of Waterfall for travel on the combined company’s behalf and other out of pocket expenses incurred by managers, officers, personnel and agents of Waterfall in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of the combined company’s securitizations, resecuritizations, repurchase agreements, warehouse facilities and bank credit facilities (including term loans and revolving facilities);
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of the combined company’s custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of the combined company’s business;
•	costs and expenses incurred in contracting with third parties, including affiliates of Waterfall, for the servicing and special servicing of the combined company’s assets;
•	all other costs and expenses relating to the combined company’s business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the combined company or the combined company’s assets separate from the office or offices of Waterfall;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of the combined company’s securities or of the combined company’s subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the combined company or any subsidiary, or against any trustee, director or officer of the combined company or of any subsidiary in his capacity as such for which the combined company or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

•	expenses incurred in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of Waterfall in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and
•	all other expenses actually incurred by Waterfall (except as described below) which are reasonably necessary for the performance by Waterfall of its duties and functions under the management agreement.

Because Waterfall’s personnel may perform certain legal, accounting, due diligence, asset monitoring and servicing tasks and other services that outside professionals or outside consultants otherwise would perform, Waterfall is paid or reimbursed for the documented cost of performing such tasks. Any such costs and reimbursements sought must be in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. The combined company will not otherwise reimburse Waterfall or its affiliates for the salaries and other compensation of its personnel, except for (i) the allocable share of the compensation of the combined company’s Chief Financial Officer based on the percentage of his time spent managing the combined company’s affairs, which will be all of the combined company’s Chief Financial Officer’s compensation so long as he is exclusively dedicated to the combined company’s affairs, and (ii) the allocable share of the compensation of other personnel hired by Waterfall who are dedicated primarily to the combined company based on the percentage of time spent managing the combined company’s affairs. Four of Waterfall’s accounting professionals also are expected to be dedicated primarily to the combined company. In addition, Waterfall or the combined company may in the future hire additional personnel that may be dedicated to the combined company. Waterfall is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to the combined company, nor is it or its personnel obligated to dedicate any specific portion of its or their time to the combined company’s business. The combined company will also be responsible for the costs of the combined company’s own employees. However, with the exception of the combined company’s ReadyCap and GMFS subsidiaries which will employ their own personnel, the combined company does not expect to have its own employees.

In addition, the combined company is required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of Waterfall and its affiliates required for the combined company’s operations.

Termination Fee

A termination fee will be payable in the event that the management agreement is terminated without cause upon the affirmative vote of at least two-thirds of the combined company’s independent directors or the holders of a majority of outstanding combined company common stock (other than shares held by members of combined company’s senior management team and affiliates of Waterfall), based upon unsatisfactory performance by Waterfall that is materially detrimental to the combined company or a determination that the compensation payable to Waterfall under the management agreement is not fair, unless Waterfall agrees to compensation that at least two-thirds of the combined company’s independent directors determine is fair. The termination fee will be equal to three times the average annual base management fee earned by Waterfall during the prior 24 month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

The combined company may in the future become self-managed, and the combined company may do so in a variety of ways, including by (i) effectively terminating the management agreement in connection with a transaction that results in the combined company acquiring or otherwise assuming control of Waterfall, or (ii) actually terminating the management agreement in connection with a transaction that results in the combined company hiring substantially all of the management team of Waterfall. The combined company refer to these two events as an internalization. In the case of any internalization transaction, the combined company expect that the combined company would be required to pay consideration to compensate Waterfall for the internalization in an amount that the combined company will negotiate with Waterfall in good faith and which will require approval of at least a majority of the combined company’s independent directors. It is possible that such consideration could exceed the amount of the termination fee that would be due to

Waterfall if the conditions for terminating the management agreement without cause are satisfied and the combined company elected to terminate the management agreement.

If the management agreement is terminated under circumstances in which the combined company is obligated to make a termination payment to Waterfall, the combined company’s operating partnership shall repurchase, concurrently with such termination, the Class A special unit for an amount equal to three times the average annual amount of the incentive distribution paid or payable in respect of the Class A special unit during the 24 month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

The foregoing summary of the management agreement is subject to, and qualified in its entirety by reference to, the full text of the management agreement, a copy of which is attached hereto as part of Annex A and is incorporated herein by reference.

Side Letter

Concurrently with the execution of the merger agreement, ZAIS Financial and Waterfall entered into a side letter agreement, which refer to as the side letter agreement, to be effective upon closing of the mergers, to address certain potential conflicts arising from the combined company’s relationship with Waterfall or its affiliates. The side letter agreement is substantially similar to the existing side letter agreement between Waterfall and Sutherland.

Pursuant to the side letter agreement, Waterfall has agreed that, for so long as the combined company’s management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where the combined company does not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless Waterfall obtains the prior approval of a majority of the combined company’s board (including a majority of the combined company’s independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless the combined company is first offered the investment opportunity and a majority of the combined company’s board (including a majority of the combined company’s independent directors) decide not to acquire such assets. The side letter agreement will terminate at such time as either the management agreement is terminated for any reason or Waterfall ceases to be the manager of the combined company for any reason.

In March 2014, due to the size of SBC mortgage loan opportunities, which exceeded Sutherland’s financing capacity at that time, Waterfall sponsored the Olympic Fund. The Olympic Fund was established to invest in assets that may not be qualifying assets for REIT purposes or to invest in SBC loan assets that the combined company declines to purchase for any reason. The Olympic Fund purchased SBC mortgage loans for $431.1 million over 16 transactions and SBC ABS for $83.0 million over four transactions from March 31, 2014 through June 30, 2016. These opportunities were first presented to Sutherland and a majority of Sutherland’s board of directors (including a majority of Sutherland’s independent directors) decided not to acquire such assets and consented to the formation of the Olympic Fund. Waterfall will continue to seek the consent of the combined company’s board (including a majority of the combined company’s independent directors) before allocating asset opportunities to the Olympic Fund, and the combined company anticipates that as the combined company’s debt and equity financing sources continue to grow, Waterfall will only allocate asset opportunities to the Olympic Fund that are not qualifying REIT assets.

The side letter agreement does not cover SBC ABS acquired in the market and non-real estate secured loans and the combined company may compete with other existing clients of Waterfall and its affiliates, including the Olympic Fund, other funds managed by Waterfall which focus on a range of ABS and other credit strategies and separately managed accounts, and future clients of Waterfall and its affiliates in acquiring SBC ABS, non-real estate secured loans and portfolios of assets less than a majority of which (by value or UPB) are SBC loans, and in acquiring other target assets that do not involve SBC loans. As of June 30, 2016, the Olympic Fund, these other funds and the separately managed accounts had funds available for investment of $90.8 million, $367.0 million and $127.9 million, respectively.

The foregoing summary of the side letter agreement is subject to, and qualified in its entirety by reference to, the full text of the side letter agreement, a copy of which is attached hereto as part of Annex A and is incorporated herein by reference.

Surviving Partnership Agreement

General

Under the merger agreement, at the closing of the mergers, the ZAIS operating partnership agreement will be amended and restated in the form attached as Exhibit F to the merger agreement as the limited partnership agreement of the surviving partnership, which we refer to as the surviving partnership agreement.

The combined company will conduct substantially all of its business through its operating partnership. The combined company will be the general partner of its operating partnership. Although all of the combined company’s assets will be held through the operating partnership at the closing of the mergers, the combined company may in the future elect for various reasons to hold certain of its assets directly rather than through its operating partnership.

The combined company’s operating partnership will be structured to make distributions with respect to operating partnership units that will be equivalent to the distributions made to its common stockholders, and to permit limited partners in the operating partnership to exchange their operating partnership units for shares of its common stock on a one for one basis (in a taxable transaction) and, if its shares are then listed, achieve liquidity for their investment.

Management

The combined company will be the sole general partner of the operating partnership and will be liable for its obligations. As the sole general partner, the combined company will have full, exclusive and complete responsibility and discretion in the management and control of its operating partnership, including the ability to cause its operating partnership to enter into certain major transactions, including a merger of its operating partnership or a sale of substantially all of its assets. The operating partnership units will have no voting rights. The combined company’s operating partnership will not be under any obligation to give priority to the separate interests of the limited partners or its stockholders in deciding whether to cause its operating partnership to take or decline to take any actions. As the sole general partner of the operating partnership, the combined company’s consent will be required for any amendment to the surviving partnership agreement. Additionally, without the consent of the limited partners, the combined company may amend the surviving partnership agreement, including to implement mergers involving the combined company’s operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, the combined company would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving its operating partnership that could result in the conversion of outstanding operating partnership units into cash, shares of its common stock or other securities. The surviving partnership agreement will only require that, in such circumstances, limited partners receive cash, shares of its common stock or other securities having a fair market value equal to the highest amount of consideration paid in respect of each share of its common stock in such transaction and the holder of the Class A special unit shall receive in such transaction an amount of cash, shares of its common stock or other securities having a fair market value equal to Class A special unit value, which is equal to the fair market value of the Class A special unit as determined in accordance with the procedures outlined in the surviving partnership agreement. The limited partners will have no power to remove the general partner without the general partner’s consent.

Capital Contributions

If the combined company’s operating partnership requires additional funds at any time in excess of capital contributions made by it, the combined company may borrow funds from a financial institution or other lender and lend such funds to its operating partnership on the same terms and conditions as are applicable to the combined company’s borrowing of such funds. In addition, the combined company will be authorized to cause the combined company’s operating partnership to issue partnership interests for less than fair market value if it concludes in good faith that such issuance is in the best interest of the combined company’s operating partnership and its stockholders.

Operations

The surviving partnership agreement will provide that its operating partnership is to be operated in a manner that will (i) enable the combined company to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (ii) avoid any U.S. federal income or excise tax liability and (iii) ensure that the combined company’s operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

The surviving partnership agreement will provide that its operating partnership will distribute cash flow from operations to the partners of its operating partnership in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by the combined company as the general partner such that a holder of one operating partnership unit will receive the same amount of annual cash flow distributions from its operating partnership as the amount of annual distributions paid to the holder of one share of its common stock.

Upon the liquidation of the combined company’s operating partnership, after payment of debts and obligations, any remaining assets of its operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

Reimbursement of Expenses

The combined company will not receive any compensation for the combined company’s services as general partner of its operating partnership. In addition to the administrative and operating costs and expenses incurred by the combined company’s operating partnership in acquiring and holding the combined company’s assets, its operating partnership will pay all of the combined company’s administrative costs and expenses and such expenses will be treated as expenses of its operating partnership. Such expenses will include:

•	all expenses relating to the combined company’s formation and continuity of existence;
•	all expenses relating to any offerings and registrations of securities;
•	all expenses associated with the combined company’s preparation and filing of any periodic reports under federal, state or local laws or regulations;
•	all expenses associated with the combined company’s compliance with applicable laws, rules and regulations; and
•	all other operating or administrative costs of the combined company incurred in the ordinary course of its business.

Redemption of Operating Partnership Units

Subject to certain limitations and exceptions as described in the surviving partnership agreement, limited partners in the operating partnership will have the right to cause the operating partnership to redeem all or a portion of their operating partnership units for cash in an amount equal to the fair market value of an equivalent number of shares of combined company common stock, subject to certain adjustments as described in the surviving partnership agreement. The fair market value of combined company common stock for this purpose will be equal to the average of the closing trading price of a share of combined company common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to the combined company’s operating partnership. If a holder of operating partnership units has tendered its operating partnership units for redemption, the combined company, as the general partner, in its sole and absolute discretion, may elect to assume and satisfy the combined company’s operating partnership’s obligation and acquire some or all of the tendered operating partnership units in exchange for shares of combined company common stock, on a one-for-one basis, subject to certain adjustments as described in the surviving partnership agreement, in lieu of the combined company’s operating partnership paying cash for such tendered operating partnership units. Sutherland anticipates that, rather than pay cash, the combined company will normally elect to issue common stock in exchange for operating partnership units offered for redemption. Redemption rights of operating partnership unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would violate the restrictions on ownership and transfer of the shares of the combined company common stock set forth in the charter of ZAIS Financial, including if such exercise would (i) result in any person owning shares in excess of the combined company’s ownership limits, (ii) result in shares being owned by fewer than 100 persons, (iii) result in the combined company being “closely held” within the meaning of Section 856(h) of the Code, (iv) result in the combined company otherwise failing to qualify as a REIT or (v) would result in the assets of the combined company to be considered “plan assets” for purposes of ERISA and the DOL Plan Asset Regulations.

Mandatory Redemption Rights

The combined company (and the combined company’s operating partnership) will not have a mandatory redemption policy. However, as described above under “— General,” as the sole general partner of the combined company’s operating partnership, the combined company may, without the consent of the limited partners, amend the surviving partnership agreement in any respect, implement mergers involving the combined company’s operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, the combined company would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving the combined company’s operating partnership, that could result in the mandatory conversion of outstanding operating partnership units into cash, shares of the combined company’s common stock or other securities. The surviving partnership agreement will only require that, in such circumstances, limited partners receive cash, shares of the combined company’s common stock or other securities having a fair market value equal to the highest amount of consideration paid in respect of each share of common stock in such transaction and the holder of the Class A special unit shall receive in such transaction an amount of cash, shares of common stock or other securities having a fair market value equal to Class A special unit value, which is equal to the fair market value of the Class A special unit as determined in accordance with the procedures outlined in the surviving partnership agreement.

Distributions

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, the combined company and its operating partnership intend to pay quarterly distributions which, on an annual basis, will equal all or substantially all of the combined company’s net taxable income. Any distributions the combined company and its operating partnership make will be at the discretion of the combined company’s board and will depend upon the combined company’s earnings and financial condition, maintenance of the combined company’s REIT qualification, restrictions on making distributions under Maryland law and such other factors as the combined company’s board deems relevant. The combined company’s earnings and financial condition will be affected by various factors, including the net interest and other income from the combined company’s portfolio, the combined company’s operating expenses and any other expenditures.

Under the surviving partnership agreement, Waterfall, the holder of the Class A special unit in the combined company’s operating partnership, will be entitled to receive Incentive Distribution. See “Other Agreements — Management Agreement and Side Letter — Incentive Distribution.”

If the management agreement is terminated under circumstances under which the combined company is obligated to make a termination payment to Waterfall, the operating partnership shall repurchase, concurrently with such termination, the Class A special unit for an amount equal to three times the average annual base management fee earned by Waterfall during the prior 24 month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, except upon an internalization. If the management agreement is terminated under circumstances under which the combined company is not obligated to make a termination payment to Waterfall, then the combined company’s operating partnership shall repurchase the Class A special unit for $100.00.

Allocations of Net Income and Net Loss

Net income and net loss of the combined company’s operating partnership will be determined and allocated with respect to each fiscal year of the combined company’s operating partnership as of the end of the year. Except as otherwise provided in the surviving partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the surviving partnership agreement, subject to certain reversals of prior allocation of net losses and subject to compliance with the provisions of Section 704(b) of the Code and corresponding Treasury Regulations, net income will be first allocated to the holder of the Class A special unit up to the distributions payable to such unit with respect to the current and prior periods, and thereafter to the holders of operating partnership units holding the same class or series of operating partnership units in accordance with their respective percentage interests in such class or series at the end of each fiscal year. Except as otherwise required by the surviving partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction will be allocated among the limited partners of the combined company’s operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the surviving partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as the combined company’s operating partnership, in a tax free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The combined company’s operating partnership will allocate tax items to the holder of the Class A special unit and the holders of operating partnership units taking into consideration the requirements of Section 704(c). See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Mergers.”

Transferability of Interests

The combined company will not be able to (i) voluntarily withdraw as the general partner of the combined company’s operating partnership, or (ii) transfer the combined company’s general partner interest in the combined company’s operating partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. Any limited partners will not be able to transfer their operating partnership units, in whole or in part, without the combined company’s written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

Amendments

The surviving partnership agreement will be able to be amended only with the combined company’s consent, provided that any amendment, including by merger consolidation or otherwise, that would adversely affect the rights and interests of the Class A special unit holder may be made only with the prior written consent of the Class A special unit holder. The surviving partnership agreement will provide that the rights and interests of the Class Special Unit Holder shall not be deemed to be adversely affected by the issuance of partnership units as authorized under the surviving partnership agreement.

Fiduciary Responsibilities

The combined company’s directors and officers will have duties to the combined company under applicable Maryland law in connection with the management of the combined company’s business and affairs. At the same time, the general partner of the combined company’s operating partnership, has fiduciary duties to the operating partnership and to the limited partners under Delaware law in connection with the management of the operating partnership. The duties of the general partner to the operating partnership and its partners may come into conflict with the duties of the combined company’s directors and officers to the combined company. While the combined company’s directors will have duties to the combined company under applicable Maryland law, they will be under no fiduciary obligation to give priority to the operating partnership unit holders of the combined company’s operating partnership in deciding whether to cause the combined company’s operating partnership to take or decline to take any actions.

Indemnification and Limitation of Liability

The surviving partnership agreement will expressly limit the combined company’s liability by providing that neither the combined company, as the general partner of its operating partnership, nor any of the combined company’s directors or officers, will be liable or accountable in damages to the combined company’s operating partnership, the operating partnership unit holders or assignees for errors in judgment, mistakes of fact or law or for any act or omission if the combined company, or such director or officer, acted in good faith. In addition, the combined company’s operating partnership will be required to indemnify the combined company, and the combined company’s officers, directors, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of the combined company’s operating partnership, except (i) for willful misconduct or a knowing violation of the law, (ii) for any transaction for which the indemnified party received an improper personal benefit in violation or breach of any provision of the surviving partnership agreement, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. The combined company’s operating partnership also will be required to pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Term

The combined company’s operating partnership will continue perpetually, unless earlier terminated in the following circumstances:

•	a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the combined company’s operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;
•	an election to dissolve the combined company’s operating partnership made by the general partner in its sole and absolute discretion;
•	entry of a decree of judicial dissolution of the combined company’s operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;
•	the sale or other disposition of all or substantially all of the assets of the combined company’s operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the combined company’s operating partnership;
•	the redemption (or acquisition by the general partner) of all operating partnership units other than operating partnership units held by the general partner; or
•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Tax Matters

The surviving partnership agreement will provide that the combined company, as the sole general partner of the combined company’s operating partnership, will be the tax matters partner (and with respect to taxable years beginning after December 31, 2017, the partnership representative) of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the combined company’s operating partnership and to amend the Partnership agreement as necessary to comply with any election under certain new audit rules and, with respect to taxable years beginning after December 31, 2017, to allocate, in its sole discretion, any amount of any imputed underpayment of taxes among the partners in a manner reasonably intended to reflect the nature of the income that is the subject of the adjustment.

The foregoing summary of the surviving partnership agreement is subject to, and qualified in its entirety by reference to, the full text of the surviving partnership agreement, a copy of which is attached hereto as part of Annex A and is incorporated herein by reference.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ZAIS FINANCIAL

The following table sets forth selected consolidated financial information for ZAIS Financial. The selected consolidated statements of operations and comprehensive income data for each of the years in the five-year period ended December 31, 2015 and the selected consolidated balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2015 have been derived from ZAIS Financial’s audited consolidated financial statements. The unaudited selected consolidated financial data for the six months ended June 30, 2016 and 2015 and unaudited selected consolidated balance sheet data as of June 30, 2016 and 2015 have been derived from ZAIS Financial’s unaudited condensed consolidated financial statements. The following information should be read together with ZAIS Financial’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ZAIS Financial’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, all of which are contained in the reports of ZAIS Financial filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014(1)	Year Ended December 31, 2013	Year Ended December 31, 2012		For the period July 29, 2011 (date of the Company’s inception) to December 31, 2011
	(dollars in thousands, except share and per share data)
Operating Data:
Total interest income	$13,892	$19,249	$37,803	$41,593	$26,418	$9,398		$3,618
Total interest expense	8,911	9,473	18,850	17,260	7,095	1,387		296
Net interest income	4,981	9,776	18,953	24,333	19,323	8,011		3,322
Mortgage banking activities, net	27,232	23,255	45,857	5,439	—	—		—
Loan servicing fee income, net of direct costs	4,109	3,305	7,092	930	—	—		—
Change in fair value of mortgage servicing rights	(14,249)	223	(4,128)	(1,684)	—	—		—
Other (losses)/gains	2,333	(799)	(13,978)	18,931	(2,166)	16,436		(7,678)
Total expenses	30,486	25,902	50,855	18,994	9,604	4,181	(2)	779
Net (loss)/income attributable to ZAIS Financial Corp. common stockholders	(4,077)	6,428	(1,261)	26,742	6,658	19,434		(5,134)
Net (loss)/income per share applicable to common stockholders:
Basic	$(0.51)	$0.81	$(0.16)	$3.35	$0.92	$7.13		$(1.70)
Diluted	$(0.51)	$0.79	$(0.16)	$3.08	$0.92	$7.13		$(1.70)
Weighted average number of shares of common stock outstanding:
Basic	7,970,886	7,970,886	7,970,886	7,970,886	7,273,366	2,724,252		3,022,617
Diluted	8,897,800	10,677,360	8,897,800	10,677,360	8,200,280	2,773,845		3,022,617
Dividends declared per share of common stock	$0.80	$0.80	$1.60	$1.60	$2.12	$4.11		$—
Balance Sheet Data:
Total assets	$565,353	$782,645	$775,139	$792,399	$620,081	$201,648		$154,105
Total liabilities	399,190	589,203	597,361	599,015	442,312	136,507	(3)	98,787
Total ZAIS Financial Corp. stockholders’ equity	148,771	173,289	159,224	173,238	159,250	45,042		55,318
Total non-controlling interests	17,392	20,153	18,554	20,145	18,519	20,099		—
Stockholders’ equity per share of common stock and OP Units	18.66	21.74	19.98	21.73	19.98	21.68	(4)	18.30

(1)	On October 31, 2014 ZAIS Financial completed the acquisition of GMFS. ZAIS Financial has recognized the revenues and earnings related to its investment in GMFS for the period from the acquisition date to December 31, 2014 in its consolidated statements of operations.
(2)	Includes interest on common stock repurchase liability of $1.8 million.
(3)	Includes $11.2 million in common stock repurchase liability which, as of December 31, 2012, ZAIS Financial had expected to pay in January 2013 for the repurchase of 515,035 shares of its common stock from one of ZAIS Financial’s institutional stockholders. In January 2013, ZAIS Financial agreed with this institutional stockholder to repurchase only 265,245 of its shares (rather than 515,035 shares).
(4)	The shares of common stock outstanding for purposes of this stockholders’ equity per share calculation do not include 515,035 shares of common stock that ZAIS Financial agreed to repurchase from one of its institutional stockholders in January 2013 at a price per share equal to the book value per share as of December 31, 2012. In January 2013, ZAIS Financial agreed with this institutional stockholder to repurchase only 265,245 of its shares (rather than 515,035 shares).

SELECTED HISTORICAL FINANCIAL INFORMATION OF SUTHERLAND

The following table sets forth selected consolidated financial information for Sutherland. The table sets forth selected consolidated statements of income data for the six months ended June 30, 2016 and June 30, 2015, the year ended December 31, 2015, the year ended December 31, 2014, the three months ended December 31, 2014, the nine months ended September 30, 2014, the three months ended December 31, 2013, the nine months ended September 30, 2013 and the year ended December 31, 2012. Additionally, the table sets forth the selected consolidated balance sheet data as of December 31, 2015, 2014, 2013 and 2012, which have been derived from Sutherland’s audited consolidated financial statements. Additionally, the table sets forth the selected consolidated balance sheet as of June 30, 2016, which is unaudited and has been derived from Sutherland’s unaudited consolidated financial statements contained in this joint proxy statement/prospectus. Interim results for the six months ended June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016 or of the combined company following the mergers. The following information should be read together with Sutherland’s historical consolidated financial statements and notes thereto and the section titled “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 243.

The following historical financial information should be read in conjunction with “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto and Sutherland’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Sutherland’s historical consolidated balance sheets and consolidated income statement information have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

Sutherland prepared the consolidated financial statements utilizing the specialized accounting principles of Accounting Standards Codification Topic 946, Financial Services — Investment Companies (ASC Topic 946) from Sutherland’s inception through September 30, 2013. In accordance with this specialized accounting guidance, Sutherland carried its investments at fair value, did not consolidate loan securitizations on its consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. Following the conversion from investment company to operating company accounting, Sutherland did not prepare its consolidated financial statements utilizing the specialized accounting guidance for investment companies, and, therefore, it no longer reflected the SBC loan assets that were held in its securitization trusts as MBS, but instead consolidated the SBC loans held in these trusts and the associated notes on Sutherland’s consolidated balance sheet and included both the interest income from such SBC loans and the associated interest expense on the notes in Sutherland’s consolidated statement of operations.

	Operating Company Accounting(a)					Investment Company Accounting(b)(c)
(in thousands, except share data)	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014	For the Quarter Ended December 31, 2014	For the Nine Months Ended September 30, 2014	For the Quarter Ended December 31, 2013	For the Nine Months Ended September 30, 2013	For the Year Ended December 31, 2012
Interest income
Loans, held-for-investment	$63,109	$57,087	$120,664	$76,078	$27,888	$48,190	$4,797	$—	$—
Loans, held at fair value	6,022	7,394	16,210	12,040	2,135	9,905	1,353	6,941	8,664
Mortgage backed securities, at fair value	3,237	6,017	12,081	4,829	2,353	2,476	—	4,148	9,738
Total interest income	72,368	70,498	148,955	92,947	32,376	60,571	6,150	11,089	18,402
Interest expense
Borrowings under credit facilities	(4,030)	(5,519)	(8,194)	(8,858)	(1,931)	(6,927)	(464)	—	—
Promissory note payable	(67)	—
Securitized debt obligations	(9,071)	(4,265)	(11,018)	(3,857)	(1,837)	(2,020)	(1,719)	—	—
Borrowings under repurchase agreements	(7,546)	(8,017)	(16,287)	(4,254)	(3,206)	(1,048)	—	—	—
Guaranteed loan financing	(7,363)	(3,286)	(12,307)	(2,276)	(1,814)	(462)	—	—	—
Total interest expense	(28,077)	(21,087)	(47,806)	(19,245)	(8,788)	(10,457)	(2,183)	—	—
Net interest income before provision for loan losses	44,291	49,411	101,149	73,702	23,588	50,114	3,967	11,089	18,402
Provision for loan losses	(4,201)	(11,747)	(19,643)	(11,797)	(3,775)	(8,022)	(1,749)	—	—

	Operating Company Accounting(a)					Investment Company Accounting(b)(c)
(in thousands, except share data)	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014	For the Quarter Ended December 31, 2014	For the Nine Months Ended September 30, 2014	For the Quarter Ended December 31, 2013	For the Nine Months Ended September 30, 2013	For the Year Ended December 31, 2012
Net interest income after provision for loan losses	40,090	37,664	19,813	42,092	2,218	11,089	18,402
Other income (expense)
Servicing and other income	6,367	10,368	19,564	10,537	5,418	5,119	883	90	—
Employee compensation and benefits	(10,982)	(10,295)	(22,124)	(15,155)	(4,603)	(10,552)	(2,125)	(381)	(1,232)
Professional fees	(5,453)	(4,260)	(6,954)	(6,339)	(1,388)	(4,951)	(827)	(438)	(738)
Management and incentive fees – related party	(3,671)	(3,976)	(8,225)	(7,019)	(1,712)	(5,307)	(672)	(796)	(7,605)
Loan servicing and operating expenses	(9,742)	(7,821)	(16,449)	(21,137)	(7,368)	(13,769)	(2,330)	(10,419)	(11,612)
Total other income (expense)	(23,481)	(15,984)	(34,188)	(39,113)	(9,653)	(29,460)	(5,071)	(11,944)	(21,187)
Realized gain (loss)	1,266	(621)	181	7,037	4,233	2,804	2,758	12,237	40,144
Unrealized gain (loss)	2,266	3,180	5,732	6,461	760	5,701	(819)	(8,754)	(5,926)
Net income from continuing operations before provision for income taxes	20,141	24,239	53,231	36,290	15,153	21,137	(914)	2,668	43,285
Provisions for income taxes	(2,029)	(2,497)	(7,810)	(897)	(463)	(434)	—	—	—
Net income from continuing operations	18,112	21,742	45,421	35,393	14,690	20,703	(914)	2,668	43,285
Gain (loss) on discontinued operations	(351)	721	(653)	(2,671)	(867)	(1,804)	(1,294)	—	—
Net Income	$17,761	$22,463	$44,768	$32,722	$13,823	$18,899	$(2,208)	$2,668	$43,285
Less: Net income attributable to non-controlling interest	1,440	2,308	4,385	3,385	1,508	1,877	(376)	40	—
Net income attributable to common shareholders	$16,321	$20,155	$40,383	$29,337	$12,315	$17,022	$(1,832)	$2,628	$43,285
Earnings per common share:
Continuing operations	$0.54	$0.66	$1.36	$1.09	$0.42	$0.58	$(0.04)	N/A	N/A
Discontinued operations	(0.01)	0.02	(0.02)	(0.09)			(0.05)
Basic weighted average common shares outstanding	30,960,370	29,552,878	30,262,419	29,434,178	29,434,178	29,434,178	20,353,796

(in thousands, except share data)	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Total Assets	$2,147,305	$2,329,781	$1,680,896	$621,659	$160,941
Total Liabilities	1,659,441	1,849,568	1,206,205	150,752	27,136
Total Sutherland Asset Management Corporation Stockholders’ Equity	448,204	441,321	425,560	420,980	136,630
Total Non-controlling interests	39,660	38,892	49,131	49,927	175
Stockholders’ Equity per Share of Common Stock and OP Unit	14.47	14.32	14.45	14.42	N/A

(a)	Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.
(b)	Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.
(c)	Prior to the REIT formation transaction of Sutherland, no common shares in Sutherland Asset Management Corporation had been issued.

SUTHERLAND MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We, which for the purposes of this “Sutherland Management’s Discussion and Analysis of Financial Condition and Results of Operations” section refers to Sutherland, are a real estate finance company that acquires, originates, manages, services and finances primarily SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. We also invest in SBC ABS and other real estate-related investments. As of June 30, 2016, we held a diversified portfolio of assets with an aggregate UPB of approximately $2.0 billion and a carrying value of approximately $1.8 billion. Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, we will continue to grow our investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

We are externally managed and advised by Waterfall, an SEC registered investment adviser, whose investment professionals source and evaluate our loan acquisitions and advise on our new loan origination strategies. We have historically acquired performing, sub-performing, and non-performing SBC loans and intend to continue to acquire these loans as part of our business strategy. We consider a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower’s contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. We consider a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Our acquired performing loans represented approximately 57.4% of the carrying value and 59.3% of the UPB of our total loan portfolio as of June 30, 2016. We typically acquire sub-performing and non-performing loans at a discount to their UPB when we believe that resolution of the loans will provide attractive risk-adjusted returns. Our acquired sub-performing and non-performing loans represented in the aggregate 2.9% of the carrying value and 4.8% of the UPB of our total loan portfolio as of June 30, 2016.

Through ReadyCap we have originated more than $1.1 billion in conventional and SBA loans in 33 states since ReadyCap’s inception in September 2012 and through June 30, 2016. Our originated loans, all of which are currently classified as performing loans, represented approximately 39.7% of the carrying value and 35.9% of the UPB of our total loan portfolio as of June 30, 2016. We will continue expanding our national origination platform by entering new attractive markets in the United States. We also originate SBC loans for real estate guaranteed under the U.S. Small Business Administration, or SBA, Section 7(a) loan program, or the SBA Section 7(a) Program, through ReadyCap using our license as a Small Business Lending Company, or SBLC, and recent personnel hires. In the future, we may also originate SBC loans for real estate under the SBA 504 loan program, pursuant to which the SBA guarantees subordinated, long-term financing. Additionally, ReadyCap has been approved by the Federal Home Loan Mortgage Corporation, or Freddie Mac, as an originator and servicer for multi-family loan products under Freddie Mac’s newly launched small balance loan program, or the Freddie Mac program, and has commenced the origination of loans under such program. As of June 30, 2016, ReadyCap employs 134 people focused on originating and servicing SBC loans, including SBA loan originations.

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. As a REIT, we generally are not be subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to be excluded from registration as an investment company under the 1940 Act.

Factors Impacting Our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on, among other things, the level of the interest income from our assets, the market value of our assets and the supply of, and demand for, SBC loans, MBS and other assets we may acquire in the future and the financing and other costs associated with our business. Our net investment income, which includes the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates, the rate at which our distressed assets are liquidated and the prepayment speed of our performing assets. Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by conditions in the financial markets, credit losses in excess of initial estimates or unanticipated credit events experienced by borrowers whose SBC loans are held directly by us or are included in our MBS. Our operating results will also be impacted by our available borrowing capacity.

Changes in Market Interest Rates.  We own and expect to acquire or originate FRMs and ARMs, with maturities ranging from five to 30 years. Our loans typically have amortization periods of 15 to 30 years or balloon payments due in five to ten years. ARM loans generally have a fixed interest rate for a period of five, seven or ten years and then an adjustable interest rate equal to the sum of an index rate, such as LIBOR, plus a margin, while FRM loans bear interest that is fixed for the term of the loan. As of June 30, 2016, approximately 59.1% of the loans of our portfolio were ARMs, and 40.9% were FRMs, based on UPB. The weighted average margin on ARMs was approximately 2.3% and the weighted average coupon on FRMs was approximately 6.3% as of June 30, 2016. We utilize derivative financial and hedging instruments in an effort to hedge the interest rate risk associated with our ARMs.

With respect to our business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our variable rate borrowings to increase;
•	the value of fixed rate SBC loans, MBS and other real estate related assets to decline;
•	coupons on variable rate SBC loans and MBS to reset to higher interest rates; and
•	prepayments on SBC loans and MBS to slow.

Conversely, decreases in interest rates, in general, may over time cause:

•	the interest expense associated with variable rate borrowings to decrease;
•	the value of fixed rate SBC loans, MBS and other real estate related assets to increase;
•	coupons on variable rate SBC loans and MBS to reset to lower interest rates; and
•	prepayments on SBC loans and MBS to increase.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets. While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

Changes in Fair Value of Our Assets.  Our originated loans are carried at fair value and future mortgage related assets may also be carried at fair value. Accordingly, changes in the fair value of our assets may impact the results of our operations for the period in which such change in value occurs. The expectation of changes in real estate prices is a major determinant of the value of SBC loans and ABS. This factor is beyond our control.

Prepayment Speed.  Prepayment speeds on SBC loans and ABS vary according to interest rates, the type of investment, conditions in the financial markets, competition, foreclosures and other factors that cannot be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans and, as a result, prepayment speeds tend to decrease. This can extend the period over which we earn interest income. When interest rates fall, prepayment speeds on SBC loans, and therefore, ABS tend to increase, thereby decreasing the period over which we earn interest income. Additionally, other factors such as the credit rating of the borrower, the rate of property value appreciation or depreciation, financial market conditions, foreclosures and lender competition, none of which can be predicted with any certainty, may affect prepayment speeds on SBC loans and ABS.

Spreads on ABS.  Since the financial crisis that began in 2007, the spread between swap rates and ABS has been volatile. Spreads on these assets initially moved wider due to the difficult credit conditions and have only recovered a portion of that widening. As the prices of securitized assets declined, a number of investors and a number of structured investment vehicles faced margin calls from dealers and were forced to sell assets in order to reduce leverage. The price volatility of these assets also impacted lending terms in the repurchase market, as counterparties raised margin requirements to reflect the more difficult environment. The spread between the yield on our assets and our funding costs is an important factor in the performance of this aspect of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads generally negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on our stated book value. Tighter spreads generally have a positive impact on asset prices. In this case, we may be able to reduce the amount of collateral required to secure borrowings.

SBC Loan and ABS Extension Risk.  Waterfall estimates the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages and/or the speed at which we are able to liquidate an asset. If the timeline to resolve non-performing assets extends, this could have a negative impact on our results of operations, as carrying costs may therefore be higher than initially anticipated. This situation may also cause the fair market value of our investment to decline if real estate values decline over the extended period. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Credit Risk.  We are subject to credit risk in connection with our investments in SBC loans and ABS and other target assets we may acquire in the future. Increases in defaults and delinquencies will adversely impact our operating results, while declines in rates of default and delinquencies will improve our operating results from this aspect of our business. Default rates are influenced by a wide variety of factors, including, property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the United States economy and other factors beyond our control. All loans are subject to the possibility of default. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

Size of Investment Portfolio.  The size of our investment portfolio, as measured by the aggregate principal balance of our SBC loans and ABS and the other assets we own, is also a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income and realized gains we receive increases. A larger investment portfolio, however, drives increased expenses, as we may incur additional interest expense to finance the purchase of our assets.

Market Conditions.  With the onset of the global financial crisis, SBC origination volume fell approximately 42.5% from the 2006 peak through 2009 and the decline was accompanied by a reduction in the principal balance of outstanding SBC loans between 2008 and 2013. Based on publicly available data from Boxwood Means as of March 31, 2016, while commercial property prices have almost recovered to their 2007 peak, SBC property prices have increased only 16.3% from the 2012 trough. We believe this trend suggests continued tight credit in SBC lending and supports our belief that credit spreads in the SBC Loan asset class should for the foreseeable future remain wider compared to large balance commercial mortgage loans. Since late 2008, we have seen substantial volumes of sub-performing and non-performing SBC loans available for purchase from U.S. banks at significant discounts to their UPBs. We believe that banks have been motivated to sell SBC loans in order to improve their regulatory capital ratios, reduce their troubled asset ratios, a key measure monitored by regulators, investors and other stakeholders in assessing bank safety and soundness, relieve the strain on their operations caused by managing distressed loan books and to demonstrate to regulators, investors and other stakeholders that they are addressing their distressed asset issues and the drag they place on operating performance through controlled sales of these assets over time. We believe that banks will continue to be motivated to divest their sub-performing and non-performing SBC loan assets to address these issues over the next several years. We believe that as the economic recovery continues the volume of short-term loan extensions and restructurings will be reduced, resulting in increased opportunities for us to originate first mortgage SBC loans in the market. We believe that the supply of new capital to meet this increasing demand will continue to be constrained by the historically low activity levels in the ABS market.

Critical Accounting Policies and Use of Estimates

Basis of Presentation

Until September 30, 2013, the historical consolidated financial statements in this prospectus have been prepared in accordance with U.S. GAAP, utilizing the specialized accounting principles of ASC Topic 946.

Based on our current business focus and the fact that the equity interests we hold in operating companies constituted an increasing amount of our total assets and operating results, we determined that we no longer met the requirements for investment company accounting. Our current business focus is to acquire and originate SBC loans as well as provide real estate brokerage and advisory services in the commercial real estate market. As a result, because our current focus is providing a fully integrated brokerage, advisory and origination business, we determined that we no longer qualify for investment company accounting and, as a result, operate as an operating company rather than an investment company effective October 1, 2013.

As a result of the change from an investment company to an operating company for accounting purposes, references are made to both investment company accounting and operating company accounting throughout these consolidated financial statements. Investment company accounting applies to accounting in accordance with U.S. GAAP for investment companies in accordance with ASC 946. Operating company accounting applies to accounting in accordance with U.S. GAAP other than for investment companies.

The preparation of the consolidated financial statements requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies involve decisions and assessments that affect our reported assets and liabilities, as well as our reported revenues and expenses. Our critical accounting policies and accounting estimates may be expanded over time as we fully implement our strategy. Asset acquisition and disposition transactions are recorded on a trade date basis. Interest income and expenses, including accretion and amortization of discounts and premiums on SBC loans and ABS, are recorded on an accrual basis. Realized gains and losses are computed on a specific identification basis. Net change in unrealized appreciation (depreciation) on investments is recorded in earnings. Those accounting policies and estimates that we expect to be most critical to an investor’s understanding of our financial results and condition are discussed below.

Securitization Trusts

Under ASC 810, Consolidation, or ASC 810, we are required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying SBC loans in connection with the securitization were transferred.

VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary, and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE’s economic performance, and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial ongoing activities, the power to direct the activities that most significantly impact the VIEs’ economic performance may be determined by an entities’ involvement with the design of the VIE.

Our consolidated statements of financial condition present: (i) our direct assets and liabilities, and the assets and liabilities of consolidated securitization vehicles. Assets of all consolidated VIEs can only be used to satisfy the obligations of those VIEs, and the liabilities of consolidated VIEs are non-recourse to us. We will aggregate all the assets and liabilities of the consolidated securitization vehicles because we determined that these entities are substantively similar, and therefore, a further disaggregated presentation would not be more meaningful.

Use of Estimates

The preparation of our unaudited consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The accompanying unaudited consolidated financial statements of our company include the accounts and results of operations of our operating partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. Unaudited consolidated financial statements are prepared in accordance with ASC 810. Intercompany accounts and transactions have been eliminated.

Loans, held at fair value

Loans, held at fair value are loans originated by ReadyCap. Sutherland has elected the fair value option because of the intent to sell to third parties or transfer to securitizations in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on loans, held at fair value on the consolidated statements of income.

Sutherland transfers loans held at fair value to loans, held-for-investment on the date of securitization, and such loans are included as Loans, held-for-investment on the consolidated balance sheet. The securitized loans remain on Sutherland’s balance sheet because the securitization vehicles are consolidated under ASC 810. These loans are accounted for under ASC 310-10 and are referred to as “Non-credit Impaired Loans”.

Loans, held-for-investment

Loans, held-for-investment are loans acquired from third parties or securitized loans that were previously originated at ReadyCap. Acquired loans are recorded at cost at the time they are acquired and any related allowance is not carried over at the acquisition date. These acquired loans are segmented into two groups at time of purchase, loans with evidence of credit deterioration, and loans without evidence of credit deterioration. Acquired loans without evidence of credit deterioration are accounted for under ASC 310-10, Receivables and are referred to as “Non-credit Impaired Loans”. Acquired loans with evidence of credit deterioration where Sutherland estimates that it will not receive all contractual payments are accounted for as purchased credit impaired loans in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) and are referred to as “Credit Impaired Loans”.

Non-credit Impaired Loans

Loans purchased where Sutherland determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-10. Sutherland uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

For Non-credit Impaired Loans, revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Credit Impaired Loans

Loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

The estimated cash flows expected for each loan is estimated at the time the loan is acquired. The excess of the cash flows expected to be collected on Credit Impaired Loans, measured as of the acquisition date, over the initial investment is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield method of accretion. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the non-accretable difference and is not accreted over time.

Sutherland estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If Sutherland determines that discounted expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan loss and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected discounted cash flows have increased, or improved, in subsequent evaluations, the increase in cash flows is first used to reverse the amount of any related allowance for loan losses before the yield is adjusted. Additionally Sutherland will increase the accretable yield to account for the significant increase in expected cash flows.

The estimate of the amount and timing of cash flows for our Credit Impaired Loans is based on historical information available and expected future performance of the loans, including timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation (“FICO”) scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody’s, Standard & Poor’s Corporation (“S&P”), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows.

The determination of whether an allowance for loan loss is necessary if there is a decrease in cash flows based on consideration of factual information available at the time of assessment as well as management’s estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

Allowance for loan losses

The allowance for loan losses is intended to provide for credit losses inherent in the loans, held-for-investment portfolio and is reviewed quarterly for adequacy considering credit quality indicators, including probable and historical losses, collateral values, loan-to-value ratio and economic conditions. The reserve is increased through provisions for loan losses charged to earnings and reduced by charge-offs, net of recoveries.

For Non-credit Impaired Loans, we determine the allowance for loan losses by measuring credit impairment on (1) an individual basis for nonaccrual status loans, and (2) on a collective basis for all other loans since they have similar risk characteristics. The allowance of loan losses on an individual basis is assessed when a loan is on nonaccrual and the recoverability of the loan is less than its carrying value. Sutherland considers the loans to be collateral dependent and relies on the current fair value of the collateral as the basis for determining impairment. Loans that are not assessed individually for impairment are assessed on a collective basis, and the calculation of the allowance for loan losses considers our probability of default, based on a default curve and time since origination, as well as the underlying loan to value of the non-credit impaired assets.

For Credit Impaired Loans, we determine the allowance for loan losses based on a discounted cash flow model. Credit Impaired Loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected measured at acquisition date. Sutherland estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If Sutherland determines that expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan losses and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected cash flows have increased in subsequent evaluations, Sutherland will reduce any remaining valuation allowance. If a valuation allowance does not exist, the accretable yield will increase to the extent the yield of the reprojected cash flows is greater than the existing yield.

While we have a formal methodology to determine the adequate and appropriate level of the allowance for loan losses, estimates of inherent loan losses involve judgment and assumptions as to various factors, including current economic conditions. Our determination of adequacy of the loan loss reserve for credit losses is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management’s ongoing assessment of the adequacy of the allowance for loan losses.

Impaired loans

Sutherland considers a loan to be impaired when Sutherland does not expect to collect all the contractual interest and principal payments as scheduled in the loan agreements.

Non-accrual loans

Non-accrual loans are the loans for which we are not accruing or accreting interest income. Non-accrual loans include non-credit impaired loans when principal or interest has been delinquent for 90 days or when it is determined that full collection of contractual cash flows is not probable. Additionally, credit impaired loans for which Sutherland is unable to reasonably estimate the timing and amount of expected cash flows are considered to be non-accrual loans. Income on credit impaired loans is recognized as described above under “— Loans, held for investment — Credit Impaired Loans”.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to the borrower’s financial difficulties, we grant concessions for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loans is classified as a troubled debt restructuring (“TDR”). These modified terms may include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to at fair value, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected.

Mortgage backed securities, at fair value

Sutherland accounts for mortgage backed securities, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

Purchase and sales of MBS are recorded on the trade date. Our MBS securities pledged as collateral against borrowings under repurchase agreements are included in mortgage backed securities, at fair value on our consolidated balance sheets.

Our MBS are designated as trading securities. MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment (“ASC 360”). Sutherland acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. Sutherland’s intentions are to sell the real estate within a short holding period. Real estate is recorded at fair value at the time Sutherland receives title and is subsequently held at the lower of its carrying amount or fair value less closing costs. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative instruments, at fair value

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. Sutherland accounts for derivative instruments under ASC 815, Derivatives and Hedges.

All derivatives are reported as either assets or liabilities on the consolidated balance sheets at estimated fair value. Sutherland has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, at fair value.

Although permitted under certain circumstances, Sutherland does not offset cash collateral receivable or payables against our net derivative positions.

Servicing rights

Servicing rights are accounted for under ASC 860, Transfers and Servicing. Servicing rights are initially recorded at cost and subsequently carried at amortized cost. We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as servicing rights when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. This asset is amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment quarterly.

For purposes of testing our servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the net present value of servicing cash flow with its carrying value. The estimated net present value of servicing cash flows of the intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan prepayment rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible asset exceeds the net present value of servicing cash flows, the servicing rights are considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds the net present value of servicing cash flows.

We define our servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities. Since quoted market prices for servicing rights are not readily available, we estimate the fair value of servicing rights by determining the present value of future expected servicing cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the servicing rights, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our servicing rights by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates. We initially record our intangible assets at cost and subsequently test for impairment on a quarterly basis.

Borrowings under credit facilities

We account for borrowings under credit facilities under ASC 470, Debt. We partially finance our loans, held-for-investment through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment and have maturity dates within two years from the consolidated balance sheet date. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with this credit facility is recorded as interest expense on the consolidated statements of income.

Securitized debt obligations of consolidated VIEs

Since 2011, we have engaged in seven securitization transactions which Sutherland accounts for under ASC 810. Sutherland is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs on the consolidated balance sheets.

Debt issuance costs related to securitizations are presented as a direct deduction from the carrying value of the related debt liability. These costs are amortized using the effective interest method. Amortization of debt issuance costs is amortized using the effective interest method and is included in interest expense from securitized debt obligations on the financial statements.

Borrowing under repurchase agreements

Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through December 31, 2015, none of our repurchase agreements had been accounted for as components of linked transactions. All securities financed through a repurchase agreement have remained on our consolidated balance sheets as an asset and cash received from the lender was recorded on our consolidated balance sheets as a liability. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the consolidated statements of income.

Guaranteed loan financing

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the consolidated balance sheets and the portion sold is recorded as long-term borrowings in the liabilities section of the consolidated balance sheets. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expense in the accompanying consolidated statements of income.

Repair and denial reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans. We may be responsible for the guaranteed portion of SBA loans if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility. This reserve is calculated using an estimated frequency of a repair and denial event upon default, as well as an estimate of the severity of the repair and denial as a percentage of the guaranteed balance.

Fair value option

The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

We have elected the fair value option for loans held-for-sale originated by ReadyCap and MBS. The fair value elections for loans, held at fair value originated by ReadyCap and MBS were made due to the short-term nature of these instruments. Additionally, the fair value elections for investments in MBS were made because the shares are listed on an exchange, which allows us to determine the fair value using a quoted price from an active market.

Income taxes

GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our unaudited consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of December 31, 2015 and 2014, we accrued no taxes, interest or penalties related to uncertain tax positions.

Revenue recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

Interest income on non-credit impaired loans, held-for-investment, loans, held at fair value, and mortgage backed securities, at fair value is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to the accrual status of the asset. If the asset has been delinquent for the previous 90 days, the asset status will turn to non-accrual, and accrued revenue recognition will be suspended until the asset resumes contractual payments for three consecutive months.

For credit impaired loans, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The accretable yield, or the portion of the purchase discount that we believe will be recovered, is recorded as interest income on a level-yield basis over the life of the loan. The amounts considered as accretable and non-accretable yields may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

Realized gains (losses)

Upon the sale or disposition (not including the prepayment of outstanding principal balance) of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value or cost basis of such loans or securities is recognized as a realized gain/loss. Prepayments of outstanding interest balances on loans held-for-investment are reported in interest income on loans, held-for-investment.

Derivative instruments

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Origination income and expense

Origination income represents fees received for origination of either loans, held at fair value or loans, held-for-investment. For loans held, held at fair value, pursuant to ASC 825, Sutherland reports origination fee income as revenue and fees charged and costs incurred as expenses. These fees and costs are excluded from the fair value. For originated loans, held-for-investment, under ASC 310-10, Sutherland defers these origination fees and costs at origination and amortizes them under the effective interest method over the life of the loan. Origination fees and expenses for loans, held at fair value are presented in the consolidated statements of income in other income and operating expenses. The amortization of net origination fees and expenses for loans, held-for-investment are presented in the consolidated statements of income in interest income.

Recent Accounting Pronouncements

In April 2014, the FASB issued guidance updating the criteria for reporting the disposal of a component of an entity as a discontinued operation. This guidance was effective for reporting periods beginning on or after December 15, 2014 with early adoption permitted only for disposals that have not been reported in financial statements previously issued or available for issuance. We have adopted the guidance beginning with the year beginning January 1, 2015.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09 is effective for Sutherland beginning January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Sutherland is evaluating the impact ASU 2014-09 will have on Sutherland’s consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We currently have no share-based payments, and accordingly, the adoption of ASU 2014-12 did not have a material impact on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

In August 2014, the FASB issued ASU No. 2014-13, Consolidation (Topic 810) — Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (CFE). ASU No. 2014-13 provides an alternative to reflect changes in the fair value of the financial assets and the financial liabilities of the CFE by measuring either the fair value of the assets or liabilities, whichever is more observable. ASU No. 2014-13 provides new disclosure requirements for those electing this approach, and is effective for interim and annual periods beginning after December 15, 2015. Sutherland has adopted 2014-13 for the six months ended June 30, 2016 and applied retrospectively for prior periods presented. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In February 2015 the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1. Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; 2. Eliminate the presumption that a general partner should consolidate a limited partnership; 3. Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and 4. Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the 1940 Act for registered money market funds. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach, or retrospectively. Sutherland has adopted 2015-02 for the six months ended June 30, 2016 and applied retrospectively for prior periods presented. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In April 2015 the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability, rather than deferring the charges as an asset. This aligns the presentation of debt issuance costs and debt discounts in the balance sheet. ASU No. 2015-30 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, and will be applied retrospectively to each prior period presented. Early adoption is permitted. Sutherland has adopted 2015-03 for year-end December 31, 2015 and applied its provisions retrospectively. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date which defers the effective date of the standard to the annual reporting period in the fiscal year that begins after December 15, 2017 and early adoption is permitted as of the original effective date.

Sutherland is currently evaluating the impact, if any, that the ASU will have on its consolidated financial statements. Sutherland is currently evaluating the impact, if any, that the ASU will have on its unaudited consolidated financial statements.

In September 2015, FASB issued ASU no. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the account had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Sutherland has adopted 2015-16 for the six months ended June 30, 2016 and applied its provisions retrospectively. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

Results of Operations

We prepared the consolidated financial statements utilizing investment company accounting from our inception through September 30, 2013. In accordance with this specialized accounting guidance, we carried our investments at fair value, did not consolidate loan securitizations on our consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. In connection with the REIT formation transactions and beginning on October 1, 2013, we converted from investment company to operating company accounting, and, accordingly, beginning with the three months ended December 31, 2013, no longer recognized interest income from the notes we held in our securitization trusts, but instead included both the interest income from the SBC loans held in such trusts and the associated interest expense on the notes issued by these trusts in our consolidated statement of operations.

We have included a comparative discussion of our financial performance for the six months ended June 30, 2016 against the six months ended June 30, 2015. Additionally, we have included a comparative discussion of our financial performance for the year ended December 31, 2015 against the year ended December 31, 2014. Additionally, we have included a comparative discussion of our financial performance for the nine months ended September 30, 2013 against the nine months ended September 30, 2012 and the twelve months ended December 31, 2012, which is the last comparative periods under which we reported our results of operations under investment company accounting.

As part of the REIT formation transactions, we became the sole general partner of, and commenced conducting substantially all of our business through, our operating partnership and its subsidiaries. Upon completion of the REIT formation transactions, we:

•	operated and paid distributions in a manner that will enable us to qualify as a REIT,
•	continued to ramp our origination business and transitioned our asset mix to include more performing SBC loans,
•	acquired and financed significant additional SBC loans, and
•	began to start to hold the SBC loan assets that we acquired for longer duration.

Investment Activity for the Six Months Ended June 30, 2016

Loans, held-for-investment.  During the six months ended June 30, 2016, we acquired loans, held-for-investment with a UPB of $63.4 million for a purchase price of $63.2 million, and we originated $73.4 million of loans, held-for-investment. During the period, we received proceeds from liquidations and principal payments on loans, held-for-investment of $208.1 million.

Loans, held at fair value.  ReadyCap originated $188.8 million in loans, held at fair value during the six months ended June 30, 2016 and had unrealized gains of $1.6 million for the six months ended June 30, 2016. During the period, we received proceeds from liquidations and principal payments on loans, held at fair value of $135.5 million.

Mortgage Backed Securities, at fair value.  During the six months ended June 30, 2016, we acquired mortgage backed securities with a UPB of $11.0 million for a purchase price of $8.5 million. We received proceeds from the sale and payment of principal of $195.2 million for realized losses of $3.6 million.

Investment Activity for the Year Ended December 31, 2015

Loans, held-for-investment.  During the twelve months ended December 31, 2015, we acquired loans, held-for-investment with a UPB of $214.3 million for a purchase price of $204.8 million. Additionally, during the twelve months ended December 31, 2015 we originated $105.8 million of loans, held-for-investment. During the period, we received proceeds from liquidations and principal payments on loans, held-for-investment of $342.8 million.

Loans, held at fair value.  ReadyCap originated $346.4 million in loans, held at fair value during the twelve months ended December 31, 2015 and had unrealized gains of $9.3 million for the twelve months ended December 31, 2015.

Mortgage Backed Securities, at fair value.  During the twelve months ended December 31, 2015, we acquired mortgage backed securities with a UPB of $76.6 million for a purchase price of $77.9 million. We received proceeds from payment of principal of $17.9 million for realized losses of $0.3 million.

Investment Activity for the Six Months Ended June 30, 2015

Loans, held-for-investment.  During the six months ended June 30, 2015, we acquired loans, held-for-investment with a UPB of $120.4 million and a purchase price of $117.9 million. Additionally, during the six months ended June 30, 2015 we originated $2.1 million of loans, held-for-investment. During the period, we received proceeds from liquidations and principal payments on loans, held-for-investment of $143.4 million.

Loans, held at fair value.  ReadyCap originated $170.8 million in loans, held at fair value during the six months ended June 30, 2015 and had unrealized gains of $3.3 million for the six months ended June 30, 2015.

Mortgage Backed Securities, at fair value. During the six months ended June 30, 2015, we acquired mortgage backed securities with a UPB of $58.8 million for a purchase price of $62.0 million. We received proceeds from the sale and payment of principal of $12.2 million for realized losses of $0.4 million.

Investment Activity for the Year Ended December 31, 2014

Loans, held-for-investment.  During the twelve months ended December 31, 2014, we acquired $1.0 billion of loans, held-for-investment for a purchase price of $646.7 million. Additionally, during the twelve months ended December 31, 2014, we originated $32.9 million of loans, held-for-investment. During the period, we received proceeds from liquidations and principal payments of loans, held-for-investment of $231.6 million and realized gains of $9.1 million. Proceeds from liquidations and principal payments on loans, held-for-investment also resulted in accretion of discount of $39.0 million.

Loans, held at fair value.  ReadyCap originated $262.0 million in loans, held-for-sale, at fair value during the twelve months ended December 31, 2014 and had unrealized gains of $7.3 million during the period.

Mortgage Backed Securities, at fair value.  During the twelve months ended December 31, 2014, we acquired mortgage backed securities with a UPB of $193.6 million for a purchase price of $192.3 million. We received proceeds from payment of principal of $34.5 million for realized gains of $0.1 million.

Investment Activity for the Three Months Ended December 31, 2013

Loans, held-for-investment.  During the three months ended December 31, 2013, we acquired $101.9 million of loans, held-for-investment for a purchase price of $84.9 million. During the period, we received proceeds from liquidations and principal payments of loans, held-for-investment of $24.2 million and realized gains of $2.7 million.

Loans, held at fair value.  ReadyCap originated $39.4 million in loans, held at fair value during the three months ended December 31, 2013. Loans, held at fair value had unrealized loss of $0.5 million for the three months ended December 31, 2013.

Investment Activity for the Nine Months Ended September 30, 2013

Commercial loans.  During the nine months ended September 30, 2013, we acquired $120.5 million of SBC loans for a purchase price of $68.8 million. During the period, we received proceeds from liquidations of SBC loans of $56.1 million and realized gains of $14.5 million. As of September 30, 2013, unrealized gains on SBC loans were $2.4 million. The fair market value of our SBC loans at September 30, 2013 was $105.5 million. ReadyCap originated our first loan in April 2013 and since that date through September 30, 2013 has originated SBC loans with a combined principal balance of $64.5 million.

Mortgage backed securities, at fair value.  During the nine months ended September 30, 2013, we received proceeds from principal payments of $2.7 million and realized losses of $2.2 million. As of September 30, 2013, unrealized losses on our MBS were $6.5 million. The fair market value of our MBS at September 30, 2013 was $41.9 million.

Equity investments.  During the nine months ended September 30, 2013, we made equity investments totaling $87.1 million. Of this amount, $7.4 million represents the investment in common and preferred stock of two publicly-owned banks that executed a recapitalization transaction in which we purchased distressed SBC assets. We sold 100% of our common stock during the nine months ended September 30, 2013 for net proceeds of $8.2 million resulting in a net gain of $1.6 million. The remaining investment of $79.7 million represents investment into our operating subsidiaries which are classified as investments under investment company accounting.

Investment Activity for the Year Ended December 31, 2012

Commercial loans.  During the twelve months ended December 31, 2012, we acquired mortgage loans for a purchase price of $198.7 million. During the period, we received proceeds from liquidations and payment of principal of $199.8 million for realized gains of $47.7 million.

Mortgage backed securities.  During the twelve months ended December 31, 2012, we received proceeds from payment of principal of $8.6 million for realized losses of $2.9 million.

Equity investments.  During the twelve months ended December 31, 2012, we made investments in subsidiaries of $6.8 million.

Six Months ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Interest income.  Interest income was $72.4 million during the six months ended June 30, 2016 as compared to interest income of $70.5 million during the six months ended June 30, 2015. Interest income for the six months ended June 30, 2016 was comprised of accretion and interest received on loans, held for investment of $63.1 million, interest received on loans, held at fair value of $6.0 million and accretion and interest received on MBS, at fair value of $3.2 million compared to accretion and interest received on loans, held-for-investment of $57.1 million, interest income of $7.4 million on loans, held at fair value and $6.0 million of interest income received on MBS for the six months ended June 30, 2015. The increase in interest income was primarily due to the acquisition and originated of loans, held-for-investment.

Interest expense.  Interest expense was $28.1 million during the six months ended June 30, 2016 as compared to interest expense was $21.1 million during the six months ended June 30, 2015. Interest expense for the six months ended June 30, 2016 was comprised of interest expense on borrowing under credit facilities of $4.0 million, interest expense on securitized debt obligations of $9.1 million, interest expense on borrowing under repurchase agreements of $7.5 million and interest expense on guaranteed loan financings of $7.4 million compared to interest expense on borrowing under credit facilities of $5.5 million, interest expense on securitized debt obligations of $4.3 million, interest expense on borrowing under repurchase agreements of $8.0 million and interest expense on guaranteed loan financings of $3.3 million. The increase in interest expense was primarily due to the issuance of additional securitized debt obligations as a result of the RCMT 2015-2 securitization in the fourth quarter of 2015 and the addition of guaranteed loan financings brought on book as a result of the ReadyCap Lending Small Business Trust 2015-1 securitization in the second quarter of 2015.

Provision for loan losses.  Provision for loan losses represents a decrease in the present value of future anticipated cash recoveries discounted at current effective yields on loans accounted for under ASC 310-30 and specific reserves for non-accrual loans under ASC 310-10. During the six months ended June 30, 2016 we had $4.2 million in provision for loan losses compared to provision for loan losses of $11.7 million during the six months ended June 30, 2015.

Servicing and other income.  Servicing and other income was $6.4 million for the six months ended June 30, 2016 compared to $10.4 million for the six months ended June 30, 2015. Servicing income related to servicing of loans sold to third parties was $2.8 million for the six months ended June 30, 2016 compared to $4.4 million during the six months ended June 30, 2015. Servicing income is reported net of amortization and impairment of $2.9 million for the six months ended June 30, 2016 compared to $3.6 million of amortization and impairment for the six months ended June 30, 2015. Other income was $3.6 million for the six months ended June 30, 2016 compared to $6.0 million during the six months ended June 30, 2015. Other income was comprised of $1.5 million in release of reserves, $1.5 million in origination fees and $0.6 in miscellaneous revenue for the six months ended June 30, 2016 compared to $3.0 million in release of reserves, $1.6 million in origination fees and $1.4 in miscellaneous revenue for the six months ended June 30, 2015. The decrease in other income was primarily due to the decrease in the release of reserve of $1.5 million. The release of reserve was driven by a decrease in defaults in the SBA portfolio and decrease in the severity of repair claims on our 7(a) loans by the SBA.

Employee compensation and benefits.  Employee compensation and benefits includes the costs of dedicated employees directly employed by the Sutherland operating partnership’s wholly owned subsidiary, ReadyCap. Employee compensation and benefits for the six months ended June 30, 2016 was $11.0 million compared to $10.3 million during the six months ended June 30, 2015. Employee compensation and benefits is comprised of allocated employee compensation and benefits from related party. Allocated employee compensation and benefits from related party includes the costs of dedicated employees and the allocable share of compensation of other personnel responsible for internal monitoring, servicing and administrative services related to portfolio assets. Allocated employee compensation and benefits from related party for the six months ended June 30, 2016 was $1.8 million compared to $1.2 million during the six months ended June 30, 2015.

Professional fees.  Professional fees represent legal, accounting and tax preparation costs. Professional fees were $5.5 million for the six months ended June 30, 2016 compared to $4.3 million for the six months ended June 30, 2015.

Management and incentive fees — related party.  Management and incentive fees were $3.7 million for the six months ended June 30, 2016 compared to $4.0 million for the six months ended June 30, 2015. Management fees were $3.7 million for the six months ended June 30, 2016 compared to $3.6 million for the six months ended June 30, 2015. There were no incentive fees accrued for the six months ended June 30, 2016, and incentive fees were $0.4 million for the six months ended June 30, 2015. See “Other Agreements — Management Agreement and Side Letter — Base Management Fee” and “— Incentive Distribution” for more information.

Loan servicing and operating expenses.  Loan servicing and operating expenses were $9.7 million for the six months ended June 30, 2016 compared to $7.8 million for the six months ended June 30, 2015. Loan servicing expenses include base servicing fees paid to our primary servicers, accruals related to future payments due under our subservicing agreements and advances made to protect our lien on collateral. Total loan servicing expenses for the six months ended June 30, 2016 were $2.1 million compared to $2.3 million for the six months ended June 30, 2015. The $2.1 million of servicing expenses for the six months ended June 30, 2016 comprised of $0.2 million in recovery of disposition fee expense related to subservicing agreements, $2.7 million in servicing fees, $0.6 million in recovery of previously advanced funds and $0.2 million in other loan servicing related expenses. The $2.3 million in servicing expenses for the six months ended June 30, 2016 were comprised of $0.8 million in disposition fee expense related to subservicing agreements, $1.3 million in servicing fees, $0.8 million in recoveries of advances and $1.0 million in other loan servicing related expenses. Operating expenses were $7.7 million for the six months ended June 30, 2016 compared to $5.5 million for the six months ended June 30, 2015. The $7.7 million in operating expenses for the six months ended June 30, 2016 were comprised of $0.4 million of acquisition costs, $1.4 million of technology expenses, $0.6 million of rent expense, $1.9 million of origination costs, $0.7 million of recruiting expenses, $0.6 million of charge offs of real estate acquired in settlement of loans, $0.2 million of marketing costs, and $1.9 million of other administrative costs. The $5.5 million of operating expenses for the six months ended June 30, 2015 were comprised of $0.2 million of acquisition costs, $1.1 million of technology expenses, $0.4 million of rent expense, $1.2 million of origination costs, $0.7 million of recruiting expenses, $0.2 million of charge offs of real estate acquired in settlement of loans, $0.1 million of marketing costs, and $1.6 million of other administrative costs.

Realized gain.  Realized gains were $1.3 million for the six months ended June 30, 2016 compared to realized losses of $0.6 million for the six months ended June 30, 2015. Realized gains of $1.3 million for the six months ended June 30, 2016 comprised primarily of $2.6 million of realized gains on loans, held-for-investment, $2.8 million of realized gains on loans, held at fair value, $0.7 million of realized gains on real estate acquired in settlement of loans, net of $1.1 million of realized losses on derivatives, $3.6 million of realized losses on mortgage backed securities at fair value, and $0.1 million of realized losses on securitized debt obligations. Realized losses of $0.6 million for the six months ended June 30, 2015, comprised primarily of $1.5 million in realized gains on loans, held-for-investment, net of $1.5 million in realized losses on derivative instruments, $0.4 million in realized losses on mortgage backed securities, at fair value, and $0.2 million in realized losses on real estate acquired in settlement of loans.

Unrealized gain.  Unrealized gains were $2.3 million for the six months ended June 30, 2016 compared to $3.2 million in unrealized gains for the six months ended June 30, 2015. Unrealized gains of $2.3 million for the six months ended June 30, 2016 comprised primarily of $3.7 million in unrealized gains on mortgage backed securities at fair value and unrealized gains of $1.6 million in unrealized gains on loans, held-for-investment, net of $3.0 million in unrealized losses on derivative instruments at fair value. Unrealized gains of $3.2 million for the six months ended June 30, 2015 comprised primarily of $3.3 million in unrealized gains on loans, held at fair value and unrealized gains on mortgage backed securities at fair value of $0.5 million, net of $0.7 million of unrealized losses on derivative instruments.

Twelve months ended December 31, 2015 Compared to Twelve months Ended December 31, 2014

Interest income.  Interest income was $149.0 million during the twelve months ended December 31, 2015 as compared to interest income of $92.9 million during the twelve months ended December 31, 2014. Interest income for the twelve months ended December 31, 2015 was comprised of accretion and interest received on loans, held for investment of $120.7 million, interest received on loans, held at fair value of $16.2 million and accretion and interest received on MBS, at fair value of $12.1 million compared to accretion and interest received on loans, held-for-investment of $76.1 million, interest income of $12.0 million on loans, held at fair value and $4.8 million of interest income received on MBS for the twelve months ended December 31, 2014. The increase in interest income was primarily due to the addition of $277.9 million in loans, held for investment through acquisition and origination, the origination of $346.4 million additional loans, held at fair value and the acquisition of an additional $77.9 million in MBS, at fair value.

Interest expense.  Interest expense was $47.8 million during the twelve months ended December 31, 2015 as compared to interest expense was $19.2 million during the twelve months ended December 31, 2014. Interest expense for the twelve months ended December 31, 2015 was comprised of interest paid on borrowing under credit facilities of $8.2 million, interest paid on securitized debt obligations of $11.0 million, interest paid on borrowing under repurchase agreements of $16.3 million and interest paid on guaranteed loan financings of $12.3 million compared to interest paid on borrowing under credit facilities of $8.9 million, interest paid on securitized debt obligations of $3.9 million, interest paid on borrowing under repurchase agreements of $4.3 million and interest paid on guaranteed loan financings of $2.3 million. The increase in interest expense was primarily due to the issuance of additional securitized debt obligations of $374.8 million, and increase in borrowing under repurchase agreements to support the loan origination activities described above and the addition of guaranteed loan financings brought on book as a result of the ReadyCap Lending Small Business Trust 2015-1 securitization.

Provision for loan losses.  Provision for loan losses represents a decrease in the present value of future anticipated cash recoveries discounted at current effective yields on loans accounted for under ASC 310-30 and specific reserves for non-accrual loans under ASC 310-10. During the twelve months ended December 31, 2015 we had $19.6 million in provision for loan losses compared to provision for loan losses of $11.8 million during the twelve months ended December 31, 2014.

Servicing and other income.  Servicing and other income was $19.6 million for the twelve months ended December 31, 2015 compared to $10.5 million for the twelve months ended December 31, 2014. Servicing income related to servicing of loans sold to third parties was $5.1 million for the twelve months ended December 31, 2015 compared to $2.5 million during the twelve months ended December 31, 2014. Servicing income is reported net of amortization and impairment of $10.5 million for the twelve months ended December 31, 2015 compared to $5.6 million of amortization and impairment for the twelve months ended December 31, 2014. Other income was $14.5 million for the twelve months ended December 31, 2015 compared to $8.0 million during the twelve months ended December 31, 2014. Other income was comprised of $10.1 million in release of reserves, $2.9 million in origination fees and $1.5 in miscellaneous revenue for the twelve months ended December 31, 2015 compared to $3.2 million in release of reserves, $3.8 million in origination fees and $1.0 in miscellaneous revenue for the twelve months ended December 31, 2014. The increase in other income was primarily due to the increase in the release of reserve of $6.9 million. The release of reserve was driven by a decrease in defaults in the SBA portfolio and decrease in the severity of repair claims on our 7(a) loans by the Small Business Administration.

Employee compensation and benefits.  Employee compensation and benefits includes the costs of dedicated employees directly employed by the Sutherland operating partnership’s wholly owned subsidiary, ReadyCap. Employee compensation and benefits for the twelve months ended December 31, 2015 was $22.1 million compared to $15.2 million during the twelve months ended December 31, 2014. Employee compensation and benefits is comprised of allocated employee compensation and benefits from related party. Allocated employee compensation and benefits from related party includes the costs of dedicated employees and the allocable share of compensation of other personnel responsible for internal monitoring, servicing and administrative services related to portfolio assets. Allocated employee compensation and benefits from related party for the twelve months ended December 31, 2015 was $3.3 million compared to $2.5 million during the twelve months ended December 31, 2014.

Professional fees.  Professional fees represent legal, accounting and tax preparation costs. Professional fees were $7.0 million for the twelve months ended December 31, 2015 compared to $6.3 million for the twelve months ended December 31, 2014.

Management and incentive fees — related party.  Management and incentive fees were $8.2 million for the twelve months ended December 31, 2015 compared to $7.0 million for the twelve months ended December 31, 2014. The $8.2 million of management and incentive fees for the twelve months ended December 31, 2015 was comprised of $7.3 million in management fees and $0.9 million in incentive fees. The $7.0 million of management and incentive fees for the twelve months ended December 31, 2014 was comprised of all management fees. See “Other Agreements — Management Agreement and Side Letter — Base Management Fee” and “— Incentive Distribution” for more information.

Loan servicing and operating expenses.  Loan servicing and operating expenses were $16.4 million for the twelve months ended December 31, 2015 compared to $21.1 million for the twelve months ended December 31, 2014. Loan servicing expenses include base servicing fees paid to our primary servicers, accruals related to future payments due under our subservicing agreements and advances made to protect our lien on collateral. Total loan servicing expenses for the twelve months ended December 31, 2015 were $4.4 million compared to $10.3 million for the twelve months ended December 31, 2014. The $4.4 million of servicing expenses for the twelve months ended December 31, 2015 comprised of $1.3 million of disposition fee expense related to subservicing agreements, $5.3 million in servicing fees, $2.9 million in recovery of previously advanced funds and $0.7 million in other loan servicing related expenses. The $10.3 million in servicing expenses for the twelve months ended December 31, 2014 was comprised of $3.0 million of disposition fee expense related to subservicing agreements, $3.5 million in servicing fees, $3.3 million in advances and $0.5 million in other loan servicing related expenses. Operating expenses were $12.0 million for the twelve months ended December 31, 2015 compared to $10.8 million for the twelve months ended December 31, 2014. The $12.0 million in operating expenses for the twelve months ended December 31, 2015 were comprised of $2.8 million of origination costs, $2.4 million of technology expenses, $1.2 million of recruiting expenses, $1.0 million of rent expense, $0.8 million of charge offs of real estate acquired in settlement of loans, $0.6 million of acquisition costs, $0.3 million of marketing costs, and $3.0 million of other administrative costs. The $10.8 million of operating expenses for the twelve months ended December 31, 2014 were comprised of $1.2 million of origination costs, $2.7 million of technology expenses, $0.9 million of recruiting expenses, $0.4 million of rent expense, $0.7 million of charge offs of real estate acquired in settlement of loans, $2.2 million of acquisition costs, $0.2 million of marketing costs, and $2.5 million of other administrative costs.

Realized gain.  Realized gains were $0.1 million for the twelve months ended December 31, 2015 compared to $7.0 million for the twelve months ended December 31, 2014. Realized gains of $0.1 million for the twelve months ended December 31, 2015 comprised primarily of $2.9 million of realized gains on loans, held-for-investment, $2.0 million of realized gains on loans, held at fair value, $1.3 million of realized gains on intangible assets, $0.9 million of realized gains on trading securities, net of $5.5 million of realized losses on derivatives, $0.7 million of realized losses on real estate acquired in settlement of loans, $0.3 million of realized losses on mortgage backed securities at fair value, $0.2 million of realized losses on securitized debt obligations, and $0.3 million of realized losses on liabilities under participation agreements. Realized gains were $7.0 million for the twelve months ended December 31, 2014, comprised primarily of $9.1 million in realized gains on loans, held-for-investment, and $1.0 million in realized gains on other investments, net of $3.1 million in realized losses on derivative instruments.

Unrealized gain.  Unrealized gains were $5.7 million for the twelve months ended December 31, 2015 compared to $6.5 million for the twelve months ended December 31, 2014. Unrealized gains of $5.7 million for the twelve months ended December 31, 2015 comprised primarily of $9.3 million in unrealized gains on loans, held at fair value, $1.0 million in unrealized gains on derivative investments, net of $4.5 million in unrealized losses on mortgage backed securities at fair value and $0.1 million in unrealized losses on trading securities. Unrealized gains of $6.5 million for the twelve months ended December 31, 2014 comprised primarily of $7.3 million in unrealized gains on loans, held at fair value and unrealized gains on mortgage backed securities at fair value of $0.6 million, net of $1.3 million of unrealized losses on derivative instruments and $0.1 million of unrealized losses on short term investments.

Three Months Ended December 31, 2013

Interest income.  Interest income was $6.2 million during the three months ended December 31, 2013, comprised of the accretion of mortgage loans accounted for under ASC 310-30 of $4.8 million (including $1.8 million in interest income of consolidated VIEs) and interest income of $1.4 million representing interest payments by borrowers on mortgage loans originated by ReadyCap.

Interest expense.  Interest expense was $2.2 million during the three months ended December 31, 2013, comprised of $0.5 million of interest on outstanding borrowings related to the Deutsche Bank facility used to fund ReadyCap loan originations and interest expense of $1.7 million representing interest paid on our securitized debt obligations on consolidated VIEs.

Provision for loan losses.  Provision for loan losses represents a decrease in the present value of future anticipated cash recoveries discounted at current effective yields on loans accounted for under ASC 310-30. During the three months ended December 31, 2013 we had $1.7 million of provision for loan losses.

Servicing and other income.  Servicing and other income was $0.9 million during the three months ended December 31, 2013. We have entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. The $0.9 million of disposition fee income during the three months ended December 31, 2013 represents a decrease in the accrual related to these agreements.

Employee compensation and benefits.  Employee compensation and benefits includes the costs of dedicated employees and the allocable share of compensation of other personnel responsible for internal monitoring, servicing and administrative services related to portfolio assets as well as employees directly employed by ReadyCap and CBCA. Employee compensation and benefits for the three months ended December 31, 2013 was $2.1 million.

Professional fees.  Professional fees represent legal, accounting and tax preparation costs. Professional fees were $0.8 million for the three months ended December 31, 2013.

Management and incentive fees — related party.  Management fees of $0.7 million are for the period November 26, 2013 through December 31, 2013. See “Other Agreements — Management Agreement and Side Letter — Base Management Fee and “— Incentive Distribution” for more information.

Loan servicing and operating expenses.  Loan servicing and operating expenses were $2.3 million for the three months ended December 31, 2013, comprised primarily of $0.5 million in loan servicing expenses, $0.2 million of non-recoverable advances, $0.4 million of tax expense and $1.1 million of other administrative costs.

Realized gain.  Realized gains were $2.8 million (including $1.3 million of realized gains from consolidated VIEs) on $24.2 million of sales for the three months ended December 31, 2013, comprised primarily of realized gain on loans, held for investment of $1.5 million.

Unrealized gain.  Unrealized losses were $0.8 million for the three months ended December 31, 2013, comprised primarily of an unrealized loss on derivative instruments at fair value of $0.5 million.

Nine months Ended September 30, 2013 Compared to Nine months Ended September 30, 2012 and Twelve Months Ended December 31, 2012

Interest income.  Interest income represents interest earned on our SBC loans and MBS. We anticipate that the primary contributing elements of our interest income (some of which are beyond our control) will be the size of our SBC loan and MBS portfolio, the timing of purchases and prices paid for such assets, the level and changes of interest rates, prepayment speeds and the payment performance of borrowers. Interest income is subject to interest rate risk. See “— Quantitative and Qualitative Disclosures about Market Risk,” for more information relating to interest rate risk and its impact on our operating results.

Interest income decreased by $4.6 million to $11.1 million for the nine months ended September 30, 2013, compared to $15.7 million for the same period in 2012. This decrease was primarily the result of the inclusion in the nine months ended September 30, 2012 of interest income earned on a portfolio of loans which we purchased in January 2012.

In anticipation of this purchase, we performed certain services and were entitled to receive financial benefits, including interest income, from May 2011 until the purchase of the assets was consummated, at which time such financial benefits were recorded.

We earned interest income of $18.4 million for the twelve months ended December 31, 2012, comprised of $8.7 million of interest income on our SBC loans and $9.7 million of interest income on our MBS. The difference between this amount and the $11.1 million of interest income we earned in the first nine months of 2013 can be attributed to the factors noted above as well as the extra three months in the 2012 time period.

Servicing and other income.  Servicing and other income primarily consists of recoveries of advances of taxes, insurance premiums and other costs made by us when there are shortfalls in borrowers’ escrow accounts. We recognized $0.1 million of other income for the nine months ended September 30, 2013 and no servicing and other income in 2012.

Employee compensation and benefits.  Employee compensation and benefits represents the costs of dedicated employees and employee compensation allocated from Waterfall incurred for internal monitoring, servicing and administrative services related to portfolio assets. Risk management fund expenses were $0.4 million during the nine months ended September 30, 2013 and $0.4 million during the nine months ended September 30, 2012. Risk management fund expenses were $1.2 million during the 12 months ended December 31, 2012. The difference between this amount and the $0.4 million of risk management fund expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as additional incentive compensation incurred in the three months ended December 31, 2012.

Professional fees.  Professional fees represent legal, accounting and tax preparation costs. Professional fees were $0.4 million during the nine months ended September 30, 2013 and $0.6 million for the nine months ended September 30, 2012. During the twelve months ended December 31, 2012, professional fees were $0.7 million. The difference between this amount and the $0.4 million of professional fees expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period.

Loan servicing and operating expenses.  Loan servicing and operating expenses for the nine months ended September 30, 2013 were $10.4 million compared to $11.6 million from twelve months ended December 31, 2012. These expenses primarily consist of subservicing expenses. We have entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. During the nine months ended September 30, 2013 disposition fees were $7.3 million, which represents a $1.0 million increase from the disposition fee expenses incurred during the nine months ended September 30, 2012. During the twelve months ended December 31, 2012, disposition fees were $6.9 million. The difference between this amount and the $7.3 million of disposition fee expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as an adjustment to the disposition fee accrual to account for changes in loan performance.

Realized gain.  Realized gain on investment decreased by $22.4 million to $12.2 million in the nine months ended September 30, 2013, compared to $34.6 million in the nine months ended September 30, 2012. The decrease was primarily the result of the inclusion in the nine months ended September 30, 2012 of the gains realized on the assets acquired in the January 2012 transaction. Net realized gain on investment was $40.1 million during the twelve months ended December 31, 2012 due to proceeds of $208.7 million on sales of SBC loans, ABS and equity and the gains realized on the assets acquired in the January 2012 transaction. The difference between this amount and the $12.2 million of realized gain in the first nine months of 2013 can be attributed to the extra three months in 2012 as well as the inclusion of the January 2012 transaction during the twelve months ended December 31, 2012.

Unrealized gain.  Prior to October 1, 2013 we elected to record the change in estimated fair value related to our investments in earnings by the fair value option. Net change in unrealized appreciation (depreciation) decreased by $26.9 million to unrealized depreciation of $6.7 million in the nine months ended September 30, 2013, compared to unrealized appreciation of $16.2 million in the nine months ended September 30, 2012. The decrease was primarily the result of updates to key valuation metrics including collateral and timelines, as well as a reversal of unrealized gains recognized in 2012 on liquidated assets due to the realization of such gains in 2013. Net change in unrealized gain was $6.7 million during the twelve months ended December 31, 2012 due to changes in key valuation metrics including collateral and timelines during the period, as well as a reversal of unrealized gains recognized in prior periods on liquidated assets. The difference between this amount and the $6.7 million of unrealized depreciation in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as changes in key valuation metrics including collateral and timelines during the period, as well as a reversal of unrealized gains recognized in prior periods on liquidated assets.

Liquidity and Capital Resources

Liquidity is a measure of our ability to turn non-cash assets into cash and to meet potential cash requirements. We use significant cash to purchase SBC loans and other target assets, originate new SBC loans, pay dividends, repay principal and interest on our borrowings, fund our operations and meet other general business needs. Our primary sources of liquidity will include our existing cash balances, borrowings, including securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), the net proceeds of this and future offerings of equity and debt securities and net cash provided by operating activities.

Waterfall’s extensive experience in loan acquisition, origination, servicing and securitization strategies has enabled us to complete seven securitizations of SBC loan assets since January 2011 allowing us to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis. As part of these transactions, we created seven separate entities and issued to third party investors, tranches of investment grade debt through newly-formed wholly owned subsidiaries. Three of these securitizations (SBC-1, SBC-3 and SBC-4) are trusts collateralized by non-performing and re-performing SBC loans and a fourth securitization (SBC-2) is a REMIC structure collateralized by performing SBC loans. Additionally, we have completed three securitizations of newly originated loans: two REMIC structures (RCMT 2014-1 and RCMT 2015-2) collateralized by newly originated SBC loans and RCLSBL 2015-1 collateralized by SBA 7(a) loans. The assets pledged as collateral for these securitization structures were contributed from our portfolio of assets. By contributing these SBC and SBA assets to the various securitization structures, these transactions created capacity for us to fund other investments.

The securitization structures issued investors tranches of notes of approximately $40.5 million, $97.7 million, $65.4 million, $182 million, $162.6 million, $114.8 million and $124.4 million for SBC-1, SBC-2, SBC-3, RCMT 2014-1, RCMT 2015-2, RCLSBL 2015-1 and SBC-4, respectively. We used the proceeds from the sale of the tranches issued to purchase SBC loans. These vehicles are VIEs for which we are the primary beneficiary and are consolidated in our financial statements.

Our strategy is to continue to finance our assets through the securitization market and to access other forms of borrowings.

Deutsche Bank Loan Repurchase Facility

Our subsidiaries, ReadyCap Commercial and Sutherland Asset I, LLC, or Sutherland Asset I, renewed their master repurchase agreement in December 2015, pursuant to which ReadyCap Commercial and Sutherland Asset I, may sell, and later repurchase, mortgage loans in an aggregate principal amount of up to $275 million. As of June 30, 2016, we had $146.4 million outstanding under the DB Loan Repurchase Facility. The DB Loan Repurchase Facility is used to finance SBC loans, and the interest rate is LIBOR plus either 2.50% or 2.75%, depending on the age of the loan. The DB Loan Repurchase Facility is committed for a period of one year, and ReadyCap Commercial’s and Sutherland Asset I’s obligations are fully guaranteed by us.

The eligible assets for the DB Loan Repurchase Facility are loans secured by a first mortgage lien on commercial properties subject to certain eligibility criteria, such as property type, geographical location, LTV ratios, debt yield and debt service coverage ratios. The principal amount paid by the bank for each mortgage loan is based on a percentage of the lesser of the mortgaged property value or the principal balance of such mortgage loan. ReadyCap Commercial and Sutherland Asset I paid the bank an up-front fee and are also required to pay the bank availability fees, and a minimum utilization fee for the DB Loan Repurchase Facility, as well as certain other administrative costs and expenses. The DB Loan Repurchase Facility also includes financial maintenance covenants, which include (i) a net asset value that does not decline more than 25% in a quarter, 35% in a year or 50% from the highest net asset value; (ii) a minimum liquidity amount of the greater of (a) $5 million and (b) 3% of the sum of any outstanding recourse indebtedness plus the aggregate repurchase price of the mortgage loans on the DB Loan Repurchase Facility; (iii) a debt-to-assets ratio no greater than 80% and (iii) a maximum leverage ratio of 3:1 with respect to outstanding recourse debt and 9:1 with respect to outstanding non-recourse debt.

JPMorgan Loan Repurchase

Our subsidiaries, ReadyCap Warehouse Financing LLC and Sutherland Warehouse Trust entered into master repurchase agreement in December 2015, pursuant to which ReadyCap Warehouse Financing LLC and Sutherland Warehouse Trust, may sell, and later repurchase, mortgage loans in an aggregate principal amount of up to $250 million. As of June 30, 2016, we had $42.3 million outstanding under the JPM Loan Repurchase Facility. The JPM Loan Repurchase Facility is used to finance commercial bridge loans, conventional commercial loans and commercial mezzanine loans and securities and the interest rate is LIBOR plus a spread which is determined by the lender on an asset by asset basis. The JPM Loan Repurchase Facility is committed for a period of one year, and ReadyCap Warehouse Financing LLC and Sutherland Warehouse Trust’s obligations are fully guaranteed by us.

The eligible assets for the JPM Loan Repurchase Facility are loans secured by a first and junior mortgage liens on commercial properties and subject to approval by JPM as the Buyer, The principal amount paid by the bank for each mortgage loan is based on the principal balance of such mortgage loan. ReadyCap Warehouse Financing LLC and Sutherland Warehouse Trust paid the bank a structuring fee and are also required to pay the bank unused fees for the JPM Loan Repurchase Facility, as well as certain other administrative costs and expenses. The JPM Loan Repurchase Facility also includes financial maintenance covenants, which include (i) Total Stockholders Equity must not be permitted to be less than the sum of (a) 60% if Total Stockholders Equity as of the closing date of the facility plus (b) 50% of the net proceeds of any equity issuance after the closing date (ii) maximum leverage of 2:1, provided that as of the closing date of the facility the Guarantor shall be required to maintain a leverage ratio of less than 2.5:1, of which 0.5 of the 2.5 comprising the indebtedness in the leverage ratio for such date shall be comprised of short-term US Treasury securities and (iii) liquidity equal to at least the lesser of (a) 4% of the sum of (without duplication) (1) any outstanding indebtedness plus (2) amounts due under the repurchase agreement and (b) $25,000,000.

Citibank Loan Repurchase Agreement

Our subsidiaries, Waterfall Commercial Depositor and Sutherland Asset I, LLC renewed a master repurchase agreement in June 2015 with Citibank, N.A., or the Loan Repurchase Facility, and, together with the DB Loan Repurchase Facility and the JPM Loan Repurchase Facility, the Loan Repurchase Facilities, pursuant to which Waterfall Commercial Depositor and Sutherland Asset I, LLC may sell, and later repurchase, a trust certificate, or the Trust Certificate, representing interests in mortgage loans in an aggregate principal amount of up to $200 million, $125.0 million of which is committed. As of June 30, 2016, we had $64.2 million outstanding under the Loan Repurchase Facility. The Loan Repurchase Facility is used to finance SBC loans, and the interest rate is LIBOR plus 3.00%. The Loan Repurchase Facility is committed for a period of 364 days, and Waterfall Commercial Depositor and Sutherland Asset I’s obligations are fully guaranteed by us.

The eligible assets for the Loan Repurchase Facility are loans secured by a first mortgage lien on commercial properties which, amongst other things, generally have an UPB less than $10 million. The principal amount paid by the bank for the Trust Certificate is based on a percentage of the lesser of the market value or the UPB of such mortgage loans backing the Trust Certificate. Waterfall Commercial Depositor and Sutherland Asset I, LLC are also required to pay the bank a commitment fee for the Loan Repurchase Facility, as well as certain other administrative costs and expenses. The Loan Repurchase Facility also includes financial maintenance covenants, which include (i) our operating partnership’s net asset value not (A) declining more than 15% in any calendar month, (B) declining more than 25% in any calendar quarter, (C) declining more than 35% in any calendar year, or (D) declining more than 50% from our operating partnership’s highest net asset value set forth in any audited financial statement provided to the bank; (ii) our operating partnership maintaining liquidity in an amount equal to at least 1% of its outstanding indebtedness; and (iii) the ratio of our operating partnership’s total indebtedness (excluding non-recourse liabilities in connection with any securitization transaction) to its net asset value not exceeding 4:1 at any time.

Securities Repurchase Agreements

We have also entered into master repurchase agreements with four counterparties to fund our acquisitions of SBC ABS and short term investments, and, as of June 30, 2016, $315.9 million of borrowings were outstanding with three counterparties.

General Statements Regarding Loan and Security Repurchase Facilities

Our historical repurchase agreement balances are as follows (in thousands):

Quarter	Quarter End Balance	Average Balance in Quarter	Highest Month End Balance in Quarter
Q2 2016	$568,837	448,217	568,837	(E)
Q1 2016	614,613	426,185	614,613	(E)
Q4 2015	644,137	582,888	764,174	(D)
Q3 2015	768,972	789,426	845,135
Q2 2015	825,681	785,688	825,681
Q1 2015	731,950	673,941	731,950
Q4 2014	627,741	542,071	627,741	(B)
Q3 2014	228,370	226,813	228,370	(A)
Q2 2014	205,706	89,588	205,706	(C)
Q1 2014	21,713	9,071	27,213

(A)	New originations pledged to repurchase facilities
(B)	Acquisition of loans financed by repurchase facilities
(C)	New repurchase facilities executed to financing existing loans
(D)	Securitization of loans resulting a repurchase of the loans from the repurchase facilities
(E)	Liquidation or sale of loans and/or securities

At June 30, 2016, we had $402.0 million in fair value of Trust Certificates and loans pledged against our borrowings under the Loan Repurchase Facilities and $341.1 million in fair value of SBC ABS and short term investments pledged against our securities repurchase agreement borrowings.

Under the Loan Repurchase Facilities and securities repurchase agreements, we may be required to pledge additional assets to our counterparties (lenders) in the event that the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional assets or cash. Generally, the Loan Repurchase Facilities and securities repurchase agreements contain a LIBOR-based financing rate, term and haircuts depending on the types of collateral and the counterparties involved. Further, at June 30, 2016, the average haircut provisions associated with our repurchase agreements was 37.1% for pledged Trust Certificates and was 27.6% and 0.01% for pledged SBC ABS and short term investments, respectively.

If the estimated fair value of the assets increases due to changes in market interest rates or market factors, lenders may release collateral back to us. Margin calls may result from a decline in the value of the investments securing the Loan Repurchase Facilities and securities repurchase agreements, prepayments on the loans securing such investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of our company and/or the performance of the assets in question. Historically, disruptions in the financial and credit markets have resulted in increased volatility in these levels, and this volatility could persist as market conditions continue to change. Should prepayment speeds on the mortgages underlying our investments or market interest rates suddenly increase, margin calls on the Loan Repurchase Facilities and securities repurchase agreements could result, causing an adverse change in our liquidity position. To date, we have satisfied all of our margin calls and have never sold assets in response to any margin call under these borrowings.

Our borrowings under repurchase agreements are renewable at the discretion of our lenders and, as such, our ability to roll-over such borrowings is not guaranteed. The terms of the repurchase transaction borrowings under our repurchase agreements generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association, as to repayment, margin requirements and the segregation of all assets we have initially sold under the repurchase transaction. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement. Typical supplemental terms and conditions, which differ by lender, may include changes to the margin maintenance requirements, required haircuts and purchase price maintenance requirements, requirements that all controversies related to the repurchase agreement be litigated in a particular jurisdiction, and cross default and setoff provisions.

At June 30, 2016, we had a leverage ratio of 2.4x on a debt-to-equity basis.

We maintain certain assets, which, from time to time, may include cash, unpledged SBC loans, SBC ABS and short term investments (which may be subject to various haircuts if pledged as collateral to meet margin requirements) and collateral in excess of margin requirements held by our counterparties, or collectively, the “Cushion”, to meet routine margin calls and protect against unforeseen reductions in our borrowing capabilities. Our ability to meet future margin calls will be impacted by the Cushion, which varies based on the fair value of our investments, our cash position and margin requirements. Our cash position fluctuates based on the timing of our operating, investing and financing activities and is managed based on our anticipated cash needs. At June 30, 2016, we were in compliance with all debt covenants.

At June 30, 2016, we had $14.7 million of restricted cash pledged against our derivative instruments or, related to sold SBA guaranteed loans and repurchase agreements.

JPMorgan Credit Facility

We renewed into a master loan and security agreement with JPMorgan in September 2015 providing for a credit facility of up to $250 million which we used to fund a portion of the final phase of the CIT loan acquisition and loan acquisitions of our subsidiary ReadyCap Lending, LLC. As of June 30, 2016, we had $191.0 million outstanding under this credit facility. The credit facility is structured as a secured loan facility in which ReadyCap Lending LLC and Sutherland Asset I, LLC act as borrowers. Under this facility, ReadyCap and Sutherland Asset I pledge loans guaranteed by the SBA under the SBA loan program, SBA 504 loans and other loans which are part of the CIT loan acquisition. We act as a guarantor under this facility. The agreement contains financial maintenance covenants, which include (i) Total Stockholders’ Equity must not be permitted to be less than the sum of (a) 60% if Total Stockholders Equity as of the closing date of the facility plus (b) 50% of the net proceeds of any equity issuance after the closing date (ii) maximum leverage of 2:1, provided that as of the closing date of the facility the Guarantor shall be required to maintain a leverage ratio of less than 2.5:1, of which 0.5 of the 2.5 comprising the indebtedness in the leverage ratio for such date shall be comprised of short-term US Treasury securities and (iii) liquidity equal to at least the lesser of (a) 4% of the sum of (without duplication) (1) any outstanding indebtedness plus (2) amounts due under the repurchase agreement and (b) $25,000,000 The amended terms also have an interest rate of 3 month LIBOR (reset daily), plus 3.5% per annum The term of the facility is one year, with an option to extend for an additional year.

Six Months Ended June 30, 2016 and Six Months Ended June 30, 2015

Cash Flows from Operating Activities

Our net cash provided by operating activities was $14.6 million for the six months ended June 30, 2016. This was primarily the result of net income from continuing operations of $18.1 million, amortization of premium on loans held-for-investment of $0.3 million, amortization and impairment of servicing rights of $2.9 million, amortization of guaranteed loan financing of $7.4 million, amortization of deferred financing costs of $2.7 million, provision for loan losses of $4.2 million, charge off of real estate acquired in settlement of loans of $0.6 million, realized loss on mortgage backed securities at fair value of $3.6 million, unrealized loss on derivative investments at fair value of $3.0 million, a decrease in accrued interest of $0.6 million, a decrease in due from servicers of $1.9 million, a decrease in receivables from third parties of $0.8 million, an increase in payable to related parties of $0.4 million, an increase of accounts payable and other liabilities of $3.6 million, net of accretion of discount on loans held-for-investment of $13.4 million, reductions of repair and denial reserves of $1.6 million, net settlement of derivatives of $1.1 million, realized gain on loans held-for-investment of $2.6 million, realized gain on loans held at fair value of $2.8 million, realized gain on real estate acquired in settlement of loans of $0.7 million, unrealized gain on mortgage backed securities at fair value of $3.7 million, unrealized gain on loans held at fair value of 1.6 million, an increase in other assets of $5.0 million, and a decrease in accrued salaries, wages and commissions of $3.0 million.

Our net cash used in operating activities was $4.7 million for the six months ended June 30, 2015. This was primarily the result of net income of $21.7 million, amortization of premium on loans held-for-investment of $0.4 million, amortization and impairment of servicing rights of $3.6 million, amortization of guaranteed loan financing of $3.3 million, amortization of deferred financing costs of $6.5 million, provision for loan losses of $11.7 million, realized loss on mortgage backed securities at fair value of $0.4 million, realized loss on derivative instruments at fair value of $1.5 million, unrealized loss on derivative instruments at fair value of $0.7 million, a decrease in accrued interest of $2.6 million, a decrease in receivables from related parties of $1.8 million, an increase in liabilities under subservicing agreements of $0.9 million, net of accretion of discount on loans held-for-investment of $24.2 million, purchase of trading securities at fair value of $3.8 million, a reduction of repair and denial reserve of $3.0 million, net settlement of derivatives of $1.5 million, realized gain on loans held-for-investment of $1.5 million, unrealized gain on loans held at fair value of $3.3 million, an increase in due from servicers of $18.8 million, an increase in other assets of $2.0 million, a decrease in accrued salaries, wages and commissions of $0.8 million, and a decrease in payable to related parties of $0.9 million.

Cash Flows from Investing Activities

Our net cash provided by investing activities was $204.7 million for the six months ended June 30, 2016, which was primarily the result of proceeds from disposition and principal payment of loans held at fair value of $135.5 million, proceeds from disposition and principal payment of loans held-for-investment of $205.1 million, proceeds from sale and principal payments of mortgage backed securities at fair value of $195.2 million, proceeds from the sale of real estate of $3.1 million, a decrease in restricted cash of $0.4 million, net of origination of loans held at fair value of $188.8 million, origination of loans held for investment of $73.4 million, purchase of loans held for investment of $63.2 million purchase of mortgage backed securities at fair value of $8.5 million, and payment of liability under participation agreements of $0.7 million.

Our net cash used in investing activities was $179.2 million for the six months ended June 30, 2015, which was primarily the result of the proceeds from disposition and principal payment of loans held at fair value of $21.8 million, proceeds from disposition and principal payment of loans held-for-investment of $143.4 million, proceeds from sale and principal payment of mortgage backed securities at fair value of $12.2 million, proceeds from liabilities under participation agreements of $0.1 million, proceeds from the sale of real estate acquired in settlement of loans of $3.4 million, net of origination of loans, held at fair value of $170.8 million, purchase of loans-held-investment $117.9 million, origination of loans, held for investment of $2.1 million, purchase of mortgage backed securities at fair value $62.0 million, payment of liabilities under participation agreements of $1.9 million, and an increase in restricted cash of $5.2 million.

Cash Flows from Financing Activities

Our net cash used in financing activities was $203.2 million for the six months ended June 30, 2016, which was primarily the result of proceeds from borrowings under credit facilities of $55.4 million, borrowings under repurchase agreements of $2,304.4 million, increase in the promissory note payable to $9.2 million, net of payment of borrowings under credit facilities of $39.8 million, payment of securitized debt obligations of consolidated VIEs of $61.2 million, payment of borrowings under repurchase agreements of $2,379.7 million, payment of guaranteed financing of $67.1 million, payment of deferred financing costs of $0.1 million, and dividend payments of $24.0 million.

Our net cash provided by financing activities was $177.6 million for the six months ended June 30, 2016, which was primarily the result of proceeds from borrowings under credit facilities of $16.7 million, proceeds from issuance of securitized debt obligations of consolidated VIEs of $114.0 million, borrowings under repurchase agreements of $5,508.9 million, net of payment of borrowings under credit facilities of $100.3 million, payment of securitized debt obligations of consolidated VIEs of $12.5 million, payment of borrowings under repurchase agreements of $5,311.0 million, payment of guaranteed financing of $18.2 million, payment of deferred financing costs of $1.9 million, and dividend payments of $18.1 million.

Twelve Months Ended December 31, 2015 and Twelve Months Ended December 31, 2014

Cash Flows from Operating Activities

Our net cash provided by operating activities was $28.5 million for the twelve months ended December 31, 2015. This was primarily the result of net income of $45.4 million, amortization and impairment of servicing rights of $10.5 million, amortization of guaranteed loan financing of $3.5 million, provision for loan losses of $19.6 million, charge off of real estate acquired in settlement of loans of $0.9 million, amortization of deferred financing costs of $6.3 million, proceeds from the sale of trading securities of $5.1 million, realized loss on derivative instruments at fair value of $5.5 million, unrealized loss on mortgage backed securities at fair value of $4.5 million, a decrease in due from services of $3.2 million, a decrease in receivables from related parties of $2.0 million, an increase of accrued salaries, wages and commissions of $2.4 million, net of accretion of discount on loans held-for-investment of $33.7 million, purchase of trading securities at fair value of $3.8 million, reductions of repair and denial reserves of $10.1 million, net settlement of derivatives of $4.6 million, realized gain on loans held-for-investment of $2.9 million, realized gain on loans held at fair value of $2.0 million, realized gain on intangible assets of $1.3 million, unrealized gain on loans held at fair value of $9.3 million, unrealized gain on derivative instruments at fair value of $1.0 million, an increase of accrued interest of $1.3 million, a decrease of liabilities under subservicing agreements of $5.5 million, and a decrease accounts payable and other accrued liabilities of $5.0 million.

Our net cash used in operating activities was $256.5 million for the twelve months ended December 31, 2014. This was primarily the result of net income of $35.4 million, amortization and impairment of servicing rights of $5.6 million, amortization of guaranteed loan financing of $1.4 million, amortization of deferred financing costs of $4.9 million, provision for loan losses of $11.8 million, proceeds from sale of short term investments of $100.3 million, realized loss on derivative instruments at fair value of $3.1 million, unrealized loss on derivative instruments at fair value of $1.3 million, a decrease in receivables from third parties of $1.4 million, an increase in liabilities under subservicing agreements of $1.3 million, an increase in accrued salaries, wages, and commissions of $6.0 million, an increase in accounts payable and other liabilities of $15.4 million, net of accretion of discount on loans held-for-investment of $39.2 million, a reduction of repair and denial reserve of $3.2 million, purchase of short term investments of $350.0 million, net settlement of derivatives of $2.5 million, realized gain on loans held-for-investment of $9.1 million, unrealized gain on loans held at fair value of $7.3 million, realized gain on real estate acquired in settlement of loans of $0.9 million, an increase in due from servicers of $22.9 million, an increase in receivables from related parties of $1.1 million, and an increase in other assets of $8.3 million.

Cash Flows from Investing Activities

Our net cash used in investing activities was $187.4 million for the twelve months ended December 31, 2015, which was primarily the result of proceeds from disposition and principal payment of loans held at fair value of $145.8 million, proceeds from disposition and principal payment of loans held-for-investment of $342.8 million, proceeds from sale and principal payments of mortgage backed securities at fair value of $17.9 million, proceeds from the sale of real estate of $7.6 million, proceeds from the sale of intangible assets of $2.5 million, a decrease in restricted cash of $2.0 million, net of origination of loans held at fair value of $346.4 million, origination of loans held for investment of $105.8 million, purchase of loans held-for-investment of $172.1 million, purchase of mortgage backed securities at fair value of $77.9 million, and payment of liability under participation agreements of $3.8 million.

Our net cash used in investing activities was $880.4 million for the twelve months ended December 31, 2014, which was primarily the result of the proceeds from disposition and principal payment of loans held at fair value of $17.8 million, proceeds from disposition and principal payment of loans held-for-investment of $231.6 million, proceeds from sale and principal payment of mortgage backed securities at fair value of $34.5 million, proceeds from liabilities under participation agreements of $2.0 million, proceeds from the sale of real estate acquired in settlement of loans of $11.1 million, assumption of repair and denial reserve of $21.4 million, net of origination of loans, held at fair value of $262.0 million, origination of loans held-for-investment of $32.9 million, purchase of loans-held-investment $646.7 million, purchase of mortgage of mortgage backed securities at fair value $192.3 million, purchase of servicing rights of $42.3 million, purchase of intangible assets of $2.2 million, purchase of real estate of $1.4 million, payment of liabilities under participation agreements of $3.9 million, and an increase in restricted cash of $15.1 million.

Cash Flows from Financing Activities

Our net cash provided by financing activities was $144.6 million for the twelve months ended December 31, 2015, which was primarily the result of proceeds from borrowings under credit facilities of $90.7 million, proceeds from the issuance of securitized debt obligations of $374.8 million, borrowings under repurchase agreements of $8,923.9 million, net of payment of borrowings under credit facilities of $121.6 million, payment of securitized debt obligations of consolidated VIEs of $91.4 million, payment of borrowings under repurchase agreements of $8,907.5 million, payment of guaranteed financing of $86.0 million, payment of deferred financing costs of $2.6 million, and dividend payments of $35.6 million.

Our net cash provided by financing activities was $976.6 million for the twelve months ended December 31, 2014, which was primarily the result of proceeds from borrowings under credit facilities of $462.5 million, proceeds from the issuance of securitized debt obligations of $144.6 million, proceeds from borrowings under repurchase agreements of $1,466.8 million, proceeds from guaranteed loan financing of $116.3 million, net of payment of borrowings under credit facilities of $202.6 million, payment of securitized debt obligations of consolidated VIEs of $20.5 million, payment of borrowings under repurchase agreements of $954.6 million payment of guaranteed financing of $10.2 million, payment of deferred financing costs of $6.7 million, payment of offering costs of $1.9 million, and dividend payments of $17.3 million.

Three Months Ended December 31, 2013

Cash Flows from Operating Activities

Our net cash provided by operating activities was $2.6 million for the three months ended December 31, 2013. This was primarily the result of the collection of outstanding receivables from the servicers of $6.2 million net of an increase in receivable from third parties of $1.4 million and an increase in liabilities under subservicing agreements of $1.2 million.

Cash Flows from Investing Activities

Our net cash used in investing activities was $97.7 million, which was primarily the result of the purchase of $84.9 million of mortgage loans and $39.4 million in origination of mortgage loans by ReadyCap, net of mortgage loan sales of $24.2 million.

Cash Flows from Financing Activities

Our net cash provided by financing activities was $221.6 million, which was primarily the result of $203.9 million in proceeds from the 2013 private placement and $45.6 million in proceeds from the Deutsche Bank facility net of principal payments made on securitized debt obligations of $15.6 million.

Nine Months Ended September 30, 2013

Cash Flows from Operating Activities

Our net cash used in operating activities was $2.7 million for the nine months ended September 30, 2013. The cash used in operating activities is primarily the result of a decrease in partner’s capital resulting from operations and an increase in net purchases of new investments (net of proceeds from sales of investments).

Cash Flows from Financing Activities

Our net cash provided by financing activities was $135.6 million for the nine months ended September 30, 2013. These contributions and withdrawals were primarily related to movements of funds between us and Waterfall Victoria Master Fund, Ltd.

Cash Flows from Investment Activities

Under the accounting requirements for investment funds, the cash flows from the investment activities are included in the cash flows from operating activities above.

Twelve Months Ended December 31, 2012

Cash Flows from Operating Activities

Our net cash provided by operating activities for the 12 months ended December 31, 2012 was $11.1 million. The cash provided by operating activities was primarily the result of a decrease in receivables from related parties of $4.9 million, an increase in liabilities under subservicing agreements of $6.9 million, and an increase in incentive fee payable to related party of $8.0 million, net of a decrease in payable to related parties of $1.9 million.

Cash Flows from Financing Activities

Our net cash used in financing activities was $71.4 million for the 12 months ended December 31, 2012. The cash used was primarily the result of capital withdrawals of $94.4 million net of capital contributions of $23.3 million.

Cash Flows from Investment Activities

Our net cash provided by investing activities was $4.3 million for the 12 months ended December 31, 2012. This was primarily the result of proceeds from the sale of investments of $208.7 million and proceeds from liabilities under participation agreements of $11.8 million, net of purchase of investments of $205.5 million and payments of liabilities under participation agreements of $10.7 million.

Contractual Obligations

The management agreement with Waterfall provides for the payment of a base management fee to Waterfall, the Incentive Distribution if our financial performance exceeds certain benchmarks, and the reimbursement of certain expenses. The base management fee and the Incentive Distribution are accrued and expensed during the period for which they are calculated and earned. For a more detailed discussion on the fees payable under the management agreement, see “Other Agreements — Management Agreement and Side Letter.”

The following table provides a summary of our contractual obligations as of June 30, 2016.

	Payment due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Credit Facilities(1)	$200,585	$—	$200,585	$—	$—
Repurchase Facilities and Agreements(2)	575,435	530,843	44,592	—	—
Securitized Debt Obligations	541,582	—	—	60,799	480,783
Guaranteed Loan Financings	616,566	1,980	17,370	15,357	581,589
Promissory Note Payable	10,431		—	10,431	—
Total	$1,944,600	$532,823	$262,548	$86,588	$1,062,642

(1)	Sutherland’s credit facilities have variable interest rates. Sutherland used an interest rate of 3.97% to populate the table.
(2)	Sutherland’s repurchase facilities and agreements have variable interest rates. Sutherland used a weighted average interest rate of 2.0% to the populate the table.

The following table provides a summary of our contractual obligations as of December 31, 2015.

	Payment due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Credit Facilities(1)	$187,295	$—	$187,295	$—	$—
Repurchase Facilities and Agreements(2)	648,647	627,077	21,570	—	—
Securitized Debt Obligations	625,561	—	—	86,917	538,644
Guaranteed Loan Financings	689,550	957	22,221	19,149	647,223
Total	$2,151,053	$628,034	$231,086	$106,066	$1,185,867

(1)	Sutherland’s credit facilities have variable interest rates. Sutherland used an interest rate of 3.86% to populate the table.
(2)	Sutherland’s repurchase facilities and agreements have variable interest rates. Sutherland used a weighted average interest rate of 1.3% to the populate the table.

Off-Balance Sheet Arrangements

As of the date of this joint proxy statement/prospectus, we had no off-balance sheet arrangements except the $45.3 million of unfunded loan commitments related to mortgage loans, held for sale, discussed in Note 20 to the consolidated financial statements.

Inflation

Virtually all of our assets and liabilities are and will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with U.S. GAAP and our activities and balance sheet shall be measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we enter into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which we invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

Market Risk.

Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest bearing securities and equity securities.

Credit Risk.

We are subject to credit risk in connection with our investments in SBC loans and SBC ABS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

Interest Rate Risk.

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. The general impact of changing interest rates are discussed above under “— Factors Impacting Our Operating Results —  Changes in Market Interest Rates.” In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets. While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

The borrowings Sutherland used to fund its portfolio included $769.0 million at June 30, 2016 of borrowings under credit facilities, borrowings under repurchase agreements and a term promissory note with seven lenders. At June 30, 2016, Sutherland also had interest rate swaps with an outstanding notional amount of $132.1 million, resulting in variable rate debt of $636.9 million. A 50 basis point increase in LIBOR would increase the quarterly interest expense related to the $636.9 million in variable rate debt by $0.8 million. Such hypothetical impact of interest rates on Sutherland’s variable rate debt does not consider the effect of any change in overall economic activity that could occur in a rising interest rate environment. Further, in the event of such a change in interest rates, Sutherland may take actions to further mitigate its exposure to such a change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no changes in Sutherland’s financial structure.

Liquidity Risk.

Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and reverse repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

Off Balance Sheet Risk.

Off balance sheet risk refers to situations where the maximum potential loss resulting from changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the reported amounts of such assets and liabilities currently reflected in the accompanying Consolidated Balance Sheets.

Prepayment Risk.

As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

UNAUDITED COMPARATIVE PRO FORMA PER SHARE INFORMATION

The following table summarizes per share information for Sutherland and ZAIS Financial on a historical basis and pro forma basis.

The pro forma per share information gives effect to the mergers as if the merger had occurred on the dates presented, in the case of book value data, as if the mergers had occurred on June 30, 2016, and in the case of earnings per share data, as if the mergers had occurred on January 1, 2015. The pro forma per share information assumes that the mergers are accounted for using the acquisition method of accounting. As explained in more detail in the “NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 284, the pro forma financial adjustments record the assets and liabilities acquired from ZAIS Financial at their estimated fair value at the acquisition date and are subject to adjustments as additional information becomes available.

The following historical and pro forma per share information is derived from and should be read in conjunction with the historical financial statements and related notes of Sutherland which are included on pages F-1 though F-175 and of ZAIS Financial which are available through the SEC’s website at https://www.sec.gov. The pro forma per share information presented below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value per share the would have occurred if the merger had been completed at the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Accounting Acquirer (Sutherland)	Accounting Acquiree (ZAIS Financial)	Pro Forma Combined
Earnings (loss) Per Common Share:
Basic: For the six months ended June 30, 2016	$0.54	$(0.51)		$0.23
Diluted: For the six months ended June 30, 2016	0.54	(0.51)		0.23
Basic: For the year ended December 31, 2015	1.34	(0.16)		1.26
Diluted: For the year ended December 31, 2015	1.34	(0.16)		1.26
Book Value per Common Share:
June 30, 2016	$14.47	$18.66		$16.72
Dividends per share of common stock
For the six months ended June 30, 2016	$0.38	$0.80	$	N/A
For the year ended December 31, 2015	1.49	1.60		N/A

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial statements gives effect to the Sutherland merger. Upon completion of the Sutherland merger, Sutherland will be merged with and into merger sub, with merger sub continuing as the surviving entity and a wholly owned subsidiary of ZAIS Financial. Merger sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The combined company will change its name to “Sutherland Asset Management Corporation” and will continue to trade on the New York Stock Exchange under the symbol “SLD.”

The Sutherland merger is being accounted for as a reverse acquisition because the number of shares of ZAIS Financial’s common stock that were issued to the stockholders of Sutherland in the Sutherland merger represented more than 50% of the number of shares of ZAIS Financial common stock outstanding immediately after the Sutherland merger. For accounting and financial statement reporting purposes, Sutherland was deemed to have acquired ZAIS Financial in the Sutherland merger. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of ZAIS Financial, while the historical results of Sutherland are reflected in the results of the combined company. For purposes of these unaudited pro forma condensed combined financial statements, Sutherland has made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on their estimated fair value. A final determination of these estimated fair values will be made in due course. The actual amounts recorded as of the completion of the Sutherland merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the finalization of the valuation analyses and purchase price allocation.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Sutherland and ZAIS Financial, adjusted to give effect to Sutherland’s acquisition (for accounting purposes) of ZAIS Financial in the Sutherland merger. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The consideration given by Sutherland to complete the Sutherland merger will be allocated to the assets and liabilities of ZAIS Financial based upon their estimated fair values as of the date of the completion of the Sutherland merger. As of the date of this proxy statement, Sutherland has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the ZAIS Financial assets to be acquired and the liabilities to be assumed, and the related allocations of the merger consideration, nor has it identified all adjustments necessary to conform ZAIS Financial’s accounting policies to Sutherland’s accounting policies. A final determination of the fair value of ZAIS Financial’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of ZAIS Financial that exist as of the date of the completion of the merger and, therefore, cannot be made prior to the completion of the transaction.

Additionally, the value of the per share consideration to be given by Sutherland to complete the Sutherland merger will be determined based on the trading price of ZAIS Financial common stock at the time of the completion of the Sutherland merger. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

The combined company will apply the fair value option for the mortgage servicing rights acquired as part of the business combination in accordance ASC 860-50-35-1b. The combined company believes this is appropriate because it considers the mortgage servicing rights received as part of the acquisition to be a separate class of servicing rights from the class of servicing rights currently held by Sutherland. The classes of servicing rights will be determined by the collateral supporting the servicing right. In the case of the servicing rights obtained in the acquisition, the collateral is residential mortgages. In the case of the servicing rights held by Sutherland, the collateral is SBA 7(a) loans.

The unaudited pro forma condensed combined balance sheet gives effect to the Sutherland merger based on the historical balance sheets of Sutherland and ZAIS Financial as of June 30, 2016. The Sutherland balance sheet information was derived from its unaudited balance sheet at June 30, 2016 that is included as part of this joint proxy statement/prospectus. The ZAIS Financial balance sheet information was derived from its unaudited balance sheet at June 30, 2016 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on August 9, 2016.

The unaudited pro forma condensed combined statement of income is presented for the six months ended June 30, 2016 and the year ended December 31, 2015 based on the most recently completed fiscal quarters and years of Sutherland and ZAIS Financial. The historical results of Sutherland were derived from its unaudited consolidated statement of income for the six months ended June 30, 2016 and its audited consolidated statement of income for the year ended December 31, 2015, each of which are included as part of this joint proxy statement/prospectus. The historical results of ZAIS Financial were derived from its unaudited consolidated statement of income for the six months ended June 30, 2016 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, filed on August 9, 2016 and its audited consolidated statement of income for the year ended December 31, 2015 that was included in its Annual Report on Form 10-K for the year then ended, filed on March 10, 2016.

The adjustments for the unaudited pro forma condensed combined balance sheet as of June 30, 2016 assume the Sutherland merger was completed on that date. The adjustments for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2015 and the six months ended June 30, 2016 were prepared assuming the Sutherland merger was completed on January 1, 2015. The pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities.

The following unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and have been adjusted to reflect certain reclassifications in order to conform to Sutherland’s financial statement presentation. These unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to ASC 805, Business Combinations, with Sutherland considered the acquirer for accounting purposes. The statements are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Sutherland and ZAIS Financial been combined during the specified periods. The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2016

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$54,957	$188,538					$166,274
					(12,765)	C
					(125)	D
					(64,331)	E
Restricted cash	15,703	4,846			—		20,549
Short term investments	249,973	—			—		249,973
Mortgage loans held for investment, at fair value	—	43,573	(43,573)	a	—		—
Mortgage loans held for investment, at cost	—	1,711	(1,711)	b	—		—
Mortgage loans held for sale, at fair value	—	113,869	(113,869)	a	—		—
Loans, held at fair value	212,920	—	157,442	a			370,362
Loans, held-for-investment	1,502,795		1,711	b	—		1,504,506
Real estate securities, at fair value	—	84,617	(84,617)	c	—		—
Mortgage backed and other investment securities, at fair value	27,013	—	97,864	c	—		124,877
Real estate acquired in settlement of loans	11,515	—			—		11,515
Other investment securities, at fair value	—	13,247	(13,247)	c	—		—
Loans eligible for repurchase from Ginnie Mae	—	38,846			—		38,846
Servicing rights	24,390	—			—		24,390
Mortgage servicing rights, at fair value	—	44,496			—		44,496
Derivative instruments, at fair value	558	6,374			—		6,932
Intangible assets	1,000	4,486			—		5,486
Goodwill	—	14,184			(14,184)	F	—
Other assets	46,481	6,566					53,047
Total Assets	$2,147,305	$565,353	—		$(91,405)		$2,621,253
Liabilities
Borrowings under credit facilities	$190,993	$—	$102,498	d	—		$293,491
Warehouse lines of credit	—	102,498	(102,498)	d	—		—
Securitized debt obligations	401,836	—			—		401,836
Borrowings under repurchase agreements	568,837	—	162,007	e			730,844
Treasury repurchase facilities		69,254	(69,254)	e			—
Loan repurchase facilities	—	34,040	(34,040)	e	—		—
Securities repurchase agreements	—	58,713	(58,713)	e	—		—
Guaranteed loan financing	439,493	—			—		439,493
Exchangeable senior notes	—	57,066			—		57,066
Liability for loans eligible for repurchase from Ginnie Mae	—	38,846			—		38,846
Contingent consideration	—	11,684			—		11,684
Repair and denial reserve	6,506	—			—		6,506
Derivative instruments, at fair value	4,371	4,815			—		9,186
Dividends payable	__	3,559			—		3,559
Accounts payable and other accrued liabilities	47,405	18,715					66,120
Total Liabilities	$1,659,441	$399,190			$—		$2,058,631

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)	Pro Forma Merger Adjustments		Pro Forma Combined
Stockholders’ Equity
Preferred Stock	125			(125)	D	—
Common, .01	309			(309)	H3	—
Common, .00001		1		2	H3	3
APIC	449,075	164,208		(1,765)	C2	517,342
				(64,331)	E
				(14,184)	F
				(18,910)	G/A1
				3,249	H
Retained earnings	(1,305)	(15,438)		(2,791)	C1	6,054
				(7,442)	C3
				$17,592	G/A2
				15,438	H1
Total Common stockholders' equity	448,204	148,771		(73,576)		523,399
Non-controlling interests in operating partnership	39,660	17,392		(209)	C1	39,223
				(558)	C3
				1,318	G/A3
				(17,392)	H2
				(988)	H4
				(17,829)
Total Stockholder's equity	$487,864	$166,163	$—	$(91,405)		$562,622
Total Stockholder's equity & Liabilities	$2,147,305	$565,353		$(91,405)		$2,621,253
Per Share Data
Common shares outstanding	30,960,370	7,970,886				31,310,935
Fully Diluted shares outstanding	33,699,318	8,897,800				33,657,391
Book value per common share	$14.47	$18.66				$16.72

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Interest income
Loans, held-for-investment	$63,109	$—	$—		$—		$63,109
Mortgage loans held for investment	—	755	(755)	f	—		—
Mortgage loans held for sale previously held for investment	—	8,493	(8,493)	f	—		—
Mortgage loans held for sale	—	1,690	(1,690)	f	—		—
Loans, held at fair value	6,022	—	10,937	f	(8,493)	I	8,466
Real estate securities	—	2,538	(2,538)	g	—		—
Other investment securities	—	416	(416)	g	—		—
Mortgage backed and other investment securities, at fair value	3,237	—	2,955	g	—		6,192
Total interest income	72,368	13,892	—		(8,493)		77,767
Interest expense
Borrowings under credit facilities	(4,030)	—	(1,205)	h	—		(5,235)
Promissory note payable	(67)						(67)
Warehouse lines of credit	—	(1,205)	1,205	h	—		—
Securitized debt obligations	(9,071)	—	—		—		(9,071)
Borrowings under repurchase agreements	(7,546)	—	(4,773)	i	3,669	J	(8,650)
Treasury repurchase agreements		(61)	61	i			—
Loan repurchase facilities	—	(4,080)	4,080	i	—		—
Securities repurchase agreements	—	(632)	632	i	—		—
Guaranteed loan financing	(7,363)	—	—		—		(7,363)
Exchangeable senior notes	—	(2,933)	—		—		(2,933)
Total interest expense	(28,077)	(8,911)	—		3,669		(33,319)
Net interest income before provision for loan losses	44,291	4,981	—		(4,824)		44,448
Provision for loan losses	(4,201)	—	—		—		(4,201)
Net interest income after provision for loan losses	40,090	4,981	—		(4,824)		40,247
Other income (expense)
Mortgage banking activities, net	—	27,233			—		27,233
Servicing and other income	2,760	—	4,143	j	—		6,903
Loan servicing fee income, net of direct costs	—	4,109	(4,109)	j	—		—
Other income	3,607	34	(34)	j	—		3,607
Employee compensation and benefits	(9,182)	—	(17,472)	k	—		(26,654)
Salaries, commissions and benefits	—	(17,472)	17,472	k	—		—
Allocated employee compensation and benefits from related party	(1,800)						(1,800)
Professional fees	(5,453)	—			—		(5,453)
Management and incentive fees – related party	(3,671)	—	(1,541)	l	1,028	K	(4,184)
Advisory fee – related party	—	(1,541)	1,541	l	—		—
Operating expenses	—	(5,725)	5,725	m	—		—
Other expenses	—	(5,748)	5,748	m	—		—
Loan servicing and operating expenses	(9,742)	—	(11,473)	m	1,258	L	(19,957)
Total other income (expense)	(23,481)	890	—		2,286		(20,305)

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Realized gain (loss)
Realized gain on loans, held-for-investment	2,572	—	—		—		2,572
Realized gain on mortgage loans held for investment and sale	—	22,856	(22,856)	n	—		—
Realized gain on loans, held at fair value	2,795	—	22,856	n	(22,816)	M	2,835
Realized gain on other investment securities	—	25	(25)	o	—		—
Realized gain on real estate securities	—	(725)	725	o	—		—
Realized loss on mortgage backed and other investment securities	(3,552)	—	(700)	o	—		(4,252)
Realized loss on derivative instruments, at fair value	(1,129)	—	—		—		(1,129)
Realized loss on real estate owned	722	109	(109)	p			722
Other realized gains (losses)	(142)	—	109	p	(109)	N	(142)
Total realized gain (loss)	1,266	22,265			(22,925)		606
Unrealized gain (loss)
Unrealized gain on loans, held at fair value	1,646	—	(19,963)	q	20,641	M	2,324
Change in Unrealized gain or loss on mortgage loans held for investment and sale	—	(19,963)	19,963	q	—		—
Unrealized loss on mortgage backed and other investment securities	3,654	—	(301)	r	—		3,353
Change in unrealized gain or loss on other investment securities	—	363	(363)	r	—		—
Change in unrealized gain or loss on real estate securities	—	(663)	663	r	—		—
Change in fair value of mortgage servicing rights	—	(14,249)	—		—		(14,249)
Unrealized gain on derivative instruments	(3,037)	—	(607)	s	—		(3,644)
Loss on derivative instruments related to investment portfolio	—	(607)	607	s	—		—
Change in unrealized gain or loss on real estate owned	—	929	(929)	t
Change in unrealized gain or loss on treasury securities		9	(9)	t
Other unrealized gains (losses)	3	—	939	t	(929)	N	13
Total unrealized gain (loss)	2,266	(34,181)	—		19,712		(12,203)
Net income (loss) from continuing operations before provision for income taxes	20,141	(6,045)	—		(5,751)		8,345
Provisions for income taxes	(2,029)	1,548	—		—		(481)
Net income (loss) from continuing operations	18,112	(4,497)	—		(5,751)		7,864
Less: Net income attributable to non-controlling interest	1,440	(420)	—		(472)	O	548
Net income (loss) from continuing operations attributable to common shareholders	$16,672	$(4,077)	—		$(5,279)		$7,316
Earnings per common share:
Continuing operations	$0.54	$(0.51)					$0.23
Basic weighted average shares outstanding	30,960,370	7,970,886					31,310,935
Weighted average fully diluted shares outstanding	33,699,318	8,897,800					33,657,391

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Interest income
Loans, held-for-investment	$120,664	$—	$—		$—		$120,664
Mortgage loans held for investment	—	25,931	(25,931)	f	—		—
Mortgage loans held for sale	—	3,144	(3,144)	f	—		—
Loans, held at fair value	16,210	—	29,075	f	(25,583)	I	19,702
Real estate securities	—	8,167	(8,167)	g	—		—
Other investment securities	—	560	(560)	g	—		—
Mortgage backed and other investment securities, at fair value	12,081	—	8,727	g	—		20,808
Total interest income	148,955	37,802	—		(25,583)		161,174
Interest expense
Borrowings under credit facilities	(8,194)	—	(2,152)	h	—		(10,346)
Warehouse lines of credit	—	(2,152)	2,152	h	—		—
Securitized debt obligations	(11,018)	—	—		—		(11,018)
Borrowings under repurchase agreements	(16,287)	—	(10,913)	i	9,105	J	(18,095)
Loan repurchase facilities	—	(9,432)	9,432	i	—		—
Securities repurchase agreements	—	(1,481)	1,481	i	—		—
Guaranteed loan financing	(12,307)	—	—		—		(12,307)
Exchangeable senior notes	—	(5,785)	—		—		(5,785)
Total interest expense	(47,806)	(18,850)	—		9,105		(57,551)
Net interest income before provision for loan losses	101,149	18,952	—		(16,478)		103,623
Provision for loan losses	(19,643)	—	—		—		(19,643)
Net interest income after provision for loan losses	81,506	18,952	—		(16,478)		83,980
Other income (expense)
Mortgage banking activities, net	—	45,857			—		45,857
Servicing and other income	19,564	—	7,147	j	—		26,711
Loan servicing fee income, net of direct costs	—	7,092	(7,092)	j	—		—
Other income	—	55	(55)	j	—		—
Employee compensation and benefits	(22,124)	—	(30,935)	k	—		(53,059)
Salaries, commissions and benefits	—	(30,935)	30,935	k	—		—
Professional fees	(6,954)	—			—		(6,954)
Management and incentive fees – related party	(8,225)	—	(2,953)	l	1,711	K	(9,467)
Advisory fee – related party	—	(2,953)	2,953	l	—		—
Operating expenses	—	(12,294)	12,294	m	—		—
Other expenses	—	(4,672)	4,672	m	—		—
Loan servicing and operating expenses	(16,449)	—	(16,966)	m	2,567	L	(30,848)
Total other income (expense)	(34,188)	2,150	—		4,278		(27,760)

(in thousands, except share data)	(Accounting Acquirer) Sutherland	(Accounting Acquiree) ZAIS Financial Historical	ZAIS Financial Reclass (B)		Pro Forma Merger Adjustments		Pro Forma Combined
Realized gain (loss)
Realized gain on loans, held-for-investment	2,888	—	—		—		2,889
Realized gain on mortgage loans held for investment	—	1,479	(1,479)	n	—		—
Realized gain on loans, held at fair value	1,990	—	1,479	n	(1,478)	M	1,990
Realized loss on other investment securities	—	(155)	155	o	—		—
Realized gain on real estate securities	—	19	(19)	o	—		—
Realized loss on mortgage backed and other investment securities	(314)	—	(136)	o	—		(450)
Realized loss on derivative instruments, at fair value	(5,521)	—	—		—		(5,521)
Realized loss on real estate owned	—	(160)	160	p	—		—
Other realized gains (losses)	1,138	—	(160)	p	160	N	1,138
Total realized gain (loss)	181	1,183	—		(1,318)		46
Unrealized gain (loss)
Unrealized gain on loans, held at fair value	9,327	—	(9,369)	q	9,305	M	9,263
Change in Unrealized gain on mortgage loans held for investment	—	(9,369)	9,369	q	—		—
Unrealized loss on mortgage backed and other investment securities	(4,536)	—	(5,185)	r	—		(9,721)
Change in unrealized gain or loss on other investment securities	—	(4,851)	4,851	r	—		—
Change in unrealized gain or loss on real estate securities	—	(334)	334	r	—		—
Change in fair value of mortgage servicing rights	—	(4,128)	—		—		(4,128)
Unrealized gain on derivative instruments	1,020	—	(172)	s	—		848
Loss on derivative instruments related to investment portfolio	—	(172)	172	s	—		—
Change in unrealized gain or loss on real estate owned	—	(435)	435	t	—		—
Other unrealized gains (losses)	(79)	—	(435)	t	435	N	(79)
Total unrealized gain (loss)	5,732	(19,289)	—		9,740		(3,817)
Net income (loss) from continuing operations before provision for income taxes	53,231	2,996	—		(3,778)		52,449
Provisions for income taxes	(7,810)	(4,415)	—		—		(12,225)
Net income (loss) from continuing operations	45,421	(1,419)	—		(3,778)		40,224
Less: Net income attributable to non-controlling interest	4,385	(159)	—		(1,476)	O	2,750
Net income (loss) from continuing operations attributable to common shareholders	$41,036	$(1,260)	—		$(2,302)		$37,474
Earnings per common share:
Continuing operations	$1.34	$(0.16)					$1.26
Basic weighted average shares outstanding	30,804,029	7,970,886					29,811,079
Weighted average fully diluted shares outstanding	33,518,390	8,897,800					31,999,125

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(A) Basis of Presentation

Under the terms of the merger agreement, in connection with the mergers, (1) stockholders of the ZAIS Financial and unitholders in the ZAIS operating partnership will retain their existing shares and partnership units following the mergers, (2) each outstanding share of Sutherland common stock will be converted into the right to receive a number of shares of common stock of ZAIS Financial determined by dividing Sutherland’s adjusted book value per share by the ZAIS Financial’s adjusted book value per share each as calculated at a time and pursuant to certain calculation principles set forth in the merger agreement (“exchange ratio”), and (3) each outstanding partnership unit of Sutherland operating partnership will be converted into the right to receive the exchange ratio of units of limited partnership interests in the surviving partnership.

The ZAIS Financial adjusted book value per share will be determined by calculating ZAIS Financial’s total consolidated stockholders’ equity as of month-end determined in accordance with the merger agreement, and deducting estimated unpaid transaction expenses that have not already been taken into account in determining book value and an additional $15 million. That amount will then be divided by the number of shares of ZAIS Financial common stock issued and outstanding (including any shares of ZAIS Financial common stock issuable upon the redemption of outstanding units of limited partnership interest in ZAIS operating partnership). For the purposes of these pro forma condensed combined financial statements, we have assumed all outstanding units of limited partnership interest in ZAIS operating partnership have been redeemed for common stock in ZAIS Financial.

The Sutherland adjusted book value per share will be determined by calculating Sutherland’s total consolidated stockholders’ equity as of the determination date (which the parties have agreed will be July 31, 2016) and deducting estimated unpaid transaction expenses that have not already been taken into account in determining book value and the amount required to be paid for the redemption of the outstanding Sutherland preferred stock. That amount will then be divided by the number of shares of Sutherland common stock issued and outstanding (including any shares of Sutherland common stock issuable upon the redemption of outstanding units of limited partnership interest in the Sutherland operating partnership, or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Sutherland common stock).

The merger agreement also provides that following stockholder approval, but prior to the closing of, the mergers, the Company will make a cash tender offer to ZAIS Financial stockholders for aggregate cash proceeds of up to $64.3 million. The tender offer will be made at a price per share equal to 95% of ZAIS Financial’s adjusted book value, as further adjusted by ZAIS Financial’s pro-rata share of (i) an $8 million payment to ZAIS REIT Management, LLC relating to the termination of the Company’s existing advisory agreement, and (ii) approximately $4 million related to intangible assets. The tender offer will be financed through the sale of certain mortgage loans from ZAIS Financial’s residential mortgage investments segment. The obligation of each party to consummate the mergers is subject to a number of conditions, including the commencement and completion or withdrawal of the tender offer and the consummation of the sale of ZAIS Financial’s mortgage loans from its residential mortgage investments segment which occurred in May 2016.

As of June 30, 2016, Sutherland’s and ZAIS Financial’s adjusted book value per share, on a pro-forma basis, are $14.38 and $16.79, respectively, representing an exchange ratio of 0.8567, with every share of Sutherland being exchanged for 0.8567 ZAIS Financial share. Under this pro forma exchange ratio, as of June 30, 2016, Sutherland’s stockholders would receive approximately 26.5 million ZAIS Financial shares, and Sutherland’s operating partnership units will receive 2.3 million units in the ZAIS operating partnership. Upon completion of the mergers, at an assumed exchange ratio of 0.8567 shares of ZAIS Financial common stock for each share of Sutherland common stock (based on the adjusted book value per share of ZAIS Financial common stock and Sutherland common stock as of June 30, 2016, calculated in accordance with the merger agreement), we anticipate that continuing ZAIS Financial common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, or between 4.8 million and 8.9 million shares, and former Sutherland stockholders will own between approximately 86%

and 76% of the diluted common equity of the combined company, or 28.9 million shares on a fully diluted basis, depending on whether the contemplated tender offer to be made to current ZAIS Financial common stockholders is fully subscribed.

Calculation of Preliminary Exchange Ratio (in thousands, except per share data)
ZAIS Financial Total equity pre-merger	$166,163
Less: Estimate ZAIS Financial transaction costs	1,765
Less: Total equity adjustment	15,000
Adjusted ZAIS Financial Total equity	$149,398
Adjusted ZAIS Financial Total equity	$149,398
Total ZAIS Financial shares outstanding pre tender offer	8,898
ZAIS Financial adjusted book value per share	$16.79
Sutherland Total equity pre-merger	$487,864
Less: Estimated Sutherland transaction costs	3,000
Less: Preferred stock	125
Adjusted Sutherland Total equity pre-merger	$484,739
Adjusted Sutherland Total equity pre-merger	$484,739
Total Sutherland shares and Sutherland Partners, LP OP units outstanding pre-merger	33,699
Sutherland adjusted book value per share	$14.38
Exchange Ratio	0.8567
Pre-Merger
Sutherland Common shares outstanding	30,960
Sutherland OP units outstanding	2,739
ZAIS Financial shares outstanding assuming all OP units are exchanged for shares	8,898
Post-Merger
Sutherland Common shares post-merger	26,524
Sutherland OP units	2,346
ZAIS Financial retained shares assuming tender offer is fully subscribed	4,787

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired and the deficit merger consideration to bargain purchase gain. The merger consideration allocation in these unaudited pro forma condensed combined financial statements is based upon aggregate merger consideration of approximately $67.0 million. This amount was calculated as described above in accordance with the merger agreement, based on the outstanding shares of ZAIS Financial common shares and operating partnership unit outstanding after the tender offer and a price per ZAIS Financial common share of $13.99, which represents the closing price of ZAIS Financial shares of common stock on August 16, 2016. The actual number of shares of ZAIS Financial common shares issued to Sutherland stockholders pursuant to the merger will be based upon the actual number of ZAIS Financial shares outstanding at the effective time of the merger, and the valuation of those shares will be based on the trading price of ZAIS Financial’s common stock at the effective time of the merger. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to bargain purchase gain.

Calculation of Preliminary Estimated Purchase Price (in thousands, except share and per share data)	Common Shares
ZAIS Financial shares outstanding after OP Unit conversion	8,897,800
Less: Shares to be tendered for cash (F)	4,110,613
Estimated shares retained by ZAIS Financial	4,787,187
Estimated shares retained by ZAIS Financial	4,787,187
x Market price per share as of August 16, 2016	$13.99
Estimated purchase price based on value of shares retained	$66,973
ZAIS Financial Total equity at June 30, 2016	$166,163
Less: Cash tender offer	64,331
Less: ZAIS Financial Estimated deal expenses	1,765
Write off of Goodwill	14,184
Adjusted net asset acquired	$85,883
Total estimated bargain purchase gain	$18,910	A1
Post-merger common shares outstanding	31,310,935
Post-merger OP Units outstanding	2,346,456
Bargain purchase gain allocated to common shares	$17,592	A2
Bargain purchase gain allocated to non-controlling interest	$1,318	A3

Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over the purchase price. This determination of bargain purchase gain is preliminary, and is subject to change when the evaluation is complete.

(B) Accounting Presentation and Policies

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Sutherland. Certain balances from the consolidated financial statements of ZAIS Financial were reclassified to conform the presentation to that of Sutherland.

The following Balance Sheet reclassifications have been made from ZAIS Financial’s balance sheet information derived from its unaudited balance sheet at June 30, 2016 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on August 9, 2016:

Assets:

a)	Reclassed Mortgage loans held for investment, at fair value, Mortgage loans held for sale previously held for investment, at fair value and Mortgage loans held for sale, at fair value to Loans, held at fair value
b)	Reclassed Mortgage loans held for investment, at cost to Loans, held for investment
c)	Reclassed Real estate securities, at fair value and Other investment securities, at fair value to Mortgage backed and other investment securities, at fair value

Liabilities:

d)	Reclassed Warehouse lines of credit to Borrowings under credit facilities
e)	Reclassed Treasury repurchase facilities, Loan repurchase facilities and Securities repurchase agreements to Borrowings under repurchase agreements

The following Statement of Income reclassification have been made from ZAIS Financial’s income statement information derived from its unaudited statement of operations for the six months ended June 30, 2016 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on August 9, 2016:

Interest income:

f)	Reclassed Mortgage loans held for investment, Mortgage loans held for sale previously held for investment, and Mortgage loans held for sale Loans, held at fair value
g)	Reclassed Real estate securities and Other investment securities to Mortgage backed and other investment securities, at fair value

Interest expense:

h)	Reclassed Warehouse lines of credit to Borrowings under credit facilities
i)	Reclassed Treasury repurchase agreements, Loan repurchase facilities and Securities repurchase agreements to Borrowings under repurchase agreements

Other income:

j)	Reclassed Loan servicing fee income, net of direct costs and Other income to Servicing and other income
k)	Reclassed Salaries, commissions and benefits to Employee compensation and benefits
l)	Reclassed Advisory fee — related party to Management and incentive fees- related party
m)	Reclassed Other expenses and Operating expenses to Loan servicing and operating expenses

Realized gain (loss):

n)	Reclassed Realized gain/(loss) on mortgage loans held for investment to Realized gain/(loss) on loans, held at fair value
o)	Reclassed Realized gain/(loss) on real estate securities and Realized gain/(loss) on other investment securities to Realized gain/(loss) on mortgage backed and other investment securities, at fair value
p)	Reclassed Realized gain/(loss) on real estate owned to Other realized gain/(loss)

Unrealized gain (loss)

q)	Reclassed Change in unrealized gain or loss on mortgage loans held for investment and sale to Unrealized gain on loans, held at fair value
r)	Reclassed Change in unrealized gain or loss on real estate securities and Change in unrealized gain or loss on other investment securities to Unrealized loss on mortgage backed and other investment securities
s)	Reclassed Change in unrealized gain or loss on real estate owned and change in unrealized gain or loss on treasury securities to Other unrealized gain/Loss
t)	Reclassed (Loss)/gain on derivative instruments related to investment portfolio to Unrealized loss on derivative instruments, at fair value

(C)	Adjustment relates to recognition and payment of estimated one-time merger obligations and estimated total costs of $12.8 million including:
•	C1: transaction costs related to the mergers of $3.0 million paid by Sutherland, the accounting acquirer, allocated $2.79 million to Common and $0.21 million to non-controlling interest;
•	C2: transaction costs related to the mergers of $1.77 million paid by ZAIS Financial, the accounting acquiree;
•	C3: $8.0 million Advisor Termination Fee paid by the combined company, allocated $7.4 million to Common and $0.6 million to non-controlling interest.
(D)	Liquidation of Sutherland preferred stock, $1,000 par value, 125 shares issued and outstanding
(E)	Adjustment to reflect tender offer of $64.3 million at $15.65 per share. Assumes maximum number of shares of 4.11 million. See note A.
(F)	To record the write-off of existing goodwill balances recorded on ZAIS Financial’s balance sheet at June 30, 2016.
(G)	Adjustments to reflect (i) an increase in retained earnings and non-controlling interest equity of the combined company for the estimated bargain purchase gain (negative goodwill) for the amount of ZAIS Financial net assets acquired in excess of consideration paid by Sutherland in the mergers and (ii) a corresponding decrease in the additional paid in capital for the same amount. See calculation of the preliminary estimated purchase price and bargain purchase gain in note A. This analysis assumes all historical ZAIS Financial OP Unit holders exchange their interests for common shares, and that the allocation of the gain between the Sutherland common stockholders and Sutherland OP unit holders is made in proportion to their relative economic interest prior to the completion of the Sutherland merger.

The table below shows a range of total consideration amounts and corresponding bargain purchase gain based on hypothetical per share prices of ZAIS Financial Corporation common stock:

(in thousands, other than per share data)	20% Decrease	10% Decrease	Current share price	10% Increase	20% Increase
Price per ZAIS Financial Common Stock	$11.19	$12.59	$13.99	$15.39	$16.79
Total Consideration	53,578	60,275	66,973	73,670	80,367
Bargain purchase gain	32,305	25,608	18,910	12,213	5,516

The total consideration amounts are calculated based on approximately 4,787,187 shares of ZAIS Financial common stock outstanding after giving effect to the tender offer and the exchange ratio described above. Each 10% increase (decrease) in the per share price of ZAIS Financial common stock will result in a $6.7 million increase (decrease) in the total consideration of the transaction, substantially all of which we expect would be recorded as an decrease (increase) in the amount of the bargain purchase gain recorded in the transaction.

(H)	Total adjustment to Stockholder equity of $3.2 million relates to:
•	H1: elimination of ZAIS Financial historical accumulated deficit of ($15.4) million.
•	H2: elimination of ZAIS Financial historical non-controlling interest equity of $17.4 million.
•	H3: net adjustment of $0.3 million to reflect elimination of Sutherland historical common stock, $0.01 par value, and issuance of new ZAIS Financial common stock, $0.0001 par value.
•	H4: adjustment of $1.0 million to rebalance the equity between common stock and non-controlling interest in accordance with post-merger ending equity balances for common stock and OP Unit holders as described in note A.
(I)	Adjustment to reflect the removal of interest income due to the loan sale described in note A.
(J)	Adjustment to reflect the removal of interest expense on borrowings under repurchase agreements settled as part of the sale of loans described in note A.

(K)	Adjustment to reflect the net impact of the management fees under Sutherland investment management agreement and removal of ZAIS Financial historical advisory fees.
(L)	Removal of servicing fees and servicing advances on loans, held at fair value sold as part of the loan sale described in note A.
(M)	Adjustment to reflect the removal of realized and unrealized gain/(loss) on loans, held at fair value sold as part of the loan sale described in note A.
(N)	Adjustment to reflect the removal of gain/(loss) related to real estate acquired in settlement of loans described in note A.
(O)	Rebalancing adjustment to reallocate income between common stockholders and non-controlling interest for the pro-forma assuming the mergers happened at the beginning of the pro-forma period, such that income allocation to common stock and OP Unit holders on a per-share basis is the same and in accordance with post-merger ending equity balances for common stock and OP Unit holders as described in note P.

Six months ended June 30, 2016

Reversal of historical ZAIS Financial allocation of net loss to non-controlling interest	$420
Reversal of historical Sutherland allocation of net income to non-controlling interest	(1,440)
Allocation of historical ZAIS Financial total net loss to non-controlling interest in accordance with post merger equity balance % (6.97%) as described in note P	(314)
Allocation of historical Sutherland total net income to non-controlling interest in accordance in accordance with post merger equity balance % (6.97%) as described in note P	1,263
Allocation of total Pro forma Adjustment of ($5,751) to non-controlling interest in accordance with post merger equity balance % (6.97%) as described in note P	(401)
Net rebalancing adjustment	$(472)

Year ended December 31, 2015

Reversal of historical ZAIS Financial allocation of net loss to non-controlling interest	$158
Reversal of historical Sutherland allocation of net income to non-controlling interest	(4,385)
Allocation of historical ZAIS Financial total net loss to non-controlling interest in accordance with post merger equity balance % (6.84%) as described in note P	(97)
Allocation of historical Sutherland total net income to non-controlling interest in accordance in accordance with post merger equity balance % (6.84%) as described in note P	3,106
Allocation of total Pro forma Adjustment of ($3,778) to non-controlling interest in accordance with post merger equity balance % (6.84%) as described in note P	(258)
Net rebalancing adjustment	$(1,476)

(P)	The pro forma combined basic and diluted earnings per share for the six months ended June 30, 2016 and year ended December 31, 2015 are calculated below after giving effect to mergers.

Six months ended June 30, 2016

Shares and OP Units outstanding	Pre-Merger		Exchange Ratio	Post-Merger
Sutherland common shares outstanding	30,960,370		0.8567	26,523,748
Sutherland OP units outstanding	2,738,948		0.8567	2,346,456
			Tender Offer
ZAIS Financial common shares assuming exchange of all ZAIS OP units for shares	8,897,800		4,110,613	4,787,187
		Common shares		31,310,935	(93.03%)
		OP units		2,346,456	(6.97%)
		Pro Forma Net Income from continuing operations ($ thousand)		7,864
		EPS – Basic $		$0.23/share
		EPS – Diluted		$0.23/share

Year ended December 31, 2015

Shares and OP Units outstanding	Pre-Merger		Exchange Ratio	Post-Merger
Sutherland common shares outstanding	30,804,029		0.8061	24,831,127	(93.16%)
Sutherland OP units outstanding	2,714,361		0.8061	2,188,046	(6.84%)
			Tender Offer
ZAIS Financial common shares assuming exchange of all ZAIS OP units for shares	8,897,800		3,917,849	4,979,951
		Common shares		29,811,079
		OP units		2,188,046
		Pro Forma Net Income from continuing operations ($ thousand)		40,226
		EPS – Basic $		$1.26/share
		EPS – Diluted		$1.26/share

BUSINESS OF SUTHERLAND

General

Sutherland is a real estate finance company that acquires, originates, manages, services and finances primarily SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Sutherland also invests in SBC ABS and other real estate-related investments. As of June 30, 2016, Sutherland held a diversified portfolio of assets with an aggregate UPB of approximately $2.0 billion and a carrying value of approximately $1.8 billion. Sutherland’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, Sutherland will continue to grow its investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

Sutherland is externally managed and advised by Waterfall, an SEC registered investment adviser, whose investment professionals source and evaluate Sutherland’s loan acquisitions and advise on Sutherland’s new loan origination strategies. Sutherland has historically acquired performing, sub-performing, and non-performing SBC loans and intend to continue to acquire these loans as part of Sutherland’s business strategy. Sutherland considers a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower’s contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. Sutherland considers a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Sutherland’s acquired performing loans represented approximately 57.4% of the carrying value and 59.3% of the UPB of Sutherland’s total loan portfolio as of June 30, 2016. Sutherland typically acquires sub-performing and non-performing loans at a discount to their UPB when it believes that resolution of the loans will provide attractive risk-adjusted returns. Sutherland’s acquired sub-performing and non-performing loans represented in the aggregate 2.9% of the carrying value and 4.8% of the UPB of Sutherland’s total loan portfolio as of June 30, 2016.

Through ReadyCap, we have originated more than $1.1 billion in conventional and SBA loans in 31 states since ReadyCap’s inception in September 2012 and through June 30, 2016. Our originated loans, all of which are currently classified as performing loans, represented approximately 39.7% of the carrying value and 35.9% of the UPB of our total loan portfolio as of June 30, 2016. Sutherland will continue expanding its national origination platform by entering new attractive markets in the United States. Sutherland also originates SBC loans for real estate guaranteed under the U.S. Small Business Administration, or SBA, Section 7(a) loan program, or the SBA Section 7(a) Program, through ReadyCap using Sutherland’s license as a Small Business Lending Company, or SBLC, and recent personnel hires. In the future, Sutherland may also originate SBC loans for real estate under the SBA 504 loan program, pursuant to which the SBA guarantees subordinated, long-term financing. Additionally, ReadyCap has been approved by the Federal Home Loan Mortgage Corporation, or Freddie Mac, as an originator and servicer for multi-family loan products under Freddie Mac’s newly launched small balance loan program, or the Freddie Mac program, and has commenced the origination of loans under such program. As of June 30, 2016, ReadyCap employs 134 people focused on originating and servicing SBC loans, including SBA loan originations.

The following table illustrates Sutherland’s investment and business activities and certain information with respect to Sutherland’s SBC loan portfolio as of June 30, 2016.

	Acquisition Activities	New Loan Origination	Origination Activities SBA Loan Origination & Servicing
Coordinating Affiliate/Manager	Waterfall Asset Management (Sutherland’s manager)	ReadyCap Commercial, LLC (Sutherland’s subsidiary through ReadyCap Holdings, LLC)	ReadyCap Lending, LLC (Sutherland’s subsidiary through ReadyCap Holdings, LLC)
Strategy	Acquires pools of performing, sub-performing and non-performing SBC loans typically at a discount to UPB and property collateral value	Originates conventional SBC loans	Originates and services conventional SBC loans guaranteed by the Small Business Administration
Assets	$1.24 billion	$245.0 million	$660.7 million
Personnel	80 total employees at Waterfall	57 total employees	77 total employees

Sutherland traces its history back to August 2007 when the Victoria Funds made their initial acquisition of an equity tranche of an SBC loan securitization. The Victoria Funds were formed and managed by Waterfall to invest in a range of loans and ABS requiring active management to generate returns. Sutherland’s business was operated as part of the Victoria Funds until November of 2011 at which time the Victoria Funds contributed substantially all of their SBC loans to Sutherland’s operating partnership in exchange for substantially all of its partnership units representing $371.5 million in assets and $262.2 million of equity capital. In November and December of 2013, Sutherland completed the 2013 private placement of shares of its common stock and operating partnership units, pursuant to which it raised approximately $226 million of equity capital. Concurrently with the closing of the 2013 private placement, Sutherland engaged in a series of transactions, which is referred to as the REIT formation transactions, in order to allow Sutherland to continue its business as a REIT for U.S. federal income tax purposes. As part of these transactions, Sutherland became a Maryland corporation, which was formed on November 5, 2013, and the sole general partner of, and commenced conducting substantially all of its businesses through, the Sutherland operating partnership and its subsidiaries.

Sutherland has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2013. So long as Sutherland qualifies as a REIT, it is generally not subject to U.S. federal income tax on its net taxable income to the extent that it annually distributes all of its net taxable income to stockholders. Sutherland is organized in an UpREIT format pursuant to which it serves as the general partner of, and conducts substantially all of its business through, the Sutherland operating partnership, which serves as Sutherland’s operating partnership subsidiary. Sutherland also intends to operate its business in a manner that will permit it to be excluded from registration as an investment company under the 1940 Act.

For the six months ended June 30, 2016, Sutherland’s investment portfolio generated $72.4 million of total interest income and $44.3 million of net interest income. Sutherland’s portfolio will generally be financed through securitizations and other borrowings, and as of June 30, 2016 it had leverage of 2.4x on a debt-to-equity basis. For the three months ended June 30, 2016, Sutherland earned $8.6 million of net income, or $0.26 per share and operating partnership unit, representing return on equity of 7.1%. Sutherland declared dividends totaling $0.38 per share, for the quarter ended June 30, 2016. As of June 30, 2016, Sutherland’s pipeline of new potential acquisition and origination opportunities represented $2.3 billion of UPB in potential assets.

Sutherland’s Manager, Waterfall Asset Management

Sutherland is externally managed and advised by Waterfall Asset Management, LLC, an SEC registered investment adviser. Formed in 2005, Waterfall specializes in acquiring, managing, servicing and financing SBC loans, as well as ABS, MBS, and residential mortgage loans. Waterfall has extensive experience in sub-performing and non-performing loan acquisition, resolution and financing strategies. As of June 30, 2016,

Waterfall had approximately $5.9 billion of net assets under management in structured credit and loan products, including Sutherland’s assets.

Waterfall’s investment committee is chaired by Thomas Capasse and Jack Ross, who serve as Sutherland’s Chief Executive Officer and President, respectively. Messrs. Capasse and Ross, who are co-founders of Waterfall, each have over 25 years of experience in managing and financing a range of financial assets, including having executed the first public securitization of SBC loans in 1993 and through a variety of credit and interest rate environments. Messrs. Capasse and Ross have worked together in the same organization for more than 18 years. They are supported by a team of 50 investment and other professionals with extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting Sutherland’s business.

Since 2008 and through June 30, 2016, Waterfall has reviewed approximately 334,000 performing, sub-performing and non-performing SBC and SBA loans, priced approximately 162,000 of these loans and acquired more than 9,200 SBC and SBA loans with aggregate UPB of approximately $3.6 billion for an aggregate purchase price of approximately $2.7 billion. Waterfall has also acquired more than $487.7 million in UPB of SBC ABS notes over this time period.

According to the Federal Reserve, the U.S. commercial mortgage market including multifamily residences, and nonfarm, nonresidential mortgages totaled approximately $3.6 trillion as of June 30, 2016. The commercial mortgage market is largely bifurcated by loan size between “large balance” loans and “small balance” loans. Large balance commercial loans typically include those loans with original principal balances of at least $20 million and are primarily financed by insurance companies and CMBS conduits. Small balance commercial loans typically include those loans with original principal amounts of between $500,000 and $10 million and are primarily financed by community and regional banks, specialty finance companies and loans guaranteed under the SBA loan programs.

SBC loans are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. SBC loans represent a special category of commercial mortgage loans, sharing both commercial and residential mortgage loan characteristics. SBC loans are typically secured by first mortgages on commercial properties or other business assets, but because SBC loans are also often accompanied by personal guarantees, aspects of residential mortgage credit analysis are utilized in the underwriting process. Most SBC loans are fully amortizing on a schedule of up to 30 years.

The diagram presented below illustrates a summary of how Waterfall categorizes SBC loans compared to other real estate loan asset classes.

Comparative summary

Asset class	Average Initial Principal Balance	Loan-to-value	Yield
Residential housing	~$225,000	~80%	~4.0%
Large Balance Commercial loans	at least $20 million	~65%	~4.0%
SBC loans	~$2.0 million	~60%	~7.0%

The SBC loan origination market is highly fragmented, with few dedicated lenders. According to publicly available data from Boxwood Means, Inc., a real estate research and consulting firm, the top five SBC lenders by volume accounted for approximately 13.6% of total SBC loan production in 2015. According to data from the SBA and Boxwood Means, Inc., as a result of the financial crisis SBC loan origination volume fell approximately 42.5% from the 2006 peak through its low in 2009. As illustrated by the following diagrams, this historical decline in originations resulted in a decline in the principal balance of outstanding SBC loans between 2008 and 2013. However, SBC loan origination volume has largely increased in each year from 2009 to 2015, which will benefit Sutherland as one of few dedicated SBC originators. Furthermore, Sutherland believes that as economic conditions continue to stabilize or strengthen, the volume of short-term loan extensions and restructurings of existing SBC loans will be reduced, resulting in increased opportunities for it to originate new SBC loans.

As illustrated by the following diagram, which shows real estate property values from July 2006 through December 31, 2015, while commercial property prices have almost fully recovered to their 2007 peak, SBC property prices have increased only 16.3% from the 2012 trough. Sutherland believes this trend suggests continued tight credit in SBC lending and supports Sutherland’s belief that credit spreads in the SBC loan asset class should for the foreseeable future remain wider compared to large balance commercial mortgage loans. As a result, Sutherland believes that as the economy strengthens, it will see increased demand for loans directly from borrowers and this increased demand will provide it with attractive opportunities to originate loans.

SBA Overview

The SBA was created out of the Small Business Act in 1953. The SBA’s function is to protect the interests of small businesses. The SBA classifies a small business as a business that is organized for profit and is an independently owned and operating primarily within the United States with less than $15 million in tangible net worth and not more than $5 million in average after-tax net income. The SBA supports small businesses by administering several programs that provide loan guarantees against default on qualified loans made to eligible small businesses.

SBA Section 7(a) Program

The SBA Section 7(a) Program is the SBA’s primary program for providing financing for start-up and existing small businesses. The SBA typically guarantees 75% of qualified loans over $150,000. While the eligibility requirements of the SBA Section 7(a) Program vary depending on the industry of the borrower and other factors, the general eligibility requirements include the following: (i) gross sales of the borrower cannot exceed size standards set by the SBA (e.g., $30.0 million for limited service hospitality properties) or, alternatively, average net income cannot exceed $5.0 million for the most recent two fiscal years, (ii) liquid assets of the borrower and affiliates cannot exceed specified limits, (iii) tangible net worth of the borrower must be less than $15.0 million, (iv) the borrower must be a U.S. citizen or legal permanent resident and (v) the maximum aggregate SBA loan guarantees to a borrower cannot exceed $3.75 million. The table below provides information on the SBA Section 7(a) Program’s key features, including its eligible uses, maximum loan amount, loan maturity, interest rate, guarantee fee, yearly fee and personal guarantee.

Key Feature	Program Summary
Use of Proceeds	Fixed assets, working capital, financing of start-up or to purchase an existing business. Some debt payment allowed but lender’s loan exposure may not be reduced with the proceeds.
Maximum Loan Amount	$5,000,000
Maturity	Five to seven years for working capital and up to 25 years for equipment and real estate. All other loan purposes have a maximum term of ten years.
Interest Rate	Negotiated between applicant and lender and is subject to maximums. The current maximums are Prime Rate plus 2.25% for maturities fewer than seven years and Prime Rate plus 2.75% for maturities of seven years for longer. Spreads on loans with an initial UPB below $50,000 have higher maximums.
Guaranty Fee	Based on the loan’s maturity and the dollar amount guaranteed. The lender initially pays the guaranty fee and has the option to pass the expense on to the borrower at closing. A fee of 0.25% of the guaranteed portion of the loan is charged for loans with maturities of 12 months or less. For loans with maturities over 12 months, the fees are 2% for loans of $150,000 or less; 3% for loans of $150,001 to $700,000; 3.5% for loans over $700,000; and 3.75% for guaranteed portion over $1 million.
Yearly Fee	The on-going yearly fee due from lenders to SBA is 0.52% of the guaranteed portion of the outstanding balance on the 7(a) loan.
Personal Guarantee	Required from all owners of 20% or more of the equity of the business. Lenders can require personal guarantees of owners with less than 20% ownership.

Sources:  SBA, Business Development Corporation, Office of the Comptroller of the Currency, Congressional Research Service

Sutherland holds one of only 14 non-bank SBLC licenses to originate loans guaranteed under the SBA Section 7(a) Program. Under the program, the maximum loan amount is $5 million to be used by borrowers to finance fixed assets, working capital, start-up businesses or to assist in the acquisition, operation, or expansion of an existing business. The maturities of the loans are between five to seven years for working capital and up to 25 years for equipment and real estate. Interest rates are negotiated between the applicant and lender, subject to certain maximums.

As illustrated below, an increase in loans approved under the SBA Section 7(a) Program has resulted in an increase in total SBA 7(a) loans outstanding.

(1)	Source: www.sba.gov; SBA fiscal year is October 1 – September 30.

Sutherland believes investor demand for pass-through securities backed by the guaranteed portions of SBA Section 7(a) Program loans has been strong because the principal and interest payments are guaranteed by the full faith and credit of the United States Government. For this reason, Sutherland believes that SBA participating lenders that have sold the guaranteed portions of SBA Section 7(a) Program loans in recent years have been able to recognize attractive gains.

SBA 504 Program

The SBA 504 program assists small businesses in obtaining subordinated, long-term financing by guaranteeing debentures available through CDCs to acquire land, building, machinery and equipment and to modernize, renovate or restore existing facilities. A typical finance structure for an SBA 504 program project includes a first mortgage covering 50% of the project cost from a private lender (which is not guaranteed by the SBA), a second mortgage obtained from a CDC covering up to 40% of the project cost and a contribution of at least 10% of the project cost by the principals of the small business being assisted. Although the total sizes of projects utilizing the SBA 504 program are unlimited, currently the maximum amount of subordinated debt in any individual project is generally $5 million (or $5.5 million for certain projects). Typical project costs range in size from $1 million to $6 million.

Freddie Mac Program

ReadyCap has been approved by Freddie Mac as an originator and servicer for multi-family loan products under the Freddie Mac program. Under the program, qualifying loans are secured by multifamily properties with five units or more. The loans will be originated nationwide and will range from $1 million to $5 million in initial principal balance and will include ARMs and FRMs. Loans are 90% guaranteed through the program. The loans are typically amortizing and have maturities of one to five years.

Under the Freddie Mac program, Sutherland intends to sell qualifying loans to Freddie Mac, which will, in turn, sell such loans to securitization structures. The securitization of loans under the Freddie Mac program is expected to be similar to that of a standard Freddie Mac securitization structure in which Freddie transfers the first loss risk to private capital. Unlike standard Freddie Mac securitization structures where the subordinate B-piece is immediately sold to third-party investors, ReadyCap will be obligated to purchase the B-pieces secured by its underlying loans. ReadyCap intends to delegate servicing functions of the Freddie Mac loans to KeyBank.

Market Opportunity for Loan Pool Acquisitions

Sources for loan pool acquisitions include U.S commercial and saving banks, SBA lenders and other sources including securitization trusts. According to the FDIC, as of March 31, 2016, FDIC insured institutions held $8.9 trillion in outstanding loans of which 17.9% are commercial real estate loans. Of the outstanding commercial real estate loans, $15.5 billion are 30 days or more delinquent. Further, approximately $261.0 billion of commercial mortgage loans, including nonfarm, nonresidential loans and multifamily real estate loans are held by the 3,734 commercial banks and savings institutions with between $100 million and $1 billion of total assets. Given the size of these institutions, Sutherland believes these commercial mortgage loans are primarily SBC loans.

Additionally, as of March 31, 2016 FDIC insured institutions held $2.0 trillion of loans which they categorize as high risk real estate loans. Waterfall believes that a substantial percentage of the high risk and non-performing real estate assets are commercial. Based on FDIC data, as of March 31, 2016 approximately $110 billion in loans and leases were held as available for sale by U.S. commercial and savings banks.

According to the SBA, as of March 31, 2016, the total market size for SBA Section 7(a) Program loans and CDC/504 real estate and equipment loans was $74.2 billion and $26.2 billion, respectively. Based on Sutherland’s analysis, it estimates that 15% of the total SBA market is in default.

According to Bank of America Research, as of March 31, 2016, CMBS Conduit had a total outstanding balance of $425.0 billion of which $20.5 billion, or 4.8%, is delinquent, $27.6 billion, or 6.5%, is special serviced. Additionally, according to Intex Solutions, Inc., as of March 31, 2016 SBC ABS issued prior to 2008, or legacy SBC ABS, had a total outstanding balance of $5.2 billion of which 9.9% were collateralized by non-performing SBC loans.

Since late 2008, Sutherland has seen substantial volumes of SBC loans available for purchase from U.S. banks at significant discounts to their UPBs. Sutherland believes that banks have been motivated to and will continue to sell sub-performing and non-performing SBC loans to reduce their troubled asset holdings, a key measure monitored by regulators, investors and other stakeholders, in assessing bank safety and soundness, and to improve other regulatory capital ratios.

In addition to dispositions by banks with a high percentage of non-performing assets-to-total asset ratios, other sellers of SBC loans include:

•	Special Servicers. Special servicers of large balance CMBS and SBC ABS trusts have liquidated the large majority of loans under $10 million due to the high marginal cost of resolving SBC loans. As of March 31, 2016, $27.6 billion of CMBS were special serviced and 9.9% of the $5.2 billion legacy SBC ABS market were collateralized by non-performing commercial real estate loans.
•	The FDIC. The FDIC as receiver for failed banks is an active seller of SBC loans both through direct loan sales and structured transaction sales (in which the FDIC provides leverage and retains equity in the securitization trust to which the SBC pool is transferred). From January 1, 2008 to

March 31, 2016, the FDIC has sold a combined total of $13.4 billion in SBC assets through both programs, according to data from the FDIC. Sutherland is certified as an eligible purchaser under both programs and Waterfall has participated in 2 auctions.
•	SBA Loan Servicers. Servicers of non-performing SBA loans may sell such loans to other licensed SBA lenders. As of March 31, 2016, non-performing SBA loans totaled an estimated 15% of the total of outstanding SBA loans based on data collected by Waterfall. Competition for the purchase of non-performing SBA loans is limited by the licensing requirement and, according to the SBA, a majority of SBA lenders are banks which typically do not purchase non-performing assets. As an SBA licensed direct lender, ReadyCap provides Sutherland with an advantage in this market.
•	Specialty Finance Companies. Specialty finance companies, such as non-bank finance companies, which include the 270 CDCs originating loans under the SBA 504 program and state economic development authorities, also may sell SBC loans.

Competition for SBC loan asset acquisitions has been limited due to the special servicing expertise required to manage SBC loan assets, the small size of each loan, the uniqueness of the real properties that collateralize the loans, licensing requirements, the high volume of loans needed to build portfolios, and the need to utilize residential mortgage credit analysis in the underwriting process. These factors have limited institutional investor participation in SBC loan acquisitions, which has allowed Sutherland to acquire SBC loans with attractive risk-adjusted return profiles.

ReadyCap

Through ReadyCap, we have originated more than $1.1 billion in conventional and SBA loans in 33 states since ReadyCap’s inception in September 2012 and through June 30, 2016. As of June 30, 2016, Sutherland’s originated loans held in its loan portfolio had a UPB of $680.8 million and a fair value of approximately $665.2 million. The following table sets forth certain information as of June 30, 2016 related to Sutherland’s originated SBC loans:

						Weighted Average by UPB
Loan Type	Loan Type	Coupon Type	Collateral Type	Number of Loans	UPB (in Thousands)	Maturity in Years	Coupon	Fees(1)	Original LTV	DSCR(2)
Bridge	Sr. Mortgage	ARM	Mixed-Use, Multifamily, Office, Self-Storage	12	$67,690	1.9	6.8%	3.1%	55.5%	0.4
Bridge	Sr. Mortgage	FRM	Industrial, Mixed-Use, Multifamily, Office, Retail	27	123.250	1.9	6.8	2.5	57.6	0.7
Freddie	Sr. Mortgage	FRM	Multifamily	4	7,062	11.8	4.1	0.0	62.2	1.4
Freddie	Sr. Mortgage	Hybrid	Multifamily	3	2,877	20.0	4.6	0.0	70.3	1.8
Investor	Sr. Mortgage	Hybrid	Mixed-Use, Multifamily, Retail	15	20,212	15.2	5.8	0.8	59.7	1.9
Investor	Sr. Mortgage	FRM	Data Center, Industrial, Mixed Use, Multifamily, Office, Retail, Self-Storage	180	433,358	6.3	5.7	0.6	62.2	1.5
SBA 7(a)	Sr. Mortgage	ARM	Mixed-Use, Retail Multifamily, Self-Storage, Health Care, Single Family, Lodging, Other	43	10,448	20.3	6.1	0.0	152.4	1.7
Total	Sr. Mortgage	N/A	N/A	284	$665,156	5.7	6.0%	1.2%	62.0%	1.3

(1)	Consists of origination fees and exit fees.
(2)	Represents the loan’s debt-service coverage ratio, which is the ratio of interest income available for debt servicing to interest and principal on the loan.

Sutherland’s Loan Portfolio

The table below presents a summary of the sourcing of Sutherland’s loans assets as of June 30, 2016:

Loan Type (In Thousands)	UPB	% of Total UPB	Carrying Amount	% of Total Carrying Amount	Fair Value	% of Total Fair Value
Loans Originated	$657,957	35.5%	$673,433	39.3%	$685,960	38.1%
Loans Acquired	1,195,636	64.5	1,042,267	60.7	$1,113,880	61.9%
Total	$1,853,593	100.0%	$1,715,710	100.0%	$1,799,840	100.0%

The table presented below illustrates additional information related to Sutherland’s SBC loans, SBA loans, SBC ABS and servicing rights as of June 30, 2016.

Investment Type (In Thousands)	Average Carrying Value	Gross Yield(1)	Average Debt Balance	Debt Cost(2)	Gross Return on Equity(3)
Acquired portfolio	$476,458	8.4%	$349,538	5.3%	17.0%
SBC investor originated portfolio	644,434	6.1	464,578	4.1	11.3
SBA originations and acquisitions	626,997	5.8	568,875	3.0	32.9
Servicing rights	25,379	23.2	—	—	23.2
Total	$1,773,268	6.8%	$1,382,991	3.9%	17.1%

(1)	Gross yields are based on interest income for the quarter ended June 30, 2016 on an annualized basis, which reflects the contractual interest rates and accretion of discounts based on Sutherland’s estimates of loan performance, including the amount, timing and present value of cash flows, prepayment rates and loss severities. Premiums and discounts associated with the loans at the time of purchase are amortized into interest income over the life of such loans using the effective yield method. Subsequent increases or decreases in the fair value of estimated cash flows will result in an adjustment to a loan’s gross yield. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Use of Estimates — Revenue Recognition.” The actual interest income in the periods subsequent to June 2016 will depend on a variety of factors that could impact loan performance, and accordingly, actual gross yield could vary significantly from the gross yields shown in the table.
(2)	Sutherland finances the assets included in the Investment Types through securitizations, re-securitizations, repurchase agreements, warehouse facilities and bank credit facilities. Interest expense is calculated based on interest expense for the quarter ended June 30, 2016 on an annualized basis. The cost and availability of Sutherland’s financing will depend on a variety of factors that could impact loan performance and gross ROE including those discussed under “Risk Factors — Risks Related to Financing and Hedging — The combined company’s inability to access funding could have a material adverse effect on its results of operations, financial condition and business. The combined company relies on short-term financing and thus are especially exposed to changes in the availability of financing.” Accordingly, actual gross ROE could vary significantly from the estimates shown in the table.
(3)	The gross ROE for each investment type is a percentage equal to the estimated net interest income on an annualized basis of the loans over the average net equity of the loans for the quarter ended June 30, 2016. The estimated annual net interest income of the loans represents the estimated gross yields, based on the average carrying values of the loans for the quarter ended June 30, 2016, less the estimated interest expense for such period, without giving effect to servicing or origination fees, operating expenses or losses. In general, these fees consist of servicing fees and advances for delinquent taxes, insurance and property maintenance. In addition, Sutherland pays disposition fees to contracted asset servicers and such fees vary depending on the investment return earned on the asset. Loan servicing fees in the aggregate are included on the statements of operations and by business segment in the segment reporting information included in Note 27 to the Audited Financial Statements on page F-71.

Portfolio Diversification

As illustrated by the following diagrams, as of June 30, 2016, Sutherland’s loan portfolio was diversified by property type and geography. No single property type represented more than 36% of the carrying value of Sutherland’s loan portfolio and no state represented more than 14% of the loan portfolio by carrying value.

Credit Characteristics

Sutherland’s loans typically have the following credit characteristics:

Credit Scores.  Sutherland originates SBC loans to borrowers with strong credit histories. For originated loans, Sutherland requires borrowers or guarantors to have minimum credit scores of 620 and target average credit scores of approximately 715.

Loan to Value.   Sutherland targets a weighted average LTV range for the origination portfolio at time of origination of 55% to 70%. Pools of SBC loans that Sutherland has reviewed typically have LTVs at time of origination ranging from 65% to 80% and it intends to price new acquisitions such that the acquisition LTV would fall within or below Sutherland’s targeted range. In addition, in purchasing sub-performing and non-performing SBC loans, it targets loans at a ratio of purchase price to current collateral value generally estimated to be between 30% and 75%, which Sutherland believes provides both significant return potential while also protecting it against losses. As of June 30, 2016, the LTV of Sutherland’s originated loan portfolio was 65.2%.

Term and Interest Rate.  Sutherland expects to acquire or originate FRMs and ARMs with maturities ranging from five to 30 years. The targeted loans will have amortization periods of 15 to 30 years or balloon payments due in five to ten years. ARM loans generally have a fixed interest rate for a period of five, seven or ten years and then an adjustable interest rate equal to the sum of an index rate, such as LIBOR, plus a margin, while FRM loans bear interest that is fixed for the term of the loan. As of June 30, 2016, approximately 59.1% of the loans of Sutherland’s portfolio were ARMs, and 40.9% were FRMs, based on UPB. The weighted average margin on ARMs was approximately 2.3% and the weighted average coupon on FRMs was approximately 6.3% as of June 30, 2016.

Prepayment Provisions.  The SBC loans Sutherland originates contain prepayment penalty provisions. Prepayment penalties are most common in the SBC loan market and help protect the expected yield of the loan. When loans are prepaid, the investor loses the potential income that could have been earned from holding the loans through the contractual term, but offset that lost income with the prepayment penalty.

Sutherland’s SBA Loans and SBA Mortgage Servicing Rights

In June 2014, Sutherland closed the final phase of its purchase from affiliates of CIT of an aggregate of 4,194 performing, sub-performing and non-performing SBA loans and assets with a combined UPB of $573.1 million and servicing rights related to loans with a UPB of $744.8 million, for an aggregate purchase price of approximately $433.9 million. As of June 30, 2016 Sutherland held 2,802 performing, sub-performing and nonperforming SBA loans and assets with a combined UPB of $692.0 million and servicing rights related to loans with a UPB of $482.4 million. Of these assets, approximately 93.7% were performing SBA loans, approximately 6.3% were sub-performing and non-performing SBA loans.

Servicing rights, which were part of the CIT loan acquisition, relate to the loans included in the transaction as well as other SBC loans. Sutherland earns an annual servicing fee of 2.0% of the outstanding UPB. Sutherland engaged a sub-servicer to service the loans on its behalf while it integrated the acquired CIT platforms. To support the transition of the servicing function, Sutherland entered into a transition services agreement with CIT pursuant to which CIT provided administrative, information technology, human resources and other support. An affiliate of ReadyCap has hired 77 employees to perform certain origination, loan management and other functions with respect to the acquired SBA loans, which enables Sutherland to perform servicing and asset management functions “in house” for certain SBC loans including SBA loans.

The asset purchase agreements with CIT included representations and warranties made by CIT related to (i) ownership of the loans free and clear of any loan-related encumbrances, (ii) the validity of obligations of the parties to the transferred loan documents, (iii) the absence of breaches or defaults under the transferred loan documents, (iv) the perfection of valid liens on applicable real estate collateral, (v) the accuracy of the information set forth on the applicable data tapes, which includes the UPB as of the applicable cut-off dates, the interest rates payable, the portions covered by a SBA guaranty and the amounts of any unfunded lender commitments, if any, (vi) requirements in the transferred whole loan documents for valid insurance on the real estate collateral, (vii) the list of REO properties free and clear of any liens or claims with valid insurance policies on such properties, (viii) the condition and use of REO properties, (ix) the ownership of certain intellectual property used in connection with the loans, and (x) certain employment matters.

Sutherland has agreed to assume certain liabilities in connection with the CIT loan acquisition, including those relating to the CIT loan assets and loan documentation relating to such assets and certain taxes related to such assets. Sutherland and CIT have agreed to indemnify each other for losses incurred, including those arising out of breaches of representations and warranties, subject to certain conditions and limitations, including a sunset on the representations and warranties, a $10 million deductible where the indemnifying party is only liable to pay for losses in excess of the deductible, and a cap on liability of $33 million, subject to certain exceptions.

Sutherland completed the October 2013 and March 2014 portions of the CIT loan acquisition through existing cash balances and the proceeds from its 2013 private placement. In addition, Sutherland executed a master loan and security agreement with JPMorgan in June 2014 providing for a credit facility of up to $250 million which it used to finance, together with cash balances, the remaining portion of the transaction. For further details on the facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — JPMorgan Credit Facility.”

Sutherland’s Business Strengths and Competitive Advantages

The following summarizes the key strengths and competitive advantages of Sutherland’s business:

Substantial Track Record with SBC Loans

Since 2008 and through June 30, 2016, Waterfall has reviewed approximately 334,000 performing, sub-performing and non-performing SBC and SBA loans, priced approximately 162,000 of these loans and acquired more than 9,200 SBC and SBA loans with aggregate UPB of approximately $3.6 billion for an aggregate purchase price of approximately $2.7 billion. Of these acquired loans, Sutherland or the Victoria Funds acquired approximately 7,800 loans with aggregate UPB of approximately $2.1 billion for an aggregate purchase price of approximately $1.4 billion between August 1, 2008 and June 30, 2016. As of June 30, 2016, Sutherland or the Victoria Funds have liquidated approximately 39.8% of these acquired loans, representing $987.4 million of initial aggregate purchase price, and the average hold period for its liquidated loans was approximately 15 months per loan. The liquidation of these loans were executed or directed by Waterfall, and occurred through multiple strategies, including payoffs in accordance with the terms of the loan, negotiated payoffs at a discount to par value of the loan, borrowers refinancing the loan with third-parties, sales of the loans, as well as modifications to the terms that resulted in payoffs at par or at a negotiated amount. See “Risk Factors — Risks Related to the Combined Company’s Business.”

Superior Acquisition Sourcing Capabilities

Waterfall’s significant network of SBC loan originators, banks, investment banks, law firms, investors and brokers supports Sutherland’s SBC loan acquisition and origination activities. Waterfall estimates that, as of June 30, 2016, 73.4% of the transactions by UPB acquired and 75.4% by the number of transactions closed since it began its SBC loan strategy have been made through a negotiated transaction or in an auction process where Waterfall competed with few, if any, other bidders. From time to time, Sutherland may opportunistically partner with acquiring banks or private equity firms in bank acquisitions and recapitalizations. Sutherland believes that Waterfall’s experience, reputation, SBA licensing and ability to underwrite and service SBC loans make it an attractive buyer for this asset class and that its network of relationships will continue to produce opportunities for it to acquire and originate SBC loans on attractive terms.

Robust and Growing Origination Platform

In order to position Sutherland to take advantage of the substantial market opportunity for newly-originated SBC loans, it formed ReadyCap in September of 2012. ReadyCap is a full service SBC loan originator and since formation, ReadyCap has originated 394 conventional SBC, bridge, mezzanine and Freddie Mac loans with a combined UPB of $1.1 billion as of June 30, 2016. Additionally in September 2015, Sutherland commenced the origination of SBC loans for real estate guaranteed under the SBA Section 7(a) Program through ReadyCap using its license as a SBLC, and Sutherland has originated 43 such loans with a combined UPB of $26.5 million as of June 30, 2016. ReadyCap’s staff of 134 employees includes professionals who have extensive experience in the conventional SBC and SBA loan origination business and full-time retail loan officers spread across the United States who interact directly with borrowers during the loan origination process. Sutherland holds one of only 14 non-bank SBLC licenses to originate loans guaranteed under the SBA Section 7(a) Program.

Differentiated Portfolio Supported by Flexible Balance Sheet

As one of the primary participants in the unique and highly-fragmented SBC loan market, Sutherland has built a differentiated portfolio that distinguishes it from traditional competitors. Sutherland believes that it is currently the only nationwide specialty finance company focused on the SBC market and structured as a tax-efficient REIT. As of June 30, 2016, Sutherland held a diversified portfolio of assets with an aggregate UPB of approximately $2.0 billion and a carrying value of approximately $1.8 billion. Sutherland believes its existing portfolio of acquired and originated loans is well-diversified across geographies and property types and exhibits an attractive risk-adjusted return profile. Sutherland’s ability to maintain and grow its portfolio is supported by flexible, committed financing sources, including one credit facility and six master repurchase agreements with multiple counterparties to finance its SBC loans and master repurchase agreements with multiple counterparties to fund its acquisition of SBC ABS. Sutherland’s financial capabilities are further bolstered by its strong securitization capabilities and experience. Sutherland believes these financial resources allow it to seize upon favorable market opportunities as they arise, while still maintaining conservative leverage targets. Over time, Sutherland believes that utilizing its balance sheet strength to opportunistically deploy capital will help differentiate it from competitors. Sutherland believes that this portfolio will allow it to generate attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation.

Rigorous Underwriting Process and Customized Servicing Platform

Sutherland’s rigorous and comprehensive underwriting process for both acquired and originated SBC loans encompasses individual property and borrower due diligence, taking into consideration several factors, such as rent rolls and other property operating data, property valuations, environmental reports, as well as personal credit reviews of borrowers and loan guarantors. Sutherland services its loan portfolio under a “component servicing” model (which includes the use of primary servicing by nationally recognized servicers and sub-servicing by participants in its QPP, who specialize in assets for the particular region in which the asset sits), which allows for highly customized loss mitigation strategies for sub-performing, non-performing and performing loans. Sutherland expects to reserve appropriately for some level of losses in association with its portfolio. Sutherland expects to experience losses of approximately 0.25 – 0.85% of its newly originated loans on an annual basis going forward based on Waterfall’s analysis and experience. Non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate in its QPP. Sutherland believes that both its rigorous and comprehensive underwriting process and its customized servicing platform support its efforts to minimize credit losses and maximize the returns from its SBC loan assets.

Strong Securitization Capabilities

Waterfall’s extensive experience in securitization strategies for SBC loans dates to the first SBC ABS for performing loans and liquidating trusts for non-performing loans purchased from the Resolution Trust Corporation in 1993. In 2011, Sutherland believes it was the first post-financial crisis issuer of SBC ABS and have since completed a total of seven bond issues with $844.5 million backed by both non-performing, performing and newly originated SBC and SBA assets.

Experienced Management Team with Strong Alignment of Interests

Messrs. Capasse and Ross, who serve as Sutherland’s Chief Executive Officer and President, respectively, and chair Waterfall’s investment committee, have an established track record and broad experience in managing and financing financial assets through a variety of credit and interest rate environments (including having executed the first public securitization of SBC loans in 1993) and have worked together in the same organization for more than 18 years. They are supported by a team of 50 investment and other professionals with extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting Sutherland’s business.

Sutherland’s Investment Strategy

Sutherland’s investment strategy is focused on the SBC loan market, including performing, sub-performing and non-performing SBC loans, and to a lesser extent, SBC ABS and other real estate-related investments.

Sutherland will rely on Waterfall’s expertise in identifying SBC loans for it to acquire and originate, including its originations through ReadyCap. Waterfall uses the data and analytics developed through its experience as an owner of SBC loans and in implementing more than 3,100 SBC loan loss mitigation actions since 2008 to support its origination activities and to develop its loan underwriting standards. Waterfall will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of financing, borrowing costs and macroeconomic conditions, as well as maintaining Sutherland’s REIT qualification and its exclusion from registration as an investment company under the 1940 Act. Sutherland’s investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market environments. As a result, Sutherland cannot predict the percentage of its equity that will be invested in any particular asset or strategy at any given time.

Sutherland’s acquisition strategy complements its origination strategy by increasing its market intelligence in potential origination geographies, providing additional data to support its underwriting criteria and offering securitization market insight for various product offerings. The proprietary database on the causes of borrower default, loss severity, and market information that Sutherland developed from its SBC loan acquisition experience has served as the basis for the development of ReadyCap’s SBC loan origination program. Additionally, Sutherland’s origination strategy complements its acquisition strategy by providing additional captive refinancing options for its borrowers and further data to support its investment analysis while increasing its market presence with potential sellers of SBC assets.

Acquisition Strategy.  Waterfall specializes in acquiring SBC loans that are sold by banks, including as part of bank recapitalizations or mergers, and from other financial institutions such as thrifts and non-bank lenders. Other sources of SBC loans include special servicers of large balance SBC ABS and CMBS trusts, the FDIC as receiver for failed banks, servicers of non-performing SBA Section 7(a) Program loans, and CDCs originating loans under the SBA 504 program, GSEs, and state economic development authorities. Over the last several years, Waterfall has developed relationships with many of these entities, primarily banks and their advisors. In many cases, Sutherland is able to acquire SBC loans through negotiated transactions, at times partnering with acquiring banks or private equity firms in bank acquisitions and recapitalizations. Sutherland believes that its experience, reputation and ability to underwrite SBC loans make it an attractive buyer for this asset class, and that its network of relationships will continue to produce opportunities for it to acquire SBC loans on attractive terms.

Origination Strategy.  Sutherland believes that it has significant opportunity to originate SBC loans at attractive risk-adjusted returns. Sutherland believes that many banks have restrictive credit guidelines for its target assets. In addition, large banks are not focused on the SBC market and smaller banks only lend in specific geographies. Sutherland sees an opportunity to earn an attractive risk spread premium by lending to borrowers that do not fit the credit guidelines of many banks. Sutherland believes that increased demand, coupled with the fragmentation of the SBC lending market, provides it with attractive opportunities to originate loans to borrowers with strong credit profiles and real estate collateral that supports ultimate repayment of the loans.

Through ReadyCap, Sutherland originates SBC loans generally ranging in initial principal amount of between $500,000 and $10 million, typically with a duration of six years at origination. Sutherland’s origination platform, which focuses on first mortgage loans, provides conventional SBC mortgage financing for SBC properties nationwide through the following loan programs:

•	First mortgage loans. Loans for the acquisition or refinancing of stabilized properties secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties, which are often guaranteed by the property owners. The loans are typically amortizing and have maturities of five to 20 years.
•	“Mini-perm” loans. Loans for the acquisition of properties in need of minor expenditures for stabilization, secured by the underlying properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of three to five years.
•	Bridge loans. Loans for the acquisition of properties requiring more substantial expenditures for stabilization, secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of two to four years.
•	Mezzanine loans. Loans for the acquisition, refinancing or capital expenditures of stabilized or non-stabilized properties secured by a pledge of the ownership interests of the entity owning the property. The loan maturity schedules typically match the terms of the first mortgage loan.
•	SBA loans. Loans secured by real estate, machinery, equipment and inventory that are guaranteed, typically 75%, under the SBA loan programs. SBA loans include personal guarantees of the borrower and are typically amortizing and have maturities of seven to 25 years.
•	Freddie Mac loans. Origination of loans ranging from $1 to $5 million secured by multifamily properties through the recently launched Freddie Mac program. Loans are 90% guaranteed through the program. Sutherland sells qualifying loans to Freddie Mac, which, in turn, sells such loans to securitization structures. Sutherland is obligated to purchase the B-pieces secured by its underlying loans.

Sutherland expects ReadyCap to continue to source originations through the following loan origination channels:

•	Direct and indirect lending relationships. ReadyCap will generate origination loan leads directly through its extensive relationships with commercial real estate brokers, bank loan officers and mortgage brokers that refer leads to ReadyCap’s loan officers. To a lesser extent, ReadyCap will also source loan leads through commercial real estate realtors, trusted advisors such as financial planners, lawyers, and CPAs and through direct-to-the-borrower transactions.
•	Other direct origination sources. From time to time, ReadyCap may enter into strategic alliances and other referral programs with servicers, sub-servicers, strategic partners and vendors targeted at the refinancing of SBC loans.

Sutherland’s Pipeline

Sutherland has a large and active pipeline of potential acquisition and origination opportunities that are in various stages of its investment process. Sutherland refers to assets as being part of its acquisition pipeline or its origination pipeline if:

•	an asset or portfolio opportunity has been presented to Sutherland and it has determined, after a preliminary analysis, that the assets fit within its investment strategy and exhibit the appropriate risk/reward characteristics and
•	in the case of acquired loans, Sutherland has executed an NDA or an exclusivity agreement and commenced the due diligence process or Sutherland has executed more definitive documentation, such as a letter of intent, or LOI, and in the case of originated loans, Sutherland has issued a LOI, and the borrower has paid a deposit. See “Business — Investment Process — Step 2: Screening/Risk Management.”

As of August 1, 2016, Waterfall has identified approximately $2.3 billion in potential assets as measured by the UPB of the loans, comprised of:

•	$2.1 billion in potential acquisitions, with $423.0 million relating to potential loan acquisitions for which Waterfall has entered into LOIs or for which it has agreed on pricing terms with the sellers, and
•	$163.0 million in originations.

Sutherland operates in a competitive market for investment opportunities and competition may limit its ability to originate or acquire the potential investments in the pipeline. The consummation of any of the potential loans in the pipeline depends upon, among other things, one or more of the following: available capital and liquidity, Waterfall’s allocation policy, satisfactory completion of its due diligence investigation and investment process, approval of Waterfall’s Investment Committee, market conditions, its agreement with the seller on the terms and structure of such potential loan, and the execution and delivery of satisfactory transaction documentation. Historically, Sutherland has acquired less than a majority of the assets in its pipeline at any one time and there can be no assurance the assets currently in its pipeline will be acquired or originated by it in the future.

Investment Guidelines

Sutherland’s board of directors has adopted the following investment guidelines:

•	Sutherland’s acquisitions and originations will be in the asset categories described under “— Sutherland’s Investment Strategy;”
•	no investment shall be made that would cause Sutherland to fail to qualify as a REIT for U.S. federal income tax purposes;
•	no investment shall be made that would cause Sutherland or any of its subsidiaries to be required to be registered as an investment company under the 1940 Act; and
•	until appropriate investments can be identified, Sutherland may invest the proceeds of any future offerings of its equity or debt securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with its intention to qualify as a REIT.

These investment guidelines may be changed from time to time by Sutherland’s board of directors without the approval of Sutherland’s stockholders. Following the mergers, to the extent that Sutherland’s board of directors approves material changes to Sutherland’s investment guidelines, Sutherland will inform stockholders of such changes through disclosure in its periodic reports and other filings required under the Exchange Act. In addition, any change in Sutherland’s investment strategy that would modify or expand the types of assets in which it invests must be recommended by Waterfall and approved by Sutherland’s board of directors. Sutherland’s investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, Sutherland cannot predict the percentage of its equity that will be invested in any of its assets at any given time. Sutherland believes that the flexibility of its investment strategy, combined with Waterfall’s deep understanding of SBC loan market fundamentals and its ability to analyze the individual mortgages that collateralize SBC loans, will enable Waterfall to effectively acquire and originate assets for it that present attractive risk-adjusted return profiles and the potential for capital appreciation in a variety of market environments and circumstances.

Investment Process

Sutherland’s investment strategy is implemented through a highly disciplined underwriting, investment and asset management process.

Step 1: Sourcing

In continuing to build Sutherland’s SBC loan portfolio, Waterfall incorporates its views on the economic environment and the outlook for the SBC loan market including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity. Sutherland has developed a significant network of SBC loan originators, banks, investment banks, law firms, investors and brokers that supports its acquisition and origination of SBC loans. In many cases, Sutherland is able to acquire SBC loans through a negotiated transaction or in an auction process where it competes with few, if any, other bidders. Some SBC acquisitions are conducted as part of bank recapitalizations where Sutherland has invested in bank shares. Sutherland believes that its experience, reputation and ability to underwrite and service SBC loans make Sutherland an attractive buyer for this asset class and that its network of relationships will continue to produce opportunities for it to acquire and originate SBC loans on attractive terms.

Sutherland expects ReadyCap to continue to source originations through both its direct borrower and wholesale loan channels to both property investors in and small business occupants of SBC properties. ReadyCap generates origination loan leads directly through its extensive relationships with commercial real estate brokers, bank loan officers, mortgage brokers and SBA lenders and servicers that refer leads to ReadyCap’s loan officers. To a lesser extent, ReadyCap also sources loan leads through direct-to-the-borrower transactions. Waterfall oversees ReadyCap’s wholesale channel comprising both affinity and referral programs and bulk purchases of performing SBC loans. Affinity programs include strategic alliances with third parties or Sutherland’s affiliates whose advisory and brokerage clients seek acquisition financing or refinancing of existing properties. Referral programs may include targeted refinancing of SBC loans serviced by Waterfall’s strategic partners or vendors, such as SBC loans specially-serviced by KeyBank.

Step 2: Screening/Risk Management

With respect to acquired loans, Waterfall evaluates an SBC loan asset opportunity based on an initial credit analysis and its expected risk adjusted return relative to other comparable investment opportunities available to it. In addition, the asset will be screened by Waterfall to determine its impact on maintaining Sutherland’s company’s REIT qualification and Sutherland’s exclusion from registration under the 1940 Act. Prior to making an investment decision, Waterfall determines whether a SBC loan asset will cause the portfolio to be too heavily weighted to any specific asset class or geographic location. The terms of any leverage available to Sutherland for use in funding an asset purchase are also taken into consideration as well as the hedging costs, net interest margins and the return on equity. Waterfall analyzes any risks posed by illiquidity or correlations with other SBC loans in the portfolio. As part of the risk management process Waterfall uses detailed proprietary models, including loan level non-performing loan models, to evaluate collateral liquidation timelines and price changes by region, along with the impact of different loss mitigation plans. Waterfall performs an initial credit review of potential SBC loans and ABS to determine whether Waterfall believes that it is beneficial to pursue the potential investment. If Waterfall determines that the proposed SBC loan asset can meet the appropriate risk and return criteria as well as complement Sutherland’s existing investment portfolio, the asset will undergo a more thorough due diligence analysis and underwriting. Potential SBC loan assets are added to Sutherland’s pipeline based on (i) whether they fit within the investment strategy and (ii) whether they exhibit the appropriate risk/reward characteristics.

With respect to originated loans, ReadyCap screens loans based on initial borrower and property information and submits letters of intent to borrowers with higher likelihoods of approval in the subsequent underwriting phase. ReadyCap uses a proprietary market score (including local market real estate and macro-economic factors, property cash flow metrics, property-type risks and other factors) to further screen and price loans on a risk-adjusted basis.

Step 3: Initial Due Diligence/Underwriting

Sutherland believes its rigorous and comprehensive underwriting process helps it minimize losses. Sutherland’s credit and underwriting philosophy for both acquired and originated SBC loans encompasses individual borrower and property diligence, taking into consideration several factors, including:

•	Complete review of seller’s data files, including data integrity, compliance review and custodial file review;
•	Rent rolls and other property operating data;
•	Personal credit reports of the borrower and owner and/or operator;
•	Property valuation review;
•	Environmental review; and
•	Tax and title search.

Based on the above factors, along with other appropriate factors, Waterfall will calculate the level of risk associated with the SBC loans to be acquired or originated and include this risk appraisal in its initial determination of the acceptable purchase price.

Sutherland seeks to manage its credit risk through its loan level pre-origination and pre-acquisition due diligence and underwriting processes. Sutherland employs the same disciplined credit risk management techniques and underwriting policies whether it originates or acquire SBC loans. For originated SBC loans, Sutherland employs standard documentation requirements and require appraisals prepared by local independent third party appraisers selected by it. Sutherland’s approach to credit risk management combines underwriting assumptions with direct knowledge of local market conditions and loan performance results. Sutherland generally seeks to originate SBC loans to borrowers that have credit scores of at least 620 and target average credit scores of approximately 715 and have at least 20% equity in the properties securing the loans. If deemed necessary from a credit perspective, Sutherland obtains a personal guarantee from the borrower. In addition, Sutherland uses various third party risk tools to identify and minimize potential fraud. Before acquiring loans, Sutherland will evaluate counterparty risk in each transaction. Sutherland will seek to have sellers provide representations and warranties on SBC loans it acquires, and if it is unable to obtain representations and warranties, it will factor the increased risk into the price it pays for such loans. Sutherland reviews and revises its underwriting policies from time to time as market conditions change. Loan performance feedback shapes its underwriting policies as Sutherland continually monitors its performance both at the portfolio and individual loan level.

Step 4: Investment Committee

All of Sutherland’s SBC loan acquisitions and originations either require approval by Waterfall’s investment committee or must comply with a set of investment parameters defined by Waterfall’s investment committee, including ReadyCap’s loan underwriting and pricing guidelines. Waterfall’s investment committee meets regularly to evaluate potential investments and review Sutherland’s investment portfolio. Additionally, the members of Waterfall’s investment committee are available to guide Waterfall’s investment professionals and ReadyCap’s senior loan professionals throughout their evaluation, underwriting and structuring of prospective acquisitions and originations. ReadyCap will underwrite and approve loans internally, subject to underwriting guidelines set by Waterfall’s investment committee with loans with balances in excess of $5 million requiring Waterfall’s approval. Generally, Waterfall’s investment professionals are responsible for presenting to Waterfall’s investment committee a memorandum on the investment opportunities that provides an in-depth overview of the collateral, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.

Step 5: Final Due Diligence/Closing

After a potential SBC loan asset acquisition is approved by Waterfall’s investment committee, Sutherland employs an extensive legal due diligence process in combination with Sutherland’s final credit review. As part of the closing process, Sutherland deploys members of its closing team, along with outside legal counsel as needed, to complete legal due diligence (including title and insurance review) and document each asset. Sutherland may, depending on the type of asset and as appropriate, engage third party advisors and/or consultants to conduct a review of the collateral. If a transaction changes materially from what was originally approved by Waterfall’s investment committee, the underwriting team will request a formal meeting of Waterfall’s investment committee to communicate the contemplated changes. Waterfall’s investment committee has the right to approve the amended structure, to suggest alternative structures or not to approve the contemplated changes. For originated loans, ReadyCap performs collateral and borrower review as a basis for determining the final loan structure and closes loans internally. Waterfall supports ReadyCap through its capital markets functions associated with loan pricing, warehouse financing, hedging and securitization used to determine rates and loan terms across ReadyCap loan products.

Step 6: Asset Management, Loss Mitigation and Loan Modification

Waterfall seeks to reduce downside risk related to unanticipated credit events through the use of active SBC loan surveillance to evaluate collateral pool performance and proactively manages positions consistent with Sutherland’s qualification as a REIT. Waterfall has access to an industry leading technology platform, including advanced software which provides real time status and loan level reporting.

Sutherland services its loan portfolio under a “component servicing” model which allows for highly customized loss mitigation strategies for performing, sub-performing and non-performing loans.

Performing investor SBC loans (either loans purchased with historical activity, i.e., not originated, purchased in the secondary market or ReadyCap originations) are serviced by KeyBank. KeyBank and special servicing with all loss mitigation decisions directed by Waterfall (which also maintains an option to purchase delinquent loans from the securitization trusts of performing loans which Sutherland securitizes). KeyBank’s loan servicing activities include collecting principal, interest and escrow account payments, if any, with respect to SBC loans, as well as managing loss mitigation, which may include collection activities, loan workouts, modifications and refinancings, foreclosures, short sales, sales of foreclosed real estate and financings to facilitate such sales. Servicing fee rates are based on the delinquency status and other characteristics of the mortgage loans serviced and total servicing compensation is established at levels that Sutherland believes is competitive with those charged by other primary servicers and specialty servicers.

As a regulated SBLC, a subsidiary of ReadyCap originates and performs all primary and special servicing of both performing and non-performing SBA Section 7(a) Program loans subject to SBA regulations. In addition, Waterfall may source, price, diligence and provide funding for bulk purchases of (or participation interests in) SBA Section 7(a) Program performing and non-performing loans from other licensed SBA Section 7(a) Program lenders. Since most SBA Section 7(a) Program lenders are banks with only 12 other non-bank lenders, Sutherland believes that competition for these bulk purchases will be limited.

Acquired non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate as a QPP. QPPs typically have extensive SBC investment experience in local markets. Sutherland accredits QPPs through detailed on-site operational reviews and assessments. QPP participants also participate in due diligence, co-invest in the acquired portfolio and are compensated based on the investment returns earned on each portfolio. Sutherland believes the QPP model allows for highly customized loss mitigation in order to enhance returns.

Sutherland seeks to increase the value of non-performing and sub-performing loans through loan modifications, loss mitigation, restructuring and other special servicing activities that are performed by Sutherland’s participating special servicers. Sutherland seeks to resolve payment issues with non-performing and sub-performing borrowers and, with appropriate consideration of the borrower’s specific economic situation, property values and Sutherland’s objectives, modify loans to enable the borrower to continue to make payments and otherwise perform on the modified mortgage loan terms. Sutherland’s participating special servicers employ a number of creative contact solutions including, loan refinancing offers, calling campaigns, skip tracing and database searches. The results of the initial communication with the borrower provides it with additional information on the borrower’s financial condition, an understanding of the borrower’s reason for delinquency, and additional information regarding the borrower’s property’s condition. Special servicers may also arrange meetings with borrowers or perform regular on-site property inspections. Based on this information, special servicers review appropriate loss mitigation and loan modification options. These include structured repayment plans, special forbearance of defaults, short sale or payoffs, deed in lieu of foreclosures, principal and/or interest payment deferments, partial claims, changing of interest rates, as well as other loan modifications through a variety of structures, including modification, consolidation and refinancing. Since Sutherland acquires non-performing and sub-performing SBC loans typically at a discount to the UPB, Sutherland may reduce the UPB of some of its loans in order to lower a borrower’s LTV, which may possibly restore borrower equity and incentivize loan repayments. Special servicers initially seek to structure loan modification so that borrowers are afforded an opportunity to retain ownership of their property. However, in cases where Sutherland’s special servicer is unable to achieve a modification of a mortgage loan on terms acceptable to it, the mortgage loan will continue to be serviced, including, if applicable, through the default process which may include foreclosure or other disposition of the mortgage loan and/or the underlying property.

Sutherland has developed servicing standards with its participating servicers that reflect a long-term, relationship-based approach designed to efficiently manage the loan collection process and provide early warnings of potential credit issues. Sutherland believes that both its rigorous and comprehensive underwriting process and its customized servicing platform support its efforts to minimize credit losses and maximize the returns from its SBC loan assets. As of June 30, 2016, Sutherland has approved five primary servicers and seven QPPs nationwide with KeyBank as its lead servicer acting as primary servicer on 97.4% of its SBC portfolio serviced by third parties. KeyBank is a rated national commercial mortgage servicer, which, in 2013, was the fourth largest primary commercial and multi-family servicer in the United States.

Sutherland’s Portfolio Turnover Policy

Sutherland will invest in its target assets with the intention of maximizing returns depending upon prevailing market conditions, credit performance, availability of leverage or factors regarding a particular asset or its capital position. In some instances, Sutherland acquires loans at discounts to their UPB. Sutherland will then seek to maximize the value of the mortgage loans it acquires through proprietary loan modification programs, dispositions, refinancings, special servicing and other initiatives. Sutherland expects to typically hold acquired loans for between nine months and five years. Sutherland expects to hold newly originated loans to maturity, generally two to ten years; however, it expects to securitize the senior portion of these assets while retaining the subordinate securities in its portfolio. Sutherland may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if it determines it to be economically advantageous to do so, subject to maintaining its qualification as a REIT for U.S. federal income tax purposes and its exclusion from registration under the 1940 Act. The maturity, duration or credit rating of Sutherland’s assets will not be limited.

Sutherland’s Financing Strategy

Sutherland uses prudent leverage to increase potential returns to its stockholders. Sutherland finances the loans it originates primarily through securitization transactions, as well though other borrowings. Sutherland also plans to sell the guaranteed portion of its SBA loan originations in the secondary market, on a non-recourse basis, and it may finance the unguaranteed portion of the SBA loans through securitization or other borrowings.

Waterfall’s extensive experience in sub-performing, non-performing and performing loan acquisition, origination, servicing and securitization strategies has enabled Sutherland to complete seven securitizations of SBC loan and SBA 7(a) loan assets since January 2011, issuing bonds with an aggregate face value of $844.5 million. SBC securitization structures are non-recourse and typically provide debt equal to 50% to 80% of the cost basis of the SBC assets. Non-performing SBC ABS involve liquidating trusts with liquidation proceeds used to repay senior debt. Performing SBC ABS involve longer-duration trusts with principal and interest collections allocated to senior debt and losses on liquidated loans to equity and subordinate tranches. Sutherland’s strategy is to continue to finance its assets through the securitization market which will allow it to continue to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis.

Sutherland anticipates using other borrowings as part of its financing strategy, including re-securitizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances.

As of June 30, 2016, Sutherland’s committed and outstanding financing arrangements included:

•	one committed credit facility and three master repurchase agreements to finance Sutherland’s SBC loans with $444.0 million of borrowings outstanding;
•	$407.2 million of securitized debt obligations outstanding from six ABS which financed Sutherland’s whole loan acquisitions and SBC originations;
•	master repurchase agreements with four counterparties to fund Sutherland’s acquisitions of SBC ABS and short term investments with $325.0 million of borrowings outstanding; and
•	our promissory note to finance Sutherland’s SBC loans with $9.2 million of borrowings outstanding.

Although Sutherland not required to maintain any specific debt-to-equity leverage ratio, the amount of leverage it may employ for particular assets will depend upon the availability of particular types of financing and Waterfall’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Sutherland is currently targeting on a debt-to-equity basis, 3:1 to 4:1 leverage on performing SBC loans it purchases or originates and finances through non-recourse securitization structures and 1:1 to 3:1 leverage on non-performing SBC loans that it purchases. Sutherland’s expected leverage ratios for its recourse debt are 1.5:1 to 3:1. Sutherland believes that these target leverage ratios are conservative for these asset classes and exemplify the conservative levels of borrowings it intends to use over time. Sutherland intends to use leverage for the primary purpose of financing its portfolio and not for the purpose of speculating on changes in interest rates. Sutherland may, however, be limited or restricted in the amount of leverage it may employ by the terms and provisions of any financing or other agreements that it may enter into in the future, and it may be subject to margin calls as a result of its financing activity. At June 30, 2016, Sutherland had a leverage ratio of 2.4x on a debt-to-equity basis.

Sutherland’s Hedging Strategy

Subject to maintaining Sutherland’s qualification as a REIT, Sutherland may use derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps, or swaptions, financial futures, structured credit indices, and options in an effort to hedge the interest rate and credit spread risk associated with the financing of its portfolio. Specifically, Sutherland attempts to hedge its exposure to potential interest rate mismatches between the interest Sutherland earns on its assets and its borrowing costs caused by fluctuations in short-term interest rates, and Sutherland intends to hedge its SBC loan originations from the date the interest rate is locked until the loan is included in a securitization. In utilizing leverage and interest rate hedges, Sutherland’s objectives include, where desirable, locking in, on a long-term basis, a spread between the yield on its assets and the cost of its financing in an effort to improve returns to its stockholders. Sutherland will undertake to hedge its originated loan inventory pending securitization with respect to changes in securitization liability cost resulting from both changes in benchmark treasuries and credit spreads. Hedge instruments used for changes in treasuries include interest rate swaps, of which $132.1 million with a weighted average fixed rate of 1.35% were outstanding as of June 30, 2016, and, hedge instruments for changes in credit spreads include credit default swaps, of which $15.0 million were outstanding as of June 30, 2016. Hedges are periodically re-balanced to match expected duration of the securitization and are closed at securitization issuance with the resulting gain or loss allocated to the retained basis in the securitization with the objective of protecting the yield for the aforementioned changes in securitization liabilities.

Operating and Regulatory Structure

REIT Qualification

Sutherland has elected to qualify as a REIT under the Code commencing with its taxable year ended December 31, 2013. Sutherland believes that it has been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, Sutherland must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of shares of its stock. If Sutherland fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT. Even if Sutherland qualifies for taxation as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property. In addition, subject to maintaining Sutherland’s qualification as a REIT, a significant portion of Sutherland’s business may be conducted through, and a significant portion of its income may be earned with respect to, its TRSs, which are subject to corporate income tax. Any distributions paid by Sutherland generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations, unless such distributions are attributable to dividends received by it from a TRS.

1940 Act Exception

Sutherland intends to conduct its operations so that neither it nor any of its subsidiaries is required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

Sutherland intends to conduct its operations so that it does not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because fewer than 40% of its total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to Sutherland by any wholly owned or majority owned subsidiary that it currently owns or may form in the future that is excluded from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities it may own, may not have a value in excess of 40% of the value of its total assets on an unconsolidated basis. Sutherland will monitor its holdings to ensure continuing and ongoing compliance with this test. However, qualification for exclusion from registration under the 1940 Act will limit its ability to make certain investments. See “Risk Factors — Risks Related to the Combined Company’s Business —  Maintenance of the combined company’s 1940 Act exception imposes limits on its operations.” In addition, Sutherland believes that it will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, Sutherland will be primarily engaged in the non-investment company businesses of its subsidiaries.

In connection with the Section 3(a)(1)(c) analysis, the determination of whether an entity is a majority owned subsidiary of Sutherland is made by Sutherland. The 1940 Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company.

Sutherland will treat companies in which it owns at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. Sutherland will also treat securitization trusts as majority owned subsidiaries for purposes of this analysis even where the securities issued by such trusts do not meet the definition of voting securities under the 1940 Act only in cases where this conclusion is supported by an opinion of counsel that the trust certificates or other interests issued by such securitization trusts are the functional equivalent of voting securities and that, in any event, such securitization trusts should be considered to be majority-owned subsidiaries for purposes of this analysis. Sutherland has not requested the SEC, or its staff, to concur or approve its treatment of any securitization trust or other company as a majority owned subsidiary and neither the SEC nor its staff has done so. If the SEC, or its staff, were to disagree with Sutherland’s treatment of one of more companies as majority owned subsidiaries, Sutherland would need to adjust its strategy and its assets in order to continue to pass the 40% test. Any such adjustment in Sutherland’s strategy could have a material adverse effect on the company.

Sutherland believes that certain of its subsidiaries qualify to be excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the 1940 Act. Sutherland will treat as qualifying assets for this purpose SBC loans and other mortgages, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, Sutherland will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), MBS representing ownership of an entire pool of mortgage loans, and real estate owned properties that may be acquired in connection with mortgage loan foreclosures. Sutherland expects each of its subsidiaries relying on Section 3(c)(5)(C) may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, interests in MBS or other securitizations, securities of REITs and other real estate-related assets. Sutherland expects each of its subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC, or its staff, or if such guidance has not been published on Sutherland’s own analyses to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, Sutherland may be required to adjust its strategy accordingly. Although Sutherland intends to monitor its portfolio periodically and prior to each investment acquisition, there can be no assurance that it will be able to maintain an exclusion for these subsidiaries. In addition, Sutherland may be limited in its ability to make certain investments and these limitations could result in the subsidiary holding assets it might wish to sell or selling assets it might wish to hold.

In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects its operations. If Sutherland or its subsidiaries fail to maintain an exception or exemption from the 1940 Act, it could, among other things, be required either to (i) change the manner in which it conducts its operations to avoid being required to register as an investment company, (ii) effect sales of its assets in a manner that, or at a time when, it would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of its shares of common stock, the sustainability of its business model, and its ability to make distributions which would have an adverse effect on its business and the value of its shares of common stock.

Certain of Sutherland’s subsidiaries may rely on the exclusion from the definition of investment company provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). Little interpretive guidance has been issued by the SEC, or its staff, with respect to Section 3(c)(6) and any guidance published by the SEC, or its staff, could require Sutherland to adjust its strategy accordingly. Although little interpretive guidance has been issued with respect to Section 3(c)(6), Sutherland believes that its subsidiaries may rely on Section 3(c)(6) if, among other things, 55% of the assets of such subsidiaries consist of, and at least 55% of the income of such subsidiaries are derived from, qualifying real estate investment assets owned by wholly owned or majority owned subsidiaries of such subsidiaries.

Qualification for exemption from registration under the 1940 Act will limit Sutherland’s ability to make certain investments. For example, these restrictions will limit the ability of Sutherland’s subsidiaries to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and MBS, and real estate companies or in assets not related to real estate.

Licensing

While Sutherland is not required to obtain licenses to purchase ABS, it may be required to be licensed to purchase SBC loans or to originate SBC loans in various jurisdictions in which it will conduct business. As of June 30, 2016 Sutherland is licensed in those states where it has purchased or originated SBC loans in which a license is required to do so.

ReadyCap holds one of 14 SBLC licenses, which allows Sutherland to originate and service loans guaranteed by the SBA under the SBA Section 7(a) Program. In addition, ReadyCap has been approved by Freddie Mac as an originator and servicer for multi-family loan products under the Freddie Mac program.

Competition

Sutherland competes with numerous regional and community banks, specialty finance companies, savings and loan associations and other entities, and it expects that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of SBC assets suitable for purchase, which may cause the price for such assets to rise. Additionally, origination of SBC loans by Sutherland’s competitors may increase the availability of SBC loans which may result in a reduction of interest rates on SBC loans.

In the face of this competition, Sutherland expects to have access to Waterfall’s professionals and their industry expertise, which may provide Sutherland with a competitive advantage in sourcing transactions and help it assess acquisition and origination risks and determine appropriate pricing for potential assets. Additionally, Sutherland believes that it is currently one of only a handful of active market participants in the secondary SBC loan market. Due to the special servicing expertise needed to effectively manage these assets, the small size of each loan, the uniqueness of the real properties that collateralize the loans and the need to bring residential mortgage credit analysis into the underwriting process, Sutherland expects competitive demand for these assets to remain constrained. Sutherland seeks to manage credit risk through its loan-level pre-origination or pre-acquisition due diligence and underwriting processes, which as of December 31, 2015 has limited the amount of realized losses. However, Sutherland may not be able to achieve its business goals or expectations due to the competitive risks that Sutherland faces. For additional information concerning these competitive risks, see “Risk Factors —  Risks Related to the Combined Company’s Business — New entrants in the market for SBC loan acquisitions and originations could adversely impact the combined company’s ability to acquire SBC loans at attractive prices and originate SBC loans at attractive risk-adjusted returns.”

Staffing

Sutherland is managed by Waterfall pursuant to the management agreement with Waterfall. Frederick Herbst, who is employed by Waterfall and serves as Sutherland’s Chief Financial Officer, is dedicated exclusively to Sutherland, and four of Waterfall’s accounting professionals are also dedicated primarily to Sutherland. Waterfall or Sutherland may in the future hire additional personnel that may be dedicated to Sutherland. Waterfall is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to Sutherland, nor is it or its personnel obligated to dedicate any specific portion of its or their time to Sutherland’s business. Accordingly, with the exception of Sutherland’s Chief Financial Officer, its executive officers are not required to devote any specific amount of time to Sutherland’s business. Sutherland is responsible for the costs of its own employees. However, with the exception of its ReadyCap subsidiary which will employ its own personnel, Sutherland does not expect to have its own employees.

Legal Proceedings

Neither Sutherland nor Waterfall is currently subject to any legal proceedings which it considers to be material.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Currently shares of ZAIS Financial common stock are traded on the NYSE under the symbol “ZFC.” Upon closing of the mergers, shares of the combined company’s stock will be listed and traded on the NYSE under the symbol “SLD.” Sutherland common stock is not publicly traded. The following table presents trading information for shares of ZAIS Financial common stock on April 6, 2016, the last trading day before the execution of the merger agreement, and August 24, 2016, the latest practicable trading day before the date of this proxy statement/prospectus.

	ZAIS Financial Common Stock
Date	High	Low	Close
April 6, 2016	$14.86	$14.68	$14.75
August 24, 2016	$13.84	$13.70	$13.71

Market Prices and Dividend Data

The following tables set forth the high and low sales prices of shares of ZAIS Financial common stock as reported on the NYSE, and the cash dividends declared per share and per ZAIS operating partnership unit, for each of the quarterly periods indicated.

	High	Low	Dividend
2014
First Quarter	$18.09	$15.83	$0.40
Second Quarter	16.82	16.00	0.40
Third Quarter	19.48	15.93	0.40
Fourth Quarter	18.51	17.01	0.40
2015
First Quarter	$18.40	$17.05	$0.40
Second Quarter	19.00	16.10	0.40
Third Quarter	16.70	13.08	0.40
Fourth Quarter	15.92	13.13	0.40
2016
First Quarter	$15.61	$12.63	$0.40
Second Quarter	$16.00	$13.53	0.40
Third Quarter (through August 15)	$14.45	$13.47	—

As of July 18, 2016, there were 13 holders of record of ZAIS Financial common stock and five holders of record of ZAIS operating partnership units.

Historical market price information regarding Sutherland is not provided because there is no public market for Sutherland’s equity interests. As of July 18, 2016, the record date for the Sutherland special meeting, there were approximately 32 holders of record of Sutherland common stock and four holders of record of Sutherland operating partnership units. The following table sets forth the cash dividends declared per share of Sutherland common stock and per Sutherland operating partnership unit, for each of the quarterly periods indicated.

Dividend
2014
First Quarter	$0.16
Second Quarter	0.20
Third Quarter	0.30
Fourth Quarter	0.30
2015
First Quarter	$0.32
Second Quarter	0.32
Third Quarter	0.35
Fourth Quarter	0.50
2016
First Quarter	$0.38
Second Quarter	$0.38

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of ZAIS Financial’s capital stock, the ZAIS Financial charter and amended and restated bylaws and certain provisions of the Maryland General Corporation Law, which we refer to as the MGCL or Maryland law. You should read the ZAIS Financial charter and bylaws and the applicable provisions of the MGCL for complete information on shares of ZAIS Financial capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the MGCL and ZAIS Financial’s charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 342.

The description of ZAIS Financial capital stock in this section applies to the capital stock of the combined company after the merger. For additional information, see “Comparison of Rights of Stockholders of ZAIS Financial and Stockholders of Sutherland” beginning on page 326.

Shares Authorized

The ZAIS Financial charter provides that ZAIS Financial may issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 50,000,000 shares of preferred stock, $0.0001 par value per share. The charter authorizes the ZAIS Financial board to amend the charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval.

Shares Outstanding

As of July 18, 2016, the record date for the ZAIS Financial special meeting, ZAIS Financial had 8,836,902 shares of common stock issued and outstanding. Upon consummation of the merger, the combined company is expected to have between approximately 33.7 million and 37.8 million shares of common stock issued and outstanding, based on the number of shares of Sutherland common stock outstanding on July 18, 2016, the record date for the ZAIS special meeting of stockholders, an assumed exchange ratio of 0.8567, and depending on whether the contemplated tender offer to be made to current ZAIS common stockholders is fully subscribed. As of July 18, 2016, ZAIS Financial had no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Subject to the provisions of the ZAIS Financial charter regarding the restrictions on ownership and transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of ZAIS Financial common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The ZAIS Financial charter provides that these actions (other than amendments to the provisions of the ZAIS Financial charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of ZAIS Financial stock and the vote required to amend these provisions, which must be declared advisable by the ZAIS Financial board and approved by at least two-thirds of all of the votes entitled to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.

Dividends, Liquidation and Other Rights

Subject to the preferential rights, if any, of holders of any other class or series of ZAIS Financial stock and to the provisions of the ZAIS Financial charter regarding the restrictions on the ownership and transfer of ZAIS Financial stock, holders of outstanding shares of ZAIS Financial common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by the ZAIS Financial board and declared by ZAIS Financial, and the holders of outstanding shares of ZAIS Financial common stock are entitled to share ratably in ZAIS Financial’s assets legally available for distribution to ZAIS Financial stockholders in the event of ZAIS Financial’s liquidation, dissolution or winding up after payment of or adequate provision for all of ZAIS Financial’s known debts and liabilities.

Holders of shares of ZAIS Financial common stock have no preference, conversion, exchange, redemption or sinking fund rights, have no preemptive rights to subscribe for any securities of ZAIS Financial and have no appraisal rights unless the ZAIS Financial board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the ZAIS Financial charter regarding the restrictions relating to the ownership and transfer of ZAIS Financial stock, and to the rights of any outstanding shares of ZAIS Financial preferred stock, shares of ZAIS Financial common stock will have equal dividend, liquidation and other rights.

Shares of ZAIS Financial common stock are subject to the restrictions on ownership and transfer designed to preserve ZAIS Financial’s qualification as a REIT for U.S. federal income tax purposes. See “— Restrictions on Ownership and Transfer” below.

Power to Classify and Reclassify Shares and Issue Additional Shares of Common Stock or Shares of Preferred Stock

The ZAIS Financial charter authorizes the ZAIS Financial board to classify and reclassify any unissued shares of ZAIS Financial common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights or dividends or upon liquidation over shares of ZAIS Financial common stock, and authorizes us to issue the newly-classified shares.

Prior to issuance of shares of each class or series, the ZAIS Financial board is required by Maryland law and by the ZAIS Financial charter to set, subject to the express terms of any class or series of the stock outstanding at the time, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. The ZAIS Financial board may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automated quotation system on which ZAIS Financial’s securities may be listed or traded. Therefore, the ZAIS Financial board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of ZAIS Financial common stock or otherwise be in the best interest of ZAIS Financial stockholders.

Certain Provisions of Maryland Law and the ZAIS Financial Charter and Bylaws

Number of Directors; Vacancies

The ZAIS Financial charter and bylaws provide that the number of directors may be established by the ZAIS Financial board but may not be less than one, the minimum number required by Maryland law, and may not be more than 15. The ZAIS Financial board currently consists of five directors, and after the Sutherland merger is expected to consist of six directors. Pursuant to the ZAIS Financial charter and bylaws, ZAIS Financial has elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the ZAIS Financial board. Accordingly, except as may be provided by the ZAIS Financial board in setting the terms of any class or series of preferred stock, any vacancy on the ZAIS Financial board may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Each of ZAIS Financial’s directors is elected by ZAIS Financial stockholders to serve until the next annual meeting of the stockholders and until his or her successor is duly elected and qualifies. Holders of shares of ZAIS Financial common stock have no right to cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of ZAIS Financial common stock entitled to vote may elect all of ZAIS Financial’s directors.

Removal of Directors

The ZAIS Financial charter provides that, subject to any rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the ZAIS Financial board to fill vacancies on the ZAIS Financial board, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving such a transaction, the corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The provisions of the MGCL described above do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The ZAIS Financial board has approved a resolution that exempts business combinations (i) between ZAIS Financial and ZAIS Group, LLC or its affiliates and (ii) between ZAIS Financial and any other person, provided that such business combination is first approved by the ZAIS Financial board (including a majority of ZAIS Financial’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between ZAIS Financial and any person described above. As a result, any person described above may be able to enter into business combinations with ZAIS Financial that may not be in the best interest of ZAIS Financial stockholders, without compliance by ZAIS Financial with the supermajority vote requirements and other provisions of the statute. Pursuant to the statute, ZAIS Financial’s board has by resolution exempted the mergers from the business combination provisions of the MGCL.

If the ZAIS Financial board opted back in to the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of ZAIS Financial and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares that, if aggregated with all other shares of stock owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or as of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting, and the acquirer then becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved by or exempted by the corporation’s charter or bylaws. The ZAIS Financial bylaws contain a provision exempting any and all acquisitions by any person of shares of ZAIS Financial stock from the control share provisions of Maryland law. However, the ZAIS Financial board may opt to make these provisions applicable to ZAIS Financial at any time by amending or repealing this provision in the future.

Amendment of the ZAIS Financial Charter and Bylaws

Except for amendments to the provisions of the ZAIS Financial charter relating to the vote required to remove a director and the restrictions relating to the ownership and transfer of shares of ZAIS Financial stock and the vote required to amend those provisions (each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and amendments requiring the approval only of the ZAIS Financial board, the ZAIS Financial charter generally may be amended only if declared advisable by the ZAIS Financial board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

The ZAIS Financial board has the exclusive power to adopt, alter or repeal any provision of the ZAIS Financial bylaws and to make new bylaws.

Dissolution

The dissolution of ZAIS Financial must be declared advisable by a majority of the entire ZAIS Financial board and approved by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The ZAIS Financial charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires ZAIS Financial (unless its charter provides otherwise, which its charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits ZAIS Financial to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, ZAIS Financial may not indemnify a director or officer in a suit by ZAIS Financial or in its right in which the director or officer was adjudged liable to ZAIS Financial or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits ZAIS Financial to advance reasonable expenses to a director or officer upon ZAIS Financial’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by ZAIS Financial; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The ZAIS Financial charter authorizes ZAIS Financial to obligate itself, and the ZAIS Financial bylaws obligate ZAIS Financial, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of ZAIS Financial and at ZAIS Financial’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The ZAIS Financial charter and bylaws also permit ZAIS Financial to indemnify and advance expenses to any person who served a predecessor of ZAIS Financial in any of the capacities described above and any employee or agent of ZAIS Financial or a predecessor of ZAIS Financial.

ZAIS Financial has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling ZAIS Financial for liability arising under the Securities Act, ZAIS Financial has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder requested special meeting of stockholders.

Pursuant to the ZAIS Financial charter and bylaws, ZAIS Financial has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the ZAIS Financial board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the ZAIS Financial charter and bylaws unrelated to Subtitle 8, ZAIS Financial already (i) requires the affirmative vote of holders of shares entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the ZAIS Financial board, with or without cause, (ii) vests in the ZAIS Financial board the exclusive power to fix the number of directorships and (iii) requires, unless called by ZAIS Financial’s chairman of the ZAIS Financial board, ZAIS Financial’s chief executive officer, ZAIS Financial’s president or the ZAIS Financial board, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting of stockholders. ZAIS Financial currently does not have a classified board.

Meetings of Stockholders

Pursuant to the ZAIS Financial bylaws, a meeting of the ZAIS Financial stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by the ZAIS Financial board. The chairman of the ZAIS Financial board, ZAIS Financial’ chief executive officer, ZAIS Financial’s president or the ZAIS Financial board may call a special meeting of ZAIS Financial stockholders. Subject to the provisions of the ZAIS Financial bylaws, a special meeting of ZAIS Financial stockholders to act on any matter that may properly be brought before a meeting of the stockholders will also be called by ZAIS Financial’s secretary upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the ZAIS Financial bylaws. The secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including

ZAIS Financial’s proxy materials), and the requesting stockholder must pay such estimated cost before ZAIS Financial’s secretary is required to prepare and deliver the notice of the special meeting.

Advance Notice of Directors Nominations and New Business

The ZAIS Financial bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the ZAIS Financial board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to ZAIS Financial’s notice of the meeting, (ii) by or at the direction of the ZAIS Financial board or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice required by the ZAIS Financial bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the ZAIS Financial bylaws.

With respect to special meetings of stockholders, only the business specified in ZAIS Financial’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the ZAIS Financial board may be made only (i) by or at the direction of the ZAIS Financial board or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving advance notice required by the ZAIS Financial bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the advance notice provisions set forth in the ZAIS Financial bylaws.

Anti-Takeover Effect of Certain Provisions of the MGCL and of the ZAIS Financial Charter and Bylaws

The business combination provisions of the MGCL, the control share acquisition provisions of the MGCL (if the applicable provision in the ZAIS Financial bylaws opting out of the control share acquisition provisions of the MGCL is rescinded), the Subtitle 8 provisions of the MGCL (including if ZAIS Financial were to opt in to the classified board) and the supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals may have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for shares of ZAIS Financial common stock or otherwise be in the best interests of ZAIS Financial stockholders.

Exclusive Forum

On March 11, 2014, the ZAIS Financial board approved an amendment to the ZAIS Financial bylaws which, unless ZAIS Financial consents in writing to the selection of an alternative forum, makes the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division the sole and exclusive forum for (i) any derivative action or proceeding brought on ZAIS Financial’s behalf, (ii) any action asserting a claim of breach of any duty owed by any of ZAIS Financial’s directors or officers or other employees to ZAIS Financial or to ZAIS Financial stockholders, (iii) any action asserting a claim against ZAIS Financial or any of ZAIS Financial’s directors or officers or other employees arising pursuant to any provision of the MGCL or the ZAIS Financial charter or bylaws, or (iv) any action asserting a claim against ZAIS Financial or any of ZAIS Financial’s directors or officers or other employees that is governed by the internal affairs doctrine.

Restrictions on Ownership and Transfer

In order for ZAIS Financial to qualify as a REIT under the Code, shares of ZAIS Financial stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which ZAIS Financial made an election to be taxed as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of ZAIS Financial stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which ZAIS Financial made an election to be taxed as a REIT).

To assist ZAIS Financial in complying with such limitations on the concentration of ownership, among other purposes, the ZAIS Financial charter provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of ZAIS Financial common stock (or the common share ownership limit), or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of ZAIS Financial capital stock (or the “aggregate share ownership limit”). The common share ownership limit and the aggregate share ownership limit are herein referred to collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of ZAIS Financial stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of ZAIS Financial common stock, or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of ZAIS Financial capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of ZAIS Financial stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

The ZAIS Financial board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in ZAIS Financial being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in ZAIS Financial failing to qualify as a REIT. As a condition of its waiver, the ZAIS Financial board may, but is not required to, require an opinion of counsel or the Internal Revenue Service ruling satisfactory to the ZAIS Financial board with respect to its qualification as a REIT.

In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, the ZAIS Financial board may from time to time increase or decrease the ownership limit for all other persons and entities unless, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate more than 49.9% in value of the shares then outstanding or ZAIS Financial would be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or ZAIS Financial would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of ZAIS Financial common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of ZAIS Financial common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of ZAIS Financial common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of ZAIS Financial common stock or stock of all classes and series will be in violation of the ownership limit.

The ZAIS Financial charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of ZAIS Financial stock that would result in ZAIS Financial being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause ZAIS Financial to fail to qualify as a REIT; and
•	any person from transferring shares of ZAIS Financial stock if such transfer would result in shares of ZAIS Financial stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of ZAIS Financial stock that will or may violate the ownership limit or any of the foregoing restrictions relating to transferability and ownership must immediately give written notice to ZAIS Financial or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice and provide ZAIS Financial with such other information as ZAIS Financial may request in order to determine the effect of such transfer on ZAIS Financial’s qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if the ZAIS Financial board determines that it is no longer in ZAIS Financial’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of shares of ZAIS Financial stock would result in shares of ZAIS Financial stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of ZAIS Financial stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by the ZAIS Financial board or in ZAIS Financial being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause ZAIS Financial to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by ZAIS Financial and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to ZAIS Financial’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or excepted holder limit or ZAIS Financial being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the ZAIS Financial charter provides that the transfer of the shares will be null and void and the purported transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee of the charitable trust are deemed offered for sale to ZAIS Financial, or ZAIS Financial’s designee, at a price per share equal to the lesser of (1) the price paid by the purported transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date ZAIS Financial, or ZAIS Financial’s designee, accepts such offer. ZAIS Financial may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the trustee. ZAIS Financial has the right to accept such offer until the trustee of the charitable trust has sold the shares of ZAIS Financial stock held in the trust pursuant to the clauses discussed below. Upon a sale to ZAIS Financial, the interest of the charitable beneficiary in the shares sold terminates, the trustee of the charitable trust must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If ZAIS Financial does not buy the shares, the trustee must, within 20 days of receiving notice from ZAIS Financial of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions relating to the ownership and transfer of ZAIS Financial stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the purported transferee an amount equal to the lesser of (1) the price paid by the purported transferee for the shares (or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by ZAIS Financial that shares of stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee of the charitable trust will be designated by ZAIS Financial and will be unaffiliated with ZAIS Financial and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by ZAIS Financial with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to ZAIS Financial’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to ZAIS Financial’s discovery that the shares have been transferred to the trust; and
•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if ZAIS Financial has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the ZAIS Financial board determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions relating to the ownership and transfer of ZAIS Financial stock or that a person intends or has attempted to acquire beneficial or constructive ownership of stock in violation of such restrictions (whether or not such violation is intended), the ZAIS Financial board will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing ZAIS Financial to redeem the shares of stock, refusing to give effect to the transfer on its books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of ZAIS Financial stock, within 30 days after the end of each taxable year, must give ZAIS Financial written notice, stating the stockholder’s name and address, the number of shares of each class and series of ZAIS Financial stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide ZAIS Financial with such additional information as ZAIS Financial may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on ZAIS Financial’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide ZAIS Financial with such information as ZAIS Financial may request, in good faith, in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of ZAIS Financial stock will bear a legend referring to the restrictions described above.

These restrictions relating to ownership and transfer will not apply if the ZAIS Financial board determines that it is no longer in ZAIS Financial’s best interests to continue to qualify as a REIT.

These ownership limits could delay, deter or prevent a transaction or a change in control that might involve a premium price for the ZAIS Financial common stock or otherwise be in the best interest of ZAIS Financial stockholders.

REIT Qualification

The ZAIS Financial charter provides that the ZAIS Financial board may revoke or otherwise terminate its REIT election, without approval of the ZAIS Financial stockholders, if it determines that it is no longer in ZAIS Financial’s best interests to continue to qualify as a REIT.

Transfer Agent

The registrar and transfer agent for ZAIS Financial common stock and ZAIS operating partnership units is American Stock Transfer & Trust Company, LLC.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF
ZAIS FINANCIAL AND STOCKHOLDERS OF SUTHERLAND

General

The rights of ZAIS Financial stockholders are governed by the MGCL and by ZAIS Financial’s charter and bylaws, and the rights of Sutherland stockholders are governed by the MGCL and Sutherland’s charter and bylaws. ZAIS Financial will continue as the surviving entity following the Sutherland merger, and as a result of the Sutherland merger, Sutherland stockholders who receive the Sutherland merger consideration will become stockholders of the combined company. Accordingly, the MGCL and ZAIS Financial’s charter and bylaws will govern their rights. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Sutherland stockholders and the rights of ZAIS Financial stockholders under the governing documents of ZAIS Financial and Sutherland and the above-described laws which govern ZAIS Financial and Sutherland.

Certain Differences Between the Rights of ZAIS Financial Stockholders and Sutherland Stockholders

The following chart is only a summary of certain material differences between the rights of ZAIS Financial stockholders and Sutherland stockholders and does not purport to be a complete description of all of the differences. You should consult the MGCL and the respective charters and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of ZAIS Financial and Sutherland for a more complete understanding of these differences.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
Authorized Shares
Pre-Merger and Post-Merger:	Pre-Merger:
500,000,000 shares of common stock, par value $0.0001 per share, of which 8,836,902 were issued and outstanding as of July 18, 2016.	450,000,000 shares of common stock, par value $0.01 per share, of which 30,960,370 were issued and outstanding as of July 18, 2016.
50,000,000 shares of preferred stock, par value $0.0001 per share, of which none were issued and outstanding as of May 31, 2016.	50,000,000 shares of preferred stock, par value $0.01 per share, of which 125 shares of 12.5% Series A Cumulative Non-voting preferred stock were issued and outstanding as of May 31, 2016. Immediately prior to the mergers, each share of preferred stock issued and outstanding at such time will be redeemed by Sutherland for a redemption price of $1,000 per share plus accrued and unpaid dividends through and including the closing date of the mergers.
Voting Rights
Pre-Merger and Post-Merger:	Pre-Merger:
Subject to the provisions of the ZAIS Financial charter regarding the restrictions on ownership and transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of ZAIS Financial common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors.	Subject to the provisions of the Sutherland charter regarding the restrictions on ownership and transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Sutherland common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The ZAIS Financial charter provides that these actions (other than amendments to the provisions of the ZAIS Financial charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of ZAIS Financial stock and the vote required to amend these provisions, which must be declared advisable by the ZAIS Financial board and approved by at least two-thirds of all of the votes entitled to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.	Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Sutherland charter provides that these actions (other than amendments to the provisions of the Sutherland charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of Sutherland stock and the vote required to amend these provisions, which must be declared advisable by the Sutherland board and approved by at least two-thirds of all of the votes entitled to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.
Number and Term of Directors
Pre-Merger:	Pre-Merger:
Currently there are five members of the ZAIS Financial board.	Currently there are five members of the Sutherland board.
Post-Merger:
After the Sutherland merger, the combined company is expected to consist of six directors.
Pre-Merger and Post-Merger:
The ZAIS Financial charter and bylaws provide that the number of directors may be established by the ZAIS Financial board but may not be less than one, the minimum number required by the MGCL, and may not be more than 15. A majority of the directors must be independent directors in accordance with the applicable listing standards of the NYSE.	The Sutherland charter and bylaws provide that the number of directors may be established by the Sutherland board but may not be less than one, the minimum number required by the MGCL, and may not be more than 15.
The directors of ZAIS Financial are elected annually for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.	The directors of Sutherland are elected annually for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.
Removal of Directors
Pre-Merger and Post-Merger:	Pre-Merger:
Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office with or without cause at any time, but only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.	Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors and except at a “special election meeting,” any director, or the entire board of directors, may be removed from office at any time, with or without cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
At a “special election meeting” (as defined below), any director, or the entire board of directors, may be removed from office, with or without cause, by the affirmative vote of the holders of majority of the outstanding shares of stock. A “special election meeting” is a special meeting of the stockholders for purposes of considering and voting upon the removal of each then servicing member of the board of directors and electing such number of directors as there are then vacancies on the board of directors, to be held not more than thirty (30) days following (i) May 20, 2016 or (ii) if Sutherland completes its initial public offering pursuant to an initial public offering registration statement on or prior to May 19, 2016, the date that is sixty (60) days after the completion of such initial public offering, if a registration statement registering the resale of the registrable shares under the registration rights agreement described below has not been declared effective by the SEC, and such registrable shares have not been listed for trading on a national securities exchange, by such date. The registration rights agreement referred to in the preceding sentence is the Registration Rights Agreement dated as of November 26, 2013, among Sutherland, FBR Capital Markets & Co., as the initial purchaser/placement agent, which we refer to as FBR, for the benefit of FBR, the purchasers of Sutherland common stock, as participants in the private placement by Sutherland of such shares, and the direct and indirect transferees of FBR and each of the participants, Waterfall, and certain management holders of shares of Sutherland common stock.
Filling Vacancies on the Board
Pre-Merger and Post-Merger:	Pre-Merger:
Any vacancy on the ZAIS Financial board may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.	Any vacancy on the Sutherland board at the time of the special election meeting (including any vacancies created by the removal of any director at the special election meeting) may be filled by the stockholders at the special election meeting.
Vacancies on the Sutherland board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Sutherland board. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
Limits on Ownership and Transfer of Stock
Pre-Merger and Post-Merger:	Pre-Merger:
Except with regard to persons exempted by the ZAIS Financial board from the ownership and transfer resolutions in the ZAIS Financial charter, no person may beneficially or constructively own shares of ZAIS Financial common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the issued and outstanding shares of ZAIS Financial common stock, or such other percentage determined by the ZAIS Financial board in accordance with its charter and no person may beneficially or constructively own shares of ZAIS Financial capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of ZAIS Financial capital stock, or such other percentage determined by the ZAIS Financial board in accordance with its charter.	Except with regard to persons exempted by the Sutherland board from the ownership and transfer resolutions in the Sutherland charter, no person may beneficially or constructively own shares of Sutherland common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the issued and outstanding shares of Sutherland common stock. Additionally, except with regard to persons exempted by the Sutherland board from the ownership and transfer resolutions in the Sutherland charter, no person may beneficially or constructively own shares of Sutherland capital stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Sutherland capital stock. Furthermore, except with regard to persons exempted by the Sutherland board, no person shall beneficially or constructively own shares of Sutherland preferred stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series of Sutherland preferred stock.
Amendments to Bylaws
Pre-Merger and Post-Merger:	Pre-Merger:
The ZAIS Financial bylaws provide that the ZAIS Financial board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.	Except as provided in the next following sentence, the Sutherland bylaws provide that the Sutherland board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. For so long as the registration rights agreement (described above under “— Removal of Directors”) is in effect, any amendment relating to the special election meeting provisions in the Sutherland bylaws and the vote required to amend those provisions must be approved by the Sutherland board and by stockholders entitled to cast majority of the votes entitled to be cast in the election of directors, generally.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
State Takeover Defense Statutes
Pre-Merger and Post-Merger:	Pre-Merger:
Under certain provisions of the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the MGCL, the ZAIS Financial board has approved a resolution that exempts business combinations (i) between ZAIS Financial and ZAIS Group, LLC or its affiliates and (ii) between ZAIS Financial and any other person, provided that such business combination is first approved by the ZAIS Financial board (including a majority of ZAIS Financial’s directors who are not affiliates or associates of such person). Pursuant to the statute, ZAIS Financial’s board of directors has by resolution exempted the mergers from the business combination provisions of the MGCL.	Under certain provisions of the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the MGCL, the Sutherland board has adopted a resolution exempting business combinations between Sutherland and (i) any other person, provided, that such business combination is first approved by the Sutherland board of directors (including a majority of our directors who are not affiliates or associates of such person), and (ii) Sutherland operating partnership or its affiliates. Pursuant to the statute, Sutherland’s board of directors has by resolution exempted business combinations between ZAIS Financial and its affiliates and Sutherland and its affiliates.
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.	Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
Pursuant to the ZAIS Financial charter and bylaws, ZAIS Financial has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the ZAIS Financial board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the ZAIS Financial charter and bylaws unrelated to Subtitle 8, ZAIS Financial already (i) requires the affirmative vote of holders of shares entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the ZAIS Financial board, with or without cause, (ii) vests in the ZAIS Financial board the exclusive power to fix the number of directorships and (iii) requires, unless called by ZAIS Financial’s chairman of the ZAIS Financial board, ZAIS Financial’s chief executive officer, ZAIS Financial’s president or the ZAIS Financial board, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting of stockholders.	Through provisions in the Sutherland charter and bylaws unrelated to Subtitle 8, Sutherland already (i) requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board of directors (other than at a special election meeting, at which directors may be removed by the affirmative vote of holders of a majority of the outstanding shares of Sutherland’s capital stock), with or without cause, (ii) vests in the board of directors the exclusive power to fix the number of directorships and (iii) requires, unless called by the chairman of the board of directors, the chief executive officer, the president or the board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting (other than a special election meeting).
Corporate Opportunities
Pre-Merger and Post-Merger:	Pre-Merger:
Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to ZAIS Financial. However, ZAIS Financial’s charter and bylaws do not contain similar provisions or waive or renounce any interest in or expectancy with respect to corporate opportunities.	A director of Sutherland who is not also an officer of Sutherland will have no responsibility to devote his or her full time to the affairs of Sutherland. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to Sutherland. However, Sutherland’s charter and bylaws do not contain similar provisions or waive or renounce any interest in or expectancy with respect to corporate opportunities.
Exculpation and Indemnification of Directors and Officers
Pre-Merger and Post-Merger:	Pre-Merger:
ZAIS Financial’s charter contains a provision that eliminates directors’ and officers’ liability for money damages to ZAIS Financial or its stockholders to the maximum extent permitted by Maryland law. In addition, ZAIS Financial’s charter grants ZAIS Financial the power, and ZAIS Financial’s bylaws generally require it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of ZAIS Financial or (b) any individual who, while a director or officer of ZAIS Financial and at the request of ZAIS Financial, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.	Sutherland’s charter contains a provision that eliminates directors’ and officers’ liability for money damages to Sutherland or its stockholders to the maximum extent permitted by Maryland law. In addition, Sutherland’s charter grants Sutherland the power, and Sutherland’s bylaws generally require it, to the maximum extent permitted by Maryland law, to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of Sutherland or (b) any individual who, while a director or officer of Sutherland and at the request of Sutherland, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
The ZAIS Financial charter and bylaws also permit ZAIS Financial to indemnify and advance expenses to any person who served a predecessor of ZAIS Financial in any of the capacities described above and any employee or agent of ZAIS Financial or a predecessor of ZAIS Financial.	The Sutherland charter and bylaws also permit Sutherland to indemnify and advance expenses to any person who served a predecessor of Sutherland in any of the capacities described above and any employee or agent of Sutherland or a predecessor of Sutherland.
Special Meetings of Stockholders
Pre-Merger and Post-Merger:	Pre-Merger:
ZAIS Financial’s bylaws provide that special meetings of stockholders may be called by the chairman of the board, chief executive officer, president or the ZAIS Financial board. Subject to the provisions of the ZAIS Financial bylaws, a special meeting of ZAIS Financial stockholders to act on any matter that may properly be brought before a meeting of the stockholders must also be called by ZAIS Financial’s secretary upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the ZAIS Financial bylaws.	Sutherland’s bylaws provide that special meetings of stockholders may be called by the chairman of the board, chief executive officer, president or the Sutherland board Subject to the provisions of the Sutherland bylaws, a special meeting of Sutherland stockholders to act on any matter that may properly be brought before a meeting of the stockholders must also be called by Sutherland’s secretary upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the Sutherland bylaws. In addition, pursuant to the registration rights agreement and the Sutherland bylaws, Sutherland must hold a special meeting of the stockholders for purposes of considering and voting upon the removal of each then serving member of the board of directors and electing such number of directors as there are then vacancies on the board of directors, to be held not more than thirty (30) days following (i) May 20, 2016 or (ii) if Sutherland completes its initial public offering pursuant to an initial public offering registration statement on or prior to May 19, 2016, the date that is sixty (60) days after the completion of such initial public offering, if a registration statement registering the resale of the registrable shares under the registration rights agreement described above has not been declared effective by the SEC, and such registrable shares have not been listed for trading on a national securities exchange, by such date.

ZAIS Financial (Pre-Merger)/ Combined Company (Post-Merger)	Sutherland
Advance Notice of Director Nominations and Other Business
Pre-Merger and Post-Merger:	Pre-Merger:
ZAIS Financial’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the ZAIS Financial board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to ZAIS Financial’s notice of the meeting, (ii) by or at the direction of the ZAIS Financial board or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated on any such other business and who has complied with the advance notice provisions of the bylaws. With respect to special meetings of stockholders, only the business specified in ZAIS Financial’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the ZAIS Financial board may be made at a special meeting at which directors are to be elected only (i) by or at the direction of the ZAIS Financial board or (ii) provided that the ZAIS Financial board has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations and at the time of such special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.	Sutherland’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Sutherland board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to Sutherland’s notice of the meeting, (ii) by or at the direction of the Sutherland board or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in Sutherland’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Sutherland board at a special meeting may be made only (i) by or at the direction of the Sutherland board or (ii) provided that the Sutherland board has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations and at the time of such special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
With respect to a special election meeting, Sutherland’s bylaws provide that nominations of individuals for election as directors may be made only as specified in the registration rights agreement.
Exclusive Forum Provision
Pre-Merger and Post-Merger:	Pre-Merger:
On March 11, 2014, the ZAIS Financial board approved an amendment to the ZAIS Financial bylaws which, unless ZAIS Financial consents in writing to the selection of an alternative forum, makes the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division the sole and exclusive forum for (i) any derivative action or proceeding brought on ZAIS Financial’s behalf, (ii) any action asserting a claim of breach of any duty owed by any of ZAIS Financial’s directors or officers or other employees to ZAIS Financial or to ZAIS Financial stockholders, (iii) any action asserting a claim against ZAIS Financial or any of ZAIS Financial’s directors or officers or other employees arising pursuant to any provision of the MGCL or the ZAIS Financial charter or bylaws, or (iv) any action asserting a claim against ZAIS Financial or any of ZAIS Financial’s directors or officers or other employees that is governed by the internal affairs doctrine.	The Sutherland bylaws do not include an exclusive forum bylaw provision.

Copies of the charter and bylaws of ZAIS Financial and Sutherland are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation By Reference” on page 342 of this joint proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

ZAIS Financial

The following table sets forth certain information regarding the ownership of shares of ZAIS Financial's common stock by:

•	each of the members of ZAIS Financial's board of directors;
•	each of ZAIS Financial's executive officers;
•	holders of more than 5% of ZAIS Financial's common stock; and
•	all of ZAIS Financial's directors and executive officers as a group.

Each listed person's beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund);
•	all shares the investor has the right to acquire within 60 days; and
•	all ZAIS operating partnership units the investor has the right acquire within 60 days.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The percentages below are based on 8,836,902 shares of ZAIS Financial common stock outstanding as of July 18, 2016, unless otherwise specified. The shares of ZAIS Financial common stock outstanding gives effect to the issuance of 866,016 shares of ZAIS Financial common stock on July 1, 2016 in exchange for the redemption by a limited partner of an equal number of ZAIS operating partnership units. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106.

Names and Business Address	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Christian Zugel(2)	209,481	2.36%
Michael Szymanski(3)	29,811	*
Donna Blank	0	*
Brian Hargrave(4)	7,499	*
David Holman	0	*
Daniel Mudge	6,000	*
Paul McDade(5)	900	*
Marran Ogilvie	5,850	*
James Zinn(6)	5,850	*
Nisha Motani(7)	3,724	*
All directors and executive officers as a group(8) (7 persons)	254,866	2.87%
5% or Greater Beneficial Owner
West Family Investments, Inc.(9)	451,808	5.05%
Almitas Capital LLC(10)	603,089	6.66%
Entities Affiliated with OP-Pohjola Bank Group(11)	527,119	5.96%
Lighthouse (MAP 162 Segregated Portfolio)(12)	893,256	10.08%
Pine River Capital Management L.P.(13)	1,178,534	11.77%

*	Denotes less than 1%.

(1)	As of July 18, 2016, ZAIS Financial had 10,677,360 shares of ZAIS Financial common stock outstanding on a fully diluted basis, which are comprised of (i) 8,836,902 shares of common stock, (ii) 60,898 ZAIS operating partnership units, which are exchangeable, on a one-for-one basis, into cash or, at our option, for shares of ZAIS Financial common stock, and (iii) 1,779,560 shares that can be issued in exchange for the exchangeable senior notes. The exchangeable senior notes are exchangeable for shares of ZAIS Financial common stock or, to the extent necessary to satisfy NYSE listing requirements, cash, at an exchange rate of 54.3103 shares of ZAIS Financial common stock for each $1,000 aggregate principal amount of the exchangeable senior notes, subject to adjustment and other limitations under certain circumstances. Share amounts for all persons assume that all ZAIS operating partnership units or exchangeable senior notes held by the person are exchanged for shares of ZAIS Financial common stock. The total number of shares of ZAIS Financial common stock outstanding used in calculating these percentages assumes that none of the ZAIS operating partnership units or exchangeable senior notes held by other persons are exchanged for shares of ZAIS Financial common stock.
(2)	This amount is comprised of 175,823 shares of ZAIS Financial common stock and 33,658 ZAIS operating partnership units held by Mr. Zugel, his spouse and through various trusts, the trustees of which have sole voting and investment power with respect to shares of ZAIS Financial common stock or ZAIS operating partnership units held by them. Mr. Zugel does not serve as trustee of these trusts and disclaims beneficial ownership over the 85,842 shares of ZAIS Financial common stock or ZAIS operating partnership units held by them.
(3)	The shares of ZAIS Financial common stock consist of (i) 27,946 shares of common stock held jointly by Mr. Szymanski and his spouse and (ii) 1,865 shares of common stock held through a trust over which Mr. Szymanski serves as trustee and has sole voting and investment power and which his parents are the beneficiaries. Mr. Szymanski disclaims beneficial ownership over the shares of ZAIS Financial common stock held through the trust except to the extent of his pecuniary interest.
(4)	On March 9, 2016, Brian Hargrave resigned as Chief Investment Officer of ZAIS Financial and was succeeded by Christian Zugel, the current Chairman of the board of directors of ZAIS Financial.
(5)	These shares are held jointly by Mr. McDade and his spouse. Mr. McDade resigned as Chief Financial Officer of ZAIS Financial effective June 1, 2015 and was replaced by Ms. Blank.
(6)	The shares of ZAIS Financial common stock are held jointly by Mr. Zinn and his spouse. These shares are pledged as collateral under Mr. Zinn's margin account agreement. Mr. Zinn resigned from the board of directors of ZAIS Financial on March 16, 2015 and was replaced by Mr. Holman.
(7)	Includes 1,653 shares of ZAIS Financial common stock held by Ms. Motani's spouse.
(8)	The total ownership of directors and officers excludes shares owned by Messrs. McDade, Hargrave and Zinn who no longer serve as Chief Financial Officer, Chief Investment Officer and member of the Board of Directors of ZAIS Financial, respectively.
(9)	Based on the information provided in a Schedule 13G/A filed with the SEC on February 12, 2016, West Family Investments, Inc. reported shared voting power and shared dispositive power with respect to 343,168 shares of ZAIS Financial common stock beneficially owned by it and 108,640 shares of ZAIS Financial common stock that West Family Investments, Inc. has the right to acquire within 60 days by way of the exchange of exchangeable senior notes into ZAIS Financial common stock. Gary West and Mary West act as principals of West Family Investments, Inc., and, in such capacity, may be deemed to have shared voting and dispositive power over the shares. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 5.6%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. West Family Investments, Inc. address is 1603 Orrington Avenue, Suite 810, Evanston, Illinois 60201.
(10)	Based on the information provided in a Schedule 13D filed with the SEC on June 23, 2016. Almitas Capital LLC, as the general partner of Almitas Opportunity Fund LP, reported sole voting power and sole dispositive power with respect to 603,089 shares of ZAIS Financial common stock beneficially owned by it. Ronald Mass acts as the managing principal of Almitas Capital LLC, and, in such capacity, may be deemed to have sole voting and dispositive power over the shares. The Schedule 13D reports a beneficial ownership percentage of shares of ZAIS Financial common stock of 7.4%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13D. Almitas Capital LLC noted in its Schedule 13D that 217,241 of its 603,089 shares of ZAIS Financial common stock is by virtue of ownership of the exchangeable senior notes, which are exchangeable for shares of ZAIS Financial common stock within 60 days. Almitas Capital LLC's address is 341 Alma Real Drive, Pacific Palisades, CA 90272.

(11)	Based on information provided in Schedule 13Gs filed with the SEC on December 17, 2013. Includes 39,619 shares of ZAIS Financial common stock held of record by OP Bank Group Mutual Insurance Company, 162,500 shares of ZAIS Financial common stock held of record by OP Bank Group Pension Foundation, and 325,000 shares of ZAIS Financial common stock held of record by OP Bank Group Pension Fund. OP-Pohjola Bank Group has arranged its statutory and supplementary pension schemes through OP Bank Group Pension Fund and OP Bank Group Pension Foundation and may be deemed to be the beneficial owner of the shares of ZAIS Financial common stock held of record by them. OP Bank Group Mutual Insurance Company is OP-Pohjola Bank Group's internal insurance company, which forms part of the Group's internal risk management system. The business address of OP-Pohjola Bank Group, OP Bank Group Mutual Insurance Company, OP Bank Group Pension Foundation and OP Bank Group Pension Fund is Teollisuuskatu 1 aA, Helsinki, Finland 00510.
(12)	Based on information provided on July 1, 2016. This amount is comprised of 866,016 shares of ZAIS Financial common stock and 27,240 ZAIS operating partnership units. LMA SPC, for and on behalf of MAP 162 Segregated Portfolio (or MAP 162), exercises sole voting and dispositive control over shares of ZAIS Financial common stock and will exercise sole voting and dispositive control over any shares issued upon exchange of ZAIS operating partnership units held of record by MAP 162.
(13)	Brian Taylor is the sole member of Pine River Capital Management LLC, the general partner of Pine River Capital Management L.P. Based on the information provided in a Schedule 13G/A filed with the SEC on February 5, 2016, Brian Taylor and Pine River Capital Management L.P. will upon exchange of exchangeable senior notes exercise shared voting power with respect to 1,178,534 shares of ZAIS Financial common stock beneficially owned by them. The Schedule 13G/A reports a beneficial ownership percentage of shares of ZAIS Financial common stock of 12.9%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. Brian Taylor's and Pine River Capital Management L.P.'s address are both 601 Carlson Parkway, 7th Floor, Minnetonka, MN 55305.

Sutherland

The following table sets forth certain information regarding the ownership of shares of Sutherland Common Stock by:

•	each of the members of the Sutherland Board;
•	each of the Sutherland executive officers;
•	holders of more than 5% of the Sutherland capital stock; and
•	all of the Sutherland directors and executive officers as a group.

Each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund);
•	all shares the investor has the right to acquire within 60 days; and
•	all Sutherland operating partnership units the investor has the right to acquire within 60 days.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The percentage of beneficial ownership is calculated based on 30,960,370 shares of Sutherland common stock outstanding and 2,738,948 shares of Sutherland common stock reserved for issuance upon redemption of the Sutherland operating partnership units outstanding, in each case as of July 18, 2016.

Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of the Sutherland principal executive office, 1140 Avenue of the Americas — 7th Floor, New York, New York 10036.

Name and Address	Number of Shares Beneficially Owned(1)	Percentage of All Shares(1)
Thomas E. Capasse(2)	305,398	*
Jack J. Ross(3)	289,463	*
Frederick C. Herbst(4)	27,632	*
Frank P. Filipps	3,000	*
Todd M. Sinai	3,000	*
J. Mitchell Reese	3,000	*
All directors and executive officers as a group (6 persons)	631,493	1.9%
5% or Greater Beneficial Owners
Sutherland REIT Holdings, LP(5)	16,436,085	48.8%
Sutherland OP Holdings I, Ltd.(6)	1,401,981	4.2%
Sutherland OP Holdings II, Ltd.(7)	1,003,634	3.0%

*	Less than 1%
(1)	Share amounts for individuals, directors, and officers as a group assume that all Sutherland operating partnership units held by the person are exchanged for shares of Sutherland common stock. The total number of shares of Sutherland common stock outstanding used in calculating Percentage of All Shares assumes that none of the Sutherland operating partnership units held by other persons are exchanged for shares of Sutherland common stock.
(2)	Includes (i) shares owned by Sutherland REIT Holdings, LP based on the Mr. Capasse’s percentage ownership in Sutherland REIT Holdings, LP and (ii) 17,000 shares of Sutherland common stock out of the 66,667 total shares of Sutherland common stock purchased by Waterfall in Sutherland’s 2013 private placement based on Mr. Capasse’s percentage ownership in Waterfall. Mr. Capasse disclaims beneficial ownership of the shares owned by Sutherland REIT Holdings, LP as well as the shares purchased by Waterfall, except to the extent of his economic interest therein.
(3)	Includes (i) shares owned by Sutherland REIT Holdings, LP based on the percentage ownership in Sutherland REIT Holdings, LP held by Mr. Ross and family trusts and (ii) 17,000 shares of Sutherland common stock out of the 66,667 total shares of Sutherland common stock purchased by Waterfall in Sutherland’s 2013 private placement based on Mr. Ross’s percentage ownership in Waterfall. Mr. Ross disclaims beneficial ownership of the shares owned by Sutherland REIT Holdings, LP as well as the shares purchased by Waterfall, except to the extent of his or the family trust’s economic interest therein.
(4)	Includes shares owned by Sutherland REIT Holdings, LP based on Mr. Herbst’s percentage ownership in Sutherland REIT Holdings, LP. Mr. Herbst disclaims beneficial ownership of the shares owned by Sutherland REIT Holdings, LP, except to the extent of his economic interest therein.
(5)	Waterfall serves as the general partner of Sutherland REIT Holdings, LP and may be deemed to be the beneficial owner of the shares of Sutherland common stock that are held by Sutherland REIT Holdings, LP. However, Waterfall does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of Sutherland REIT Holdings, LP upon their request in accordance with Sutherland REIT Holdings, LP’s partnership agreement. Accordingly, Waterfall disclaims beneficial ownership of the shares of Sutherland common stock held by Sutherland REIT Holdings, LP. The managers of Waterfall are Thomas E. Capasse, Jack J. Ross and Thomas Buttacavoli. The voting decision by Waterfall requires approval of Thomas E. Capasse and Jack J. Ross.

(6)	Waterfall serves as the investment manager of Sutherland OP Holdings I, Ltd. and may be deemed to be the beneficial owner of the shares of Sutherland common stock that may be issued to Sutherland OP Holdings I, Ltd. upon exchange of the Sutherland operating partnership units held by Sutherland OP Holdings I, Ltd. However, Waterfall does not have an economic interest in these Sutherland operating partnership units or shares of Sutherland common stock and expects to distribute such Sutherland operating partnership unit or share of Sutherland common stock to the beneficial owners of Sutherland OP Holdings I, Ltd. upon their request in accordance with Sutherland OP Holdings I, Ltd.’s organizational documents. Accordingly, Waterfall disclaims beneficial ownership of the Sutherland operating partnership units and shares of Sutherland common stock held by Sutherland OP Holdings I, Ltd. The managers of Waterfall are Thomas E. Capasse, Jack J. Ross and Thomas Buttacavoli. The voting decision by Waterfall requires approval of Thomas E. Capasse and Jack J. Ross.
(7)	Waterfall serves as the investment manager of Sutherland OP Holdings II, Ltd. and may be deemed to be the beneficial owner of the shares of Sutherland common stock that may be issued to Sutherland OP Holdings II, Ltd. upon exchange of the Sutherland operating partnership units held by Sutherland OP Holdings II, Ltd. However, Waterfall does not have an economic interest in these Sutherland operating partnership units or shares of Sutherland common stock and expects to distribute such Sutherland operating partnership unit or share of Sutherland common stock to the beneficial owners of Sutherland OP Holdings II, Ltd. upon their request in accordance with Sutherland OP Holdings II, Ltd.’s organizational documents. Accordingly, Waterfall disclaims beneficial ownership of the Sutherland operating partnership units and shares of Sutherland common stock held by Sutherland OP Holdings II, Ltd. The managers of Waterfall are Thomas E. Capasse, Jack J. Ross and Thomas Buttacavoli. The voting decision by Waterfall requires approval of Thomas E. Capasse and Jack J. Ross.

STOCKHOLDER PROPOSALS

ZAIS Financial 2016 Annual Meeting of Stockholders and Stockholder Proposals

In light of the expected timing of the completion of the mergers, ZAIS Financial does not expect to hold its 2016 annual meeting of stockholders until after the mergers are consummated or the merger agreement is terminated, or when ZAIS Financial is otherwise required to do so under applicable law.

When ZAIS Financial holds a 2016 annual meeting of stockholders, any stockholder intending to present a proposal at ZAIS Financial’s 2016 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, have submitted the proposal in writing to ZAIS Financial no later than December 2, 2015 and must otherwise be in compliance with the requirements of the SEC’s proxy rules. However, pursuant to Rule 14a-8 of the Exchange Act, if ZAIS Financial’s 2016 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s annual meeting of stockholders, a proposal must be submitted a reasonable time before ZAIS Financial begins to print and send its proxy materials.

ZAIS Financial’s bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2016 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in ZAIS Financial’s proxy materials relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify ZAIS Financial in writing no earlier than the 150th day and not later than 5:00 p.m. Eastern Time, on the 120th day prior to the first anniversary of the date of the ZAIS Financial’s proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the first anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Any such nomination or proposal should be sent to the Secretary of ZAIS Financial Corp., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106 and, to the extent applicable, must include the information and other materials required by ZAIS Financial’s bylaws.

DISTRIBUTION ARRANGEMENTS

Use of Proceeds

This joint proxy statement/prospectus also relates to the resale of shares of the combined company common stock by the selling stockholders. All proceeds from the resales of the combined company common stock will go to the selling stockholders, and we will not receive any proceeds from the resale of the combined company common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and joint proxy statement/prospectus.

Selling Stockholders

The selling stockholders may use this joint proxy statement/prospectus to offer and sell, from time to time, in one or more offerings, any or all of the combined company common stock received in the mergers. Information about the selling stockholders, where applicable, will be set forth in a supplement to this joint proxy statement/prospectus.

Determination of the Offering Price

The selling stockholders will determine at what price they may sell the offered shares of the combined company common stock, and such sales may be made at prevailing market prices or at privately negotiated prices.

Plan of Distribution

We are registering the combined company common stock offered by this joint proxy statement/prospectus to permit the selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this joint proxy statement/prospectus. Following the mergers, the selling stockholders may, from time to time, resell any or all of their shares of common stock on the NYSE or other market or trading platform on which our shares are traded or quoted or in private transactions. We will not be involved in any of the selling efforts of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of the selling stockholders. The aggregate proceeds received by the selling stockholders from the sale of the combined company common stock will be the purchase price of the combined company common stock less any discounts and commissions.

Any selling stockholder may sell the combined company common stock offered by this joint proxy statement/prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;
•	directly to purchasers;
•	in a rights offering;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	through agents;
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a supplement to this joint proxy statement/prospectus.

The prospectus supplement with respect to any offering of combined company common stock will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in any sale, the underwriters will acquire the combined company common stock for their own account. The underwriters may resell the combined company common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer combined company common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the combined company common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered combined company common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If any selling stockholder offers combined company common stock in a subscription rights offering to our existing stockholders, any selling stockholder may enter into a standby underwriting agreement with dealers, acting as standby underwriters. Any selling stockholder may pay the standby underwriters a commitment fee for the combined company common stock they commit to purchase on a standby basis. If any selling stockholder does not enter into a standby underwriting agreement, such selling stockholder may retain a dealer-manager to manage a subscription rights offering for such selling stockholder.

During and after an offering through underwriters, the underwriters may purchase and sell the combined company common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered combined company common stock sold for their account may be reclaimed by the syndicate if the offered combined company common stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered combined company common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of combined company common stock, any selling stockholder will sell the combined company common stock to them as principals. They may then resell the combined company common stock to the public at fixed prices or at varying prices determined by the dealers at the time of resale. We will include in the applicable supplement to this joint proxy statement/prospectus the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Any selling stockholder may sell the combined company common stock directly. In this case, no underwriters or agents would be involved. Any selling stockholder may also sell the combined company common stock through agents designated by such selling stockholder from time to time. In the applicable supplement to this joint proxy statement/prospectus, we will name any agent involved in the offer or sale of the offered combined company common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable supplement to this joint proxy statement/prospectus, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Any selling stockholder may sell the combined company common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of combined company common stock in the applicable supplement to this joint proxy statement/prospectus.

At the Market Offerings

Any selling stockholder may also sell the combined company common stock offered by any applicable supplement to this joint proxy statement/prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Remarketing Arrangements

The combined company common stock may also be offered and sold, if so indicated in the applicable supplement to this joint proxy statement/prospectus, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with any selling stockholder and its compensation will be described in the applicable supplement to this joint proxy statement/prospectus.

Delayed Delivery Contracts

If we so indicate in the applicable supplement to this joint proxy statement/prospectus, any selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase combined company common stock from such selling stockholder at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable supplement to this joint proxy statement/prospectus. The applicable supplement will describe the commission payable for solicitation of those contracts.

General Information

Any selling stockholder may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us or any selling stockholder in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the ZAIS Financial common stock to be issued in the Sutherland merger will be passed upon by Venable LLP. It is a condition to the mergers that ZAIS Financial and Sutherland receive opinions from Alston & Bird LLP and Sidley Austin LLP, respectively, concerning the U.S. federal income tax consequences of the Sutherland merger, and opinions from and Clifford Chance LLP regarding the qualification of each of ZAIS Financial and Sutherland as a REIT.

EXPERTS

The financial statements incorporated in this joint proxy statement/prospectus by reference from ZAIS Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sutherland Asset Management Corporation included in this joint proxy statement/prospectus as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2015, the three months ended December 31, 2013, and the nine months ended September 30, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in basis of accounting from investment company to operating company). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

ZAIS Financial files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this joint proxy statement/prospectus is a part and any other documents filed by ZAIS Financial at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. ZAIS Financial’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only.

Investors may also consult ZAIS Financial’s or Sutherland’s website for more information about ZAIS Financial or Sutherland, respectively. ZAIS Financial’s website is www.zaisfinancial.com. Sutherland’s website is www.waterfallam.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

ZAIS Financial has filed with the SEC a registration statement of which this joint proxy statement/prospectus is a part. The registration statement registers the shares of ZAIS Financial common stock to be issued to Sutherland’s stockholders in connection with the mergers. This joint proxy statement/prospectus also is part of a registration statement we have filed with the SEC relating to the combined company common stock the selling stockholders may offer. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about ZAIS Financial common stock. The rules and regulations of the SEC allow ZAIS Financial to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The SEC allows ZAIS Financial to “incorporate by reference” into this prospectus the information it files with the SEC, which means that ZAIS Financial can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this prospectus. Later information filed with the SEC will update and supersede this information.

This prospectus incorporates by reference the ZAIS Financial documents listed below, all of which have been previously filed by ZAIS Financial with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016;
•	Form 10-K/A filed with the SEC on April 29, 2016;
•	Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2016 and August 9, 2016;
•	Current Reports on Form 8-K filed with the SEC on March 9, 2016, April 7, 2016, May 9, 2016, June 1, 2016, June 21, 2016, June 27, 2016, and July 29, 2016; and
•	the description of ZAIS Financial common stock included in ZAIS Financial’s Registration Statement on Form S-11 filed with the SEC on November 8, 2013 under Section 12(b) of the Exchange Act (as amended by the Current Report on Form S-11/A filed with the SEC on December 12, 2013).

ZAIS Financial also incorporates by reference into this prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the ZAIS Financial and Sutherland special meetings, and thereafter until the termination of the offering by selling stockholders provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by contacting MWW (attention: Marilynn Meek), by telephone at 212-827-3773, by e-mail at mmeek@mww.com, or by visiting ZAIS Financial’s website, www.zaisfinancial.com. The information contained on ZAIS Financial’s website is not part of this prospectus. The reference to ZAIS Financial’s website is intended to be an inactive textual reference only.

FINANCIAL STATEMENTS OF SUTHERLAND ASSET MANAGEMENT CORPORATION

Index to Consolidated Financial Statements as of June 30, 2016 and December 31, 2015 and for the three and six month periods ended June 30, 2016 and June 30, 2015

Index to Consolidated Financial Statements for the Years Ended December 31, 2015 and 2014

Index to the Consolidated Financial Statements for the periods October 1, 2013 through December 31, 2013 and January 1, 2013 through September 30, 2013

CONSOLIDATED STATEMENTS OF INCOME	F-141 – F-142
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	F-143
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-144 – F-147
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-148 – F-175

SUTHERLAND ASSET MANAGEMENT CORPORATION

Unaudited Consolidated Financial Statements as of June 30, 2016 and December 31, 2015 and for the three and six month periods ended June 30, 2016 and June 30, 2015.

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In Thousands)	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$54,957	$41,569
Restricted cash	14,655	14,757
Short term investments	249,973	249,989
Loans, held at fair value	212,920	155,134
Loans, held-for-investment (net of allowances for loan losses of $12,269 at June 30, 2016 and $12,255 at December 31, 2015)	938,984	927,218
Mortgage backed securities, at fair value	27,013	213,504
Real estate acquired in settlement of loans	7,954	8,224
Derivative instruments, at fair value	558	723
Servicing rights	24,390	27,250
Intangible assets	1,000	1,000
Assets of consolidated VIEs:
Cash and cash equivalents	—	26
Restricted cash	1,048	1,362
Loans, held-for-investment (net of allowances for loan losses of $3,425 at June 30, 2016 and $4,867 at December 31, 2015)	563,811	633,720
Real estate acquired in settlement of loans	3,561	5,257
Accrued interest	2,327	2,557
Due from servicers	6,832	6,121
Deferred financing costs	3,948	4,788
Accrued interest	4,910	5,258
Due from servicers	11,550	14,208
Receivable from related parties	3	4
Receivable from third parties	6,705	608
Other assets	10,206	5,179
Assets of discontinued operations held for sale	—	11,325
Total Assets	$2,147,305	$2,329,781
Liabilities:
Borrowings under credit facilities	190,993	175,306
Promissory note payable	9,164	—
Securitized debt obligations of consolidated VIEs	401,836	461,522
Borrowings under repurchase agreements	568,837	644,137
Guaranteed loan financing	439,493	499,187
Repair and denial reserve	6,506	8,071
Liability under subservicing agreements	7,431	8,827
Liability under participation agreements	3,192	3,700
Accrued salaries, wages and commissions	4,037	7,067
Payable to related parties	2,265	2,305
Derivative instruments, at fair value	4,371	1,499
Dividends payable	—	13,366
Accounts payable and other accrued liabilities	21,316	17,695
Liabilities of discontinued operations held for sale	—	6,886
Total Liabilities	$1,659,441	$1,849,568

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS – (continued)

(In Thousands)	June 30, 2016	December 31, 2015
Stockholders’ Equity
Common stock, $0.01 par value, 450,000,000 share authorized, 30,960,370 and 30,804,029 shares issued and outstanding, respectively	309	308
Preferred stock, $1,000 par value, 125 shares authorized, 125 shares issued and outstanding	125	125
Additional paid-in capital	449,075	446,787
Retained earnings (deficit)	(1,305)	(5,899)
Total Sutherland Asset Management Corporation equity	448,204	441,321
Non-controlling interests	39,660	38,892
Total Stockholders’ Equity	$487,864	$480,213
Total Liability and Stockholders’ Equity	$2,147,305	$2,329,781

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, except share data)	2016	2015	2016	2015
Interest income
Loans, held-for-investment	$30,777	$30,328	$63,109	$57,087
Loans, held at fair value	2,660	4,392	6,022	7,394
Mortgage backed securities, at fair value	1,088	3,475	3,237	6,017
Total interest income	34,525	38,195	72,368	70,498
Interest expense
Borrowings under credit facilities	(2,078)	(2,555)	(4,030)	(5,519)
Promissory note payable	(67)	—	(67)	—
Securitized debt obligations of consolidated VIEs	(4,400)	(2,093)	(9,071)	(4,265)
Borrowings under repurchase agreements	(3,686)	(4,447)	(7,546)	(8,017)
Guaranteed loan financing	(3,414)	(2,523)	(7,363)	(3,286)
Total interest expense	(13,645)	(11,618)	(28,077)	(21,087)
Net interest income before provision for loan losses	20,880	26,577	44,291	49,411
Provision for loan losses	(2,017)	(7,535)	(4,201)	(11,747)
Net interest income after provision for loan losses	18,863	19,042	40,090	37,664
Other income (expense)
Other income	1,298	2,435	3,607	5,985
Servicing income, net of amortization and impairment of $1,648 and $2,860 for the three months and six months ended June 30, 2016, and $1,798 and $3,584 for the three and six months ended June 30, 2015, respectively	1,346	2,426	2,760	4,383
Employee compensation and benefits	(4,113)	(4,873)	(9,182)	(9,082)
Allocated employee compensation and benefits from related party	(900)	(611)	(1,800)	(1,213)
Professional fees	(3,677)	(2,406)	(5,453)	(4,260)
Management fees – related party	(1,833)	(1,807)	(3,671)	(3,584)
Incentive fees – related party	—	(350)	—	(392)
Loan servicing expense	(1,183)	(1,285)	(2,061)	(2,331)
Operating expenses	(3,949)	(2,999)	(7,681)	(5,490)
Total other income (expense)	(13,011)	(9,470)	(23,481)	(15,984)
Realized gain (loss)
Realized gain on short term investments	42	6	49	16
Realized gain on loans, held-for-investment	1,289	1,374	2,572	1,453
Realized gain on loans, held at fair value	842	224	2,795	224
Realized loss on mortgage backed securities, at fair value	(501)	(226)	(3,552)	(418)
Realized gain (loss) on real estate acquired in settlement of loans	54	232	722	(234)
Realized loss on derivative instruments, at fair value	(564)	(806)	(1,129)	(1,508)
Realized loss from securitized debt obligations	(80)	—	(143)	—
Realized loss on liability under participation agreements	(7)	(112)	(48)	(154)
Total realized gain (loss)	1,075	692	1,266	(621)

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, except share data)	2016	2015	2016	2015
Unrealized gain (loss)
Unrealized gain (loss) on trading securities, at fair value	—	24	—	(18)
Unrealized (loss) gain on short term investments	(12)	(4)	3	(5)
Unrealized gain on loans, held at fair value	1,722	353	1,646	3,344
Unrealized gain on mortgage backed securities, at fair value	1,630	377	3,654	519
Unrealized (loss) gain on derivative instruments, at fair value	(761)	1,517	(3,037)	(660)
Total unrealized gain (loss)	2,579	2,267	2,266	3,180
Net income from continued operations before income tax provisions	9,506	12,531	20,141	24,239
Provision for income taxes	(858)	(1,503)	(2,029)	(2,497)
Net income from continued operations	8,648	11,028	18,112	21,742
Discontinued operations
Loss from discontinued operations (including gain on disposal of $267 for the six months ended June 30, 2016)	—	(854)	(576)	(1,776)
Income tax benefit	—	2,497	225	2,497
Income (loss) from discontinued operations	—	1,643	(351)	721
Net income	8,648	12,671	17,761	22,463
Less: Net income attributable to non-controlling interest	703	1,326	1,440	2,308
Net income attributable to Sutherland Asset Management Corporation	$7,945	$11,345	$16,321	$20,155
Earnings (loss) per share:
Continuing operations	$0.26	$0.33	$0.54	$0.66
Discontinued operations	$—	$0.06	$(0.01)	$0.02
Basic weighted average shares outstanding	30,960,370	29,552,878	30,960,370	29,552,878

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share data)	Preferred Stock		Common Stock		Additional Paid- In Capital	Retained Earnings (Deficit)	Non- controlling Interests	Total
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2016	125	$125	30,804,029	$308	$446,787	$(5,899)	$38,892	$480,213
Dividend declared on preferred stock	—	—	—	—	—	(8)	—	(8)
Dividend declared on common stock ($0.38 per share)	—	—	—	—	—	(11,719)	—	(11,719)
Dividend reinvestment in common stock	—	—	123,791	1	1,806	—	—	1,807
Dividend declared on operating partnership units	—	—	—	—	—	—	(1,031)	(1,031)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	359	359
Incentive shares issued	—	—	32,550	—	482	—	—	482
Net Income	—	—	—	—	—	16,321	1,440	17,761
Balance at June 30, 2016	125	$125	30,960,370	$309	$449,075	$(1,305)	$39,660	$487,864

(in thousands, except share data)	Preferred Stock		Common Stock		Additional Paid- In Capital	Retained Earnings (Deficit)	Non- controlling Interests	Total
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2015	125	$125	29,434,178	$294	$425,979	$(838)	$49,131	$474,691
Offering costs allocated to Additional Paid-In Capital	—	—	—	—	(110)	—	(11)	(121)
Dividend declared on common stock ($0.32 per share)	—	—	—	—	—	(9,419)	—	(9,419)
Dividend reinvestment in common stock	—	—	118,700	1	1,752	—	—	1,753
Dividend declared on operating partnership units	—	—	—	—	—	—	(1,088)	(1,088)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	576	576
Net Income	—	—	—	—	—	20,155	2,308	22,463
Balance at June 30, 2015	125	$125	29,552,878	$295	$427,621	$9,898	$50,916	$488,855

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$8,648	$12,671	$17,761	$22,463
Less: Net loss from discontinuing operations	—	1,643	(351)	721
Net income from continuing operations	8,648	11,028	18,112	21,742
Adjustments to reconcile net income to net cash provided (used in) operating activities:
Accretion of discount on loans, held-for-investment	(4,695)	(10,967)	(13,389)	(24,222)
Amortization of premium on loans, held-for-investment	629	239	342	431
Accretion of discount on mortgage backed securities, at fair value	(41)	(7)	(95)	(15)
Amortization of premium on mortgage backed securities, at fair value	—	21	13	50
Amortization and impairment of servicing rights	2,252	1,798	4,229	3,584
Capitalization of originated mortgage servicing rights	(604)	—	(1,369)
Accretion of discount and impairment, net, on liability under participation agreements	(41)	213	(53)	(77)
Accretion of discount on securitized debt obligations of consolidated VIE’s	51	—	101	—
Amortization of guaranteed loan financing	3,414	2,523	7,363	3,286
Amortization of deferred financing costs	1,339	4,108	2,708	6,502
Provision for loan losses	2,017	7,535	4,201	11,747
Charge off of real estate acquired in settlement of loans	66	225	633	225
Purchase of trading securities, at fair value	—	—	—	(3,764)
Reductions of repair and denial reserve	(103)	(867)	(1,565)	(2,998)
Purchase of short term investments	(249,969)	(500,000)	(499,927)	(749,994)
Proceeds from sale of short term investments	249,999	500,000	499,995	750,000
Net settlement of derivative instruments	(563)	(844)	(1,129)	(1,508)
Realized (gain) on short term investments	(42)	(6)	(49)	(16)
Realized (gain) on loans, held-for-investment	(1,289)	(1,374)	(2,572)	(1,453)
Realized (gain) on loans, held at fair value	(842)	(224)	(2,795)	(224)
Realized loss on mortgage backed securities, at fair value	501	226	3,552	418
Realized (gain) loss on real estate acquired in settlement of loans	(54)	(232)	(722)	234
Realized loss on derivative instruments, at fair value	564	806	1,129	1,508
Realized loss from securitized debt obligations	80	—	143	—
Realized loss on liability under participation agreements	7	112	48	154
Unrealized (gain) loss on trading securities, at fair value	—	(24)	—	18
Unrealized loss (gain) on short term investments	12	4	(3)	5
Unrealized (gain) on loans, held at fair value	(1,722)	(353)	(1,646)	(3,344)
Unrealized (gain) on mortgage backed securities, at fair value	(1,630)	(377)	(3,654)	(519)
Unrealized loss (gain) on derivative instruments, at fair value	761	(1,517)	3,037	660

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Net changes in operating assets and liabilities
Assets of consolidated VIEs, accrued interest	155	6	230	10
Accrued interest	134	(299)	348	2,553
Assets of consolidated VIEs, due from servicers	7,067	(4,292)	(711)	(2,955)
Due from servicers	(1,243)	(20,396)	2,658	(15,883)
Receivable from related parties	1	36	1	1,815
Receivable from third parties	615	9	801	(7)
Other assets	(1,484)	1,473	(5,027)	(2,037)
Liability under subservicing agreements	(1,324)	745	(1,396)	876
Accrued salaries, wages and commissions	994	1,052	(3,030)	(759)
Payable to related parties	93	(766)	442	(857)
Accounts payable and other accrued liabilities	3,044	(1,173)	3,621	83
Net cash provided by (used in) operating activities	16,797	(11,559)	14,575	(4,731)
Net cash (used in) provided by operating activities of discontinued operations	(1,461)	1,308	(2,610)	389
Cash Flow From Investing Activities:
Origination of loans, held at fair value	(80,406)	(97,783)	(188,805)	(170,830)
Purchase of loans, held-for-investment	(63,177)	(97,407)	(63,180)	(117,934)
Origination of loans, held-for-investment	(19,381)	(1,655)	(73,415)	(2,074)
Purchase of mortgage backed securities, at fair value	—	(729)	(8,544)	(62,045)
Payment of liability under participation agreements	(252)	(1,322)	(703)	(1,916)
Proceeds from disposition and principal payment of loans, held at fair value	44,394	21,085	135,460	21,770
Proceeds from disposition and principal payment of loans, held-for-investment	90,459	95,029	205,103	143,418
Proceeds from sale and principal payment of mortgage backed securities, at fair value	91,262	6,432	195,219	12,208
Proceeds from sale of real estate	649	2,468	3,108	3,414
Proceeds from liabilities under participation agreements	—	—	—	70
Decrease/(increase) in restricted cash	2,254	(3,946)	416	(5,256)
Net cash provided by (used in) investing activities	65,802	(77,828)	204,659	(179,175)
Net cash provided by (used in) investing activities of discontinued operations	—	(304)	—	(1,104)
Cash Flows From Financing Activities:
Proceeds from borrowings under credit facilities	50,651	16,744	55,439	16,744
Proceeds from issuance of securitized debt obligations of consolidated VIEs	—	114,005	—	114,005
Proceeds from borrowings under repurchase agreements	1,347,332	2,145,060	2,304,422	5,508,946
Proceeds from promissory note payable	9,164	—	9,164	—
Payment of borrowings under credit facilities	(21,059)	(89,656)	(39,752)	(100,265)
Payments of securitized debt obligations of consolidated VIEs	(33,882)	(7,871)	(61,166)	(12,492)
Payment of borrowings under repurchase agreements	(1,393,108)	(2,051,329)	(2,379,722)	(5,311,006)

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Payment of guaranteed loan financing	(34,538)	(13,923)	(67,057)	(18,205)
Payment of deferred financing costs	(79)	(1,855)	(606)	(2,019)
Dividend payments	(10,592)	(8,179)	(23,958)	(18,028)
Payment of offering costs	—	(54)	—	(121)
Net cash provided by (used in) financing activities	(86,111)	102,942	(203,236)	177,559
Net increase (decrease) in cash and cash equivalents	(4,973)	14,559	13,388	(7,062)
Cash and cash equivalents at beginning of period	59,930	35,119	41,569	56,740
Cash and cash equivalents at end of period	$54,957	$49,678	$54,957	$49,678
Supplemental disclosure of operating cash flow
Cash paid for interest	$12,493	$9,013	$26,061	$16,872
Cash paid for taxes	$1,521	$3,397	$3,345	$6,851
Supplemental disclosure of non-cash investing activities
Loans and borrowings brought on books as a result of the ReadyCap Lending Small Business Trust 2015-1 securitization	$—	$454,198	$—	$454,198
Supplemental disclosure of non-cash financing activities
Dividend reinvestment in common stock	$1,807	$1,752	$1,807	$1,752
Dividend reinvestment in operating partnership units	$359	$576	$359	$576
Incentive shares issued	$—	$—	$482	$—

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization

Sutherland Asset Management Corporation (the “Company” and together with its subsidiaries “we,” “us” and “our”) is a Maryland corporation formed on November 4, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC (“Waterfall” or the “Manager”), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the “Advisors Act”).

Sutherland Partners, LP (the “Operating Partnership”) holds substantially all of our assets and conducts substantially all of our business. As of June 30, 2016 and December 31, 2015, the Company owned approximately 91.9% of the OP units of the Operating Partnership. The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Therefore, the Company consolidates the Operating Partnership.

The Company, together with its consolidated subsidiaries and variable interest entities (“VIEs”), is a specialty finance company which acquires, originates, manages, services and finances small balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments.

SBC loans represent a special category of commercial loans, sharing both commercial and residential loan characteristics. SBC loans are generally secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets and subordinate lien positions, aspects of residential mortgage credit analysis are utilized in the underwriting process.

The Company operates in three reportable segments: investment activities, new SBC loan originations, and SBA loan origination and servicing.

The investment activities segment represents the Company’s investments in distressed SBC loans, real estate acquired in settlement of loans (“REO”), mortgage backed securities and equity securities traded on public exchanges. Management seeks to maximize the value of the distressed SBC loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The SBC loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, “ReadyCap”). ReadyCap originates SBC loans through multiple loan origination channels. These loans may be financed though borrowings under credit facilities, borrowings under repurchase agreements and securitization transactions.

The SBA loan origination and servicing segment is operated through ReadyCap Lending, LLC (“Lending”), a wholly owned subsidiary of ReadyCap Commercial, LLC. Lending acquires, originates and services loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company and has been granted Preferred Lender Status by the SBA.

The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with its first taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to shareholders.

In the fourth quarter of 2015, the Company determined “Silverthread”, a brokerage subsidiary, was classified as held-for-sale due to management’s intent to sell the business, and the Company has included Silverthread in discontinued operations. The economic cut off of the Silverthread sale was February 28, 2016 and the closing occurred in May of 2016.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation

The unaudited consolidated financial statements presented herein are as of June 30, 2016 and December 31, 2015 and for the three and six month periods ended June 30, 2016 and 2015. These unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) — as prescribed by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

The accompanying unaudited consolidated financial statements do not include all information and footnotes required by generally accepted accounting principles in the United States of America (“GAAP”) for complete financial statements. These interim unaudited consolidated financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2015.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of normal recurring adjustments necessary for a fair statement of the results for the interim periods presented. Such operating results may not be indicative of the expected results for any other interim periods or the entire year.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s unaudited consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The accompanying unaudited consolidated financial statements of the Company include the accounts and results of operations of the Operating Partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. Unaudited consolidated financial statements are prepared in accordance with ASC 810, Consolidations. Intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts reported for the prior periods in the accompanying unaudited consolidated financial statements have been reclassified in order to conform to the current period’s presentation. The historical results of Silverthread been reflected in the accompanying unaudited consolidated statements of income for the three and six month periods ended June 30, 2016 and 2015 as discontinued operations and financial information related to discontinued operations has been excluded from the notes to these financial statements for all periods presented.

Cash and Cash Equivalents

The Company has accounted for cash in accordance with ASC 305, Cash and Cash Equivalents. The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with institutions which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments. As of June 30, 2016 and December 31, 2015, the Company had $0.6 million and $0.6 million, respectively, in money market mutual funds. The investment in money market mutual funds is categorized as a Level I input of the fair value hierarchy.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

At June 30, 2016 and December 31, 2015, substantially all of the Company’s cash and cash equivalents not held in money market funds were comprised of cash balances with banks that are in excess of the Federal Deposit Insurance Corporation insurance limits.

Restricted Cash

Restricted cash represents cash held by the Company’s counterparties as collateral against its derivatives, borrowings under repurchase agreements, borrowings under credit facilities as well as cash held for remittance on loans serviced for third parties. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement. Restricted cash is returned to the Company when our collateral requirements are exceeded or at the maturity or termination of the derivative, borrowings under repurchase agreements and borrowings under credit facilities.

Trading securities, at fair value

The Company may own securities traded on major U.S. Exchanges. Investments are valued at the closing exchange price at month end.

Short term investments

The Company accounts for short term investments under ASC 320, Investments-Debt and Equity Securities. Short term investments consist of U.S. Treasury Bills with maturities of less than a year but greater than three months. The Company holds short term investments at fair value. Interest received and accrued as well as the accretion of purchase discount in connection with short term investments is recorded as interest income on the unaudited consolidated statements of income. Changes in the fair value of short term investments are recorded as unrealized gain (loss) on short term investments on the unaudited consolidated statements of income.

Loans, held at fair value

Loans, held at fair value are loans originated by ReadyCap. The Company has elected the fair value option because of the intent to sell to third parties or transfer to securitizations in the near term. Interest is recognized as interest income on the unaudited consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on loans, held at fair value on the unaudited consolidated statements of income.

The Company transfers loans held at fair value to loans, held-for-investment on the date of securitization, and such loans are included as Loans, held-for-investment on the unaudited consolidated balance sheet. The securitized loans remain on the Company’s balance sheet because the securitization vehicles are consolidated under ASC 810. These loans are accounted for under ASC 310-10 and are referred to as “Non-credit Impaired Loans”.

Loans, held-for-investment

Loans, held-for-investment are loans acquired from third parties, loans originated by ReadyCap that we do not intend to securitize, or securitized loans that were previously originated at ReadyCap. Acquired loans are recorded at cost at the time they are acquired and any related allowance is not carried over at the acquisition date. These acquired loans are segmented into two groups at time of purchase, loans with evidence of credit deterioration, and loans without evidence of credit deterioration. Acquired loans without evidence of credit deterioration and loans originated by ReadyCap that we do not intend to securitize are accounted for under ASC 310-10, Receivables and are referred to as “Non-credit Impaired Loans”. Acquired loans with evidence of credit deterioration where the Company estimates that it will not receive all contractual payments

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

are accounted for as purchased credit impaired loans in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) and are referred to as “Credit Impaired Loans”.

Non-credit Impaired Loans

Loans purchased where the Company determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-10. The Company uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

For Non-credit Impaired Loans, revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Credit Impaired Loans

Loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

The estimated cash flows expected for each loan is estimated at the time the loan is acquired. The excess of the cash flows expected to be collected on Credit Impaired Loans, measured as of the acquisition date, over the initial investment is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield method of accretion. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the non-accretable difference and is not accreted over time.

The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that discounted expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan loss and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected discounted cash flows have increased, or improved, in subsequent evaluations, the increase in cash flows is first used to reverse the amount of any related allowance for loan losses before the yield is adjusted. Additionally the Company will increase the accretable yield to account for the significant increase in expected cash flows.

The estimate of the amount and timing of cash flows for our Credit Impaired Loans is based on historical information available and expected future performance of the loans, and may include the timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation (“FICO”) scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody's, Standard & Poor's Corporation (“S&P”), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

The determination of whether an allowance for loan loss is necessary if there is a decrease in cash flows based on consideration of factual information available at the time of assessment as well as management’s estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

Allowance for loan losses

The allowance for loan losses is intended to provide for credit losses inherent in the loans, held-for-investment portfolio and is reviewed quarterly for adequacy considering credit quality indicators, including probable and historical losses, collateral values, loan-to-value ratio and economic conditions. The reserve is increased through provisions for loan losses charged to earnings and reduced by charge-offs, net of recoveries.

For Non-credit Impaired Loans, we determine the allowance for loan losses by measuring credit impairment on (1) an individual basis for nonaccrual status loans, and (2) on a collective basis for all other loans since they have similar risk characteristics. The allowance of loan losses on an individual basis is assessed when a loan is on nonaccrual and the recoverability of the loan is less than its carrying value. The Company considers the loans to be collateral dependent and relies on the current fair value of the collateral as the basis for determining impairment. Loans that are not assessed individually for impairment are assessed on a collective basis, and the calculation of the allowance for loan losses considers our probability of default, based on a default curve and time since origination, as well as the underlying loan to value of the non-credit impaired assets.

For Credit Impaired Loans, we determine the allowance for loan losses based on a discounted cash flow model. Credit Impaired Loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected measured at acquisition date. The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan losses and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected cash flows have increased in subsequent evaluations, the Company will reduce any remaining valuation allowance. If a valuation allowance does not exist, the accretable yield will increase to the extent the yield of the reprojected cash flows is greater than the existing yield.

While we have a formal methodology to determine the adequate and appropriate level of the allowance for loan losses, estimates of inherent loan losses involve judgment and assumptions as to various factors, including current economic conditions. Our determination of adequacy of the loan loss reserve for credit losses is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management's ongoing assessment of the adequacy of the allowance for loan losses.

Non-accrual loans

Non-accrual loans are the loans for which we are not accruing or accreting interest income. Non-accrual loans include non-credit impaired loans when principal or interest has been delinquent for 90 days or when it is determined that full collection of contractual cash flows is not probable. Additionally, credit impaired loans for which the Company is unable to reasonably estimate the timing and amount of expected cash flows are considered to be non-accrual loans. Income on credit impaired loans is recognized as described above under — Loans, held for investment — Credit Impaired Loans.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to the borrower’s financial difficulties, we grant concessions for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loans is classified as a troubled debt restructuring (“TDR”). These modified terms may

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to at fair value, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected.

Impaired loans

The Company considers a loan to be impaired when the Company does not expect to collect all the contractual interest and principal payments as scheduled in the loan agreements.

Mortgage backed securities, at fair value

The Company accounts for mortgage backed securities, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

Purchase and sales of MBS are recorded on the trade date. Our MBS securities pledged as collateral against borrowings under repurchase agreements are included in mortgage backed securities, at fair value on our unaudited consolidated balance sheets.

Our MBS are designated as trading securities. MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment (“ASC 360”). The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company’s intentions are to sell the real estate within a short holding period. Real estate is recorded at fair value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less closing costs. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative instruments, at fair value

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. The Company accounts for derivative instruments under ASC 815, Derivatives and Hedges.

All derivatives are reported as either assets or liabilities on the unaudited consolidated balance sheets at estimated fair value. The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, at fair value.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions. As of June 30, 2016 and December 31, 2015, the cash collateral receivable held for derivative instruments is $7.9 million and $5.3 million, respectively, and is included in restricted cash on the unaudited consolidated balance sheets.

Servicing rights

Servicing rights are accounted for under ASC 860, Transfers and Servicing. Servicing rights are initially recorded at fair value and subsequently carried at amortized cost. We capitalize the value expected to be realized from performing specified servicing activities for others as servicing rights when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. Servicing rights are amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment quarterly.

For purposes of testing our servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the net present value of servicing cash flow with its carrying value. The estimated net present value of servicing cash flows of the intangibles is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan prepayment rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible asset exceeds the net present value of servicing cash flows, the servicing rights are considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds the net present value of servicing cash flows.

We leverage all available relevant market data to determine the fair value of our recognized servicing assets. Since quoted market prices for servicing rights are not readily available, we estimate the fair value of servicing rights by determining the present value of future expected servicing cash flows using modeling techniques that incorporate management's best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates or obtained from third party industry data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the servicing rights, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our servicing rights by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

Intangible assets

Intangible assets are accounted for under ASC 350, Intangibles-Goodwill and Other. As of June 30, 2016, the Company’s identifiable intangible assets include one U.S. Small Business Administration (“SBA”) license for our Lending operations. The Company determined that its intangible assets have indefinite lives. The Company initially records its intangible assets at cost and subsequently tests for impairment on a quarterly basis.

Deferred financing costs

Costs incurred in connection with our borrowings under credit facilities are accounted for under ASC 340, Other Assets and Deferred Costs. Deferred costs are capitalized and amortized using the effective

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

interest method over the respective financing term with such amortization reflected on our consolidated statements of income as a component of interest expense. Our deferred financing costs may include legal, accounting and other related fees. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity.

Due from Servicers

The loan servicing activities of the Company’s investing and ReadyCap reportable segments are performed primarily by third party servicers. SBA loans held at ReadyCap Lending are internally serviced. At June 30, 2016 and December 31, 2015, the Company’s servicers hold substantially all of the cash owned by the Company related to loan servicing activities. These amounts include principal and interest payments made by borrowers, net of advances and servicing fees. Cash is generally received within thirty days of recording the receivable. At June 30, 2016 and December 31, 2015, the due from servicers balance in the amount of $18.4 million and $20.3 million, respectively, represent funds received by loan servicers from loan activities that have not yet been paid to the Company.

The Company is subject to credit risk to the extent any servicer with whom the Company conducts business is unable to deliver cash balances or process loan-related transactions on the Company’s behalf. The Company monitors the financial condition of the servicers with whom the Company conducts business and believes the likelihood of loss under the aforementioned circumstances is remote.

Borrowings under credit facilities

The Company accounts for borrowings under credit facilities under ASC 470, Debt. The Company partially finances its loans, held-for-investment through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment and have maturity dates within two years from the consolidated balance sheet date. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with this credit facility is recorded as interest expense on the unaudited consolidated statements of income.

Securitized debt obligations of consolidated VIEs

Since 2011, we have engaged in seven securitization transactions which the Company accounts for under ASC 810. The Company is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs on the unaudited consolidated balance sheets.

Debt issuance costs related to securitizations are presented as a direct deduction from the carrying value of the related debt liability. These costs are amortized using the effective interest method. Amortization of debt issuance costs is amortized using the effective interest method and is included in interest expense from securitized debt obligations on the financial statements.

Borrowing under repurchase agreements

Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through June 30, 2016, none of our repurchase agreements had been accounted for as components of linked transactions. All securities financed through a repurchase agreement have remained on our unaudited consolidated balance sheets as an asset and cash received from the lender was recorded on our unaudited consolidated balance sheets as a liability. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the unaudited consolidated statements of income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Guaranteed loan financing

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the unaudited consolidated balance sheets and the portion sold is recorded as guaranteed loan financing in the liabilities section of the unaudited consolidated balance sheets. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expense in the accompanying unaudited consolidated statements of income.

Repair and denial reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans. We may be responsible for the guaranteed portion of SBA loans if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility. This reserve is calculated using an estimated frequency of a repair and denial event upon default, as well as an estimate of the severity of the repair and denial as a percentage of the guaranteed balance.

Liability under participation agreements

The Company has entered into participation agreements with loan sub-servicers (“Participant Holders”) entitling the Participant Holders to an economic interest in a defined population of loans, held-for-investment (“participating assets”) based on the amount of co-investment made by Participant Holders. The Manager believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans. The Company’s obligation resulting from the Participant Holders' economic interest in the participating assets, and any corresponding unremitted cash flows arising from principal and interest payments related to the participating assets, are recorded under accounts payable and other accrued liabilities in the unaudited consolidated balance sheets. The liability under participation agreements on the unaudited consolidated balance sheets is recorded at the Participant Holders’ portion of the carrying value of the participating assets.

Liability under subservicing agreements

The Manager has entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is generally paid at the time the last loan liquidates within a given portfolio. The expected incentive fee expense to be paid to the loan servicer is included under loan servicing expense in the unaudited consolidated statements of income and the related liability is recorded under liability under subservicing agreements on the unaudited consolidated balance sheets.

Variable Interest Entities

VIEs are defined as entities in which equity investors (i) do not control the entity, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE’s economic performance may be determined by an entity’s involvement with the design of the VIE.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period. The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE.

The Company uses special purpose entities to securitize financial assets. Securitization involves transferring assets to an SPE, or securitization trust, to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Since 2011, we have engaged in seven securitization transactions. As discussed in Note 22, we have concluded that the Company was the primary beneficiary in each of these transactions and the securitization trusts are VIEs which are consolidated.

Non-controlling Interests

Non-controlling interest presented on the unaudited consolidated balance sheets and the unaudited consolidated statements of income represent direct investment in the Operating Partnership in the amounts by Sutherland OP Holdings I, Ltd. and Sutherland OP Holdings II, Ltd., respectively. It additionally includes Operating Partnership units sold to third parties and third party investment into consolidated subsidiaries.

Fair Value Option

The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our unaudited consolidated balance sheets from those instruments using another accounting method.

We have elected the fair value option for loans held-for-sale originated by ReadyCap. The fair value elections for loans, held at fair value originated by ReadyCap were made due to the short-term nature of these instruments.

Business Combinations

Under FASB ASC Topic 805, Business Combinations, the acquirer in a business combination must recognize, with certain exceptions, the fair values of assets acquired, liabilities assumed, and non-controlling interests when the acquisition constitutes a change in control of the acquired entity.

Earnings per Share

Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares outstanding for the period. The Company’s basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Income Taxes

GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our unaudited consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our unaudited consolidated statements of income. As of June 30, 2016 and December 31, 2015, we accrued no taxes, interest or penalties related to uncertain tax positions. In addition, we do not anticipate a change in this position in the next 12 months.

Offering Costs

Direct costs of obtaining capital through issuance of stock are deducted from the related proceeds and the net amount of the offering is recorded as contributed stockholders’ equity. Direct costs may include but are not limited to accounting fees, legal fees, underwriting fees and other professional fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

Interest income on non-credit impaired loans, held-for-investment, loans, held at fair value, and mortgage backed securities, at fair value is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to the accrual status of the asset. If the asset has been delinquent for the previous 90 days, the asset status will turn to non-accrual, and accrued revenue recognition will be suspended until the asset resumes contractual payments for three consecutive months.

For credit impaired loans, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The accretable yield, or the portion of the purchase discount that we believe will be recovered, is recorded as interest income on a level-yield basis over the life of the loan. The amounts considered as accretable and non-accretable yields may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

Realized Gains (Losses)

Upon the sale or disposition (not including the prepayment of outstanding principal balance) of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value or cost basis of such loans or securities is recognized as a realized gain/loss. Prepayments of outstanding interest balances on loans held-for-investment are reported in interest income on loans, held-for-investment.

Derivative Instruments

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Origination Income and Expense

Origination income represents fees received for origination of either loans, held at fair value or loans, held-for-investment. For loans held, held at fair value, pursuant to ASC 825, the Company reports origination fee income as revenue and fees charged and costs incurred as expenses. These fees and costs are excluded from the fair value. For originated loans, held-for-investment, under ASC 310-10, the Company defers these origination fees and costs at origination and amortizes them under the effective interest method over the life of the loan. Origination fees and expenses for loans, held at fair value are presented in the unaudited consolidated statements of income in other income and operating expenses. The amortization of net origination fees and expenses for loans, held-for-investment are presented in the unaudited consolidated statements of income in interest income.

Note 4 — Recently Issued Accounting Pronouncements

In April 2014, the FASB issued guidance updating the criteria for reporting the disposal of a component of an entity as a discontinued operation. This guidance was effective for reporting periods beginning on or after December 15, 2014 with early adoption permitted only for disposals that have not been reported in financial statements previously issued or available for issuance. We have adopted the guidance beginning with the year beginning January 1, 2015. Please refer to Note 26.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09 is effective for the Company beginning January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is evaluating the impact ASU 2014-09 will have on the Company's unaudited consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We have currently have no share-based payments, and accordingly, the adoption of ASU 2014-12 did not have a material impact on our unaudited consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Recently Issued Accounting Pronouncements  – (continued)

In August 2014, the FASB issued ASU No. 2014-13, Consolidation (Topic 810) — Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (CFE) (“ASU 2014-13”). ASU No. 2014-13 provides an alternative to reflect changes in the fair value of the financial assets and the financial liabilities of the CFE by measuring either the fair value of the assets or liabilities, whichever is more observable. ASU No. 2014-13 provides additional disclosure requirements for those electing this approach, and is effective for interim and annual periods beginning after December 15, 2015. The Company has adopted ASU 2014-13 beginning with the year beginning January 1, 2016 and applied retrospectively for prior periods presented. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In February 2015 the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”). The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1. Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; 2. Eliminate the presumption that a general partner should consolidate a limited partnership; 3. Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and 4. Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach, or retrospectively. The Company has adopted ASU 2015-02 beginning with the year beginning January 1, 2016 and applied retrospectively for prior periods presented. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In April 2015 the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability, rather than deferring the charges as an asset. This aligns the presentation of debt issuance costs and debt discounts in the balance sheet. ASU No. 2015-03 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, and will be applied retrospectively to each prior period presented. Early adoption is permitted. The Company has adopted ASU 2015-03 for year-end December 31, 2015 and applied its provisions retrospectively. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date (“ASU 2015-15”) which defers the effective date of the standard to the annual reporting period in the fiscal year that begins after December 15, 2017 and early adoption is permitted as of the original effective date. The Company is currently evaluating the impact, if any, that the ASU will have on its unaudited consolidated financial statements.

In September 2015, FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). The amendments in this update require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the account had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Recently Issued Accounting Pronouncements  – (continued)

current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted ASU 2015-16 beginning with the year beginning January 1, 2016 and applied its provisions retrospectively. The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

Note 5 — Fair Value Measurements

The Company adopted the provisions of FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Company has elected the fair value option for $212.9 million and $155.1 million of commercial mortgage loans as of June 30, 2016 and December 31, 2015, respectively.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table presents the Company’s financial instruments carried at fair value on a recurring basis as of June 30, 2016:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$631	$—	$—	$631
Short term investments	249,973	—	—	249,973
Loans, held at fair value	—	—	212,920	212,920
Mortgage backed securities, at fair value	—	—	27,013	27,013
Derivative instruments, at fair value	—	558	—	558
Total assets	$250,604	$558	$239,933	$491,095
Liabilities:
Derivative instruments, at fair value	$—	$4,371	$—	$4,371
Total liabilities	$—	$4,371	$—	$4,371

The following table presents the Company’s financial instruments carried at fair value on a recurring basis as of December 31, 2015:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$631	$—	$—	$631
Short term investments	249,989	—	—	249,989
Loans, held at fair value	—	—	155,134	155,134
Mortgage backed securities, at fair value	—	—	213,504	213,504
Derivative instruments, at fair value	—	723	—	723
Total assets	$250,620	$723	$368,638	$619,981
Liabilities:
Derivative instruments, at fair value	$—	$1,499	$—	$1,499
Total liabilities	$—	$1,499	$—	$1,499

The following table presents a summary of changes in the fair value of loans, held at fair value classified as Level 3:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Beginning Balance	$174,344	$245,367	$155,134	$170,014
Realized gains, net	842	224	2,795	224
Unrealized gains, net	1,722	353	1,646	3,344
Purchases/Originations	80,406	97,783	188,805	170,830
Sales/Principal Payments	(44,394)	(21,085)	(135,460)	(21,770)
Ending Balance	$212,920	$322,642	$212,920	$322,642

For loans, held at fair value held at June 30, 2016 and December 31, 2015, the total change in unrealized gain excluding liquidations for the period is $2.1 million and $3.0 million, respectively.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table presents a summary of changes in the fair value of mortgage backed securities, at fair value classified as Level 3:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Beginning Balance	$117,105	$213,891	$213,504	$158,422
Accreted discount (amortized premium), net	41	(14)	82	(35)
Realized losses, net	(501)	(226)	(3,552)	(418)
Unrealized gains, net	1,630	377	3,654	519
Purchases	—	729	8,544	62,045
Sales/Principal Payments	(91,262)	(6,432)	(195,219)	(12,208)
Total mortgage backed securities, at fair value	$27,013	$208,325	$27,013	$208,325

For mortgage backed securities, at fair value held at June 30, 2016 and December 31, 2015, the total change in unrealized gain (loss) for the period is ($0.1 million) and ($4.5 million), respectively.

The Company’s policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments. There were no transfers to or from Level 3 for the consolidated balance sheet periods presented except for the transfer identified above.

Valuation Process for Fair Value Measurements

The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair, consistent and verifiable. The Company’s processes provide a framework that ensures the oversight of the Company’s fair value methodologies, techniques, validation procedures, and results.

The Company designates a valuation committee (the “Committee”) to oversee the entire valuation process of the Company’s Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company’s written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company’s Valuation Policy and are carried at fair value. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

The values provided by a third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company’s proprietary valuation models.

Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party and management, the investments are re-valued by the third party to account for the updated information.

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s financial instruments that are categorized within Level 3 of the fair value hierarchy as of June 30, 2016 using third party information without adjustment:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Loans, held at fair value	$212,920	Single External Source	Discounted Cash Flow	$98.14 – 105.00	$103.00
Mortgage backed securities, at fair value	24,356	Broker Quotes	Third Party Mark	0.81 – 99.98	77.19
Mortgage backed securities, at fair value	2,657	Transaction Price	Transaction Price	100.00 – 100.00	100.00

(a)	Prices are weighted based on the unpaid principal balance of the investments included in the range for each class

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s financial instruments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2015 using third party information without adjustment:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Loans, held at fair value	$155,134	Single External Source	Discounted Cash Flow	$98.09 – 105.00	$103.21
Mortgage backed securities, at fair value	210,892	Broker Quotes	Third Party Mark	22.55 – 102.50	100.61
Mortgage backed securities, at fair value	2,612	Transaction Price	Transaction Price	100.00 – 100.00	100.00

(a)	Prices are weighted based on the unpaid principal balance of the investments included in the range for each class

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

Financial instruments not carried at fair value

The following table presents the carrying value and estimated fair value of our financial instruments that are not carried at fair value on the consolidated balance sheets and are classified as Level 3:

	June 30, 2016		December 31, 2015
(In Thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Loans, held-for-investment	$1,502,795	$1,587,124	$1,560,938	$1,651,846
Servicing rights	24,390	25,848	27,250	27,260
Total assets	$1,527,185	$1,612,972	$1,588,188	$1,679,106
Liabilities:
Borrowings under credit facilities	$190,993	$190,993	$175,306	$175,306
Securitized debt obligations of consolidated VIEs	401,836	411,304	461,522	455,616
Guaranteed loan financing	439,493	462,108	499,187	524,368
Liabilities under participation agreements	3,192	3,575	3,700	4,285
Borrowings under repurchase agreements	568,837	568,837	644,137	644,137
Total liabilities	$1,604,351	$1,636,817	$1,783,852	$1,803,712

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of June 30, 2016:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Assets
Loans, held-for-investment	$1,587,124	Single external source	Discounted cash flow	$0.00 – 128.15	$96.36
Servicing rights	25,848	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	190,993	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	411,304	Broker quote	Average broker quote	95.00 – 103.67	100.18
Guaranteed loan financing	462,108	Single external source	Discounted cash flow	96.03 – 111.37	103.44
Liabilities under participation agreements	3,575	Single external source	Discounted cash flow	0.00 – 120.60	70.12

(a)	Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2015:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Assets
Loans, held-for-investment	$1,651,846	Single external source	Discounted cash flow	$0.00 – 231.37	$97.88
Servicing rights	27,260	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	175,306	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	455,616	Broker quote	Average broker quote	81.04 – 102.00	98.05
Guaranteed loan financing	524,368	Single external source	Discounted cash flow	96.20 – 111.31	103.35
Liabilities under participation agreements	4,285	Single external source	Discounted cash flow	0.00 – 231.37	80.33

(a)	Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

The table above does not include real estate acquired in settlement of loans for which the Company has recorded a valuation allowance of $5.7 million and $2.6 million at June 30, 2016 and December 31, 2015, respectively. These assets have been marked to third party broker price opinions less an estimate of costs to sell.

Note 6 — Loans

The Company acquires loans and SBA loans from third parties as well as originates loans through ReadyCap. During the three and six month periods ended June 30, 2016, the Company originated $99.8 million and $262.2 million in unpaid principal balance and acquired $63.4 million of loans for the three and six months ended June 30, 2016. During the three and six month periods ended June 30, 2015, the Company acquired $99.4 and $121.4 million in unpaid principal balance and originated $99.4 and $172.9 million in unpaid principal balance, respectively.

The following table summarizes the classification and unpaid principal balance of loans at the Company’s reporting segments.

June 30, 2016 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$914,508	$40,618	$691,951	$1,647,077
Held at fair value	32,112	174,404	—	206,516
Total loans	$946,620	$215,022	$691,951	$1,853,593

December 31, 2015 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$905,916	$37,025	$787,616	$1,730,557
Held at fair value	31,944	118,430	—	150,374
Total loans	$937,860	$155,455	$787,616	$1,880,931

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following tables summarize the classification and carrying value of loans at the Company’s reporting segments.

June 30, 2016 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$854,350	$40,498	$607,947	$1,502,795
Held at fair value	32,551	180,369	—	212,920
Total loans	$886,901	$220,867	$607,947	$1,715,715

December 31, 2015 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$836,244	$37,979	$686,715	$1,560,938
Held at fair value	32,655	122,479	—	155,134
Total loans	$868,899	$160,458	$686,715	$1,716,072

Loan characteristics

The following table displays the geographic concentration of the Company’s loans, held-for-investment secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	June 30, 2016	December 31, 2015
Texas	14.0%	13.6%
California	12.0	10.8
Florida	10.3	9.9
New York	6.7	8.0
Arizona	5.8	6.1
Georgia	4.8	5.1
North Carolina	4.2	4.4
Virginia	3.6	3.6
New Jersey	2.5	2.5
Pennsylvania	2.5	2.4
Other	33.6	33.6
Total	100.00%	100.0%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table displays the geographic concentration of the Company’s loans, held at fair value secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	June 30, 2016	December 31, 2015
Florida	16.0%	19.9%
California	14.2	17.3
Texas	13.7	16.4
New York	12.3	7.8
Georgia	7.3	9.6
Arizona	7.0	1.9
Illinois	5.4	4.3
Ohio	3.9	1.7
Pennsylvania	2.6	3.0
Connecticut	2.3	—
Other	15.3	18.1
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s loans, held-for-investment on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	June 30, 2016	December 31, 2015
Retail	36.5%	15.4%
Multi-family	12.1	12.8
Office	11.3	9.6
Health care	7.3	12.5
Industrial	5.8	5.5
Lodging	5.3	9.8
Mixed use	4.4	3.7
Single family	2.7	0.5
Business Assets	2.3	0.3
Services	2.2	15.6
Other	10.1	14.3
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s loans, held at fair value on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	June 30, 2016	December 31, 2015
Office	35.7%	40.9%
Multi-family	25.5	29.1
Retail	24.3	16.1
Mixed use	9.1	6.5
Industrial	5.4	7.4
Total	100.0%	100.0%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table displays delinquency information on loans, held-for-investment as of June 30, 2016:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 – 500k	410	0.00 – 24.00%	10/15/08 – 10/01/38	$57,034	$3,186	$6,558
500k – 1mm	84	4.00 – 9.90	03/20/10 – 02/01/38	60,844	—	1,056
1mm – 1.5mm	32	4.76 – 9.78	11/01/17 – 02/05/33	40,746	—	—
1.5mm – 2mm	32	3.99 – 10.25	08/01/15 – 11/01/37	55,768	1,695	2,681
2mm – 2.5mm	27	4.91 – 7.50	06/01/17 – 09/01/25	60,315	—	—
> 2.5mm	56	3.38 – 12.01	12/28/16 – 09/01/25	278,530	—	—
Total fixed-rate	641			$553,237	$4,881	$10,295
Adjustable rate:
0 – 500k	2,602	0.00 – 9.75%	04/27/04 – 06/01/43	$265,088	$7,002	$8,385
500k – 1mm	365	2.66 – 8.63	10/28/14 – 11/01/38	232,606	2,352	4,794
1mm – 1.5mm	156	3.51 – 8.25	09/05/16 – 06/30/41	171,724	—	5,324
1.5mm – 2mm	64	2.62 – 6.25	01/02/11 – 03/01/38	92,939	1,388	2,490
2mm – 2.5mm	12	3.63 – 6.96	01/01/18 – 08/17/38	24,108	—	—
> 2.5mm	38	1.89 – 8.20	10/20/09 – 11/18/38	163,093	2,822	5,224
Total adjustable rate	3,237			$949,558	$13,564	$26,217
Total	3,878			$1,502,795	$18,445	$36,512

(a) In thousands

The following table displays delinquency information on loans, held at fair value as of June 30, 2016, all of which are fixed rate loans:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate
0 – 500k	2	6.17 – 6.60%	06/01/18 – 07/01/25	$252	$—	$—
500k – 1mm	9	4.59 – 7.17	02/01/18 – 07/01/36	7,187	—	—
1mm – 1.5mm	13	3.97 – 7.54	05/01/18 – 07/01/36	16,407	—	—
1.5mm – 2mm	12	3.83 – 8.33	01/01/17 – 03/01/26	22,509	—	—
2mm – 2.5mm	7	5.54 – 7.42	03/01/19 – 05/01/26	16,598	—	—
> 2.5mm	31	4.15 – 7.75	08/15/16 – 07/01/36	141,672	—	—
Total fixed-rate	74			$204,625	$—	$—
Adjustable rate:
> 2.5mm	1	7.00%	01/01/2019	8,295	—	—
Total adjustable rate	1			$8,295	$—	$—
Total	75			$212,920	$—	$—

(a)	In thousands

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table displays delinquency information on loans, held-for-investment as of December 31, 2015:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 – 500k	399	0.00 – 24.00%	10/15/08 – 02/01/39	$52,558	$3,294	$8,576
500k – 1mm	83	3.99 – 9.90	03/10/10 – 05/01/38	57,047	26	3,876
1mm – 1.5mm	33	3.99 – 9.78	11/01/16 – 04/28/35	40,916	—	—
1.5mm – 2mm	38	3.99 – 10.25	08/01/15 – 11/01/37	67,056	—	3,117
2mm – 2.5mm	26	4.91 – 7.50	06/01/17 – 09/01/25	59,047	—	—
> 2.5mm	66	3.38 – 12.01	02/01/16 – 09/01/25	322,057	—	—
Total fixed-rate	645			$598,681	$3,320	$15,569
Adjustable rate:
0 – 500k	2,846	0.00 – 9.75%	04/27/04 – 06/01/43	$285,810	$12,864	$12,880
500k – 1mm	405	2.66 – 8.75	10/28/14 – 12/30/40	255,404	7,361	4,805
1mm – 1.5mm	169	3.21 – 8.25	04/13/16 – 09/01/38	183,883	2,297	2,741
1.5mm – 2mm	81	2.62 – 6.00	01/02/11 – 03/01/38	119,626	—	2,599
2mm – 2.5mm	13	3.33 – 6.75	10/01/26 – 08/17/38	26,700	—	—
> 2.5mm	24	1.59 – 7.00	10/20/09 – 11/18/38	90,834	2,878	1,359
Total adjustable rate	3,538			$962,257	$25,400	$24,384
Total	4,183			$1,560,938	$28,720	$39,953

(a) In thousands

The following table displays delinquency information on loans, held at fair value as of December 31, 2015:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate
0 – 500k	1	6.60 – 6.60%	06/01/18 – 06/01/18	$43	$—	$—
500k – 1mm	4	5.28 – 6.25	06/01/18 – 01/01/26	3,431	—	—
1mm – 1.5mm	5	0.58 – 5.91	05/01/20 – 12/01/25	6,180	—	—
1.5mm – 2mm	9	4.73 – 8.33	01/01/17 – 01/01/26	16,610	—	—
2mm – 2.5mm	4	5.54 – 6.50	11/01/20 – 01/01/26	9,713	—	—
> 2.5mm	26	4.33 – 7.75	02/01/16 – 01/01/26	115,159	—	—
Total fixed-rate	49			$151,136	$—	$—
Adjustable rate:
1.5mm – 2mm	1	3.44 – 3.44	01/01/36 – 01/01/36	1,777	—	—
2mm – 2.5mm	1	3.44 – 3.44	01/01/36 – 01/01/36	2,221	—	—
Total adjustable rate	2			$3,998	$—	$—
Total	51			$155,134	$—	$—

(a)	In thousands

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The Company monitors the credit quality of loans, held-for-investment on an ongoing basis. The Company considers the loan-to-value ratio of our loans to be a general indicator of credit performance. The Company monitors the loan-to-value ratio and associated risks on a monthly basis. The following table presents quantitative information on the credit quality of loans, held-for-investment as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	June 30, 2016	December 31, 2015
0.0 – 20.0%	$52,212	$48,577
20.1 – 40.0%	191,607	163,488
40.1 – 60.0%	442,290	425,482
60.1 – 80.0%	475,751	516,618
80.1 – 100.0%	164,441	206,794
Greater than 100.0%	176,494	199,979
Total	$1,502,795	$1,560,938

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

The following table presents quantitative information on the credit quality of loans, held at fair value as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	June 30, 2016	December 31, 2015
0.0 – 20.0%	$2,060	$1,078
20.1 – 40.0%	13,405	13,406
40.1 – 60.0%	39,225	31,057
60.1 – 80.0%	129,821	93,052
80.1 – 100.0%	28,409	6,186
Greater that 100.0%	—	10,355
Total	$212,920	$155,134

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

As of June 30, 2016 and December 31, 2015, the Company’s total carrying amount of loans in the foreclosure process was $2.4 million and $4.2 million, respectively.

Loans, held-for-investment

Loans, held-for-investment are accounted for under ASC 310-30 or ASC 310-10 depending on whether there is evidence of credit deterioration at the time of acquisition. The outstanding carry amount of the acquired loans broken down by ASC 310-30 and ASC 310-10 is as follows:

(In Thousands)	June 30, 2016	December 31, 2015
Loans, held-for-investment
Non-credit impaired loans	$1,369,833	$1,401,476
Credit impaired loans	132,962	159,462
Total loans, held-for-investment	$1,502,795	$1,560,938

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table details the carrying value for loans, held-for-investment at the consolidated balance sheet dates.

	June 30, 2016		December 31, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Unpaid principal balance	$1,442,513	$204,564	$1,487,486	$243,071
Non-accretable discount	—	(28,782)	—	(28,580)
Accretable discount	(68,966)	(30,840)	(81,886)	(42,031)
Recorded investment	1,373,547	144,942	1,405,600	172,460
Allowance for loan losses	(3,714)	(11,980)	(4,124)	(12,998)
Carrying Value	$1,369,833	$132,962	$1,401,476	$159,462

In the three and six month periods ended June 30, 2016, no credit impaired loans were acquired. In the three and six month periods ended June 30, 2015, the Company acquired non-credit impaired loans with contractually required principal and interest payments receivable of $3.9 million; expected cash flows of $2.4 million; and a fair value (initial carrying amount) of $1.8 million. The difference between the contractually required principal and interest payments receivable and the expected cash flows represents the initial non-accretable difference. The difference between the expected cash flows and the fair value (initial carrying amount) represents the initial accretable yield.

The following table details the activity of the accretable yield of loans, held-for investment.

	For the Three Months Ended June 30, 2016		For the Three Months Ended June 30, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning accretable yield	$(75,307)	$(34,755)	$(104,653)	$(48,420)
Purchases	67	—	(578)	(571)
Sales	7	3,218	320	2,165
Accretion	2,492	1,574	5,812	4,916
Other	(320)	(1,222)	515	(4,391)
Transfers	4,095	345	4,562	(3,251)
Ending accretable yield	$(68,966)	$(30,840)	$(94,022)	$(49,552)

	For the Six Months Ended June 30, 2016		For the Six Months Ended June 30, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning accretable yield	$(81,886)	$(42,031)	$(111,977)	$(59,535)
Purchases	67	—	(810)	(571)
Sales	453	4,927	2,279	4,106
Accretion	8,974	4,073	10,432	13,539
Other	(321)	(3,037)	1,532	(1,189)
Transfers	3,747	5,228	4,522	(5,902)
Ending accretable yield	$(68,966)	$(30,840)	$(94,022)	$(49,552)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table details the accrual and non-accrual state of loans, held-for-investment by carrying value. All loans held at fair value are accrual loans.

	June 30, 2016		December 31, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Accrual	1,342,526	115,287	1,376,180	159,462
Non-accrual	27,307	17,675	25,296	—
Total	$1,369,833	$132,962	$1,401,476	$159,462

The following table presents additional information on impaired loans, held-for-investment, or loans in which we do not expect to receive all principal and interest payments as scheduled in the loan agreements. Impaired loans include (i) non-credit impaired loans, or loans without evidence of credit deterioration at the time of purchase, that are subsequently placed on non-accrual status and (ii) credit impaired loans, or loans with evidence of credit deterioration since the time of purchase:

(In Thousands)	Total Carrying value of Impaired Loans	Unpaid Principal Balance of Impaired Loans	Carrying value for Which There Is A Related Allowance for Loan Losses	Carrying value for Which There Is No Related Allowance for Loan Losses
June 30, 2016
Non-credit impaired loans	$28,378	$35,811	$11,026	$17,352
Credit impaired loans	47,748	75,373	47,748	—
Total June 30, 2016	$76,126	$111,184	$58,774	$17,352
December 31, 2015
Non-credit impaired loans	$25,296	$33,362	$17,511	$7,785
Credit impaired loans	54,043	86,477	54,043	—
Total December 31, 2015	$79,339	$119,839	$71,554	$7,785

(In Thousands)	Interest Income Recognized for the Six Months Ended	Interest Income Recognized for the Three Months Ended
June 30, 2016
Non-credit impaired loans	$224	$99
Credit impaired loans	2,558	1,394
Total	$2,782	$1,493
June 30, 2015
Non-credit impaired loans	$354	$214
Credit impaired loans	4,283	2,175
Total	$4,637	$2,389

As of June 30, 2016 and December 31, 2015, the Company’s average carrying amount of impaired loans was $116,758 and $129,264, respectively.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table details the activity of the allowance for loan losses for loans, held-for investment:

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning balance	$4,686	$12,543	$4,218	$9,820
Provision for loan losses	545	1,472	1,220	6,315
Chargeoffs	(1,517)	—	(2,461)	(1,888)
Recoveries	—	(2,035)	—	(2,661)
Ending balance	$3,714	$11,980	$2,977	$11,586

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning balance	$4,124	$12,998	$748	$12,798
Provision for loan losses	1,247	2,954	4,690	7,058
Chargeoffs	(1,657)	(321)	(2,461)	(1,888)
Recoveries	—	(3,651)	—	(6,382)
Ending balance	$3,714	$11,980	$2,977	$11,586

For the three and six months ended June 30, 2016 and 2015, there was no allowance for loan losses assessed on a collective basis. The entire provision for loan losses above represents the allowance assessed on an individual loan level.

Loans, held at fair value

Loans, held at fair value were originated by ReadyCap. We elected the fair value option, in accordance with ASC 825 for our originated loans that are held-for-sale due to our intent to sell or securitize the loans in the near term. At June 30, 2016, there were 75 loans, with an aggregate outstanding principal balance of $206.5 million and an aggregate fair value of $212.9 million. At December 31, 2015 there were 51 loans, with an aggregate outstanding principal balance of $150.4 million and an aggregate fair value of $155.1 million. During the three and six month periods ended June 30, 2016 the Company recorded $1.7 million and $1.6 million of unrealized gains (losses) on loans for which we elected the fair value option, respectively. During the three and six month periods ended June 30, 2015 the Company recorded $0.4 million and $3.3 million of unrealized gains (losses) on loans for which we elected the fair value option, respectively. These valuation adjustments are included in unrealized gain (loss) on loans, held at fair value on the unaudited consolidated statements of income.

Troubled Debt Restructurings

When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR. We do not consider any loans modified through a loan resolution such as foreclosure or short sale to be a TDR.

The Company uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include indicators such as the borrower is in default, has declared bankruptcy, has insufficient cash flow to cover debt, is unable to obtained funds from others or has breached financial covenants.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

If the borrower is determined to be in financial difficulty, then the Company will determine whether a financial concession has been granted to the borrower by analyzing the value of the assets as compared to the recorded investment, modifications of the interest rate as compared to market rates, modification of the stated maturity date, modification of the timing of principal and interest payments and the partial forgiveness of debt. Modified loans that are classified as TDRs are individually evaluated and measured for impairment.

The following table summarizes the recorded investment of TDRs on the consolidated balance sheet dates.

(In Thousands)	June 30, 2016	December 31, 2015
Troubled debt restructurings
Hotel	$3,097	$—
Office	2,625	2,066
Services	1,985	2,586
Storage	1,664	1,563
Retail	810	—
Single-family	783	—
Health care	768	1,011
Commercial real estate	533	—
Business assets	529	—
Mixed use	369	356
Other	1,958	2,340
Total troubled debt restructurings	$15,121	$9,922

The following table summarizes the TDRs that occurred during the three month period ended June 30, 2016.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Business assets	$640	$614	4
Commercial real estate	567	562	11
Single-family	525	481	6
Retail	133	133	1
Other	140	175	6
Total troubled debt restructurings	$2,005	$1,965	28

The following table summarizes the TDRs that occurred during the six month period ended June 30, 2016.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Hotel	$3,166	$3,166	1
Retail	1,135	1,084	8
Services	928	929	1
Single-family	782	759	11
Business assets	680	659	7
Office	591	597	2
Commercial real estate	567	562	11
Other	19	55	7
Total troubled debt restructurings	$7,868	$7,811	48

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table summarizes the TDRs that occurred during the three month period ended June 30, 2015.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Office	$1,972	$2,066	1
Storage	1,415	1,415	1
Mixed use	364	342	1
Services	361	314	5
Other	186	139	4
Total troubled debt restructurings	$4,298	$4,276	12

The following table summarizes the TDRs that occurred during the six month period ended June 30, 2015.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Office	$1,972	$2,066	1
Storage	1,415	1,415	1
Services	505	448	8
Mixed use	364	342	1
Other	186	139	4
Total troubled debt restructurings	$4,442	$4,410	15

As of June 30, 2016 and June 30, 2015, the total allowance related to TDR’s was $2.4 million and $0.9 million, respectively.

The following table summarizes our TDR modifications in the three months ended June 30, 2016 presented by primary modification type and includes the financial effects of these modifications.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Foreclosure	Total	Interest Income Recognized
Troubled debt restructurings
Commercial real estate	$120	$—	$—	$413	$533	$—
Business assets	485	—	20	—	505	—
Single-family	356	—	—	69	425	2
Office	—	—	—	118	118	—
Other	15	—	37	114	166	—
Total troubled debt restructurings	$976	$—	$57	$714	$1,747	$2

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table summarizes our TDR modifications in the six months ended June 30, 2016 presented by primary modification type and includes the financial effects of these modifications.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Foreclosure	Total	Interest Income Recognized
Troubled debt restructurings
Hotel	$3,097	$—	$—	$—	$3,097	$—
Services	—	932	—	—	932	60
Retail	696	—	—	114	810	20
Single-family	714	—	—	69	783	67
Office	477	—	—	118	595	37
Commercial real estate	120	—	—	413	533	—
Business assets	492	17	20	—	529	—
Other	16	5	37	—	58	—
Total troubled debt restructurings	$5,612	$954	$57	$714	$7,337	$184

The following table summarizes our TDR modifications in the three months ended June 30, 2015 presented by primary modification type and includes the financial effects of these modifications.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Total	Interest Income Recognized
Troubled debt restructurings
Storage	$2,378	$—	$—	$2,378	$73
Office	1,781	—	—	1,781	104
Services	308	40	—	348	1
Mixed use	—	—	342	342	22
Other	150	—	37	187	—
Total troubled debt restructurings	$4,617	$40	$379	$5,036	$200

The following table summarizes our TDR modifications in the six months ended June 30, 2015 presented by primary modification type and includes the financial effects of these modifications.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Total	Interest Income Recognized
Troubled debt restructurings
Storage	$2,378	$—	$—	$2,378	$73
Office	1,781	—	—	1,781	104
Services	452	40	—	492	1
Mixed use	—	—	342	342	22
Other	150	—	37	187	—
Total troubled debt restructurings	$4,761	$40	$379	$5,180	$200

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

Loans that are considered TDRs are classified as performing, unless they are on non-accrual status or greater than 90 days delinquent as of the end of the most recent quarter. The table below summarizes the accrual status of TDRs as of June 30, 2016.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Hotel	$—	$3,097	$3,097
Office	2,507	118	2,625
Services	1,186	799	1,985
Storage	1,664	—	1,664
Retail	93	717	810
Single-family	3	781	784
Health care	3	766	769
Commercial real estate	—	533	533
Business assets	—	529	529
Mixed use	369	—	369
Other	1,774	182	1,956
Total troubled debt restructurings	$7,599	$7,522	$15,121

The table below summarizes the accrual status of TDRs as of December 31, 2015.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Food sales and services	$86	$331	$417
Health care	3	1,008	1,011
Mixed use	356	—	356
Multi-family	241	—	241
Storage	1,563	—	1,563
Services	1,637	949	2,586
Office	2,066	—	2,066
Other	1,682	—	1,682
Total troubled debt restructurings	$7,634	$2,288	$9,922

The following tables summarize TDRs that occurred during the three and six months ended June 30, 2016 and 2015 that subsequently defaulted during the period indicated and remained in default as of June 30, 2016. Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected. For purposes of this schedule, a loan is considered in default if it is 30 or more days past due.

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
(In Thousands)	Number of Loans	Carrying Value	Number of Loans	Carrying Value
Troubled debt restructurings
Commercial real estate	9	$413	—	$—
Office	1	118	—	—
Retail	1	114	—	—
Other	2	69	1	22
Total troubled debt restructurings	13	$714	1	$22

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
(In Thousands)	Number of Loans	Carrying Value	Number of Loans	Carrying Value
Troubled debt restructurings
Commercial real estate	9	$413	—	$—
Retail	2	119	—	—
Office	1	118	—	—
Other	6	93	1	22
Total troubled debt restructurings	18	$743	1	$22

The Company does not believe the financial impact of the presented TDRs to be material. The other elements of the Company’s modification programs do not have a significant impact on financial results given their relative size, or do not have a direct financial impact as in the case of covenant changes.

Note 7 — Real Estate Acquired in Settlement of Loans

The Company acquires real estate through the foreclosure of its loans and the occasional purchase of real estate. The Company’s real estate properties are held in the Company’s consolidated taxable REIT subsidiaries, SAMC REO 2013-01, LLC, and ReadyCap Lending, LLC, other asset specific taxable REIT subsidiaries, as well as the Company’s securitization transactions. The following tables summarize the carrying amount of the Company’s real estate holdings as of the consolidated balance sheet dates:

June 30, 2016 (In Thousands)	SAMC REO 2013-01, LLC	SAMC REO 2016-01, LLC	WVMT 2011-SBC1(a)	SCML 2015-SBC4(b)	ReadyCap Lending, LLC	Other Taxable REIT Subsidiaries(c)	Total
Alabama	$—	$—	$—	$—	$20	$—	$20
California	—	—	—	—	—	—	—
Connecticut	114	—	—	—	18	—	132
Florida	1,715	772	—	118	26	599	3,230
Georgia	150	—	—	—	7	—	157
Illinois	—	—	—	—	36	—	36
Indiana	—	—	—	—	50	—	50
Kansas	—	—	—	—	1	—	1
Michigan	—	—	—	—	2	—	2
Minnesota	—	—	—	—	127	—	127
Missouri	—	—	—	3,443	—	—	3,443
New Hampshire	—	—	—	—	111	—	111
New Jersey	770	—	—	—	—	—	770
New York	144	—	—	—	74	—	218
North Carolina	2,606	—	—	—	—	—	2,606
Rhode Island	45	—	—	—	—	—	45
South Carolina	—	—	—	—	79	—	79
Tennessee	331	—	—	—	—	—	331
Texas	125	—	—	—	32	—	157
Total	$6,000	$772	$—	$3,561	$583	$599	$11,515

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Real Estate Acquired in Settlement of Loans  – (continued)

(b)	Sutherland Commercial Mortgage Loans 2015-SBC4 is a grantor trust securitization completed by the Company in 2015
(c)	Other Taxable REIT Subsidiaries include 435 Clark Rd, LLC

December 31, 2015 (In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011-SBC1(a)	WVMT 2011-SBC3(b)	SCML 2015-SBC4(c)	ReadyCap Lending, LLC	Other Taxable REIT Subsidiaries(d)	Total
California	$86	$—	$—	$—	$—	$—	$86
Connecticut	—	—	—	326	—	—	326
Florida	3,467	—	—	—	75	750	4,292
Georgia	321	—	—	—	—	—	321
Illinois	—	—	—	—	17	—	17
Indiana	6	—	—	—	45	—	51
Kansas	—	—	—	—	24	—	24
Kentucky	—	—	—	—	11	—	11
Michigan	—	—	—	—	1	—	1
Missouri	—	—	—	3,693	7	—	3,700
New Hampshire	—	—	—	—	9	—	9
New Jersey	—	—	924	—	—	—	924
New York	—	—	144	—	—	—	144
North Carolina	2,946	—	—	—	1	—	2,947
Rhode Island	—	125	45	—	—	—	170
Tennessee	269	—	—	—	—	—	269
Texas	125	—	—	—	5	—	130
Virginia	—	—	—	—	59	—	59
Total	$7,220	$125	$1,113	$4,019	$254	$750	$13,481

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011
(b)	Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011
(c)	Sutherland Commercial Mortgage Loans 2015-SBC4 is a grantor trust securitization completed by the Company in 2015
(d)	Other Taxable REIT Subsidiaries include 435 Clark Rd, LLC

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Mortgage Backed Securities

The following table presents certain information about the Company’s MBS portfolio as of June 30, 2016.

(In Thousands)	Weighted Average Maturity(a)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
MBS
Commercial Loans	06/2032	6.4%	$33,356	$24,718	$24,401	$879	$(1,196)
Tax Liens	02/2031	6.5	2,612	2,612	2,612	—	—
Total		6.4%	$35,968	$27,330	$27,013	$879	$(1,196)

(a)	Weighted based on current principal balance

The following table presents certain information about the Company’s MBS portfolio as of December 31, 2015.

(In Thousands)	Weighted Average Maturity(a)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
MBS
Commercial Loans	08/2041	6.2%	$213,706	$214,863	$210,892	$1,128	$(5,099)
Tax Liens	02/2031	6.5	2,612	2,612	2,612	—	—
Total		6.2%	$216,318	$217,475	$213,504	$1,128	$(5,099)

(a)	Weighted based on current principal balance

The following table presents certain information about the maturity of the Company’s MBS portfolio as of June 30, 2016.

(In Thousands)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	8.6	16,975	15,613	15,467
After ten years	4.5	18,993	11,717	11,546
Total	6.4%	$35,968	$27,330	$27,013

The following table presents certain information about the maturity of the Company’s MBS portfolio as of December 31, 2015.

(In Thousands)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	8.6	17,254	15,814	15,619
After ten years	6.0	199,064	201,661	197,885
Total	6.2%	$216,318	$217,475	$213,504

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Borrowings Under Credit Facilities

As of June 30, 2016 and December 31, 2015 the Company had credit facilities with outstanding borrowings of $191.0 million and $175.3 million, respectively.

The following tables present certain characteristics of our credit facilities:

	Eligible Assets	Maturity	Pricing	Maximum Facility Size (In Thousands)
Lender 1	Specifically Identified Assets	June 2017	LIBOR + 3.5% and LIBOR + 2.5%	$250,000

	Pledged Assets Carrying Value at		Carrying Value at
(In Thousands)	June 30, 2016	December 31, 2015	June 30, 2016	December 31, 2015
Lender 1	230,661	205,678	190,993	175,306
Total	$230,661	$205,678	$190,993	$175,306

The following tables present the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of June 30, 2016.

(In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 – 500k	1,619	5.5%	133	$114,338	$75,225
500k – 1mm	81	5.7	141	57,835	49,593
1mm – 1.5mm	38	5.8	160	46,782	41,050
1.5mm – 2mm	13	5.4	154	22,235	18,632
2mm – 2.5mm	9	5.1	135	19,255	17,225
Greater than 2.5mm	8	5.4	161	31,829	28,936
Total	1,768	5.6%	144	$292,274	$230,661

The following tables present the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of December 31, 2015.

(In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 – 500k	1,544	5.3%	138	$103,256	$65,960
500k – 1mm	70	5.6	173	50,181	40,466
1mm – 1.5mm	36	5.8	177	43,903	35,917
1.5mm – 2mm	16	5.3	157	28,340	24,428
2mm – 2.5mm	8	4.9	175	17,521	15,328
Greater than 2.5mm	7	5.0	180	26,746	23,579
Total	1,681	5.4%	159	$269,947	$205,678

The agreements governing the Company’s borrowings under credit facilities require the Company to maintain certain financial and debt covenants. The Company was in compliance with all debt and financial covenants as of June 30, 2016 and December 31, 2015.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Servicing rights

The Company performs servicing activities for third-parties which primarily include collecting principal, interest and other payments from borrowers, remitting the corresponding payments to investors and monitoring delinquencies. The Company’s servicing fees are specified by Pooling and Servicing Agreements. The Company earned gross servicing fees of $3.1 million and $6.2 million for the three and six months ended June 30, 2016, respectively. The Company earned gross servicing fees of $3.9 million and $7.7 million for the three and six months ended June 30, 2015, respectively.

Servicing rights are carried at the lower of cost or amortized cost. The Company estimates the fair value of servicing rights carried at amortized cost using a combination of internals models and data provided by third-party valuation experts. The assumptions used in our internal valuation include the speed at which the mortgages prepay, cost of servicing, discount rate and probability of default.

The Company’s models calculate the present value of expected future cash flows utilizing assumptions that we believe are used by market participants. We derive prepayment speeds, default assumptions and discount rate from historical experience adjusted for prevailing market conditions. Components of the estimated future cash flows include servicing fees, late fees, other ancillary fees and cost of servicing.

The significant assumptions used in the June 30, 2016 valuation of the Company’s servicing rights carried at amortized cost include:

—	Forward prepayment assumptions ranging from 1.8% to 20.7% (weighted average of 13.5%) depending on the servicing rights pool
—	Forward default assumptions ranging 0.0% to 10.8% (weighted average of 0.8%) depending on the servicing rights pool
—	Discount rate of 12.0%
—	Servicing expense of 0.4%

The significant assumptions used in the December 31, 2015 valuation of the Company’s servicing rights carried at amortized cost include:

—	Forward prepayment assumptions ranging from 6.0% to 24.0% (weighted average of 13.6%) depending on the servicing rights pool
—	Forward default assumptions ranging 0.0% to 2.4% (weighted average of 0.6%) depending on the servicing rights pool
—	Discount rates ranging from 12.0% to 15.0% (weighted average of 12.1%) depending on the servicing rights pool
—	Servicing expenses ranging from 0.2% to 0.4% (weighted average of 0.4%) depending on the servicing rights pool

These assumptions can change between and at each reporting period as market conditions and projected interest rates change.

Loans serviced for others are not included in the consolidated balance sheets. The unpaid principal balance of loans serviced for others was $831.4 million and $927.9 million at June 30, 2016 and December 31, 2015, respectively.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Servicing rights  – (continued)

The following table presents information about the Company’s servicing rights:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Beginning net carrying amount	$26,038	$34,939	$27,250	$36,725
Additions due to loans sold, servicing retained	604	—	1,369	—
Amortization	(1,456)	(1,444)	(2,737)	(2,981)
Impairment	(796)	(354)	(1,492)	(603)
Ending net carrying value	$24,390	$33,141	$24,390	$33,141

The estimated future amortization expense for the servicing rights is expected to be as follows:

(In Thousands)	June 30, 2016	December 31, 2015
2016	$2,661	$5,508
2017	4,621	4,604
2018	3,811	3,832
2019	3,127	3,169
2020	2,548	2,596
2021	2,055	2,098
Thereafter	5,567	5,443
Total	$24,390	$27,250

The following table reflects the possible impact of 10% and 20% adverse changes to key assumptions on the carrying amount of the servicing rights.

(In Thousands)	June 30, 2016	December 31, 2015
Default rate
10% adverse change	$(9)	$(9)
20% adverse change	(19)	(17)
Prepayment rate
10% adverse change	(753)	(854)
20% adverse change	(1,463)	(1,660)
Discount rate
10% adverse change	(640)	(745)
20% adverse change	(1,242)	(1,446)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Offsetting Assets and Liabilities

In order to better define its contractual rights and to secure rights that will help the Company mitigate its counterparty risk, the Company may enter into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with multiple derivative counterparties. An ISDA Master Agreement, published by ISDA Master Agreement is a bilateral trading agreement between two parties that allow both parties to enter into over-the-counter (“OTC”), derivative contracts. The ISDA Master Agreement contains a Schedule to the Master Agreement and a Credit Support Annex, which governs the maintenance, reporting, collateral management and default process (netting provisions in the event of a default and/or a termination event). Under an ISDA Master Agreement, the Company may, under certain circumstances, offset with the counterparty certain derivative financial instruments’ payables and/or receivables with collateral held and/or posted and create one single net payment. The provisions of the ISDA Master Agreement typically permit a single net payment in the event of default including the bankruptcy or insolvency of the counterparty. However, bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against the right of offset in bankruptcy, insolvency or other events. In addition, certain ISDA Master Agreements allow counterparties to terminate derivative contracts prior to maturity in the event the Company’s stockholders’ equity decline by a stated percentage or the Company fails to meet the terms of its ISDA Master Agreements, which would cause the Company to accelerate payment of any net liability owed to the counterparty. As of June 30, 2016 and December 31, 2015 and for the periods then ended, the Company was in good standing on all of its ISDA Master Agreements or similar arrangements with its counterparties.

For derivatives traded under an ISDA Master Agreement, the collateral requirements are listed under the Credit Support Annex, which is the sum of the mark to market for each derivative contract, the independent amount due to the derivative counterparty and any thresholds, if any. Collateral may be in the form of Cash or any eligible securities, as defined in the respective ISDA agreements. Cash collateral pledged to and by the Company with the counterparty, if any, is reported separately on the unaudited consolidated balance sheets as restricted cash. All margin call amounts must be made before the notification time and must exceed a minimum transfer amount threshold before a transfer is required. All margin calls must be responded to and completed by the close of business on the same day of the margin call, unless otherwise specified. Any margin calls after the notification time must be completed by the next business day. Typically, the Company and its counterparties are not permitted to sell, rehyphothecate or use the collateral posted. To the extent amounts due to the Company from its counterparties are not fully collateralized, the Company bears exposure and the risk of loss from a defaulting counterparty. The Company attempts to mitigate counterparty risk by establishing ISDA Agreements with only high grade counterparties that have the financial health to honor their obligations and diversification, entering into agreements with multiple counterparties.

In accordance with ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, the Company is required to disclose the impact of offsetting of assets and liabilities represented in the unaudited consolidated balance sheets to enable users of the unaudited consolidated financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities. These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to enforceable master netting arrangements or ISDA Master Agreements or meet the following right of setoff criteria: (a) the amounts owed by the Company to another party are determinable, (b) the Company has the right to set off the amounts owed with the amounts owed by the counterparty, (c) the Company intends to set off, and (d) the Company’s right of setoff is enforceable at law. As of June 30, 2016 and December 31, 2015, the Company has elected to offset assets and liabilities associated with its OTC derivative contracts in the unaudited consolidated balances sheets.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Offsetting Assets and Liabilities  – (continued)

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of June 30, 2016:

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
(In Thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Credit default swaps	$558	$—	$558	$—	$—	$558
Total	$558	$—	$558	$—	$—	$558

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
(In Thousands)				Financial Instruments	Cash Collateral Paid	Net Amount
Interest rate swaps	$4,371	$—	$4,371	$—	$—	$4,371
Borrowings under repurchase agreements	568,837	—	568,837	568,082	755	—
Borrowings under credit facilities	190,993	—	190,993	190,993	—	—
Total	$764,201	$—	$764,201	$759,075	$755	$4,371

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2015:

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
(In Thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Credit Default Swaps	$723	$—	$723	$—	$—	$723
Total	$723	$—	$723	$—	$—	$723

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
(In Thousands)				Financial Instruments	Cash Collateral Paid	Net Amount
Interest Rate Swaps	$1,499	$—	$1,499	$—	$1,499	$—
Borrowings under repurchase agreements	644,137	—	644,137	779,468	1,549	—
Borrowings under credit facilities	175,306	—	175,306	175,306	—	—
Total	$820,942	$—	$820,942	$954,774	$3,048	$—

Note 12 — Derivative Instruments

The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which for the three and six month periods ended June 30, 2016 and 2015 were comprised of Interest Rate Swaps and Credit Default Swaps. Interest Rate Swaps are used to mitigate the exposure to changes in interest rates and involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the Swap contract. Credit Default Swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Derivative Instruments  – (continued)

The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the unaudited consolidated statements of income.

The following tables summarize the Company’s use of derivatives and their effect on the unaudited consolidated financial statements. Notional amounts included in the table are the average notional amounts on the consolidated balance sheet dates. We believe these are the most relevant measure of volume or derivative activity as they best represent the Company’s exposure to underlying instruments.

As of June 30, 2016 there was one open credit default swap contract and twelve open interest rate swap contracts with counterparties. The following table summarized the Company’s derivatives as of and for the three and six months ended June 30, 2016.

		As of June 30, 2016
(In Thousands)	Primary Underlying Risk	Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value
Credit Default Swaps	Credit Risk	$15,000	$558	$—
Interest Rate Swaps	Interest rate risk	132,100	—	4,371
Total		$147,100	$558	$4,371

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
(In Thousands)	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)	Net Realized Gain (Loss	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	$—	$(116)	$—	$(165)
Interest Rate Swaps	(564)	(645)	(1,129)	(2,872)
Total	$(564)	$(761)	$(1,129)	$(3,037)

As of December 31, 2015 there was one open credit default swap contract and nine open interest rate swap contracts with counterparties.

The following table summarized the Company’s derivatives as of December 31, 2015 and for the three and six months ended June 30, 2015.

		As of December 31, 2015
(In Thousands)	Primary Underlying Risk	Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value
Credit Default Swaps	Credit Risk	$15,000	$723	$—
Interest Rate Swaps	Interest rate risk	273,800	—	(1,499)
Total		$288,800	$723	$(1,499)

	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
(In Thousands)	Net Realized Gain (Loss	Net Change in Unrealized Gain (Loss)	Net Realized Gain (Loss	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	$—	$230	$—	$(92)
Interest Rate Swaps	(806)	1,287	(1508)	(568)
Total	$(806)	$1,517	$(1,508)	$(660)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Borrowings Under Repurchase Agreements

As of June 30, 2016 and December 31, 2015 the Company had master repurchase agreements with five counterparties and had outstanding borrowings of $568.8 million and $644.1 million with those counterparties, respectively. Our repurchase agreements bear interest at a contractually agreed-upon rate and typically have initial terms of one month at inception, but in some cases may have initial terms that are shorter or longer.

The following table presents certain characteristics of our repurchase agreements at June 30, 2016:

(In Thousands)	Repurchase Agreement Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (days)
Securities financed:
Short term investments	$249,688	0.1%	7
Loans, held-for-investment/Loans, held at fair value	308,444	3.0	235
Mortgage backed securities	10,705	2.7	88
Total securities financed	$568,837	1.7%	132

The following table presents certain characteristics of our repurchase agreements at December 31, 2015:

(In Thousands)	Repurchase Agreement Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (days)
Securities financed:
Short term investments	$249,745	0.4%	13
Loans, held-for-investment/Loans, held at fair value	216,568	2.9	254
Mortgage backed securities	177,824	2.1	14
Total securities financed	$644,137	1.7%	93

The following table presents contractual maturity information about our borrowings under repurchase agreements at the consolidated balance sheet dates:

	June 30, 2016		December 31, 2015
Time Until Contractual Maturity	Balance (In Thousands)	Weighted Average Interest Rate	Balance (In Thousands)	Weighted Average Interest Rate
Within 30 days	$270,423	0.2%	$444,303	1.2%
Over 30 days to 60 days	—	—	—	—
Over 60 days to 90 days	45,454	2.5	39,214	2.6
Over 90 days to 120 days	—	—	—	—
Over 120 days to 360 days	210,626	3.2	140,323	3.0
Over 360 days	42,334	3.3	20,297	3.2
Total	$568,837	1.7%	$644,137	1.7%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Borrowings Under Repurchase Agreements  – (continued)

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at June 30, 2016:

(In Thousands)	Assets Pledged at Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Collateral pledged:
Short term investments	$499,946	$499,939	$—	$499,946
Loans, held-for-investment/Loans, held at fair value	401,958	395,945	1,779	403,737
Mortgage backed securities	14,654	14,799	24	14,678
Retained interest in assets of consolidated VIEs	76,729	76,729	497	77,226
Total collateral pledged	$993,287	$987,412	$2,300	$995,587

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at December 31, 2015:

(In Thousands)	Assets Pledged at Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Collateral pledged:
Short term investments	$249,989	$249,988	$—	$249,989
Loans, held-for-investment/Loans, held at fair value	228,944	225,803	1,281	230,225
Mortgage backed securities	209,468	213,392	988	210,456
Retained interest in assets of consolidated VIEs	88,298	88,298	500	88,798
Total collateral pledged	$776,699	$777,481	$2,769	$779,468

Note 14 — Guaranteed loan financing

The following table presents guaranteed loan financing and the related interest rates and maturity dates:

(In Thousands)	Weighted Average Interest Rate	Range of Interest Rates	Range of Maturities (Years)	Ending Balance
June 30, 2016	2.77%	1.28 – 6.99%	2016 – 2038	$439,493
December 31, 2015	2.54%	1.03 – 6.99%	2016 – 2038	$499,187

The following table summarizes contractual maturities of total guaranteed loan financing outstanding as of the consolidated balance sheet dates:

(In Thousands)	June 30, 2016	December 31, 2015
2016	1,105	1,720
2017	7,393	7,981
2018	9,388	13,737
2019	5,439	7,946
2020	8,426	9,744
2021	7,220	8,904
Thereafter	400,522	449,155
Total	$439,493	$499,187

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Guaranteed loan financing  – (continued)

Our guaranteed loan financing is secured by loans, held-for-investment of $478.2 million and $507.4 million as of June 30, 2016 and December 31, 2015, respectively.

Note 15 — Repair and Denial Reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans sold to third parties. As of June 30, 2016, assumptions used in calculating the reserve include a frequency of an estimated repair and denial event upon default of 4.05%, as well as an estimated severity of the repair and denial ranging from 27.0% to 62.4% of the guaranteed balance. As of December 31, 2015, assumptions used in calculating the reserve include a frequency of an estimated repair and denial event upon default of 4.26%, as well as an estimated severity of the repair and denial ranging from 24.6% to 62.2% of the guaranteed balance.

(In Thousands)	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Beginning balance	$6,609	$16,060	$8,071	$18,191
Purchases/(Payments)	(48)	(16)	(48)	(16)
Release of repair and denial reserve(a)	(55)	(851)	(1,517)	(2,982)
Ending balance	$6,506	$15,193	$6,506	$15,193

(a)	The release of the repair and denial reserve is located in Other income on the unaudited consolidated statements of income

Note 16 — Related Party Transactions

In connection with the Company’s offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (Management Agreement), which describes the services to be provided to us by the Manager and compensation for such services. The Manager is responsible for managing the Company’s day-to-day operations, subject to the direction and oversight of the Company’s board of directors.

Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million. In the three and six months ended June 30, 2016 the management fee was $1.8 million and $3.7 million, respectively, and $2.2 million was unpaid as of June 30, 2016. In the three and six months ended June 30, 2015 the management fee was $1.8 million and $3.6 million, and $1.8 million was unpaid as of December 31, 2015. In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private offering of common shares. In the three and six months ended June 30, 2016 there was no incentive fee accrual, $0.5 million was unpaid as of December 31, 2015, which represents stock issued to the Manager on January 8, 2016.

The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Related Party Transactions  – (continued)

the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company. In the three and six months ended June 30, 2016 the Manager had $0.4 million and $0.7 million in reimbursable expenses, respectively, and there was no remaining payable balance by the Company as of June 30, 2016. In the three months and six ended June 30, 2015 the Manager had $0.3 million and $0.6 million in reimbursable expenses, respectively, and $0.3 million remained payable by the Company as of December 31, 2015. Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the unaudited consolidated statements of income.

Note 17 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which the Company invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

Market Risk — Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

Credit Risk — The Company is subject to credit risk in connection with our investments in SBC loans and SBC MBS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

The Company is also subject to credit risk with respect to the counterparties to derivative contracts. If a counterparty becomes bankrupt or otherwise fails to perform its obligation under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. In addition, the business failure of a counterparty with whom we enter a hedging transaction will most likely result in its default, which may result in the loss of potential future value and the loss of our hedge and force us to cover our commitments, if any, at the then current market price.

Liquidity Risk — Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and borrowings under repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

Off-Balance Sheet Risk — The Company has undrawn commitments on outstanding loans which are disclosed in Note 18.

Interest Rate — Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

Prepayment Risk — As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments and this is also affected by interest rate movements. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 18 — Commitments, Contingencies and Indemnifications

The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

As of June 30, 2016 and December 31, 2015, the Company had $45.3 million and $34.3 million of unfunded loan commitments related to loans, held at fair value, respectively.

Note 19 — Income Taxes

We elected to be taxed as a Real Estate Investment Trust commencing with our taxable year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of June 30, 2016 and December 31, 2015, we were in compliance with all REIT requirements.

We wholly own three Taxable REIT Subsidiaries (“TRS”). A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income.

During the quarter ended June 30, 2016 the Company recorded $0.9 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional tax benefits of $0.1 million. During the six months ended June 30, 2016, the Company recorded $2.0 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional income tax expense of $0.3 million. The Company reversed $0.3 million of valuation allowances, relating to these TRS entities. Separately, for the six months ended June 30, 2016, the Company recorded an income tax benefit of $0.2 million related to income attributable to discontinued operations.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Income Taxes – (continued)

During the quarter ended June 30, 2015 the Company recorded $1.5 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional income tax expense of $33 thousands. The Company reversed $33 thousands of valuation allowances, relating to these TRS entities. During 2015 the Company determined that certain valuation allowances relating to discontinued operations were no longer needed. As such, valuation allowances of $2.5 million were released and are reflected as an income tax benefit on the statement of income. During the six months ended June 30, 2015, the Company recorded $2.5 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional income tax expense of $0.7 million. The Company reversed $0.7 million of valuation allowances, relating to these TRS entities. During 2015 the Company determined that certain valuation allowances were no longer needed. As such, valuation allowances of $2.5 million were released and are reflected as an income tax benefit on the statement of income.

Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. Our 2013 and forward tax years are subject to examination. The TRS entities’ major tax jurisdictions are Federal, New York State, New York City and California. For Federal and state purposes, the TRS entities are subject to examination for the 2012 and forward tax years.

Note 20 — Other Asset and Other Liabilities

The following table details the Company’s other assets and other liabilities as of the consolidated balance sheet dates.

(In Thousands)	June 30, 2016	December 31, 2015
Other assets:
Prepaid technology expense	1,222	1,409
Prepaid taxes	3,597	—
Fixed assets	1,225	1,269
Prepaid insurance expense	281	227
Security deposits	591	201
Deferred tax asset	91	79
FHLB stock	10	10
Other	3,189	1,984
Total other assets	$10,206	$5,179
Other liabilities:
Servicing principal and interest payable	$9,522	$9,789
Unapplied cash	3,291	1,025
Accrued professional fees	1,373	1,050
Accounts payable on liability under participation agreements	126	475
Interest payable	3,889	4,833
Accrued tax liability	2,054	—
Cash held as collateral	330	320
Other	731	203
Total other liabilities	$21,316	$17,695

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 21 — Other Income and Operating Expenses

The following table details the Company’s other income and operating expenses for the unaudited consolidated statements of income.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Other income
Release of repair and denial reserve	55	851	1,517	2,982
Origination income	1,118	667	1,538	1,631
Other	125	907	552	1,372
Total other income	$1,298	$2,425	$3,607	$5,985
Operating expenses
Acquisition costs	217	146	429	202
Technology expense	704	593	1,364	1,104
Rent expense	277	259	615	432
Origination costs	945	823	1,888	1,188
Tax expense (refund)	80	(75)	34	195
Recruiting, training and travel expenses	372	322	681	668
Marketing expense	99	50	229	126
Insurance expense	109	110	258	191
Charge off of real estate acquired in settlement of loans	66	225	633	225
Other	1,080	546	1,550	1,159
Total operating expenses	$3,949	$2,999	$7,681	$5,490

Note 22 — Use of Special Purpose Entities

Special purpose entities, or “SPEs”, are entities designed to fulfill a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

Securitization transactions

Since 2011, the Company has engaged in seven securitization transactions. Under ASC 810: Consolidation, the Operating Partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transactions and to which the underlying loans in connection with the securitization were transferred. See Note 2 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — Use of Special Purpose Entities  – (continued)

The loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

On a quarterly basis, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company’s involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company’s evaluation of these factors, including the Company’s involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction.

For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the loans that were securitized to enable the senior security to be created and sold to a third-party investor. As such, the senior security is presented on the unaudited consolidated balance sheets as securitized debt obligations of consolidated VIEs. The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the loans sold to the VIE are breached. In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

As of June 30, 2016, the carrying value of the Company’s securitized assets was $563.8 million and $3.6 million, and is presented on the unaudited consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively. December 31, 2015, the carrying value of the Company’s securitized assets was $633.7 million and $5.3 million, and is presented on the unaudited consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively.

The securitization trust receives principal and interest on the underlying loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfill the obligations of the securitization trust. The risks associated with the Company’s involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

The activities of the trust are substantially set forth in the securitization transaction documents, primarily the loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the “Securitization Agreements”). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — Use of Special Purpose Entities  – (continued)

Securitized debt

The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations securitized debt obligations of consolidated VIEs on the consolidated balance sheets. The following table presents additional information on the Company’s securitized debt obligations:

	June 30, 2016			December 31, 2015
(In Thousands)	Current Principal Balance	Carrying value	Weighted Average Interest Rate	Current Principal Balance	Carrying value	Weighted Average Interest Rate
Waterfall Victoria Mortgage Trust 2011-SBC2	26,611	26,211	5.2	28,651	28,651	5.2
Sutherland Commercial Mortgage Loans 2015-SBC4	53,725	52,312	4.0	75,470	73,656	4.0
ReadyCap Commercial Mortgage Trust 2014-1	98,721	97,864	3.4	112,368	110,945	3.3
ReadyCap Commercial Mortgage Trust 2015-1	159,651	153,764	4.1	164,701	158,345	4.1
ReadyCap Lending Small Business Trust 2015-1	72,240	71,685	2.0	90,581	89,925	1.7
Total	$410,598	$401,836	3.6%	$471,771	$461,522	3.4%

Repayment of our securitized debt will be dependent upon the cash flows generated by the loans in the securitization trust that collateralize such debt. The actual cash flows from the securitized loans are comprised of coupon interest, scheduled principal payments, prepayments and liquidations of the underlying loans. The actual term of the securitized debt may differ significantly from our estimate given that actual interest collections, mortgage prepayments and/or losses on liquidation of mortgages may differ significantly from those expected.

Costs incurred in connection with the securitization transactions are capitalized as deferred financing costs and amortized over the anticipated life of the securitized debt.

VIE impact on consolidated financial statements

The following table reflects the assets and liabilities recorded on the consolidated balance sheets:

(In Thousands)	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$—	$26
Restricted cash	1,048	1,362
Loans, held-for-investment	563,811	633,720
Real estate acquired in settlement of loans	3,561	5,257
Accrued interest	2,327	2,557
Due from servicers	6,832	6,121
Total assets	577,579	649,043
Liabilities:
Securitized debt obligations of consolidated VIEs	401,836	461,522
Accounts payable and other accrued liabilities	1,552	996
Total liabilities	403,388	462,518
Equity	$174,191	$186,525

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — Use of Special Purpose Entities  – (continued)

The following table reflects the income and expense amounts recorded on our unaudited consolidated statements of income related to our consolidated VIEs for the periods the Company operated under operating company accounting.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Interest income
Loans, held-for-investment	$14,034	$9,151	$29,330	$13,644
Total interest income	14,034	9,151	29,330	13,644
Interest expense
Securitized debt obligations	(4,400)	(2,093)	(9,071)	(4,265)
Total interest expense	(4,400)	(2,093)	(9,071)	(4,265)
Net interest income before provision for loan losses	9,634	7,058	20,259	9,379
Provision for loan losses	(289)	(665)	(1,285)	(1,119)
Net interest income after provision for loan losses	9,345	6,393	18,974	8,260
Other income (expense)
Other income	(23)	21	1	292
Loan servicing expense	(924)	(306)	(1,729)	(353)
Professional fees	(43)	—	(43)	—
Operating expenses	(44)	(217)	(441)	(165)
Total other income (expense)	(1,034)	(502)	(2,212)	(226)
Realized gain (loss)
Loans, held-for-investment	157	(388)	305	(401)
Real estate acquired in settlement of loans	(71)	35	(157)	(49)
Securitized debt obligations	(80)	2,794	(143)	4,088
Total realized gain	6	2,441	5	3,638
Net Income (loss)	$8,317	$8,332	$16.767	$11,672

Note 23 — Stockholders’ Equity

The Company’s authorized capital stock consists of 450,000,000 shares of common stock, $0.01 par value per share and 125 shares of preferred stock, $1,000.00 par value. As of June 30, 2016 and December 31, 2015, 30,960,370 and 30,804,029 shares of common stock were issued and outstanding, respectively. There were 125 shares of preferred stock issued and outstanding.

Preferred stock

The following table presents information with respect to shares of our preferred stock issued through our Private Offering in January 2014:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share	Per Value of Shares Issued	Additional Paid-in-Capital	Non-Controlling Interests	Net Proceeds
January 30, 2014 – Preferred Offering	125	$1,000.00	$125,000	$(17,000)	$—	$108,000

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 23 — Stockholders’ Equity  – (continued)

Common stock dividends

The following table presents cash dividends declared by our board of directors on our common stock from our inception on November 26, 2013 through June 30, 2016:

Declaration Date	Record Date	Payment Date	Dividend per Share
May 23, 2014	June 5, 2014	June 17, 2014	$0.16
August 28, 2014	September 10, 2014	September 24, 2014	$0.20
November 13, 2014	November 26, 2014	December 10, 2014	$0.30
December 23, 2014	December 31, 2014	January 21, 2015	$0.30
May 27, 2015	June 10, 2015	June 24, 2015	$0.32
August 21, 2015	August 28, 2015	September 11, 2015	$0.32
November 13, 2015	November 27, 2015	December 11, 2015	$0.35
December 31, 2015	December 31, 2015	January 29, 2016	$0.50
May 20, 2016	June 3, 2016	June 17, 2016	$0.38

Incentive fee stock issuance

On January 8, 2016, the Company issued 32,550 shares at $14.82 per share to the Manager for the incentive fee earned for the second and third quarters of 2015. As discussed above, the Manager is entitled to an incentive fee as defined in the Management Agreement.

Stock incentive plan

In connection with the November 26, 2013 common stock offering, the equity incentive plan was established. Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company’s common stock issued and outstanding from time to time on a fully diluted basis. No awards were issued in connection with the Private Offering or Preferred Offering.

Note 24 — Earnings per Common Share

The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic income per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Basic earnings per common share:
Net income from continued operations	$8,648	$11,028	$18,112	$21,742
Income (loss) from discontinued operations	—	1,643	(351)	721
Less:
Dividends and undistributed earnings allocated to participating securities	—	—	—	—
Non-controlling interest	703	1,326	1,440	2,308
Net income (loss) allocated to common shareholders	$7,945	$11,345	$16,321	$20,155
Basic weighted average common shares outstanding	30,960,370	29,552,878	30,960,370	29,552,878
Earnings (loss) per share
Continuing operations	$0.26	$0.33	$0.54	$0.66
Discontinued operations	$—	$0.06	$(0.01)	$0.02

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting

The Company operates in three reportable segments: investment activities, new loan origination, and SBA loan origination.

The Company seeks to maximize the value of the distressed loans acquired by the Company through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels. These loans are financed though warehouse lines and securitization transactions.

The SBA loan origination and servicing segment is operated by a wholly-owned subsidiary, Lending. Lending originates and services SBA loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

In accordance with ASC 280, Segment Reporting, the Company has not included discontinued operations in the segment reporting.

The Company uses net income as the basis of measurement for its reportable segments.

Reportable segments for the three months ended June 30, 2016 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$17,392	1,445	11,940	$30,777
Loans, held at fair value	588	2,072	—	2,660
Mortgage backed securities, at fair value	1,088	—	—	1,088
Total interest income	19,068	3,517	11,940	34,525
Interest expense
Borrowings under credit facilities	(1,616)	—	(462)	(2,078)
Promissory note payable	(67)	—	—	(67)
Securitized debt obligations	(4,019)	—	(381)	(4,400)
Borrowings under repurchase agreements	(1,894)	(1,792)	—	(3,686)
Guaranteed loan financing	—	—	(3,414)	(3,414)
Total interest expense	(7,596)	(1,792)	(4,257)	(13,645)
Net interest income before provision for loan losses	11,472	1,725	7,683	20,880
Provision for loan losses	(1,345)	—	(672)	(2,017)
Net interest income after provision for loan losses	10,127	1,725	7,011	18,863

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Other income (expense)
Other income	310	973	15	1,298
Servicing income	20	190	1,136	1,346
Employee compensation and benefits	(191)	(2,170)	(1,752)	(4,113)
Allocated employee compensation and benefits from related party	(551)	(181)	(168)	(900)
Professional fees	(1,864)	(619)	(1,194)	(3,677)
Management fees – related party	(1,122)	(369)	(342)	(1,833)
Loan servicing expense	(1,328)	(152)	297	(1,183)
Operating expenses	(1,006)	(1,775)	(1,168)	(3,949)
Total other income (expense)	(5,732)	(4,103)	(3,176)	(13,011)
Realized gain (loss)
Realized gain on short term investments	42	—	—	42
Realized gain on loans, held-for-investment	569	—	720	1,289
Realized (loss) gain on loans, held at fair value	(1)	843	—	842
Realized loss on mortgage backed securities, at fair value	(501)	—	—	(501)
Realized (loss) gain on real estate acquired in settlement of loans	(158)	—	212	54
Realized loss on derivative instruments, at fair value	(35)	(529)	—	(564)
Realized loss from securitized debt obligations	(80)	—	—	(80)
Realized loss on liability under participation agreements	(7)	—	—	(7)
Total realized gain (loss)	(171)	314	932	1,075
Unrealized gain (loss)
Unrealized loss on short term investments	(12)	—	—	(12)
Unrealized (loss) gain on loans, held at fair value	(100)	1,822	—	1,722
Unrealized gain on mortgage backed securities, at fair value	1,630	—	—	1,630
Unrealized loss on derivative instruments, at fair value	(32)	(729)	—	(761)
Total unrealized gain (loss)	1,486	1,093	—	2,579
Net income (loss) before income tax provisions	5,710	(971)	4,767	9,506
Provisions for income taxes	—	755	(1,613)	(858)
Net income (loss)	5,710	(216)	3,154	8,648
Less: Net income attributable to non-controlling interests				703
Net income attributable to Sutherland Asset Management Corporation				$7,945
Total Assets	$1,241,579	$244,983	$660,744	$2,147,305

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

Reportable segments for the six months ended June 30, 2016 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$35,254	2,067	25,788	$63,109
Loans, held at fair value	1,173	4,849	—	6,022
Mortgage backed securities, at fair value	3,237	—	—	3,237
Total interest income	39,664	6,916	25,788	72,368
Interest expense
Borrowings under credit facilities	(3,088)	—	(942)	(4,030)
Promissory note payable	(67)	—	—	(67)
Securitized debt obligations	(8,266)	—	(805)	(9,071)
Borrowings under repurchase agreements	(4,164)	(3,382)	—	(7,546)
Guaranteed loan financing	—	—	(7,363)	(7,363)
Total interest expense	(15,585)	(3,382)	(9,110)	(28,077)
Net interest income before provision for loan losses	24,079	3,534	16,678	44,291
Provision for loan losses	(3,522)	—	(679)	(4,201)
Net interest income after provision for loan losses	20,557	3,534	15,999	40,090
Other income (expense)
Other income	897	1,289	1,421	3,607
Servicing income	35	310	2,415	2,760
Employee compensation and benefits	(191)	(4,453)	(4,538)	(9,182)
Allocated employee compensation and benefits from related party	(1,054)	(401)	(345)	(1,800)
Professional fees	(2,588)	(824)	(2,041)	(5,453)
Management fees – related party	(2,149)	(819)	(703)	(3,671)
Loan servicing expense	(2,419)	(240)	598	(2,061)
Operating expenses	(2,138)	(3,533)	(2,010)	(7,681)
Total other income (expense)	(9,607)	(8,671)	(5,203)	(23,481)
Realized gain (loss)
Realized gain on short term investments	49	—	—	49
Realized gain on loans, held-for-investment	847	—	1,725	2,572
Realized (loss) gain on loans, held at fair value	(2)	2,797	—	2,795
Realized loss on mortgage backed securities, at fair value	(3,552)	—	—	(3,552)
Realized gain on real estate acquired in settlement of loans	511	—	211	722
Realized loss on derivative instruments, at fair value	(102)	(1,027)	—	(1,129)
Realized loss from securitized debt obligations	(143)	—	—	(143)
Realized loss on liability under participation agreements	(48)	—	—	(48)
Total realized (loss) gain	(2,440)	1,770	1,936	1,266

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Unrealized gain (loss)
Unrealized gain on short term investments	3	—	—	3
Unrealized (loss) gain on loans, held at fair value	(270)	1,916	—	1,646
Unrealized gain on mortgage backed securities, at fair value	3,654	—	—	3,654
Unrealized loss on derivative instruments, at fair value	(155)	(2,882)	—	(3,037)
Total unrealized gain (loss)	3,232	(966)	—	2,266
Net income (loss) before income tax provisions	11,742	(4,333)	12,732	20,141
Provisions for income taxes	—	2,490	(4,519)	(2,029)
Net income (loss) from continuing operations	11,742	(1,843)	8,213	18,112
Loss from discontinued operations				(351)
Net income				$17.761
Less: Net income attributable to non-controlling interests				1,440
Net income attributable to Sutherland Asset Management Corporation				$16.321
Total Assets	$1,241,579	$244,983	$660,744	$2,147,305

Reportable segments for the three months ended June 30, 2015 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$16,350	$—	$13,978	$30,328
Loans, held at fair value	841	3,462	89	4,392
Mortgage backed securities, at fair value	3,475	—	—	3,475
Total interest income	20,666	3,462	14,067	38,195
Interest expense
Borrowings under credit facilities	(599)	—	(1,956)	(2,555)
Securitized debt obligations	(2,014)	—	(79)	(2,093)
Borrowings under repurchase agreements	(3,208)	(1,239)	—	(4,447)
Guaranteed loan financing	—	—	(2,523)	(2,523)
Total interest expense	(5,821)	(1,239)	(4,558)	(11,618)
Net interest income before provision for loan losses	14,845	2,223	9,509	26,577
Provision for loan losses	(5,076)	—	(2,459)	(7,535)
Net interest income after provision for loan losses	9,769	2,223	7,050	19,042

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Other income (expense)
Other income	1,070	484	881	2,435
Servicing income	336	1	2,089	2,426
Employee compensation and benefits	—	(2,713)	(2,160)	(4,873)
Allocated employee compensation and benefits from related party	(279)	(263)	(69)	(611)
Professional fees	(1,400)	(122)	(884)	(2,406)
Management fees – related party	(1,264)	(307)	(236)	(1,807)
Incentive fees – related party	(220)	8	(138)	(350)
Loan servicing expense	(2,029)	(145)	889	(1,285)
Operating expenses	(424)	(1,633)	(942)	(2,999)
Total other income (expense)	(4,210)	(4,690)	(570)	(9,470)
Realized gain (loss)
Realized gain on short term investments	6	—	—	6
Realized gain on loans, held-for-investment	1,374	—	—	1,374
Realized gain on loans, held at fair value	7	217	—	224
Realized loss on mortgage backed securities, at fair value	(226)	—	—	(226)
Realized gain on real estate acquired in settlement of loans	232	—	—	232
Realized loss on derivative instruments, at fair value	(132)	(674)	—	(806)
Realized loss on liability under participation agreements	(112)	—	—	(112)
Total realized gain (loss)	1,149	(457)	—	692
Unrealized gain (loss)
Unrealized gain on trading securities, at fair value	24	—	—	24
Unrealized loss on short term investments	(4)	—	—	(4)
Unrealized (loss) gain on loans, held at fair value	(247)	600	—	353
Unrealized gain on mortgage backed securities, at fair value	377	—	—	377
Unrealized (loss) gain on derivative instruments, at fair value	(56)	1,573	—	1,517
Total unrealized gain	94	2,173	—	2,267
Net income (loss) before income tax provisions	6,802	(751)	6,480	12,531
Provisions for income taxes	—	509	(2,012)	(1,503)
Net (loss) income from continuing operations	6,802	(242)	4,468	11,028
Gain from discontinued operations				1,643
Net income				$12,671
Less: Net income attributable to non-controlling interests				1,326
Net income attributable to Sutherland Asset Management Corporation				$11,345
Total Assets	$1,255,892	$265,229	$825,169	$2,329,781

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

Reportable segments for the six months ended June 30, 2015 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$31,471	$—	$25,616	$57,087
Loans, held at fair value	2,149	5,205	40	7,394
Mortgage backed securities, at fair value	6,017	—	—	6,017
Total interest income	39,637	5,205	25,656	70,498
Interest expense
Borrowings under credit facilities	(1,492)	—	(4,027)	(5,519)
Securitized debt obligations	(4,186)	—	(79)	(4,265)
Borrowings under repurchase agreements	(6,337)	(1,680)	—	(8,017)
Guaranteed loan financing	—	—	(3,286)	(3,286)
Total interest expense	(12,015)	(1,680)	(7,392)	(21,087)
Net interest income before provision for loan losses	27,622	3,525	18,264	49,411
Provision for loan losses	(6,803)	—	(4,944)	(11,747)
Net interest income after provision for loan losses	20,819	3,525	13,320	37,664
Other income (expense)
Other income	1,747	1,353	2,885	5,985
Servicing income	391	1	3,991	4,383
Employee compensation and benefits	—	(4,737)	(4,345)	(9,082)
Allocated employee compensation and benefits from related party	(554)	(522)	(137)	(1,213)
Professional fees	(2,328)	(239)	(1,693)	(4,260)
Management fees – related party	(2,508)	(609)	(467)	(3,584)
Incentive fees – related party	(265)	28	(155)	(392)
Loan servicing expense	(3,058)	(230)	957	(2,331)
Operating expenses	(879)	(2,762)	(1,849)	(5,490)
Total other income (expense)	(7,454)	(7,717)	(813)	(15,984)
Realized gain (loss)
Realized gain on short term investments	16	—	—	16
Realized gain on loans, held-for-investment	1,453	—	—	1,453
Realized gain on loans, held at fair value	7	217	—	224
Realized loss on mortgage backed securities, at fair value	(418)	—	—	(418)
Realized loss on real estate acquired in settlement of loans	(234)	—	—	(234)
Realized loss on derivative instruments, at fair value	(170)	(1,338)	—	(1,508)
Realized loss on liability under participation agreements	(154)	—	—	(154)
Total realized gain (loss)	500	(1,121)	—	(621)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Unrealized gain (loss)
Unrealized loss on trading securities, at fair value	(18)	—	—	(18)
Unrealized loss on short term investments	(5)	—	—	(5)
Unrealized gain on loans, held at fair value	447	2,897	—	3,344
Unrealized gain on mortgage backed securities, at fair value	519	—	—	519
Unrealized loss on derivative instruments, at fair value	(216)	(444)	—	(660)
Total unrealized gain	727	2,453	—	3,180
Net income (loss) before income tax provisions	14.592	(2,860)	12,507	24,239
Provisions for income taxes	—	1,306	(3,803)	(2,497)
Net income (loss) from continuing operations	14,592	(1,554)	8,704	21,742
Gain from discontinued operations				721
Net income				$22,463
Less: Net income attributable to non-controlling interests				2,308
Net income attributable to Sutherland Asset Management Corporation				$20,155
Total Assets	$1,255,892	$265,229	$825,169	$2,329,781

Note 26 — Discontinued Operations

In the fourth quarter of 2015, Sutherland Asset Management Corporation (the “Company”) commenced marketing the potential sale of Silverthread Falls, LLC (“Silverthread”). Silverthread engages in real estate brokerage and advisory services. In the fourth quarter of 2015, the Company determined Silverthread should be classified as held-for-sale due to management’s intent to sell the segment, the availability and active marketing of the segment for immediate sale and the high probability of a successful sale. The Company concluded that it would not receive continuing cash flows from Silverthread and there would be no continuing involvement by the Company. Additionally, the sale of Silverthread represents a complete exit from the real estate brokerage business. The Company has concluded that the exit from the real estate brokerage business results in a strategic shift in the operations of the Company. Therefore, the Company has included Silverthread in discontinued operations.

The sale of the Silverthread closed in May of 2016, with an effective economic date of March 1, 2016. Under the terms of the purchase agreement, the Company will receive an amount equal to three times the 2017 earnings of the Silverthread, as defined in the purchase agreement, with a guaranteed minimum payment of $6 million. Such amount will be reduced by 50% of total contingent payments included in the agreement made by the buyer from March 1, 2016 through December 31, 2017. The Company’s best estimate, at this time, is that there will not be any changes to the contingent consideration. In addition, the Company will be reimbursed by the buyer for any advances made to Silverthread between March 1, 2016 and the closing date. The net estimated receivable of $5.2 million is included in Receivable from Third Parties on the Consolidated Balance Sheet as of June 30, 2016. The operating results during the three months ended June 30, 2016 did not have a material impact on our unaudited consolidated financial statements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 26 — Discontinued Operations  – (continued)

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued segment that are separately presented on the consolidated balance sheets.

(In Thousands)	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$—	$1,073
Other assets:
Sales commission receivable	—	3,261
Fixed assets	—	1,060
Prepaid insurance expense	—	37
Security deposit	—	99
Other	—	207
Goodwill	—	5,588
Total Assets	$—	$11,325
Liabilities:
Accrued salaries, wages and commissions	—	2,783
Accounts payable and other accrued liabilities
Contingent liabilities related to business combinations	—	3,424
Other	—	679
Total Liabilities	$—	$6,886

The primary components of discontinued operations are detailed in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Other income (expense)
Commission income	—	4,034	2,984	7,404
Property management income	—	560	263	1,035
Other	—	43	16	91
Total other income	—	4,637	3,263	8,530
Employee compensation and benefits	—	(1,263)	(1,071)	(2,417)
Professional fees	—	(98)	(138)	(232)
Allocated employee compensation from related party	—	(16)	—	(32)
Management fees – related party	—	(30)	—	(59)
Incentive fees – related party	—	(56)	—	(14)
Operating expenses
Commission expense	—	(2,530)	(1,844)	(4,753)
Technology expense	—	(195)	(171)	(425)
Rent expense	—	(359)	(268)	(684)
Tax expense	—	(13)	(3)	(17)
Recruiting, training, and travel expenses	—	—	(46)	—
Marketing expense	—	—	(29)	—
Other	—	(931)	(536)	(1,673)
Total other operating expenses	—	(4,028)	(2,897)	(7,552)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 26 — Discontinued Operations  – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2016	2015	2016	2015
Gain on sale	—	—	267	—
Loss before income tax benefit	—	(854)	(576)	(1,776)
Income tax benefit	—	2,497	225	2,497
Gain (loss) on discontinued operations presented on the statements of income	$—	$1,643	$(351)	$721

Note 27 — Subsequent Events

On April 6, 2016 the Company entered into a definitive merger agreement under which the Company will combine with ZAIS Financial Corp. (“ZFC”), a publicly-held mortgage REIT. Company stockholders will receive newly issued ZFC shares, and holders of OP units of the Operating Partnership will receive operating partnership units in the surviving company. Following the merger, the combined entity will be renamed Sutherland Asset Management Corporation, and its shares will be listed on the New York Stock Exchange. The merger agreement is subject to the approval of both companies’ stockholders and, if approved, is anticipated to close in the fourth quarter of 2016.

SUTHERLAND ASSET MANAGEMENT CORPORATION

Consolidated Financial Statements as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2015, the three months ended December 31, 2013, and the nine months ended September 30, 2013

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sutherland Asset Management Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Sutherland Asset Management Corporation and its subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2015, the three months ended December 31, 2013, and the nine months ended September 30, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sutherland Asset Management Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015, the three months ended December 31, 2013, and the nine months ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 2 to the 2013 consolidated financial statements, effective October 1, 2013, the Company determined that it no longer qualifies to be treated as an investment company and accordingly changed its basis of accounting from Investment Company accounting to operating company accounting.

March 31, 2016
May 9, 2016 as to Note 18 to the 2013 consolidated financial statements

Member of
Deloitte Touche Tohmatsu Limited

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$41,569	$56,740
Restricted cash	14,757	18,135
Trading securities, at fair value	—	405
Short term investments	249,989	249,995
Loans, held at fair value	155,134	170,014
Loans, held-for-investment (net of allowances for loan losses of $12,255 at December 31, 2015 and $10,972 at December 31, 2014)	927,218	668,559
Mortgage backed securities, at fair value	213,504	158,422
Real estate acquired in settlement of loans	8,224	12,143
Derivative instruments, at fair value	723	1,066
Servicing rights	27,250	36,725
Intangible assets	1,000	2,183
Assets of consolidated VIEs:
Cash and cash equivalents	26	—
Restricted cash	1,362	—
Loans, held-for-investment (net of allowances for loan losses of $4,867 at December 31, 2015 and $2,574 at December 31, 2014)	633,720	248,923
Real estate acquired in settlement of loans	5,257	2,582
Accrued interest	2,557	922
Due from servicers	6,121	5,773
Deferred financing costs	4,788	6,451
Accrued interest	5,258	5,641
Due from servicers	14,208	17,719
Receivable from related parties	4	1,954
Receivable from third parties	608	—
Other assets	5,179	4,568
Assets of discontinued operations held for sale (Note 28)	11,325	11,976
Total Assets	$2,329,781	$1,680,896
Liabilities:
Borrowings under credit facilities	175,306	206,180
Securitized debt obligations of consolidated VIEs	461,522	175,622
Borrowings under repurchase agreements	644,137	627,741
Guaranteed loan financing	499,187	107,568
Repair and denial reserve	8,071	18,191
Liability under subservicing agreements	8,827	14,315
Liability under participation agreements	3,700	7,155
Accrued salaries, wages and commissions	7,067	4,641
Payable to related parties	2,305	2,611
Derivative instruments, at fair value	1,499	1,962
Dividends payable	13,366	9,850
Accounts payable and other accrued liabilities	17,695	22,649
Liabilities of discontinued operations held for sale (Note 28)	6,886	7,720
Total Liabilities	$1,849,568	$1,206,205

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED BALANCE SHEETS – (continued)

(In Thousands)	December 31, 2015	December 31, 2014
Stockholders’ Equity
Common stock, $0.01 par value, 450,000,000 share authorized, 30,804,029 and 29,434,178 shares issued and outstanding, respectively	308	294
Preferred stock, $1,000 par value, 125 shares authorized, 125 shares issued and outstanding	125	125
Additional paid-in capital	446,787	425,979
Retained earnings (deficit)	(5,899)	(838)
Total Sutherland Asset Management Corporation equity	441,321	425,560
Non-controlling interests	38,892	49,131
Total Stockholders’ Equity	$480,213	$474,691
Total Liability and Stockholders’ Equity	$2,329,781	$1,680,896

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
(In Thousands, except share data)	2015	2014
Interest income
Loans, held-for-investment	$120,664	$76,078
Loans, held at fair value	16,210	12,040
Mortgage backed securities, at fair value	12,081	4,829
Total interest income	148,955	92,947
Interest expense
Borrowings under credit facilities	(8,194)	(8,858)
Securitized debt obligations of consolidated VIEs	(11,018)	(3,857)
Borrowings under repurchase agreements	(16,287)	(4,254)
Guaranteed loan financing	(12,307)	(2,276)
Total interest expense	(47,806)	(19,245)
Net interest income before provision for loan losses	101,149	73,702
Provision for loan losses	(19,643)	(11,797)
Net interest income after provision for loan losses	81,506	61,905
Other income (expense)
Other income	14,431	8,081
Servicing income, net of amortization and impairment of $10,499 for the year ended December 31, 2015, and $5,615 for the year ended December 31, 2014	5,133	2,456
Employee compensation and benefits	(18,801)	(12,791)
Allocated employee compensation and benefits from related party	(3,323)	(2,364)
Professional fees	(6,954)	(6,339)
Management fees – related party	(7,260)	(7,019)
Incentive fees – related party	(965)	—
Loan servicing expense	(4,384)	(10,300)
Operating expenses	(12,065)	(10,837)
Total other income (expense)	(34,188)	(39,113)
Realized gain (loss)
Realized gain on trading securities, at fair value	993	—
Realized gain on short term investments	10	51
Realized gain on loans, held-for-investment	2,888	9,113
Realized gain (loss) on loans, held at fair value	1,990	(10)
Realized gain (loss) on mortgage backed securities, at fair value	(314)	69
Realized gain (loss) on real estate acquired in settlement of loans	(743)	917
Realized loss on derivative instruments, at fair value	(5,521)	(3,091)
Realized gain from sale of intangible assets	1,317	—
Realized gain (loss) from securitized debt obligations	(186)	613
Realized loss on liability under participation agreements	(253)	(625)
Total realized gain (loss)	181	7,037

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME – (continued)

	For the Year Ended December 31,
(In Thousands, except share data)	2015	2014
Unrealized gain (loss)
Unrealized loss on trading securities, at fair value	(75)	(11)
Unrealized loss on short term investments	(4)	(82)
Unrealized gain on loans, held at fair value	9,327	7,287
Unrealized gain (loss) on mortgage backed securities, at fair value	(4,536)	563
Unrealized gain (loss) on derivative instruments, at fair value	1,020	(1,296)
Total unrealized gain (loss)	5,732	6,461
Net income from continuing operations before income tax provisions	53,231	36,290
Provision for income taxes	(7,810)	(897)
Net income from continuing operations	45,421	35,393
Discontinued operations (Note 28)
Loss from operation of discontinued operations (including loss on disposal of $1,650)	(5,103)	(2,671)
Income tax benefit	4,450	—
Loss from discontinued operations	(653)	(2,671)
Net income	44,768	32,722
Less: Net income attributable to non-controlling interests	4,385	3,385
Net income attributable to Sutherland Asset Management Corporation	$40,383	$29,337
Earnings (loss) per share:
Continuing operations	$1.36	$1.09
Discontinued operations	$(0.02)	$(0.09)
Basic weighted average shares outstanding	30,262,419	29,434,178

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share data)	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Non- controlling Interests	Total
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2015	125	$125	29,434,178	$294	$425,979	$(838)	$49,131	$474,691
Offering costs allocated to Additional Paid-In Capital	—	—	—	—	(110)	—	(11)	(121)
Dividend declared on common stock ($1.49 per share)	—	—	—	—	—	(45,444)	—	(45,444)
Dividend reinvestment in common stock	—	—	501,367	5	7,443	—	—	7,448
Dividend declared on operating partnership units	—	—	—	—	—	—	(3,869)	(3,869)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	2,740	2,740
Conversion of Operating Partnership units into REIT shares	—	—	868,484	9	13,475	—	(13,484)	—
Net Income	—	—	—	—	—	40,383	4,385	44,768
Balance at December 31, 2015	125	$125	30,804,029	$308	$446,787	$(5,899)	$38,892	$480,213

(in thousands, except share data)	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Non- controlling Interests	Total
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2014	—	$—	29,192,064	$292	$422,520	$(1,832)	$49,927	$470,907
Issuance of Preferred Stock, net of offering costs	125	125	—	—	(17)	—	—	108
Transfer of Additional Paid-In Capital	—	—	—	—	1,528	(148)	(1,380)	—
Dividend declared on common stock ($0.96 per share)	—	—	—	—	—	(28,195)	—	(28,195)
Dividend reinvestment in common stock	—	—	241,524	2	3,623	—	—	3,625
Dividend declared on operating partnership units	—	—	—	—	—	—	(3,251)	(3,251)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	654	654
Conversion of Operating Partnership units into REIT shares	—	—	590	—	9	—	(9)	—
Offering costs allocated to additional paid-in capital	—	—	—	—	(1,684)	—	(195)	(1,879)
Net Income	—	—	—	—	—	29,337	3,385	32,722
Balance at December 31, 2014	125	$125	29,434,178	$294	$425,979	$(838)	$49,131	$474,691

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
(In Thousands)	2015	2014
Cash Flows From Operating Activities:
Net income	$44,768	$32,722
Less: Net loss from discontinuing operations	(653)	(2,671)
Net income from continuing operations	45,421	35,393
Adjustments to reconcile net income to net cash provided (used in) operating activities:
Accretion of discount on loans, held-for-investment	(33,735)	(39,227)
Amortization of premium on loans, held-for-investment	748	245
Accretion of discount on mortgage backed securities, at fair value	(34)	(32)
Amortization of premium on mortgage backed securities, at fair value	112	28
Amortization and impairment of servicing rights	10,499	5,615
Accretion of discount and impairment, net, on liability under participation agreements	22	(391)
Accretion of discount on securitized debt obligations of consolidated VIE’s	193	(405)
Amortization of guaranteed loan financing	3,460	1,418
Amortization of deferred financing costs	6,322	4,888
Provision for loan losses	19,643	11,797
Charge off of real estate acquired in settlement of loans	849	749
Purchase of trading securities, at fair value	(3,764)	—
Reductions of repair and denial reserve	(10,120)	(3,216)
Purchase of short term investments	(249,988)	(349,990)
Proceeds from sale of short term investments	250,000	100,338
Proceeds from sale of trading securities	5,087	—
Net settlement of derivative instruments	(4,621)	(2,542)
Realized (gain) on trading securities	(993)	—
Realized (gain) on short term investments	(10)	(51)
Realized (gain) on loans, held-for-investment	(2,888)	(9,113)
Realized loss (gain) on loans, held at fair value	(1,990)	10
Realized loss (gain) on mortgage backed securities, at fair value	314	(69)
Realized loss (gain) on real estate acquired in settlement of loans	743	(917)
Realized gain on intangible assets	(1,317)	—
Realized loss on derivative instruments, at fair value	5,521	3,091
Realized loss (gain) from securitized debt obligations	186	(613)
Realized loss on liability under participation agreements	253	625
Unrealized loss (gain) on trading securities, at fair value	75	11
Unrealized loss on short term investments	4	82
Unrealized (gain) on loans, held at fair value	(9,327)	(7,287)
Unrealized loss (gain) on mortgage backed securities, at fair value	4,536	(563)
Unrealized loss (gain) on derivative instruments, at fair value	(1,020)	1,296
Net changes in operating assets and liabilities
Assets of consolidated VIEs, accrued interest	(1,635)	—
Accrued interest	383	—
Assets of consolidated VIEs, due from servicers	(348)	(4,869)

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	For the Year Ended December 31,
(In Thousands)	2015	2014
Due from servicers	3,511	(18,029)
Receivable from related parties	1,950	(1,109)
Receivable from third parties	(608)	1,410
Other assets	(611)	(8,311)
Liability under subservicing agreements	(5,488)	1,306
Accrued salaries, wages and commissions	2,426	6,014
Payable to related parties	(306)	564
Accounts payable and other accrued liabilities	(4,954)	15,367
Net cash provided by (used in) operating activities	28,501	(256,487)
Net cash provided by (used in) operating activities of discontinued operations	428	(588)
Cash Flow From Investing Activities:
Origination of loans, held at fair value	(346,442)	(261,977)
Purchase of loans, held-for-investment	(172,097)	(646,686)
Origination of loans, held-for-investment	(105,838)	(32,889)
Purchase of mortgage backed securities, at fair value	(77,918)	(192,293)
Purchase of real estate	—	(1,311)
Purchase of servicing rights	—	(42,340)
Purchase of intangible assets	—	(2,183)
Payment of liability under participation agreements	(3,746)	(3,854)
Proceeds from disposition and principal payment of loans, held at fair value	145,804	17,796
Proceeds from disposition and principal payment of loans, held-for-investment	342,806	231,590
Proceeds from sale and principal payment of mortgage backed securities, at fair value	17,908	34,507
Proceeds from sale of real estate	7,565	11,096
Proceeds from liabilities under participation agreements	17	2,014
Proceeds from sale of intangible assets	2,500	—
Assumption of repair and denial reserve	—	21,407
(Increase)/decrease in restricted cash	2,016	(15,051)
Decrease in cash held as collateral	—	(220)
Net cash used in investing activities	(187,425)	(880,394)
Net cash used in investing activities of discontinued operations	(1,264)	(460)
Cash Flows From Financing Activities:
Proceeds from borrowings under credit facilities	90,745	462,485
Proceeds from issuance of securitized debt obligations of consolidated VIEs	374,818	144,615
Proceeds from borrowings under repurchase agreements	8,923,929	1,466,825
Proceeds from guaranteed loan financing	—	116,306
Payment of borrowings under credit facilities	(121,619)	(202,623)
Payments of securitized debt obligations of consolidated VIEs	(91,407)	(20,500)
Payment of borrowings under repurchase agreements	(8,907,533)	(954,587)
Payment of guaranteed loan financing	(86,039)	(10,156)

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	For the Year Ended December 31,
(In Thousands)	2015	2014
Payment of deferred financing costs	(2,575)	(6,687)
Proceeds from preferred stock offering	—	108
Dividend payments	(35,609)	(17,317)
Payment of offering costs	(121)	(1,879)
Net cash provided by financing activities	144,589	976,590
Net decrease in cash and cash equivalents	(15,171)	(161,339)
Cash and cash equivalents at beginning of year	56,740	218,079
Cash and cash equivalents at end of year	$41,569	$56,740
Supplemental disclosure of operating cash flow
Cash paid for interest	$45,334	$17,707
Cash paid for taxes	$6,995	$1,136
Supplemental disclosure of non-cash investing and financing activities
Dividend reinvestment in common stock	$7,449	$3,625
Dividend reinvestment in operating partnership units	$2,740	$654
Securitized loans transferred from Loans, held at fair value to Loans, held-for-investment	$225,811	$186,497
Loans and borrowings brought on books as a result of the ReadyCap Lending Small Business Trust 2015-1 securitization	$474,198	$—

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization

Sutherland Asset Management Corporation (the “Company” and together with its subsidiaries “we,” “us” and “our”) is a Maryland corporation formed on November 4, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC (“Waterfall” or the “Manager”), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the “Advisors Act”).

Sutherland Partners, LP (the “Operating Partnership”) holds substantially all of our assets and conducts substantially all of our business. As of December 31, 2015 and December 31, 2014, the Company owned approximately 91.9% and 89.6% of the OP units of the Operating Partnership, respectively. The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Therefore, the Company consolidates the Operating Partnership.

The Company, together with its consolidated subsidiaries and variable interest entities (“VIEs”), is a specialty finance company which acquires, originates, manages, services and finances small balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments.

SBC loans represent a special category of commercial loans, sharing both commercial and residential loan characteristics. SBC loans are generally secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets and subordinate lien positions, aspects of residential mortgage credit analysis are utilized in the underwriting process.

The Company operates in three reportable segments: investment activities, new SBC loan originations, and SBA loan origination and servicing.

The investment activities segment represents the Company’s investments in distressed SBC loans, real estate acquired in settlement of loans (“REO”), mortgage backed securities and equity securities traded on public exchanges. Management seeks to maximize the value of the distressed SBC loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The SBC loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, “ReadyCap”). ReadyCap originates SBC loans through multiple loan origination channels. These loans may be financed though borrowings under credit facilities, borrowings under repurchase agreements and securitization transactions.

The SBA loan origination and servicing segment is operated through ReadyCap Lending, LLC (“Lending”), a wholly owned subsidiary of ReadyCap Commercial, LLC. Lending acquires, originates and services loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company and has been granted Preferred Lender Status by the SBA.

The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with its first taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to shareholders.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization  – (continued)

In the fourth quarter of 2015, the Company determined “Silverthread”, a brokerage subsidiary, should be classified as held-for-sale due to management’s intent to sell the business, and the Company has included Silverthread in discontinued operations.

Note 2 — Basis of Presentation

The consolidated financial statements presented herein are as of and for the years ended December 31, 2015 and 2014. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) — as prescribed by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

Assets and liabilities related to Silverthread on the Company’s consolidated balance sheet as of December 31, 2014 have been reclassified as assets and liabilities of discontinued operations. All assets and liabilities related to discontinued operations are excluded from the footnotes for all periods presented unless otherwise noted. See Note 28 — Discontinued Operations for more details.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The accompanying consolidated financial statements of the Company include the accounts and results of operations of the Operating Partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. Consolidated financial statements are prepared in accordance with ASC 810, Consolidations. Intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts reported for the prior periods in the accompanying consolidated financial statements have been reclassified in order to conform to the current period’s presentation. Assets and liabilities related to Silverthread on the Company’s consolidated balance sheet as of December 31, 2014 have been reclassified as assets and liabilities of discontinued operations (See Note 28 for further details). All assets and liabilities related to discontinued operations are excluded from the footnotes for all periods presented unless otherwise noted. In addition, the historical results of Silverthread been reflected in the accompanying consolidated statements of income for the years ended December 31, 2015 and 2014 as discontinued operations and financial information related to discontinued operations has been excluded from the notes to these financial statements for all periods presented.

Cash and Cash Equivalents

The Company has accounted for cash in accordance with ASC 305, Cash and Cash Equivalents. The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with institutions which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments. As of December 31, 2015 and 2014, the Company had $0.6 million and $0.3 million, respectively, in money market mutual funds. The investment in money market mutual funds is categorized as a Level I input of the fair value hierarchy.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

At December 31, 2015 and 2014, substantially all of the Company’s cash and cash equivalents not held in money market funds were comprised of cash balances with banks that are in excess of the Federal Deposit Insurance Corporation insurance limits.

Restricted Cash

Restricted cash represents cash held by the Company’s counterparties as collateral against its derivatives, borrowings under repurchase agreements, borrowings under credit facilities as well as cash held for remittance on loans serviced for third parties. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement. Restricted cash is returned to the Company when our collateral requirements are exceeded or at the maturity or termination of the derivative, borrowings under repurchase agreements and borrowings under credit facilities.

Trading securities, at fair value

The Company owns securities traded on major U.S. Exchanges. Investments are valued at the closing exchange price at month end.

Short term investments

The Company accounts for short term investments under ASC 320, Investments-Debt and Equity Securities. Short term investments consist of U.S. Treasury Bills with maturities of less than a year but greater than three months. The Company holds short term investments at fair value. Interest received and accrued as well as the accretion of purchase discount in connection with short term investments is recorded as interest income on the consolidated statements of income. Changes in the fair value of short term investments are recorded as unrealized gain (loss) on short term investments on the consolidated statements of income.

Loans, held at fair value

Loans, held at fair value are loans originated by ReadyCap. The Company has elected the fair value option because of the intent to sell to third parties or transfer to securitizations in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on loans, held at fair value on the consolidated statements of income.

The Company transfers loans held at fair value to loans, held-for-investment on the date of securitization, and such loans are included as Loans, held-for-investment on the consolidated balance sheet. The securitized loans remain on the Company’s balance sheet because the securitization vehicles are consolidated under ASC 810. These loans are accounted for under ASC 310-10 and are referred to as “Non-credit Impaired Loans”.

Loans, held-for-investment

Loans, held-for-investment are loans acquired from third parties or securitized loans that were previously originated at ReadyCap. Acquired loans are recorded at cost at the time they are acquired and any related allowance is not carried over at the acquisition date. These acquired loans are segmented into two groups at time of purchase, loans with evidence of credit deterioration, and loans without evidence of credit deterioration. Acquired loans without evidence of credit deterioration are accounted for under ASC 310-10, Receivables and are referred to as “Non-credit Impaired Loans”. Acquired loans with evidence of credit deterioration where the Company estimates that it will not receive all contractual payments are accounted for as purchased credit impaired loans in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) and are referred to as “Credit Impaired Loans”.

Non-credit Impaired Loans

Loans purchased where the Company determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-10. The

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Company uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

For Non-credit Impaired Loans, revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Credit Impaired Loans

Loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

The estimated cash flows expected for each loan is estimated at the time the loan is acquired. The excess of the cash flows expected to be collected on Credit Impaired Loans, measured as of the acquisition date, over the initial investment is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield method of accretion. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the non-accretable difference and is not accreted over time.

The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that discounted expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan loss and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected discounted cash flows have increased, or improved, in subsequent evaluations, the increase in cash flows is first used to reverse the amount of any related allowance for loan losses before the yield is adjusted. Additionally the Company will increase the accretable yield to account for the significant increase in expected cash flows.

The estimate of the amount and timing of cash flows for our Credit Impaired Loans is based on historical information available and expected future performance of the loans, including timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation (“FICO”) scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody’s, Standard & Poor’s Corporation (“S&P”), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows.

The determination of whether an allowance for loan loss is necessary if there is a decrease in cash flows based on consideration of factual information available at the time of assessment as well as management’s estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

Allowance for loan losses

The allowance for loan losses is intended to provide for credit losses inherent in the loans, held-for-investment portfolio and is reviewed quarterly for adequacy considering credit quality indicators,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

including probable and historical losses, collateral values, loan-to-value ratio and economic conditions. The reserve is increased through provisions for loan losses charged to earnings and reduced by charge-offs, net of recoveries.

For Non-credit Impaired Loans, we determine the allowance for loan losses by measuring credit impairment on (1) an individual basis for nonaccrual status loans, and (2) on a collective basis for all other loans since they have similar risk characteristics. The allowance of loan losses on an individual basis is assessed when a loan is on nonaccrual and the recoverability of the loan is less than its carrying value. The Company considers the loans to be collateral dependent and relies on the current fair value of the collateral as the basis for determining impairment. Loans that are not assessed individually for impairment are assessed on a collective basis, and the calculation of the allowance for loan losses considers our probability of default, based on a default curve and time since origination, as well as the underlying loan to value of the non-credit impaired assets.

For Credit Impaired Loans, we determine the allowance for loan losses based on a discounted cash flow model. Credit Impaired Loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected measured at acquisition date. The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan losses and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected cash flows have increased in subsequent evaluations, the Company will reduce any remaining valuation allowance. If a valuation allowance does not exist, the accretable yield will increase to the extent the yield of the reprojected cash flows is greater than the existing yield.

While we have a formal methodology to determine the adequate and appropriate level of the allowance for loan losses, estimates of inherent loan losses involve judgment and assumptions as to various factors, including current economic conditions. Our determination of adequacy of the loan loss reserve for credit losses is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management’s ongoing assessment of the adequacy of the allowance for loan losses.

Non-accrual loans

Non-accrual loans are the loans for which we are not accruing or accreting interest income. Non-accrual loans include non-credit impaired loans when principal or interest has been delinquent for 90 days or when it is determined that full collection of contractual cash flows is not probable. Additionally, credit impaired loans for which the Company is unable to reasonably estimate the timing and amount of expected cash flows are considered to be non-accrual loans. Income on credit impaired loans is recognized as described above under — Loans, held for investment — Credit Impaired Loans.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to the borrower’s financial difficulties, we grant concessions for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loans is classified as a troubled debt restructuring (“TDR”). These modified terms may include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to at fair value, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected.

Impaired loans

The Company considers a loan to be impaired when the Company does not expect to collect all the contractual interest and principal payments as scheduled in the loan agreements.

Mortgage backed securities, at fair value

The Company accounts for mortgage backed securities, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

Purchase and sales of MBS are recorded on the trade date. Our MBS securities pledged as collateral against borrowings under repurchase agreements are included in mortgage backed securities, at fair value on our consolidated balance sheets.

Our MBS are designated as trading securities. MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment (“ASC 360”). The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company’s intentions are to sell the real estate within a short holding period. Real estate is recorded at fair value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less closing costs. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative instruments, at fair value

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. The Company accounts for derivative instruments under ASC 815, Derivatives and Hedges.

All derivatives are reported as either assets or liabilities on the consolidated balance sheets at estimated fair value. The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, at fair value.

Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions. As of December 31, 2015 and 2014, the cash collateral receivable held for derivative instruments is $5.3 million and $7.8 million, respectively, and is included in restricted cash on the consolidated balance sheets.

Servicing rights

Servicing rights are accounted for under ASC 860, Transfers and Servicing. Servicing rights are initially recorded at fair value and subsequently carried at amortized cost. We capitalize the value expected to be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

realized from performing specified servicing activities for others as servicing rights when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. Servicing rights are amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment quarterly.

For purposes of testing our servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the net present value of servicing cash flow with its carrying value. The estimated net present value of servicing cash flows of the intangibles is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan prepayment rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible asset exceeds the net present value of servicing cash flows, the servicing rights are considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds the net present value of servicing cash flows.

We leverage all available relevant market data to determine the fair value of our recognized servicing assets. Since quoted market prices for servicing rights are not readily available, we estimate the fair value of servicing rights by determining the present value of future expected servicing cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates or obtained from third party industry data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the servicing rights, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our servicing rights by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

Intangible assets

Intangible assets are accounted for under ASC 350, Intangibles-Goodwill and Other. As of December 31, 2015, the Company’s identifiable intangible assets include one U.S. Small Business Administration (“SBA”) license for our Lending operations. The Company determined that its intangible assets have indefinite lives. The Company initially records its intangible assets at cost and subsequently tests for impairment on a quarterly basis.

Deferred financing costs

Costs incurred in connection with our borrowings under credit facilities are accounted for under ASC 340, Other Assets and Deferred Costs. Deferred costs are capitalized and amortized using the effective interest method over the respective financing term with such amortization reflected on our consolidated statements of income as a component of interest expense.

Our deferred financing costs may include legal, accounting and other related fees. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt facilities, which do not close, are expensed in the period in which it is determined that the financing will not close.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Due from Servicers

The loan servicing activities of the Company’s investing and ReadyCap reportable segments are performed primarily by third party servicers. SBA loans held at ReadyCap Lending are internally serviced. At December 31, 2015 and 2014, the Company’s servicers hold substantially all of the cash owned by the Company related to loan servicing activities. These amounts include principal and interest payments made by borrowers, net of advances and servicing fees. Cash is generally received within thirty days of recording the receivable. At December 31, 2015 and 2014, the due from servicers balance in the amount of $20.3 million and $23.5 million, respectively, represent funds received by loan servicers from loan activities that have not yet been paid to the Company.

The Company is subject to credit risk to the extent any servicer with whom the Company conducts business is unable to deliver cash balances or process loan-related transactions on the Company’s behalf. The Company monitors the financial condition of the servicers with whom the Company conducts business and believes the likelihood of loss under the aforementioned circumstances is remote.

Goodwill

Goodwill is accounted for in accordance with ASC Topic 350, Intangibles — Goodwill and Other, which provides, among other things, that goodwill is not amortized but is reviewed for impairment at least annually. The Company recorded goodwill in connection with the acquisition of certain operating subsidiaries. For purposes of goodwill impairment testing, each of the operating subsidiaries is deemed to be a reporting unit. As of December 31, 2014, the goodwill on the Company’s balance sheet related to businesses acquired within Silverthread. In the fourth quarter of 2015, the Company determined Silverthread should be classified as held-for-sale due to management’s intent to sell the segment, the availability and active marketing of the segment for immediate sale and the high probability of a successful sale. Additionally, the sale of Silverhead represents a complete exit from the real estate brokerage business. The Company has concluded that the exit from the real estate brokerage business results in a strategic shift in the operations of the Company. The Company concluded that it would not receive continuing cash flows from Silverthread and there would be no continuing involvement by the Company. Therefore, the Company has included Silverthread in discontinued operations. See Note 28 for more details.

Borrowings under credit facilities

The Company accounts for borrowings under credit facilities under ASC 470, Debt. The Company partially finances its loans, held-for-investment through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment and have maturity dates within two years from the consolidated balance sheet date. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with this credit facility is recorded as interest expense on the consolidated statements of income.

Securitized debt obligations of consolidated VIEs

Since 2011, we have engaged in seven securitization transactions which the Company accounts for under ASC 810. The Company is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs on the consolidated balance sheets.

Debt issuance costs related to securitizations are presented as a direct deduction from the carrying value of the related debt liability. These costs are amortized using the effective interest method. Amortization of debt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

issuance costs is amortized using the effective interest method and is included in interest expense from securitized debt obligations on the financial statements.

Borrowing under repurchase agreements

Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through December 31, 2015, none of our repurchase agreements had been accounted for as components of linked transactions. All securities financed through a repurchase agreement have remained on our consolidated balance sheets as an asset and cash received from the lender was recorded on our consolidated balance sheets as a liability. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the consolidated statements of income.

Guaranteed loan financing

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the consolidated balance sheets and the portion sold is recorded as guaranteed loan financing in the liabilities section of the consolidated balance sheets. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expense in the accompanying consolidated statements of income.

Repair and denial reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans. We may be responsible for the guaranteed portion of SBA loans if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility. This reserve is calculated using an estimated frequency of a repair and denial event upon default, as well as an estimate of the severity of the repair and denial as a percentage of the guaranteed balance.

Liability under participation agreements

The Company has entered into participation agreements with loan sub-servicers (“Participant Holders”) entitling the Participant Holders to an economic interest in a defined population of loans, held-for-investment (“participating assets”) based on the amount of co-investment made by Participant Holders. The Manager believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans. The Company’s obligation resulting from the Participant Holders’ economic interest in the participating assets, and any corresponding unremitted cash flows arising from principal and interest payments related to the participating assets, are recorded under accounts payable and other accrued liabilities in the consolidated balance sheets. The liability under participation agreements on the consolidated balance sheets is recorded at the Participant Holders’ portion of the carrying value of the participating assets.

Liability under subservicing agreements

The Manager has entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is generally paid at the time the last loan liquidates within a given portfolio. The expected incentive fee expense to be paid to the loan servicer is included under loan servicing expense in the consolidated statements of income and the related liability is recorded under liability under subservicing agreements on the consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Variable Interest Entities

VIEs are defined as entities in which equity investors (i) do not control the entity, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE’s economic performance may be determined by an entity’s involvement with the design of the VIE.

The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period. The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE.

The Company uses special purpose entities to securitize financial assets. Securitization involves transferring assets to an SPE, or securitization trust, to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Since 2011, we have engaged in seven securitization transactions. As discussed in Note 24, we have concluded that the Company was the primary beneficiary in each of these transactions and the securitization trusts are VIEs which are consolidated.

Non-controlling Interests

Non-controlling interest presented on the consolidated balance sheets and the consolidated statements of income represent direct investment in the Operating Partnership in the amounts by Sutherland OP Holdings I, Ltd. and Sutherland OP Holdings II, Ltd., respectively. It additionally includes Operating Partnership units sold to third parties and third party investment into consolidated subsidiaries.

Fair Value Option

The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

We have elected the fair value option for loans held-for-sale originated by ReadyCap. The fair value elections for loans, held at fair value originated by ReadyCap were made due to the short-term nature of these instruments.

Business Combinations

Under FASB ASC Topic 805, Business Combinations, the acquirer in a business combination must recognize, with certain exceptions, the fair values of assets acquired, liabilities assumed, and non-controlling interests when the acquisition constitutes a change in control of the acquired entity.

Earnings per Share

Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

outstanding for the period. The Company’s basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Income Taxes

GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of December 31, 2015 and 2014, we accrued no taxes, interest or penalties related to uncertain tax positions. In addition, we do not anticipate a change in this position in the next 12 months.

Offering Costs

Direct costs of obtaining capital through issuance of stock are deducted from the related proceeds and the net amount of the offering is recorded as contributed stockholders’ equity. Direct costs may include but are not limited to accounting fees, legal fees, underwriting fees and other professional fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

Interest income on non-credit impaired loans, held-for-investment, loans, held at fair value, and mortgage backed securities, at fair value is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to the accrual status of the asset. If the asset has been delinquent for the previous 90 days, the asset status will turn to non-accrual, and accrued revenue recognition will be suspended until the asset resumes contractual payments for three consecutive months.

For credit impaired loans, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The accretable yield, or the portion of the purchase discount that we believe will be recovered, is recorded as interest income on a level-yield basis over the life of the loan. The amounts considered as accretable and non-accretable yields may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Realized Gains (Losses)

Upon the sale or disposition (not including the prepayment of outstanding principal balance) of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value or cost basis of such loans or securities is recognized as a realized gain/loss. Prepayments of outstanding interest balances on loans held-for-investment are reported in interest income on loans, held-for-investment.

Derivative Instruments

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Origination Income and Expense

Origination income represents fees received for origination of either loans, held at fair value or loans, held-for-investment. For loans held, held at fair value, pursuant to ASC 825, the Company reports origination fee income as revenue and fees charged and costs incurred as expenses. These fees and costs are excluded from the fair value. For originated loans, held-for-investment, under ASC 310-10, the Company defers these origination fees and costs at origination and amortizes them under the effective interest method over the life of the loan. Origination fees and expenses for loans, held at fair value are presented in the consolidated statements of income in other income and operating expenses. The amortization of net origination fees and expenses for loans, held-for-investment are presented in the consolidated statements of income in interest income.

Note 4 — Recently Issued Accounting Pronouncements

In April 2014, the FASB issued guidance updating the criteria for reporting the disposal of a component of an entity as a discontinued operation. This guidance was effective for reporting periods beginning on or after December 15, 2014 with early adoption permitted only for disposals that have not been reported in financial statements previously issued or available for issuance. We have adopted the guidance beginning with the year beginning January 1, 2015.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09 is effective for the Company beginning January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is evaluating the impact ASU 2014-09 will have on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 changes the accounting for repurchase- and resale-to-maturity agreements by requiring that such agreements be recognized as financing arrangements, and requires that a transfer of a financial asset and a repurchase agreement entered into contemporaneously be accounted for separately. ASU No. 2014-11 also requires additional disclosures about certain transferred financial assets accounted for as sales and certain securities financing transactions. The accounting changes and additional disclosures about certain transferred financial assets accounted for as sales

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Recently Issued Accounting Pronouncements  – (continued)

are effective for the first interim and annual reporting periods beginning after December 15, 2014. The additional disclosures for securities financing transactions are required for annual reporting periods beginning after December 15, 2014 and for interim reporting periods beginning after March 15, 2015. Early adoption is not permitted. We have historically recorded our repurchase arrangements as secured borrowings, and accordingly, the adoption of ASU 2014-11 did not have a material impact on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We have currently have no share-based payments, and accordingly, the adoption of ASU 2014-12 did not have a material impact on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

In August 2014, the FASB issued ASU No. 2014-13, Consolidation (Topic 810) — Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (CFE). ASU No. 2014-13 provides an alternative to reflect changes in the fair value of the financial assets and the financial liabilities of the CFE by measuring either the fair value of the assets or liabilities, whichever is more observable. ASU No. 2014-13 provides new disclosure requirements for those electing this approach, and is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted. Adoption of ASU No. 2014-13 will not materially affect the Company’s consolidated balance sheets, results of operations, or cash flows.

In February 2015 the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1. Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; 2. Eliminate the presumption that a general partner should consolidate a limited partnership; 3. Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and 4. Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach, or retrospectively. The adoption of this guidance is not expected to have a material impact on the consolidated balance sheet, results of operations or liquidity of the Company.

In April 2015 the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs to be presented in the balance sheet as a direct deduction from the

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Note 4 — Recently Issued Accounting Pronouncements  – (continued)

associated debt liability, rather than deferring the charges as an asset. This aligns the presentation of debt issuance costs and debt discounts in the balance sheet. ASU No. 2015-30 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, and will be applied retrospectively to each prior period presented Early adoption is permitted. The Company has adopted 2015-03 for year-end December 31, 2015 and applied its provisions retrospectively. This resulted in the reclassification of unamortized deferred financing costs from deferred financing costs to reductions in secured debt obligations, of $3.2 million, on our consolidated balance sheet as of December 31, 2014. Other than this reclassification, the adoption of this standard did not have an impact on our consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. This ASU applies to all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The ASU clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (i) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (ii) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (i) the amount of foreclosed residential real estate property held by the creditor and (ii) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 was effective for the Company for reporting periods beginning after December 15, 2014. The Company has elected to adopt the amendments in this ASU using a prospective transition method. The Company’s adoption of ASU 2014-04 beginning on January 1, 2015, did not have a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date which defers the effective date of the standard to the annual reporting period in the fiscal year that begins after December 15, 2017 and early adoption is permitted as of the original effective date. The Company is currently evaluating the impact, if any, that the ASU will have on its consolidated financial statements.

In September 2015, FASB issued ASU no. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the account had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The adoption of this guidance is not expected to have a material impact on the consolidated balance sheet, results of operations or liquidity of the Company.

Note 5 — Fair Value Measurements

The Company adopted the provisions of FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Company has elected the fair value option for $155.1 million and $170.0 million of commercial mortgage loans as of December 31, 2015 and 2014, respectively.

The following table presents the Company’s financial instruments carried at fair value on a recurring basis as of December 31, 2015:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$631	$—	$—	$631
Trading securities, at fair value	—	—	—	—
Short term investments	249,989	—		249,989
Loans, held at fair value	—	—	155,134	155,134
Mortgage backed securities, at fair value	—	—	213,504	213,504
Derivative instruments, at fair value	—	723	—	723
Total assets	$250,620	$723	$368,638	$619,981
Liabilities:
Derivative instruments, at fair value	$—	$1,499	$—	$1,499
Total liabilities	$—	$1,499	$—	$1,499

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table presents the Company’s financial instruments carried at estimated fair value as of December 31, 2014:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$330	$—	$—	$330
Trading securities, at fair value	405	—	—	405
Short term investments	249,995	—	—	249,995
Loans, held at fair value	—	—	170,014	170,014
Mortgage backed securities, at fair value	—	—	158,422	158,422
Derivative instruments, at fair value	—	1,066	—	1,066
Total assets	$250,730	$1,066	$328,436	$580,232
Liabilities:
Derivative instruments, at fair value	$—	$1,962	$—	$1,962
Total liabilities	$—	$1,962	$—	$1,962

The following table presents a summary of changes in the fair value of loans, held at fair value classified as Level 3:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Beginning Balance	$170,014	$105,053
Realized gain (loss), net	1,990	(10)
Unrealized appreciation, net	9,327	7,287
Purchases/Originations	346,442	261,977
Sales/Principal Payments	(146,828)	(17,796)
Transfer to loans, held-for-investment	(225,811)	(186,497)
Ending Balance	$155,134	$170,014

For loans, held at fair value held at December 31, 2015 and 2014, the total change in unrealized gain for the period is $3.0 million and $3.8 million, respectively.

The following table presents a summary of changes in the fair value of mortgage backed securities, at fair value classified as Level 3:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Beginning Balance	$158,422	$—
Accreted discount (amortized premium)	(78)	4
Realized gains (losses), net	(314)	69
Unrealized appreciation (depreciation), net	(4,536)	563
Purchases	77,918	192,293
Sales/Principal Payments	(17,908)	(34,507)
Total mortgage backed securities, at fair value	$213,504	$158,422

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

For mortgage backed securities, at fair value held at December 31, 2015 and 2014, the total change in unrealized gain/(loss) for the period is ($4.5 million) and $0.6 million, respectively.

The Company’s policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments. There were no transfers to or from Level 3 for the consolidated balance sheet periods presented except for the transfer identified above.

Valuation Process for Fair Value Measurements

The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair, consistent and verifiable. The Company’s processes provide a framework that ensures the oversight of the Company’s fair value methodologies, techniques, validation procedures, and results.

The Company designates a valuation committee (the “Committee”) to oversee the entire valuation process of the Company’s Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company’s written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company’s Valuation Policy and are carried at fair value. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

The values provided by a third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis, comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company’s proprietary valuation models.

Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party and management, the investments are re-valued by the third party to account for the updated information.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2015 using third party information without adjustment:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Loans, held at fair value	$155,134	Single External Source	Discounted Cash Flow	$98.09 – 105.00	$103.21
Mortgage backed securities, at fair value	210,892	Broker Quotes	Third Party Mark	22.55 – 102.50	100.61
Mortgage backed securities, at fair value	2,612	Transaction Price	Transaction Price	100.00 – 100.00	100.00

(a)	Prices are weighted based on the unpaid principal balance of the investments included in the range for each class

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2014 using third party information without adjustment:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Loans, held at fair value	$170,014	Single External Source	Discounted Cash Flow	$98.01 – 105.00	$102.30
Mortgage backed securities, at fair value	157,844	Broker Quotes	Third Party Mark	22.16 – 104.98	100.22
Mortgage backed securities, at fair value	578	Transaction Price	Transaction Price	100.00 – 100.00	100.00

(a)	Prices are weighted based on the unpaid principal balance of the investments included in the range for each class

Financial instruments not carried at fair value

The following table presents the carrying value and estimated fair value of our financial instruments that are not carried at fair value on the consolidated balance sheets and are classified as Level 3:

	December 31, 2015		December 31, 2014
(In Thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Loans, held-for-investment	$1,560,938	$1,651,846	$917,482	$943,122
Servicing rights	27,250	27,260	36,725	41,447
Total assets	$1,588,188	$1,679,106	$954,207	$984,569
Liabilities:
Borrowings under credit facilities	$175,306	$175,306	$206,180	$206,180
Securitized debt obligations of consolidated VIEs	461,522	455,616	178,847	179,886
Guaranteed loan financing	499,187	524,368	107,568	92,529
Liabilities under participation agreements	3,700	4,285	7,155	8,344
Borrowings under repurchase agreements	644,137	644,137	627,741	627,741
Total liabilities	$1,783,852	$1,803,712	$1,127,491	$1,114,680

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2015:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Assets
Loans, held-for-investment	$1,651,846	Single external source	Discounted cash flow	$0.00 – 231.37	$97.88
Servicing rights	27,260	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	175,306	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	455,616	Broker quote	Average broker quote	81.04 – 102.00	98.05
Guaranteed loan financing	524,368	Single external source	Discounted cash flow	96.20 – 111.31	103.35
Liabilities under participation agreements	4,285	Single external source	Discounted cash flow	0.00 – 231.37	80.33

(a)	Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2014:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Assets
Loans, held-for-investment	$943,122	Single external source	Discounted cash flow	$0.00 – 170.72	$85.89
Servicing rights	41,447	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	206,180	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	37,828	Broker quote	Average broker quote	94.12 – 102.36	101.03
Securitized debt obligations, of consolidated VIEs	142,058	Transaction price	N/A	99.95 – 100.00	100.00
Guaranteed loan financing	92,529	Single external source	Discounted cash flow	0.00 – 98.89	78.24
Liabilities under participation agreements	8,344	Single external source	Discounted cash flow	0.00 – 170.72	78.34

(a)	Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Fair Value Measurements  – (continued)

The table above does not include real estate acquired in settlement of loans that have been charged off as a result of nonrecurring fair value measurements was $2.6 million and $4.5 million at December 31, 2015 and 2014, respectively. These assets have been marked to third party broker price opinions less an estimate of costs to sell.

Note 6 — Business Combinations

Through December 31, 2015, the Company has entered into various agreements through Silverthread, a subsidiary of the Company, pursuant to which the subsidiary acquired various entities for an aggregate purchase price of $6.5 million, of which $5.6 million was allocated to goodwill. The Company paid $2.7 million in aggregate for the various acquisitions and expects to pay the remaining $3.4 million subject to certain performance targets. These acquisitions are not presented separately or on a pro-forma basis because they have been deemed immaterial. In the fourth quarter of 2015, the Company commenced marketing for the potential sale of Silverthread, and classifies the segment as held for sale. Silverthread, including the aforementioned goodwill, is included in discontinued operations on the consolidated financial statements.

Note 7 — Loans

The Company acquires loans and SBA loans from third parties as well as originates loans through ReadyCap. In 2015 the Company acquired and originated $214.3 million and $452.3 million in unpaid principal balance, respectively. In 2014 the Company acquired and originated $1.0 billion and $302.0 million in unpaid principal balance, respectively.

The following table summarizes the classification and unpaid principal balance of loans at the Company’s reporting segments.

December 31, 2015 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$905,916	$37,025	$787,616	$1,730,557
Held at fair value	31,944	118,430	—	150,374
Total loans	$937,860	$155,455	$787,616	$1,880,931

December 31, 2014 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$734,015	$—	$479,757	$1,213,772
Held at fair value	83,138	83,050	—	166,188
Total loans	$817,153	$83,050	$479,757	$1,379,960

The following tables summarize the classification and carrying value of loans at the Company’s reporting segments.

December 31, 2015 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$836,244	$37,979	$686,715	$1,560,938
Held at fair value	32,655	122,479	—	155,134
Total loans	$868,899	$160,458	$686,715	$1,716,072

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

December 31, 2014 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$581,388	$—	$336,094	$917,482
Held at fair value	84,876	85,138	—	170,014
Total loans	$666,264	$85,138	$336,094	$1,087,496

Loan characteristics

The following table displays the geographic concentration of the Company’s loans, held-for-investment secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	December 31, 2015	December 31, 2014
Texas	13.6%	12.5%
California	10.8	12.9
Florida	9.9	13.8
New York	8.0	9.4
Arizona	6.1	5.0
Georgia	5.1	3.4
North Carolina	4.4	3.7
Virginia	3.6	1.8
New Jersey	2.5	3.1
Colorado	2.2	2.8
Other	33.8	31.6
Total	100.0%	100.0%

The following table displays the geographic concentration of the Company’s loans, held at fair value secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	December 31, 2015	December 31, 2014
Florida	19.9%	5.2%
California	17.3	15.0
Texas	16.4	26.2
Arizona	9.6	10.6
New York	7.8	10.3
Georgia	4.3	7.3
Oregon	3.2	7.0
Pennsylvania	3.0	1.1
Oklahoma	2.0	—
Illinois	1.9	2.2
Other	14.6	15.1
Total	100.0%	100.0%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

The following table displays the collateral type concentration of the Company’s loans, held-for-investment on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	December 31, 2015	December 31, 2014
Service provider	15.6%	15.4%
Retail	15.4	12.5
Multi-family	12.8	11.7
Health care	12.5	11.4
Lodging	9.8	7.6
Office	9.6	9.4
Industrial	5.5	4.2
Food sales and services	5.2	5.5
Mixed use	3.7	5.0
Single family	0.5	1.4
Other	9.4	15.9
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s loans, held at fair value on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	December 31, 2015	December 31, 2014
Office	40.9%	23.4%
Multi-family	29.1	41.5
Retail	16.1	20.7
Industrial	7.4	10.8
Mixed use	6.5	3.6
Other	—	—
Total	100.0%	100.0%

The following table displays delinquency information on loans, held-for-investment as of December 31, 2015:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 – 500k	399	0.00 – 24.00%	10/15/08 – 02/01/39	$52,558	$3,294	$8,576
500k – 1mm	83	3.99 – 9.90	03/10/10 – 05/01/38	57,047	26	3,876
1mm – 1.5mm	33	3.99 – 9.78	11/01/16 – 04/28/35	40,916	—	—
1.5mm – 2mm	38	3.99 – 10.25	08/01/15 – 11/01/37	67,056	—	3,117
2mm – 2.5mm	26	4.91 – 7.50	06/01/17 – 09/01/25	59,047	—	—
> 2.5mm	66	3.38 – 12.01	02/01/16 – 09/01/25	322,057	—	—
Total fixed-rate	645			$598,681	$3,320	$15,569

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Adjustable rate:
0 – 500k	2,846	0.00 – 9.75%	04/27/04 – 06/01/43	$285,810	$12,864	$12,880
500k – 1mm	405	2.66 – 8.75	10/28/14 – 12/30/40	255,404	7,361	4,805
1mm – 1.5mm	169	3.21 – 8.25	04/13/16 – 09/01/38	183,883	2,297	2,741
1.5mm – 2mm	81	2.62 – 6.00	01/02/11 – 03/01/38	119,626	—	2,599
2mm – 2.5mm	13	3.33 – 6.75	10/01/26 – 08/17/38	26,700	—	—
> 2.5mm	24	1.59 – 7.00	10/20/09 – 11/18/38	90,834	2,878	1,359
Total adjustable rate	3,538			$962,257	$25,400	$24,384
Total	4,183			$1,560,938	$28,720	$39,953

(a)	In thousands

The following table displays delinquency information on loans, held at fair value as of December 31, 2015:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate
0 – 500k	1	6.60 – 6.60%	06/01/18 – 06/01/18	$43	$—	$—
500k – 1mm	4	5.28 – 6.25	06/01/18 – 01/01/26	3,431	—	—
1mm – 1.5mm	5	0.58 – 5.91	05/01/20 – 12/01/25	6,180	—	—
1.5mm – 2mm	9	4.73 – 8.33	01/01/17 – 01/01/26	16,610	—	—
2mm – 2.5mm	4	5.54 – 6.50	11/01/20 – 01/01/26	9,713	—	—
> 2.5mm	26	4.33 – 7.75	02/01/16 – 01/01/26	115,159	—	—
Total fixed-rate	49			$151,136	$—	$—
Adjustable rate:
0 – 500k	—	—%	—	$—	$—	$—
500k – 1mm	—	—	—	—	—	—
1mm – 1.5mm	—	—	—	—	—	—
1.5mm – 2mm	1	3.44 – 3.44	01/01/36 – 01/01/36	1,777	—	—
2mm – 2.5mm	1	3.44 – 3.44	01/01/36 – 01/01/36	2,221	—	—
> 2.5mm	—	—	—	—	—	—
Total adjustable rate	2			$3,998	$—	$—
Total	51			$155,134	$—	$—

(a)	In thousands

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

The following table displays delinquency information on loans, held-for-investment as of December 31, 2014:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 – 500k	447	0.00 – 24.00%	10/15/08 – 02/01/39	$49,620	$3,826	$11,378
500k – 1mm	64	3.25 – 9.50	10/18/04 – 05/01/38	38,211	357	5,404
1mm – 1.5mm	18	3.99 – 18.00	06/15/11 – 08/01/24	20,523	2,308	1,069
1.5mm – 2mm	19	3.25 – 7.56	06/15/13 – 11/01/37	28,676	2,653	4,358
2mm – 2.5mm	9	5.07 – 7.84	12/01/14 – 08/01/24	20,566	1,756	—
> 2.5mm	31	3.38 – 12.00	12/30/14 – 11/01/24	174,102	2,729	—
Total fixed-rate	588			$331,698	$13,629	$22,209
Adjustable rate:
0 – 500k	4,086	0.00 – 10.00%	04/27/04 – 03/01/41	$269,474	$14,602	$24,981
500k – 1mm	182	2.66 – 8.75	09/19/09 – 03/01/47	103,708	1,323	4,088
1mm – 1.5mm	64	3.25 – 8.21	06/29/09 – 09/01/38	63,231	711	1,030
1.5mm – 2mm	49	2.62 – 7.38	07/28/09 – 03/01/38	68,056	1,386	—
2mm – 2.5mm	7	5.75 – 6.00	01/01/15 – 07/29/37	14,724	—	—
> 2.5mm	24	1.49 – 6.49	06/30/09 – 06/01/38	66,591	—	4,989
Total adjustable rate	4,412			$585,784	$18,022	$35,088
Total	5,000			$917,482	$31,651	$57,297

(a)	In thousands

The following table displays delinquency information on loans, held at fair value as of December 31, 2014:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Carrying Value(a)	30 – 89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate
0 – 500k	1	6.30 – 6.30%	09/01/24 – 09/01/24	$498	$—	$—
500k – 1mm	16	5.03 – 6.50	08/01/21 – 12/01/24	12,951	—	—
1mm – 1.5mm	6	5.07 – 6.73	08/01/21 – 01/01/25	7,397	—	—
1.5mm – 2mm	13	4.69 – 8.33	01/01/17 – 01/01/25	24,402	—	—
2mm – 2.5mm	4	4.98 – 7.33	12/01/16 – 01/01/25	9,330	—	—
> 2.5mm	26	4.66 – 10.00	11/01/15 – 01/01/25	112,626	—	—
Total fixed-rate	66			$167,204	$—	$—
Adjustable rate:
0 – 500k	5	5.48 – 5.73%	04/01/43 – 06/01/43	$2,320	$—	$—
500k – 1mm	1	5.48 – 5.48	04/01/43 – 04/01/43	490	—	—
1mm – 1.5mm	—	—	—	—	—	—
1.5mm – 2mm	—	—	—	—	—	—
2mm – 2.5mm	—	—	—	—	—	—
> 2.5mm	—	—	—	—	—	—
Total adjustable rate	6			$2,810	$—	$—
Total	72			$170,014	$—	$—

(a)	In thousands

The Company monitors the credit quality of loans, held-for-investment on an ongoing basis. The Company considers the loan-to-value ratio of our loans to be a general indicator of credit performance. The

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

Company monitors the loan-to-value ratio and associated risks on a monthly basis. The following table presents quantitative information on the credit quality of loans, held-for-investment as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	December 31, 2015	December 31, 2014
0.0 – 20.0%	$48,577	$33,115
20.1 – 40.0%	163,488	102,983
40.1 – 60.0%	425,482	229,959
60.1 – 80.0%	516,618	282,604
80.1 – 100.0%	206,794	97,052
Greater that 100.0%	199,979	171,769
Total	$1,560,938	$917,482

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

The following table presents quantitative information on the credit quality of loans, held at fair value as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	December 31, 2015	December 31, 2014
0.0 – 20.0%	$1,078	$4,883
20.1 – 40.0%	13,406	11,498
40.1 – 60.0%	31,057	42,181
60.1 – 80.0%	93,052	107,622
80.1 – 100.0%	6,186	3,830
Greater that 100.0%	10,355	—
Total	$155,134	$170,014

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

As of December 31, 2015 and 2014, the Company’s total carrying amount of loans in the foreclosure process was $4.2 million and $7.9 million, respectively.

Loans, held-for-investment

Loans, held-for-investment are accounted for under ASC 310-30 or ASC 310-10 depending on whether there is evidence of credit deterioration at the time of acquisition. The outstanding carry amount of the acquired loans broken down by ASC 310-30 and ASC 310-10 is as follows:

(In Thousands)	December 31, 2015	December 31, 2014
Loans, held-for-investment
Non-credit impaired loans	$1,401,476	$706,513
Credit impaired loans	159,462	210,969
Total loans, held-for-investment	$1,560,938	$917,482

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

The following table details the carrying value for loans, held-for-investment at the consolidated balance sheet dates.

	December 31, 2015		December 31, 2014
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Unpaid principal balance	$1,487,486	$243,071	$821,635	$392,137
Non-accretable discount	—	(28,580)	—	(111,232)
Accretable discount	(81,886)	(42,031)	(111,977)	(59,535)
Recorded investment	1,405,600	172,460	709,658	221,370
Allowance for loan losses	(4,124)	(12,998)	(3,145)	(10,401)
Carrying Value	$1,401,476	$159,462	$706,513	$210,969

In 2015, the Company acquired Non-credit Impaired Loans with contractually required principal and interest payments receivable of $28.7 million; expected cash flows of $24.7 million; and a fair value (initial carrying amount) of $17.5 million. In 2014, the Company acquired Non-credit Impaired Loans with contractually required principal and interest payments receivable of $283.7 million; expected cash flows of $148.6 million; and a fair value (initial carrying amount) of $59.0 million. The difference between the contractually required principal and interest payments receivable and the expected cash flows represents the initial non-accretable difference. The difference between the expected cash flows and the fair value (initial carrying amount) represents the initial accretable yield.

The following table details the activity of the accretable yield of loans, held-for investment.

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning accretable yield	$(111,977)	$(59,535)	$(6,270)	$(33,375)
Purchases	(4,681)	(4,115)	(136,339)	(46,562)
Sales	2,581	8,664	19,197	5,801
Accretion	16,224	17,511	8,339	30,643
Other	1,563	(12,832)	3,096	8,701
Transfers	14,404	8,276	—	(24,743)
Ending accretable yield	$(81,886)	$(42,031)	$(111,977)	$(59,535)

The following table details the accrual and non-accrual state of loans, held-for-investment by carrying value. All loans held at fair value are accrual loans.

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Accrual	1,376,180	159,462	679,315	210,969
Non-accrual	25,296	—	27,198	—
Total	$1,401,476	$159,462	$706,513	$210,969

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

The following table presents additional information on impaired loans, held-for-investment, or loans in which we do not expect to receive all principal and interest payments as scheduled in the loan agreements. Impaired loans include (i) non-credit impaired loans, or loans without evidence of credit deterioration at the time of purchase, that are subsequently placed on non-accrual status and (ii) credit impaired loans, or loans with evidence of credit deterioration since the time of purchase:

(In Thousands)	Total Carrying value of Impaired Loans	Unpaid Principal Balance of Impaired Loans	Carrying value for Which There Is A Related Allowance for Loan Losses	Carrying value for Which There Is No Related Allowance for Loan Losses	Interest Income Recognized
December 31, 2015
Non-credit impaired loans	$25,296	$33,362	$17,511	$7,785	$1,227
Credit impaired loans	54,043	86,477	54,043	—	11,075
Total December 31, 2015	$79,339	$119,839	$71,554	$7,785	$12,302
December 31, 2014(a)
Non-credit impaired loans	$27,198	$67,417	$10,101	$17,097	$1,806
Credit impaired loans	111,660	160,653	110,660	—	12,531
Total December 31, 2014	$138,858	$228,070	$120,761	$17,097	$14,337

(a)	In 2015, the Company clarified and updated its definition of impaired loans. 2014 amounts have been updated to correctly reflect the Company’s current presentation of impaired loans. The change in presentation does not have an impact on the Company’s 2014 financial statements.

As of December 31, 2015 and 2014, the Company’s average carrying amount of impaired loans was $129,264 and $231,988, respectively.

The following table details the activity of the allowance for loan losses for loans, held-for investment:

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans	Non-credit Impaired Loans	Credit Impaired Loans
Beginning balance	$748	$12,798	$—	$1,749
Provision for loan losses	5,316	14,327	773	12,291
Chargeoffs	(1,940)	(8,490)	(25)	—
Recoveries	—	(5,637)	—	(1,242)
Ending balance	$4,124	$12,998	$748	$12,798

As of December 31, 2015 and 2014, there was no allowance for loan losses assessed on a collective basis. The entire provision for loan losses above represents the allowance assessed on an individual loan level.

Loans, held at fair value

Loans, held at fair value were originated by ReadyCap. We elected the fair value option, in accordance with ASC 825 for our originated loans that are held-for-sale due to our intent to sell or securitize the loans in the near term. At December 31, 2015 there were 51 loans, with an aggregate outstanding principal balance of $150.4 million and an aggregate fair value of $155.1 million. At December 31, 2014 there were 72 loans, with an aggregate outstanding principal balance of $166.2 million and an aggregate fair value of $170.0 million. During the years ended December 31, 2015 and 2014 the Company recorded $9.3 million and $7.3 million of positive valuation adjustments on loans for which we elected the fair value option, respectively. These valuation adjustments are included in unrealized gain on loans, held at fair value on the consolidated statements of income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

Troubled Debt Restructurings

When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR. We do not consider any loans modified through a loan resolution such as foreclosure or short sale to be a TDR.

The Company uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include indicators such as the borrower is in default, has declared bankruptcy, has insufficient cash flow to cover debt, is unable to obtained funds from others or has breached financial covenants.

If the borrower is determined to be in financial difficulty, then the Company will determine whether a financial concession has been granted to the borrower by analyzing the value of the assets as compared to the recorded investment, modifications of the interest rate as compared to market rates, modification of the stated maturity date, modification of the timing of principal and interest payments and the partial forgiveness of debt. Modified loans that are classified as TDRs are individually evaluated and measured for impairment.

The following table summarizes the recorded investment of TDRs on the consolidated balance sheet dates.

(In Thousands)	December 31, 2015	December 31, 2014
Troubled debt restructurings
Food sales and services	$417	$18
Health care	1,011	87
Mixed use	356	—
Multi-family	241	—
Storage	1,563	—
Services	2,586	293
Office	2,066	—
Other	1,682	—
Total troubled debt restructurings	$9,922	$398

The following table summarizes the TDRs that occurred during the year ended December 31, 2015.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Food sales and services	$423	331	8
Industrial	1,181	1,184	1
Health care	1,152	948	7
Mixed use	363	342	1
Multi-family	2,412	245	2
Storage	1,415	1,415	1
Services	2,813	1,051	25
Office	1,972	2,066	1
Other	1,697	1,690	3
Total troubled debt restructurings	$13,428	9,272	49

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

The following table summarizes the TDRs that occurred during the year ended December 31, 2014.

(In Thousands)	Pre-Modification Recorded Balance	Post-Modification Recorded Balance	Number of Loans
Troubled debt restructurings
Food sales and services	$17	18	1
Health care	34	87	3
Services	296	293	3
Total troubled debt restructurings	$347	398	7

For the year ended December 31, 2015 the total allowance related to TDR’s was $2.1 million. There was no allowance related to TDR’s for the year ended December 31, 2014.

The following table summarizes our TDR modifications in 2015 presented by primary modification type and includes the financial effects of these modifications.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Total	Interest Income Recognized
Troubled debt restructurings
Food sales and services	$317	$—	$14	$331	11
Health care	927	—	21	948	32
Mixed use	—	—	356	356	86
Multi-family	—	—	241	241	95
Storage	1,563	—	—	1,563	360
Services	689	110	252	1,051	337
Office	2,066	—	—	2,066	437
Other	1,682	—	—	1,682	407
Total troubled debt restructurings	$7,244	$110	$884	$8,237	1,765

The following table summarizes our TDR modifications in 2014 presented by primary modification type and includes the financial effects of these modifications. For those loans that were modified more than once, the table reflects the first modification that occurred during the period.

(In Thousands)	Term Extension	Interest Rate Reduction	Principal Reduction	Total	Interest Income Recognized
Troubled debt restructurings
Food sales and services	$89	$—	$—	$89	4
Health care	41	84	—	125	49
Services	284	—	—	284	17
Total troubled debt restructurings	$414	$84	$—	$498	70

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Loans  – (continued)

Loans that are considered TDRs are classified as performing, unless they are on non-accrual status or greater than 90 days delinquent as of the end of the most recent quarter. The table below summarizes the accrual status of TDRs as of December 31, 2015.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Food sales and services	$86	$331	$417
Health care	3	1,008	1,011
Mixed use	356	—	356
Multi-family	241	—	241
Storage	1,563	—	1,563
Services	1,637	949	2,586
Office	2,066	—	2,066
Other	1,682	—	1,682
Total troubled debt restructurings	$7,634	$2,288	$9,922

Loans that are considered TDRs are classified as performing, unless they are on non-accrual status or greater than 90 days delinquent as of the end of the most recent quarter. The table below summarizes the accrual status of TDRs as of December 31, 2014.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Services	$283	$10	$293
Health care	5	82	87
Food sales and services	18	—	18
Total troubled debt restructurings	$306	$92	$398

The following tables summarize TDRs that occurred during the years ended December 31, 2015 and 2014, that subsequently defaulted during the period indicated and remained in default at period end. Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected. For purposes of this schedule, a loan is considered in default if it is 30 or more days past due.

	December 31, 2015		December 31, 2014
(In Thousands)	Number of Loans	Carrying Value	Number of Loans	Carrying Value
Troubled debt restructurings
Food sales and services	$4	$248	$—	$—
Health care	1	21	2	82
Storage	1	1,563	—	—
Services	7	268	2	10
Total	$13	$2,100	$4	$92

The Company does not believe the financial impact of the presented TDRs to be material. The other elements of the Company’s modification programs do not have a significant impact on financial results given their relative size, or do not have a direct financial impact as in the case of covenant changes.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Real Estate Acquired in Settlement of Loans

The Company acquires real estate through the foreclosure of its loans and the occasional purchase of real estate. The Company’s real estate properties are held in the Company’s consolidated taxable REIT subsidiaries, SAMC REO 2013-01, LLC, and ReadyCap Lending, LLC, other asset specific taxable REIT subsidiaries, as well as the Company’s securitization transactions. The following tables summarize the carrying amount of the Company’s real estate holdings as of the consolidated balance sheet dates:

December 31, 2015 (In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011-SBC1(a)	WVMT 2011-SBC3(b)	SCML 2015-SBC4(c)	ReadyCap Lending, LLC	Other Taxable REIT Subsidiaries(d)	Total
California	$86	$—	$—	$—	$—	$—	$86
Colorado	—	—	—	—	—	—	—
Connecticut	—	—	—	326	—	—	326
Florida	3,467	—	—	—	75	750	4,292
Georgia	321	—	—	—	—	—	321
Illinois	—	—	—	—	17	—	17
Indiana	6	—	—	—	45	—	51
Kansas	—	—	—	—	24	—	24
Kentucky	—	—	—	—	11	—	11
Massachusetts	—	—	—	—	—	—	—
Michigan	—	—	—	—	1	—	1
Missouri	—	—	—	3,693	7	—	3,700
New Hampshire	—	—	—	—	9	—	9
New Jersey	—	—	924	—	—	—	924
New York	—	—	144	—	—	—	144
North Carolina	2,946	—	—	—	1	—	2,947
Oregon	—	—	—	—	—	—	—
Rhode Island	—	125	45	—	—	—	170
Tennessee	269	—	—	—	—	—	269
Texas	125	—	—	—	5	—	130
Virginia	—	—	—	—	59	—	59
Total	$7,220	$125	$1,113	$4,019	$254	$750	$13,481

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011
(b)	Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011
(c)	Sutherland Commercial Mortgage Loans 2015-SBC4 is a grantor trust securitization completed by the Company in 2015
(d)	Other Taxable REIT Subsidiaries include 435 Clark Rd, LLC

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Real Estate Acquired in Settlement of Loans  – (continued)

December 31, 2014 (In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011-SBC1(a)	WVMT 2011-SBC3(b)	ReadyCap Lending, LLC	Other Taxable REIT Subsidiaries(c)	Total
Arizona	$—	$—	$—	$—	$—	$—
California	86	—	—	—	—	86
Colorado	142	—	—	—	—	142
Connecticut	—	—	—	—	—	—
Florida	3,879	—	165	10	1,247	5,301
Georgia	509	—	—	26	—	535
Illinois	—	—	—	7	—	7
Kentucky	—	—	—	—	—	—
Massachusetts	578	—	—	—	—	578
Michigan	—	—	—	6	—	6
Missouri	—	—	—	—	—	—
New Hampshire	—	—	—	20	—	20
New Jersey	—	—	2,081	—	—	2,081
New York	—	—	144	13	—	157
North Carolina	3,446	—	—	1	—	3,447
Oregon	—	—	—	313	—	313
Rhode Island	—	192	—	—	—	192
Tennessee	619	—	—	—	—	619
Texas	1,072	—	—	—	—	1,072
Virginia	—	—	—	169	—	169
Total	$10,331	$192	$2,390	$565	$1,247	$14,725

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011
(b)	Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011
(c)	Other Taxable REIT Subsidiaries include 435 Clark Rd, LLC and Williams Rd, LLC

Note 9 — Mortgage Backed Securities

The following table presents certain information about the Company’s MBS portfolio as of December 31, 2015.

(In Thousands)	Weighted Average Maturity(a)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
MBS
Commercial Loans	08/2041	6.2%	$213,706	$214,863	$210,892	$1,128	$(5,099)
Tax Liens	02/2031	6.5	2,612	2,612	2,612	—	—
Total		6.2%	$216,318	$217,475	$213,504	$1,128	$(5,099)

(a)	Weighted based on current principal balance

The following table presents certain information about the Company’s MBS portfolio as of December 31, 2014.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Mortgage Backed Securities  – (continued)

(In Thousands)	Weighted Average Maturity(a)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
MBS
Commercial Loans	06/2042	5.2%	$157,496	$157,282	$157,844	$1,291	$(728)
Tax Liens	07/2033	7.3	578	578	578	—	—
Total		5.2%	$158,074	$157,860	$158,422	$1,291	$(728)

(b)	Weighted based on current principal balance

The following table presents certain information about the maturity of the Company’s MBS portfolio as of December 31, 2015.

(In Thousands)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	8.6	17,254	15,814	15,619
After ten years	6.0	199,064	201,661	197,885
Total	6.2%	$216,318	$217,475	$213,504

The following table presents certain information about the maturity of the Company’s MBS portfolio as of December 31, 2014.

(In Thousands)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	—	—	—	—
After ten years	5.2	158,074	157,860	158,422
Total	5.2%	$158,074	$157,860	$158,422

Note 10 — Borrowings Under Credit Facilities

As of December 31, 2015 and 2014 the Company had credit facilities with outstanding borrowings of $175.3 million and $206.2 million, respectively.

The following tables present certain characteristics of our credit facilities:

	Eligible Assets	Maturity	Pricing	Maximum Facility Size (In Thousands)
Lender 1	Specifically Identified Assets	Sept 2017	LIBOR +3.5%	$250,000

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Borrowings Under Credit Facilities  – (continued)

	Pledged Assets Carrying Value at		Carrying Value at
(In Thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Lender 1	205,678	278,486	175,306	206,180
Total	$205,678	$278,486	$175,306	$206,180

The following tables present the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of December 31, 2015.

(In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 – 500k	1,544	5.3%	138	$103,256	$65,960
500k – 1mm	70	5.6	173	50,181	40,466
1mm – 1.5mm	36	5.8	177	43,903	35,917
1.5mm – 2mm	16	5.3	157	28,340	24,428
2mm – 2.5mm	8	4.9	175	17,521	15,328
Greater than 2.5mm	7	5.0	180	26,746	23,579
Total	1,681	5.4%	159	$269,947	$205,678

The following tables present the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of December 31, 2014.

(In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 – 500k	3,146	4.9%	158	$275,196	$187,692
500k – 1mm	75	5.7	213	52,470	40,544
1mm – 1.5mm	22	5.8	219	25,905	20,659
1.5mm – 2mm	10	5.3	181	17,384	13,644
2mm – 2.5mm	3	5.8	204	6,476	5,298
Greater than 2.5mm	3	5.3	226	13,181	10,649
Total	3,259	5.1%	174	$390,612	$278,486

The agreements governing the Company’s borrowings under credit facilities require the Company to maintain certain financial and debt covenants. The Company was in compliance with all debt and financial covenants as of December 31, 2015 and December 31, 2014 with the exception of one of the minimum tangible net worth, as adjusted (as defined in the loan agreement), with Lender 1 at December 31, 2014. For purposes of this test, the Company’s tangible net worth, as adjusted was $426.7 million at December 31, 2014 and the Company was required to maintain a minimum tangible net worth, as adjusted of $436.9 million. The Company obtained a waiver of this covenant from this financial institution for December 31, 2014.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Goodwill and Intangible Assets

Goodwill

Goodwill at the consolidated balance sheet dates represents the excess consideration transferred over the fair value of net asset acquired by CBCA. The goodwill recognized is attributable to the value embedded in the existing platforms of companies acquired by CBCA including a national network of real estate brokers. As discussed in Note 2, goodwill is tested for impairment at least annually. As of December 31, 2014, the goodwill on the Company’s balance sheet related to businesses acquired within Silverthread. In the fourth quarter of 2015, the Company commenced marketing for the potential sale of Silverthread therefore this segment is classified as held for sale and is included in discontinued operations in the consolidated financial statements. See Note 28 for more details.

Note 12 — Servicing rights

The Company performs servicing activities for third-parties which primarily include collecting principal, interest and other payments from borrowers, remitting the corresponding payments to investors and monitoring delinquencies. The Company’s servicing fees are specified by Pooling and Servicing Agreements. The Company earned gross servicing fees of $13.1 million and $7.1 million for the years ended December 31, 2015 and 2014, respectively.

Servicing rights are carried at the lower of cost or amortized cost. The Company estimates the fair value of servicing rights carried at amortized cost using a combination of internals models and data provided by third-party valuation experts. The assumptions used in our internal valuation include the speed at which the mortgages prepay, cost of servicing, discount rate and probability of default.

The Company’s models calculate the present value of expected future cash flows utilizing assumptions that we believe are used by market participants. We derive prepayment speeds, default assumptions and discount rate from historical experience adjusted for prevailing market conditions. Components of the estimated future cash flows include servicing fees, late fees, other ancillary fees and cost of servicing.

The significant assumptions used in the December 31, 2015 valuation of the Company’s servicing rights carried at amortized cost include:

—	Forward prepayment assumptions ranging from 6.0% to 24.0% (weighted average of 13.6%) depending on the servicing rights pool
—	Forward default assumptions ranging 0.0% to 2.4% (weighted average of 0.6%) depending on the servicing rights pool
—	Discount rates ranging from 12.0% to 15.0% (weighted average of 12.1%) depending on the servicing rights pool
—	Servicing expenses ranging from 0.2% to 0.4% (weighted average of 0.4%) depending on the servicing rights pool

The significant assumptions used in the December 31, 2014 valuation of the Company’s servicing rights carried at amortized cost include:

—	Forward prepayment assumptions ranging from 4.5% to 5.9% (weighted average of 4.9%) depending on the servicing rights pool
—	Forward default assumptions ranging 8.1% to 11.7% (weighted average of 8.7%) depending on the servicing rights pool
—	Discount rates ranging from 11.5% to 13.9% (weighted average of 12.0%) depending on the servicing rights pool
—	Servicing expense of 0.5%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Servicing rights  – (continued)

These assumptions can change between and at each reporting period as market conditions and projected interest rates change.

Loans serviced for others are not included in the consolidated balance sheets. The unpaid principal balance of loans serviced for others was $927.9 million and $1,040.1 million at December 31, 2015 and 2014, respectively. This balance includes $507.4 million and $119.2 million for 2015 and 2014, respectively, of loans that are included on the accompanying balance sheet, as these sales do not meet the definition of a “participating interest,” as defined in ASC 860, in order for sale treatment to be allowed.

The following table presents information about the Company’s servicing rights:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Beginning net carrying amount	$36,725	$—
Purchases	1,024	42,340
Amortization	(5,867)	(3,256)
Impairment	(4,632)	(2,359)
Ending net carrying value	$27,250	$36,725

The estimated future amortization expense for the servicing rights is expected to be as follows:

(In Thousands)	December 31, 2015	December 31, 2014
2015	$—	$5,777
2016	5,508	4,853
2017	4,604	4,039
2018	3,832	3,420
2019	3,169	3,014
2020	2,596	2,399
Thereafter	7,541	13,223
Total	$27,250	$36,725

The following table reflects the possible impact of 10% and 20% adverse changes to key assumptions on the carrying amount of the servicing rights.

(In Thousands)	December 31, 2015	December 31, 2014
Default rate
10% adverse change	$(9)	$(109)
20% adverse change	(17)	(285)
Prepayment rate
10% adverse change	(854)	(473)
20% adverse change	(1,660)	(1,002)
Discount rate
10% adverse change	(745)	(1,230)
20% adverse change	(1,446)	(2,433)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Offsetting Assets and Liabilities

In order to better define its contractual rights and to secure rights that will help the Company mitigate its counterparty risk, the Company may enter into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with multiple derivative counterparties. An ISDA Master Agreement, published by ISDA Master Agreement is a bilateral trading agreement between two parties that allow both parties to enter into over-the-counter (“OTC”), derivative contracts. The ISDA Master Agreement contains a Schedule to the Master Agreement and a Credit Support Annex, which governs the maintenance, reporting, collateral management and default process (netting provisions in the event of a default and/or a termination event). Under an ISDA Master Agreement, the Company may, under certain circumstances, offset with the counterparty certain derivative financial instruments’ payables and/or receivables with collateral held and/or posted and create one single net payment. The provisions of the ISDA Master Agreement typically permit a single net payment in the event of default including the bankruptcy or insolvency of the counterparty. However, bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against the right of offset in bankruptcy, insolvency or other events. In addition, certain ISDA Master Agreements allow counterparties to terminate derivative contracts prior to maturity in the event the Company’s stockholders’ equity decline by a stated percentage or the Company fails to meet the terms of its ISDA Master Agreements, which would cause the Company to accelerate payment of any net liability owed to the counterparty. As of December 31, 2015 and December 31, 2014 and for the periods then ended, the Company was in good standing on all of its ISDA Master Agreements or similar arrangements with its counterparties.

For derivatives traded under an ISDA Master Agreement, the collateral requirements are listed under the Credit Support Annex, which is the sum of the mark to market for each derivative contract, the independent amount due to the derivative counterparty and any thresholds, if any. Collateral may be in the form of Cash or any eligible securities, as defined in the respective ISDA agreements. Cash collateral pledged to and by the Company with the counterparty, if any, is reported separately on the consolidated balance sheets as restricted cash. All margin call amounts must be made before the notification time and must exceed a minimum transfer amount threshold before a transfer is required. All margin calls must be responded to and completed by the close of business on the same day of the margin call, unless otherwise specified. Any margin calls after the notification time must be completed by the next business day. Typically, the Company and its counterparties are not permitted to sell, rehyphothecate or use the collateral posted. To the extent amounts due to the Company from its counterparties are not fully collateralized, the Company bears exposure and the risk of loss from a defaulting counterparty. The Company attempts to mitigate counterparty risk by establishing ISDA Agreements with only high grade counterparties that have the financial health to honor their obligations and diversification, entering into agreements with multiple counterparties.

In accordance with ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, the Company is required to disclose the impact of offsetting of assets and liabilities represented in the consolidated balance sheets to enable users of the consolidated financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities. These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to enforceable master netting arrangements or ISDA Master Agreements or meet the following right of setoff criteria: (a) the amounts owed by the Company to another party are determinable, (b) the Company has the right to set off the amounts owed with the amounts owed by the counterparty, (c) the Company intends to set off, and (d) the Company’s right of setoff is enforceable at law. As of December 31, 2015 and 2014, the Company has elected to offset assets and liabilities associated with its OTC derivative contracts in the consolidated balances sheets.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Offsetting Assets and Liabilities  – (continued)

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2015:

(In Thousands)	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Received	Net Amount
Credit Default Swaps	$723	$—	$723	$—	$—	$723
Total	$723	$—	$723	$—	$—	$723

(In Thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Paid	Net Amount
Interest Rate Swaps	$1,499	$—	$1,499	$—	$1,499	$—
Borrowings under repurchase agreements	644,137	—	644,137	779,468	1,549	—
Borrowings under credit facilities	175,306	—	175,306	175,306	—	—
Total	$820,942	$—	$820,942	$954,774	$3,048	$—

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2014:

(In Thousands)	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Received	Net Amount
Credit default swaps	$1,066	$—	$1,066	$—	$520	$546
Total	$1,066	$—	$1,066	$—	$520	$546

(In Thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Paid	Net Amount
Interest rate swaps	$1,983	$21	$1,962	$—	$1,962	$—
Borrowings under repurchase agreements	627,741	—	627,741	626,741	1,000	—
Borrowings under credit facilities	206,180	—	206,180	206,180	—	—
Total	$835,904	$21	$835,883	$832,921	$2,962	$—

Note 14 — Derivative Instruments

The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which in 2015 were comprised of Interest Rate Swaps and Credit Default Swaps. Interest Rate Swaps are used to mitigate the exposure to changes in interest rates and involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the Swap contract. Credit Default Swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Derivative Instruments  – (continued)

The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the consolidated statements of income.

The following tables summarize the Company’s use of derivatives and their effect on the consolidated financial statements. Notional amounts included in the table are the average notional amounts on the consolidated balance sheet dates. We believe these are the most relevant measure of volume or derivative activity as they best represent the Company’s exposure to underlying instruments.

As of December 31, 2015 there was one open credit default swap contract and nine open interest rate swap contracts with counterparties.

The following table summarized the Company’s derivatives as of and for the year ended December 31, 2015.

(In Thousands)	Primary Underlying Risk	As of December 31, 2015
		Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value
Credit Default Swaps	Credit Risk	$15,000	$723	$—
Interest Rate Swaps	Interest rate risk	273,800	—	(1,499)
Total		$288,800	$723	$(1,499)

(In Thousands)	Twelve Months Ended December 31, 2015
	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	$(697)	$557
Interest Rate Swaps	(4,824)	463
Total	$(5,521)	$1,020

As of December 31, 2014 there were two open credit default swap contracts and fourteen open interest rate swap contracts with counterparties. The following table summarized the Company’s derivatives as of and for the year ended December 31, 2014.

(In Thousands)	Primary Underlying Risk	As of December 31, 2014
		Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value
Credit Default Swaps	Credit Risk	$50,000	$1,066	$—
Interest Rate Swaps	Interest rate risk	178,600	—	(1,962)
Total		$228,600	$1,066	$(1,962)

(In Thousands)	Twelve Months Ended December 31, 2014
	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	$(987)	$353
Interest Rate Swaps	(2,104)	(1,649)
Total	$(3,091)	$(1,296)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Borrowings Under Repurchase Agreements

As of December 31, 2015 and 2014 the Company had master repurchase agreements with six and five counterparties, respectively and had outstanding borrowings of $644.1 million and $627.7 million with those counterparties, respectively. Our repurchase agreements bear interest at a contractually agreed-upon rate and typically have initial terms of one month at inception, but in some cases may have initial terms that are shorter or longer.

The following table presents certain characteristics of our repurchase agreements at December 31, 2015:

(In Thousands)	Repurchase Agreement Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (days)
Securities financed:
Short term investments	$249,745	0.4%	13
Loans, held-for-investment/Loans, held at fair value	216,568	2.9	254
Mortgage backed securities	177,824	2.1	14
Total securities financed	$644,137	1.7%	93

The following table presents certain characteristics of our repurchase agreements at December 31, 2014:

(In Thousands)	Repurchase Agreement Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (days)
Securities financed:
Short term investments	$249,375	0.2%	7
Loans, held-for-investment/Loans, held at fair value	233,681	3.0	247
Mortgage backed securities	144,685	2.1	8
Total securities financed	$627,741	1.7%	96

The following table presents contractual maturity information about our borrowings under repurchase agreements at the consolidated balance sheet dates:

	December 31, 2015		December 31, 2014
Time Until Contractual Maturity	Balance (In Thousands)	Weighted Average Interest Rate	Balance (In Thousands)	Weighted Average Interest Rate
Within 30 days	$444,303	1.2%	$394,060	0.9%
Over 30 days to 60 days	—	—	—	—
Over 60 days to 90 days	39,214	2.6	—	—
Over 90 days to 120 days	—	—	—	—
Over 120 days to 360 days	140,323	3.0	233,681	3.0
Over 360 days	20,297	3.2	—	—
Total	$644,137	1.7%	$627,741	1.7%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Borrowings Under Repurchase Agreements  – (continued)

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at December 31, 2015:

(In Thousands)	Assets Pledged at Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Collateral pledged:
Short term investments	$249,989	$249,988	$—	$249,989
Loans, held-for-investment/Loans, held at fair value	228,944	225,803	1,281	230,225
Mortgage backed securities	209,468	213,392	988	210,456
Retained interest in assets of consolidated VIEs	88,298	88,298	500	88,798
Total collateral pledged	$776,699	$777,481	$2,769	$779,468

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at December 31, 2014:

(In Thousands)	Assets Pledged at Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Collateral pledged:
Short term investments	$249,995	$249,991	$—	$249,991
Loans, held-for-investment/Loans, held at fair value	318,273	315,160	730	319,003
Mortgage backed securities	156,444	155,811	753	157,197
Retained interest in assets of consolidated VIEs	25,394	25,394	—	25,394
Total collateral pledged	$750,106	$746,356	$1,483	$751,585

Note 16 — Guaranteed loan financing

The following table presents guaranteed loan financing and the related interest rates and maturity dates:

(In Thousands)	Weighted Average Interest Rate	Range of Interest Rates	Range of Maturities (Years)	Ending Balance
December 31, 2015	2.54%	1.03 – 6.99%	2015 – 2038	$499,187
December 31, 2014	1.51%	1.21 – 5.03%	2015 – 2038	$107,568

The following table summarizes contractual maturities of total guaranteed loan financing outstanding as of the consolidated balance sheet dates:

(In Thousands)	December 31, 2015	December 31, 2014
2015	$—	$162
2016	1,720	—
2017	7,981	—
2018	13,737	570
2019	7,946	5,130
2020	9,744	6,334
Thereafter	458,059	95,372
Total	$499,187	$107,568

Our guaranteed loan financing is secured by loans, held-for-investment of $507.4 million and $119.2 million as of December 31, 2015 and 2014, respectively.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Repair and Denial Reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans sold to third parties. As of December 31, 2015, assumptions used in calculating the reserve include a frequency of an estimated repair and denial event upon default of 4.26%, as well as an estimated severity of the repair and denial ranging from 24.6% to 62.2% of the guaranteed balance. As of December 31, 2014, assumptions used in calculating the reserve include a frequency of a repair and denial event upon default of ranging from 8% to 56%, as well as a severity of the repair and denial ranging from 42% to 50% of the guaranteed balance.

(In Thousands)	Year Ended December 31, 2015	Year Ended December 31, 2014
Beginning balance	$18,191	$—
Purchases/(Payments)	(245)	21,407
Release of repair and denial reserve(a)	(9,875)	(3,216)
Ending balance	$8,071	$18,191

(a)	The release of the repair and denial reserve is located in Other income on the consolidated statements of income

Note 18 — Related Party Transactions

In connection with the Company’s offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (Management Agreement), which describes the services to be provided to us by the Manager and compensation for such services. The Manager is responsible for managing the Company’s day-to-day operations, subject to the direction and oversight of the Company’s board of directors.

Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million. In 2015 the management fee was $7.3 million, $1.8 million of which was unpaid as of December 31, 2015. In 2014 the management fee was $7.0 million, $1.8 million of which was unpaid as of December 31, 2014. In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private offering of common shares. In 2015 the incentive fee accrual was $1.0 million, $0.5 million of which was unpaid as of December 31, 2015. The incentive fee payment is comprised of 50% of cash and 50% of the Company’s stock. The incentive fee cash distribution of $0.5m was paid to the Manager in 2015, the remaining $0.5 million in stock is due to the Manager as of December 31, 2015. The second quarter incentive fee stock distribution is 12 shares $14.82 per share, and the third quarter incentive fee stock distribution is 21 shares at $14.90 per share. The shares have a three year lock up period. There was no incentive fee earned for first and fourth quarters of 2015 or in 2014.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Related Party Transactions  – (continued)

The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company. In 2015 the Manager had $4.0 million in reimbursable expenses, $2.2 million of which remained payable by the Company as of December 31, 2015. In 2014 the Manager had $0.9 million in reimbursable expenses, $0.7 million of which remained payable by the Company as of December 31, 2014. Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the consolidated statements of income.

Note 19 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which the Company invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

Market Risk — Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

Credit Risk — The Company is subject to credit risk in connection with our investments in SBC loans and SBC MBS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

The Company is also subject to credit risk with respect to the counterparties to derivative contracts. If a counterparty becomes bankrupt or otherwise fails to perform its obligation under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In the event of the insolvency of a counterparty to a derivative transaction, the

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. In addition, the business failure of a counterparty with whom we enter a hedging transaction will most likely result in its default, which may result in the loss of potential future value and the loss of our hedge and force us to cover our commitments, if any, at the then current market price.

Liquidity Risk — Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and borrowings under repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

Off-Balance Sheet Risk — The Company has undrawn commitments on outstanding loans which are disclosed in Note 20.

Interest Rate — Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

Prepayment Risk — As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments and this is also affected by interest rate movements. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 20 — Commitments, Contingencies and Indemnifications

The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

As of December 31, 2015 and 2014, the Company had $34.3 million and $12.1 million of unfunded loan commitments related to loans, held at fair value, respectively.

Note 21 — Income Taxes

We elected to be taxed as a Real Estate Investment Trust, on our first income tax return for the year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of December 31, 2015 and December 31, 2014, we are in compliance with all REIT requirements.

As of December 31, 2015 we wholly owned three Taxable REIT Subsidiaries (“TRS”). A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income. As of December 31, 2014 we wholly owned six TRS.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 — Income Taxes  – (continued)

Our income tax provision consists of the following:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Current
Federal income tax	$5,234	$2,517
State and local income tax	710	324
Net current tax provision	5,944	2,841
Deferred
Federal income tax	750	308
State and local income tax	248	267
Valuation allowance	868	(2,519)
Net deferred tax provision	1,866	(1,944)
Total income tax provision	$7,810	$897

The difference between the federal statutory tax and the effective tax is as follows:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
U.S. statutory tax	$18,099	$12,310
State and local income tax	721	600
Income attributable to REIT	(10,138)	(8,155)
Income attributable to Non-controlling interests	(1,491)	(1,151)
Nondeductible	18	11
Other	(267)	(199)
Valuation allowance	868	(2,519)
Effective income tax	$7,810	$897

Our deferred income tax assets and liabilities consist of the following:

(In Thousands)	December 31, 2015	December 31, 2014
Net operating loss carryforwards	$515	$—
Unrealized losses	233	—
Impairment and reserves	8,086	—
Accruals	151	1,496
Depreciation/amortization	800	1,495
Startup costs	—	—
Other	—	60
Total deferred tax assets:	9,785	3,051
Loan/servicing rights balance	(8,774)	—
Contingencies	—	(1,042)
Investment in subsidiaries	—	—
Other taxable temporary difference	(64)	(65)
Deferred tax liabilities	(8,838)	(1,107)
Valuation allowance	(868)	—
Net deferred tax assets	$79	$1,944

The tables above do not include tax information on discontinued operations. 2014 amounts have been adjusted to reflect current year continuing operations.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 — Income Taxes  – (continued)

The tax rate on discontinued operations is approximately 87%. The difference between the statutory rate of 34% and this rate is driven by the release of a valuation allowance and the effects of state and local taxes.

Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. Our 2013, 2014, and 2015 tax years are subject to examination. The TRS’s major tax jurisdictions are Federal, New York State, New York City and California. The Company has $1.4 million of net operating loss carryforwards that will begin to expire in 2033.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — Other Asset and Other Liabilities

The following table details the Company’s other assets and other liabilities as of the consolidated balance sheet dates.

(In Thousands)	December 31, 2015	December 31, 2014
Other assets:
Prepaid technology expense	1,409	1,227
Prepaid taxes	—	—
Fixed assets	1,269	1,289
Prepaid insurance expense	227	555
Security deposits	201	157
Prepaid legal expense	—	109
Deferred tax asset	79	—
FHLB stock	10	—
Other	1,984	1,231
Total other assets	$5,179	$4,568
Other liabilities:
Servicing principal and interest payable	$9,789	$9,651
Unapplied cash	1,025	3,493
Accrued acquisition costs	—	503
Accrued professional fees	1,050	1,229
Accounts payable on liability under participation agreements	475	1,453
Interest payable	4,833	1,825
Accrued offering costs	—	1,090
Accrued tax liability	—	1,408
Cash held as collateral	320	—
Other	203	1,997
Total other liabilities	$17,695	$22,649

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23 — Other Income and Operating Expenses

The following table details the Company’s other income and operating expenses for the consolidated statements of income.

	For the Year Ended December 31,
(In Thousands)	2015	2014
Other income
Release of repair and denial reserve	10,120	3,216
Origination income	2,935	3,821
Other	1,376	1,044
Total other income	$14,431	$8,081
Operating expenses
Acquisition costs	575	2,213
Technology expense	2,414	2,740
Rent expense	996	354
Origination costs	2,779	1,196
Recruiting, training and travel expenses	1,223	901
Marketing expense	255	170
Insurance expense	412	514
Charge off of real estate acquired in settlement of loans	849	749
Other	2,562	2,000
Total operating expenses	$12,065	$10,837

Note 24 — Use of Special Purpose Entities

Special purpose entities, or “SPEs”, are entities designed to fulfill a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

Securitization transactions

Since 2011, the Company has engaged in seven securitization transactions. Under ASC 810: Consolidation, the Operating Partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transactions and to which the underlying loans in connection with the securitization were transferred. See Note 2 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.

The loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Use of Special Purpose Entities  – (continued)

On a quarterly basis, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company’s involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company’s evaluation of these factors, including the Company’s involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction.

For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the loans that were securitized to enable the senior security to be created and sold to a third-party investor. As such, the senior security is presented on the consolidated balance sheets as securitized debt obligations of consolidated VIEs. The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the loans sold to the VIE are breached. In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

As of December 31, 2015, the carrying value of the Company’s securitized assets was $633.7 million and $5.3 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively. As of December 31, 2014, the carrying value of the Company’s securitized assets was $248.9 million and $2.6 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively.

The securitization trust receives principal and interest on the underlying loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfill the obligations of the securitization trust. The risks associated with the Company’s involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

The activities of the trust are substantially set forth in the securitization transaction documents, primarily the loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the “Securitization Agreements”). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Use of Special Purpose Entities  – (continued)

Securitized debt

The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations securitized debt obligations of consolidated VIEs on the consolidated balance sheets. The following table presents additional information on the Company’s securitized debt obligations:

	December 31, 2015			December 31, 2014
(In Thousands)	Current Principal Balance	Carrying value	Weighted Average Interest Rate	Current Principal Balance	Carrying value	Weighted Average Interest Rate
Waterfall Victoria Mortgage Trust 2011-SBC1	$—	$—	—%	$63	$—	7.0%
Waterfall Victoria Mortgage Trust 2011-SBC2	28,651	28,651	5.2	36,786	36,786	5.8
Sutherland Commercial Mortgage Loans 2015-SBC4	75,470	73,656	4.0	—	—	—
ReadyCap Commercial Mortgage Trust 2014-1	112,368	110,945	3.3	142,064	138,836	3.2
ReadyCap Commercial Mortgage Trust 2015-1	164,701	158,345	4.1	—	—	—
ReadyCap Lending Small Business Trust 2015-1	90,581	89,925	1.7	—	—	—
Total	$471,771	$461,522	3.4%	$178,913	$175,622	3.6%

Repayment of our securitized debt will be dependent upon the cash flows generated by the loans in the securitization trust that collateralize such debt. The actual cash flows from the securitized loans are comprised of coupon interest, scheduled principal payments, prepayments and liquidations of the underlying loans. The actual term of the securitized debt may differ significantly from our estimate given that actual interest collections, mortgage prepayments and/or losses on liquidation of mortgages may differ significantly from those expected.

Costs incurred in connection with the securitization transactions are capitalized as deferred financing costs and amortized over the anticipated life of the securitized debt.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Use of Special Purpose Entities  – (continued)

VIE impact on consolidated financial statements

The following table reflects the assets and liabilities recorded on the consolidated balance sheets:

(In Thousands)	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	26	—
Restricted cash	1,362	—
Loans, held-for-investment	$633,720	$248,923
Real estate acquired in settlement of loans	5,257	2,582
Accrued interest	2,557	922
Due from servicers	6,121	5,773
Total assets	649,043	258,200
Liabilities:
Securitized debt obligations of consolidated VIEs	461,522	178,609
Accounts payable and other accrued liabilities	996	238
Total liabilities	462,518	178,847
Equity	$186,525	$79,353

The following table reflects the income and expense amounts recorded on our consolidated statements of income related to our consolidated VIEs for the periods the Company operated under operating company accounting.

	Year Ended December 31,
(In Thousands)	2015	2014
Interest income
Loans, held-for-investment	$45,393	$9,261
Total interest income	45,393	9,261
Interest expense
Securitized debt obligations	(11,018)	(3,857)
Total interest expense	(11,018)	(3,857)
Net interest income before provision for loan losses	34,375	5,404
Provision for loan losses	(3,394)	(3,959)
Net interest income after provision for loan losses	30,981	1,445
Other income (expense)
Other income	74	454
Loan servicing expense	(1,302)	(832)
Professional fees	(1)	—
Operating expenses	(275)	—
Total other income (expense)	(1,504)	(378)
Realized gain (loss)
Loans, held-for-investment	(600)	1,022
Real estate acquired in settlement of loans	(197)	(841)
Securitized debt obligations	(186)	613
Total realized gain (loss)	(983)	794
Net Income	$28,494	$1,861

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 25 — Stockholders’ Equity

The Company’s authorized capital stock consists of 450,000,000 shares of common stock, $0.01 par value per share and 125 shares of preferred stock, $1,000.00 par value. As of December 31, 2015 and 2014, 30,804,029 and 29,434,178 shares of common stock were issued and outstanding, respectively. There were 125 shares of preferred stock issued and outstanding.

Offering of preferred stock

The following table presents information with respect to shares of our preferred stock issued through our Private Offering in January 2014:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share	Per Value of Shares Issued	Additional Paid-in- Capital	Non- Controlling Interests	Net Proceeds
January 30, 2014 – Preferred Offering	125	$1,000.00	$125,000	$(17,000)	$—	$108,000

Common stock dividends

The following table presents cash dividends declared by our board of directors on our common stock from our inception on November 26, 2013 through December 31, 2015:

Declaration Date	Record Date	Payment Date	Dividend per Share
May 23, 2014	June 5, 2014	June 17, 2014	$0.16
August 28, 2014	September 10, 2014	September 24, 2014	$0.20
November 13, 2014	November 26, 2014	December 10, 2014	$0.30
December 23, 2014	December 31, 2014	January 21, 2015	$0.30
May 27, 2015	June 10, 2015	June 24, 2015	$0.32
August 21, 2015	August 28, 2015	September 11, 2015	$0.32
November 13, 2015	November 27, 2015	December 11, 2015	$0.35
December 31, 2015	December 31, 2015	January 29, 2016	$0.50

Stock incentive plan

In connection with the November 26, 2013 common stock offering, the equity incentive plan was established. Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company’s common stock issued and outstanding from time to time on a fully diluted basis. No awards were issued in connection with the Private Offering or Preferred Offering.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 26 — Earnings per Common Share

The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic income per share.

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Basic earnings per common share:
Net income from continuing operations	$45,421	$35,393
Loss from discontinued operations	$(653)	$(2,671)
Less:
Dividends and undistributed earnings allocated to participating securities	—	—
Non-controlling interests	4,385	3,385
Net income allocated to common shareholders	$40,383	$29,337
Basic weighted average common shares outstanding	30,262,419	29,434,178
Earnings (loss) per share
Continuing operations	$1.36	$1.09
Discontinued operations	$(0.02)	$(0.09)

Note 27 — Segment Reporting

The Company operates in three reportable segments: investment activities, new loan origination, and SBA loan origination.

The Company seeks to maximize the value of the distressed loans acquired by the Company through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels. These loans are financed though warehouse lines and securitization transactions.

The SBA loan origination and servicing segment is operated by a wholly-owned subsidiary, Lending. Lending originates and services SBA loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

In accordance with ASC 280, Segment Reporting, the Company has not included discontinued operations in the segment reporting.

The Company uses net income as the basis of measurement for its reportable segments.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 27 — Segment Reporting  – (continued)

Reportable segments for the twelve months ended December 31, 2015 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$65,937	$162	$54,565	$120,664
Loans, held at fair value	3,791	12,379	40	16,210
Mortgage backed securities, at fair value	12,081	—	—	12,081
Total interest income	81,809	12,541	54,605	148,955
Interest expense
Borrowings under credit facilities	(3,249)	—	(4,945)	(8,194)
Securitized debt obligations	(10,036)	—	(982)	(11,018)
Borrowings under repurchase agreements	(11,482)	(4,805)	—	(16,287)
Guaranteed loan financing	—	—	(12,307)	(12,307)
Total interest expense	(24,767)	(4,805)	(18,234)	(47,806)
Net interest income before provision for loan losses	57,042	7,736	36,371	101,149
Provision for loan losses	(13,153)	—	(6,490)	(19,643)
Net interest income after provision for loan losses	43,889	7,736	29,881	81,506
Other income (expense)
Other income	2,021	2,273	10,137	14,431
Servicing income	418	152	4,563	5,133
Employee compensation and benefits	—	(9,291)	(9,510)	(18,801)
Allocated employee compensation and benefits from related party	(1,944)	(1,204)	(175)	(3,323)
Professional fees	(2,757)	(879)	(3,318)	(6,954)
Management fees – related party	(4,170)	(1,681)	(1,409)	(7,260)
Incentive fees – related party	(488)	(1)	(476)	(965)
Loan servicing expense	(5,210)	(625)	1,451	(4,384)
Operating expenses	(3,090)	(5,573)	(3,402)	(12,065)
Total other income (expense)	(15,220)	(16,829)	(2,139)	(34,188)
Realized gain (loss)
Realized gain on trading securities, at fair value	993	—	—	993
Realized gain on short term investments	10	—	—	10
Realized gain on loans, held-for-investment	2,888	—	—	2,888
Realized gain on loans, held at fair value	164	1,826	—	1,990
Realized loss on mortgage backed securities, at fair value	(314)	—	—	(314)
Realized loss on real estate acquired in settlement of loans	(743)	—	—	(743)
Realized loss on derivative instruments, at fair value	(511)	(5,010)	—	(5,521)
Realized gain from intangible assets	—	—	1,317	1,317
Realized loss from securitized debt obligations	(186)	—	—	(186)
Realized loss on liability under participation agreements	(253)	—	—	(253)
Total realized gain (loss)	2,048	(3,184)	1,317	181

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 27 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Unrealized gain (loss)
Unrealized loss on trading securities, at fair value	(75)	—	—	(75)
Unrealized loss on short term investments	(4)	—	—	(4)
Unrealized gain on loans, held at fair value	181	9,146	—	9,327
Unrealized loss on mortgage backed securities, at fair value	(4,536)	—	—	(4,536)
Unrealized loss on derivative instruments, at fair value	(40)	1,060	—	1,020
Total unrealized gain (loss)	(4,474)	10,206	—	5,732
Net income before income tax provisions	26,243	(2,071)	29,059	53,231
Provisions for income taxes	—	2,011	(9,821)	(7,810)
Net income from continuing operations	26,243	(60)	19,238	45,421
Less: Net income attributable to non-controlling interests	4,385	—	—	4,385
Net income from continuing operations attributable to Sutherland Asset Management Corporation	$21,858	$(60)	$19,238	$41,036
Loss from discontinued operations				(653)
Net income attributable to Sutherland Asset Management Corporation				$40,383
Total Assets	$1,383,289	$190,036	$745,131	$2,318,456

Reportable segments for the year ended December 31, 2014 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$45,071	$587	$30,420	$76,078
Loans, held at fair value	877	11,163	—	12,040
Mortgage backed securities, at fair value	4,829	—	—	4,829
Total interest income	50,777	11,750	30,420	92,947
Interest expense
Borrowings under credit facilities	(1,340)	(4,059)	(3,459)	(8,858)
Securitized debt obligations	(3,857)	—	—	(3,857)
Borrowings under repurchase agreements	(4,151)	(103)	—	(4,254)
Guaranteed loan financing	—	—	(2,276)	(2,276)
Total interest expense	(9,348)	(4,162)	(5,735)	(19,245)
Net interest income before provision for loan losses	41,429	7,588	24,685	73,702
Provision for loan losses	(10,205)	—	(1,592)	(11,797)
Net interest income after provision for loan losses	31,224	7,588	23,093	61,905
Other income (expense)
Other income	418	3,824	3,839	8,081
Servicing income	656	—	1,800	2,456
Employee compensation and benefits	—	(8,044)	(4,747)	(12,791)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 27 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Allocated employee compensation and benefits from related party	(1,078)	(1,018)	(268)	(2,364)
Professional fees	(2,972)	(723)	(2,644)	(6,339)
Management fees – related party	(3,800)	(1,824)	(1,395)	(7,019)
Loan servicing expense	(9,521)	(231)	(548)	(10,300)
Operating expenses	(1,990)	(3,692)	(5,155)	(10,837)
Total other income (expense)	(18,287)	(11,708)	(9,118)	(39,113)
Realized gain (loss)
Realized gain on short term investments	—	51	—	51
Realized gain on loans, held-for-investment	7,463	—	1,650	9,113
Realized gain on loans, held at fair value	(10)	—	—	(10)
Realized loss on mortgage backed securities, at fair value	69	—	—	69
Realized loss on real estate acquired in settlement of loans	917	—	—	917
Realized loss on derivative instruments, at fair value	—	(3,091)	—	(3,091)
Realized loss from securitized debt obligations	613	—	—	613
Realized loss on liability under participation agreements	(531)	(94)	—	(625)
Total realized gain (loss)	8,521	(3,134)	1,650	7,037
Unrealized gain (loss)
Unrealized loss on trading securities, at fair value	(11)	—	—	(11)
Unrealized loss on short term investments	5	(87)	—	(82)
Unrealized gain on loans, held at fair value	78	7,209	—	7,287
Unrealized loss on mortgage backed securities, at fair value	563	—	—	563
Unrealized loss on derivative instruments, at fair value	—	(1,296)	—	(1,296)
Total unrealized gain (loss)	635	5,826	—	6,461
Net income before income tax provisions	22,093	(1,428)	15,625	36,290
Provisions for income taxes	—	(897)	—	(897)
Net income from continuing operations	22,093	(2,325)	15,625	35,393
Less: Net income attributable to non-controlling interests	3,385	—	—	3,385
Net income from continuing operations attributable to Sutherland Asset Management Corporation	$18,708	$(2,325)	$15,625	$32,008
Loss from discontinued operations				(2,671)
Net income attributable to Sutherland Asset Management Corporation				$29,337
Total Assets	$1,167,172	$95,927	$409,022	$1,672,121

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 28 — Discontinued Operations

In the fourth quarter of 2015, Sutherland Asset Management Corporation (the “Company”) commenced marketing the potential sale of Silverthread Falls, LLC (“Silverthread”). Silverthread engages in real estate brokerage and advisory services. The Company determined Silverthread should be classified as held-for-sale due to management’s intent to sell the segment, the availability and active marketing of the segment for immediate sale and the high probability of a successful sale. The Company concluded that it would not receive continuing cash flows from Silverthread and there would be no continuing involvement by the Company. Additionally, the sale of Silverhead represents a complete exit from the real estate brokerage business. The Company has concluded that the exit from the real estate brokerage business results in a strategic shift in the operations of the Company. Therefore, the Company has included Silverthread in discontinued operations. The Company expects the sale of the Silverthread to occur in April of 2016.

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued segment that are separately presented on the consolidated balance sheets.

(In Thousands)	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$1,073	$1,576
Other assets:
Sales commission receivable	3,261	3,386
Fixed assets	1,060	702
Prepaid insurance expense	37	—
Security deposit	99	104
Other	207	233
Goodwill	5,588	5,975
Total Assets	$11,325	$11,976
Liabilities:
Accrued salaries, wages and commissions	2,783	2,262
Accounts payable and other accrued liabilities
Contingent liabilities related to business combinations	3,424	4,093
Other	679	1,365
Total Liabilities	$6,886	$7,720

The primary components of discontinued operations are detailed in the table below:

(In Thousands)	For the Year Ended December 31,
	2015	2014
Other income
Commission income	16,208	14,641
Property management income	2,034	1,802
Other	386	353
Total other income	18,628	16,796
Employee compensation and benefits	(5,038)	(4,921)
Professional fees	(599)	(470)
Management fees – related party	—	(54)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 28 — Discontinued Operations  – (continued)

(In Thousands)	For the Year Ended December 31,
	2015	2014
Operating expenses
Acquisition costs	—	(379)
Commission expense	(10,596)	(9,236)
Technology expense	(871)	(458)
Rent expense	(1,607)	(965)
Tax expense	(33)	(19)
Recruiting, training, and travel expenses	(164)	(399)
Marketing expense	(70)	(624)
Insurance expense	—	(98)
Other	(3,103)	(1,844)
Total other operating expenses	(16,444)	(14,022)
Loss on sale	(1,650)	—
Loss before income tax benefit	(5,103)	(2,671)
Income tax benefit	4,450	—
Loss on discontinued operations presented on the statements of income	(653)	(2,671)

Note 29 — Subsequent Events

On March 1, 2016 the Company entered into an agreement to sell its interests in Silverthread. See Note 28 — Discontinued Operations. The Company evaluated subsequent events from December 31, 2015 through March 31, 2016, the date the consolidated financial statements were issued. No other subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements.

*****

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Interest income
Loans, held-for-investment	$4,797	$—
Loans, held at fair value	1,353	6,941
Mortgage backed securities, at fair value	—	4,148
Total interest income	6,150	11,089
Interest expense
Borrowings under credit facilities	(464)	—
Securitized debt obligations of consolidated VIEs	(1,719)	—
Total interest expense	(2,183)	—
Net interest income before provision for loan losses	3,967	11,089
Provision for loan losses	(1,749)	—
Net interest income after provision for loan losses	2,218	11,089
Other income (expense)
Other income	883	90
Employee compensation and benefits	(1,308)	—
Allocated employee compensation and benefits from related party	(817)	(381)
Professional fees	(827)	(438)
Management fees – related party	(672)	—
Incentive fees – related party	—	(796)
Loan servicing expense	(626)	(8,842)
Operating expenses	(1,704)	(1,577)
Total other income (expense)	(5,071)	(11,944)
Realized gain (loss)
Realized gain on investments	—	13,998
Realized gain on trading securities, at fair value	60	—
Realized gain on loans, held-for-investment	2,775	—
Realized loss on real estate acquired in settlement of loans	(55)	—
Realized loss on derivative instruments, at fair value	(236)	—
Realized gain (loss) on liability under participation agreements	214	(1,761)
Total realized gain	2,758	12,237
Unrealized gain (loss)
Unrealized loss on investments	—	(8,773)
Unrealized gain on trading securities, at fair value	131	—
Unrealized gain on short term investments	43	—
Unrealized loss on loans, held at fair value	(492)	—
Unrealized loss on derivative instruments, at fair value	(501)	—
Unrealized gain on liability under participation agreements	—	59
Total unrealized gain (loss)	(819)	(8,714)

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME – (continued)

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Net income (loss) before income tax provisions	(914)	2,668
Provisions for income taxes	—	—
Net income (loss) from continuing operations	(914)	2,668
Loss from discontinued operations (Note 18)	(1,294)	—
Net income	(2,208)	2,668
Less: Net income (loss) attributable to non-controlling interest	(376)	40
Net income (loss) attributable to Sutherland Asset Management Corporation	$(1,832)	$2,628
Basic and diluted earnings per common share		$(0.25)
Earnings (loss) per share:
Continuing operations	$(0.04)
Discontinued operations	$(0.05)
Basic weighted average shares outstanding	20,353,796	10,620,699

(a)	Non-investment Company Accounting applying other U.S. GAAP
(b)	Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Investment Company Accounting(a)		Operating Company Accounting(b)
	Controlling Interests	Non- Controlling Interests	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Non- Controlling Interests	Total Equity
(In thousands, except share data)			Shares	Par Value	Shares	Par Value
Balance at January 1, 2013	$136,631	$174	—	$—	—	$—	$—	$—	$—	$136,805
Net income	2,628	40	—	—	—	—	—	—	—	2,668
Capital contributions	144,081	—	—	—	—	—	—	—	—	144,081
Capital withdrawals	(8,347)	(116)	—	—	—	—	—	—	—	(8,463)
Balance at September 30, 2013	$274,993	$98	—	$—	—	$—	$—	$—	$—	$275,091
Issuance of Common Stock related to the formation transaction	—	—	—	—	14,926,850	149	223,754	—	—	223,903
Issuance of Operating Partnership Units related to the formation transaction	—	—	—	—	—	—	—	—	51,187	51,187
Redemption of Common Stock related to formation transactions	—	—	—	—	(240,834)	(2)	(3,611)	—	—	(3,613)
Redemption of Operating Partnership Units related to formation transactions	—	—	—	—	—	—	—	—	(9,201)	(9,201)
Issuance of Common Stock, net of offering costs	—	—	—	—	14,506,048	145	202,377	—	—	202,522
Issuance of Operating Partnership Units	—	—	—	—	—	—	—	—	8,317	8,317
Net loss	—	—	—	—	—	—	—	(1,832)	(376)	(2,208)
Balance at December 31, 2013	$—	$—	—	$—	29,192,064	$292	$422,520	$(1,832)	$49,927	$470,907

(a)	Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.
(b)	Non-investment Company Account applying other U.S. GAAP.

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Cash Flows From Operating Activities:
Net income	$(2,208)	$2,668
Less: Net loss from discontinued operations	(1,294)	—
Net income from continuing operations	(914)	2,668
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accretion of discount, net of amortization of premium, on investments	—	(2,572)
Accretion of discount, net of amortization of premium, on loans, held-for-investment	(1,857)	—
Provision for loan losses	1,749	—
Proceeds from sale of trading securities, at fair value	1,941	—
Proceeds from sale of short term investments	25	—
Net settlement of derivative instruments	(625)	—
Realized gain on investments	—	(13,999)
Realized gain on trading securities, at fair value	(60)	—
Realized gain on loans, held-for-investment	(2,775)	—
Realized loss (gain) on real estate acquired in settlement of loans	55	—
Realized loss on derivative instruments, at fair value	236	—
Realized loss (gain) on liability under participation agreements	(214)	1,761
Unrealized loss on investments	—	8,773
Unrealized loss (gain) on trading securities, at fair value	(131)	—
Unrealized loss (gain) on short term investments	(43)	—
Unrealized loss (gain) on loans, held at fair value	492	—
Unrealized loss on derivative instruments, at fair value	501	—
Unrealized gain on liability under participation agreements	—	(59)
Net changes in operating assets and liabilities, net of business combinations
Assets of consolidated VIEs, due from servicers	(1,826)	—
Due from servicers(d)	6,207	(751)
Receivable from related parties	1,281	(1,803)
Receivable from third parties	(1,410)	—
Other assets(d)	(2,038)	561
Liability under subservicing agreements	(1,234)	7,282
Accrued salaries, wages and commissions(d)	2,425	186
Payable to related parties(d)	1,001	814
Accounts payable and other accrued liabilities(d)	674	(5,520)
Net cash provided by (used in) operating activities	3,460	(2,659)
Net cash used in operating activities of discontinued operations	(1,827)	—

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Cash Flow From Investing Activities:
Purchase of investments(c)	—	(155,982)
Origination of loans, held at fair value(e)	(39,422)	—
Purchase of loans, held-for-investment(e)	(84,909)	—
Purchase of real estate	(452)	—
Payment of liability under participation agreements	(957)	(5,126)
Proceeds from sale and principal payment of investments(c)	—	66,969
Proceeds from disposition and principal payment of loans, held at fair value	319	—
Proceeds from disposition and principal payment of loans, held-for-investment	27,209	—
Proceeds from sale of real estate	1,120	—
Proceeds from liabilities under participation agreements	1,340	4,041
Increase in restricted cash(d)	(34)	—
Net cash used in investing activities	(95,786)	(90,098)
Net cash used in investing activities of discontinued operations	(1,615)	—
Cash Flows From Financing Activities:
Proceeds from borrowings under credit facilities(f)	45,639	—
Purchase and payments of securitized debt obligations of consolidated VIEs(f)	(15,563)	—
Payment of deferred financing costs	(7,877)	—
Proceeds from issuance of common stock, net of offering costs	203,882	—
Proceeds from issuance of Operating Partnership Units, net of offering costs	8,317	—
Redemption of Common Stock related to formation transactions	(3,613)	—
Redemption of Operating Partnership Unites related to formation transactions	(9,201)	—
Contributions	—	144,081
Withdrawals	—	(8,463)
Net cash provided by financing activities	221,584	135,618
Net increase (decrease) in cash and cash equivalents	125,816	42,861
Cash and cash equivalents at beginning of period	92,263	26,314
Cash and cash equivalents at end of period	$218,079	$69,175

(a)	Non-investment Company Accounting applying other U.S. GAAP.
(b)	Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.
(c)	For the purpose of financial statement presentation, this item is shown under the cash flows from investing section. Under investment company accounting there items would be shown under cash flows from operating activities section.

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Supplemental disclosure of operating cash flow
Cash paid for interest	$—	$—
Cash paid for taxes	$179	$70
Supplemental disclosure of non-cash flow information
Dividend reinvestment in common stock	$—	$—
Dividend reinvestment in operating partnership units	$—	$—
Supplemental disclosure of non-cash operating activities
(d)	The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company’s operating subsidiaries and VIEs as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in order to reconcile the effect on the Company’s cash balance.

	September 30, 2013	Adjustment	October 1, 2013
Cash and cash equivalents at beginning of the period	$69,175	$23,088	$92,263
Restricted cash	—	3,050	3,050
Due from servicers	3,756	7,782	11,538
Other assets	65	2,456	2,521
Accounts payable and other accrued liabilities	3,649	1,383	5,032
Accrued salaries, wages and commissions	186	926	1,112
Payable to related party	861	184	1,045

Supplemental disclosure of non-cash investing activities

(e)	The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company’s operating subsidiaries and VIEs as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in order to reconcile the effect on the Company’s cash balance.

	September 30, 2013	Adjustment	October 1, 2013
Purchase of loans, held-for-investment	$—	$205,432	$205,432
Origination of loans, held at fair value	—	66,441	66,441

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS – (continued)

The following represents the value of loans, held-for-investment at the time of their transfer to real estate acquired in settlement of loans:

	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Transfer of loans, held for investment to real estate acquired in settlement of loans	$(1,525)	$—

Supplemental disclosure of non-cash financing activities

(f)	The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company’s operating subsidiaries and VIEs as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in order to reconcile the effect on the Company’s cash balance.

	September 30, 2013	Adjustment	October 1, 2013
Proceeds from borrowings under credit facilities	$—	$16,181	$16,181
Purchase and payment of securitized debt obligations	—	71,313	71,313

See Notes To Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization

Sutherland Asset Management Corporation (the “Company” and together with its subsidiaries “we,” “us” and “our”) is a Maryland corporation formed on November 4, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC (“Waterfall” or the “Manager”), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the “Advisors Act”).

In November and December of 2013, we engaged in a series of Real Estate Investment Trust (“REIT”) formation transactions that included a private placement (the “2013 private placement”) of 14,506,048 shares of common stock of the Company and 562,890 partnership units (“OP units”) in Sutherland Partners, LP (the “Operating Partnership”). As part of these REIT formation transactions, the Company contributed the net proceeds from the sale of the 14,506,048 shares of common stock to the Operating Partnership in exchange for an equivalent number of OP units, and became the sole general partner of the Operating Partnership. The Company’s operations commenced upon completion of the private placement and related formation transactions on November 26, 2013.

The Operating Partnership holds substantially all of our assets and conducts substantially all of our business. The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Therefore, the Company consolidates the Operating Partnership.

The REIT formation transactions were comprised of the REIT reorganization, followed immediately by the 2013 private placement. The REIT reorganization did not involve an “acquirer” or the transfer of control, as the investors in the Operating Partnership maintained the same economic ownership throughout the REIT reorganization. Therefore, the REIT formation transactions did not result in any change in basis of the Operating Partnership’s assets or liabilities. Rather, the REIT formation transactions were accounted for as a recapitalization of the Operating Partnership resulting in the portion of operating results included in the consolidated statement of income and the portion of the consolidated statement of cash flows that occurred prior to the reorganization reflecting those of the Operating Partnership, the Company’s accounting predecessor; and the portion of the operating results included in the consolidated statement of income and the portion of the consolidated statement of cash flows that occurred after the REIT formation transactions representing those of the Company.

The Company, together with its consolidated subsidiaries and variable interest entities (“VIEs”), is a specialty finance company which acquires, originates, manages and finances small balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments.

SBC loans represent a special category of commercial loans, sharing both commercial and residential loan characteristics. SBC loans are secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets, aspects of residential mortgage credit analysis are utilized in the underwriting process.

The Company operates in four reportable segments: investment activities, new SBC loan originations, SBA loan origination and servicing, and real estate brokerage and advisory services.

The investment activities segment represents the Company’s investments in distressed SBC loans, real estate acquired in settlement of loans (“REO”), mortgage backed securities and equity securities traded on public exchanges. Management seeks to maximize the value of the distressed SBC loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization  – (continued)

The new SBC loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, “ReadyCap”). ReadyCap originates SBC loans through multiple loan origination channels. These loans may be financed though borrowings under credit facilities, borrowings under repurchase agreements and securitization transactions.

The SBA loan origination and servicing segment is operated through ReadyCap Lending, LLC (“Lending”), a wholly owned subsidiary of ReadyCap Commercial, LLC. Lending originates and services of loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

The Company qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with its taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to shareholders.

Note 2 — Basis of Presentation

The consolidated financial statements presented herein are for the periods October 1, 2013 through December 31, 2013 and January 1, 2013 through September 30, 2013. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) — as prescribed by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

The consolidated statements of income, consolidated statements of changes in equity and the consolidated statements of cash flows for the period January 1, 2013 through September 30, 2013 reflect the activities of our Operating Partnership.

Withdrawal of the Company’s Election to be treated as an Investment Company

Until September 30, 2013, the Operating Partnership was an investment company in accordance with the investment company definition criteria stipulated in the FASB ASC 946 (“ASC 946”), Financial Services — Investment Companies (Topic 946). Under GAAP, investment companies generally measure their investments at fair value, including controlling financial interests in investees that are not investment companies.

The Company’s current business focus had changed from investing for capital appreciation to investing for capital appreciation and providing fully integrated brokerage, advisory and loan origination business. Additionally, the Company’s equity interests in operating companies constituted an increasing amount of its total assets and operating results. As a result, the Company determined that it no longer qualified as an investment company and, as a result, operates as an operating company rather than an investment company effective October 1, 2013.

As a result of the change in operations from an investment company to an operating company, references are made to both Investment Company Accounting and Operating Company Accounting throughout these consolidated financial statements. Investment Company Accounting as it is referred to, is defined as accounting in accordance with GAAP for investment companies in accordance with ASC 946. Operating Company Accounting, as it is referred to, is defined as accounting in accordance with GAAP other than for investment companies.

As an operating company, the Company is required to consolidate the Operating Partnership and its subsidiaries, Sutherland Asset I, LLC, SAMC REO 2013-01, LLC, SAMC TRS 2014-01, LLC, Waterfall Victoria JemCap, LLC, Sutherland Asset II, LLC, ReadyCap, Silverthread, WAM Sarasota Hanger, LLC, 435 Clark, LLC, Williams Rd, LLC, Waterfall Commercial Depositor, LLC and Waterfall Commercial Depositor II, LLC (collectively, the “Operating Subsidiaries”). Under Investment Company Accounting, the

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation  – (continued)

fair value of the Operating Subsidiaries entities was included in the Company’s portfolio investments and the operating results of the Operating Subsidiaries were not consolidated with those of the Company. The assets, liabilities, results of operations and cash flows of the Operating Subsidiaries have been included in the Company’s consolidated financial statements effective October 1, 2013.

The change from an investment company accounting to operating company accounting did not have a material effect on the Company’s net loss from operations or related per share amounts for the three months ended December 31, 2013. However, the amounts and classification of the Statements of Income and Statements of Cash Flows had the following changes as described below.

Conversion from Investment Company Presentation to Operating Company Presentation

ASC Topic 250, Accounting Changes and Error Corrections

The Company was required to make the accounting change at the time that it no longer met the requirements of ASC 946. The Company has applied the change as of October 1, 2013, which is the first date that the Company determined it was no longer appropriate for the Company to use Investment Company Accounting.

The Company’s change in financial statement presentation from fair value Investment Company Accounting to Operating Company Accounting has been accounted for as the initial adoption of or modification of an accounting principle resulting from a change in events or transactions as contemplated by FASB ASC 250-10-45-1. The Company’s change to Operating Company Accounting is clearly different in substance from that previously occurring under Investment Company Accounting. This is not considered to be a change in accounting principle. In accordance with this view, the Company applied the adoption of accounting as an operating company prospectively beginning October 1, 2013.

ASC Topic 946, Investment Companies

The initial determination of whether the Operating Partnership was an investment company within the scope of ASC 946 was made upon formation of the Operating Partnership. Reconsideration of the provisions of ASC 946 by the Operating Partnership during 2013 resulted in the determination that continuation of Investment Company Accounting was no longer appropriate. ASC 946-10-15-5 dictates companies that no longer meet the conditions of an investment company should discontinue application of Topic 946 and report the change in status prospectively by accounting for its investments in conformity with applicable GAAP other than Investment Company Accounting, beginning as of the date of the change using fair value in conformity with Investment Company Accounting at the date of the change as the carrying amount of investments at the date of the change. In accordance with this guidance, the Company reported a change in status and began reporting as an operating company as of October 1, 2013. In addition, the fair value of the Company’s investments in the Operating Subsidiaries as of September 30, 2013 became its cost basis under Operating Company Accounting beginning on October 1, 2013. Prior to October 1, 2013 changes in fair value of Operating Subsidiaries were accounted for on the Market valuation adjustments line of the consolidated statements of income. The effects of the change in cost basis are shown below:

(In Thousands)	Market valuation adjustments resulting from step up in carrying value related to changes in accounting methodology, net	Step up in carrying value related to changes in accounting methodology, net
Consolidation of VIEs	$(19,562)	$19,562
Change in basis of loans, held-for-investment	(15,428)	15,428
Total	$(34,990)	$34,990

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation  – (continued)

Basis of Presentation of Consolidated Financial Statements

Changes made to the accompanying consolidated statements of income include the following:

•	The consolidated statement of income was reformatted for the nine months ended September 30, 2013 to conform to an operating company presentation. Certain balances are not applicable to an investment company and are not included prior to the date of change of October 1, 2013.
•	The Operating Subsidiaries’ results of operations are consolidated with those of the Company for the nine months ended September 30, 2013. Intercompany transactions are eliminated in consolidation for the nine months ended September 30, 2013.

Other changes to the consolidated financial statements include the following:

•	The consolidated statement of changes in partners’ capital is included for the nine months ended September 30, 2013.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The accompanying consolidated financial statements of the Company include the accounts and results of operations of the Operating Partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. Consolidated financial statements are in accordance with ASC 810, Consolidations. Intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts reported for the prior periods in the accompanying consolidated financial statements have been reclassified in order to conform to the current period’s presentation. The historical results of Silverthread been reflected in the accompanying consolidated statements of income for the three months ended December 31, 2013 as discontinued operations and financial information related to discontinued operations has been excluded from the notes to these financial statements for all periods presented.

Cash and Cash Equivalents

The Company has accounted for cash in accordance with ASC 305, Cash and Cash Equivalents. The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with institutions which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments.

Restricted Cash

Restricted cash represents cash held by the Company’s counterparties as collateral against its derivatives, borrowings under repurchase agreements, borrowings under credit facilities as well as cash held for remittance on loans serviced for third parties. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement. Restricted cash is returned to the Company when our collateral requirements are exceeded or at the maturity or termination of the derivative, borrowings under repurchase agreements and borrowings under credit facilities.

Trading securities, at fair value

The Company owns securities traded on major U.S. Exchanges. Investments are valued at the closing exchange price at month end.

Short term investments

The Company accounts for short term investments under ASC 320, Investments-Debt and Equity Securities. Short term investments consist of U.S. Treasury Bills with maturities of less than a year. The Company holds short term investments at fair value. Interest received and accrued in connection with short term investments is recorded as interest income on the consolidated statements of income. Changes in the fair value of short term investments are recorded as unrealized gain (loss) on short term investments on the consolidated statements of income.

Loans, held at fair value

Loans, held at fair value are loans originated by ReadyCap. The Company has elected the fair value option because of the intent to sell to third parties or transfer to securitizations in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on loans, held at fair value on the consolidated statements of income.

At the time a loan, held at fair value is securitized and the Company is subsequently required to consolidate the securitization vehicle under ASC 810, the Company transfers the loans, held at fair value to loans, held-for-investment

Loans, held-for-investment

Loans, held-for-investment are loans that the Company acquires or securitized loans originated by ReadyCap.

Acquired loans are recorded at cost at the time they are acquired and any related allowance is not carried over at the acquisition date. These acquired loans are segmented into two group, loans with evidence of credit deterioration, and loans without evidence of credit deterioration. Acquired loans without evidence of credit deterioration are accounted for under ASC 310-10 and are referred to as “Non-credit Impaired Loans”. Acquired loans with evidence of credit deterioration where the Company estimates that it will not receive all contractual payments are accounted for as purchased credit impaired loans in accordance with ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) and are referred to as “Credit Impaired Loans”.

Non-credit Impaired Loans

Loans purchased where the Company determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-10. The Company uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

For Non-credit Impaired Loans, revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has

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Note 3 — Summary of Significant Accounting Policies  – (continued)

been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Credit Impaired Loans

Loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

The estimated cash flows expected for each loan is estimated at the time the loan is acquired. The excess of the cash flows expected to be collected on Credit Impaired Loans, measured as of the acquisition date, over the estimated cost is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield method of accretion. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the non-accretable difference and is not accreted over time.

The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan losses and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected cash flows have increased in subsequent evaluations, the Company will reduce any remaining valuation allowance. If a valuation allowance does not exist, the accretable yield will be recalculated to account for the increase in expected cash flows.

The estimate of the amount and timing of cash flows for our Credit Impaired Loans is based on historical information available and expected future performance of the loans, including timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation (“FICO”) scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody’s, Standard & Poor’s Corporation (“S&P”), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows for non-performing loans.

The determination of whether an allowance for loan loss is necessary is subject to management estimates based on consideration of factual information available at the time of assessment as well as management’s estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

Allowance for loan losses

The allowance for loan losses is intended to provide for credit losses inherent in the loans, held-for-investment portfolio and is reviewed quarterly for adequacy considering credit quality indicators, including probable and historical losses, collateral values, loan-to-value ratio and economic conditions. The reserve is increased through provisions for credit losses charged to earnings and reduced by charge-offs, net of recoveries.

We determine the allowance for loan losses by measuring credit impairment on (1) an individual basis for nonaccrual status loans, and (2) on a collective basis for all other loans since they have similar risk

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characteristics. For loans that are not assessed individually for impairment are assessed on a collective basis, and the calculation of the allowance for loan losses considers our quantitative historical loss experience and qualitative adjustments, as needed.

While we have a formal methodology to determine the adequate and appropriate level of the allowance for loan losses, estimates of inherent loan losses involve judgment and assumptions as to various factors, including current economic conditions. Our determination of adequacy of the loan loss reserve for credit losses is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management’s ongoing assessment of the adequacy of the loan loss reserve.

Impaired loans

A loan is impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts of contractual payment for Non-credit Impaired Loans and/or the Company will be unable to collect all amounts of expected cash flows on Credit Impaired Loans. Impaired loans are loans which have an allowance for loan loss, a partial or full charge-off and/or loans that are on non-accrual status.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to the borrower’s financial difficulties, we grant concessions for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loans is classified as a troubled debt restructuring (“TDR”). These modified terms may include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of collateral. For modification where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to at fair value, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan. Loans accounted for under ASC 310-30 are not considered TDRs.

Mortgage backed securities, at fair value

The Company accounts for mortgage backed securities, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

Purchase and sales of MBS are recorded on the trade date. Our MBS are designated available-for-sale. To date, we have elected the fair value option for all of our MBS at the time of purchase and, as a result, recorded the change in estimated fair value of such assets in earnings as unrealized gains (losses) on mortgage backed securities, at fair value. MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business. Please refer to Note 4 for more information on fair value measurements.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment (“ASC 360”). The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company’s intentions are to sell the real estate within a short holding period. Real estate is recorded at fair value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less closing costs. Each investment in real estate property is tested for impairment on a quarterly basis.

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Note 3 — Summary of Significant Accounting Policies  – (continued)

Derivative instruments, at fair value

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. The Company accounts for derivative instruments under ASC 815, Derivatives and Hedges.

The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, net.

Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions.

Servicing rights

Servicing rights are accounted for under ASC 860, Transfers and Servicing. Servicing rights are initially recorded at cost and subsequently carried at amortized cost. We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as servicing rights when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. This asset is amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment quarterly.

For purposes of testing our servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the net present value of servicing cash flow with its carrying value. The estimated net present value of servicing cash flows of the intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan prepayment rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible asset exceeds the net present value of servicing cash flows, the servicing rights are considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds the net present value of servicing cash flows.

We define our servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities. Since quoted market prices for servicing rights are not readily available, we estimate the fair value of servicing rights by determining the present value of future expected servicing cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the servicing rights, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our servicing rights by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

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Note 3 — Summary of Significant Accounting Policies  – (continued)

Intangible assets

Intangible assets are accounted for under ASC 350, Intangibles-Goodwill and Other. The Company’s identifiable intangible assets include two U.S. Small Business Administration (“SBA”) licenses for our Lending operations. The Company determined that its intangible assets have indefinite lives. The Company initially records its intangible assets at cost and subsequently tests for impairment on a quarterly basis.

Deferred financing costs

Costs incurred in connection with our borrowings under credit facilities are accounted for under ASC 340, Other Assets and Deferred Costs. Deferred costs are capitalized and amortized using the effective interest method over the respective financing term with such amortization reflected on our consolidated statements of income as a component of interest expense. Our deferred financing costs may include legal, accounting and other related fees. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt facilities, which do not close, are expensed in the period in which it is determined that the financing will not close.

Borrowings under credit facilities

The Company accounts for borrowings under credit facilities under ASC 470, Debt. The Company partially finances its loans, held-for-investment and loans, held at fair value through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment and loans, held at fair value and have maturity dates within a year. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with this credit facility is recorded as interest expense on the consolidated statements of income.

Securitized debt obligations of consolidated VIEs

Since 2011, we have engaged in four securitization transactions which effective October 1, 2013 the Company accounts for under ASC 810. The Company is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs.

Borrowing under repurchase agreements

Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through December 31, 2013, none of our repurchase agreements had been accounted for as components of linked transactions. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the consolidated statements of income.

Long-term borrowings

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expense in the accompanying consolidated statements of income.

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Note 3 — Summary of Significant Accounting Policies  – (continued)

Repair and denial reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans. We may be responsible for the guaranteed portion of SBA loans if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility. This reserve is calculated using a frequency of a repair and denial event upon default, as well as a severity of the repair and denial as a percentage of the guaranteed balance.

Liability under participation agreements

The Company has entered into participation agreements with loan sub-servicers (“Participant Holders”) entitling the Participant Holders to an economic interest in a defined population of loans, held-for-investment (“participating assets”) based on the amount of co-investment made by Participant Holders. The Manager believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans.

Liability under subservicing agreements

The Manager has entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. The expected incentive fee expense to be paid to the loan servicer is included under loan servicing expense in the consolidated statements of income.

Variable Interest Entities

VIEs are defined as entities in which equity investors (i) do not control the entity, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE’s economic performance may be determined by an entity’s involvement with the design of the VIE.

Since 2011, we have engaged in four securitization transactions. Prior to October 1, 2013 the Operating Partnership was exempt from consolidating the securitizations under ASC 946. Upon conversion to an operating company on October 1, 2013, under ASC 810: Consolidation, the Operating Partnership was required to consolidate, as a VIE, the trusts that were created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. In determining the accounting treatment to be applied to these securitization transactions, the Company evaluated whether the entity used to facilitate the transaction was a VIE and, if so, whether it should be consolidated. The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE. The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period. Based on this evaluation, we concluded that each of the trusts was a VIE which should be consolidated.

Non-controlling Interest

Non-controlling interest presented on the consolidated statements of income represent direct investment in the Operating Partnership in the amounts by Sutherland OP Holdings I, Ltd. and Sutherland OP Holdings II, Ltd., respectively. It additionally includes Operating Partnership units sold to third parties and third party investment into consolidated subsidiaries.

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Note 3 — Summary of Significant Accounting Policies  – (continued)

Fair Value Option

The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected.

We have elected the fair value option for eligible financial assets and liabilities of our consolidated VIEs, loans held-for-sale originated by ReadyCap and mortgage backed securities. The fair value elections for loans, held at fair value originated by ReadyCap and mortgage backed securities were made due to the short-term nature of these instruments. The fair value elections for investments in trading securities were made because the shares are listed on an exchange, which allows us to determine the fair value using a quoted price from an active market.

Earnings per Share

Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares outstanding for the period. The Company’s basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Income Taxes

GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of December 31, 2013, we accrued no taxes, interest or penalties related to uncertain tax positions. In addition, we do not anticipate a change in this position in the next 12 months.

Offering Costs

Direct costs of obtaining capital through issuance of stock are deducted from the related proceeds and the net amount of the offering is recorded as contributed stockholders’ equity. Direct costs may include but are not limited to accounting fees, legal fees, underwriting fees and other professional fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

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Note 3 — Summary of Significant Accounting Policies  – (continued)

Interest Income

Interest income on performing loans and financial instruments is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the purchase of non-performing loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to our cash flow projections. For loans and MBS in which we expect to collect all contractual amounts due, we do not adjust the projected cash flows to reflect anticipated credit losses.

For non-performing loans which have been purchased at a discount to par value, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The amount considered as non-accretable yield may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

Realized Gains (Losses)

Upon the sale or disposition (not including the prepayment of outstanding principal balance) of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value of such loans or securities is recognized as a realized gain/loss.

Derivative Instruments

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Note 4 — Fair Value Measurements

The Company adopted the provisions of FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets

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Note 4 — Fair Value Measurements  – (continued)

or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table presents a summary of changes in the fair value of loans, held at fair value for the periods presented:

(In Thousands)	Twelve Months Ended December 31, 2013
Beginning Balance	$73,168
Accreted discount (amortized premium)	2,572
Realized gains (losses), net	14,538
Unrealized appreciation (depreciation), net	3,963
Purchases/Originations	179,325
Sales/Principal Payments	(62,994)
Transfer to loans, held-for-investment	—
Transfer due to change in accounting methodology(a)	(105,519)
Ending Balance	$105,053

(a)	The “Transfers due to change in accounting methodology” of $105.5 million reflects the fair value of investments being removed from the table above for such investments at the time of transfer. The “Ending Balance” reflects only those amounts that are held at fair value at December 31, 2013. Effective October 1, 2013, in connection with the conversion from an investment company to an operating company, as described in Note 2, the Company elected to carry its loans (excluding those loans originated by ReadyCap for which the Company has elected the FVO) at carrying value instead of fair value as previously recorded on and prior to October 1, 2013.

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Note 4 — Fair Value Measurements  – (continued)

The following table presents a summary of changes in the fair value of mortgage backed securities, at fair value for the periods presented:

(In Thousands)	Twelve Months Ended December 31, 2013
Beginning Balance	$53,214
Accreted discount (amortized premium)	—
Realized gains (losses), net	(2,213)
Unrealized appreciation (depreciation), net	(6,471)
Purchases	–
Sales/Principal Payments	(2,653)
Transfers due to consolidation(a)	(41,877)
Total mortgage backed securities, at fair value	$—

(a)	The amounts shown in the transfers due to consolidation for Mortgage backed securities, at fair value, reflect the fair value of the Company’s investments in the securitization vehicles that are retained by the Company as of October 1, 2013. These amounts are now eliminated upon consolidation as a result of the securitizations being consolidated by the Company effective October 1, 2013.

The Company’s policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments. There were no transfers to or from Level 3 for the consolidated income statement periods presented.

Valuation Process for Fair Value Measurement

The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair, consistent and verifiable. The Company’s processes provide a framework that ensures the oversight of the Company’s fair value methodologies, techniques, validation procedures, and results.

The Company designates a valuation committee (the “Committee”) to oversee the entire valuation process of the Company’s Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company’s written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company’s Valuation Policy and are carried at fair value. The Company will use an external pricing provided by a third-party source. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements  – (continued)

The values provided by this third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis, comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company’s proprietary valuation models.

Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party and management, the investments are re-valued by the third party to account for the updated information.

Note 5 — Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09 is effective for the Company beginning January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is evaluating the impact ASU 2014-09 will have on the Company’s Condensed Consolidated Financial Statements.

In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 changes the accounting for repurchase- and resale-to-maturity agreements by requiring that such agreements be recognized as financing arrangements, and requires that a transfer of a financial asset and a repurchase agreement entered into contemporaneously be accounted for separately. ASU No. 2014-11 also requires additional disclosures about certain transferred financial assets accounted for as sales and certain securities financing transactions. The accounting changes and additional disclosures about certain transferred financial assets accounted for as sales are effective for the first interim and annual reporting periods beginning after December 15, 2014. The additional disclosures for securities financing transactions are required for annual reporting periods beginning after December 15, 2014 and for interim reporting periods beginning after March 15, 2015. Early adoption is not permitted. Adoption of ASU No. 2014-11 is not expected to materially affect the firm’s financial condition, results of operations, or cash flows.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-12.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Recently Issued Accounting Pronouncements  – (continued)

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

In August 2014, the FASB issued ASU No. 2014-13, Consolidation (Topic 810) — Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (CFE). ASU No. 2014-13 provides an alternative to reflect changes in the fair value of the financial assets and the financial liabilities of the CFE by measuring either the fair value of the assets or liabilities, whichever is more observable. ASU No. 2014-13 provides new disclosure requirements for those electing this approach, and is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted. Adoption of ASU No. 2014-13 will not materially affect the firm’s financial condition, results of operations, or cash flows.

In February, 2015 the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1. Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; 2. Eliminate the presumption that a general partner should consolidate a limited partnership; 3. Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and 4. Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach, or retrospectively. The Company has not yet determined the potential effects of the adoption of ASU 2015-02.

Note 6 — Loans

The following table details the activity of the accretable yield of loans, held-for investment.

	For the Three Months Ended December 31, 2013(a)
(In Thousands)	Non-credit Impaired Loans	Credit Impaired Loans
Beginning accretable yield	$(398)	$(33,848)
Purchases	(6,518)	(7,071)
Sales	—	2,952
Accretion	597	2,277
Provision for loan losses	49	1,700
Transfers	—	615
Ending accretable yield	$(6,270)	$(33,375)

(a)	2013 amounts, which were previously combined, have been broken out to correctly reflect the components of credit impaired and non-credit impaired loans.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Loans  – (continued)

The following table details the activity of the allowance for loan losses for loans, held-for investment accounted for under ASC 310-10:

(In Thousands)	Three Months Ended December 31, 2013
Beginning balance	$—
Provision for loan losses	(1,749)
Chargeoffs	—
Recoveries	—
Ending balance	$(1,749)

Loans, held at fair value

We elected the fair value option, in accordance with ASC 825 for our originated loans that are held-for-sale due to our intent to sell or securitize the loans in the near term. During the three months ended December 31, 2013 the Company recorded $0.5 million in negative valuation adjustments on loans for which we elected the fair value option. These valuation adjustments are included in unrealized gain on loans, held at fair value on the consolidated statements of income.

Note 7 — Derivative Instruments

The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which through December 31, 2013 were comprised of Interest Rate Swaps and Credit Default Swaps to mitigate exposure to changes in interest rates. Interest Rate Swaps involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the Swap contract. Credit Default Swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the consolidated statements of income.

The following table summarized the Company’s derivatives for the period October 1, 2013 through December 31:

		For the Three Months Ended December 31, 2013
(In Thousands)	Primary Underlying Risk	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	Credit Risk	$(90)	$(774)
Interest Rate Swaps	Interest rate risk	(146)	273
Total		$(236)	$(501)

Note 8 — Related Party Transactions

In connection with the Company’s offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (or, Management Agreement), which describes the services to be provided to us by the Manager and compensation for such

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Related Party Transactions  – (continued)

services. The Manager is responsible for managing the Company’s day-to-day operations, subject to the direction and oversight of the Company’s board of directors.

Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million. For the periods November 26, 2013 through December 31, 2013, the management fee was $0.7 million. In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private offering of common shares. There was no incentive fee earned for the period November 26, 2013 through December 31, 2013.

The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Prior to November 26, 2013, the Manager was paid a quarterly fixed fee in arrears in an amount equal to 0.5% of the value of net assets of the Domestic Feeder Fund, adjusted for subscriptions and redemption made during the quarter. The Manager, in its sole discretions, may, in effect, waive or reduce this fee to be paid by any investor. This fee was charged at the Sutherland Fund, LP (“Domestic Feeder”), and the Company’s domestic feeder fund prior to the completion of the Company’s common stock private placement.

In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company. For the periods January 1, 2013 through December 31, 2013 the Manager had $0.9 million in reimbursable expenses. Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the consolidated statements of income.

Note 9 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which the Company invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

Market Risk — Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

Credit Risk — The Company is subject to credit risk in connection with our investments in SBC loans and SBC ABS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

Liquidity Risk — Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and borrowings under repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

Off-Balance Sheet Risk — Off balance sheet risk refers to situations where the maximum potential loss resulting from changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the reported amounts currently reflected in the accompanying consolidated financial statements.

Interest Rate — Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks  – (continued)

discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

Prepayment Risk — As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 10 — Commitments, Contingencies and Indemnifications

The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

As of December 31, 2013, the Company had $3.0 million of unfunded loan commitments related to loans, held at fair value respectively.

Note 11 — Income Taxes

We elected to be taxed as a Real Estate Investment Trust, on our first income tax return for the year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of December 31, 2013, we are in compliance with all REIT requirements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Income Taxes  – (continued)

We wholly own six Taxable REIT Subsidiaries (“TRS”). A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income.

Our income tax provision consists of the following:

(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Current
Federal income tax	$—	$—
State and local income tax	—	—
Net current tax provision	—	—
Deferred
Federal income tax	1,373	1,777
State and local income tax	275	355
Valuation allowance	(1,648)	(2,132)
Net deferred tax provision	—	—
Total income tax provision	$—	$—

The difference between the federal statutory tax and the effective tax is as follows:

(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
U.S. statutory tax	$(758)	$934
State and local income tax	(152)	187
Income attributable to REIT	(290)	—
Nondeductible	—	—
Other	—	—
Income attributable to passthru entities	(579)	(3,239)
Income attributable to noncontrolling interest	131	(14)
Valuation allowance	1,648	2,132
Effective income tax	$—	$—

Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. Our 2013 tax year is subject to examination. The TRS’s major tax jurisdictions are Federal, New York State, New York City and California. For Federal and state purposes, the TRS entities are subject to examination for the 2012 and 2013 tax years.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Other Income and Operating Expenses

The following table details the Company’s other income and operating expenses for the consolidated statements of income periods.

	Operating Company Accounting	Investment Company Accounting
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Other income
Origination income	$609	$—
Release of repair and denial reserve	—	—
Property management income	—	—
Other	274	90
Total other income	$883	$90
Operating expenses
Tax expense	$380	$452
Other	1,324	1,125
Total other expenses	$1,704	$1,577

Note 13 — Use of Special Purpose Entities

Special purpose entities (or, SPEs) are entities designed to fulfill a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

Securitization transactions

In 2011, the Company engaged in three securitization transactions. Prior to October 1, 2013 the Operating Partnership was exempt from consolidating the securitizations under ASC 946: Financial Services — Investment Companies. Upon the change to operating company accounting, under ASC 810: Consolidation, the Operating Partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. (See Note 2 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.).

The loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

On a quarterly basis, subsequent to October 1, 2013, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company’s involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Use of Special Purpose Entities  – (continued)

financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company’s evaluation of these factors, including the Company’s involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction effective October 1, 2013.

For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the loans that were securitized to enable the senior security to be created and sold to a third-party investor. The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the loans sold to the VIE are breached. In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

The securitization trust receives principal and interest on the underlying loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfill the obligations of the securitization trust. The risks associated with the Company’s involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

The activities of the trust are substantially set forth in the securitization transaction documents, primarily the loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the “Securitization Agreements”). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

VIE impact on consolidated financial statements

The following table reflects the income and expense amounts recorded on our consolidated statements of income related to our consolidated VIE’s for the periods the Company operated under operating company accounting.

(In Thousands)	Three Months Ended December 31, 2013
Interest income
Loans, held-for-investment	$1,755
Total interest income	1,755
Interest expense
Securitized debt obligations	(1,719)
Total interest expense	(1,719)
Net interest income	36

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Use of Special Purpose Entities  – (continued)

(In Thousands)	Three Months Ended December 31, 2013
Other income (expense)
Provision for loan losses	—
Other income	614
Loan servicing expense	(884)
Total other income (expense)	(270)
Realized gain (loss)
Loans, held-for-investment	1,284
Real estate acquired in settlement of loans	—
Securitized debt obligations	—
Total realized gain	1,284
Net Income	$1,050

Note 14 — Stockholders’ Equity

The Company’s authorized capital stock consists of 450,000,000 shares of common stock, $0.01 par value per share and 125 shares of preferred stock, $1,000.00 par value. As of December 31, 2013, 29,192,064 shares of common stock were issued and outstanding and there were 125 shares of preferred stock issued and outstanding.

Offering of common stock

The following table presents information with respect to shares of our common stock issued through the 2013 private placement in November 2013:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share		Per Value of Shares Issued	Additional Paid-in- Capital	Non- Controlling Interest	Net Proceeds
November 26, 2013 – 144a Offering	13,649,719		$.01	$136	$189,540	$8,318	$197,994
November 26, 2013 – Capital Contribution	14,926,850		.01	149	223,754	51,187	275,090
November 26, 2013 – Redemption of liquidating accounts	(240,834)		.01	(2)	(3,610)	(9,202)	(12,814)
December 19, 2013 – 144a Offering	856,329		.01	9	12,836	—	12,845
Total	29,192,064	$		$292	$422,520	$50,303	$473,115

Stock incentive plan

In connection with the November 26, 2013 common stock offering, the equity incentive plan was established. Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company’s common stock issued and outstanding from time to time on a fully diluted basis. No awards were issued in connection with the Private Offering or Preferred Offering and no awards will be granted prior to an initial public offering or listing of the Company’s common shares.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Earnings per Common Share

The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic income per share.

(In Thousands)	Three Months Ended December 31, 2013
Basic earnings (loss) per common share:
Net loss from continuing operations	$(914)
Loss from discontinued operations	(1,294)
Less:
Non-controlling interest	(376)
Net income (loss) allocated to common shareholders	$(1,832)
Basic weighted average common shares outstanding	20,353,796
Earnings (loss) per share
Continuing operations	$(0.04)
Discontinued operations	$(0.05)

Note 16 — Segment Reporting

The Company operates in four reportable segments: investment activities, new loan origination, SBA loan origination and servicing and real estate brokerage and advisory services.

The Company seeks to maximize the value of the distressed loans acquired by the Company through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels. These loans are financed through warehouse lines and securitization transactions.

The SBA loan origination and servicing segment is operated by a wholly-owned subsidiary, Lending. Lending originates and services SBA loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

The Company uses net income as the basis of measurement for its reportable segments.

Reportable segments for the three months ended December 31, 2013 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held-for-investment	$4,797	$—	$—	$4,797
Loans, held at fair value	—	1,353	—	1,353
Total interest income	4,797	1,353	—	6,150
Interest expense
Borrowings under credit facilities	—	(464)	—	(464)
Securitized debt obligations	(1,719)	—	—	(1,719)
Total interest expense	(1,719)	(464)	—	(2,183)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Segment Reporting  – (continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Net interest income before provision for loan losses	3,078	889	—	3,967
Provision for loan losses	(1,749)	—	—	(1,749)
Net interest income after provision for loan losses	1,329	889	—	2,218
Other income (expense)
Other income	614	269	—	883
Employee compensation and benefits	—	(1,308)	—	(1,308)
Allocated employee compensation and benefits from related party	(817)	—	—	(817)
Professional fees	(733)	(94)	—	(827)
Management fees – related party	(672)	—	—	(672)
Loan servicing expense	(605)	(21)	—	(626)
Operating expenses	(958)	(746)	—	(1,704)
Total other income (expense)	(3,171)	(1,900)	—	(5,071)
Realized gain (loss)
Realized gain on trading securities, at fair value	60	—	—	60
Realized gain on loans, held-for-investment	2,775	—	—	2,775
Realized loss on real estate acquired in settlement of loans	(55)	—	—	(55)
Realized loss on derivative instruments, at fair value	—	(236)	—	(236)
Realized loss on liability under participation agreements	214	—	—	214
Total realized gain (loss)	2,994	(236)	—	2,758
Unrealized gain (loss)
Unrealized loss on trading securities, at fair value	131	—	—	131
Unrealized loss on short term investments	—	43	—	43
Unrealized gain on loans, held at fair value	—	(492)	—	(492)
Unrealized loss on derivative instruments, at fair value	—	(501)	—	(501)
Total unrealized gain (loss)	131	(950)	—	(819)
Net income before income tax provisions	1,283	(2,197)	—	(914)
Provisions for income taxes	—	—	—	—
Net income from continuing operations	1,283	(2,197)	—	(914)
Less: Net loss from discontinued operations				(1,294)
Net loss				(2,208)
Less: Net loss attributable to non-controlling interest				(376)
Net income attributable to Sutherland Asset Management Corporation				$(1,832)
Total Assets	$487,939	$129,361	$—	$621,659

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Segment Reporting  – (continued)

Reportable segments for the nine months ended September 30, 2013 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Consolidated
Interest income
Loans, held at fair value	$6,941	$1,086	$—	$8,027
Mortgage backed securities, at fair value	4,148	—	—	4,148
Total interest income	11,089	1,086	—	12,175
Interest expense
Borrowings under credit facilities	—	(8)	—	(8)
Total interest expense	—	(8)	—	(8)
Net interest income	11,089	1,078	—	12,167
Other income (expense)
Other income	90	1,467	—	6,723
Employee compensation and benefits	—	(4,623)	—	(6,282)
Allocated employee compensation and benefits from related party	(381)	—	—	(381)
Professional fees	(438)	(778)	—	(1,462)
Incentive fees – related party	(796)	—	—	(796)
Loan servicing expense	(8,842)	—	—	(8,842)
Operating expenses	(1,577)	(1,032)	—	(7,896)
Total other income (expense)	(11,944)	(4,966)	—	(18,936)
Realized gain (loss)
Realized gain on investments	13,998	(116)	—	13,882
Realized loss on liability under participation agreements	(1,761)	—	—	(1,761)
Total realized gain (loss)	12,237	(116)	—	12,121
Unrealized gain (loss)
Unrealized loss investments	(3,868)	1,125	—	(2,743)
Unrealized gain on liability under participation agreements	59	—	—	59
Total unrealized gain (loss)	(3,809)	1,125	—	(2,684)
Net income before income tax provisions	7,573	(2,879)	—	2,668
Provisions for income taxes	–	—	—	—
Net income	7,573	(2,879)	—	2,628
Less: Net income attributable to non-controlling interest	—	—	—	40
Net income attributable to Sutherland Asset Management Corporation	$7,573	$(2,879)	$—	$2,628
Total Assets	$223,291	$94,752	$—	$319,238

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Financial Highlights

Financial highlights of the Company for the period January 1, 2013 through September 30, 2013, are as follows:

Limited Partners
Total return
Total return before incentive fee	2.2%
Incentive fee	(0.3)
Total return after incentive fee	1.9%
Ratio to average Limited Partners’ capital(a)
Operating expenses before interest expense	(6.8)%
Interest Expense	—
Total operating expenses including interest expense	(6.8)
Incentive fee	(0.5)
Total operating expenses and incentive fee	(7.3)%
Net investment income	6.8%

(a)	Ratio to average Limited Partners’ Capital have been annualized.3

Note 18 — Discontinued Operations

In the fourth quarter of 2015, Sutherland Asset Management Corporation (the “Company”) commenced marketing the potential sale of Silverthread Falls, LLC (“Silverthread”). Silverthread engages in real estate brokerage and advisory services. The Company determined Silverthread should be classified as held-for-sale due to management’s intent to sell the segment, the availability and active marketing of the segment for immediate sale and the high probability of a successful sale. The Company concluded that it would not receive continuing cash flows from Silverthread and there would be no continuing involvement by the Company. Additionally, the sale of Silverhead represents a complete exit from the real estate brokerage business. The Company has concluded that the exit from the real estate brokerage business results in a strategic shift in the operations of the Company. Therefore, the Company has included Silverthread in discontinued operations. The Company expects the sale of the Silverthread to occur in April of 2016.

The primary components of discontinued operations are detailed in the table below:

(In Thousands)	Three Months Ended December 31, 2013
Other income
Commission income	2,147
Other	417
Total other income	2,564
Employee compensation and benefits	(722)
Professional fees	(152)
Operating expenses
Commission expense	(2,321)
Other	(663)
Total other operating expenses	(2,984)
Loss on discontinued operations presented on the statements of income	(1,294)

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

ZAIS FINANCIAL CORP.,

ZAIS FINANCIAL PARTNERS, L.P.,

ZAIS MERGER SUB, LLC,

SUTHERLAND ASSET MANAGEMENT CORPORATION AND

SUTHERLAND PARTNERS, L.P.

DATED AS OF APRIL 6, 2016

Page
ARTICLE 1 DEFINITIONS	A-7
Section 1.1 Definitions	A-7
Section 1.2 Interpretation and Rules of Construction	A-20
ARTICLE 2 THE MERGERS	A-20
Section 2.1 The Mergers; Other Transactions	A-20
Section 2.2 Closing	A-21
Section 2.3 Effective Times	A-21
Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership	A-22
Section 2.5 Managers of the Surviving Entity	A-22
Section 2.6 Tax Treatment of Mergers	A-22
Section 2.7 Subsequent Actions	A-22
ARTICLE 3 EFFECTS OF THE MERGERS	A-23
Section 3.1 Effects of the Mergers	A-23
Section 3.2 Determination of Exchange Ratio.	A-24
Section 3.3 Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares	A-25
Section 3.4 Withholding Rights	A-27
Section 3.5 Lost Certificates	A-27
Section 3.6 Dissenters Rights	A-27
Section 3.7 General Effects of the Mergers	A-28
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES	A-28
Section 4.1 Organization and Qualification; Subsidiaries	A-28
Section 4.2 Authority	A-29
Section 4.3 Approval Required	A-30
Section 4.4 No Conflict; Required Filings and Consents	A-30
Section 4.5 Capital Structure	A-31
Section 4.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	A-32
Section 4.7 Absence of Certain Changes or Events	A-34
Section 4.8 No Undisclosed Liabilities	A-34
Section 4.9 Permits; Compliance with Law	A-34
Section 4.10 Litigation	A-35
Section 4.11 Mortgage Business	A-35
Section 4.12 Taxes	A-39
Section 4.13 Benefit Plans	A-41
Section 4.14 Intellectual Property	A-42

EXHIBITS

Exhibit A-1 — Company Termination Agreement
Exhibit A-2 — Sutherland Termination Agreement
Exhibit B-1 — Waterfall Management Agreement
Exhibit B-2 — Waterfall Side Letter
Exhibit C — Director Resignation Letter
Exhibit D — Surviving Entity Certificate of Formation
Exhibit E — Surviving Entity Operating Agreement
Exhibit F — Surviving Partnership Agreement
Exhibit G — Proposed Book Value Schedule (Company)
Exhibit H — Proposed Book Value Schedule (Sutherland)
Exhibit I — Calculation Principles
Exhibit J — Tender Offer Price
Exhibit K — Tender Offer Conditions

DISCLOSURE LETTERS

Company Disclosure Letter
Sutherland Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2016 (this “Agreement”), is among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Each of Company, Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which (i) Sutherland will be merged with and into Merger Sub (the “Sutherland Merger”), with Merger Sub being the surviving company, and each share of common stock, $0.01 par value per share (the “Sutherland Common Stock”), of Sutherland issued and outstanding immediately prior to the Sutherland Merger Effective Time (as defined herein) will be converted into the right to receive the Sutherland Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”); and (ii) Sutherland Operating Partnership will be merged with Company Operating Partnership (the “Partnership Merger” and together with the Sutherland Merger, the “Mergers”), with Company Operating Partnership being the surviving entity, and each Sutherland OP Unit (defined below) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the Board of Directors of Sutherland (the “Sutherland Board”) has (a) determined that this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Sutherland and its stockholders, (b) authorized and approved this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement, (c) directed that the Sutherland Merger and this Agreement be submitted for consideration at the Sutherland Stockholders Meeting and (d) recommended the approval of this Agreement by Sutherland stockholders;

WHEREAS, Sutherland, as the sole general partner of Sutherland Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and Sutherland has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of Sutherland OP Units;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (a) determined that this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (b) authorized and approved this Agreement, the Sutherland Merger and the other transactions contemplated by this Agreement, (c) directed that the issuance of Company Common Stock in the Sutherland Merger be submitted for consideration at the Company Stockholders Meeting and (d) recommended the approval of the issuance of Company Common Stock in the Sutherland Merger by Company stockholders;

WHEREAS, Company, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Sutherland Merger and the other transactions contemplated by this Agreement;

WHEREAS, Company, as the sole general partner of Company Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and Company has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of Company OP Units;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Sutherland Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Sutherland Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and Advisor have entered into the Termination Agreement attached as Exhibit A-1 (the “Company Termination Agreement”), which shall be effective at the Merger Effective Time and provides the terms of the termination of the Company Advisory Agreement and payment of the Advisor Termination Payment;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sutherland and Waterfall have entered into the Termination Agreement attached as Exhibit A-2, which shall be effective at the Merger Effective Time and provides the terms of the termination of the Sutherland Management Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and Waterfall have entered into the Waterfall Management Agreement and the Waterfall Side Letter, each of which shall be effective at the Merger Effective Time and providing for the terms of the management by Waterfall of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company has caused to be delivered to Sutherland a letter of resignation in the form attached as Exhibit C executed by each of the directors of Company, Company Operating Partnership and each Wholly Owned Company Subsidiary as set forth in Section 1.1(a) of the Company Disclosure Letter, such resignations to be effective as of the applicable Merger Effective Time; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Company or Sutherland, as applicable, than those contained in the Confidentiality Agreement.

“Accepted Servicing Practices” with respect to any Mortgage Loan, mean servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business in accordance with (i) the practices and procedures of prudent mortgage banking institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (ii) Applicable Requirements, (iii) the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Document, (iv) any applicable forbearance plan or bankruptcy plan, (v) the Guides and (vi) servicing practices that Company or Sutherland, as applicable, customarily employs and exercises in servicing and administering mortgage loans of the same type as the Mortgage Loan for its own account (to the extent not conflicting with clauses (i) through (v) in this definition).

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisor” means ZAIS REIT Management, LLC, a Delaware limited liability company and the investment advisor to Company and Company Operating Partnership.

“Advisor Termination Payment” means the payment by Company to the Advisor of $8,000,000, as contemplated by the Company Termination Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agency” means each of Fannie Mae, Farmer Mac, FHA, Freddie Mac, GNMA, HUD, RHS, USDA, VA and SBA.

“Agency Mortgage Loan” means any Mortgage Loan sold to, guaranteed or insured by, and/or pooled by any Agency to secure or otherwise support any mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security issued or guaranteed by such Agency.

“Agency Serviced Loan” means any Agency Mortgage Loan that is Serviced by (i) Company or any Company Subsidiary or (ii) Sutherland or any Sutherland Subsidiary, as applicable.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Applicable Requirements” means, as of the time of reference and as applicable, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Servicing Rights at the relevant time, (ii) all of the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Documents, with respect to each Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) to the extent applicable, any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Servicing Right, and (v) all applicable legal and contractual obligations, including the Guides and any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Agency, to or with any insurer, Investor, or Governmental Authority applicable to any Mortgage Loan or Servicing Rights.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Calculating Party” means (i) Company, with respect to the Company Adjusted Book Value Per Share, and (ii) Sutherland, with respect to the Sutherland Adjusted Book Value Per Share.

“Calculation Principles” means the principles set forth on Exhibit I.

“CFPB” means the Consumer Financial Protection Bureau.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral File” means, (i) with respect to each Agency Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required under the Applicable Requirements to be held by the applicable Custodian; (ii) with respect to any other Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, that are both required pursuant to Applicable Requirements to be held by the applicable Custodian and are necessary to service the Mortgage Loan in accordance with the Applicable Requirements; and

(iii) with respect to any Agency Mortgage Loan or other Mortgage Loan, all other documents, reports, credit and servicing files, billing statements, insurance certificates and material written notices exclusively relating to such Mortgage Loan.

“Company Adjusted Book Value Per Share” means, as of the Determination Date, (i) the result of (A) Company’s total consolidated stockholders’ equity, minus (B) $15,000,000, divided by (ii) the number of shares of Company Common Stock issued and outstanding (including any shares of Company Common Stock issuable upon the redemption of outstanding Company OP Units or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Company Common Stock), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Company’s audited financial statements, as modified by the Calculation Principles and after giving pro forma effect to (i) any dividends or other distributions on shares of Company Common Stock or Company OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time, and (ii) to the extent the Permitted Loan Sale is not consummated prior to the Determination Date, the completion of the Permitted Loan Sale and application of the net proceeds, estimated in good faith, to be received in connection with the Permitted Loan Sale. An example calculation of the Company Adjusted Book Value Per Share and the associated Proposed Book Value Schedule as of December 31, 2015, is set forth on Exhibit G.

“Company Advisory Agreement” means the Third Amended and Restated Investment Advisory Agreement, dated as of August 11, 2014, by and among Company, Company Operating Partnership, ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC, ZFC Funding, Inc., ZFC Trust, ZFC Trust TRS I, LLC and the Advisor.

“Company Bylaws” means the Bylaws of Company as amended and in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of Company dated August 3, 2011, as amended or supplemented and in effect on the date hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of Company.

“Company Governing Documents” means the Company Bylaws, the Company Charter, the certificate of limited partnership of Company Operating Partnership, and the Company Partnership Agreement.

“Company Loan” means any Mortgage Loan during such periods of time as Company or a Company Subsidiary owned or Serviced such Mortgage Loan. For the avoidance of doubt, any Mortgage Loan that was sold by Company or any Company Subsidiary on a “servicing released” basis shall be a Company Loan for purposes of such sale and for all periods preceding such sale during which Company or such Company Subsidiary owned or Serviced such Mortgage Loans, but shall not be a Company Loan for periods following such sale during which Company or the applicable Company Subsidiary did not Service such Mortgage Loan.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Company Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any changes that affect the residential mortgage loan industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this

Agreement, or the taking of any action at the written request or with the prior written consent of Sutherland, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Specified Action or Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the residential mortgage loan industry in the United States, and in the case of clause (H), do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the residential mortgage loan industry in the geographic regions in which Company and the Company Subsidiaries operate.

“Company OP Units” means the units of limited partnership interests in Company Operating Partnership.

“Company Parties” means Company, Merger Sub and Company Operating Partnership.

“Company Partnership Agreement” means the Agreement of Limited Partnership, dated as of July 29, 2011, of the Company Operating Partnership, as amended through the date hereof.

“Company Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting, together with any amendments or supplements thereto.

“Company Stockholders Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Company, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Company or of which Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Company Operating Partnership.

“Conduit” means ZFC Funding, Inc.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 14, 2015, between Waterfall and Company.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Custodian” means, with respect to any Mortgage Loans or Servicing Agreements, each applicable document custodian holding the related Collateral Files for Company, a Company Subsidiary, Sutherland, a Sutherland Subsidiary or the Investor, as applicable.

“Determination Date” means the last day of the month immediately preceding the month in which the conditions set forth in Article 8 are reasonably expected to be satisfied (other than the conditions set forth in Section 8.1(b) and Section 8.1(f) and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the Parties in their respective sole discretions.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Incentive Plan” means Company’s 2012 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means a quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) the Sutherland Adjusted Book Value Per Share by (ii) the Company Adjusted Book Value Per Share, in each case as determined in accordance with Section 3.2 and as such number may be adjusted in accordance with Section 3.1(c).

“Exchangeable Notes” means the 8.0% exchangeable senior notes due 2016 issued by Company Operating Partnership.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statements, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Company Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Fannie Mae” means the Federal National Mortgage Corporation.

“Farmer Mac” means the Federal Agricultural Mortgage Corporation.

“FHA” means the United States Federal Housing Administration.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority); Section 4.3 (Approval Required); Section 4.5 (Capital Structure); Section 4.6(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3 (Approval Required); Section 5.5 (Capital Structure); and Section 5.6(e) (Investment Company Act).

“GAAP” means the United States generally accepted accounting principles.

“GMFS” means GMFS LLC, a Wholly Owned Company Subsidiary.

“GMFS Sale” means the sale of all the issued and outstanding membership interests of GMFS or its parent, ZFC Honeybee TRS, LLC, by Company, to management of GMFS and other investors or to another buyer or buyers.

“GNMA” means the Government National Mortgage Association.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Guides” means, as of the time of reference, (i) the handbooks of HUD and the VA, (ii) the Fannie Mae Selling and Servicing Guides, (iii) the Freddie Mac Sellers’ and Servicers’ Guides, (iv) the GNMA Mortgage Backed Securities Guides, (v) the SBA 7(a) loan program guide and (vi) any other “Guides” of any Agency referenced in any Contract between Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable, and such Agency.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor” means, as applicable, any Person (including an Agency) having a legal or beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan, or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any Company Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Company Disclosure Letter and (ii) with respect to any Sutherland Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Sutherland Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Loan Purchase Agreement” means, with respect to any Mortgage Loan, any Contract (including all applicable rules, regulations, procedures, manuals, guidelines and Investor requirements incorporated therein) governing the acquisition (other than by way of origination) or purchase of such Mortgage Loan by Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable.

“Loan Sale Agreement” means, with respect to any Mortgage Loan, any Contract (including all applicable rules, regulations, procedures, manuals, guidelines and Investor requirements incorporated therein) governing the origination, underwriting, sale, pooling and/or reconstituting of such Mortgage Loan by Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable.

“Material Contract” means any Company Material Contract or any Sutherland Material Contract, as applicable.

“Merger Consideration” means the Sutherland Merger Consideration and the Partnership Merger Consideration.

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Mortgage” means the mortgage, mortgage deed, deed of trust, security agreement, assignment or other instrument to grant, perfect and continue a Lien upon real property securing the Mortgage Note and related to a Mortgage Loan; except that, with respect to real property located in jurisdictions in which the use of leasehold estates is an accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a Lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

“Mortgage Company Investor” means (i) in the case of Company, ZFC Funding, Inc. and ZFC Trust, and (ii) in the case of Sutherland, Sutherland Asset I, LLC.

“Mortgage Company Subsidiary” means (i) in the case of Company, GMFS, and (ii) in the case of Sutherland, ReadyCap Commercial, LLC and ReadyCap Lending, LLC.

“Mortgage Loan” means a mortgage loan originated or purchased by (i) Company or any of the Company Subsidiaries or (ii) Sutherland or any of the Sutherland Subsidiaries, as applicable.

“Mortgage Loan Documents” means, with respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by any Custodian, including the Mortgage and the Mortgage Note (or, if such document is missing, to the extent permitted under the Applicable Requirements, an equivalent or replacement document, such as a lost note affidavit), and if applicable, cooperative mortgage loan related documents and a power of attorney, a consolidation, extension, assumption and modification agreement, or other modification documents, (ii) all documents required by an Investor to be held by a Custodian under the Applicable Requirements, and (iii) riders (including, if applicable, arbitration riders and home equity credit line revolving loan agreement riders), disclosures (including, if applicable, truth-in-lending disclosures and insurance disclosures), notices (including, if applicable, notes of right to cancel), HUD1 settlement statements (if any), good faith estimates (if any), revolving loan vouchers (if any) or other agreements and documents exclusively relating to such Mortgage Loan, and any amendment or supplements thereto or modifications thereof.

“Mortgage Note” means, with respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential or commercial dwelling, or other property permitted by Applicable Requirements.

“Mortgagor” means an obligor or co-signer under a Mortgage Loan and his, her or its successors in title to the Mortgaged Property.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to Company or Sutherland, Liens created by or arising under the Warehouse Facilities of such Party (iv) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (v) with respect to Company, Liens that are disclosed on Section 1.1(b) of the Company Disclosure Letter, and with respect Sutherland, Liens that are disclosed on Section 1.1(a) of the Sutherland Disclosure Letter; (vi) with respect to Company, Liens that are disclosed on the consolidated balance sheet of Company dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Sutherland, Liens that are disclosed on the consolidated balance sheet of Sutherland dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (vii) with respect to Company or Sutherland, arising pursuant to any Material Contracts of such Party; (viii) with respect to any real property of Company or Sutherland, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof; or (ix) with respect to Company or Sutherland, Liens that were incurred in the ordinary course of business since December 31, 2015 and that does not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Permitted Loan Sale” means the sale of all or substantially all of the whole loan portfolio of Company and Company Subsidiaries for cash to one or more buyers on terms and conditions substantially consistent with those set forth on Section 1.1(c) of the Company Disclosure Letter or on such other terms and conditions that when compared to the terms and conditions set forth on Section 1.1(c) of the Company Disclosure Letter are not materially adverse to Sutherland, Company or the Company Subsidiaries (after giving effect to the transactions contemplated by this Agreement); provided, that such sale shall not constitute a sale of all or substantially all of the assets of Company and Company Subsidiaries, on a consolidated basis.

“Permitted Sales” means the Permitted Securities Sale and the Permitted Loan Sale.

“Permitted Securities Sale” means the sale of the mortgage securities of Company and Company Subsidiaries for cash.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Program Lender” means each of Fannie Mae, Freddie Mac, FHA, GNMA, USDA and SBA (as applicable) that holds, controls, owns or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by Company or any Company Subsidiary or Sutherland or any Sutherland Subsidiary, as applicable, and excluding any borrower or any guarantor of any borrower under such Serviced Loans).

“Proposed Book Value Schedule” means a schedule setting forth in reasonable detail the good faith calculation of (i) Company, with respect to the Company Adjusted Book Value Per Share, or (ii) Sutherland, with respect to the Sutherland Adjusted Book Value Per Share.

“Proxy Statements” means the Company Proxy Statement and the Sutherland Proxy Statement.

“Receiving Party” means (i) Sutherland, with respect to the Company Adjusted Book Value Per Share, and (ii) Company, with respect to the Sutherland Adjusted Book Value Per Share.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“RHS” means the Rural Housing Service.

“SBA” means the U.S. Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service” and “Servicing” mean the responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a servicer (including master servicer), subservicer or interim servicer.

“Serviced Loans” means Mortgage Loans that a Mortgage Company Subsidiary is Servicing under Servicing Agreements.

“Servicing Agreement” means any contract, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to Servicing Rights, consisting of, as applicable, any contracts and other binding documents, including the Guides (as each such contract and other document has been amended from time to time), and including waivers approved by an Investor, under which Company or any Company Subsidiary, or Sutherland or any Sutherland Subsidiary, as applicable, is obligated to Service Mortgage Loans relating to the Servicing Rights.

“Servicing Rights” means (i) all rights to administer and service the Mortgage Loans; (ii) any payments or monies payable or received for servicing the Mortgage Loans; (iii) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (iv) all Contracts creating, defining or evidencing any such Servicing Rights and all rights of Company or any Company Subsidiary or Sutherland or any Sutherland Subsidiary, as applicable, thereunder, including any clean-up calls and termination options; (v) the right to collect and hold escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (vi) all accounts and other rights to payments related to any of the property described in this paragraph; (vii) possession and use of any and all Collateral Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (viii) all rights, powers and privileges incident to any of the foregoing.

“Specified Action” means the Actions listed on Section 1.1(d) of the Company Disclosure Letter or any other Action substantially related thereto.

“Sutherland Adjusted Book Value Per Share” means, as of the Determination Date, the result of (i) Sutherland’s total consolidated stockholders’ equity, divided by (ii) the number of shares of Sutherland Common Stock issued and outstanding (including any shares of Sutherland Common Stock issuable upon the redemption of outstanding Sutherland OP Units or upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Sutherland Common Stock), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Sutherland’s audited financial statements, as modified by the Calculation Principles and after giving pro forma effect to (i) any dividends or other distributions on shares of Sutherland Common Stock or Sutherland OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time, and (ii) the redemption of the outstanding Sutherland Preferred Stock. An example calculation of the Sutherland Adjusted Book Value Per Share and the associated Proposed Book Value Per Share as of December 31, 2015, is set forth on Exhibit H.

“Sutherland Bylaws” means the Bylaws of Sutherland as amended and in effect on the date hereof.

“Sutherland Charter” means the Articles of Amendment and Restatement of Sutherland dated November 25, 2013, as amended or supplemented and in effect on the date hereof.

“Sutherland Governing Documents” means the Sutherland Bylaws, the Sutherland Charter, the certificate of limited partnership of the Sutherland Operating Partnership and the Sutherland Partnership Agreement.

“Sutherland Loan” means any Mortgage Loan during such periods of time as Sutherland or a Sutherland Subsidiary owned or Serviced such Mortgage Loan. For the avoidance of doubt, any Mortgage Loan that was sold by Sutherland or any Sutherland Subsidiary on a “servicing released” basis shall be a Sutherland Loan for purposes of such sale and for all periods preceding such sale during which Sutherland or such Sutherland Subsidiary owned or Serviced such Mortgage Loans, but shall not be a Sutherland Loan for periods following such sale during which Sutherland or the applicable Sutherland Subsidiary did not Service such Mortgage Loan.

“Sutherland Management Agreement” means the Management Agreement, dated as of November 26, 2013, by and among Sutherland, the Sutherland Operating Partnership, Sutherland Asset I, LLC, Sutherland Asset II, LLC, Sutherland OP Holdings I, Ltd., Sutherland REIT Holdings, L.P., Sutherland ERISA Holdings, Ltd., Sutherland OP Holdings II, Ltd. and Waterfall.

“Sutherland Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Sutherland and the Sutherland Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Sutherland Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Sutherland Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Sutherland to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Sutherland Material Adverse Effect), (B) any changes that affect the commercial mortgage loan industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in Law or GAAP (or the interpretation thereof) which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Sutherland and the Sutherland Subsidiaries, taken as a whole, relative to others in the commercial mortgage loan industry in the United States, and in the case of clause (H), do not disproportionately affect Sutherland and the Sutherland Subsidiaries, taken as a whole, relative to others in the commercial mortgage loan industry in the geographic regions in which Sutherland and the Sutherland Subsidiaries operate.

“Sutherland OP Units” means the units of limited partnership interests in the Sutherland Operating Partnership (excluding the Sutherland Special OP Unit).

“Sutherland Parties” means Sutherland and Sutherland Operating Partnership.

“Sutherland Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Sutherland Operating Partnership, dated as of November 26, 2013, as amended through the date hereof.

“Sutherland Proxy Statement” means the proxy statement relating to the Sutherland Stockholders Meeting, together with any amendments or supplements thereto.

“Sutherland SEC Documents” means all forms, documents, statements, schedules and reports filed by Sutherland under the Exchange Act or the Securities Act since December 31, 2014.

“Sutherland Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Sutherland Common Stock entitled to vote at the Sutherland Stockholders Meeting on the Sutherland Merger and the other transactions contemplated by this Agreement.

“Sutherland Stockholders Meeting” means the meeting of the holders of shares of Sutherland Common Stock exclusively for the purpose of seeking the Sutherland Stockholder Approval, including any postponement or adjournment thereof.

“Sutherland Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Sutherland, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Sutherland or of which Sutherland or any Sutherland Subsidiary is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tender Offer” means a cash tender offer to purchase shares of Company Common Stock having aggregate cash proceeds to holders of Company Common Stock of not more than the Tender Offer Funds, with a price per share of ninety-five percent (95%) of the Tender Offer Price, as such tender offer may be extended, amended and supplemented from time to time as permitted by this Agreement.

“Tender Offer Funds” means $64,331,094 of aggregate gross proceeds to stockholders of Company.

“Tender Offer Price” means the Company Adjusted Book Value Per Share, adjusted to reflect the items set forth on Exhibit J.

“Termination Fee” means an amount equal to $4,000,000.

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veterans Affairs.

“Warehouse Facilities” means (i) with respect to Company and the Company Subsidiaries, the credit facilities and repurchase agreements identified in Section 1.1(e) of the Company Disclosure Letter and (ii) with respect to Sutherland and Sutherland Subsidiaries, the credit facilities and repurchase agreements identified in Section 1.1(b) of the Sutherland Disclosure Letter.

“Waterfall” means Waterfall Asset Management, LLC, a Delaware limited liability company.

“Waterfall Management Agreement” means the Management Agreement between Company and Waterfall, substantially in the form attached hereto as Exhibit B-1.

“Waterfall Side Letter” means the letter agreement between Company and Waterfall, substantially in the form attached hereto as Exhibit B-2.

“Wholly Owned Company Subsidiary” means the Company Operating Partnership and any wholly owned subsidiary of Company or the Company Operating Partnership.

“Wholly Owned Sutherland Subsidiary” means Sutherland Operating Partnership and any wholly owned subsidiary of Sutherland or the Sutherland Operating Partnership.

“ZFC Trust” means ZFC Trust, a Maryland trust.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptance Date	Section 7.19(d)
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.3(a)
Board Designees	Section 7.17
Certificate	Section 3.1(a)(iii)
Charter Restrictions	Section 7.11
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Advisor Related Agreement	Section 4.25
Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.2(c)
Company Disclosure Letter	Article 4
Company Designee	Section 7.17
Company Insurance Policies	Section 4.18
Company Leased Real Property	Section 4.16(b)
Company Material Contract	Section 4.17(a)
Company Operating Partnership	Preamble
Company Permits	Section 4.9(a)
Company Preferred Stock	Section 4.5(a)
Company Real Property Leases	Section 4.16(b)
Company Related Party Agreements	Section 4.19
Company Released Parties	Section 9.3(b)
Company SEC Documents	Section 4.6(a)
Company Stockholder Approval	Section 4.3
Company Subsidiary Partnership	Section 4.12(h)
Company Tax Protection Agreements	Section 4.12(h)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Agreement	Recitals
Company Voting Debt	Section 4.5(d)
DE SOS	Section 3.1(a)
Dispute Notice	Section 3.2(b)
DLLCA	Recitals
DRULPA	Recitals
Escrow Agreement	Section 9.3(d)
Exchange Agent	Section 3.3(a)
Exchange Agent Agreement	Section 3.3(a)
Exchange Fund	Section 3.3(b)
Exchange Ratio Announcement	Section 3.2(d)
Expiration Date	Section 7.19(c)
E&Y	Section 3.2(c)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
JPM	Section 3.2(c)

Defined Terms	Location of Definition
Letter of Transmittal	Section 3.3(c)
Mergers	Recitals
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
MGCL	Recitals
Neutral	Section 3.2(c)
Notice Period	Section 7.3(c)
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Pdf	Section 10.4
Prime Rate	Section 9.3(c)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(d)(i)
Registered Securities	Section 7.1(a)
REIT	Section 4.12(b)
Sarbanes – Oxley Act	Section 4.6(b)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Surviving Partnership Agreement	Section 2.4(b)
Sutherland	Preamble
Sutherland Benefit Plans	Section 5.13(a)
Sutherland Board	Recitals
Sutherland Board Recommendation	Section 5.2(c)
Sutherland Certificate of Merger	Section 2.3(a)
Sutherland Common Stock	Recitals
Sutherland Designees	Section 7.17
Sutherland Disclosure Letter	Article 5
Sutherland Financial Statements	Section 5.6(b)
Sutherland Insurance Policies	Section 5.18
Sutherland Leased Real Property	Section 5.16(b)
Sutherland Material Contract	Section 5.17(b)
Sutherland Merger	Recitals
Sutherland Merger Consideration	Section 3.1(a)(iii)
Sutherland Merger Effective Time	Section 2.3(a)
Sutherland OP Special Unit	Section 5.5(b)
Sutherland Operating Partnership	Preamble
Sutherland Organizational Documents	Section 7.7(b)
Sutherland Permits	Section 5.9
Sutherland Preferred Stock	Section 5.5(a)
Sutherland Real Property Leases	Section 5.16(b)
Sutherland Related Party Agreements	Section 5.19
Sutherland Released Parties	Section 9.3(c)
Sutherland Subsidiary Partnership	Section 5.12(h)
Sutherland Tax Protection Agreements	Section 5.12(h)
Sutherland Terminating Breach	Section 9.1(d)(i)
Sutherland Voting Debt	Section 5.5(d)

Defined Terms	Location of Definition
Takeover Statutes	Section 4.22
Taxable REIT Subsidiary	Section 4.1(c)
Tender Offer Conditions	Section 7.19(a)
Tender Offer Documents	Section 7.19(b)
Transfer Taxes	Section 7.16(c)

Section 1.2 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1 The Mergers; Other Transactions.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the Sutherland Merger Effective Time, Sutherland shall be merged with and into Merger Sub, whereupon the separate existence of Sutherland will cease, with Merger Sub surviving the Sutherland Merger (the “Surviving Entity”), such that following the Sutherland Merger, the Surviving Entity will be a wholly owned subsidiary of Company. The Sutherland Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Sutherland Operating Partnership shall be merged with and into Company Operating Partnership, with Company Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

(c) Immediately prior to the Merger Effective Time, each share of Sutherland Preferred Stock outstanding at such time shall be redeemed by Sutherland for a redemption price of $1,000 per share plus accrued and unpaid dividends through and including the Closing Date.

Section 2.2 Closing.  The closing (the “Closing”) of the Mergers will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3 Effective Times.

(a) Prior to the Closing, Sutherland and Company shall prepare and, on the Closing Date, Company, Sutherland and Merger Sub shall (i) cause articles of merger with respect to the Sutherland Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the Sutherland Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “Sutherland Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by Sutherland, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the Sutherland Merger. The Sutherland Merger shall become effective at the time set forth in the Articles of Merger and the Sutherland Certificate of Merger (such date and time, the “Sutherland Merger Effective Time”), it being understood and agreed that the Parties shall cause the Sutherland Merger Effective Time to occur on the Closing Date and after the Partnership Merger Effective Time. The Articles of Merger and the Sutherland Certificate of Merger shall provide that the name of the Surviving Entity shall be “Sutherland Asset Management, LLC”.

(b) Prior to the Closing, Sutherland Operating Partnership and Company Operating Partnership shall prepare and, on the Closing Date, Company Operating Partnership and Sutherland Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the DE SOS in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by Company Operating Partnership, Sutherland Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time” and together with the Sutherland Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date before the Sutherland Merger Effective Time. The Partnership Certificate of Merger shall provide that the name of the Surviving Partnership shall be “Sutherland Partners, L.P.”.

(c) On the Closing Date, immediately prior to the Merger Effective Time, Sutherland shall effect the redemption of the Sutherland Preferred Stock as provided in Section 2.1(c).

(d) On the Closing Date, Company shall file an amendment to the Company Charter with the SDAT in accordance with the MGCL to effect the change of name of Company to “Sutherland Asset Management Corporation”.

Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a) At the Sutherland Merger Effective Time and by virtue of the Sutherland Merger, (i) the certificate of formation of the Surviving Entity shall be substantially in the form attached hereto as Exhibit D, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter, and (ii) the limited liability company operating agreement of the Surviving Entity shall be substantially in the form attached as Exhibit E, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s certificate of formation and limited liability company operating agreement.

(b) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of Company Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the limited partnership agreement in the form attached as Exhibit F shall be the limited partnership agreement of the Surviving Partnership (the “Surviving Partnership Agreement”).

Section 2.5 Managers of the Surviving Entity.  At the Sutherland Merger Effective Time, by virtue of the Merger, the number of managers of the Surviving Entity shall be two (2) and the names of the managers of the Surviving Entity shall be as designated by Sutherland prior to the Sutherland Merger and the filing of the Articles of Merger. The Surviving Entity shall have no officers at the Sutherland Merger Effective Time.

Section 2.6 Tax Treatment of Mergers.

(a) The Parties hereby confirm, covenant and agree to treat the Sutherland Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

(b) The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as a tax-deferred exchange of former partnership interest in Company Operating Partnership for partnership interests in Sutherland Operating Partnership. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7 Subsequent Actions.  If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of Sutherland Operating Partnership or Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Mergers.

(a) The Sutherland Merger.  At the Sutherland Merger Effective Time and by virtue of the Sutherland Merger and without any further action on the part of Company, Sutherland or Merger Sub or the holders of any securities of Company, Sutherland or Merger Sub:

(i) Each share of Sutherland Common Stock, if any, then held by Sutherland or any Wholly Owned Sutherland Subsidiary or held in Sutherland’s treasury shall automatically be retired and shall cease to exist, and no Sutherland Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Sutherland Merger;

(ii) Each share of Sutherland Common Stock, if any, then held by Company or any Wholly Owned Company Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Sutherland Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Sutherland Merger;

(iii) Except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) and subject to Section 3.1(c) and Section 3.1(e), each share of Sutherland Common Stock outstanding immediately prior to the Sutherland Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Exchange Ratio of validly issued, fully paid and nonassessable shares of Company Common Stock. As of the Sutherland Merger Effective Time, each holder of a Certificate or Book-Entry Share that immediately prior to the Sutherland Merger Effective Time represented shares of Sutherland Common Stock shall cease to have any rights with respect thereto other than the right to receive (A) shares of Company Common Stock to be issued in consideration therefore upon the surrender of such Certificate or Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share of Company Common Stock in accordance with Section 3.1(e) (the “Sutherland Merger Consideration”); and

(iv) Each membership interest of Merger Sub issued and outstanding immediately prior to the Sutherland Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b) The Partnership Merger.  At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of Company Operating Partnership or Sutherland Operating Partnership or the holders of any securities of Company Operating Partnership or Sutherland Operating Partnership:

(i) Each Sutherland OP Unit then held by Sutherland or any Wholly Owned Sutherland Subsidiary will be automatically cancelled and retired and converted into the right to receive the Exchange Ratio of validly issued, fully paid and non-assessable Company OP Units;

(ii) Except as provided in Section 3.1(b)(i) and subject to Section 3.1(c) and Section 3.1(e), each Sutherland OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of such Sutherland OP Unit) the Exchange Ratio of validly issued, fully paid and non-assessable Company OP Units. As of the Partnership Merger Effective Time, each holder of a Sutherland OP Unit that immediately prior to the Partnership Merger Effective Time represented an equity interest in Sutherland Operating Partnership shall cease to have any rights with respect thereto other than the right to receive (A) Company OP Units to be issued in consideration therefor in the form of a Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional unit of Company OP Units in accordance with Section 3.1(e) (the “Partnership Merger Consideration”);

(iii) The Sutherland OP Special Unit will be automatically cancelled and retired and converted into the right to receive the “Class A Special Unit” (as defined in the Surviving Partnership Agreement); and

(iv) Each Company OP Unit outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding.

(c) Adjustment of the Exchange Ratio.  Between the date of this Agreement and the applicable Merger Effective Time, if any of Sutherland, Sutherland Operating Partnership, Company or Company Operating Partnership should split, combine or otherwise reclassify the Sutherland Common Stock, the Sutherland OP Units, the Company Common Stock or the Company OP Units or makes a dividend or other distribution in shares of the Sutherland Common Stock, the Sutherland OP Units, the Company Common Stock or the Company OP Units (including any dividend or other distribution of securities convertible into Sutherland Common Stock, Sutherland OP Units, Company Common Stock or Company OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books.  From and after the Sutherland Merger Effective Time, the share and/or unit transfer books of Sutherland and Sutherland Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of Sutherland Common Stock or Sutherland OP Units. From and after the Sutherland Merger Effective Time, Persons who held Sutherland Common Stock or Sutherland OP Units immediately prior to the Sutherland Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law. On or after the Sutherland Merger Effective Time, any Certificates or Book-Entry Shares of Sutherland Common Stock or Sutherland OP Units presented to the Exchange Agent, Company, the Surviving Entity, the Surviving Partnership or the transfer agent shall be exchanged for the Merger Consideration with respect to Sutherland Common Stock or Sutherland OP Units formerly represented thereby, as applicable. At the Partnership Merger Effective Time, the unit transfer book of Surviving Partnership shall reflect the Company OP Units issued to holders of the Sutherland OP Units as part of the Partnership Merger Consideration.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Company Common Stock or fractional units of Company OP Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share or unit shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Company or limited partner of the Surviving Partnership. In lieu of receiving any such fractional share or unit, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Company Common Stock (as reported on the NYSE Composite Transactions Tape as such tape is reported in Bloomberg Professional Service or another recognized business publication) on the date immediately preceding the date on which the Merger Effective Time shall occur (or, if the Company Common Stock did not trade on the NYSE on such prior date, the last day of trading in Company Common Stock on the NYSE prior to the Merger Effective Time) by (ii) the fraction of a share or unit to which such holder would otherwise be entitled.

Section 3.2 Determination of Exchange Ratio.

(a) As promptly as practicable, and in any event within thirty (30) days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Book Value Schedule, together with such supporting documentation that the Receiving Party may reasonably request.

(b) Within five (5) Business Days of the delivery of each Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that the Receiving Party disputes the accuracy of the Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party in reasonable detail of those items and amounts as to which the Receiving Party disagrees and setting forth the Receiving Party’s calculation of such disputed amounts (a “Dispute Notice”), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Proposed Book Value Schedule, or does not deliver a Dispute Notice to the Calculating Party, during such five Business Day period, the Receiving Party shall be considered to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the Company Adjusted Book Value Per Share or Sutherland Adjusted Book Value Per Share set forth therein shall be final, conclusive and binding upon the Parties.

(c) If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.2(b) above, then the Calculating Party and the Receiving Party shall forthwith jointly request that Ernst & Young (“E&Y”) and, if requested by the Receiving Party, solely with respect to any internal financial model used by the Calculating Party as part of the calculation of the Proposed Book Value Schedule, JPMorgan Chase & Co. (“JPM” and together with E&Y, a “Neutral”), make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. Each Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. Each Neutral shall consider only those items or amounts in the Proposed Book Value Schedule as to which the Receiving Party and the Calculating Party are in disagreement. Each Neutral shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on such Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, such Neutral shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of each Neutral. The fees and expenses of each Neutral shall be shared equally by the Parties.

(d) Subject to Section 7.4, as soon as practicable (but not more than two (2) Business Days) following the final determination of the Company Adjusted Book Value Per Share, the Sutherland Adjusted Book Value Per Share and the Exchange Ratio, Company and Sutherland shall make a joint public statement to disclose the Exchange Ratio (the “Exchange Ratio Announcement”).

Section 3.3 Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable prior to the Sutherland Merger Effective Time, Sutherland will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(iii) and Section 3.1(b)(ii). Prior to the Sutherland Merger Effective Time, Company will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Sutherland (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.3.

(b) Prior to the Merger Effective Time, Company shall deposit with the Exchange Agent for the sole benefit of the holders of shares of Sutherland Common Stock, certificates or Book-Entry shares representing shares of Company Common Stock to be issued pursuant to Section 3.1(a)(iii) in exchange for the shares of Sutherland Common Stock. After the Effective Time on the appropriate payment date, if applicable, Company shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Company Common Stock pursuant to Section 3.3(e). Company shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e). Such shares of Company Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(e) and dividends or distributions with respect thereto pursuant to Section 3.3, are referred to herein as the “Exchange Fund”. Company shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c) As soon as reasonably practicable after the Sutherland Merger Effective Time (but in no event later than two (2) Business Days thereafter), Company shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of Sutherland Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Company and reasonably acceptable to Sutherland (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Sutherland Merger Consideration into which the number of shares of Sutherland Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(d) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of Sutherland Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of Sutherland Common Stock shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Company Common Stock into which the Sutherland Common Stock represented by the surrendered Certificate or Book-Entry Share shall have been converted at the Sutherland Merger Effective Time, (ii) cash in lieu of any fractional share of Company Common Stock in accordance with Section 3.1(e) and (iii) certain dividends and distributions in accordance with Section 3.3(e), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate or Book-Entry Share representing shares of Sutherland Common Stock shall be deemed, at any time after the Sutherland Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e) No dividends or other distributions declared or made after the Sutherland Merger Effective Time with respect to Company Common Stock with a record date after the Sutherland Merger Effective Time shall be paid to any holder entitled by reason of the Sutherland Merger to receive certificates or Book-Entry shares representing Company Common Stock and no cash payment in lieu of a fractional share of Company Common Stock shall be paid to any such holder pursuant to Section 3.1(e) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.3. Subject to applicable Law, following surrender of any such Certificate or Book-Entry shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Company Common Stock represented by the certificate or Book-Entry shares received by such holder and having a record date on or after the Sutherland Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Company Common Stock and having a record date on or after the Sutherland Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(f) In the event of a transfer of ownership of shares of Sutherland Common Stock that is not registered in the transfer records of Sutherland, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Sutherland Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Company that such Tax either has been paid or is not applicable.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Sutherland Common Stock for twelve (12) months after the Sutherland Merger Effective Time shall be delivered to Company upon demand, and any former holders of Sutherland Common Stock prior to the Sutherland Merger who have not theretofore complied with this Article 3 shall thereafter look only to Company for payment of their claims with respect thereto.

(h) None of the Sutherland Parties, the Company Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Sutherland Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Sutherland Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Company free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(i) As soon as reasonably practicable after the Partnership Merger Effective Time, Company and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of Sutherland OP Units with the Partnership Merger Consideration that is in the form of cash in lieu of fractional shares pursuant to Section 3.1(e), subject to the receipt of customary representations from such holders.

Section 3.4 Withholding Rights.  Each and any Sutherland Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Sutherland Common Stock or Sutherland OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Company, the posting by such Person of a bond in such reasonable amount as Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Sutherland Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.7 General Effects of the Mergers.

(a) At the Sutherland Merger Effective Time, the effect of the Sutherland Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Sutherland Merger Effective Time, all of the property, rights, privileges, powers and franchises of Sutherland and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Sutherland and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of Company Operating Partnership and Sutherland Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of Company Operating Partnership and Sutherland Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter prepared by the Company Parties and delivered by the Company Parties to the Sutherland Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Company Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein) or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided, that the disclosures in the Company SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Company Disclosure Letter, and (ii) the representations and warranties made in Section 4.4 (No Conflict; Required Filings and Consents), Section 4.6(a) – (c) (SEC Documents; Financial Statements), Section 4.7(c) (Absence of Certain Changes or Events), Section 4.8 (No Undisclosed Liabilities), Section 4.20 (Brokers) and Section 4.21 (Opinion of Financial Advisor), the Company Parties hereby jointly and severally represent and warrant to the Sutherland Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Company and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Company and the Company Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Company in each Company Subsidiary, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each Company Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither Company nor any Company Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

(e) Company has made available to Sutherland complete and correct copies of the Company Governing Documents. Each of Company and the Company Operating Partnership is in compliance with the terms of its Company Governing Documents in all material respects. True and complete copies of Company’s and the Company Operating Partnership’s minute books, as applicable, have been made available by Company to Sutherland.

(f) Company has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority.

(a) Each of the Company Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the Company Parties and the consummation by the Company Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Sutherland Merger, to receipt of the Company Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Sutherland Certificate of Merger with, and acceptance for record of the Sutherland Certificate of Merger by, the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b) This Agreement has been duly executed and delivered by the Company Parties, and assuming due authorization, execution and delivery by the Sutherland Parties, constitutes a legally valid and binding obligation of the Company Parties enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Company Board has (i) determined that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of Company Common Stock and Company OP Units, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby be submitted to a vote of the holders of Company Common Stock and (iv) resolved to recommend that holders of Company Common Stock vote in favor of the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) Company, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 4.3 Approval Required.  The affirmative vote of the holders of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present (the “Company Stockholder Approval”) in favor of the issuance of Company Common Stock in the Sutherland Merger as contemplated hereby, is the only vote of holders of securities of Company or the Company Operating Partnership required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Company Party or any other Company Subsidiary or by which any property or asset of any Company Party or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any Company Party or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Company Party or any other Company Subsidiary pursuant to, any Contract or Company Permit to which any Company Party or any other Company Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of this Agreement by each of the Company Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Company Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) the filing of the Sutherland Certificate of Merger with, and the acceptance for record of the Sutherland Certificate of Merger by, the DE SOS pursuant to the DLLCA, (v) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the Company Disclosure Letter and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Capital Structure.

(a) The authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, and 50,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”). At the close of business on March 31, 2016, (i) 7,970,886 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Equity Incentive Plan, (iv) 533,868 shares of Company Common Stock were available for grant under the Equity Incentive Plan, (v) 1,779,560 shares of Company Common Stock were reserved for issuance upon exchange of the Exchangeable Notes, and (vi) 926,914 shares of Company Common Stock were reserved for issuance upon redemption of Company OP Units. All of the outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of Company Common Stock to be issued in connection with the Sutherland Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.5, there is no other outstanding capital stock of Company.

(b) At the close of business on March 31, 2016, 8,897,800 Company OP Units were issued and outstanding, of which 926,914 Company OP Units were held by limited partners other than Company. Section 4.5(b) of the Company Disclosure Letter sets forth a list of all of the partners of Company Operating Partnership as of the date hereof, together with the number of Company OP Units held by each such partner. All the Company OP Units held by Company are directly owned by Company or a Wholly Owned Company Subsidiary, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the Company OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws, and all Company OP Units to be issued in connection with the Partnership Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens other than Permitted Liens and free of preemptive rights.

(d) Except for the Exchangeable Notes, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of Company or any Company Subsidiary issued and outstanding. Except for the Exchangeable Notes, the Company OP Units and awards granted pursuant to the Equity Incentive Plan as set forth in Section 4.5(a) of the Company Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Company Voting Debt or other equity interests.

(e) Neither Company nor any Company Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries. Neither Company nor any Company Subsidiary has granted any registration rights on any of its capital stock. No Company Common Stock is owned by any Company Subsidiary.

(f) Company does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of Company Common Stock or Company OP Units and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) Company has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since February 13, 2013 (the forms, documents, statements and reports filed with the SEC since February 13, 2013 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Company SEC Documents (i) complied, or with respect to Company SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Company SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is, to the Knowledge of Company, the subject of ongoing SEC review and Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. None of the Company SEC Documents is the subject of any confidential treatment request by Company.

(b) Company has made available to Sutherland complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since February 13, 2013. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(c) The consolidated audited and unaudited financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Company and Company Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Company) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company and the Company Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Company, threatened, in each case regarding any accounting practices of Company.

(d) Since February 13, 2013, (A) Company has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of Company, such disclosure controls and procedures are effective in timely alerting Company’s management to material information required to be included in Company’s periodic reports required under the Exchange Act (if Company were required to file such reports). Company and Company Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Company has disclosed to Company’s auditors and audit committee (and made summaries of such disclosures available to Sutherland) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Company, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) The Company Parties are not, and none of the other Company Subsidiaries are, a party to, and none of the Company Parties or any of the other Company Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any Company Parties and any other Company Subsidiary, on the one hand, and any unconsolidated Affiliate of a Company Party or any other Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Company Party, any other Company Subsidiary or such Company Party’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

(f) None of the Company Parties or any other Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any director, officer or Representative of Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Company nor any Company Subsidiary has received any written communication that alleges that Company or any Company Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.7 Absence of Certain Changes or Events.  Since December 31, 2015 through the date of this Agreement, (a) each Company Party and each other Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Company Party or Company Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of Company) if taken from and after the date of this Agreement and (c) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of Company dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither Company nor any Company Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, Section 4.15 and Section 4.16, which are addressed solely in those Sections, each of the Company Parties and each other Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to any of the Company Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Company Permits. To the Knowledge of Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Company or the Company Subsidiaries that impairs the validity of any Company Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Company Permit.

(b) No Company Party or any other Company Subsidiary is, and for the past three (3) years no Company Party or any other Company Subsidiary has been, in conflict with, or in default or violation of (i) any Law applicable to the Company Parties or any other Company Subsidiary or by which any property or asset of the Company Parties or any other Company Subsidiary is bound (except for compliance with Laws addressed in Section 4.11, Section 4.12, Section 4.13, Section 4.15 or Section 4.16 which are solely addressed in those Sections), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.11, Section 4.15 or Section 4.16 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Litigation.  Other than as disclosed in Section 4.10 of the Company Disclosure Letter, (a) there is no material action, suit, proceeding or investigation to which Company or any Company Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Company, threatened before any Governmental Authority, and, to the Knowledge of Company, there is no basis for any such action, suit, proceeding or investigation; (b) none of Company and the Company Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Company or the Company Subsidiaries; (c) no Order of any Governmental Authority has been issued in any proceeding to which Company or any of the Company Subsidiaries is or was a party, or, to the Knowledge of Company, in any other proceeding, that enjoins or requires Company or any of the Company Subsidiaries to take action of any kind with respect to its businesses, assets or properties; and (d) since January 1, 2016, none of Company, any Company Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Company or any Company Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.11 Mortgage Business.

(a) Company has not conducted directly, and no Company Subsidiary other than the Mortgage Company Subsidiary and the Mortgage Company Investors has conducted, the Company's business of origination, acquisition, financing, sale, servicing and management of Mortgage Loans in any material respect. The Mortgage Company Subsidiary has complied in all material respects with, and all documentation prepared or used by such Mortgage Company Subsidiary in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by such Mortgage Company Subsidiary, and has satisfied, in all material respects, (i) all applicable Laws and Applicable Requirements with respect to the origination, insuring, purchase, sale, or pooling of such Mortgage Loans and (ii) the requirements of each Loan Sale Agreement. The Mortgage Company Subsidiary has complied in all material respects with (i) all applicable Laws and Applicable Requirements with respect to the Servicing of such Mortgage Loans and (ii) the requirements of each Servicing Agreement with respect to any Mortgage Loan.

(b) No Agency or other Investor has (i) claimed in writing that the Mortgage Company Subsidiary has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by the Mortgage Company Subsidiary to such Agency or other Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Mortgage Company Subsidiary as a seller or servicer for such Agency or Investor, or (iii) indicated in writing to the Mortgage Company Subsidiary that it has terminated or intends to terminate its seller and/or servicer relationship (including any Loan Sale Agreement or Servicing Agreement) with the Mortgage Company Subsidiary for failure to comply with applicable Laws or the applicable Loan Sale Agreement, Servicing Agreement rules, regulations, guidelines, handbooks and other requirements of such Agency or other Investor.

(c) Section 4.11(c) of the Company Disclosure Letter sets forth a complete, true and correct list of all Mortgage Loans held by Company or any Company Subsidiary as of February 29, 2016, and listing each Mortgage Loan that is a non-performing loan or in foreclosure, including with a Mortgagor subject to bankruptcy. To the Knowledge of Company, the information relating to each Mortgage Loan set forth in Section 4.11(c) of the Company Disclosure Letter is true and correct in all material respects.

(d) Section 4.11(d) of the Company Disclosure Letter sets forth a complete, true and correct list of Serviced Loans as of February 29, 2016 and the related Servicing Agreement. All of the Servicing Agreements under which the Mortgage Company Subsidiary Services any Mortgage Loans are in full force and effect, and are unencumbered by Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company, no event of default (or other similar termination event) or event that, with notice or lapse of time or both, is reasonably likely to become an event of default (or other similar termination event), exists under any of the Servicing Agreements under which the Mortgage Company Subsidiary Services any Mortgage Loans, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Serviced Loans have been and are so Serviced in accordance with Accepted Servicing Practices or other standards set forth in the related Servicing Agreement, and with the other requirements of the applicable Servicing Agreement, except for immaterial failures to comply with such requirements.

(f) Section 4.11(f) of the Company Disclosure Letter sets forth each approval from any Agency for the sale, origination, lending or Servicing of Mortgage Loans, participation interests in Mortgage Loans and related assets held by the Mortgage Company Subsidiary. The Mortgage Company Subsidiary is in good standing and is in compliance in all material respects with all applicable eligibility requirements for each approval set forth on Section 4.11(f) of the Company Disclosure Letter.

(g) No Mortgage Company Subsidiary has been threatened with any revocation, suspension or material limitation of any approval as a GNMA issuer, Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, FHA Non-Supervised Lender, USDA approved lender, VA approved lender or SBA approved lender, as applicable.

(h) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Company, no audit or investigation by a Governmental Authority or Investor is pending or threatened against any Mortgage Company Subsidiary or Mortgage Company Investor that is reasonably likely to result in:

(i) a claim of a failure to comply with applicable Laws,

(ii) rescission of any insurance or guaranty contract or other Contract of such Mortgage Company Subsidiary or Mortgage Company Investor,

(iii) payment by such Mortgage Company Subsidiary or Mortgage Company Investor of a penalty to any Governmental Authority or Investor, or

(iv) revocation, suspension or material limitation of any Company Permit.

(i) There is no pending or, to the Knowledge of Company, threatened, cancellation or reduction of any Loan Sale Agreement to which any Mortgage Company Subsidiary or Mortgage Company Investor is a party and the obligations of each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, under each Loan Sale Agreement and Servicing Agreement are being performed by each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, and, to the Knowledge of Company, the other parties to each Loan Sale Agreement and Servicing Agreement, in each case, in accordance with its terms in all material respects. There is no material breach by any Mortgage Company Subsidiary or Mortgage Company Investor under any Loan Sale Agreement. Except for claims that have been fully resolved and released, no third party has, to its Knowledge, (i) alleged a breach of any representation, warranty or covenant made by Company or any Mortgage Company Subsidiary or Mortgage Company Investor with respect to any Mortgage Loan for which a repurchase of, or any indemnity obligation relating to, such Mortgage Loan could be required or (ii) exercised or, to the Knowledge of Company, is threatening to exercise its contractual right against any Mortgage Company Subsidiary or Mortgage Company Investor arising out of a breach of any Loan Sale Agreement or Servicing Agreement, including to require any such Mortgage Company Subsidiary or Mortgage Company Investor to repurchase any Company Loan or Agency Serviced Loan from such third party, indemnify such third party or other Persons or make a make-whole or other similar payment to such third party or other Persons. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Sale Agreement or Servicing Agreement against Company or any

Mortgage Company Subsidiary or Mortgage Company Investor due to a breach of any representation, warranty or covenant since January 1, 2013 are set forth on Section 4.11(i) of the Company Disclosure Letter.

(j) With respect to Mortgage Loans that were originated by the Mortgage Company Subsidiary, each Company Loan and Agency Serviced Loan was underwritten and originated, and the Mortgage Loan Documents maintained by the Mortgage Company Subsidiary with respect thereto are being maintained in all material respects by the Mortgage Company Subsidiary in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Company Loan or Agency Serviced Loan (including any Investor), the applicable Agency, or the insurer or guaranty (if any) insuring or guaranteeing such Company Loan or Agency Serviced Loan in effect and applicable at the time such insurance or guaranty was obtained, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(k) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) as of the time it was made or purchased by a Mortgage Company Subsidiary or Mortgage Company Investor, each Company Loan and Agency Serviced Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied in all material respects with all Applicable Requirements, (ii) each Mortgage related to a Company Loan or Agency Serviced Loan created an ownership interest in an estate in fee simple in the Mortgaged Property, (iii) each Mortgage Note related to a Company Loan or Agency Serviced Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a proceeding at law or at equity, and (iv) no Company Loan or Agency Serviced Loan is subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

(l) All buildings or other customary insured improvements upon each Mortgaged Property related to a Company Loan or Agency Serviced Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements, and no payments of mortgage insurance premiums are past due thereunder.

(m) With respect to Company Loans originated by the Mortgage Company Subsidiary and Agency Serviced Loans, the Mortgage Company Subsidiary has complied in all material respects with the requirements of any applicable Law, including usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing thereof. Each Company Loan originated by the Mortgage Company Subsidiary and Agency Serviced Loan was underwritten, originated and Serviced in compliance in all material respects with applicable Law, and was not (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (ii) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(n) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Mortgage related to a Company Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Company Loan on the Mortgaged Property, including all improvements on the Mortgaged Property, (ii) any Mortgage Loan Document related to and delivered in connection with the Company Loans established and created a valid, existing and enforceable (A) first Lien and first priority security interest with respect to each first Lien Company Loan, or (B) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Company Loan, in either case, on the property described therein, and (iii) each Mortgage Note related to a Company Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

(o) (i) Each Mortgage Note and each Mortgage related to a Company Loan originated by the Mortgage Company Subsidiary have been duly and properly executed by the parties thereto, and (ii) the borrower under each Mortgage related to a Company Loan originated by the Mortgage Company Subsidiary has received all material disclosure materials required by applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable, in each case, except for immaterial failures to comply with such requirements.

(p) With respect to Company Loans originated by the Mortgage Company Subsidiary and Agency Serviced Loans, the relevant files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

(q) No fraud, with respect to a Company Loan or an Agency Serviced Loan, has taken place (i) on the part of the Mortgage Company Subsidiary or any of its respective employees or, to the Knowledge of Company, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Company Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Sutherland, Company or the Mortgage Company Subsidiary in the Company Loan or Mortgaged Property or that violated applicable Law.

(r) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by such Mortgage Company Subsidiary or Mortgage Company Investor as of the origination date, or MERS as nominee for such Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by any Mortgage Company Subsidiary or Mortgage Company Investor as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and each such Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement.

(s) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Mortgage and related Mortgage Note owned by any Mortgage Company Subsidiary or Mortgage Company Investor contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the Lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property.

(t) Except for claims that have been fully resolved and released, no Mortgage Company Subsidiary or Mortgage Company Investor has asserted any material contractual right against, nor, to the Knowledge of Company, do facts or circumstances exist that would constitute a material breach by any Person (other than such Mortgage Company Subsidiary or Mortgage Company Investor) under any Loan Purchase Agreement. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Purchase Agreement by Company or any Mortgage Company Subsidiary or Mortgage Company Investor since January 1, 2013 are set forth on Section 4.11(t) of the Company Disclosure Letter.

Section 4.12 Taxes.

(a) Each Company Party and each other Company Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Company Party and each other Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Company and each Company Subsidiary with respect to the taxable years ending on or after Company’s formation have been made available to Sutherland.

(b) Company (i) for all taxable years commencing with Company’s year ending December 31, 2011 and through December 31, 2015, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Sutherland Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Company’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of any Company Party or any other Company Subsidiary; (ii) no material deficiency for Taxes of any Company Party or any other Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Party has, nor has any other Company Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Company Party is, nor is any other Company Subsidiary, currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) no Company Party has, nor has any of the other Company Subsidiaries, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e) None of the Company Parties or any of the other Company Subsidiaries hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, the Company Parties and the other Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) the Company Parties have not, and none of the other Company Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Company no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon any Company Party or any other Company Subsidiary.

(g) The Company Parties and the other Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against any Company Party or any other Company Subsidiary for any breach of any Company Tax Protection Agreements. As used in herein, “Company Tax Protection Agreements” means any written agreement to which any Company Party or any other Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, any Company Party or any other Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of any Company Party or any other Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Company Party or any other Company Subsidiary, and after the Closing Date no Company Party shall, nor shall any other Company Subsidiary, be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) No Company Party has, nor has any other Company Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and no Company Party or any other Company Subsidiary is subject to written ruling of a Governmental Authority.

(l) No Company Party or any other Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) No Company Party or any other Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) No Company Party or any other Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by any Company Party or any other Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Company, is there any other fact or circumstance that could reasonably be expected to prevent, the Sutherland Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored by Company or any Company Subsidiary in which employees of Company or any Company Subsidiary participate (collectively, the “Company Benefit Plans”), provided that for the avoidance of doubt, the Company Benefit Plans shall not include any plan, program or policy sponsored by ZAIS Group Holdings, Inc. Company has made available to Sutherland a true and complete copy of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Company Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) for each Company Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Company Benefit Plan. To the Knowledge of Company, each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects.

(b) The Company Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code that has not been revoked.

(c) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Company, threatened proceedings with respect to any Company Benefit Plan that could reasonably be expected to result in material liability to Company or any Company Subsidiary.

(d) All Company Benefit Plans subject to Section 409A of the Code have been amended to conform with Section 409A of the Code. No Company Benefit Plan provides for the reimbursement of Taxes under Section 409A of the Code.

(e) Company does not provide any medical benefits under any Company Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(f) Neither Company nor any Company Subsidiary of a Company Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Code Section 4975 or Section 406 of ERISA) that would subject Company or any Company Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(g) Company has never, and no ERISA Affiliate has ever, maintained or been obligated to contribute to (i) a Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration or enhancement of any compensation or benefits, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Neither Company nor any Company Subsidiary is a party to any labor or collective bargaining contract that pertains to employees of Company or any Company Subsidiary and, to the Knowledge of Company, there have been no union organizing activities with respect to employees of Company or any Company Subsidiary since January 1, 2014. There are no pending or, to the Knowledge of Company, threatened actions, suits, proceedings or investigations concerning labor matters with respect to Company or any Company Subsidiary, except for such actions, suits, proceedings or investigations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary is in compliance with all applicable Laws relating to labor, employment, employment practices, wages, hours, the Worker Adjustment Retraining and Notification Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such events or circumstances that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.14 Intellectual Property.  None of the Company Parties or any other Company Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Company Parties or any other Company Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) no Intellectual Property used by the Company Parties or any other Company Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company Parties or any other Company Subsidiary, and (iii) the Company Parties and the other Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company Parties and the other Company Subsidiaries as it is currently conducted. Since January 1, 2014, none of Company or its Company Subsidiaries has received any written or, to the Knowledge of Company, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of Company, is threatened relating to any of the Company Parties, any of the Company Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Company Parties and the

other Company Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Company Parties and each other Company Subsidiary is in possession of all Environmental Permits necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) there are no liabilities or obligations of the Company Parties or any of the other Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.16 Properties.

(a) None of the Company Parties or any other Company Subsidiaries own any real property, other than real property acquired as the result of foreclosures on Company Loans in the ordinary course of business.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Parties and the other Company Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which the Company Parties or such other Company Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Company Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Company Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 4.16 of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Leased Real Property.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Real Property Lease is valid and in full force and effect and (ii) none of the Company Parties or any of the other Company Subsidiaries, nor to the Knowledge of Company any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease, and none of the Company Parties or any of the other Company Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a list of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates the Company Parties or any other Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to the Company Parties or any other Company Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company Parties or any other Company Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Company Parties or any other Company Subsidiary or the geographic area in which the Company Parties or any other Company Subsidiary may conduct business;

(iv) is a Contract that obligates the Company Parties or any other Company Subsidiary to indemnify any past or present directors, officers, or employees of the Company Parties or any other Company Subsidiary pursuant to which the Company Parties or any other Company Subsidiary is the indemnitor;

(v) constitutes (A) an Indebtedness obligation of the Company Parties or any other Company Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Company or a Company Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Company or Company Subsidiary or (2) Company or a Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Company or another Company Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi) requires the Company Parties or any other Company Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a Wholly Owned Company Subsidiary or the Company Operating Partnership) by Company or any Company Subsidiary in an amount in excess of $500,000, other than the acquisition or origination of Mortgage Loans in the ordinary course of business by a Mortgage Company Subsidiary;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Company Parties or any other Company Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(xi) is with a Governmental Authority;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii) is an employment Contract or consulting Contract;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv) constitutes an obligation of Conduit with respect to any employees or any other Person that is not Company or a Company Subsidiary; or

(xvi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Company and the Company Subsidiaries, taken as a whole.

Each Contract in any of the categories set forth in Section 4.17(a) to which the Company Parties or any other Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract.”

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company Parties and each other Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Parties and each other Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company Parties or any other Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Parties or any other Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Company nor any Company Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

Section 4.18 Insurance.  Company has made available to Sutherland copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Company and the Company Subsidiaries (the “Company Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all Company Insurance Policies have been paid, and the Company Parties and the other Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. No written notice of cancellation or termination has been received by the Company Parties or any other Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Related Party Transactions.  Except as (i) set forth in Section 4.19 of the Company Disclosure Letter, (ii) described in the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2015 and prior to the date hereof (the “Company Related Party Agreements”) or (iii) relate to the GMFS Sale, no agreements, arrangements or understandings between any of the Company Parties or any other Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Company and Company Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.20 Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between Company and such Person, true, correct and complete copies of which have been provided to Sutherland prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Parties or any other Company Subsidiary.

Section 4.21 Opinion of Financial Advisor.  The Company Board has received the oral opinion of Houlihan Lokey Capital, Inc. (to be confirmed in writing as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to Company. Company will deliver to Sutherland a complete and correct copy of such opinion promptly after receipt thereof by the Company Board solely for informational purposes.

Section 4.22 Takeover Statutes.  None of Company, Merger Sub or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Sutherland as defined in Section 3-601 of the MGCL. The Company Board has taken all action necessary to render inapplicable to the

Sutherland Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Sutherland Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Sutherland Merger and the other transactions contemplated by this Agreement.

Section 4.23 Mortgage Backed Securities.  To the Knowledge of Company, the information relating to each mortgage backed security set forth in Section 4.23 of the Company Disclosure Letter is true and correct in all material respects.

Section 4.24 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by Company.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Sutherland Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.25 Advisor.  Section 4.25 of the Company Disclosure Letter lists each agreement, arrangement or understanding between or among Company or any Company Subsidiary, on the one hand, and Advisor and any of its Affiliates (other than Company or any Company Subsidiary), on the one hand (each, a “Company Advisor Related Agreement”). Prior to the date hereof, Company has made available to Sutherland with a true, correct and complete copy of each Company Advisor Related Agreement.

Section 4.26 Information Supplied.  None of the information relating to the Company Parties or any other Company Subsidiary contained or incorporated by reference in the Proxy Statements or the Form S-4 or that is provided by any of the Company Parties or any other Company Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statements, at the time of the mailing thereof, at the time of the Company Stockholders Meeting, at the time the Form S-4 is declared effective or at the Sutherland Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Company Parties, their officers, directors and partners and the Company Subsidiaries (or other information supplied by or on behalf of Company or any Company Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by the Sutherland Parties.

Section 4.27 No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 4, none of the Company Parties or any other Person has made any representation or warranty, expressed or implied, with respect to the Company Parties or any other Company Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company Parties or any other

Company Subsidiary. In particular, without limiting the foregoing disclaimer, none of the Company Parties or any other Person makes or has made any representation or warranty to any Sutherland Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Article 4, any oral or written information presented to the Sutherland Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Sutherland Parties or any other Person has made or is making any representations or warranties relating to the Sutherland Parties whatsoever, express or implied, beyond those expressly given by any Sutherland Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Sutherland Party furnished or made available to Company or any of their respective Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SUTHERLAND PARTIES

Except as set forth in (a) the disclosure letter prepared by the Sutherland Parties and delivered by the Sutherland Parties to the Company Parties prior to the execution and delivery of this Agreement (the “Sutherland Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Sutherland Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Sutherland Disclosure Letter corresponding to such Fundamental Representation; provided further, that nothing in the Sutherland Disclosure Letter is intended to broaden the scope of any representation or warranty of the Sutherland Parties made herein) or (b) as disclosed in the Sutherland SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2014 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Sutherland SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the Sutherland SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Sutherland Disclosure Letter, and (ii) the representations and warranties made in Section 5.4 (No Conflict; Required Filings and Consents), Section 5.6(a)-(b) (SEC Documents; Financial Statements), Section 5.7(c) (Absence of Certain Changes or Events), Section 5.8 (No Undisclosed Liabilities), Section 5.20 (Brokers) and Section 5.21 (Opinion of Financial Advisor), the Sutherland Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Sutherland is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Sutherland is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(b) Each Sutherland Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Sutherland Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(c) Section 5.1(c) of the Sutherland Disclosure Letter sets forth a true and complete list of the Sutherland Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Sutherland and the Sutherland Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Sutherland in each Sutherland Subsidiary, including a list of each Sutherland Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Sutherland Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither Sutherland nor any Sutherland Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Sutherland Subsidiaries and investments in short-term investment securities).

(e) Sutherland has made available to Company complete and correct copies of the Sutherland Governing Documents. Each of Sutherland and the Sutherland Operating Partnership is in compliance with the terms of its Sutherland Governing Documents in all material respects. True and complete copies of Sutherland’s and the Sutherland Operating Partnership’s minute books, as applicable, have been made available by Sutherland to Company.

(f) Sutherland has not exempted any “Person” from the “Aggregate Stock Ownership Limit,” the “Common Stock Ownership Limit” or the “Preferred Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Sutherland Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of the Sutherland Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Sutherland Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the Sutherland Parties and the consummation by the Sutherland Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Sutherland Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Sutherland Merger, to receipt of the Sutherland Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Sutherland Certificate of Merger with, and acceptance for record of the Sutherland Certificate of Merger by, the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b) This Agreement has been duly executed and delivered by the Sutherland Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Sutherland Parties enforceable against the Sutherland Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Sutherland Board has (i) determined that the terms of this Agreement, the Mergers, the Merger Consideration and the other transactions contemplated by this Agreement are fair to and in the best interests of the holders of Sutherland Common Stock and Sutherland OP Units, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to a vote of the holders of Sutherland Common Stock and (iv) resolved to recommend that holders of Sutherland Common Stock vote in favor of approval of the Sutherland Merger and this Agreement (such recommendations, the “Sutherland Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.3 Approval Required.  The Sutherland Stockholder Approval is the only vote of the holders of securities of Sutherland or the Sutherland Operating Partnership required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Sutherland Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Sutherland Stockholder Approval, conflict with or violate any provision of (A) the Sutherland Governing Documents or (B) any equivalent organizational or governing documents of any other Sutherland Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Sutherland Party or any other Sutherland Subsidiary or by which any property or asset of any Sutherland Party or any other Sutherland Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any Sutherland Party or any other Sutherland Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Sutherland Party or any other Sutherland Subsidiary pursuant to, any Contract or Sutherland Permit to which any Sutherland Party or any other Sutherland Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Sutherland Parties do not, and the performance of this Agreement by each of the Sutherland Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Company Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) the filing of the Sutherland Certificate of Merger with, and the acceptance for record of the Sutherland Certificate of Merger by, the DE SOS pursuant to the DLLCA, (v) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the Sutherland Disclosure Letter and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

Section 5.5 Capital Structure.

(a) The authorized capital stock of Sutherland consists of 450,000,000 shares of Sutherland Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share. At the close of business on February 29, 2016, (i) 30,804,029 shares of Sutherland Common Stock were issued and outstanding and (ii) 125 shares of the 12.5% Series A Cumulative Non-Voting Preferred Stock of Sutherland (“Sutherland

Preferred Stock”) were issued and outstanding, and (iii) 2,714,361 shares of Sutherland Common Stock were reserved for issuance upon redemption of Sutherland OP Units. All of the outstanding shares of capital stock of Sutherland are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.5, there is no other outstanding capital stock of Sutherland.

(b) At the close of business on February 29, 2016, (i) 33,518,390 Sutherland OP Units were issued and outstanding, of which 2,714,361 Sutherland OP Units were held by limited partners other than Sutherland and (ii) one (1) Class A Special Unit (the “Sutherland OP Special Unit”) was issued and outstanding and was held by Waterfall. Section 5.5(b) of the Sutherland Disclosure Letter sets forth a list of all of the partners of Sutherland Operating Partnership as of the date hereof, together with the number of Sutherland OP Units held by each such partner. All the Sutherland OP Units held by Sutherland are directly owned by Sutherland, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the Sutherland OP Units and the Sutherland OP Special Unit are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the Sutherland Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Sutherland Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Sutherland Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Sutherland or the Sutherland Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Sutherland Subsidiaries, free and clear of all Liens other than Permitted Liens and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Sutherland Voting Debt”) of Sutherland or any Sutherland Subsidiary issued and outstanding. Except for the Sutherland OP Units, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Sutherland or any of the Sutherland Subsidiaries is a party or by which any of them is bound obligating Sutherland or any of the Sutherland Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Sutherland or any Sutherland Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Sutherland Voting Debt or other equity interests.

(e) Neither Sutherland nor any Sutherland Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Sutherland or any of the Sutherland Subsidiaries. Neither Sutherland nor any Sutherland Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 5.5(e) of the Sutherland Disclosure Letter. No Sutherland Common Stock is owned by any Sutherland Subsidiary.

(f) Sutherland does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of Sutherland Common Stock or Sutherland OP Units and any material dividends or other distributions on any securities of any Sutherland Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.6 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Sutherland SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Sutherland has made available to Company the consolidated balance sheet and statements of income, changes in equity and cash flows, together with the notes thereto, of Sutherland and the Sutherland Subsidiaries as of the and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, each reported on by Deloitte & Touche LLP, as independent public accountants of Sutherland (collectively, the “Sutherland Financial Statements”). The Sutherland Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Sutherland and Sutherland Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments) and (iii) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Sutherland and the Sutherland Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Sutherland and the Sutherland Subsidiaries for the periods presented therein. None of Sutherland or any Sutherland Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(c) Sutherland and Sutherland Subsidiaries have designed and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Sutherland has disclosed to Sutherland’s auditors and audit committee (and made summaries of such disclosures available to Company) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Sutherland’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Sutherland, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(d) The Sutherland Parties are not, and none of the other Sutherland Subsidiaries are, a party to, and none of the Sutherland Parties or any of the other Sutherland Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any Sutherland Parties and any other Sutherland Subsidiary, on the one hand, and any unconsolidated Affiliate of a Sutherland Party or any other Sutherland Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Sutherland Party, any other Sutherland Subsidiary or such Sutherland Party’s or Sutherland Subsidiary’s audited financial statements.

(e) None of the Sutherland Parties or any other Sutherland Subsidiary is required to be registered as an investment company under the Investment Company Act.

(f) Neither Sutherland nor any Sutherland Subsidiary nor, to the Knowledge of Sutherland, any director, officer or Representative of Sutherland or any Sutherland Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Sutherland nor any Sutherland Subsidiary has received any written communication that alleges that Sutherland or any Sutherland Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.7 Absence of Certain Changes or Events.  Since December 31, 2015 through the date of this Agreement, (a) each Sutherland Party and each other Sutherland Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Sutherland Party or Sutherland Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of Sutherland) if taken from and after the date of this Agreement and (c) there has not been any Sutherland Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Sutherland Material Adverse Effect.

Section 5.8 No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of Sutherland dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither Sutherland nor any Sutherland Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Sutherland Material Adverse Effect.

Section 5.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, Section 5.15 and Section 5.16, which are addressed solely in those Sections, each of the Sutherland Parties and each other Sutherland Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for Sutherland and each Sutherland Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Sutherland Permits”), and all such Sutherland Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Sutherland Permits, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. No event has occurred with respect to any of the Sutherland Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Sutherland Permits. To the Knowledge of Sutherland, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Sutherland or the Sutherland Subsidiaries that impairs the validity of any Sutherland Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Sutherland Permit.

(b) No Sutherland Party or any other Sutherland Subsidiary is, and for the past three (3) years no Sutherland Party or any other Sutherland Subsidiary has been, in conflict with, or in default or violation of (i) any Law applicable to the Sutherland Parties or any other Sutherland Subsidiary or by which any property or asset of the Sutherland Parties or any other Sutherland Subsidiary is bound (except for compliance with Laws addressed in Section 5.11, Section 5.12, Section 5.13, Section 5.15 or Section 5.16

which are solely addressed in those Sections), or (ii) any Sutherland Permits (except for the Sutherland Permits addressed in Section 5.11, Section 5.15 or Section 5.16 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

Section 5.10 Litigation.  Other than as disclosed in Section 5.10 of the Sutherland Disclosure Letter, (a) there is no material action, suit, proceeding or investigation to which Sutherland or any Sutherland Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Sutherland, threatened before any Governmental Authority, and, to the Knowledge of Sutherland, there is no basis for any such action, suit, proceeding or investigation; (b) none of Sutherland and the Sutherland Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Sutherland or the Sutherland Subsidiaries; (c) no Order of any Governmental Authority has been issued in any proceeding to which Sutherland or any of the Sutherland Subsidiaries is or was a party, or, to the Knowledge of Sutherland, in any other proceeding, that enjoins or requires Sutherland or any of the Sutherland Subsidiaries to take action of any kind with respect to its businesses, assets or properties; and (d) since January 1, 2016, none of Sutherland, any Sutherland Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Sutherland or any Sutherland Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 5.11 Mortgage Business.

(a) Sutherland has not conducted directly, and no Sutherland Subsidiary other than the Mortgage Company Subsidiaries and the Mortgage Company Investor has conducted, Sutherland's business of origination, acquisition, financing, sale, servicing and management of Mortgage Loans in any material respect. Each Mortgage Company Subsidiary has complied in all material respects with, and all documentation prepared or used by such Mortgage Company Subsidiary in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by such Mortgage Company Subsidiary, and has satisfied, in all material respects, (i) all applicable Laws and Applicable Requirements with respect to the origination, insuring, purchase, sale, or pooling of such Mortgage Loans and (ii) the requirements of each Loan Sale Agreement. Each Mortgage Company Subsidiary has complied in all material respects with (i) all applicable Laws and Applicable Requirements with respect to the Servicing of such Mortgage Loans and (ii) the requirements of each Servicing Agreement with respect to any Mortgage Loan.

(b) No Agency or other Investor has (i) claimed in writing that any Mortgage Company Subsidiary has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by such Mortgage Company Subsidiary to such Agency or other Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of or such Mortgage Company Subsidiary as a seller or servicer for such Agency or Investor, or (iii) indicated in writing to any Mortgage Company Subsidiary that it has terminated or intends to terminate its seller and/or servicer relationship (including any Loan Sale Agreement or Servicing Agreement) with such Mortgage Company Subsidiary for failure to comply with applicable Laws or the applicable Loan Sale Agreement, Servicing Agreement rules, regulations, guidelines, handbooks and other requirements of such Agency or other Investor.

(c) Section 5.11(c) of the Sutherland Disclosure Letter sets forth a complete, true and correct list of all Mortgage Loans held by Sutherland or any Sutherland Subsidiary as of December 31, 2015, and listing each Mortgage Loan that as of such date, was a non-performing loan or in foreclosure, including with a Mortgagor subject to bankruptcy. To the Knowledge of Sutherland, the information relating to each Mortgage Loan set forth in Section 5.11(c) of the Sutherland Disclosure Letter is true and correct in all material respects.

(d) Section 5.11(d) of the Sutherland Disclosure Letter sets forth a complete, true and correct list of Serviced Loans as of December 31, 2015 and the related Servicing Agreement. All of the Servicing Agreements under which any Mortgage Company Subsidiary Services any Mortgage Loans are in full force and effect, and are unencumbered by Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. To the Knowledge of Sutherland, no event of default (or other similar termination event) or event that, with notice or lapse of time or both, is reasonably likely to become an event of default (or other similar termination event), exists under any of the Servicing Agreements under which any Mortgage Company Subsidiary Services any Mortgage Loans, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(e) The Serviced Loans have been and are so Serviced in accordance with Accepted Servicing Practices or other standards set forth in the related Servicing Agreement, and with the other requirements of the applicable Servicing Agreement, except for immaterial failures to comply with such requirements.

(f) Section 5.11(f) of the Sutherland Disclosure Letter sets forth each approval from any Agency for the sale, origination, lending or Servicing of Mortgage Loans, participation interests in Mortgage Loans and related assets held by each Mortgage Company Subsidiary. Each Mortgage Company Subsidiary is in good standing and is in compliance in all material respects with all applicable eligibility requirements for each approval set forth on Section 5.11(f) of the Sutherland Disclosure Letter.

(g) No Mortgage Company Subsidiary has been threatened with any revocation, suspension or material limitation of any approval as a GNMA issuer, Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, FHA Non-Supervised Lender, USDA approved lender, VA approved lender or SBA approved lender, as applicable.

(h) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, to the Knowledge of Sutherland, no audit or investigation by a Governmental Authority or Investor is pending or threatened against any Mortgage Company Subsidiary or Mortgage Company Investor that is reasonably likely to result in:

(i) a claim of a failure to comply with applicable Laws,

(ii) rescission of any insurance or guaranty contract or other Contract of such Mortgage Company Subsidiary or Mortgage Company Investor,

(iii) payment by such Mortgage Company Subsidiary or Mortgage Company Investor of a penalty to any Governmental Authority or Investor, or

(iv) revocation, suspension or material limitation of any Sutherland Permit.

(i) There is no pending or, to the Knowledge of Sutherland, threatened, cancellation or reduction of any Loan Sale Agreement to which any Mortgage Company Subsidiary or Mortgage Company Investor is a party and the obligations of each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, under each Loan Sale Agreement and Servicing Agreement are being performed by each Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, and, to the Knowledge of Sutherland, the other parties to each Loan Sale Agreement and Servicing Agreement, in each case, in accordance with its terms in all material respects. There is no material breach by any Mortgage Company Subsidiary or Mortgage Company Investor under any Loan Sale Agreement. Except for claims that have been fully resolved and released, no third party has, to its Knowledge, (i) alleged a breach of any representation, warranty or covenant made by Sutherland or any Mortgage Company Subsidiary or Mortgage Company Investor with respect to any Mortgage Loan for which a repurchase of, or any indemnity obligation relating to, such Mortgage Loan could be required or (ii) exercised or, to the Knowledge of Sutherland, is threatening to exercise its contractual right against any Mortgage Company Subsidiary or Mortgage Company Investor arising out of a breach of any Loan Sale Agreement or Servicing Agreement, including to require any such Mortgage Company Subsidiary or Mortgage Company Investor to repurchase any Company Loan or Agency Serviced Loan from such third party, indemnify such third party or other Persons or make a make-whole or other similar payment to such third party or other Persons. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Sale Agreement or Servicing Agreement against Sutherland or any

Mortgage Company Subsidiary or Mortgage Company Investor due to a breach of any representation, warranty or covenant since January 1, 2013 are set forth on Section 5.11(i) of the Sutherland Disclosure Letter.

(j) With respect to Mortgage Loans that were originated by a Mortgage Company Subsidiary or Mortgage Company Investor, each Sutherland Loan and Agency Serviced Loan was underwritten and originated, and the Mortgage Loan Documents maintained by each Mortgage Company Subsidiary with respect thereto are being maintained in all material respects by such Mortgage Company Subsidiary in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Sutherland Loan or Agency Serviced Loan (including any Investor), the applicable Agency, or the insurer or guaranty (if any) insuring or guaranteeing such Sutherland Loan or Agency Serviced Loan in effect and applicable at the time such insurance or guaranty was obtained, except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect.

(k) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) as of the time it was made or purchased by a Mortgage Company Subsidiary, each Sutherland Loan and Agency Serviced Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied in all material respects with all Applicable Requirements, (ii) each Mortgage related to a Sutherland Loan or Agency Serviced Loan created an ownership interest in an estate in fee simple in the Mortgaged Property, (iii) each Mortgage Note related to a Sutherland Loan or Agency Serviced Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a proceeding at law or at equity, and (iv) no Sutherland Loan or Agency Serviced Loan is subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

(l) All buildings or other customary insured improvements upon each Mortgaged Property related to a Sutherland Loan or Agency Serviced Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements, and no payments of mortgage insurance premiums are past due thereunder.

(m) With respect to Sutherland Loans originated by a Mortgage Company Subsidiary and Agency Serviced Loans, each Mortgage Company Subsidiary has complied in all material respects with the requirements of any applicable Law, including usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing thereof. Each Sutherland Loan originated by a Mortgage Company Subsidiary and Agency Serviced Loan was underwritten, originated and Serviced in compliance in all material respects with applicable Law, and was not (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (ii) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(n) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) each Mortgage related to a Sutherland Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Sutherland Loan on the Mortgaged Property, including all improvements on the Mortgaged Property, (ii) any Mortgage Loan Document related to and delivered in connection with the Sutherland Loans established and created a valid, existing and enforceable (A) first Lien and first priority security interest with respect to each first Lien Sutherland Loan, or (B) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Sutherland Loan, in either case, on the property described therein, and (iii) each Mortgage Note related to a Sutherland Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

(o) (i) Each Mortgage Note and each Mortgage related to a Sutherland Loan originated by a Mortgage Company Subsidiary have been duly and properly executed by the parties thereto, and (ii) the borrower under each Mortgage related to a Sutherland Loan originated by a Mortgage Company Subsidiary has received all material disclosure materials required by applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable, in each case, except for immaterial failures to comply with such requirements.

(p) With respect to Sutherland Loans originated by a Mortgage Company Subsidiary and Agency Serviced Loans, the relevant files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

(q) No fraud, with respect to a Sutherland Loan or an Agency Serviced Loan, has taken place (i) on the part of any Mortgage Company Subsidiary or any of its respective employees or, to the Knowledge of Sutherland, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Sutherland Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Sutherland, Company or any Mortgage Company Subsidiary in the Sutherland Loan or Mortgaged Property or that violated applicable Law.

(r) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by such Mortgage Company Subsidiary or Mortgage Company Investor as of the origination date, or MERS as nominee for such Mortgage Company Subsidiary or Mortgage Company Investor, with respect to each Mortgage Loan owned by any Mortgage Company Subsidiary or Mortgage Company Investor as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and each such Mortgage Company Subsidiary or Mortgage Company Investor, as applicable, has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement.

(s) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Mortgage and related Mortgage Note owned by any Mortgage Company Subsidiary or Mortgage Company Investor contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the Lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property.

(t) Except for claims that have been fully resolved and released, no Mortgage Company Subsidiary or Mortgage Company Investor has asserted any material contractual right against, nor, to the Knowledge of Sutherland, do facts or circumstances exist that would constitute a material breach by any Person (other than such Mortgage Company Subsidiary or Mortgage Company Investor) under any Loan Purchase Agreement. All repurchase, indemnification and make-whole (or other similar payments) claims asserted under any Loan Purchase Agreement by Sutherland or any Mortgage Company Subsidiary or Mortgage Company Investor since January 1, 2013 are set forth on Section 5.11(t) of the Sutherland Disclosure Letter.

Section 5.12 Taxes.

(a) Each Sutherland Party and each other Sutherland Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Sutherland Party and each other Sutherland Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Sutherland and each Sutherland Subsidiary with respect to the taxable years ending on or after Sutherland’s formation have been made available to Company.

(b) Sutherland (i) for all taxable years commencing with Sutherland’s year ending December 31, 2013 and through December 31, 2015, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Sutherland Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Sutherland. No Sutherland Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Sutherland’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Sutherland’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Sutherland’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Sutherland, threatened with regard to any material Taxes or Tax Returns of any Sutherland Party or any other Sutherland Subsidiary; (ii) no material deficiency for Taxes of any Sutherland Party or any other Sutherland Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Sutherland, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect; (iii) no Sutherland Party has, nor has any other Sutherland Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Sutherland Party is, nor is any other Sutherland Subsidiary, currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) no Sutherland Party has, nor has any of the other Sutherland Subsidiaries, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Sutherland Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT

Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e) None of the Sutherland Parties or any of the other Sutherland Subsidiaries hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, the Sutherland Parties and the other Sutherland Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) the Sutherland Parties have not, and none of the other Sutherland Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Sutherland no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon any Sutherland Party or any other Sutherland Subsidiary.

(g) The Sutherland Parties and the other Sutherland Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Sutherland Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Sutherland threatened to raise, a material claim against any Sutherland Party or any other Sutherland Subsidiary for any breach of any Sutherland Tax Protection Agreements. As used herein, “Sutherland Tax Protection Agreements” means any written agreement to which any Sutherland Party or any other Sutherland Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Sutherland Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Sutherland Subsidiary Partnership, any Sutherland Party or any other Sutherland Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Sutherland Subsidiary Partnership” means a Sutherland Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of any Sutherland Party or any other Sutherland Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Sutherland Party or any other Sutherland Subsidiary, and after the Closing Date no Sutherland Party shall, nor shall any other Sutherland Subsidiary, be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) No Sutherland Party has, nor has any other Sutherland Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and no Sutherland Party or any other Sutherland Subsidiary is subject to written ruling of a Governmental Authority.

(l) No Sutherland Party or any other Sutherland Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Sutherland Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) No Sutherland Party or any other Sutherland Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) No Sutherland Party or any other Sutherland Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by any Sutherland Party or any other Sutherland Subsidiary (other than to Sutherland or a Sutherland Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither Sutherland nor any Sutherland Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Sutherland is there any other fact or circumstance that could reasonably be expected to prevent, the Sutherland Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.13 Benefit Plans.

(a) Section 5.13(a) of the Sutherland Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored by Sutherland or any Sutherland Subsidiary in which employees of Sutherland or any Sutherland Subsidiary participate (collectively, the “Sutherland Benefit Plans”), provided that for the avoidance of doubt, the Sutherland Benefit Plans shall not include any plan, program or policy sponsored by Waterfall. Sutherland has made available to Company a true and complete copy of (i) each Sutherland Benefit Plan (or, in the case of any unwritten Sutherland Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Sutherland Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) for each Sutherland Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Sutherland Benefit Plan. To the Knowledge of Sutherland, each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects.

(b) The Sutherland Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered, in all material respects, in accordance with their terms and such laws, except as, individually or the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Each Sutherland Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code that has not been revoked.

(c) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sutherland, threatened proceedings with respect to any Sutherland Benefit Plan that could reasonably be expected to result in material liability to Sutherland or any Sutherland Subsidiary.

(d) All Sutherland Benefit Plans subject to Section 409A of the Code have been amended to conform with Section 409A of the Code. No Sutherland Benefit Plan provides for the reimbursement of Taxes under Section 409A of the Code.

(e) Sutherland does not provide any medical benefits under any Sutherland Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law.

(f) Neither Sutherland nor any Sutherland Subsidiary of a Sutherland Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Code Section 4975 or Section 406 of ERISA) that would subject Sutherland or any Sutherland Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(g) Sutherland has never, and no ERISA Affiliate has ever, maintained or been obligated to contribute to (i) a Sutherland Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Sutherland Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h) Except as set forth on Section 5.13(h) of the Sutherland Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration or enhancement of any compensation or benefits, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Neither Sutherland nor any Sutherland Subsidiary is a party to any labor or collective bargaining contract that pertains to employees of Sutherland or any Sutherland Subsidiary and, to the Knowledge of Sutherland, there have been no union organizing activities with respect to employees of Sutherland or any Sutherland Subsidiary since January 1, 2014. There are no pending or, to the Knowledge of Sutherland, threatened actions, suits, proceedings or investigations concerning labor matters with respect to Sutherland or any Sutherland Subsidiary, except for such actions, suits, proceedings or investigations that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Sutherland and each Sutherland Subsidiary is in compliance with all applicable Laws relating to labor, employment, employment practices, wages, hours, the Worker Adjustment Retraining and Notification Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such events or circumstances that, individually or in the aggregate, would not reasonably be expected to result in a Sutherland Material Adverse Effect.

Section 5.14 Intellectual Property.  None of the Sutherland Parties or any other Sutherland Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Sutherland Parties or any other Sutherland Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) no Intellectual Property used by the Sutherland Parties or any other Sutherland Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Sutherland Parties or any other Sutherland Subsidiary, and (iii) the Sutherland Parties and the other Sutherland Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Sutherland Parties and the other Sutherland Subsidiaries as it is currently conducted. Since January 1, 2014, none of the Sutherland or its Sutherland Subsidiaries has received any written or, to the Knowledge of Sutherland, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of Sutherland, is threatened relating to any of the Sutherland Parties, any of the Sutherland Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Sutherland Parties and the other Sutherland Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Sutherland Parties and each other Sutherland Subsidiary is in possession of all Environmental Permits necessary for Sutherland and each Sutherland Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect; and (iv) there are no liabilities or obligations of the Sutherland Parties or any of the other Sutherland Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.16 Properties.

(a) None of the Sutherland Parties or any other Sutherland Subsidiaries own any real property, other than real property acquired as the result of foreclosures on Sutherland Loans in the ordinary course of business.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, the Sutherland Parties and the other Sutherland Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which the Sutherland Parties or such other Sutherland Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Sutherland Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Sutherland Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 5.16 of the Sutherland Disclosure Letter sets forth a true, complete and correct list of all Sutherland Leased Real Property.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, (i) each Sutherland Real Property Lease is valid and in full force and effect and (ii) none of the Sutherland Parties or any of the other Sutherland Subsidiaries, nor to the Knowledge of Sutherland any other party to a Sutherland Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Sutherland Real Property Lease, and none of the Sutherland Parties or any of the other Sutherland Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

Section 5.17 Material Contracts.

(a) Section 5.17(a) of the Sutherland Disclosure Letter sets forth a list of each Contract (other than a Sutherland Benefit Plan) in effect as of the date hereof to which Sutherland or any Sutherland Subsidiary is a party or by which any of its properties or assets are bound that:

(i) obligates the Sutherland Parties or any other Sutherland Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to the Sutherland Parties or any other Sutherland Subsidiary;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Sutherland Parties or any other Sutherland Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Sutherland Parties or any other Sutherland Subsidiary or the geographic area in which the Sutherland Parties or any other Sutherland Subsidiary may conduct business;

(iii) is a Contract that obligates the Sutherland Parties or any other Sutherland Subsidiary to indemnify any past or present directors, officers, or employees of the Sutherland Parties or any other Sutherland Subsidiary pursuant to which the Sutherland Parties or any other Sutherland Subsidiary is the indemnitor;

(iv) constitutes (A) an Indebtedness obligation of the Sutherland Parties or any other Sutherland Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Sutherland or a Sutherland Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Sutherland or Sutherland Subsidiary or (2) Sutherland or a Sutherland Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Sutherland or another Sutherland Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(v) requires the Sutherland Parties or any other Sutherland Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii) constitutes a loan to any Person (other than a Wholly Owned Sutherland Subsidiary or the Sutherland Operating Partnership) by Sutherland or any Sutherland Subsidiary in an amount in excess of $500,000, other than the acquisition or origination of Mortgage Loans in the ordinary course of business by a Mortgage Company Subsidiary;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Sutherland Parties or any other Sutherland Subsidiary with a third party;

(ix) prohibits the pledging of the capital stock of Sutherland or any Sutherland Subsidiary or prohibits the issuance of guarantees by any Sutherland Subsidiary;

(x) is with a Governmental Authority;

(xi) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xii) is an employment Contract or consulting Contract;

(xiii) is a collective bargaining agreement or other Contract with any labor organization, union or association; or

(xiv) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Sutherland and the Sutherland Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.17(a) to which the Sutherland Parties or any other Sutherland Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Sutherland Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, each Sutherland Material Contract is legal, valid, binding and enforceable on the Sutherland Parties and each other Sutherland Subsidiary that is a party thereto and, to the Knowledge of Sutherland, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, the Sutherland Parties and each other Sutherland Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Sutherland Material Contract and, to the Knowledge of Sutherland, each other party thereto has performed all obligations required to be performed by it under such Sutherland Material Contract prior to the date hereof. None of the Sutherland Parties or any other Sutherland Subsidiary, nor, to the Knowledge of Sutherland, any other party thereto, is in breach or violation of, or default under, any Sutherland Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Sutherland Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. None of the Sutherland Parties or any other Sutherland Subsidiary has received notice of any violation or default under any Sutherland Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect. Since December 31, 2014 and as of the date hereof, neither Sutherland nor any Sutherland Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sutherland Material Contract.

Section 5.18 Insurance.  Sutherland has made available to Company copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Sutherland and the Sutherland Subsidiaries (the “Sutherland Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Sutherland Material Adverse Effect, all premiums due and payable under all Sutherland Insurance Policies have been paid, and the Sutherland Parties and the other Sutherland Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Sutherland Insurance Policies. No written notice of cancellation or termination has been received by the Sutherland Parties or any other Sutherland Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19 Related Party Transactions.  Except (i) as set forth in Section 5.19 of the Sutherland Disclosure Letter, (ii) the Sutherland Partnership Agreement or (iii) as described in the publicly available Sutherland SEC Documents filed with or furnished to the SEC on or after January 1, 2015 and prior to the date hereof (the “Sutherland Related Party Agreements”), no agreements, arrangements or understandings between any of the Sutherland Parties or any other Sutherland Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Sutherland and Sutherland Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if Sutherland were subject to reporting thereunder. The termination of the Sutherland Management Agreement and the conversion of the Sutherland OP Special Unit in connection with the consummation of the Mergers will not give rise to the obligation to pay any termination fee or any other liability pursuant to the terms thereof; provided, that (i) any indemnification obligation thereunder shall survive termination in accordance with its terms and (ii) any compensation earned by Waterfall under the Sutherland Management Agreement up to the Merger Effective Time shall be due and payable in accordance with the terms thereof.

Section 5.20 Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 5.20 of the Sutherland Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.20 of the Sutherland Disclosure Letter, pursuant to the terms of the engagement letter between Sutherland and such Person, true, correct and complete copies of which have been provided to Company prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sutherland Parties or any other Sutherland Subsidiary.

Section 5.21 Opinion of Financial Advisor.  The Sutherland Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (to be confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid to holders of the Sutherland Common Stock is fair, from a financial point of view, to the holders of shares of the Sutherland Common Stock (other than Company and its Affiliates). Sutherland will deliver to Company a complete and correct copy of such opinion promptly after receipt thereof by the Sutherland Board solely for informational purposes.

Section 5.22 Takeover Statutes.  None of Sutherland or any Sutherland Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Company as defined in Section 3-601 of the MGCL. The Sutherland Board has taken all action necessary to render inapplicable to the Sutherland Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Sutherland Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Sutherland Common Stock with respect to the Sutherland Merger and the other transactions contemplated by this Agreement.

Section 5.23 Mortgage Backed Securities.  To the Knowledge of Sutherland, the information relating to each mortgage backed security set forth in Section 5.23 of the Sutherland Disclosure Letter is true and correct in all material respects.

Section 5.24 Information Supplied.  None of the information relating to the Sutherland Parties or any other Sutherland Subsidiary contained or incorporated by reference in the Proxy Statements or the Form S-4 or that is provided by any of the Sutherland Parties or any other Sutherland Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statements, at the time of the mailing thereof, at the time of the Company Stockholders Meeting, at the time the Form S-4 is declared effective or at the Sutherland Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.25 No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 5, none of the Sutherland Parties or any other Person has made any representation or warranty, expressed or implied, with respect to the Sutherland Parties or any other Sutherland Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Sutherland Parties or any other Sutherland Subsidiary. In particular, without limiting the foregoing disclaimer, none of the Sutherland Parties or any other Person makes or has made any representation or warranty to any Company Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Sutherland Parties in this Article 5, any oral or written information presented to the Company Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Sutherland Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Sutherland Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company Parties whatsoever, express or implied, beyond those expressly given by the Company Parties in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company Parties furnished or made available to the Sutherland Parties or any of their respective Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by Company.

(a) Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Sutherland Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) for the Tender Offer, the Permitted Loan Sale and, subject to Section 6.1(b)(vii), the GMFS Sale and the Permitted Securities Sale or (5) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the other Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Company as a REIT.

(b) Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) for the Tender Offer and the Permitted Loan Sale or (5) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any other Company Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Company Governing Documents or (B) such equivalent organizational or governing documents of any Company Subsidiary material to Company and the Company Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any Wholly Owned Company Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by Company of regular dividends in accordance with past practice at an annualized rate not to exceed $1.60 per share, (B) the declaration and payment by the Company Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the Company OP Units, (C) the declaration and payment of dividends or other distributions to Company by any directly or indirectly Wholly Owned Company Subsidiary, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the organizational documents of such Company; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company or a Company Subsidiary (other than redemptions of the Company OP Units pursuant to the Company Partnership Agreement);

(v) except for transactions among Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Company or any of the Company Subsidiaries’ capital stock (including the Company OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by Company or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary, (C) acquisitions of real property as the result of foreclosures on Company Loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (including, for the avoidance of doubt, the GMFS Sale or the Permitted Securities Sale), except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed (A) in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which the Company or any Company Subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice and (B) with respect to any investments made with the proceeds from the Permitted Sales, in connection with the sale of such investments to obtain cash for the Tender Offer Funds;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, except (A) Indebtedness incurred under Company’s existing Warehouse Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided , that the terms of such new Indebtedness shall not be materially more onerous on Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a Wholly Owned Company Subsidiary to Company or a Wholly Owned Company Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), (D) with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in accordance with Section 7.6(c), and (E) waivers of late fees and other loan modifications of Company Loans entered into in the ordinary course of business;

(xiii) (A) hire or terminate any officer or director of Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Company’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Company Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to Company any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Company to fail to qualify as a REIT or any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or

Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of the Company Parties to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.20 of the Company Disclosure Letter, in a manner adverse to Company, any Company Subsidiary or Sutherland, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) make any payment, distribution or transfer of assets to Advisor or its Affiliates (other than Company and any Company Subsidiary) except in such amount and as expressly contemplated by this Agreement or the Company Termination Agreement;

(xxiv) withdraw the Tender Offer; or

(xxv) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary (i) for Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Sutherland Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Company or any Company Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2 Conduct of Business by Sutherland.

(a) Sutherland covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sutherland (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sutherland Disclosure Letter, each of the Sutherland Parties shall, and shall cause each of the other Sutherland Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Sutherland as a REIT.

(b) Without limiting the foregoing, Sutherland covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sutherland Disclosure Letter, the Sutherland Parties shall not, and shall not cause or permit any other Sutherland Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Sutherland Governing Documents or (B) such equivalent organizational or governing documents of any Sutherland Subsidiary material to Sutherland and the Sutherland Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Sutherland Charter) under the Sutherland Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Sutherland or any Sutherland Subsidiary (other than any Wholly Owned Sutherland Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Sutherland or any Sutherland Subsidiary or other equity securities or ownership interests in

Sutherland or any Sutherland Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, except for (A) the declaration and payment by Sutherland of regular dividends in accordance with past practice at an annualized rate not to exceed $1.25 per share, (B) the declaration and payment by the Sutherland Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the Sutherland OP Units, (C) the declaration and payment of dividends or other distributions to Sutherland by any directly or indirectly Wholly Owned Sutherland Subsidiary, and (D) distributions by any Sutherland Subsidiary that is not wholly owned, directly or indirectly, by Sutherland, in accordance with the requirements of the organizational documents of such Sutherland; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), Sutherland and any Sutherland Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Sutherland to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Sutherland or a Sutherland Subsidiary (other than redemptions of the Sutherland OP Units pursuant to the Sutherland Partnership Agreement);

(v) except for transactions among Sutherland and one or more Wholly Owned Sutherland Subsidiaries or among one or more Wholly Owned Sutherland Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Sutherland or any of the Sutherland Subsidiaries’ capital stock (including the Sutherland OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Sutherland or any of the Sutherland Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions of mortgage loans and mortgage-backed securities in the ordinary course of business, (B) acquisitions by Sutherland or any Wholly Owned Sutherland Subsidiary of or from an existing Wholly Owned Sutherland Subsidiary, (C) acquisitions of real property as the result of foreclosures on Sutherland Loans in the ordinary course of business, and (D) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which Sutherland or any Sutherland Subsidiary is a party shall be considered to be done in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Sutherland or any of the Sutherland Subsidiaries, except (A) Indebtedness incurred under Sutherland’s existing Warehouse Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness ( provided, that the terms of such new Indebtedness shall not be materially more onerous on Sutherland compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than

(A) by Sutherland or a Wholly Owned Sutherland Subsidiary to Sutherland or a Wholly Owned Sutherland Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Sutherland Material Contract (or any Contract that, if existing as of the date hereof, would be a Sutherland Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Sutherland Material Contract that occurs automatically without any action (other than notice of renewal) by Sutherland or any Sutherland Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of Sutherland or any Sutherland Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Sutherland made available to Company prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Sutherland or any Sutherland Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Sutherland or any of the Sutherland Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) waivers of late fees and other loan modifications of Sutherland Loans entered into in the ordinary course of business;

(xiii) (A) hire or terminate any officer or director of Sutherland or any Sutherland Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Sutherland’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Sutherland Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to Sutherland any Sutherland Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Sutherland’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Sutherland Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Sutherland to fail to qualify as a REIT or any Sutherland Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Sutherland or to prevent or impair the ability of the Sutherland Parties to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.20 of the Sutherland Disclosure Letter, in a manner adverse to Sutherland, any Sutherland Subsidiary or Company, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Sutherland from taking any action, at any time or from time to time, that in the reasonable judgment of the Sutherland Board, upon advice of counsel to Sutherland, is reasonably necessary (i) for Sutherland to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Sutherland Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Sutherland or any Sutherland Subsidiary be registered as an investment company under the Investment Company Act, including in each case, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of Sutherland in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

Section 6.3 No Control of Other Parties’ Business.  Nothing contained in this Agreement shall give (i) Sutherland, directly or indirectly, the right to control or direct Company or any Company Subsidiary’s operations prior to the Sutherland Merger Effective Time, or (ii) Company, directly or indirectly, the right to control or direct Sutherland or any Sutherland Subsidiary’s operations prior to the Sutherland Merger Effective Time. Prior to the Sutherland Merger Effective Time, (i) Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (ii) Sutherland shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Sutherland Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Proxy Statements; Stockholder Approvals.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Company shall prepare and cause to be filed with the SEC a Company Proxy Statement in preliminary form with respect to the Company Stockholders Meeting and (ii) Company and Company Operating Partnership shall prepare (with Sutherland’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on the Form S-4 under the Securities Act (the “Form S-4”), which will include the Company Proxy Statement, to register under the Securities Act the shares of Company Common Stock to be issued in the Sutherland Merger and Company OP Units to be issued in connection with the Partnership Merger, and to register under the Securities Act the resale of such securities by affiliates (together, the “Registered Securities”). Each of Company, Company Operating Partnership and Sutherland shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Company Common Stock and Company OP Units to be issued in the Mergers and to permit all affiliates named in the Form S-4 to resell the Registered Securities, unless this Agreement is terminated pursuant to Article 9. Each of Company, Company Operating Partnership and Sutherland shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to Company and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Company Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Company shall promptly notify Sutherland upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Company Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Sutherland with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Company Proxy Statement received from the SEC and advise Sutherland of any oral comments with respect to the Form S-4 or the Company Proxy Statement received from the SEC. Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Company Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company and Company Operating Partnership shall cooperate and provide Sutherland a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. Company shall notify Sutherland, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and Company, Company Operating Partnership and Sutherland shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Company shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and Sutherland shall furnish all information concerning Sutherland and its stockholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to Company or Sutherland, or any of their respective Affiliates, should be discovered by Company or Sutherland which, in the reasonable judgment of Company or Sutherland, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Company and Sutherland shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Company Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.27, Section 5.25 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholders Meeting will be deemed to have been provided by Company, and any information concerning or related to Sutherland, its Affiliates or the Sutherland Stockholders Meeting will be deemed to have been provided by Sutherland.

(c) As promptly as practicable following the date of this Agreement, Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting; provided, that such record date shall not be more than ninety (90) days prior to the date of the Company Stockholders Meeting; provided, further, that the Company Stockholders Meeting shall be not less than five (5) Business Days following the Exchange Ratio Announcement. Company shall use its reasonable best efforts to cause the definitive Company Proxy Statement to be mailed to Company’s stockholders entitled to vote at the Company Stockholders Meeting and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include the Company Board Recommendation in the Company Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(b); provided, however, that Company’s obligation to duly call, give notice of, convene and hold the Company Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholders Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting (provided , however, that the Company Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, the Company Stockholders Meeting may not be postponed or adjourned on the date the Company Stockholders Meeting is scheduled if Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that Company Stockholder Approval will be obtained at such meeting.

(d) As promptly as practicable following the date of this Agreement, Sutherland shall, in accordance with applicable Law and the Sutherland Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Sutherland Stockholders Meeting solely for the purpose of obtaining the Sutherland Stockholder Approval (and no other matters shall be submitted at such meeting unless consented to by Sutherland in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Sutherland Stockholders Meeting; provided, further, that the Sutherland Stockholders Meeting shall be not less than five (5) Business Days following the Exchange Ratio Announcement. Sutherland shall use its reasonable best efforts to cause the definitive Sutherland Proxy Statement to be mailed to Sutherland’s stockholders entitled to vote at the Sutherland Stockholders Meeting and to hold the Sutherland Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Sutherland shall, through the Sutherland Board, recommend to its stockholders that they give the Sutherland Stockholder Approval, include the Sutherland Board Recommendation in the Sutherland Proxy Statement and solicit and use its reasonable best efforts to obtain the Sutherland Stockholder Approval, except to the extent that the Sutherland Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(b); provided, however, that Sutherland’s obligation to duly call, give notice of, convene and hold the Sutherland Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Sutherland Stockholders Meeting is scheduled, Sutherland has not received proxies representing a sufficient number of shares of Sutherland Common Stock to obtain the Sutherland Stockholder Approval, whether or not a quorum is present, Sutherland shall have the right to make one or more successive postponements or adjournments of the Sutherland Stockholders Meeting (provided, however, that the Sutherland Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Sutherland Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, the Sutherland Stockholders Meeting may not be postponed or adjourned on the date the Sutherland Stockholders Meeting is scheduled if Sutherland shall have received proxies in respect of an aggregate number of shares of Sutherland Common Stock, which have not been withdrawn, such that Sutherland Stockholder Approval will be obtained at such meeting.

(e) Company and Sutherland will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Sutherland Stockholders Meeting on the same date.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Sutherland Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access (including for purposes of finalizing the Exchange Ratio pursuant to Section 3.2) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to each of the Company Stockholders Meeting and Sutherland Stockholders Meeting, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Sutherland Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, neither Sutherland nor Company shall, and Sutherland shall cause each of the Sutherland Subsidiaries and Company shall cause each of the Company Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person (other than Sutherland, Company or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) (each, an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, however, that notwithstanding anything contained herein to the contrary, if the Company Board or the Sutherland Board determine after consultation with legal counsel, that not doing so would be inconsistent with its duties under applicable Law, Company or the Sutherland, respectively, may waive any provision of any standstill or confidentiality agreement that prohibits a confidential proposal being made to such Board (directly or indirectly through its Representatives) so long as (1) such waiver, amendment or release is limited only to permitting such a confidential proposal and (2) such Party promptly notifies the other Party of the granting such waiver, amendment or release prior thereto), or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Company and Sutherland shall, and shall cause each of the Company Subsidiaries and the Sutherland Subsidiaries, respectively, and shall use its commercially reasonable efforts to cause its and their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Sutherland or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill or provisions of similar effect to which Company or Sutherland, as applicable, or any of their subsidiaries is a party or of which Company or Sutherland, as applicable, or any of their subsidiaries is a beneficiary and (C) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval or the Sutherland Stockholder Approval, as applicable, (1) Company or Sutherland, as applicable, receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Company Board or the Sutherland Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and its failure to take such action would be inconsistent with its duties as under applicable Law, then the Party receiving such Acquisition Proposal may (and may authorize its subsidiaries and its and their Representatives to), after notifying the other Party in writing of such determination, (x) furnish non-public information with respect to it and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to the other Party or shall be provided (to the extent permitted by applicable Law) to the other Party prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, each Party and its Representatives may contact any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 7.3(a)) to clarify and understand the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(b) Neither the Company Board nor the Sutherland Board shall (A) fail to make or shall withdraw (or modify or qualify in any manner adverse to the other Party or publicly propose to withdraw, modify or qualify in any manner adverse to the other Party) the Company Board Recommendation or the Sutherland Board Recommendation, respectively, or the determination of the advisability to its stockholders of the Merger and other transactions contemplated hereby or make any other public statement in connection with the Company Stockholders Meeting or Sutherland Stockholders Meeting that would reasonably be expected to have the same effect of the foregoing, (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) fail to include the Company Board Recommendation or the Sutherland Board Recommendation, respectively, in whole or in part in the Company Proxy Statement or the Sutherland Proxy Statement, respectively, or any filing or amendment or supplement relating thereto, (D) fail to recommend against any pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is launched or (E) fail within three (3) Business Days of a request by the other Party following the public announcement of an Acquisition Proposal, to reaffirm the Company Board Recommendation or the Sutherland Board Recommendation, as applicable (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”), provided, that notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval or the Sutherland Stockholder Approval, as applicable, and following compliance with Section 7.3(c), the Company Board or the Sutherland Board may, if such Board determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to do so would be inconsistent with its duties under applicable Law, make an Adverse Recommendation Change. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Exchange Ratio Announcement shall not be deemed an Adverse Recommendation Change.

(c) Prior to effecting an Adverse Recommendation Change, (i) Company or Sutherland, as applicable, shall notify the other Party in writing, at least four (4) Business Days prior to effecting such Adverse Recommendation (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such proposal and include copies of the current drafts of all material agreements between such Party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such Party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, Company or Sutherland, as applicable, shall negotiate with the other Party in good faith (to the extent such other Party wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer be inconsistent with such Board’s duties under applicable Law, and (iii) at the end of the Notice Period, the Company Board or the Sutherland Board, as applicable, shall determine in good faith (after consultation with outside counsel and financial advisors) that failure to take such action would be inconsistent with such Board’s duties under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Company or Sutherland, as applicable, shall, in each case, have delivered to the other Party an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for two (2) Business Days instead of four (4) Business Days).

(d) Company or Sutherland, as applicable, shall promptly (and in any event, within one (1) Business Day) notify the other Party after it or any of its subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal or the initial request for non-public information concerning Company or Sutherland, as applicable, or any of its subsidiaries. Such notice to the other Party shall indicate the identity of the Person making such request and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each Party shall keep the other Party reasonably informed orally and in writing on a current basis (and in any event, within one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the date hereof) including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of other Party shall apprise the other Party of the status and details of such Acquisition Proposal. Each Party agrees that it and its subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such Party from providing any information to other Party in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e) Nothing contained in this Section 7.3 shall prohibit Company or the Company Board, or Sutherland or the Sutherland Board, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company or Sutherland, as applicable, if, in the good faith judgment of such Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Company Board Recommendation or the Sutherland Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Company Board or the Sutherland Board, respectively, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect the obligations of Company specified in Section 7.3(b).

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries or Sutherland and the Sutherland Subsidiaries, as applicable, that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on fair market value) of Company and the Company Subsidiaries or Sutherland and the Sutherland Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of 25% or more of any class of capital stock, other equity security or voting power of Company or Sutherland (or any resulting parent company of Company or Sutherland), in each case other than the transactions contemplated by this Agreement, provided, that notwithstanding anything contained herein to the contrary, an Acquisition Proposal shall not include the Tender Offer or any proposal, offer or inquiry relating to the Permitted Sales or the GMFS Sale.

(ii) “Superior Proposal” means any Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Company or Sutherland, respectively, from a financial point of view than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other Party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 7.4 Public Announcements.  Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Sutherland Parties shall and shall cause the other Company Subsidiaries and the other Sutherland Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority or Agency in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities, Agencies or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities and Agencies, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including Company after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including Company after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Company Parties and each of the Sutherland Parties shall give (or shall cause the Company Subsidiaries or the Sutherland Subsidiaries, respectively, to give) any notices to third parties, and each of the Company Parties and each of the Sutherland Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Company nor Sutherland shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of Company Parties, Sutherland Parties or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company Parties, the Sutherland Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i), Section 9.3(b)(i) or Section 9.3(c)(i).

(c) The Company Parties and their Representatives shall give prompt notice to the Sutherland Parties, and the Sutherland Parties and their Representatives shall give prompt notice to the Company Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Sutherland Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties and their respective Representatives shall give Sutherland the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Sutherland’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Sutherland Parties and their respective Representatives shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any litigation against Sutherland and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Sutherland Merger Effective Time and ending on the sixth (6th) anniversary of the Sutherland Merger Effective Time, Company shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Sutherland or any of the Sutherland Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Company’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Company or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Company or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b) Without limiting the foregoing, each of Company and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Sutherland Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of Sutherland or any of the Sutherland Subsidiaries (the “Indemnified Parties”) as provided in (i) the Sutherland Charter, the Sutherland Bylaws or, if applicable, similar organizational documents or agreements of any Sutherland Subsidiary (the “Sutherland Organizational Documents”) and (ii) indemnification agreements of Sutherland shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Sutherland Merger Effective Time, the organizational documents of the Company and Surviving Entity and the organizational documents of any applicable Company Subsidiary or Sutherland Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Governing Documents or, if applicable, similar organizational documents or agreements of any Company Subsidiary, Sutherland Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Sutherland Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Sutherland Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) For a period of six (6) years after the Sutherland Merger Effective Time, Company shall cause the Surviving Entity to maintain in effect Sutherland’s current directors’ and officers’ liability insurance covering each Person currently covered by Sutherland’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Sutherland Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Sutherland’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Sutherland’s existing policies as of the date hereof or (ii) in consultation with Company, Sutherland may obtain extended reporting period coverage under Sutherland’s existing insurance programs (to be effective as of the Sutherland Merger Effective Time) for a period of six (6) years after the Sutherland Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Sutherland for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) If Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e) Company shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Sutherland, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Stock Exchange Listing.  Company shall use its reasonable best efforts to cause (i) the Company Common Stock to be issued in connection with the Sutherland Merger and (ii) the Company Common Stock that may be issued to holders of Company OP Units to be issued in connection with the Partnership Merger upon exchange thereof, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, at the Sutherland Merger Effective Time.

Section 7.9 Dividends.

(a) In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has a record date prior to the Sutherland Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock on the Closing Date immediately prior to the Sutherland Merger Effective Time. In the event that a distribution with respect to the shares of Sutherland Common Stock permitted under the terms of this Agreement has a record date prior to the Sutherland Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Sutherland Common Stock on the Closing Date immediately prior to the Sutherland Merger Effective Time. Sutherland shall coordinate with Company the declaration, setting of record dates and payment dates of dividends on Sutherland Common Stock so that holders of Sutherland Common Stock and Sutherland OP Units (i) do not receive dividends on both Sutherland Common Stock and Company

Common Stock received in the Sutherland Merger, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or fail to receive a dividend on either Sutherland Common Stock or Company Common Stock received in the Merger, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on Sutherland Common Stock or Sutherland OP Units and a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Common Stock or Company OP Units received in the Mergers or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on Sutherland Common Stock or Sutherland OP Units or a dividend permitted by the proviso to Section 6.1(b)(iii) on Company Common Stock, or Sutherland OP Units and Company OP Units received in the Partnership Merger, as applicable, received in the Mergers.

(b) In the event that either Company or Sutherland shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Sutherland, to holders of Sutherland Common Stock or Sutherland OP Units, in an amount per share of Sutherland Common Stock or per Sutherland OP Unit equal to the product of (A) the dividend declared by Company with respect to each share of Company Common Stock by (B) the Exchange Ratio and (ii) in the case of Company, to holders of Company Common Stock and Company OP Units, in an amount per share of Company Common Stock or per Company OP Unit equal to the quotient obtained by dividing (x) the dividend declared by Sutherland with respect to each share of Sutherland Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.9(b) shall be prior to the Closing Date.

Section 7.10 Voting of Shares.  The Sutherland Parties shall vote all shares of Company Common Stock beneficially owned by it or any of the other Sutherland Subsidiaries as of the record date for the Company Stockholders Meeting, if any, in favor of approval of the issuance of Company Common Stock pursuant to this Agreement.

Section 7.11 Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Charter or the Sutherland Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.12 Obligations of the Parties.  Sutherland shall take all actions necessary to cause the other Sutherland Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. Company shall take all actions necessary to (a) cause the Company Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Sutherland Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.13 Related Party Agreements.

(a) Except as set forth in this Section 7.13 of the Company Disclosure Letter, Company shall cause all contracts (including, for the avoidance of doubt, the Company Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Company or any Company Subsidiary, on the one hand, and Company or any Company Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of Company as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Company and/or any entities that will remain Company Subsidiaries after the Closing.

(b) Except as set forth in this Section 7.13 of the Sutherland Disclosure Letter, Sutherland shall cause all contracts (including, for the avoidance of doubt, the Sutherland Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of Sutherland or any Sutherland Subsidiary, on the one hand, and Sutherland or any Sutherland Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of Sutherland as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between Sutherland and/or any entities that will remain Sutherland Subsidiaries after the Closing.

Section 7.14 Corporate and Entity Names.  Prior to the Closing, the Company Board shall approve the change of the name of Company effective as of the Merger Effective Time to “Sutherland Asset Management Corporation” in accordance with MGCL Sections 2-605 and 3-109, without any further action by any of the holders of Company Common Stock. Immediately before the Closing, Company shall change the corporate and entity names of each Company Subsidiary to names to names selected by Sutherland and shall change any domain names of Company and Company Subsidiaries to names selected by Sutherland, but in each case not including the word “ZAIS” or any derivative thereof, or any terms confusingly similar thereto. Prior to the Closing Date, Company shall, at its own cost and expense, remove any signage from the Company Leased Real Property that includes any marks, names, logos, domain names or trade dress that include in whole or in part the term “ZAIS”, or any derivative name or variation thereof that is confusingly similar to such name. As of the date that is ten (10) Business Days following the Merger Effective Time, Company will cease all use, and will cause each Company Subsidiary to cease all use, of the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto, and none of Surviving Entity or any of its subsidiaries will ever use the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto; provided, that nothing in this Section 7.14 shall (i) require any amendment to any financing statement, deed or other similar public filing or recorded instrument made in the name of Company or any Company Subsidiary as a secured party, or (ii) prevent the Surviving Entity or any Sutherland Subsidiary from (A) informing third parties of the change in name, (B) using written materials marked with such names prior to the Closing Date, or (C) using the “ZAIS” name as reasonably necessary or advisable for historical purposes to describe the former legal name of Company or any Company Subsidiary or the former advisor to Company or any Company Subsidiary for the period prior to the Closing Date.

Section 7.15 Director Resignations.  Company shall use its reasonable best efforts to cause to be delivered to Sutherland a letter of resignation in the form of Exhibit C executed by each director of Company, Company Operating Partnership and each Wholly Owned Company Subsidiary in office immediately prior to the Merger Effective Time (other than the Company Designee, if applicable), such resignations to be effective as of the applicable Merger Effective Time, to the extent that such director has not previously delivered such resignation.

Section 7.16 Tax Matters.

(a) Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e), (ii) deliver to Clifford Chance LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company, containing representations of Company reasonably necessary or appropriate to enable Clifford Chance LLP to render the tax opinion described in Section 8.2(e) and (iii) deliver to each of Sidley Austin LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Company and Company Operating Partnership, containing representations of Company and Company Operating Partnership reasonably necessary or appropriate to enable each of Sidley Austin LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(f).

(b) Sutherland shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.3(e), (ii) deliver to Clifford Chance LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Sutherland and Sutherland Operating Partnership, containing representations of Sutherland and Sutherland Operating Partnership reasonably necessary or appropriate to enable Clifford Chance LLP to render the tax opinion described in Section 8.3(e), and (iii) deliver to each of Sidley Austin LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Sutherland and Sutherland Operating Partnership, containing representations of Sutherland and Sutherland Operating Partnership reasonably necessary or appropriate to enable each of Sidley Austin LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(f).

(c) Sutherland and Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(d) Each of Sutherland and Company shall use its reasonable best efforts to cause the Sutherland Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Sutherland or Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Sutherland Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.17 Company Board and Officers.  The Company Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Sutherland Merger Effective Time, to (i) increase the number of directors to six (6) and to cause (x) the individuals set forth on Section 7.17 of the Sutherland Disclosure Letter and the other individuals designated by Sutherland (together, the “Sutherland Designees”) and (y) David L. Holman (the “Company Designee”) to compose the entire Company Board (such persons, and any replacement designees selected, the “Board Designees”), (ii) appoint Thomas E. Capasse as Chairman of the Board and (iii) appoint the Board Designees so identified by Sutherland to the various committees of the Board. Sutherland shall cause a majority of the Board Designees to be independent as determined under the applicable NYSE independence rules. If any of the Sutherland Designees or the Company Designee is not able or willing to serve on the Company Board, as of the Sutherland Merger Effective Time, Sutherland shall select (in the case of the Sutherland Designees), and Company shall select with Sutherland’s consent (in the case of the Company Designee), within a reasonable period of time prior to the Sutherland Merger Effective Time, a replacement, and the Company Board shall appoint such replacement as a member of the Company Board, as of the Sutherland Merger Effective Time. Effective as of the Sutherland Merger Effective Time, the Company Board shall elect as officers the individuals set forth on Section 7.17 of the Sutherland Disclosure Letter with the respective offices set forth thereon. If any of such persons is not able or willing to serve as an officer of Company as of the Merger Effective Time, Sutherland shall select a replacement, and the Company Board shall elect such replacement to such office, as of the Sutherland Merger Effective Time.

Section 7.18 Permitted Sales and GMFS Sale.  Prior to the Closing, Company shall use its reasonable best efforts to effect the Permitted Loan Sale and the GMFS Sale. Neither Company nor any Company Subsidiary shall enter into any Alternative Acquisition Agreement (which for the avoidance of doubt shall not include an Acceptable Confidentiality Agreement) with respect to the (i) Permitted Loan Sale if not on terms and conditions substantially consistent with the terms and conditions set forth on Section 1.1(c) of the Company Disclosure Letter or (ii) the Permitted Securities Sale or the GMFS Sale, in each case without the prior written consent of Sutherland (which consent shall not be unreasonably, withheld, delayed or conditioned).

Section 7.19 Tender Offer.

(a) Provided that none of the events or conditions set forth in Exhibit K shall have occurred and be existing and shall not have been waived in writing by Company (the conditions set forth in Exhibit K, the “Tender Offer Conditions”), no later than two (2) Business Days following the condition in Section 8.1(b) having been satisfied, Company shall be permitted to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer. Company shall not increase the Tender Offer Funds or change the form of consideration payable in the Tender Offer, or amend any term of the Tender Offer in a manner which is materially adverse to Sutherland; provided that to the extent permitted by Law and as consented to in writing by Sutherland, Company may waive any of the Tender Offer Conditions.

(b) Company shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer on the date that the Tender Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Tender Offer Documents”) and cause the Tender Offer Documents to be disseminated to the holders of Company Common Stock in accordance with the applicable requirements of the U.S. federal securities Laws. Company shall cause the Tender Offer Documents to comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company shall promptly correct any information set forth in the Tender Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and to cause the Tender Offer Documents as so corrected to be filed with the SEC and disseminated to the holders of Company Common Stock to the extent required by applicable Law. Sutherland and its counsel shall be given the opportunity to review and comment on the Tender Offer Documents prior to their being filed with the SEC and to review any comments received from the SEC with respect to such Tender Offer Documents, and Company agrees to give reasonable consideration to the comments of Sutherland and its counsel. Company and its counsel will give Sutherland and its counsel a reasonable opportunity to participate in all communications with the SEC and its staff, including meetings and telephone conferences related to the Schedule TO and the Tender Offer Documents.

(c) Subject to the terms and conditions thereof, the Tender Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Tender Offer is commenced (determined in accordance with Rule 14d-1(g) (3) under the Exchange Act) (the “Expiration Date”), unless Company shall have extended the period of time for which the Tender Offer is open pursuant to, and in accordance with, the following provisions of this sentence or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Tender Offer, as so extended may expire; provided, however, that Company shall extend the Tender Offer for one or more periods (but not in excess of three) of not more than five Business Days each if, at the scheduled Expiration Date, any of the Tender Offer Conditions shall not have been satisfied or waived.

(d) Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of all the Tender Offer Conditions as of the Expiration Date, Company shall promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Tender Offer (the date on which such acceptance for payment occurs, the “Acceptance Date”).

Section 7.20 Conduit Agreements.  On or prior to the Closing, Company shall cause all contracts entered into by the Conduit to be settled or terminated (subject to any obligations that survive after termination pursuant to the terms of such contracts) and all licenses obtained from Governmental Authorities by the Conduit to be surrendered, subject to all post-surrender requirements as mandated by applicable Law. The Parties recognize that the implementation of such surrender requirements shall extend beyond the Closing.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Sutherland Merger Effective Time of the following conditions:

(a) Regulatory Authorizations.  All consents, authorizations, orders or approvals of each Governmental Authority or Agency necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Company Disclosure Letter and Section 8.1(a) of the Sutherland Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approvals.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and Company Bylaws. The Sutherland Stockholder Approval shall have been obtained in accordance with applicable Law and the Sutherland Charter.

(c) No Injunctions or Restraints.  No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(e) Stock Exchange Listing.  (i) The Company Common Stock to be issued in connection with the Sutherland Merger and (ii) the Company Common Stock that may be issued to holders of Company OP Units to be issued in connection with the Partnership Merger upon exchange thereof, in each case, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Tender Offer.  Company shall have commenced the Tender Offer and either (A) the Acceptance Date shall have occurred or (B) Company shall have withdrawn the Tender Offer.

Section 8.2 Conditions to Obligations of the Sutherland Parties.  The obligations of the Sutherland Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Sutherland, at or prior to the Sutherland Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company Parties set forth in the Fundamental Representations (except Section 4.5(a) (Capital Structure), Section 4.20 (Brokers), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Takeover Statutes)), shall be true and correct in all material respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, (ii) the representations and warranties set forth in Section 4.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, and (iii) each of the other representations and warranties of the Company Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Company Parties.  The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Sutherland Merger Effective Time.

(c) Absence of Material Adverse Change.  On the Closing Date, no circumstance shall exist that constitutes a Company Material Adverse Effect.

(d) Delivery of Certificate.  Company shall have delivered to Sutherland a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion.  Sutherland shall have received a written opinion of Clifford Chance LLP, or other counsel to Company satisfactory to Sutherland, dated as of the Closing Date and in form and substance reasonably satisfactory to Sutherland, to the effect that, commencing with Company’s taxable year that ended on December 31, 2011, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Company to meet, through the Sutherland Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Company and Company Operating Partnership.

(f) Section 368 Opinion.  Sutherland shall have received a written opinion of Sidley Austin LLP, tax counsel to Sutherland, dated as of the Closing Date and in form and substance reasonably satisfactory to Sutherland, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Sutherland Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Sidley Austin LLP may rely upon the tax representation letters described in Section 7.16.

(g) Board Designees.  Each of the Board Designees shall have been elected to the Company Board effective as of the Sutherland Merger Effective Time.

(h) Permitted Loan Sale.  The Permitted Loan Sale shall have been consummated.

(i) Delivery of Advisor Certificate.  Advisor shall have delivered to Company and Sutherland a certificate, dated the date of Closing and signed by an authorized officer of Advisor, certifying that the representations and warranties set forth in Article II of the Company Termination Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Company Parties.  The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Company at or prior to the Sutherland Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Sutherland Parties set forth in the Fundamental Representations (except Section 5.5(a) (Capital Structure), Section 5.20 (Brokers), Section 5.21 (Opinion of Financial Advisor) and Section 5.22 (Takeover Statutes)) shall be true and correct in all material respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, (ii) the representations and warranties set forth in Section 5.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, and (iii) each of the other representations and warranties of the Sutherland Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Sutherland Merger Effective Time, as though made as of the Sutherland Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Sutherland Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Sutherland Material Adverse Effect.

(b) Performance of Covenants or Obligations of the Sutherland Parties.  The Sutherland Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Sutherland Merger Effective Time.

(c) Absence of Material Adverse Change.  On the Closing Date, no circumstance shall exist that constitutes a Sutherland Material Adverse Effect.

(d) Delivery of Certificate.  Sutherland shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Sutherland certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion.  Company shall have received a written opinion of Clifford Chance LLP, or other counsel to Sutherland satisfactory to Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Company, to the effect that, commencing with Sutherland’s taxable year that ended on December 31, 2013, Sutherland has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Sutherland to meet, through the Sutherland Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Sutherland and Sutherland Operating Partnership.

(f) Section 368 Opinion.  Company shall have received a written opinion of Alston & Bird LLP, tax counsel to Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Sutherland Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.16.

(g) FIRPTA Certificate.  On the Closing Date, prior to the Mergers, Sutherland shall deliver to Company a duly executed certificate, dated as of the Closing Date, confirming that Sutherland is not a United States real property holding corporation within the meaning of Section 897(c) of the Code.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination.  This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Sutherland Merger Effective Time, notwithstanding receipt of Company Stockholder Approval or Sutherland Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Sutherland and Company;

(b) by either Sutherland or Company:

(i) if the Sutherland Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of Sutherland, including the failure of the other Sutherland Parties, and (B) in the case of Company, including the failure of the other Company Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Sutherland Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of Sutherland, including the failure of the other Sutherland Parties, and (B) in the case of Company, including the failure of the other Company Parties) to perform any of its obligations, covenants or agreements under this Agreement; or

(iii) if either (A) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (B) the Sutherland Stockholder Approval shall not have been obtained at the Sutherland Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if failure to receive the Company Stockholder Approval or the Sutherland Stockholder Approval was primarily due to the failure of such Party to perform any of its obligations, covenants or agreements under this Agreement;

(c) by Sutherland:

(i) if any of the Company Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Sutherland Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Company Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Sutherland shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Sutherland Terminating Breach shall have occurred and be continuing at the time Sutherland delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) prior to obtaining the Company Stockholder Approval, if Company or the Company Board (A) shall have effected an Adverse Recommendation Change (provided, that Sutherland’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of an Adverse Recommendation Change will expire thirty (30) days after the last date upon which the Company Board makes such Adverse Recommendation Change), (B) fails to include the Company Board Recommendation in the Company Proxy Statement or (C) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of the Company Subsidiaries to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or

(d) by Company:

(i) if any of the Sutherland Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Sutherland Merger Effective Time (A) would result in the failure of any of the conditions set forth in

Section 8.1 or Section 8.3 (a “Sutherland Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) prior to obtaining the Sutherland Stockholder Approval, if Sutherland or the Sutherland Board (A) shall have effected an Adverse Recommendation Change (provided, that Company’s right to terminate this Agreement pursuant to this Section 9.1(d)(ii)(A) in respect of an Adverse Recommendation Change will expire thirty (30) days after the last date upon which the Sutherland Board makes such Adverse Recommendation Change), (B) fails to include the Sutherland Board Recommendation in the Sutherland Proxy Statement or (C) approves, adopts, publicly endorses or recommends, or enters into or allows Sutherland or any of the Sutherland Subsidiaries to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

Section 9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Sutherland Parties or the Company Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, provided that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated by Sutherland pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (B) (x) this Agreement is terminated by Company or Sutherland pursuant to Section 9.1(b)(iii), and prior to the Company Stockholders Meeting, an Acquisition Proposal with respect to Company has been publicly announced, disclosed or otherwise communicated to Company’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (y) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Company is consummated or Company enters into a definitive agreement in respect of an Acquisition Proposal with respect to Company that is later consummated; or

(ii) this Agreement is terminated by Sutherland pursuant to Section 9.1(c)(ii);

then, in any such event, Company shall pay to Sutherland the Termination Fee, it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Sutherland (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary (but subject to the proviso to Section 9.2), in the event that the Termination Fee becomes payable, then payment to Sutherland of the Termination Fee, together with any amounts due under Section 9.3(d), shall be the Sutherland Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company Parties, any of the other Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Sutherland, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Subject to the proviso to Section 9.2, upon payment of the Termination Fee, no Company Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(c) In the event that:

(i) (A) this Agreement is terminated by Company pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Sutherland Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (B) (x) this Agreement is terminated by Company or Sutherland pursuant to Section 9.1(b)(iii), and prior to the Sutherland Stockholders Meeting, an Acquisition Proposal with respect to Sutherland has been publicly announced, disclosed or otherwise communicated to Company’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (y) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to Sutherland is consummated or Sutherland enters into a definitive agreement in respect of an Acquisition Proposal with respect to Sutherland that is later consummated; or

(ii) this Agreement is terminated by Company pursuant to Section 9.1(d)(ii);

then, in any such event, Sutherland shall pay to Company the Termination Fee, it being understood that in no event shall Sutherland be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 9.3(c)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee payable pursuant to Section 9.3(c)(ii). Notwithstanding anything in this Agreement to the contrary (but subject to the proviso to Section 9.2), in the event that the Termination Fee becomes payable, then payment to Company of the Termination Fee, together with any amounts due under Section 9.3(d), shall be the Company Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Sutherland Parties, any of the other Sutherland Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Sutherland Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Company, if any, to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement. Subject to the proviso to Section 9.2, upon payment of the Termination Fee, no Sutherland Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(d) In the event that Company or Sutherland, as the case may be, is obligated to pay the Termination Fee pursuant to Section 9.3(c), the paying Party shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent reasonably selected by the other Party, after reasonable consultation with the paying Party, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(d) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.3(d) shall be made by the paying Party promptly after receipt of notice from the other Party that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Fee in escrow or the applicable portion thereof shall be released to the receiving Party on an annual basis based upon the delivery by the receiving Party to the escrow agent of any one (or a combination) of the following:

(i) a letter from the receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the receiving Party determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the receiving Party such maximum amount stated in the accountant’s letter;

(ii) a letter from the receiving Party’s counsel indicating that the receiving Party received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee; or

(iii) a letter from the receiving Party’s counsel indicating that the receiving Party has received a tax opinion from receiving Party’s outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee.

The Parties agree to cooperate in good faith to amend this Section 9.3(d) at the reasonable request of the other Party in order to (A) maximize the portion of the Termination Fee that may be distributed to the receiving Party hereunder without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the receiving Party’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(d) or (C) assist the receiving Party in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(d). The Escrow Agreement shall provide that the receiving Party shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Fee held in escrow for ten (10) years shall be released by the escrow agent to the paying Party. The paying Party shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow). The receiving Party shall fully indemnify the paying Party and hold the paying Party harmless from and against any such liability, cost or expense.

(e) Each of Company and Sutherland acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 9.3(b), or Sutherland fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, the other Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b) or in Section 9.3(c), as applicable, the Party that has failed to pay any such amounts shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”).

Section 9.4 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Company Board and the Sutherland Board, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Sutherland Merger Effective Time; provided, that (a) after the Company Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sutherland Common Stock, or which by applicable Law requires the further approval of the stockholders of Company without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law and (b) after the Sutherland Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sutherland Common Stock, or which by applicable Law requires the further approval of the stockholders of Sutherland without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Sutherland Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Sutherland Merger Effective Time.

Section 10.2 Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to a Company Party to: ZAIS Financial Corp. Two Bridge Avenue, Suite 322 Red Bank, New Jersey 07701 Attn: Michael F. Szymanski email: mszymanski@zaisgroup.com Fax: (732) 978-7507 with a copy (which shall not constitute notice) to:

Alston & Bird LLP
950 F Street, NW
Washington, DC 20007
Attn: David E. Brown, Jr.
email: david.brown@alston.com
Fax: (202) 654-4945

(b)	if to a Sutherland Party to:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Kenneth Nick
email: knick@waterfallam.com
Fax: (212) 843-8909
Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Scott Freeman
Facsimile: (212) 839-5599

Section 10.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules, the Company Disclosure Letter and the Sutherland Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Sutherland Merger Effective Time, shall be for the benefit of holders of shares of Sutherland Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the Sutherland Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies. Prior to the Merger Effective Time, each holder of Sutherland Common Stock and Sutherland

OP Units shall be a third party beneficiary of this Agreement for the purpose of pursuing claims for damages (including damages based on the loss of the economic benefits of the Mergers, including the loss of the premium offered to such holder) under this Agreement in the event of a failure by Company, Merger Sub or Company Operating Partnership to effect the Mergers as required by this Agreement or a material breach by Company, Merger Sub or Company Operating Partnership that contributed to a failure of any of the conditions to Closing from being satisfied. The rights granted pursuant to the immediately preceding sentence shall be enforceable only by Sutherland in its sole and absolute discretion, on behalf of the holders of Sutherland Common Stock and the Sutherland OP Units, and any amounts received by Sutherland in connection therewith may be retained by Sutherland.

Section 10.6 Extension; Waiver.  At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

ZAIS FINANCIAL PARTNERS, L.P.

By:	ZAIS Financial Corp., its General Partner
By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

ZAIS MERGER SUB, LLC

By:	ZAIS Financial Corp., its Manager
By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Chief Financial Officer

SUTHERLAND PARTNERS, L.P.

By:	SUTHERLAND ASSET MANAGEMENT CORPORATION, not in its individual capacity but solely as general partner
By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Authorized Person

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A-1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of April 6, 2016 (this “Agreement”), among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), each of the subsidiaries of Company as set forth on the signature page hereto (“Company Subsidiaries”), ZAIS REIT MANAGEMENT, LLC, a Delaware limited liability company and the investment advisor to Company (“Advisor”), and SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”). Each of Company, Company Operating Partnership, Company Subsidiaries, Advisor and Sutherland is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Company, Company Operating Partnership, ZAIS Merger Sub, LLC, Sutherland and Sutherland Partners, L.P. have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto; and

WHEREAS, upon the consummation of the Mergers (as defined in the Merger Agreement), the Parties desire to terminate the Third Amended and Restated Investment Advisory Agreement, dated as of August 11, 2014, among Company, Company Operating Partnership, Company Subsidiaries and Advisor (the “Company Advisory Agreement”), upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
TERMINATION

Section 1.1 Definitions.  Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

Section 1.2 Termination of Company Advisory Agreement.

(a) Advisor, Company, Company Operating Partnership and Company Subsidiaries hereby agree that the Company Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Closing and upon receipt of the Advisor Termination Payment; provided, that each of Section 6 (Records; Confidentiality), Section 9 (Expenses of the Company), Section 10 (Calculations of Expenses), Section 11 (Limits of Advisor Responsibility; Indemnification), Section 16 (Actions Upon Termination) and Section 20 (Governing Law) of the Company Advisory Agreement shall survive such termination until they are satisfied in full or by their nature expire in accordance with its terms, subject to Section 1.3. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

(b) The Advisor Termination Payment shall be paid by Company on the Closing Date to the account of Advisor as set forth in Schedule I. For the avoidance of doubt, no Termination Fee (as defined in the Company Advisory Agreement) shall be payable in connection with the termination of the Company Advisory Agreement.

Section 1.3 Waiver of Notice; Calculation of Fees.  Each Party waives any notice of termination requirement, whether set forth in the Company Advisory Agreement, any other contract between Company and Advisor or its Affiliate or otherwise. All fees due and payable for the period up to the Closing under the Company Advisory Agreement shall be calculated in accordance with the term of the Company Advisory Agreement; provided, that Advisor shall deliver the statement contemplated by Section 10 of the Company Advisory Agreement documenting the Expenses (as defined in the Company Advisory Agreement) of Company, Company Operating Partnership and Company Subsidiaries and Expenses incurred by Advisor, within 30 days after the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ADVISOR

Advisor hereby represents and warrants to Company, Company Operating Partnership, Company Subsidiaries and Sutherland as follows:

Section 2.1 Organization.  Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2 Authority.  Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.

Section 2.3 No Conflict; Required Filings and Consents.  The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4 Claims by Advisor.  Advisor has not made any claims against Company, Company Operating Partnership and Company Subsidiaries (“Company Parties”) and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.

Section 2.5 Claims by Company Parties.  None of the Company Parties has made any claims against Advisor and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.

Section 2.6 Brokers.  Except as previously disclosed to Sutherland pursuant to the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

ARTICLE III
COVENANTS

Section 3.1 Public Announcements.  So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Section 3.2 Post-Closing Cooperation.  (a) Advisor and Company shall cooperate with each other, and shall cause their Representatives to cooperate with each other, for a period of 180 days after the Closing Date to facilitate the orderly transition of management of Company and Company Subsidiaries from Advisor to Waterfall and to minimize any disruption to Company and the Company Subsidiaries that might result from the transactions contemplated by the Merger Agreement. After the Closing, upon reasonable written notice, each of Advisor and Company shall furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information and assistance relating to Company and Company Subsidiaries (to the extent within the control of such Party) as is reasonably necessary for the conduct of business in the ordinary course, including but not limited to financial reporting, accounting and regulatory purposes.

(b) For the avoidance of doubt, the delivery to the Board of Directors of all property and documents of the Company or any Company Subsidiary then in the custody of the Advisor required under Section 16(iii) of the Company Advisory Agreement shall include all imaged, electronic or physical Collateral Files to the extent in the possession or the control of Advisor or its Affiliates (other than Company or any Company Subsidiary). Any such documents shall be delivered by Advisor to a location in the United States, as designated by Company. To the extent any such documents have not been delivered as of the Closing Date, Advisor shall cause such documents to be delivered to Company or Company’s designee as promptly as reasonably practicable following the Closing Date and shall be held by Advisor in trust for the benefit of Company until delivery to Company or Company’s designee. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, Advisor (i) shall be permitted to retain such copies of the Collateral Files and other property and documents as are necessary solely for the purpose of demonstrating compliance with applicable Laws and for defending or maintaining any Action, and (ii) shall not be required to deliver such copies of the Collateral Files and other property and documents as are maintained on any back-up or archival electronic storage system maintained by Advisor in the ordinary course of business.

(c) Each Party shall reimburse the other for reasonable, documented out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 3.2. Neither Party shall be required by this Section 3.2 to take any action that would unreasonably interfere with the conduct of the business of such Party or its Affiliates or unreasonably disrupt the normal operations of such Party or its Affiliates. For the avoidance of doubt, any information relating to Company and the Company Subsidiaries received or retained by Advisor pursuant to this Section 3.2 shall be subject to Section 6 (Records; Confidentiality) of the Company Advisory Agreement.

(d) As of the date that is ten (10) Business Days following the Merger Effective Time, Company will cease all use, and will cause each Company Subsidiary to cease all use, of the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto, and none of Surviving Entity or any of its subsidiaries will ever use the “ZAIS” name, any derivative thereof or any terms confusingly similar thereto; provided, that nothing in this Section 3.2(d) shall (i) require any amendment to any financing statement, deed or other similar public filing or recorded instrument made in the name of Company or any Company Subsidiary as a secured party, or (ii) prevent the Surviving Entity or its subsidiaries from (A) informing third parties of the change in name, (B) using written materials marked with such names prior to the Closing Date, or (C) using the “ZAIS” name as reasonably necessary or advisable for historical purposes to describe the former legal name of Company or any Company Subsidiary or the former advisor to Company or any Company Subsidiary for the period prior to the Closing Date.

ARTICLE IV
GENERAL PROVISIONS

Section 4.1 Fees and Expenses.  Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2 Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.3 Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 4.4 Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Advisor or, prior to Closing, a Company Party, to: ZAIS REIT Management, LLC c/o ZAIS Group, LLC Two Bridge Avenue, Suite 322 Red Bank, NJ 07701 Attn: General Counsel Fax: (732) 978-7507
(b)	if to Sutherland or, following Closing, a Company Party, to:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Kenneth Nick
email: knick@waterfallam.com
Fax: (212) 843-8909
Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Scott Freeman
Facsimile: (212) 839-5599

Section 4.5 Entire Agreement.  This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 4.6 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 4.10 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10.

Section 4.11 Further Assurances.  The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZAIS REIT MANAGEMENT, LLC

By:	Name: Title:

ZAIS FINANCIAL CORP.

By:	Name: Title:

ZAIS FINANCIAL PARTNERS, L.P.

By: ZAIS Financial Corp., its General Partner

By:	Name: Title:

ZAIS ASSET I, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

[Signature Page to Termination Agreement]

ZAIS ASSET II, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member

By: ZAIS Financial Corp., its General Partner

By:	Name: Title:

ZAIS ASSET III, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

ZAIS ASSET IV, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

[Signature Page to Termination Agreement]

ZFC FUNDING, INC.

By:	Name: Title:

ZFC TRUST

By:	Name: Title:

ZFC TRUST TRS I, LLC

By:	ZFC Trust, its Managing Member
By:	Name: Title:

[Signature Page to Termination Agreement]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	Name: Title:

[Signature Page to Termination Agreement]

Schedule I

Advisor Wire Transfer Instructions

[to be delivered prior to Closing]

EXHIBIT A-2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of April 6, 2016 (this “Agreement”), among SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), SUTHERLAND PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Sutherland (“Sutherland Operating Partnership”), each of the subsidiaries of Sutherland as set forth on the signature page hereto (“Sutherland Subsidiaries”), WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, “Manager”), and ZAIS FINANCIAL CORP., a Maryland corporation (“ZFC”). Each of Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Manager is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Sutherland, Sutherland Operating Partnership, ZFC, ZAIS Financial Partners, L.P., a Delaware limited partnership, and ZAIS Merger Sub, LLC, a Delaware limited liability company, have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto; and

WHEREAS, upon the consummation of the Mergers (as defined in the Merger Agreement), the Management Agreement dated as of the date hereof between ZFC, certain of its subsidiaries and the Manager shall become effective, and the Parties desire to terminate the Management Agreement, dated as of November 26, 2013, among Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Manager (the “Sutherland Management Agreement”), upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
TERMINATION

Section 1.1 Definitions.  Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

Section 1.2 Termination of Sutherland Management Agreement.

(a) Manager, Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries hereby agree that the Sutherland Management Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Closing; provided, that each of Section 6 (Records; Confidentiality), Section 9 (Expenses of the Company), Section 10 (Calculations of Expenses), Section 11 (Limits of Manager Responsibility; Indemnification), Section 16 (Action Upon Termination) and Section 21 (Governing Law) of the Sutherland Management Agreement shall survive such termination until they are satisfied in full or by their nature expire in accordance with its terms, subject to Section 1.3. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

(b) For the avoidance of doubt, no Termination Fee (as defined in the Sutherland Management Agreement) shall be payable in connection with the termination of the Sutherland Management Agreement.

Section 1.3 Waiver of Notice; Calculation of Fees.  Each Party waives any notice of termination requirement, whether set forth in the Sutherland Management Agreement, any other contract between Sutherland and Manager or its Affiliate or otherwise. All fees due and payable for the period up to the Closing under the Sutherland Management Agreement shall be calculated in accordance with the term of the Sutherland Management Agreement; provided, that Manager shall deliver the statement contemplated by Section 10 of the Sutherland Management Agreement documenting the Expenses (as defined in the Sutherland Management Agreement) of Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries and Expenses incurred by Manager, within 30 days after the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MANAGER

Manager hereby represents and warrants to Sutherland, Sutherland Operating Partnership, Sutherland Subsidiaries and Sutherland as follows:

Section 2.1 Organization.  Manager is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2 Authority.  Manager has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Manager and is legal, valid, binding and enforceable upon and against Manager.

Section 2.3 No Conflict; Required Filings and Consents.  The execution, delivery and performance by Manager of this Agreement and the consummation by Manager of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Manager; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4 Claims by Manager.  Manager has not made any claims against Sutherland, Sutherland Operating Partnership and Sutherland Subsidiaries (“Sutherland Parties”) and, to Manager’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Manager against any Sutherland Party.

Section 2.5 Claims by Sutherland Parties.  None of the Sutherland Parties has made any claims against Manager and, to Manager’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Sutherland Party against Manager.

Section 2.6 Brokers.  Except as previously disclosed to ZFC pursuant to the Sutherland Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Manager or its Affiliates.

ARTICLE III
COVENANTS

Section 3.1 Public Announcements.  So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

ARTICLE IV
GENERAL PROVISIONS

Section 4.1 Fees and Expenses.  Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2 Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.3 Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 4.4 Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Manager or a Sutherland Party, to:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Kenneth Nick
email: knick@waterfallam.com
Fax: (212) 843-8909
Telephone: (212) 257-4606

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Scott Freeman
Facsimile: (212) 839-5599
(b)	if to ZFC to:

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701
Attn: Michael F. Szymanski
email: mszymanski@zaisgroup.com
Fax: (732) 978-7507

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
950 F Street, NW
Washington, DC 20007
Attn: David E. Brown, Jr.
email: david.brown@alston.com
Fax: (202) 654-4945

Section 4.5 Entire Agreement.  This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 4.6 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflicts of laws principles (whether the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such New York state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such New York state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 4.10 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10.

Section 4.11 Further Assurances.  The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	Name: Title:

SUTHERLAND PARTNERS, L.P.

By:	Name: Title:

SUTHERLAND ASSET I, LLC

By:	Name: Title:

SUTHERLAND ASSET II, LLC

By:	Name: Title:

SAMC REO 2013-01, LLC

By:	Name: Title:

[Signature Page to Waterfall Termination Agreement]

WATERFALL ASSET MANAGEMENT, LLC

By:	Name: Title:

ZAIS FINANCIAL CORP.

By:	Name: Title:

[Signature Page to Waterfall Termination Agreement]

EXHIBIT B-1

MANAGEMENT AGREEMENT

[Superseded. See Annex I to Amendment No. 1, starting on page A-145.]

EXHIBIT B-2

SIDE LETTER

This SIDE LETTER (this “Agreement”), dated as of April 6, 2016, is made and entered into by and between ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”) and WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Management Agreement (defined below).

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of April 6, 2016 (the “Merger Agreement”), by and among the Company, ZAIS Financial Partners, L.P., a Delaware limited partnership (“Company Operating Partnership”), ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Asset Management Corporation (“Sutherland”), and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), whereby Sutherland will merge with and into Merger Sub, with Merger Sub being the surviving company under the name of “Sutherland Asset Management LLC” and a wholly owned subsidiary of the Company, and whereby Company Operating Partnership will merge with Sutherland Operating Partnership, with Company Operating Partnership being the surviving entity under the name “Sutherland Partners, L.P.” and whereby the Company will amend its charter to change its name to “Sutherland Asset Management Corporation”, in each case effective as of the Effective Date (as defined below);

WHEREAS, concurrently with the execution of this Agreement, the Company will execute the Management Agreement (the “Management Agreement”) with the Manager, pursuant to which, as of the Effective Date (as defined below), the Manager will provide for the day-to-day management of the operations of the Company and its subsidiaries and will be responsible for the selection, purchase and sale of the Company’s portfolio investments, the Company’s financing activities, and providing the Company with investment advisory, asset management and other services, all as more specifically described in the Management Agreement;

WHEREAS, in order to address certain potential conflicts arising from and after the Effective Date from the Company’s relationship with the Manager and the Manager’s relationship with its affiliates, the parties hereto desire to set forth certain policies relating to future investment vehicles sponsored by the Manager or its affiliates; and

WHEREAS, this Agreement will become effective if and when the closing under the Merger Agreement occurs, and will terminate automatically upon any termination of the Merger Agreement in accordance with its terms.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

ADDITIONAL INVESTMENT VEHICLES

Section 1.01 Additional Investment Vehicles.  During the term of this Agreement, neither the Manager nor any of its affiliates shall (i) sponsor or manage any additional investment vehicle where the Company does not participate as an investor whose primary investment strategy will involve small-balance commercial (“SBC”) mortgage loans, unless the Manager obtains the prior approval of a majority of the Board of Directors of the Company (the “Board of Directors”) (including a majority of the Company’s independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or unpaid principal balance) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC asset backed securities), unless the Company is first offered the investment opportunity and a majority of the Board of Directors (including a majority of the Company’s independent directors) decide not to acquire such assets; provided, for the avoidance of doubt, the Board of Directors has previously waived the forgoing restrictions with respect to past transactions as they relate to Waterfall Olympic Master Fund, LP or Waterfall Olympic Fund, Ltd.

ARTICLE II

TERM

Section 2.01 Term.  This Agreement shall be effective as of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and shall terminate on the first to occur of any of the following events:

(a) Immediately upon the execution by all parties hereto of a written agreement to terminate this Agreement (or upon the effective date of such termination as specified in such written agreement); provided, however, that such termination shall not be effective unless and until it has been consented to by a majority of the Board of Directors, including a majority of the Company’s independent directors; or

(b) At such time as either (i) the Management Agreement is terminated by any party thereto, for any reason, or (ii) the Manager ceases to be the manager of the Company and its subsidiaries for any reason.

Section 2.02 Rights of Termination.  If this Agreement is terminated, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 3.07.

Section 2.03 Termination Prior to Effective Date.  This Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms, and such termination shall be without any further liability or obligation of either party to the other, except as provided in the Merger Agreement.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

Section 3.02 Notice.

(a) Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Manager:

Waterfall Asset Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: 212-257-4606

If to the Company:

Prior to the Effective Date:  The notice address of the Company as set forth in the Merger Agreement.

Following the Effective Date:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: 212-257-4606

(b) Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 3.02 for the giving of notice.

Section 3.03 Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 3.04 Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and the Management Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement and the Management Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of the Management Agreement, and in the event of any inconsistency or conflict between this Agreement and the Management Agreement, the terms, conditions and provisions of this Agreement shall govern and control.

Section 3.05 Amendments.  This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto; provided, that any such amendment shall not be effective unless and until it has been approved by a majority of the Board of Directors, including a majority of the Company’s independent directors.

Section 3.06 No Waivers; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 3.07 Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 3.08 Headings.  The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 3.09 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 3.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

MANAGER

WATERFALL ASSET MANAGEMENT, LLC
a Delaware limited liability company

By:	Name: Title:

COMPANY

ZAIS FINANCIAL CORP.
a Maryland corporation

By:	Name: Title:

[Waterfall Side Letter — Signature Page]

EXHIBIT C

April 6, 2016

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701
Attention: Michael F. Szymanski

Dear Board of Directors and Secretary:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2016 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), entered into by and among ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“ Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Capitalized terms used without definition herein shall have the meanings assigned to such terms in the Merger Agreement.

Pursuant to the terms of the Merger Agreement and in accordance with Section 3.2 of the Amended and Restated Bylaws of the Company, effective simultaneously with the Merger Effective Time, the undersigned hereby resigns from any position the undersigned holds as a member of the Board of Directors of the Company, Company Operating Partnership and/or each Wholly Owned Company Subsidiary (collectively, the “Boards”), and from any other positions such Person holds as a director or committee member of the Boards, in each case, effective without any requirement of further action or acceptance by the Boards or by any other Person.

If the Merger Agreement is terminated, this resignation shall automatically be deemed revoked and void ab initio.

[Signature appears on following page]

Sincerely,

Christian Zugel

[Signature Page to Board Resignation Letter of Christian Zugel]

Sincerely,

Michael F. Szymanski

[Signature Page to Board Resignation Letter of Michael F. Szymanski]

Sincerely,

Daniel Mudge

[Signature Page to Board Resignation Letter of Daniel Mudge]

Sincerely,

Marran Ogilvie

[Signature Page to Board Resignation Letter of Marran Ogilvie]

EXHIBIT D

CERTIFICATE OF FORMATION
OF
ZAIS MERGER SUB, LLC

1.	The name of the limited liability company is ZAIS Merger Sub, LLC.
2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ZAIS Merger Sub, LLC this 28th day of March, 2016.

/s/ Brittany C. Raway

Brittany C. Raway
Authorized Person

EXHIBIT E

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
ZAIS MERGER SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of ZAIS Merger Sub, LLC (the “Company”), is entered into as of the [  ] day of April 2016, by the Company and ZAIS Financial Corp. a Maryland corporation, as the sole member of the Company (the “Member”).

BACKGROUND

The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on March 28, 2016 (the “Certificate”), and desires to enter into this Agreement to govern the operations of the Company. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1. FORMATION.

1.1 Organization.  Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2 Organizer Release.  The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2. NAME; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “ZAIS Merger Sub, LLC” or such other name as the Managers hereafter designate. The initial registered agent for service of process at the registered office of the Company is Corporation Service Company. The initial registered office of the Company is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3. PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.

4. STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5. TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6. MANAGEMENT OF THE COMPANY.

6.1 Management and Authority.  The business and affairs of the Company shall be managed by one or more managers (“Managers”) as appointed by the Member. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. Any delegation of duties to an officer may be revoked at any time by the Managers.

6.2 Number, Tenure and Qualifications.  The Company initially shall have one Manager, who shall be ZAIS Financial Corp. The number of Managers may be increased or decreased by the Member. A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

6.3 Quorum and Voting of Managers.  Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4 Waiver of Notice.  A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5 Action by Managers Without a Meeting.  Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

6.6 Duties and Obligations of Managers.

The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

6.7 Restrictions on Authority of Managers.

(a) Without the prior written consent of the Member, the Managers have no authority to:

(i) do any act in contravention of this Agreement;

(ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii) possess Company property, or assign rights in specific Company property, for other than a Company purpose;

(iv) knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(v) amend this Agreement or the Certificate;

(vi) dissolve the Company;

(vii) initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under Title 11, United States Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(viii) require additional capital contributions;

(ix) admit new Members or cause the withdrawal of the Member;

(x) remove or replace a Manager;

(xi) transfer all or substantially all of the Company’s property; provided, however, that the foregoing shall in no way limit the Managers’ ability to pledge or grant a security interest in the Company’s property; or

(xiii) take any other actions expressly set forth in this Agreement as requiring the consent, vote or approval of the Member.

6.8 Compensation.  Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9 Resignation.  A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10 Vacancies.  Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or permanent disability.

7. LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.

7.1 Liability of Member and Managers.

7.1.1 To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages. Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.1.2 Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.1.3 To the extent that, at law or in equity, a Member or Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member or Managers, as applicable, the Member or Manager shall not be liable to the Company or to the Member or Managers, as applicable, for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or a Manager otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Member or Manager, as applicable.

7.1.4 In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.2 Indemnification Generally.

7.2.1 The Company shall have the power, to the maximum extent permitted by Delaware law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (a “Covered Person”) or (b) any Covered Person who at the request of the Company (or its predecessors), serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Managers, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

7.2.2 To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any Covered Person who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity or (b) any Covered Person who at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Agreement shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Section 7.2.2, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.2.2, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.3 Insurance.  The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers’ shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.4 Amendments.  No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

7.5 Indemnification of Officers, Employees and Agents.  The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

8. RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1 Voting Rights.  Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.2 Action by Member Without a Meeting.  Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

8.3 Assignments.  The Member may assign in whole or in part its limited liability company interest to any transferee. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.

8.4 Continued Membership.  Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

9. CAPITAL CONTRIBUTIONS; LOANS.

9.1 Capital Contributions.  The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2 Loans.  The Member may lend money to the Company as approved by the Member and the Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.

10. DISTRIBUTIONS.  All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11. BOOKS AND RECORDS.

11.1 Availability.  At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. The Member shall have the right at any time to inspect and copy the books and records of the Company.

11.2 Tax Returns.  The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3 Depositories.  The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12. DISSOLUTION.

12.1 Events Causing Dissolution.

12.1.1 The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2 If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2 Winding Up and Liquidation.

12.2.1 Upon the dissolution of the Company, the Managers or their designee shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i) prosecuting and defending suits, whether civil, criminal, or administrative;

(ii) settling and closing the Company’s business;

(iii) liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv) discharging or making reasonable provision for the Company’s liabilities; and

(v) distributing the proceeds of liquidation and any undisposed property.

12.2.2 Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii) thereafter, to the Member.

12.3 Certificate of Cancellation.  Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.

12.4 Termination of Agreement.  This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.

13. MISCELLANEOUS.

13.1 Amendment.  This Agreement may only be amended by the Member in writing.

13.2 Captions.  Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3 Number.  Unless the context otherwise requires, the singular includes the plural.

13.4 Benefits and Burdens.  The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5 Severability.  Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6 Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7 Entire Agreement.  This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

ZAIS FINANCIAL CORP.

By:	Mike Szymanski Chief Executive Officer

THE COMPANY:

ZAIS Merger Sub, LLC

By:	ZAIS Financial Corp., its Manager
By:	Mike Szymanski Chief Executive Officer

[Signature Page to ZAIS Merger Sub, LLC Operating Agreement]

EXHIBIT F

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUTHERLAND PARTNERS, L.P.

A Delaware limited partnership

[Superseded. See Annex II to Amendment No. 1, starting on page A-169.]

EXHIBIT G
Proposed Book Value Schedule (Company)
As of December 31, 2015

(A)	$177,778,055	Company's Total Consolidated Stockholder's Equity
(B)	$(15,000,000)	$15,000,000
$162,778,055
	7,970,886	Company Common Shares
	926,914	Company Operating Partnership Units
8,897,800
As modified by the Calculation Principles;
(i)		Any dividends or other distributions on shares of Company Common Stock or Company OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time;
(ii)		To the extent the Permitted Loan Sale is not consummated prior to the Determination Date, the completion of the Permitted Loan Sale and application of the net proceeds, estimated in good faith, to be received in connection with the Permitted Loan Sale.
	$18.29	Company Adjusted Book Value Per Share

EXHIBIT H
Proposed Book Value Schedule (Sutherland)
As of December 31, 2015

(i)	$480,213,000	Sutherland's Total Consolidated Stockholder's Equity
	$125,000	less: Preferred stock
	$480,088,000	Sutherland Common Equity
(ii)	30,804,029	Sutherland Common Shares
	2,714,361	Sutherland Operating Partnership Units
33,518,390
As modified by the Calculation Principles;
(i)		Any dividends or other distributions on shares of Sutherland Common Stock or Sutherland OP Units that are declared or are anticipated to be declared for which the record date is or will be prior to the Sutherland Merger Effective Time;
(ii)		Redemption of the outstanding Sutherland Preferred Stock.
	$14.32	Sutherland Adjusted Book Value Per Share

EXHIBIT I
CALCULATION PRINCIPLES

1.	Expenses incurred by or on behalf of the Company or Sutherland, but not yet paid, shall be deducted from the Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share, as applicable.
•	Expenses will not include (i) the Adviser Termination Payment or (ii) the SEC filing fee associated with the Form S-4, which SEC filing fee will be disregarded in determining the Company Adjusted Book Value Per Share.
•	No further adjustment will be made for Expenses previously accrued, paid or otherwise reflected as of the Determination Date in the financial statements used to determine Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share, other than to the extent necessary to correct any errors in the application of GAAP.
•	Each party will include a reasonable, good faith estimate of Expenses expected to be incurred after the Determination Date, which estimates will be included in determining the Company Adjusted Book Value Per Share or the Sutherland Adjusted Book Value Per Share.
2.	The Company Adjusted Book Value Per Share will not include any anticipated or previously recognized gain or loss associated with the GMFS Sale, including any revaluation of any earnout obligations arising under the GMFS acquisition agreement or effects of discontinued operations treatment, and with any such items previously recognized being reversed.
3.	Company Adjusted Book Value Per Share and Sutherland Adjusted Book Value Per Share to exclude any expenses or reserves associated with any Specified Action or other Action made or initiated by any holder of Company Common Stock or Sutherland Common Stock, respectively, including any derivative claims arising out of or relating to the Agreement or the transactions contemplated by the Agreement.
4.	The effect of the conversion or exchange of any outstanding securities that are convertible or exchangeable for Company Common Stock or Sutherland Common Stock shall be computed using the treasury stock method. The effect of any shares of Company Common Stock issuable upon the exchange of the Company’s 8.0% Exchangeable Senior Notes due 2016, as well as any adjustments thereto arising out of the application of purchase accounting, shall be disregarded for purposes of the determination of Company Adjusted Book Value Per Share.
5.	If the Company is required after the date of the Agreement, but prior to the Determination Date, to record any impairment of goodwill or other intangibles assets pursuant to GAAP, then the amount of such impairment will be disregarded from the determination of Company Adjusted Book Value Per Share.
6.	Securities and derivatives shall be valued at market value as of the Determination Date based on obtaining quotes from multiple dealers in accordance with the party’s past practice.
7.	Company’s MSR portfolio shall be valued by obtaining a quote for such MSR portfolio from MountainView Risk Advisors, LLC and using such quote as Company’s MSR portfolio value.
8.	Company’s loan and REO portfolios shall be valued using an internal financial model consistent with prior practice.
9.	Sutherland’s loan, REO and MSR portfolios shall be valued by obtaining a quote for each such portfolio from one or more third-party valuation firms consistent with prior practice, and using such quotes as the respective portfolio values.

EXHIBIT J
TENDER OFFER PRICE

Company Adjusted Book Value Per Share will be further adjusted based on the Company’s pro rata share of (i) the Adviser Termination Payment, (ii) an additional adjustment of $4.064 million and (iii) any expenses or reserves associated with any Action made or initiated by any holder of Company Common Stock or Sutherland Common Stock, respectively, including any derivative claims arising out of or relating to the Agreement or the transactions contemplated by the Agreement. The Company’s pro rata share will equal the following fraction:

Z0 Z0 + (S0 × ER)

Where:

Z0 = Number of shares of Company Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

S0 = Number of shares of Sutherland Common Stock issued and outstanding as of the Determination Date, calculated on a fully diluted basis using the methodology described in Item 4 of Exhibit I.

ER = Exchange Ratio.

EXHIBIT K

Conditions of the Tender Offer

The Tender Offer is not conditioned upon the receipt of financing or on a minimum number of shares of Common Stock (the “Shares”) being tendered. Notwithstanding any other provision of the Tender Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by the Company to have occurred):

•	the Company’s acceptance for payment, purchase or payment for any Shares tendered in the Tender Offer shall violate or conflict with, or otherwise be contrary to, any applicable Law;
•	any Law shall have been proposed, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or the Company or any of the Company’s subsidiaries by any Governmental Authority, which:
•	indicates that any approval or other action of any such Governmental Authority may be required in connection with the Tender Offer or the purchase of Shares thereunder; or
•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Tender Offer illegal or to restrain, prohibit or enjoin consummation of the Tender Offer;
•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any Governmental Authority shall not have been obtained or made on terms and conditions satisfactory to us in the Company’s reasonable judgment;
•	any Action shall have been instituted or shall be pending before or by any Governmental Authority, that directly or indirectly:
•	challenges or seeks to prohibit, restrain or enjoin the making of the Tender Offer, the acquisition by the Company of some or all of the Shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer; or
•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Tender Offer illegal or may prohibit, restrain or delay the Company’s ability to accept for payment or pay for some or all of the Shares;
•	there shall have occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any Governmental Authority on, or any event that is likely, in the Company’s reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;
•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of the Company’s subsidiaries or affiliates that, in the Company’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and the Company’s subsidiaries, taken as a whole, on the value of or trading in the Shares, on the Company’s ability to consummate the Tender Offer or on the benefits of the Tender Offer to the Company; or

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;
•	the Company shall have determined that the consummation of the Tender Offer and the purchase of the Shares pursuant to the Tender Offer is likely, in the Company’s reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the New York Stock Exchange or (3) eligible for deregistration under the Exchange Act; or
•	the Agreement shall have been terminated pursuant to its terms.

Each of the conditions referred to above is for the Company’s sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in the Company’s discretion prior to the Expiration Date. The Company’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. In addition, if completing the Tender Offer on its current or amended terms, or at all, may cause the Company to fail to qualify for taxation as a REIT under the Code, for example, if completing the Tender Offer would cause the number of holders to be reduced to below 100, or if the repurchase were considered a “preferential dividend” under the Code, the Company may extend, terminate or amend the Tender Offer.

AMENDMENT NO. 1
TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2016 (this “Amendment”), by and among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Each of Company, Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

A. The Parties have entered into that certain Agreement and Plan of Merger, dated as of April 6, 2016 (the “Agreement”); and

B. Each of the Parties has agreed to amend the Agreement to modify certain provisions thereof.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Section 1.1(a).

(a) The definition of “Tender Offer Price” in Section 1.1(a) of the Agreement is hereby amended and restated as follows:

“Tender Offer Price” means the Company Adjusted Book Value Per Share, adjusted to reflect the items set forth on Exhibit J, and then rounded to the nearest whole cent.

(b) The definition of “Waterfall Management Agreement” in Section 1.1(a) of the Agreement is hereby amended and restated as follows:

“Waterfall Management Agreement” means the Amended and Restated Management Agreement, dated as of May 9, 2016 between Company, Company Operating Partnership, certain Company Subsidiaries and Sutherland Subsidiaries party thereto, and Waterfall.

SECTION 2. Amendment to Exhibit B-1.  Exhibit B-1 (Waterfall Management Agreement) to the Agreement is hereby amended and restated in its entirety in the form attached as Annex I.

SECTION 3. Amendment to Exhibit F.  Exhibit F (Surviving Partnership Agreement) to the Agreement is hereby amended and restated in its entirety in the form attached as Annex II.

SECTION 4. Reference to and Effect in the Agreement.  (a) Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby.

(b) Except as specifically amended herein, the Agreement shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

SECTION 5. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 6. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement and Plan of Merger to be executed as of the date first above written.

ZAIS FINANCIAL CORP.

By:	/s/ Michael F. Szymanski Name: Michael F. Szymanski Title: Chief Executive Officer

ZAIS FINANCIAL PARTNERS, L.P.

By:	ZAIS Financial Corp., its General Partner
By:	/s/ Michael F. Szymanski Name: Michael F. Szymanski Title: Chief Executive Officer

ZAIS MERGER SUB, LLC

By:	ZAIS Financial Corp., its Manager
By:	/s/ Michael F. Szymanski Name: Michael F. Szymanski Title: Chief Executive Officer

[Amendment No.1]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Authorized Person

SUTHERLAND PARTNERS, L.P.

By:	SUTHERLAND ASSET MANAGEMENT CORPORATION, not in its individual capacity but solely as general partner
By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Authorized Person

[Amendment No.1]

ANNEX I

EXHIBIT B-1

Waterfall Management Agreement

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of May 9, 2016, among ZAIS FINANCIAL CORP., a Maryland corporation (the “Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership (the “Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company (“Merger Sub”), SUTHERLAND ASSET I, LLC, a Delaware limited liability company (“Sutherland Asset I”), SUTHERLAND ASSET II, LLC, a Delaware limited liability company (“Sutherland Asset II”), SAMC REO 2013-01, LLC, a Delaware limited liability company (“SAMC 2013”), ZAIS ASSET I, LLC, a Delaware limited liability company (“ZAIS Asset I”), ZAIS ASSET II, LLC, a Delaware limited liability company (“ZAIS Asset II”), ZAIS ASSET III, LLC, a Delaware limited liability company (“ZAIS Asset III”), ZAIS ASSET IV, LLC, a Delaware limited liability company (“ZAIS Asset IV”), ZFC Funding, Inc., a Delaware corporation (“ZFC Funding”), ZFC TRUST, a Maryland trust (“ZFC Trust”), ZFC TRUST TRS I, LLC, a Delaware limited liability company (“ZFC Trust TRS”), and WATERFALL ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of April 6, 2016 (the “Merger Agreement”), by and among the Company, ZAIS Financial Partners, L.P., a Delaware limited partnership (“Company Operating Partnership”), Merger Sub, Sutherland Asset Management Corporation (“Sutherland”), and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), whereby Sutherland will merge with and into Merger Sub, with Merger Sub being the surviving company under the name of “Sutherland Asset Management LLC” and a wholly owned subsidiary of the Company, and whereby Company Operating Partnership will merge with Sutherland Operating Partnership, with Company Operating Partnership being the surviving entity under the name “Sutherland Partners, L.P.”, and whereby the Company will amend its charter to change its name to “Sutherland Asset Management Corporation”, in each case effective as of the Effective Date (as defined below);

WHEREAS, as a part of and effective as of the closing under the Merger Agreement, the investment management agreement that currently covers Company Operating Partnership's investment activities will be replaced with this Agreement, and the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;

WHEREAS, this Agreement will become effective if and when the closing under the Merger Agreement occurs, and will terminate automatically upon any termination of the Merger Agreement in accordance with its terms;

WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the parties have previously entered into the Management Agreement dated as of April 6, 2016 (the “Prior Agreement”), and the parties desire to amend and restate in its entirety the Prior Agreement, in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Definitions.  The following terms have the following meanings assigned to them:

(a) “Agreement” means this Amended and Restated Management Agreement, as amended, restated or supplemented from time to time.

(b) “Assets” means the assets of the Company and the Subsidiaries.

(c) “Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(d) “Base Management Fee” means a base management fee calculated and paid (in cash) quarterly in arrears, equal to (i) 1.50% per annum of the Stockholders' Equity up to $500 million; and (ii) 1.00% per annum of the Stockholders' Equity in excess of $500 million.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “Class A Special Unit” is defined in the Partnership Agreement as the Class A Special Unit of limited partner interest in the Operating Partnership.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(i) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(j) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.

(k) “Core Earnings” is defined in the Partnership Agreement as GAAP net income (loss) of the Operating Partnership excluding non-cash equity compensation expense, the expenses incurred in connection with the Operating Partnership's formation or continuation, the expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, the Incentive Distribution, real estate depreciation and amortization (to the extent that the Company forecloses on any properties underlying its assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company's independent directors and after approval by a majority of the Company's independent directors.

(l) “Effective Date” means the Closing Date (as defined in the Merger Agreement).

(m) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(n) “Excess Funds” shall have the meaning set forth in Section 2(m) of this Agreement.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.

(q) “GAAP” means generally accepted accounting principles, as applied in the United States.

(r) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(s) “Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(t) “Incentive Distribution” shall mean the incentive allocation and distribution received by the Manager pursuant to the Partnership Agreement.

(u) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.

(v) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.

(w) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company's Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(x) “Initial Term” shall have the meaning set forth in Section 13 of this Agreement.

(y) “Internalization Event” means (i) the actual or effective termination of this Agreement in connection with a transaction that results in the Company acquiring or otherwise assuming control of the Manager or all or substantially all of its assets, or (ii) the actual or effective termination of this Agreement in connection with a transaction that results in the Company hiring substantially all of the management team of the Manager.

(z) “Investment Committee” means the Manager's investment committee that will oversee the Company's acquisition and financing strategies as well as compliance with the Company's investment guidelines.

(aa) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(bb) “Liabilities” means the liabilities of the Company and the Subsidiaries.

(cc) “LIBOR” means London Interbank Offered Rate.

(dd) “Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

(ee) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(ff) “Net Asset Value” means the value of all of the Assets determined by the Manager as of the close of business on the day on which the Assets are being valued less all of the Company’s Liabilities. In each case, the Company’s net Assets will be determined on the accrual basis of accounting utilizing GAAP as a guideline.

(gg) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(hh) “OP units” mean the operating partnership units of the Operating Partnership.

(ii) “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the Effective Date, as amended, supplemented or restated from time to time.

(jj) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(kk) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(ll) “REIT” means a “real estate investment trust,” as defined under the Code.

(mm) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(nn) “SBC” means small-balance commercial.

(oo) “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Stockholders' Equity” means: Net Asset Value of the Operating Partnership as of and after giving effect to the closing of the Merger Agreement, plus

(i) the sum of the net proceeds from any issuances of the Company's capital stock and the Operating Partnership's equity securities (exclusive of Operating Partnership equity securities held by the Company or its controlled subsidiaries) following the closing of the Merger Agreement (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(ii) the Company's retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iii) any amount that the Company pays for repurchases of its Common Stock since following the closing of the Merger Agreement, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(iv) one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Company's Independent Directors and approved by a majority of the Company's Independent Directors.

For purposes of calculating Stockholders' Equity, outstanding OP units (other than OP units held by the Company) shall be treated as outstanding shares of capital stock of the Company.

(qq) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company. Initially, the Subsidiaries shall be Merger Sub, Sutherland Asset I, Sutherland Asset II, SAMC 2013, ZAIS Asset I, ZAIS Asset II, ZAIS Asset III, ZAIS Asset IV, ZFC Funding, ZFC Trust and ZFC Trust TRS.

(rr) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(ss) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(tt) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

SECTION 2. Appointment and Duties of the Manager.

(a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i) serving as the Company's and the Subsidiaries' consultant with respect to the periodic review of the investment guidelines and other parameters for acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

(iii) with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) advising the Company on and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, commercial papers, interest rate swap agreements and other hedging instruments and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

(v) engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company's expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

(vi) coordinating and managing operations of co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

(vii) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xi) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company's qualification as a REIT and with the Guidelines;

(xii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiii) counseling the Company and the Subsidiaries regarding the maintenance of their exclusion from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xiv) assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Company's objectives and strategies and making available to the Company and the Subsidiaries its knowledge and experience with respect to mortgage-backed securities, mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xv) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xvi) monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including acquiring short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii) assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

(xxi) assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, complying with any tax audits and assisting with any tax controversy, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxii) placing, or facilitating the placement of, all orders pursuant to the Manager's investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company's and/or the Subsidiaries' behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and the Subsidiaries;

(xxvi) advising the Company and the Subsidiaries with respect to and structuring long term financing vehicles for their portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii) representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage-backed securities, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxviii) performing such other services as may be required from time to time for management and other activities relating to the assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxix) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, warehouse finance, securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with affiliates of the Manager shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the members of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided, that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors.

(f) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of asset monitors, servicers, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

(g) The Manager may effect transactions by or through the agency of another person with it or its affiliates which have an arrangement under which that party or its affiliates will from time to time provide to or procure for the Manager and/or its affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its affiliates undertake to place business with that party.

(h) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent; provided, that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(j) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(k) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's and the Subsidiaries' books of account by a nationally recognized registered independent public accounting firm.

(l) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company's and the Subsidiaries' acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager's acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager's unsatisfactory performance.

(n) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company's and the Subsidiaries' sole cost and expense.

SECTION 3. Devotion of Time; Additional Activities.

(a) The Manager and its affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, a Chief Financial Officer, and other appropriate support personnel. Other than the Company's Chief Financial Officer and an accounting professional, the Manager is not obligated to dedicate any of its employees exclusively to the Company, nor is the Manager or its employees obligated to dedicate any specific portion of its or their time to the Company.

(b) Nothing in this Agreement shall (i) prevent the Manager or any of its affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager's other funds and clients.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

SECTION 4. Agency.  The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company's securities or representatives or properties of the Company and the Subsidiaries.

SECTION 5. Bank Accounts.  At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company's business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager's violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company's or any Subsidiary's status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company's or any Subsidiary's stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company's portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) Neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8. Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Base Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(b) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(d) Under the Partnership Agreement, the Manager, the holder of the Class A Special Unit in the Operating Partnership, will be entitled to receive the Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings of the Operating Partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of Common Stock or OP units (without double counting) in all of their offerings multiplied by the weighted average number of shares of Common Stock outstanding (including any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under the Equity Incentive Plan (as defined in the Partnership Agreement)) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to the Manager with respect to the first three calendar quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the Effective Date, whichever is less. For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the Effective Date, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter will be calculated from the Effective Date on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, the Effective Date Issued Stock and Units (as defined below) shall be deemed to be issued at the per share price equal to (i) the sum of (A) the weighted average of the issue price per share of Sutherland common stock or Sutherland Operating Partnership units (without double counting) issued prior to the Effective Date multiplied by the number of shares of Sutherland common stock outstanding and Sutherland Operating Partnership units (without double counting) issued prior to the Effective Date plus (B) the amount by which the net book value of the Company as of the Effective Date (after giving effect to the closing of the Merger Agreement) exceeds the amount of the net book value of Sutherland immediately preceding the Effective Date, divided by (ii) all of the shares of Common Stock and OP units issued and outstanding as of Effective Date (including the Effective Date Issued Stock and Units). “Effective Date Issued Stock and Units” means the shares of Common Stock and OP units issued on the Effective Date in connection with the Merger Agreement. The Incentive Distribution is payable 50% in cash and 50% in Common Stock or OP units, as determined by the Company in its discretion, within five business days after delivery to the Company of the written statement from the holder of the Class A Special Unit setting forth the computation of the Incentive Distribution for such quarter. The price of the shares of Common Stock for purposes of determining the number of shares payable as part of the Incentive Distribution will be (i) if the shares are Publicly Traded (as defined in the Partnership Agreement), the closing price of such shares on the last trading day prior to the approval by Board of Directors of the Incentive Distribution or (ii) if the shares are not Publicly Traded, then the price per share as so determined in good faith by a majority of Board of Directors, including a majority of the Independent Directors.

SECTION 9. Expenses of the Company.  The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Such costs and reimbursements shall not be in amounts which are greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company's, together with the following:

(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii) costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

(iii) the compensation and expenses of the Company's directors and the cost of liability insurance to indemnify the Company's directors and officers;

(iv) costs associated with the establishment and maintenance of any of the Company's repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's or any Subsidiary's organizational expenses and securities offerings;

(v) expenses connected with communications to holders of the Company's or any Subsidiary's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company's stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company's annual report to its stockholders and proxy materials with respect to any meeting of the Company's stockholders;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company and the Subsidiaries;

(vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company's behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or any of the Company's or any of the Subsidiary's organizational expenses and securities offerings;

(viii) costs and expenses incurred with respect to market information systems and publications, research publications, and materials and settlement, clearing and custodial fees and expenses;

(ix) compensation and expenses of the Company's custodian and transfer agent, if any;

(x) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi) all taxes and license fees;

(xii) all insurance costs incurred in connection with the operation of the Company's business;

(xiii) costs and expenses incurred in contracting with third parties, including affiliates of the Manager, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xiv) all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company's or any Subsidiary's securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xviii) expenses incurred in connection with obtaining and maintaining the insurance coverage referred to in Section 7(e) above; and

(xix) all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Except as provided in Section 2(f) of this Agreement, the Company shall have no obligation to reimburse the Manager or its affiliates for the salaries and other compensation of the Manager's personnel who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager for

(1) the Company's allocable share of the compensation paid to the Manager's personnel serving as the Company's Chief Financial Officer based on the percentage of his or her time spent managing the Company's affairs and (2) the allocable share of the compensation of personnel hired by the Manager who are dedicated primarily to the Company. The Company's share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager to the Company's and its Subsidiaries' affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company's share of such costs.

In addition, the Company will be required to pay the Company's pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager and the Company based on the ratio of the Company's proportion of gross assets compared to all remaining gross assets managed or held by the Manager as calculated at each fiscal quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors' approval, if the allocation becomes inequitable, based on significant leverage differences between the Company and the Manager's other funds and clients.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

SECTION 10. Calculations of Expenses.  The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each month, and shall deliver such statement to the Company within 30 days after the end of each month. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company's or any Subsidiary's stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with such Person's managers, officers, directors and personnel (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager's duties under this Agreement and not constituting such Manager Indemnified Party's bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from the Manager's bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager's personnel relating to the terms and conditions of their employment by the Manager.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor's counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

SECTION 12. No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect from the Effective Date until the third anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of Common Stock (other than those shares held by members of the Company's senior management team and affiliates of the Manager) agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company's intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement; provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, subject to Section 15(a) of this Agreement, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement. Additionally, if this Agreement is terminated under circumstances in the Company is obligated to pay the Termination Fee to the Manager, under the Partnership Agreement, the Operating Partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

(c) No later than 180 days prior to the anniversary of the Effective Date of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager's intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary of the Effective Date next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d) If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

(e) This Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms, and such termination shall be without any further liability or obligation of either party to the other, except as provided in the Merger Agreement.

SECTION 14. Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors; provided, however, that no such approval shall be required in the case of an assignment by the Manager to an affiliate of the Manager if such assignment does not require the Company's approval under the Investment Advisers Act of 1940. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement or the Partnership Agreement. In addition, the Manager may assign this Agreement to any of its affiliates without the approval of the Company's independent directors.

SECTION 15. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days' prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement resulting in material harm to the Company, (iv) there is a commencement of any proceeding relating to the Manager's Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, (vi) there is a dissolution of the Manager, or (vii) there is an Internalization Event; provided, that the Company may pay consideration to compensate the Manager for the Internalization Event in an amount that the Company will negotiate with the Manager in good faith and which will require the approval of at least a majority of the Company's Independent Directors.

(b) The Manager may terminate this Agreement effective upon 60 days' prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16. Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company's or a Subsidiary's stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Prior to the Effective Date:  The notice address of the Company as set forth in the Merger Agreement.

Following the Effective Date:

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, New York 10036
Attention: Kenneth Nick
Facsimile: 212-843-8909
Telephone: (212) 257-4606
(b)	If to the Manager: Waterfall Asset Management, LLC 1140 Avenue of the Americas, 7th Floor New York, New York 10036 Attention: Kenneth Nick Facsimile: 212-843-8909 Telephone: (212) 257-4606

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

SECTION 19. Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 20. Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 21. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

SECTION 22. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 23. Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 24. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 25. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 26. Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZAIS FINANCIAL CORP.

By:	Name: Title:

ZAIS FINANCIAL PARTNERS, L.P.

By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

ZAIS MERGER SUB, LLC

By:	Name: Title:

ZAIS ASSET I, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

ZAIS ASSET II, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

Signature Page to
Waterfall Management Agreement

ZAIS ASSET III, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

ZAIS ASSET IV, LLC

By:	ZAIS Financial Partners, L.P., its Managing Member
By:	ZAIS Financial Corp., its General Partner
By:	Name: Title:

ZFC FUNDING, INC.

By:	Name: Title:

ZFC TRUST

By:	Name: Title:

ZAIS TRUST TRS I, LLC

By:	ZFC Trust, its Managing Member
By:	Name: Title:

Signature Page to
Waterfall Management Agreement

SUTHERLAND ASSET I, LLC

By:	Name: Title:

SUTHERLAND ASSET II, LLC

By:	Name: Title:

SAMC REO 2013-01, LLC

By:	Name: Title:

WATERFALL ASSET MANAGEMENT, LLC

By:	Name: Title:

Signature Page to
Waterfall Management Agreement

EXHIBIT A

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes.
•	No investment shall be made that would cause the Company or any of its subsidiaries to be required to be registered as an investment company under the Investment Company Act.
•	Until appropriate investments can be identified, the Company may invest the proceeds of debt and equity securities offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with its intention to qualify as a REIT.
•	The Company’s Assets will be predominantly in SBC Loans; and to a lesser extent, asset-backed securities, where the underlying pool of assets consists primarily of SBC Loans; residential mortgage loans; Non-Agency RMBS; Agency RMBS; and other real estate-related and financial assets, including, but not limited to, CMBS and ABS.

For purposes of this Exhibit A:

“ABS” means asset-backed securities.

“Agency RMBS” means residential mortgage-backed securities for which a U.S. government entity guarantees payment of principal and interest to holders of the securities.

“CMBS” means commercial mortgage-backed securities.

“Non-Agency RMBS” means residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency or federally chartered corporation.

“SBC Loans” means small-balance commercial loans.

ANNEX II

EXHIBIT F

Surviving Partnership Agreement

EXHIBIT F

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUTHERLAND PARTNERS, L.P.

a Delaware limited partnership

(Continued)

(Continued)

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUTHERLAND PARTNERS, L.P. (formerly known as ZAIS Financial Partners, L.P.), dated as of [           ], 2016 (this “Agreement”) is entered into by and among SUTHERLAND ASSET MANAGEMENT CORPORATION (formerly known as ZAIS Financial Corp.), a Maryland corporation (the “General Partner”), and the limited partner(s) listed on Exhibit A hereto (each a “Limited Partner”).

WHEREAS, the General Partner is a party to the Agreement and Plan of Merger, dated as of April [  ], 2016 (the “Merger Agreement”), by and among the General Partner, ZAIS Financial Partners, L.P., a Delaware limited partnership (“Company Operating Partnership”), ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Asset Management Corporation (“Sutherland”), and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), whereby Sutherland merged with and into Merger Sub, with Merger Sub being the surviving company under the name of “Sutherland Asset Management LLC” and a wholly owned subsidiary of the Company, and whereby Sutherland Operating Partnership merged with Company Operating Partnership, with Company Operating Partnership being the surviving entity (“Surviving Partnership”), in each case effective as of the date of this Agreement (the “Partnership Merger”);

WHEREAS, in accordance with the Merger Agreement and the certificate of merger filed with the Delaware Secretary of State with respect to the Partnership Merger, the name of the Surviving Partnership shall be “Sutherland Partners, L.P.”; and

WHEREAS, in accordance with the Merger Agreement, at the Partnership Merger Effective Time (as defined in the Merger Agreement), (i) the certificate of limited partnership of Company Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) this Agreement shall be the limited partnership agreement of the Surviving Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement of Limited Partnership, dated July 29, 2011, of Company Operating Partnership, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.07 hereof.

“Additional Funds” has the meaning set forth in Section 4.03(a) hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.02 and Section 12.02 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) the General Partner (a) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii) the General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction;

(iii) the General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by the General Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders of the General Partner entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator of which shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the REIT, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share; and

(iv) an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Adjustment Factor shall not be adjusted in connection with an event described in clauses (i) or (ii) above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable OP Units or effects a reverse split of, or otherwise combines, the OP Units, as applicable, that is comparable as a whole in all material respects with such an event, or if in connection with an event described in clause (iv) above, the consideration in Section 11.02 hereof is paid.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling or controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement of Limited Partnership of Sutherland Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.05 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash flow from operations available for distribution by the Partnership as determined by the General Partner in its sole and absolute discretion.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Bylaws of the General Partner, as amended, supplemented or restated from time to time.

“Capital Account” means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

A. To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

B. From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.03 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

C. In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

D. In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

E. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification provided, that such modification will not have a material effect on the amounts distributable to any Partner without such Partner’s Consent. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Account Deficit” has the meaning set forth in Section 13.02(c) hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership or is deemed to contribute pursuant to Section 4.03 hereof.

“Cash Amount” means, with respect to a Tendering Party, an amount of cash equal to the product of (A) the Value of a REIT Share and (B) such Tendering Party’s REIT Shares Amount determined as of the date of receipt by the General Partner of such Tendering Party’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware on May 24, 2011, as may be further amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Amendment and Restatement of General Partner dated August 3, 2011, as amended, supplemented or restated from time to time.

“Class A Special Unit” means the Class A Special Unit of limited partner interest in the Partnership.

“Class A Special Unit Holder” means any Person named as a holder of a Class A Special Unit in Exhibit A attached hereto, as such Exhibit A may be amended from time to time by the General Partner, in such Person’s capacity as a Limited Partner of the Partnership, or any Substituted Limited Partner or Additional Limited Partner named as a holder of a Class A Special Unit in Exhibit A hereto.

“Class A Special Unit Value” means the fair market value of the Class A Special Unit in a Terminating Transaction as determined in accordance with the valuation procedures specified in Exhibit C hereto.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIV hereof.

“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code Section 708) net of any liabilities assumed by the Partnership relating to such Contributed Property and any liability to which such Contributed Property is subject.

“Core Earnings” means GAAP net income (loss) of the Partnership excluding non-cash equity compensation expense, the expenses incurred in connection with the Partnership’s formation or continuation, the expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, the

Incentive Distribution, real estate depreciation and amortization (to the extent that the General Partner forecloses on any properties underlying its assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the General Partner’s independent directors and after approval by a majority of the General Partner’s independent directors.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Effective Date” means            , 2016, which date is the closing date under the Merger Agreement.

“Equity Incentive Plan” means (i) the Company’s equity incentive plan in place on the Effective Date and (ii) any equity incentive plan adopted by the Partnership or the General Partner following the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Funding Debt” means the incurrence of any Debt for the purpose of providing funds to the Partnership by or on behalf of the General Partner or any wholly owned subsidiary of the General Partner.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“General Partner” means Sutherland Asset Management Corporation (formerly known as ZAIS Financial Corp.), a Maryland corporation, and its successors and assigns, as the general partner of the Partnership.

“General Partner Employees” means an employee of the Partnership, the General Partner or any of their subsidiaries.

“General Partner Interest” means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Loan” has the meaning set forth in Section 4.03(d) hereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner in its sole discretion.

(b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii) or clause (iv) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner in its sole discretion using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner provided, that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within 90 days after the expiration of any such stay.

“Incentive Distribution” has the meaning set forth in Section 5.02 hereof.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner or any successor thereto or (B) a member of the General Partner or an officer of the Partnership, the General Partner or a Subsidiary thereof and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Directors” means the independent directors of the Board of Directors of the General Partner as determined by the rules and regulations of the New York Stock Exchange then in effect.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Junior Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the REIT Shares.

“Junior Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02, or 4.03 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the OP Units.

“Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units, Class A Special Units, Preferred Units, Junior Units or other Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.01 hereof.

“Liquidator” has the meaning set forth in Section 13.02(a) hereof.

“Majority in Interest of the Outside Limited Partners” means Limited Partners (excluding for this purpose (i) any Limited Partnership Interests held by the General Partner or its Subsidiaries, and (ii) any Person of which the General Partner or its Subsidiaries directly or indirectly owns or controls more than 50% of the voting interests and (iii) any Person directly or indirectly owning or controlling more than 50% of the outstanding REIT Shares of the General Partner) holding more than 50% of the outstanding OP Units and any other Partnership Units voting as single class that are held by all Limited Partners who are not excluded for the purposes hereof.

“Management Agreement” means the Management Agreement dated as of            , 2016 and effective as of the Effective Date by and among the Manager, the General Partner, the Partnership and its subsidiaries set forth therein, as it may be amended, supplemented or restated from time to time.

“Manager” means Waterfall Asset Management, LLC, a Delaware limited liability company, and its successors and assigns.

“Market Price” has the meaning set forth in the definition of “Value.”

“Merger Agreement” has the meaning set forth in the Recitals.

“Net Income” or “Net Loss” means, for each Partnership Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;

(f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.03 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.03 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares, Preferred Shares or Junior Shares, except that “New Securities” shall not mean any Preferred Shares, Junior Shares or grants under the Equity Incentive Plans or (ii) any Debt issued by the REIT that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“NYSE” means the New York Stock Exchange.

“OP Unit” means a fractional share of the Partnership Interests of all Partners, but does not include any LTIP Unit, Class A Special Unit, Preferred Unit, Junior Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than an OP Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“Outside Interest” has the meaning set forth in Section 5.03 hereof.

“Ownership Limit” means the applicable restriction or restrictions on ownership of shares of the General Partner imposed under the Charter.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units, Class A Special Units, Preferred Units, Junior Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means a record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.01 hereof, which record date shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means an OP Unit, a Class A Special Unit, a Preferred Unit, a Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02 or 4.03 hereof.

“Partnership Unit Designation” has the meaning set forth in Section 4.02 hereof.

“Partnership Year” means the fiscal year of the Partnership and the Partnership’s taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise required under the Code.

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time. If the Partnership issues additional classes or series of Partnership Interests other than as contemplated herein, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.02.

“Person” means an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

“Preferred Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Preferred Unit” means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.01, 4.02 or 4.03 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP Units.

“Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” shall mean any one such asset or property.

“Publicly Traded” means listed or admitted to trading on the NYSE, the NYSE MKT LLC, the NASDAQ Stock Market or another national securities exchange or any successor to the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning of Code Section 856(i).

“Qualified Transferee” means an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act.

“Recourse Liabilities” means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

“Redemption” has the meaning set forth in Section 8.06(a) hereof.

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.03(a)(vii) hereof. “REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Payment” has the meaning set forth in Section 15.11 hereof.

“REIT Requirements” has the meaning set forth in Section 5.01 hereof.

“REIT Share” means a share of the General Partner’s common stock, par value $0.0001 per share. Where relevant in this Agreement, “REIT Share” includes shares of the General Partner’s common stock, par value $0.0001 per share, issued upon conversion of Preferred Shares or Junior Shares.

“REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that in the event that the General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” means any management, development or advisory agreement with a property and/or asset manager for the provision of property management, asset management, leasing, development and/or similar services with respect to the Properties and any agreement for the provision of services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, financial advisors and other professional services.

“Specified Redemption Date” means the 10th Business Day following receipt by the General Partner of a Notice of Redemption; provided, that, if the REIT Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by the General Partner of a Notice of Redemption.

“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.04 hereof.

“Successor Entity” has the meaning set forth in the definition of “Adjustment Factor.”

“Tax Items” has the meaning set forth in Section 6.04(a) hereof.

“Tendered Units” has the meaning set forth in Section 8.06(a) hereof.

“Tendering Partner” has the meaning set forth in Section 8.06(a) hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Termination Transaction” has the meaning set forth in Section 11.02(b) hereof.

“Transfer,” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI hereof, “Transfer” does not include (a) any Redemption of Partnership Units by the Partnership or the General Partner, or acquisition of Tendered Units by the General Partner, pursuant to Section 8.06 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Value” means, on any date of determination with respect to a REIT Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination except that, as provided in Section 4.04(b) hereof, the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Equity Incentive Plan shall be substituted for such average of daily market prices for purposes of Section 4.04 hereof; provided, however, that for purposes of Section 8.06, the “date of determination” shall be the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date. The “Closing Price” on any date shall mean the last sale price for such REIT Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Market or, if such REIT Shares are not listed or admitted to trading on the New York Stock Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the principal other automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors of the General Partner or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors of the General Partner.

In the event that the REIT Shares Amount includes Rights that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Organization.  The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.02 Name.  The name of the Partnership is “Sutherland Partners, L.P.”. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.03 Registered Office and Agent; Principal Office.  The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Partnership is located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.04 Power of Attorney.

(a) Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, Article XII or Article XIII hereof or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

(ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or the Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.05 Term.  Pursuant to Sections 17-201(b) and 17-801 of the Act, the term of the Partnership commenced on May 24, 2011 and shall continue perpetually, unless it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.06 Partnership Interests as Securities.  All Partnership Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

ARTICLE III

PURPOSE

Section 3.01 Purpose and Business.  The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the General Partner, in its sole and absolute discretion, at all times to be classified as a REIT unless the General Partner, in accordance with its Charter and Bylaws, in its sole discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by the Partnership. Without limiting the General Partner’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that the qualification of the General Partner as a REIT inures to the benefit of all Partners and not solely to the General Partner, the General Partner or its Affiliates. In connection with the foregoing, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire and construct additional Properties necessary, useful or desirable in connection with its business.

Section 3.02 Powers.

(a) The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

(b) The Partnership may contribute from time to time Partnership capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).

(c) Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership.

Section 3.03 Partnership Only for Partnership Purposes Specified.  This Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.01 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, and the Partnership shall not be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.04 Representations and Warranties by the Parties.

(a) Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) represents and warrants to each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) subject to the last sentence of this Section 3.04(a), such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code

Section 1446(e), (iii) such Partner does not own, directly or indirectly, (a) 9.8% or more of the total combined voting power of all classes of stock entitled to vote, or 9.8% or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the General Partner or any Qualified REIT Subsidiary, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any Qualified REIT Subsidiary or the Partnership is a member or (b) an interest of 9.8% or more in the assets or net profits of any tenant of either (I) the General Partner or any Qualified REIT Subsidiary, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the General Partner, any Qualified REIT Subsidiary or the Partnership is a member and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (ii) would be inaccurate if given by a Partner, such Partner shall not be required to make and shall not be deemed to have made such representation, if it delivers to the General Partner an IRS Form W-8BEN or analogous form establishing its non-U.S. status. Any Partner who provides such form to the General Partner agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner,” as applicable, is subject under the Code and hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.

(b) Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial and tax matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

(c) The representations and warranties contained in Sections 3.04(a) and 3.04(b) hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(d) Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by the General Partner, any Partner or any employee or representative or Affiliate of the General Partner or any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(e) Provision of Information.  Each Partner agrees to provide the Partnership with any information and documentation reasonably requested by the Partnership for the purpose of reducing any withholding on payments to the Partnership or otherwise complying with the requirements of any tax laws to which the Partnership is subject.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.01 Capital Contributions of the Partners.

(a) Capital Contributions.  Each Partner has made a Capital Contribution to the Partnership and, effective as of the Effective Date in connection with the Merger Agreement, owns Partnership Units in the amount and designation set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Section 4.03, 10.04 or 13.02(d) hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

(b) General Partnership Interest.  A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding OP Units shall be deemed to be the General Partner Interest of the General Partner. All other Partnership Units held by the General Partner shall be deemed to be Limited Partner Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

Section 4.02 Issuances of Additional Partnership Interests.

(a) General.  The General Partner may cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners; provided, that the General Partner shall not be authorized to cause the Partnership to issue any additional Class A Special Units after the Effective Date without the consent of the Class A Special Unit Holder listed on Exhibit A to this Agreement. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interest of the General Partner’s stockholders and the Partnership and (iii) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any Subsidiary of the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Nothing in this Agreement shall prohibit the General Partner from issuing Partnership Units for less than fair market value if the General Partner concludes in good faith that such issuance is in the best interest of the Partnership and the General Partner’s stockholders. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

(b) Issuances to the General Partner.  No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Units so issued, (ii) (a) the additional Partnership Units are (x) OP Units issued in connection with an issuance of REIT Shares or (y) Partnership Units (other than OP Units) issued in connection with an issuance of Preferred Shares, Junior Shares, New Securities or other interests in the General Partner (other than REIT Shares), which Preferred Shares, Junior Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner and (b) the General Partner directly or indirectly contributes or otherwise causes to be transferred to the Partnership the cash proceeds or other consideration, if any, received in connection with the issuance of such REIT Shares, Preferred Shares, Junior Shares, New Securities or other interests in the General Partner or (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.02(b), the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Sections 6.02(b) and 8.06) as it determines are necessary to reflect the issuance of such additional Partnership Interests.

(c) No Preemptive Rights.  No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.03 Additional Funds and Capital Contributions.

(a) General.  The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.03 without the approval of any Limited Partners.

(b) Additional Capital Contributions.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.02 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c) Loans by Third Parties.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(d) General Partner Loans.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the General Partner (a “General Partner Loan”), if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer by any Limited Partner of any Partnership Interest or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

(e) Issuance of Securities by the General Partner.  The General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless the General Partner contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Units or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to Section 4.04 or 8.06(b) hereof, (b) pursuant to a dividend or distribution (including any stock split) wholly or partly of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities or, (f) pursuant to share grants or awards made pursuant to any Equity Incentive Plan of the General Partner. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the General Partner, and the direct or indirect contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if any, the Partnership shall pay the General Partner’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 7.04(b) for the amount of such underwriter’s discount or other expenses). Nothing in this Agreement shall prohibit the General Partner from issuing Partnership Units for less than fair market value if the General Partner concludes in good faith that such issuance is in the best interest of the Partnership and the General Partner’s stockholders.

Section 4.04 Equity Incentive Plan.

(a) Options Granted to General Partner Employees and Independent Directors.  If at any time or from time to time, in connection with an Equity Incentive Plan, a stock option granted to a General Partner Employee or Independent Director is duly exercised:

(i) the General Partner shall, as soon as practicable after such exercise, make or cause to be made directly or indirectly a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.04(a)(i) hereof, the General Partner shall be deemed to have contributed directly or indirectly to the Partnership, as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

(iii) An equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.04(a)(ii) hereof.

(b) Special Valuation Rule.  For purposes of this Section 4.04, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Equity Incentive Plan shall be considered.

(c) Future Equity Incentive Plans.  Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating any Equity Incentive Plan, for the benefit of employees, directors or other business associates of the General Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, amendments to this Section 4.04 may become necessary or advisable and that any approval or consent of the Limited Partners required pursuant to the terms of this Agreement in order to effect any such amendments requested by the General Partner shall not be unreasonably withheld or delayed.

Section 4.05 Initial Issuance of Class A Special Unit.  Concurrently with the execution of this Agreement and pursuant to and in accordance with the Merger Agreement, the General Partner is causing the Partnership to effect the issuance of the Class A Special Unit to the Manager. There was no obligation to contribute any capital in connection with the issuance of the Class A Special Unit to the Manager.

Section 4.06 No Interest; No Return.  No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.07 Other Contribution Provisions.  In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, unless otherwise determined by the General Partner in its sole and absolute discretion, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash to the capital of the Partnership. In addition, with the consent of the General Partner, one or more Limited Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

Section 4.08 Not Publicly Traded.  The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Code Section 7704(b), and by reason thereof, taxable as a corporation.

Section 4.09 No Third Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

ARTICLE V

DISTRIBUTIONS

Section 5.01 Requirement and Characterization of Distributions.  Subject to the distributions to be made to the Class A Special Unit Holder in accordance with Section 5.02 and subject to the terms of any Partnership Unit Designation, the General Partner may cause the Partnership to distribute at least quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Units on such Partnership Record Date with respect to such quarter: (1) first, with respect to any Partnership Interests that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Interests (and, within such class(es), pro rata in proportion to the respective Percentage Interests on such Partnership Record Date) and (2) second, with respect to any Partnership Interests that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date). At the election of the General Partner, distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made may be prorated based on the portion of the period that such Partnership Units were outstanding.

The General Partner in its sole and absolute discretion may distribute to the Holders Available Cash on a more frequent basis and provide for an appropriate Partnership Record Date. Notwithstanding anything herein to the contrary, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay stockholder dividends that will (a) satisfy the requirements for its qualification as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the General Partner, in its sole and absolute discretion, avoid any federal income or excise tax liability of the General Partner.

Section 5.02 Class A Special Unit Distributions.  The General Partner shall cause the Partnership to make distributions (an “Incentive Distribution”) to the Class A Special Unit Holder in respect of such holder’s Class A Special Unit distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings of the Partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per REIT Share of the General Partner or OP Units in the Partnership (without double counting) in all of their offerings multiplied by the weighted average number of REIT Shares outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under the Equity Incentive Plan) and OP Units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to the Class A Special Unit Holder with respect to the first three calendar quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the Effective Date, whichever is less. For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the Effective Date, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter will be calculated from the Effective Date on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, the Effective Date Issued Stock and Units (as defined below) shall be deemed to be issued at the per share price equal to (i) the sum of (A) the weighted average of the issue price per share of Sutherland common stock or Sutherland Operating Partnership units (without double counting) issued prior to the Effective Date multiplied by the number of shares of Sutherland common stock outstanding and Sutherland Operating Partnership units (without double counting) issued prior to the Effective Date plus (B) the amount by which the net book value of the General Partner as of the Effective Date (after giving effect to the closing of the Merger Agreement) exceeds the amount of the net book value of Sutherland immediately preceding the Effective Date, divided by (ii) all of the REIT Shares of the General Partner and OP Units issued and outstanding as of Effective Date (including the Effective Date Issued Stock and Units). “Effective Date Issued Stock and Units” means the REIT Shares of the General Partner and OP Units issued on the Effective Date in connection with the Merger Agreement. The Incentive Distribution is payable 50% in cash and 50% in either REIT Shares of the General Partner or OP Units, as determined by the General Partner in its discretion, within five business days after delivery to the General Partner of the written statement from the Class A Special Unit Holder setting forth the computation of the Incentive Distribution for such quarter. The price of the REIT Shares of the General Partner for purposes of determining the number of shares payable as part of the Incentive Distribution will be (i) if the shares are Publicly Traded, the closing price of such shares on the last trading day prior to the approval by Board of Directors of the Incentive Distribution or (ii) if the shares are not Publicly Traded, then the price per share as so determined in good faith by a majority of Board of Directors, including a majority of the Independent Directors. The Class A Special Unit Holder may not sell or otherwise dispose of any portion of the Incentive Distribution issued to it in REIT Shares of the General Partner or OP Units until after the three-year anniversary of the Effective Date.

Section 5.03 Interests in Property Not Held Through the Partnership.  To the extent amounts distributed by the Partnership are attributable to amounts received from a property in which the General Partner or any Affiliate of the General Partner holds a direct or indirect interest (other than through the

Partnership) (an “Outside Interest”), (i) such amounts distributed to the General Partner will be reduced so as to take into account amounts received pursuant to the Outside Interest and (ii) the amounts distributed to the Limited Partners will be increased to the extent necessary so that the overall effect of the distribution is to distribute what would have been distributed had such Outside Interest been held through the Partnership (treating any distribution made in respect of the Outside Interest as if such distribution had been received by the General Partner).

Section 5.04 Distributions In-Kind.  No right is given to any Partner to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in-kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, VI and X hereof.

Section 5.05 Amounts Withheld.  All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.04 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.01 hereof for all purposes under this Agreement.

Section 5.06 Distributions Upon Liquidation.  Notwithstanding the other provisions of this Article V, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.02 hereof.

Section 5.07 Distributions to Reflect Issuance of Additional Partnership Units.  In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, subject to Section 7.03(d), the General Partner may make such revisions to this Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.

Section 5.08 Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE VI

ALLOCATIONS

Section 6.01 Timing and Amount of Allocations of Net Income and Net Loss.  Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article VI, and subject to Section 11.06(c) hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.02 General Allocations.

(a) Allocations of Net Income and Net Loss.

(i) Net Income.  Except as otherwise provided herein, Net Income for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A) First, to the General Partner until the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (i)(A) equals the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (ii)(E) below;

(B) Second, to the holders of any Partnership Interests that are entitled to any preference in distribution upon liquidation until the cumulative Net Income allocated under this subparagraph (i)(B) equals the cumulative Net Loss allocated to such Partners under subparagraph (ii)(D);

(C) Third, to the holders of any Partnership Units that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Units until each such Partnership Unit has been allocated, on a cumulative basis pursuant to this subparagraph (i)(C), Net Income equal to the amount of distributions received which are attributable to the preference of such class of Partnership Unit (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is made); and

(D) Fourth, to the Class A Special Unit Holder, until the Class A Special Unit Holder has received an amount equal to the sum of the distributions received or to be received pursuant to Section 5.02;

(E) Thereafter, with respect to Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

(ii) Net Loss.  Except as otherwise provided herein, Net Loss for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A) First, to each holder of Partnership Units in proportion to and to the extent of the amount by which the cumulative Net Income allocated to such Partner pursuant to subparagraph (i)(E) above exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Units pursuant to clause (2) of Section 5.01 and (b) Net Loss allocated to such Partner pursuant to this subparagraph (ii)(A);

(B) Second, in proportion to and to the extent of the amount by which the cumulative Net Income allocated to such Class A Special Unit Holder pursuant to subparagraph (i)(D) exceeds the sum of (1) distributions with respect to the Class A Special Unit pursuant to Section 5.02 and (2) Net Loss allocated to such Class A Special Unit Holder pursuant to this subparagraph (ii)(B);

(C) Third, with respect to classes of Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(C) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (1) with respect to a Partner who also holds classes of Partnership Units that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation and (2) by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.02(d)) at the end of such Partnership Year or other applicable period; and

(D) Fourth, with respect to classes of Partnership Units that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(D) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the

Partnership with respect to any deficit in its Capital Account pursuant to Section 13.02(d)) at the end of such Partnership Year or other applicable period;

(E) Thereafter, to the General Partner.

(b) Allocations to Reflect Issuance of Additional Partnership Units.  In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, the General Partner may make such revisions to this Section 6.02 as it determines are necessary or desirable to reflect the terms of the issuance of such additional Partnership Units.

Section 6.03 Additional Allocation Provisions.  Notwithstanding the foregoing provisions of this Article VI:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.02 hereof, or any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.03(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.03(a)(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.03(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions.  Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders of OP Units in accordance with their OP Units. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv) Qualified Income Offset.  If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. It is intended that this Section 6.03(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation.  In the event that any Holder has an Adjusted Capital Account Deficit at the end of any Partnership Year, each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible.

(vi) Section 754 Adjustment.  To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734 (b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Curative Allocations.  The allocations set forth in Sections 6.03(a)(i), (ii), (iii), (iv), (v), and (vi) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.01 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Gross Income Allocations in Year of Liquidation.  In the Fiscal Year that the Partnership liquidates, if the aggregate amount of distributions the Class A Special Unit Holder has received or will receive pursuant to Section 5.01 exceeds the sum of (i) the aggregate amount of Net Income allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(i)(D) plus (ii) any amount that will be allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(i)(D) in such Fiscal Year less (iii) the aggregate Net Loss previously allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(ii)(B) or that will be allocated to the Class A Special Unit Holder pursuant to Section 6.02(a)(ii)(B) in such Fiscal Year, the Class A Special Unit Holder shall be specially allocated items of Partnership income and gain in the amount necessary to eliminate such deficit.

(c) Allocation of Excess Nonrecourse Liabilities.  The Partnership shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Partnership that are secured by multiple Properties under any reasonable method chosen by the General Partner in accordance with Regulations Section 1.752-3(a)(3) and (b). The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership under any method approved under Regulations Section 1.752-3(a)(3) as chosen by the General Partner.

(d) Allocations to Reflect Outside Interests.  Any income or loss to the Partnership associated with an Outside Interest shall be specially allocated so as to take into account amounts received by, and income or loss allocated to, the General Partner or any Affiliate of the General Partner with respect to such Outside Interest so that the overall effect is to allocate income or loss in the same manner as would have occurred had such Outside Interest been held through the Partnership (treating any allocation in respect of the Outside Interest as if such allocation had been made to the General Partner).

Section 6.04 Tax Allocations.

(a) In General.  Except as otherwise provided in this Section 6.04, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Partnership Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.02 and 6.03 hereof.

(b) Allocations Respecting Section 704(c) Revaluations.  Notwithstanding Section 6.04(a) hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner. In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article I hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations or under any method approved under Code Section 7.04(c) and the applicable Regulations as chosen by the General Partner, including the aggregation methods applicable to securities partnerships, to the extent applicable and to the extent the General Partner decides to apply such methods.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.01 Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners, except with the consent of the General Partner. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.03, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.02 hereof and to effectuate the purposes set forth in Section 3.01 hereof, including, without limitation:

(i) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money or selling assets to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner desires to maintain or restore its qualification as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders sufficient to permit the General Partner to maintain or restore REIT qualification or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Exchange Act and the listing of any debt securities of the Partnership on any exchange;

(iii) subject to Section 11.02 hereof, the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(iv) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

(v) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner and its Subsidiaries and the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

(vi) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary, whether pursuant to a Services Agreement or otherwise;

(vii) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(viii) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership and the collection and receipt of revenues, rents and income of the Partnership;

(ix) the maintenance of such insurance for the benefit of the Partnership and the Partners as the General Partner deems necessary or appropriate, including, without limitation, (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder;

(x) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the General Partner deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that as long as the General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause it to fail to qualify as a REIT within the meaning of Code Section 856(a) (so long as the General Partner desires to maintain its qualification as a REIT);

(xi) the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xii) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiii) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xiv) except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Partnership property distributed in-kind using such reasonable method of valuation as it may adopt; provided, that such methods are otherwise consistent with the requirements of this Agreement;

(xv) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(xvi) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xvii) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xviii) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(xix) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xx) the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(xxi) the selection and dismissal of employees (including, without limitation, employees having titles or offices such as president, vice president, secretary and treasurer), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner, the determination of their compensation and other terms of employment or hiring and the delegation to any such employees the authority to conduct the business of the Partnership in accordance with the terms of this Agreement;

(xxii) the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption right under Section 8.06 hereof;

(xxiii) the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement;

(xxiv) the determination regarding whether a payment to a Partner who exercises its Redemption Right under Section 8.06 that is assumed by the General Partner will be paid in the form of the Cash Amount or the REIT Shares Amount, except as such determination may be limited by Section 8.06;

(xxv) the collection and receipt of revenues and income of the Partnership;

(xxvi) the registration of any class of securities of the Partnership under the Securities Act or the Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(xxvii) an election to dissolve the Partnership pursuant to Section 13.01(b) hereof; and

(xxviii) the taking of any action necessary or appropriate to enable the General Partner to qualify as a REIT (so long as the General Partner desires to maintain its qualification as a REIT).

(b) Each of the Limited Partners agrees that, except as provided in Section 7.03 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation.

(c) At all times from and after the Effective Date, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(d) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. Except as may be provided in a separate written agreement between the Partnership and the Limited Partners, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement provided, that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

Section 7.02 Certificate of Limited Partnership.  To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Except as otherwise required under the Act, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.03 Restrictions on General Partner’s Authority.

(a) The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority in Interest of the Outside Limited Partners and may not perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act.

(b) The General Partner shall not, without the written consent of a Majority in Interest of the Limited Partners, terminate this Agreement.

(c) The General Partner shall have the exclusive power, without the prior consent of the Limited Partners, to amend this Agreement, including, without limitation, as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution or withdrawal;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to set forth in this Agreement the designations, rights, powers, duties and preferences of the holders of any additional Partnership Units issued pursuant to this Agreement;

(vi) (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore its qualification as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest among the General Partner and any Qualified REIT Subsidiary;

(vii) to modify either or both the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed or maintained (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations);

(viii) to issue additional Partnership Interests in accordance with Section 4.02;

(ix) (A) to the extent that the General Partner has elected that the assets of the Partnership should not constitute “plan assets” for purposes of ERISA to take such actions as may be necessary or appropriate to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or (B) to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; and

(x) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the General Partner.

The General Partner will provide notice to the Limited Partners whenever any action under this Section 7.03(c) is taken.

(d) No action may be taken by the General Partner, without the consent of each Partner adversely affected thereby, if such action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), or (ii) modify the limited liability of a Limited Partner.

(e) To the extent the assets of the Partnership constitute “plan assets” for purposes of ERISA, the General Partner Parties shall, as applicable, administer the Partnership subject to the requirements of ERISA.

Section 7.04 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.04 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The Partnership shall be responsible for and shall pay all the administrative and operating costs and expenses incurred by the Partnership in acquiring and holding the General Partner’s assets, and the General Partner’s administrative costs and expenses, and such expenses will be treated as expenses of the Partnership. Such expenses will include:

(i) all expenses relating to the General Partner’s formation and continuity of existence;

(ii) all expenses relating to any offerings and registrations of securities;

(iii) all expenses associated with the General Partner’s preparation and filing of any periodic reports under federal, state or local laws or regulations;

(iv) all expenses associated with the General Partner’s compliance with applicable laws, rules and regulations; and

(v) all other operating or administrative costs of the General Partner’s incurred in the ordinary course of its business.

The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. Except to the extent provided in this Agreement, the General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that the General Partner and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.07 hereof. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c) If the General Partner shall elect to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that: (1) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay or cause to be paid to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of REIT Shares for Partnership Units pursuant to Section 8.06 would not be considered a sale for such purposes); and (2) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by the General Partner equal to the number of such REIT Shares, as adjusted (x) pursuant to Section 7.07 (in the event the General Partner acquires material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units held by the General Partner).

(d) As set forth in Section 4.02, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to its offering of REIT Shares, Preferred Shares, Junior Shares or New Securities.

(e) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.04 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments with respect to capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.05 Outside Activities of the General Partner.  Without limiting the other powers granted to the General Partner under this Agreement, the General Partner and its officers, directors, employees, agents, trustees, Affiliates and members shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of the General Partner.

Section 7.06 Contracts with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) The Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

(c) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d) The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership’s Subsidiaries.

(e) The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any Services Agreement with Affiliates of any of the Partnership or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.07 Indemnification.

(a) To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (1) for willful misconduct or a knowing violation of the law, (2) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.07 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.07(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.07(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.07 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.07.

(b) To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (1) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.07(b) has been met and (2) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.07 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.07, unless such liabilities arise as a result of (1) such Indemnitee’s intentional misconduct or knowing violation of the law, (2) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

(f) In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.07 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.07 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.07 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) If and to the extent any payments to the General Partner pursuant to this Section 7.07 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.08 Liability of the General Partner.

(a) Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner or any of its members or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such member, director or officer acted in good faith.

(b) The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and its own stockholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or its own stockholders (including, without limitation, the tax consequences to Limited Partners, Assignees or its own stockholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. If there is a conflict between the interests of the stockholders of the General Partner on one hand and the Limited Partners on the other, the Limited Partners expressly acknowledge that the General Partner will fulfill its fiduciary duties to such Limited Partners by acting in the best interests of the stockholders of the General Partner. The General Partner shall not be liable under this Agreement to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 7.01(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement.

(e) Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, or member of the General Partner shall be liable to the Partnership for money damages except for (1) active and deliberate dishonesty established by a nonappealable final judgment or (2) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the members of the General Partner solely as members of the same and not in their own individual capacities.

(f) Any amendment, modification or repeal of this Section 7.08 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its officers’ and members’, liability to the Partnership and the Limited Partners under this Section 7.08 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.09 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d) Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of the General Partner to continue to qualify as a REIT, (2) for the General Partner otherwise to satisfy the REIT Requirements, or (3) to avoid the General Partner incurring any taxes under Code Section 857 or Code Section 4981, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying in good faith thereon or claiming thereunder that (1) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (2) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (3) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.01 Limitation of Liability.  The Limited Partners shall have no liability under this Agreement (other than for breach thereof) except as expressly provided in Section 10.04, 13.02(d) or under the Act.

Section 8.02 Management of Business.  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, member, employee, partner, agent or director of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, stockholder or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.03 Outside Activities of Limited Partners.  Subject to any agreements entered into pursuant to Section 7.06(e) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.06(e) hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or any Affiliate thereof, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.04 Return of Capital.  Except pursuant to the rights of Redemption set forth in Section 8.06 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement, upon termination of the Partnership as provided herein or upon a merger of the General Partner or a sale by the General Partner of all or substantially all of its assets pursuant to Section 7.01(a)(iii) hereof. Except to the extent provided in Article VI hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.05 Adjustment Factor.  The Partnership shall notify any Limited Partner, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

Section 8.06 Redemption Rights.

(a) On or after the date specified in any agreement to which OP Units are issued, each Limited Partner shall have the right (subject to the terms and conditions set forth herein and in any other such agreement, as applicable) to cause the Partnership to purchase all or a portion of the OP Units held by such Limited Partner (such OP Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”) unless the terms of such OP Units or a separate agreement entered into between the Partnership and the holder of such OP Units provide that such OP Units are not entitled to a right of Redemption. The Tendering Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the right (the “Tendering Partner”). The Cash Amount shall be payable to the Tendering Partner on the Specified Redemption Date.

(b) Notwithstanding Section 8.06(a) above, if a Limited Partner has delivered to the General Partner a Notice of Redemption then the General Partner may, in its sole and absolute discretion, (subject to the limitations on ownership and transfer of REIT Shares set forth in the Charter) elect to assume and satisfy the Partnership’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as of the Specified Redemption Date) and, if the General Partner so elects, the Tendering Partner shall sell the Tendered Units to the General Partner in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units. The General Partner shall give such Tendering Partner written notice of its election on or before the close of business on the fifth Business Day after the its receipt of the Notice of Redemption.

(c) The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter or the Bylaws of the General Partner, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such REIT Shares entered into by the Tendering Partner. Notwithstanding any delay in such delivery (but subject to Section 8.06(e)), the Tendering Partner shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date. In addition, the REIT Shares for which the Partnership Units might be exchanged shall also bear such restrictive legends that the General Partner determines are appropriate to mark transfer, ownership or other restrictions and limitations applicable to the REIT Shares.

(d) Each Limited Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax.

(e) Notwithstanding the provisions of Section 8.06(a), 8.06(b), 8.06(c) or any other provision of this Agreement, a Limited Partner (i) shall not be entitled to effect a Redemption for cash or an exchange for REIT Shares to the extent the ownership or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate the restrictions on ownership and transfer of REIT Shares set forth in the Charter of the General Partner and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. To the extent any attempted Redemption or exchange for REIT Shares would be in violation of this Section 8.06(e), it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such Redemption or the REIT Shares otherwise issuable upon such exchange.

(f) Notwithstanding anything herein to the contrary (but subject to Section 8.06(e)), with respect to any Redemption or exchange for REIT Shares pursuant to this Section 8.06: (i) a portion of the OP Units acquired by the General Partner pursuant thereto shall automatically, and without further action required, be converted into and deemed to be General Partner Interests and all other OP Units shall be deemed to be Limited Partner Interests and held by the General Partner in its capacity as a Limited Partner in the Partnership such that, immediately after such Redemption, the requirements of Section 4.01(b) continue to be met; (ii) without the consent of the General Partner, each Limited Partner may effect a Redemption only one time in each fiscal quarter; (iii) without the consent of the General Partner, each Limited Partner may not effect a Redemption for less than 1,000 OP Units or, if the Limited Partner holds less than 1,000 OP Units, all of the OP Units held by such Limited Partner; (iv) without the consent of the General Partner, each Limited Partner may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution; (v) the consummation of any Redemption or exchange for REIT Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Partner shall continue to own all OP Units subject to any Redemption or exchange for REIT Shares, and be treated as a Limited Partner with respect to such OP Units for all purposes of this Agreement, until such OP Units are transferred to the General Partner and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to such Tendering Partner’s OP Units.

(g) In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.03, the General Partner shall make such revisions to this Section 8.06 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

Section 8.07 Repurchase of the Class A Special Unit.  If the Management Agreement is terminated under circumstances in which the General Partner is obligated under the Management Agreement to make a termination payment to the Manager, the Partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. If the Management Agreement is terminated under circumstances under which the General Partner is not obligated to make a termination payment to the Manager, then the Partnership shall repurchase the Class A Special Unit for $100.00.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.01 Records and Accounting.

(a) The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.05 or 9.03 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, magnetic tape, photographs, micrographics or any other information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

(b) The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles. The Partnership also shall maintain its tax books on the accrual basis.

Section 9.02 Partnership Year.  The Partnership Year of the Partnership shall be the calendar year.

Section 9.03 Reports.

(a) As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

(b) If and to the extent that the General Partner mails quarterly reports to its stockholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulations, or as the General Partner determines to be appropriate.

(c) The General Partner shall have satisfied its obligations under Section 9.03(a) and 9.03(b) hereof by posting or making available the reports required by this Section 9.03 on the website maintained from time to time by the Partnership provided that such reports are able to be printed or downloaded from such website.

(d) At the request of any Limited Partner, the General Partner shall provide access to the books, records and work paper upon which the reports required by this Section 9.03 are based, to the extent required by the Act.

ARTICLE X

TAX MATTERS

Section 10.01 Preparation of Tax Returns.  The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.02 Tax Elections.  Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership’s Properties. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.03 Tax Matters Partner.

(a) The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.04 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(b) The tax matters partner is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners;

(ii) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.07 hereof shall be fully applicable to the tax matters partner in its capacity as such.

(c) New Audit Rules.  With respect to taxable years beginning after December 31, 2017, in accordance with Section 6223 of the Code, the General Partner may exercise any authority granted to the “partnership representative” under the Code. In particular, as “partnership representative”, the General Partner may, in its sole discretion make any elections provided for under the new partnership audit rules enacted under the Bipartisan Budget Act of 2015 (the “New Audit Rules”) and may, in its sole discretion, settle and/or litigate any audit adjustments proposed by the Internal Revenue Service in any partnership audit governed by the New Audit Rules. The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the requirements of any election under the New Audit Rules, and shall have the authority to execute any such amendment by and on behalf of each Partner. The General Partner is authorized to the extent required by applicable U.S. federal income tax law to pay any imputed underpayment of taxes (together with interest and penalties) determined in accordance with Section 6225 of the Code that may from time to time be required to be made under Section 6232 of the Code. The Partners shall cooperate with the General Partner in minimizing the amount of any such imputed underpayment of taxes by supplying the General Partner with such information concerning their tax classification as the General Partner may reasonably request from time to time. The General Partner shall in its sole discretion allocate the amount of any such imputed underpayment of taxes among the Partners in a manner reasonably intended to reflect the nature of the income that is the subject of the adjustment giving rise to such imputed underpayment and the classification of the Partners for federal income tax purposes as corporations, individuals, or other types of taxpayers.

Section 10.04 Withholding.  Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446 and Treasury Regulations thereunder. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any withheld amounts shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.04. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.04 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 10.05 Organizational Expenses.  The Partnership shall elect to amortize expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.01 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio unless consented to by the General Partner in its sole and absolute discretion.

(c) No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner in its sole and absolute discretion; provided, that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for REIT Shares any Partnership Units in which a security interest is held by such lender concurrently with such time as such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code Section 752.

Section 11.02 Transfer of General Partner’s Partnership Interest.

(a) The General Partner may not transfer any of its Partnership Interests except in connection with (i) a transaction permitted under Section 11.02(b), (ii) any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the members of the General Partner, (iii) a transfer to a Qualified REIT Subsidiary or (iv) as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as General Partner except in connection with a transaction permitted under Section 11.02(b) or any merger, consolidation, or other combination permitted under clause (ii) of this Section 11.02(a).

(b) The General Partner shall not, without the Consent of a Majority in Interest of the Outside Limited Partners, engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person (other than any transaction permitted by Section 11.02(a)), sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Adjustment Factor”) (“Termination Transaction”), unless (i) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Partnership Units or (ii) in connection with which (A) all Partners (other than the General Partner and the Class A Special Unit Holder) who hold Partnership Units either will receive, or will have the right to receive, for each Partnership Unit an amount of cash, REIT Shares or other securities having a fair market value, as determined in good faith by the Board of Directors of the General Partner, equal to the highest amount of consideration paid in respect of each REIT Share in the Termination Transaction; provided, however, that, if in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner, each holder of Partnership Units shall receive, or shall have the right to receive without any right of Consent set forth above in this Section 11.02(b), the amount of cash, REIT Shares or other securities which such holder would have received had it exercised the Redemption Right and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer, and (B) the Class A Special Unit Holder shall receive in such transaction an amount of cash, REIT Shares or other securities having a fair market value equal to Class A Special Unit Value.

(c) The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a General Partner other than the General Partner, unless the successor General Partner executes and delivers a counterpart to this Agreement in which such General Partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a General Partner.

Section 11.03 Transfer of Limited Partners’ Partnership Interests.

(a) No Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion.

(b) Without limiting the generality of Section 11.03(a) hereof, it is expressly understood and agreed that the General Partner will not consent to any Transfer of all or any portion of any Partnership Interest pursuant to Section 11.03(a) above unless such Transfer meets each of the following conditions:

(i) The transferee in such Transfer assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Charter that may limit or restrict such transferee’s ability to exercise its Redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.05 hereof.

(ii) Such Transfer is effective as of the first day of a fiscal quarter of the Partnership.

(c) If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(d) In connection with any proposed Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred.

(e) Notwithstanding anything to the contrary in this Section 11.03, the Class A Special Unit Holder shall have the right, at any time, to transfer its Class A Special Unit to an Affiliate.

(f) No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the Partnership or the General Partner) may be made to or by any person, without the consent of the General Partner in its sole discretion, if (i) in the opinion of legal counsel for the Partnership, there is a significant risk that it would result in the Partnership being treated as an association taxable as a corporation or would result in a termination of the Partnership under Code Section 708, (ii) such Transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, (iii) such Transfer would result in the Partnership being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof) “within the meaning of Section 7704 of the Code) (the “Safe Harbors”) or (iv) in the opinion of legal counsel for the Partnership, there is a risk that such transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981.

Section 11.04 Substituted Limited Partners.

(a) A transferee of the interest of a Limited Partner pursuant to a Transfer consented to by the General Partner pursuant to Section 11.03(a) may be admitted as a Substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

(b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c) Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

Section 11.05 Assignees.  If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee of any Partnership Interest as a Substituted Limited Partner in connection with a transfer permitted by the General Partner pursuant to Section 11.03(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units only in accordance with the provisions of this Article XI, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote or effect a Redemption with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote or effect a Redemption, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.06 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.06 hereof and/or pursuant to any Partnership Unit Designation.

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) consented to by the General Partner pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.06 hereof and/or pursuant to any Partnership Unit Designation, or (iii) to the General Partner, whether or not pursuant to Section 8.06(b) hereof, shall cease to be a Limited Partner.

(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Partnership, or acquired by the General Partner pursuant to Section 8.06 hereof, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d) and the corresponding Regulations, using the “interim closing of the books” method or another permissible method selected by the General Partner (unless the General Partner in its sole and absolute discretion elects to adopt a daily, weekly or monthly proration period, in which case Net Income or Net Loss shall be allocated based upon the applicable method selected by the General Partner). All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d) In no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause the General Partner to cease to comply with the REIT Requirements; (v) except with the consent of the General Partner, if such Transfer, in the opinion of counsel to the Partnership or the General Partner, would create a significant risk that such transfer would cause a termination of the Partnership for federal or state income tax purposes; (vi) if such Transfer would, in the opinion of legal counsel to the

Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) without the consent of the General Partner, to any benefit plan investor within the meaning of Department of Labor Regulations Section 2510.3-101(f); (ix) if such Transfer would, in the opinion of legal counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (x) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (xi) except with the consent of the General Partner, if such transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, could cause the Partnership to become a “publicly traded partnership” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, or could cause the Partnership to fail one or more of the Safe Harbors; (xii) if such Transfer causes the Partnership (as opposed to the General Partner) to become a reporting company under the Exchange Act; or (xiii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

ARTICLE XII

ADMISSION OF PARTNERS

Section 12.01 Admission of Successor General Partner.  A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.02 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Additional Limited Partner.

Section 12.02 Admission of Additional Limited Partners.

(a) After the Effective Date, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.04 hereof, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner and the satisfaction of all the conditions set forth in this Section 12.02.

(b) Notwithstanding anything to the contrary in this Section 12.02, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Partnership Year shall be allocated pro rata among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Code

Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.06(c) hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.03 Amendment of Agreement and Certificate of Limited Partnership.  For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.04 hereof.

Section 12.04 Limit on Number of Partners.  Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners that would cause the Partnership to become a reporting company under the Exchange Act.

Section 12.05 Admission.  A Person shall be admitted to the Partnership as a Limited Partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as an Additional Limited Partner.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.01 Dissolution.  The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

(a) a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a Majority in Interest of the remaining Outside Limited Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor General Partner;

(b) an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of a Majority in Interest of the Outside Limited Partners, including in the event that an initial public offering of REIT Shares is not completed by the first anniversary of August 3, 2011, taking into account market conditions at such time;

(c) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(d) the occurrence of a Terminating Capital Transaction;

(e) the Redemption (or acquisition by the General Partner) of all Partnership Units other than Partnership Units held by the General Partner; or

(f) the Incapacity or withdrawal of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner.

Section 13.02 Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Outside Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii) Second, to the satisfaction of all of the Partnership’s Debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.04 hereof;

(iii) Third, to the satisfaction of all of the Partnership’s Debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

(iv) The balance, if any, to the Partners in accordance with Sections 5.01 and 5.02.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b) Notwithstanding the provisions of Section 13.02(a) hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.02(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) In the event that the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the Partners and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs) (a “Capital Account Deficit”), such Partner shall not be required to make any contribution to the capital of the Partnership with respect to such Capital Account Deficit and such Capital Account Deficit shall not be considered a debt owed to the Partnership or any other person for any purpose whatsoever.

(d) Notwithstanding the foregoing, (i) if the General Partner has a Capital Account Deficit, the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such Capital Account Deficit balance to zero; and (ii) the second sentence of Section 13.02(c) shall not apply with respect to any other Partner to the extent, but only to the extent, that such Partner previously has agreed in writing, with the consent of the General Partner, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Partnership.

(e) In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XIII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the General Partner and the Limited Partners, from time to time, in the reasonable discretion of the General Partner or the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.02(a) hereof as soon as practicable.

Section 13.03 Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article XIII, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, distributed interests in the new partnership to the Partners in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.03 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.04 hereof.

Section 13.04 Rights of Limited Partners.  Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership, and (c) no Limited Partner (other than any Limited Partner who holds Preferred Units, to the extent specifically set forth herein and in the applicable Partnership Unit Designation) shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

Section 13.05 Notice of Dissolution.  In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.01 hereof, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.06 Cancellation of Certificate of Limited Partnership.  Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.02 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.07 Reasonable Time for Winding-Up.  A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.02 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

ARTICLE XIV

PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.01 Procedures for Actions and Consents of Partners.  The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.03 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIV.

Section 14.02 Amendments.  No amendment to this Agreement may be made without the consent of the General Partner. The General Partner may amend this Agreement in any respect without the consent of the Limited Partners, except where the consent of Limited Partners is otherwise required under the other provisions of this Agreement, in which event such amendment shall be made only with such required consent, provided that no amendment to this Agreement, including by merger consolidation or otherwise, that would adversely affect the rights and interests of the Class A Special Unit Holder may be made without the prior written consent of the Class A Special Unit Holder. The rights and interests of the Class Special Unit Holder shall not be deemed to be adversely affected by the issuance of Partnership Units of the Partnership as provided in Article IV.

Section 14.03 Meetings of the Partners.

(a) Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Outside Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.03(b) hereof.

(b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question). Such approvals may be obtained by the General Partner by means of written notice to the Limited Partners requiring them to respond in the negative by a specified time, or to be deemed to have approved of the proposed action. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c) Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy. The use of proxies will be governed in the same manner as in the case of corporations organized under the Delaware General Corporation Law (including Section 212 thereof).

(d) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

(e) On matters on which Limited Partners are entitled to vote, each Limited Partner holding OP Units shall have a vote equal to the number of OP Units held.

(f) Except as otherwise expressly provided in this Agreement, the Consent of Holders of Partnership Interests representing a majority of the Partnership Interests of the Limited Partners shall control.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01 Addresses and Notice.  Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

Section 15.02 Titles and Captions.  All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.03 Pronouns and Plurals.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.04 Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.05 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.06 Waiver.

(a) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b) The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time.

Section 15.07 Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.08 Applicable Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

Section 15.09 Entire Agreement.  This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

Section 15.10 Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Limitation to Preserve REIT Qualification.  Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to the General Partner or its officers, directors, members, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the General Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the General Partner, shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) 4.9% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the General Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii) an amount equal to the excess, if any, of (a) 24% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the General Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the General Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year. The purpose of the limitations contained in this Section 15.11 is to prevent the General Partner from failing to qualify as a REIT under the Code by reason of the General Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

Section 15.12 No Partition.  No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.13 No Third-Party Rights Created Hereby.  The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.14 No Rights as Members of the General Partner.  Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as members of the General Partner, including without limitation any right to receive dividends or other distributions made to members of the General Partner, or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

Section 15.15 Creditors.  Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

[signature page follows]

IN WITNESS WHEREOF, this Second Amended and Restated Agreement of Limited Partnership has been executed as of the date first written above.

GENERAL PARTNER:

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	Name: Title:

LIMITED PARTNERS:

The Limited Partners listed on Exhibit A-1

By:	Sutherland Asset Management Corporation, as Power of Attorney

Name:
Title:

The Limited Partners listed on Exhibit A-2

By:	Sutherland Asset Management Corporation, as Power of Attorney

Name:
Title:

[Signature Page to OP Agreement]

Exhibit A-1

PARTNERS AND PARTNERSHIP UNITS

As of            , 2016

Name and Address of Partners	Partnership Units (Type and Amount)	Address
Limited Partners:
[Skipjack limited partners to come]	[ ] OP Units

Exhibit A-2

PARTNERS AND PARTNERSHIP UNITS

As of            , 2016

Name and Address of Partners	Partnership Units (Type and Amount)	Address
Sutherland OP Holdings I, Ltd.	[ ] OP Units	1140 Avenue of the Americas, 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909
Sutherland OP Holdings II, Ltd.	[ ] OP Units	1140 Avenue of the Americas 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909
Dyal Investment Partners LP	[ ] OP Units
Waterfall Asset Management, LLC	1 Class A Special Unit	1140 Avenue of the Americas, 7th Floor, New York, New York 10036 Attention: Kenneth Nick Facsimile No.: 212-843-8909

Exhibit B

NOTICE OF REDEMPTION

To:	Sutherland Asset Management Corporation 1140 Avenue of the Americas, 7th Floor New York, New York 10036

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption      OP Units in Sutherland Partners, L.P. in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Sutherland Partners, L.P., dated as of            , 2016 (the “Agreement”), and the Redemption rights referred to therein. The undersigned Limited Partner or Assignee:

(c) undertakes (i) to surrender such OP Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 8.06(g) of the Agreement;

(d) directs that the certified check representing the Cash Amount, or the REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(e) represents, warrants, certifies and agrees that:

(i) the undersigned Limited Partner or Assignee is a Qualifying Party,

(ii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such OP Units, free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Partnership Units as provided herein, and

(iv) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(f) acknowledges that he will continue to own such OP Units until and unless either (1) such OP Units are acquired by the General Partner pursuant to Section 8.06(b) of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:

Name of Limited Partner or Assignee:
(Signature of Limited Partner or Assignee)
(Street Address)
(City) (State) (Zip Code)
Signature Medallion Guaranteed by:
Issue Check Payable/REIT Shares to: Name: Please insert social security or identifying number:

Exhibit C

CLASS A SPECIAL UNIT VALUE

The value of the consideration to be paid to the holders of the Class A Special Unit in a Terminating Transaction under the circumstances contemplated by Section 11.02(b) shall equal the “Class A Special Unit Value” which means the fair market value of the Class A Special Unit as determined in accordance with the following valuation procedures:

The holders of a majority in interest of the Class A Special Units and a special committee of independent directors of the board of directors of the Company shall first attempt to negotiate in good faith to determine the Class A Unit Special Value.

In the event that such holders and the special committee are unable to agree on such value, such holders shall select an independent nationally recognized valuation expert, and the special committee shall select an independent nationally recognized valuation expert. Those two independent valuation experts would then select a third nationally recognized independent valuation expert. All three independent valuation experts would provide their view of the Class A Unit Special Value. The amount of the Class A Unit Special Value will then be the average of the two experts’ values that are closest to each other.

The special committee shall have the discretion to establish additional procedures providing for reasonable time periods allowed for negotiations and for the independent valuation experts to report on their views of the Class A Unit Special Value. Any such procedures shall be provided in writing to the holders of the Class A Special Units.

The holders of a majority in interest of the Class A Special Units shall have the discretion to appoint one or more representatives to act for such holders in the negotiations and in the selection of an independent valuation expert.

AMENDMENT NO. 2
TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2016 (this “Amendment”), by and among ZAIS FINANCIAL CORP., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), ZAIS FINANCIAL PARTNERS, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), ZAIS MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company (“Merger Sub”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Sutherland”), and SUTHERLAND PARTNERS, L.P., a Delaware limited partnership (“Sutherland Operating Partnership”). Each of Company, Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

A. The Parties have entered into that certain Agreement and Plan of Merger, dated as of April 6, 2016, as amended by Amendment No. 1 thereto dated as of May 9, 2016 (as amended, the “Agreement”); and

B. Each of the Parties has agreed to amend the Agreement to modify certain provisions thereof.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendment to Section 2.6(b).  The first sentence of Section 2.6(b) of the Agreement is hereby deleted and substituted therefore is the following:

“The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as a contribution of assets by the Company Operating Partnership to the Sutherland Operating Partnership in return for Sutherland OP Units, followed by a liquidation of the Company Operating Partnership and a distribution of the Sutherland OP Units held by the Company Operating Partnership to the holders of the Company OP Units.”

SECTION 2. Reference to and Effect in the Agreement.  (a) Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby.

(b) Except as specifically amended herein, the Agreement shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

SECTION 3. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 4. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement and Plan of Merger to be executed as of the date first above written.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

ZAIS FINANCIAL PARTNERS, L.P.

By:	ZAIS Financial Corp., its General Partner
By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

ZAIS MERGER SUB, LLC

By:	ZAIS Financial Corp., its Manager
By:	/s/ Michael Szymanski Name: Michael Szymanski Title: President and Chief Executive Officer

[Amendment No. 2]

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Authorized Person

SUTHERLAND PARTNERS, L.P.

By:	SUTHERLAND ASSET MANAGEMENT CORPORATION, not in its individual capacity but solely as general partner
By:	/s/ Frederick C. Herbst Name: Frederick C. Herbst Title: Authorized Person

[Amendment No. 2]

Annex B

April 6, 2016

Zais Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attn: Board of Directors

Dear Board of Directors:

We understand that Zais Financial Corp. (the “Company”), Zais Financial Partners, L.P., the operating partnership of the Company (the “Company Operating Partnership”), ZAIS Merger Sub, LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), Sutherland Asset Management Corporation (“Sutherland”) and Sutherland Partners, L.P. (“Sutherland Operating Partnership”), propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) Sutherland will be merged with and into Merger Sub (the “Sutherland Merger”), with Merger Sub being the surviving company, and, in connection with the Sutherland Merger, each outstanding share of common stock, par value $0.01 per share (the “Sutherland Common Stock”), of Sutherland will automatically be converted into the right to receive a number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company equal to the quotient (the “Exchange Ratio”) of (x) the Sutherland Adjusted Book Value Per Share (as defined in the Agreement) divided by (y) the Company Adjusted Book Value Per Share (as defined in the Agreement), subject to certain adjustments as provided for in the Agreement (as to which we express no opinion) and (ii) Sutherland Operating Partnership will merge with the Company Operating Partnership (the “Partnership Merger” and, together with the Sutherland Merger, the “Transaction”) and each outstanding unit of limited partnership of Sutherland Operating Partnership (“Sutherland OP Unit”) will automatically be converted into the right to receive a number of units of limited partnership interest in the Company Operating Partnership as the surviving partnership (the “Company OP Units”) equal to the Exchange Ratio.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated April 4, 2016 of the Agreement and Plan of Merger among the Company, the Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership (the “Agreement”);
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661.3070 • www.HL.com
Broker/dealer services through Houlihan Lokey Capital, Inc. Investment advisory services through Houlihan Lokey Financial Advisors, Inc.

Zais Financial Corp.
April 6, 2016

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Sutherland and the Company made available to us by Sutherland and the Company, including financial projections (and adjustments thereto) prepared by or discussed with the managements of the Company relating to GMFS LLC, a wholly owned subsidiary of the Company (“GMFS”), for the year ended December 31, 2016;
4.	spoken with certain members of the managements of Sutherland and the Company and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Sutherland and the Company, the Transaction and related matters;
5.	compared the financial and operating performance of Sutherland and the Company with that of certain public companies that we deemed to be relevant;
6.	considered the financial terms of certain transactions that we deemed to be relevant;
7.	reviewed the current and historical market prices for the Company Common Stock and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and
8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including with respect to book values) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) for GMFS reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of GMFS, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Sutherland or the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

Zais Financial Corp.
April 6, 2016

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Board, that (1) the Sutherland Merger will qualify as a tax-free transaction and that the Partnership Merger will have the tax consequences contemplated by the Agreement, (2) that the Sutherland OP Units which are exchangeable into Sutherland Common Stock on a one-for-one basis, are economically equivalent to Sutherland Common Stock and (3) that the Company OP Units which are exchangeable into Company Common Stock on a one-for-one basis are economically equivalent to Company Common Stock. We have been advised by the Company that each of Sutherland and the Company have operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at your direction that the Transaction will not adversely affect such status or operations of Sutherland or the Company. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Sutherland or the Company or otherwise have an effect on the Transaction, Sutherland or the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Exchange Ratio pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement we have reviewed will not differ in any respects from the drafts identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Sutherland, the Sutherland Operating Partnership, the Company or the Company Operating Partnership or any other party, nor, except for independent valuations of certain re-performing residential mortgage loans and mortgage servicing rights held by the Company and certain assets held by Sutherland prepared by a third parties, were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Sutherland, the Sutherland Operating Partnership, the Company or the Company Operating Partnership is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Sutherland, the Sutherland Operating Partnership, the Company or the Company Operating Partnership is or may be a party or is or may be subject. In reaching our conclusions hereunder, we did not perform a discounted cash flow analysis because we were not provided with financial projections for the Company or Sutherland.

Zais Financial Corp.
April 6, 2016

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In particular, our analyses and Opinion are based upon, among other things, information relating to book values of various assets of Sutherland or the Company as of December 31, 2015 and does not reflect any changes to the Exchange Ratio which may result from changes in such book values after such date. We note that the Agreement provides that it is a condition to consummation of the Transaction that the Company complete the Permitted Loan Sale (as defined in the Agreement), and also contemplates that, subject to receipt of the consent of Sutherland, the Company might also complete the GMFS Sale and the Permitted Securities Sale (each as defined in the Agreement) and that the Company will commence the Tender Offer (as defined in the Agreement) prior to consummation of the Transaction and we have not considered, and this Opinion does not address, the impact of any such transactions on the Exchange Ratio. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock or the Company OP Units actually will be when issued pursuant to the Transaction or the price or range of prices at which any securities (including the Company Common Stock) may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise (including whether or not to tender into the Tender Offer).

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Sutherland, the Sutherland Operating Partnership, the Company, the Company Operating Partnership or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to Sutherland Asset Management, LLC and the Company, for which Houlihan Lokey has received compensation, including, among other things, having acted as financial advisor to the Company in connection with its acquisition of GMFS, which transaction closed in October 2014. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Sutherland, the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Waterfall Asset Management, LLC, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Waterfall Asset Management, LLC, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Sutherland, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Zais Financial Corp.
April 6, 2016

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction, has received and is entitled to receive fees in connection with such financial advisory services, will receive a fee upon consummation of the Transaction and will receive additional fees upon consummation of any Permitted Loan Sale. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, the Company Operating Partnership, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the Company Operating Partnership, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Company Operating Partnership or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Company Operating Partnership’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Company Operating Partnership’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Company Operating Partnership, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of Sutherland, the Sutherland Operating Partnership, the Company, the Company Operating Partnership or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company, the Company Operating Partnership, Sutherland, the Sutherland Operating Partnership and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Company Operating Partnership, Sutherland, the Sutherland Operating Partnership and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,
/s/ Houlihan Lokey Capital, Inc. HOULIHAN LOKEY CAPITAL, INC.

Annex C

April 5, 2016

The Board of Directors
Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036

Members of the Board of Directors:

We understand that Sutherland Asset Management Corporation (“Sutherland”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Sutherland, Zais Financial Corp. (“Zais”) and ZAIS Merger Sub, LLC, a wholly owned subsidiary of Zais (“Merger Sub”), pursuant to which, among other things, Sutherland will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Sutherland (“Sutherland Common Stock”) will be converted into the right to receive a number of shares of the common stock, par value $0.0001 per share, of Zais (“Zais Common Stock”) equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) the Sutherland Adjusted Book Value Per Share (as defined in the Agreement) by (ii) the Company Adjusted Book Value Per Share (as defined in the Agreement), in each case as determined in accordance with Section 3.2 of the Agreement and as such number may be adjusted in accordance with Section 3.1(c) of the Agreement (the “Exchange Ratio”). The Agreement also contemplates the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger (each as defined in the Agreement). The terms and conditions of the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger are more fully set forth in the Agreement. For purposes of our financial analysis and this opinion, Sutherland has directed us to assume that (i) in connection with the Permitted Loan Sale, Zais will sell a portion of its mortgage loans held for investment for gross proceeds of $378,419,287 and net proceeds of $98,951,713 after paying down $279,467,574 of debt to loan repurchase facilities, (ii) the gross proceeds to holders of Zais Common Stock in the Tender Offer will be $64,331,094, (iii) the Tender Offer Price will be $17.05 per share of Zais Common Stock, (iv) the number of shares tendered in the Tender Offer will be 3,773,085, (v) there will be goodwill and intangible asset write-offs by Zais totaling $19,063,807 and (vi) the Advisor Termination Payment will be $8,000,000.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Sutherland Common Stock (other than Zais and its affiliates) of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

i.	reviewed certain publicly available business and financial information relating to Sutherland and Zais;
ii.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sutherland furnished to or discussed with us by the management of Sutherland, including certain financial forecasts relating to Sutherland prepared by the management of Sutherland (such forecasts, “Sutherland Forecasts”);

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iii.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Zais furnished to or discussed with us by the management of Sutherland, including certain financial forecasts relating to Zais pro forma for completion of the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger prepared by the management of Sutherland (such forecasts, “Sutherland-Zais Remain Co. Forecasts”);
iv.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Zais furnished to or discussed with us by the management of Sutherland, including certain financial forecasts relating to Zais Mortgage, LLC pro forma for completion of the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger prepared by the management of Sutherland (such forecasts, “Sutherland-Zais Mortgage Business Forecasts”);
v.	discussed the past and current business, operations, financial condition and prospects of Sutherland with members of senior managements of Sutherland and Zais, and discussed the past and current business, operations, financial condition and prospects of Zais with members of senior managements of Sutherland and Zais;
vi.	reviewed the potential pro forma financial impact of the Merger, the Permitted Loan Sale, a write down of Zais goodwill, the Tender Offer and the Advisor Termination Payment on the future financial performance of Zais;
vii.	reviewed the trading histories for Sutherland Common Stock and Zais Common Stock;
viii.	compared certain financial information of Sutherland and certain financial and stock market information of Zais with similar information of other companies we deemed relevant;
ix.	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;
x.	reviewed a draft, dated April 2, 2016, of the Agreement (the “Draft Agreement”); and
xi.	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

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In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Sutherland and Zais that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sutherland Forecasts, we have been advised by Sutherland, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of Sutherland. With respect to the Sutherland-Zais Remain Co. Forecasts, we have been advised by Sutherland, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of Zais pro forma for completion of the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger. With respect to the Sutherland-Zais Mortgage Business Forecasts, we have been advised by Sutherland, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sutherland as to the future financial performance of Zais Mortgage, LLC pro forma for completion of the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sutherland or Zais, nor have we made any physical inspection of the properties or assets of Sutherland or Zais. We have not evaluated the solvency or fair value of Sutherland or Zais under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Sutherland, that the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment or the Partnership Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Sutherland, Zais or the contemplated benefits of the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger. We also have assumed, at the direction of Sutherland, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We also have assumed, at the direction of Sutherland, that there will be no liabilities arising out of any claims related to historical mortgage loan sales in excess of the representation and warranty reserves currently reflected on Zais’s financial statements.

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We express no view or opinion as to any terms or other aspects of the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger (other than the Exchange Ratio provided for in the Merger to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the Permitted Loan Sale, the Tender Offer, the Advisor Termination Payment and the Partnership Merger. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio provided for in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Merger, the Tender Offer or the Partnership Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Sutherland or in which Sutherland might engage or as to the underlying business decision of Sutherland to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Zais Common Stock actually will be when issued or the prices at which Sutherland OP Units (as defined in the Agreement), Company OP Units (as defined in the Agreement), Sutherland Common Stock or Zais Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter and we express no opinion or recommendation as to how any partnership unit holder should vote or act in connection with the Partnership Merger or any related matter.

We have acted as financial advisor to the Board of Directors of Sutherland in connection with the Merger and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Sutherland has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Sutherland, Zais and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to certain affiliates of Sutherland and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities of certain affiliates of Sutherland, (ii) having acted or acting as joint bookrunner and/or dealer manager for certain debt offerings of certain affiliates of Sutherland and (iii) having provided or providing certain derivatives, foreign exchange and other trading services to certain affiliates of Sutherland.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Zais and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and other trading services to Zais.

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It is understood that this letter is for the benefit and use of the Board of Directors of Sutherland (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of Sutherland. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders (other than Zais and its affiliates) of Sutherland Common Stock.

Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The ZAIS Financial charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires ZAIS Financial (unless its charter provides otherwise, which its charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits ZAIS Financial to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, ZAIS Financial may not indemnify a director or officer in a suit by ZAIS Financial or in its right in which the director or officer was adjudged liable to ZAIS Financial or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits ZAIS Financial to advance reasonable expenses to a director or officer upon ZAIS Financial’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by ZAIS Financial; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The ZAIS Financial charter authorizes ZAIS Financial to obligate itself, and the ZAIS Financial bylaws obligate ZAIS Financial, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of ZAIS Financial and at ZAIS Financial’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The ZAIS Financial charter and bylaws also permit ZAIS Financial to indemnify and advance expenses to any person who served a predecessor of ZAIS Financial in any of the capacities described above and any employee or agent of ZAIS Financial or a predecessor of ZAIS Financial.

ZAIS Financial has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling ZAIS Financial for liability arising under the Securities Act, ZAIS Financial has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on August 26, 2016.

ZAIS Financial Corp.
By: /s/ Michael Szymanski Michael Szymanski Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Szymanski Michael Szymanski	Chief Executive Officer, President and Director (Principal Executive Officer)	August 26, 2016
/s/ Donna Blank Donna Blank	Chief Financial Officer and Treasurer (Principal Financial)	August 26, 2016
* Christian Zugel	Chairman of the Board	August 26, 2016
* Nisha Motani	Director and Chief Accounting Officer (Principal Accounting Officer)	August 26, 2016
* Daniel Mudge	Director	August 26, 2016
* Marran Ogilvie	Director	August 26, 2016
* David Holman	Director	August 26, 2016

*By: /s/ Michael Szymanski Michael Szymanski Attorney-in-fact	August 26, 2016

EXHIBIT INDEX

Exhibit No.	Description	Location
2.1	Agreement and Plan of Merger, dated April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P.	Attached as Annex A to the joint proxy statement/prospectus included in this registration statement
2.2	Amendment No. 1, dated May 9, 2016, to the Agreement and Plan of Merger, dated April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P.	Attached as Annex A to the joint proxy statement/prospectus included in this registration statement
2.3	Amendment No. 2, dated August 4, 2016, to the Agreement and Plan of Merger, dated April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Sutherland Asset Management Corporation and Sutherland Partners, L.P.	Attached as Annex A to the joint proxy statement/prospectus included in this registration statement
3.1	Articles of Amendment and Restatement of ZAIS Financial Corp.	Incorporated by reference to Exhibit 3.1 of ZAIS Financial’s Form S-11, as amended (Registration No. 333-185938).
3.2	Articles Supplementary of ZAIS Financial Corp.	Incorporated by reference to Exhibit 3.2 of ZAIS Financial’s Form S-11, as amended (Registration No. 333-185938).
3.3	Amended and Restated Bylaws of ZAIS Financial Corp.	Incorporated by reference to Exhibit 3.3 of ZAIS Financial’s Annual Report on Form 10-K, filed on March 13, 2014.
4.1	Specimen Common Stock Certificate of ZAIS Financial Corp.	Incorporated by reference to Exhibit 4.1 of ZAIS Financial’s Form S-11, as amended (Registration No. 333-185938).
4.2	Indenture, dated November 25, 2013, by and among ZAIS Financial Partners, L.P., ZAIS Financial Corp. and U.S. Bank National Association, including the form of 8.0% Exchangeable Senior Notes due 2016 and the related guarantee.	Incorporated by reference to Exhibit 4.1 of ZAIS Financial’s Form 8-K, filed November 25, 2013.
5.1	Opinion of Venable LLP regarding the legality of the securities being registered	Previously filed
8.1	Opinion of Alston & Bird LLP regarding certain tax matters	Previously filed
8.2	Opinion of Sidley Austin LLP regarding certain tax matters	Previously filed
21.1	List of Subsidiaries of ZAIS Financial Corp.	Incorporated by reference to Exhibit 21.1 to ZAIS Financial’s Annual Report on Form 10-K filed on March 10, 2016.
23.1	Consent of Venable LLP as to the legality of the securities being registered	Included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference

Exhibit No.	Description	Location
23.2	Consent of Alston & Bird LLP as to tax matters	Included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference
23.3	Consent of Sidley Austin LLP as to tax matters	Included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference
23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm	Filed herewith
23.5	Consent of Deloitte LLP, independent registered public accounting firm	Filed herewith
24.1	Powers of Attorney	Previously filed
99.1	Consent of Houlihan Lokey Capital, Inc.	Filed herewith
99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith
99.3	Form of Proxy solicited by the Board of Directors of ZAIS Financial Corp.	Previously filed
99.4	Form of Proxy solicited by the Board of Directors of Sutherland Asset Management Corporation	Previously filed
99.5	Consent of Thomas E. Capasse named to become a director of the combined company.	Previously filed
99.6	Consent of Jack J. Ross named to become a director of the combined company.	Previously filed
99.7	Consent of Frank P. Filipps named to become a director of the combined company.	Previously filed
99.8	Consent of Todd M. Sinai named to become a director of the combined company.	Previously filed
99.9	Consent of J. Mitchell Reese named to become a director of the combined company.	Previously filed